UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2012

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                     to

Commission file number: 001-06033

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

United Airlines Pilot Directed Account Plan

Benefits - WHQHR

United Airlines, Inc.

P.O. Box 66100

Chicago, IL 60666

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

United Continental Holdings, Inc.

233 S. Wacker Drive

Chicago, Illinois 60606

(312) 997-8000

TABLE OF CONTENTS	Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	3

FINANCIAL STATEMENTS
Statements of Net Assets Available for Benefits as of December 31, 2012 and 2011	4
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2012	5
Notes to Financial Statements as of December 31, 2012 and 2011, and for the Year Ended December 31, 2012	6

SUPPLEMENTAL SCHEDULES-
Form 5500- Schedule H, Part IV, Line 4i- Schedule of Assets (Acquired and Disposed of Within the Plan Year)	16
Form 5500- Schedule H, Part IV, Line 4i- Schedule of Assets (Held at the End of Year) as of December 31, 2012	21

SIGNATURE	208

EXHIBIT	209
The following exhibit is filed herewith:
Exhibit 23.1 Consent of the Independent Registered Public Accounting Firm

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the

United Airlines Pilot Directed Account Plan

We have audited the accompanying statements of net assets available for benefits of the United Airline Pilot Directed Account Plan (the “Plan”) as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2012 and 2011, and the changes in net assets available for benefits for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of (1) assets (acquired and disposed of within the plan year) for the year ended December 31, 2012 and (2) assets (held at end of year) as of December 31, 2012 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the basic 2012 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Washington, Pittman & McKeever, LLC

Chicago, Illinois

June 25, 2013

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2012 AND 2011

(In millions)

	2012	2011
Assets:
Participant-directed investments, at fair value	$3,632	$3,218
Notes receivable from participants	31	32
Accrued income-net	—	4
Pending trade receivables-net	—	1

Total assets	3,663	3,255

Liabilities:
Pending trade payables- net	(11)	—
Other liabilities	(1)	(15)

Total liabilities	(12)	(15)

Net assets reflecting investments at fair value	3,651	3,240

Adjustment from fair value to contract value for fully-benefit investment contracts	(9)	—

Net assets available for benefits	$3,642	$3,240

See notes to financial statements.

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEAR ENDED DECEMBER 31, 2012

(In millions)

Additions:
Contributions:
Employer contributions	$122
Participant contributions	47

Total contributions	169

Investment income:
Net appreciation in fair value of investments	270
Dividends and interest	64
Interest from participant loans	1

Net investment income	335

Total additions	504

Deductions:
Benefits paid to participants	(88)
Administrative expenses	(14)

Total deductions	(102)

Increase in Net Assets	402

Net Assets Available for Benefits:
Beginning of year	3,240

End of year	$3,642

See notes to financial statements.

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2012 AND 2011, AND FOR THE YEAR ENDED DECEMBER 31, 2012

1. DESCRIPTION OF PLAN

The following description of the United Airlines Pilot Directed Account Plan (the “Plan”) is for general information purposes only. Participants should refer to the Plan document for more complete information.

General and Plan Participants. The Plan is a defined contribution plan covering certain employees of United Airlines, Inc. (“United” or the “Company”) who are represented by the Air Line Pilots Association, International (“ALPA”). United pilots are eligible to become participants in the Plan on their date of hire.

The Plan sponsor is United and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). On March 28, 2013, Continental Airlines, Inc., a Delaware corporation (“Continental”) and a wholly-owned subsidiary of United Continental Holdings, Inc. (“UCHI”), and United Air Lines, Inc., a Delaware corporation and a wholly-owned subsidiary of UCHI, entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of United Air Lines, Inc. with and into Continental (the “Merger”). On March 31, 2013, United Air Lines, Inc. merged with and into Continental, with Continental continuing as the surviving corporation of the Merger and as a wholly-owned subsidiary of UCHI. Upon the closing of the Merger on March 31, 2013, Continental’s name was changed to “United Airlines, Inc.”

Trustee and Record Keeper. The Russell Trust Company (“Russell” or “Trustee”) serves as Plan Trustee. Per the United Airlines, Inc. Pilots’ Directed Account Plan Trust Agreement, Russell is responsible for many aspects of the trust, including administration and the management and custody of all Plan assets. As approved by the Administration Committee (formerly the Plan Administrator) appointed by the Board of Directors of the Company, Russell has hired The Northern Trust Company to serve as sub-custodian of the Plan and Hewitt & Associates to serve as the subagent performing the participant recordkeeping functions. The agreements with The Northern Trust Company and Hewitt & Associates ended on November 30, 2012. Beginning on December 1, 2012, as approved by the Administration Committee appointed by the Board of Directors of the Company, Schwab Retirement Plan Services, Inc. has been appointed by Russell as the subagent performing recordkeeping functions. Charles Schwab Bank has been appointed by Russell as the custodian with State Street Bank & Trust serving as the sub-custodian.

Contributions. There are several types of contributions that may be made to the Plan on participants’ behalf:

•

Company Contributions: The Company contributes to the Plan an amount equal to 16% of participant eligible earnings. Company contributions on behalf of a participant are allocated directly to each participant’s account. The participant is not required to contribute to the Plan to receive this direct employer contribution.

•

Employee Contributions: Eligible employees may elect to contribute to the Plan in any whole percentage from 1% to 60% of eligible earnings. Eligible employees may also make a supplemental election to contribute an additional pretax contribution in an amount equal to 1% to 90% of their net pretax pay. Section 402(g) of the Internal Revenue Code (the “Code”) limits the amount of pretax 401(k) contributions to a maximum of $17,000 in 2012. Lower limits may apply to certain highly compensated participants if the Plan does not pass certain nondiscrimination tests required by law. Eligible employees may also elect to make voluntary after-tax contributions to the Plan from 1% to 60% of the participant’s earnings (as defined by the Plan) for each pay period only after making the maximum pretax contribution. Section 415(c) of the Code limits the total amount of contributions to all qualified defined contribution retirement plans to the lesser of 100% of annual taxable earnings or $50,000.

•

Voluntary pretax catch-up contributions: Participants age 50 or older at any time during the Plan year can make additional pretax catch-up contributions to the Plan. This catch-up contribution is available only to the extent the participant has contributed the maximum amount of 401(k) contributions permitted under the Plan and the participant has not exceeded the annual catch-up contribution limit. For calendar year 2012, the maximum amount is $5,500.

•

Rollover contributions: Participants may elect to roll over money into the Plan from certain other qualified employer plans or qualified IRA. The Plan will not accept a rollover of after-tax contributions. Rollover contributions from other qualified plans for the year ended December 31, 2012 were $770,859.

Participant Accounts. Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the contributions and an allocation of Plan earnings, and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on account balances, as defined by the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments. Participants direct the investment of their contributions and account balances in 1% increments into the following various investment options offered by the Plan:

•	Money Market Fund

•	Stable Value Fund

•	Diversified Bond Fund

•	Value Equity Fund

•	Growth Equity Fund

•	Small Cap Equity Fund

•	International Equity Fund

•	S&P 500 Index Fund

•	AutoPDAP Funds, which are funds that are invested in a diversified portfolio of underlying stock and bond funds strategically mixed for investors based on their estimated retirement date.

•

Individual Brokerage Account (IBA)—Subject to a number of conditions and restrictions, this option allows participants to select from a wide range of investments, including UCHI common stock, which are made available through the Charles Schwab and Co., Inc. individual brokerage account network.

Vesting. Participants are vested immediately in their contributions and the Company’s contributions, plus actual earnings thereon, and the balance of a participant’s account is nonforfeitable at all times. Accordingly, there are no forfeitures under the Plan.

Participant Loans. Active employees receiving regular pay from the Company may borrow from their Plan accounts. A loan may not exceed $50,000 minus active employees’ highest outstanding loan balance over the last 12 months or one-half of their Plan account balance, whichever is less. The minimum that may be borrowed is $1,000. Loans will be funded by a pro rata transfer from the assets of the account invested in the investment funds (excluding Individual Brokerage Account). The loan is secured by the participant’s account balance, and is generally repaid through payroll deductions on an after-tax basis for the term of the loan, which is a maximum of 60 months. The term of the loan may be extended to a period up to 15 years if the loan is used to acquire a principal residence. Loans are subject to an annual interest rate at one percent above the prime rate as calculated by Reuters on the first business day of the month the loan is requested preceding the effective date of the participant request (interest rates ranged from 4.25% to 10.5% at December 31, 2012). Participants may only have one loan outstanding at any time. The loan administrative fee will be: (a) $50, or (b) such other amount as the Company and the Association mutually determine, effective as of the date specified in communications to the participants. No fee will be charged unless a loan is actually made.

Benefit Payment. Withdrawals from the Plan may be made as follows, as applicable to the participant’s eligibility, amount requested, and existing balances:

•

Participants who have separated from service (for reasons other than death) may elect payment in the form of a lump sum, periodic distributions, irregular partial distributions, or in the form of a fixed or variable annuity. All or a portion of the amount of the distribution may be excluded from income by a direct roll over into an Individual Retirement Account, qualified plan, an annuity contract or annuity plan under the Code Section 403, and certain governmental plans under the Code Section 457. However, distributions required under the minimum distribution rules, a hardship distribution from pretax contributions, or periodic payments in substantially equal amounts over the life, life expectancy or period of 10 years and more are not eligible for rollover distributions. Participants must begin to receive plan benefits not later than April 1 of the year following the year in which they reach age 70 1/2. At a minimum, they must draw benefits in annual installments at least equal to the minimum required by law.

•

Distributions of accounts due to the death of a participant may be taken by the participant’s beneficiaries in any one, or any combination of forms, and in any proportions, as are made available to participant upon retirement or termination of employment. The participant’s surviving spouse, if any, is automatically the beneficiary of at least half of the account, unless the spouse waives this right.

•

The surviving spouse may elect to defer distribution until the participant would have attained age 70 1/2 or may elect an earlier distribution. Any designated beneficiary who is not the participant’s surviving spouse may elect a direct trustee-to-trustee transfer of eligible distributions.

•

In-service withdrawals for participants who are actively employed or are absent due to reasons of illness, or approved leave of absence that maintain an employer-employee relationship with United are permitted as follows:

•	Discretionary withdrawals of after-tax contributions and earnings

•	Hardship withdrawals of pretax 401(k) contributions, subject to restrictions described in the Plan

•

After reaching age 59 1/2, pretax contributions, rollover contributions (as adjusted for earnings and losses) may be withdrawn at any time. After rollover contributions are depleted, pretax contributions (and associated earnings) can be withdrawn

Generally, withdrawals are allocated pro rata to the balances of each of the investment funds in the participant’s account.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investments contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared using the contract value basis for these contracts.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

Notes Receivable from Participants. Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based on the terms of the Plan document.

Fair Value information. In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-04 (“ASU 2011-04”), Fair Value Measurement: Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS. Some of the key amendments to the fair value measurement guidance include the highest and best use and valuation premise for nonfinancial assets, application to financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risk, premiums or discounts in fair value measurement and fair value of an instrument classified in a reporting entity’s shareholders’ equity. Additional disclosures for fair value measurements categorized in Level 3 of the fair value hierarchy include a quantitative disclosure of the unobservable inputs and assumptions used in the measurement, a description of the valuation processes in place, a narrative description of the sensitivity of the fair value to changes in unobservable inputs and interrelationships between those inputs and the level in the fair value hierarchy of items that are not measured at fair value in the consolidated balance sheet but whose fair value must be disclosed. ASU 2011-04 became effective for the Plan on January 1, 2012, and the required disclosures are disclosed in Note 9 of this report.

Investment Valuation and Income Recognition. The Plan’s investments are reported at fair value (see Note 8 of this report). The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). The pending trade receivables (payables) are recorded net of related (payables) receivables and represent net amounts due from (to) investment managers arising from security trading activities settled subsequent to year-end. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation in Value of Investments. Net appreciation in value of investments includes realized and unrealized gains and losses. Realized and unrealized gains and losses are calculated as the difference between fair value at January 1, or date of purchase if subsequent to January 1, and fair value at date of sale or the current year-end.

Administrative and Investment Management Expenses. Management and audit fees, which are paid by the Plan, are paid to the trustee based upon investment fund balances. Brokerage and other investment fees are included as an addition to the net appreciation in fair value of investments. United performs certain administrative functions for the Plan without charge.

Benefit Payments. Benefit payments to participants are recorded upon distribution. Amounts relating to participants who have elected to withdraw from the Plan but have not yet been paid were $320,523 and $1,490,265 at December 31, 2012 and 2011, respectively.

Risks and Uncertainties. The Plan utilizes various investment instruments, including mutual funds and investment contracts. Investment securities are exposed to various risks such as interest rate, credit risks, and overall market volatility. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the participants’ account balances and the amounts reported in the statement of net assets available for benefits.

Subsequent Events. The Plan has evaluated subsequent events through June 25, 2013, the date the financial statements were issued and no material events were noted.

3. INVESTMENTS

The Plan’s investment that represented 5% or more of the Plan’s net assets available for benefits as of December 31, 2012 and 2011, is as follows (in millions):

	2012	2011
Schwab Money Market Fund	$252	$250

During the year ended December 31, 2012, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows (in millions):

Equity securities	$244
Fixed Income instruments	27

Total	$271

Plan assets are invested by a group of investment managers. The investment managers buy or sell securities on behalf of the Plan, in accordance with the investment objectives and guidelines established for each of the investment funds.

As of December 31, 2012, the investment managers were as follows:

Diversified Bond Fund	- Western Asset Management Company
- Pacific Investment Management Company LLC
- Russell Trust Company

International Equity Fund	- Arrowstreet Capital, LP
- MFS Institutional Advisors, Inc.
- William Blair & Company, LLC
- RTC Emerging Markets
- Barrow, Hanley, Mewhinney & Strauss, LLC
- Russell Trust Company

Value Equity Fund	- Jacobs Levy Equity Management, Inc.
- Ceredex Value Advisors
- Deprince, Race & Zollo, Inc.
- Snow Capital Management L.P.
- Russell Trust Company

Growth Equity Fund	- Cornerstone Capital Management, Inc.
- Suffolk Capital Management, LLC
- Mar Vista Investment Partners, LLC
- Sustainable Growth Advisers, LP
- Russell Trust Company

Small Cap Equity Fund	- Conestoga Capital Advisors, LLC
- Cupps Capital Management
- Jacobs Levy Equity Management, Inc.
- Opus Capital Management
- Signia Capital Management, LLC
- Russell Trust Company

S&P 500 Index Fund	- PanAgora Asset Management, Inc.
- Russell Trust Company

Stable Value Fund	- Galliard Investment

Individual Brokerage Account Option	- Self-directed account with Charles Schwab

4. DERIVATIVE FINANCIAL INSTRUMENTS

The Plan allows certain investment managers to reduce the funds’ exposure to foreign currency fluctuations through the use of foreign currency forwards and options. The Plan authorizes certain investment managers to earn equity returns on the funds’ cash position through equity index future contracts. Additionally, other investment managers use interest rate futures and money market futures to replicate government bond positions and manage interest rate exposure. Credit default swaps may be used by investment managers to effectively increase or decrease their exposure to individual corporate bond issues or baskets of corporate bond issues. They may also be used to effectively replicate corporate bond positions and manage overall credit risk. The Plan prohibits investment managers from being a party to any leveraged derivatives. All derivative positions are stated at fair value as determined by exchange quoted market prices or through other valuation techniques. The Plan’s derivative positions as of December 31, 2012 and 2011 were not material.

5. EXEMPT PARTY-IN-INTEREST TRANSACTIONS

The Plan holds investments managed by Russell. Russell is the trustee as defined by the Plan, and, therefore, these transactions qualify as party-in-interest transactions. Total fees and commissions paid by the Plan to Russell for plan year 2012 totaled $9.1 million.

The Plan invests in shares of UCHI common stock. UCHI is the parent company of United and, as such, investment activity related to the UCHI common stock qualifies as exempt party-in-interest transactions.

6. PLAN TERMINATION

The Company expects to continue the Plan indefinitely, but reserves the right to terminate the Plan, in whole or in part, provided that Plan termination is effected by a written resolution adopted by a majority of the Board of Directors of the Company subject to the provisions set forth in ERISA and the currently effective collective bargaining agreement with ALPA. If the Plan is terminated, employer contributions would cease and all amounts credited to a participant’s account at the time of termination shall be retained in the Plan and will be distributed in accordance with ERISA and the normal distribution rules of the Plan.

7. FEDERAL INCOME TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter, dated March 31, 2009, that the Plan and related trust were designed in accordance with applicable regulations of the Code. United and Plan management believe the Plan is currently designed and operated in accordance with applicable requirements of the Code, and the Plan and related trust continue to be tax exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

8. FAIR VALUE MEASUREMENT

GAAP includes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1	Unadjusted quoted prices in active markets for assets or liabilities identical to those to be reported at fair value.

Level 2	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs.

Level 3	Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants would price the assets or liabilities.

Mutual funds and collective trusts represent investments with various investment managers. The respective fair values of these investments are determined by reference to the funds’ underlying assets, which are principally marketable equity and fixed income securities. Shares held in mutual funds are valued at the closing share price, which is based on the funds’ net asset value at year-end. Units held in collective trusts are valued at the unit value as reported by the investment managers at year-end.

Investments in Individual Brokerage Accounts and the UCHI Stock Fund are described below:

Cash and short-term investments include cash and short-term interest-bearing investments with initial maturities of three months or less. Such amounts are recorded at cost, plus accrued interest, which approximates market value.

Common stock, preferred stock, and fixed income securities traded in active markets on national and international securities exchanges are valued at closing prices on the last business day of each period presented. Fixed income securities classified as Level 2 are valued based on quoted prices in inactive markets.

Valuation of investment contracts is described in Note 9 of this report.

The following table presents the Trust’s investment assets and liabilities at fair value categorized in the different levels, as of December 31, 2012 and 2011. Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Investment Assets at Fair Value as of December 31, 2012
(in millions)	Level 1	Level 2		Level 3	Total
Cash and cash equivalents—net of offsets	$9	$—		$—	$9
Common Collective Trusts—Bond Funds	—	239	(a)	—	239
Common Collective Trusts—Equity Funds	—	310	(b)	—	310
Common Collective Trusts—Short Term Funds	—	252	(c)	—	252
Equity Securities	1,769	1		—	1,770
Fixed Income—Corporate and International Bonds	—	9		—	9
Fixed Income—Asset-backed Securities	—	56		—	56
Fixed Income—Government Securities	—	67		—	67
Mutual Funds—Income/Bond Funds	402	—		—	402
Mutual Funds—Equity Funds	249	—		—	249
Synthetic Guaranteed Investment Contracts (“GICs”)	—	269		—	269

Total investment assets at fair value	$2,429	$1,203		$—	$3,632

(a)	Generally, the investment objective is to utilize longer-term, diversified holdings to provide as high a level of current income as possible within the confines of a passive management strategy. The redemption of units is available on any business day.
(b)	Generally, the investment objective is to provide current income and growth by focusing on a specific industry or index of equities while minimizing portfolio risk exposure. The redemption of units is available on any business day.
(c)	Generally, the investment objective is to provide the highest current income with stability of capital and liquidity through the utilization of high quality securities. The redemption of units is available on any business day.

	Investment Assets at Fair Value as of December 31, 2011
(in millions)	Level 1	Level 2		Level 3	Total
Cash and cash equivalents—net of offsets	$21	$9		$—	$30
Common Collective Trusts—Bond Funds	—	193	(a)	—	193
Common Collective Trusts—Equity Funds	—	266	(b)	—	266
Common Collective Trusts—Short Term Funds	—	511	(c)	—	511
Equity Securities	1,532	12		—	1,544
Fixed Income—Corporate and International Bonds	—	43		—	43
Fixed Income -Asset-backed Securities	—	10		—	10
Fixed Income—Government Securities	—	50		—	50
Mutual Funds—Income/Bond Funds	49	—		—	49
Mutual Funds—Equity Funds	261	—		—	261
Synthetic GICs	—	—		254	254
Other	—	—		7	7

Total investment assets at fair value	$1,863	$1,094		$261	$3,218

(a)	Generally, the investment objective is to utilize longer-term, diversified holdings to provide as high a level of current income as possible within the confines of a passive management strategy. The redemption of units is available on any business day.
(b)	Generally, the investment objective is to provide current income and growth by focusing on a specific industry or index of equities while minimizing portfolio risk exposure. The redemption of units is available on any business day.
(c)	Generally, the investment objective is to provide the highest current income with stability of capital and liquidity through the utilization of high quality securities. The redemption of units is available on any business day.

Level 3 Gains and Losses

The table below summarizes the changes in the fair value of the Trust’s Level 3 investment assets for the year ended December 31, 2012:

	Synthetic GICs	Other	Total
Fair Value Balance, beginning of year	$254	$7	$261
Purchases, issuances, and settlements	—	—	—
Realized and unrealized gains/ (losses)	—	—	—
Transfer out of Level 3 (a)	(254)	(7)	(261)

Fair Value Balance, end of year	$—	$—	$—

The amount of total gains or losses for the period included in net appreciation in value of the Plan’s investments attributable to the change in unrealized gains or losses relating to assets still held at the reporting date.	$—	$—	$—

(a)	The transfer out of Level 3 was primarily the result of management’s validation of observable data.

Transfers in and transfers out of level categories is as of the end of the period.

The fair value of synthetic GICs is based on the cumulative fair value of the underlying portfolios and wrap contracts. The GICs’ underlying assets include security-backed contracts, which consist primarily of government and corporate debt securities. These assets act similar to positions in investment funds by allowing for periodic deposits and withdrawals and have observable market data. In addition, these synthetic GICs utilize a benefit-responsive “wrapper” contract issued by a financially responsible third party that provides market and cash flow risk protection. The fair value of the wrap contracts for the synthetic GICs is determined using the market approach discounting methodology that incorporates the difference between current market level rates for contract level wrap fees and the wrap fee being charged. The difference is calculated as a dollar value and discounted by the prevailing interpolated swap rate as of period end. The synthetic GICs have crediting interest rates that reset, typically on a quarterly basis, based on a formula specified in the individual contracts. The minimum guaranteed rate is not less than 0%. The crediting rate is primarily based on the current yield-to-maturity of the covered investments, plus or minus amortization of the difference between the market value and contract value of the covered investments over the duration of the covered investments at the time of computation. Per review of the GICs and their underlying assets, management has validated observable valuation inputs and has transferred these assets to Level 2.

In addition, the Other category, which primarily includes cash margin deposits held as collateral with various institutions for financial futures, were transferred from Level 3 to Level 1. As the cash margin deposits include U.S. and foreign-denominated currency, which have an active market, management has determined these assets to be classified as Level 1 securities. Lastly, the Plan moved securities worth approximately $12 million from Level 2 to Level 1 in 2012. These securities primarily consist of equities and based on the level assignment methodology for the other similar equity securities, the Plan determined the Level 1 classification is appropriate.

9. SYNTHETIC GICs

The synthetic GICs are part of the Stable Value Fund (the “Fund”). The Fund primarily invests in traditional GICs and security-backed contracts (also called “synthetic GICs”) issued by insurance companies and other financial institutions. The contracts are fully benefit responsive and, as such, are required to be reported at fair value and reconciled to contract value in the Statements of Net Assets Available for Benefits as of December 31, 2012. For the year ended December 31, 2012 the fair value and contract value of the GICs were $269 million and $260 million, respectively.

A synthetic GIC is an investment contract issued by an insurance company or other financial institution, backed by a portfolio of bonds that are owned by the fund. The portfolio underlying the contract is maintained separately from the contract issuer’s general assets, usually by a third party custodian. The interest crediting rate of a security-backed contract is based on the contract value, and the fair value, duration, and yield to maturity of the underlying portfolio. These contracts typically allow for realized and unrealized gains and losses on the underlying assets to be amortized, usually over the duration of the underlying investments, through adjustments to the future interest crediting rate, rather than reflected immediately in the net assets of the fund. The issuer guarantees that all qualified participant withdrawals will be at contract value.

The fair value of the Stable Income Fund equals the sum of the market value of the underlying investments plus the fair value of the wrap contracts, which are calculated by discounting the difference between the contractual wrap fee and the market value of the rebid fee over the remaining duration of the contract.

The yield earned by the Fund at December 31, 2012 was 1.12%. This represents the annualized earnings of all investments in the Fund divided by the fair value of all investments in the Fund at December 31, 2012.

The yield earned by the Fund with an adjustment to reflect the actual interest rate credited to participants in the Fund at December 31, 2012 was 2.09%. This represents the annualized earnings credited to participants in the Fund divided by the fair value of all investments in the Fund at December 31, 2012. The synthetic GICs are designed to reset their respective crediting rates on a quarterly basis. The rate reset allows the contract value to converge with the fair value of the underlying portfolio over time, assuming the portfolio continues to earn the current yield for a period of time equal to the current portfolio duration.

Synthetic GICs generally provide for withdrawals associated with certain events which are not in the ordinary course of Fund operations. These withdrawals are paid with a market value adjustment applied to the withdrawal as defined in the investment contract. Each contract issuer specifies the events which may trigger a market value adjustment; however, such events may include all or a portion of the following:

•	material amendments to the Fund’s structure or administration;

•	changes to the participating plans’ competing investment options including the elimination of equity wash provisions;

•	complete or partial termination of the Fund, including a merger with another fund;

•	the failure of the Fund to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA;

•

the redemption of all or a portion of the interests in the Fund held by a participating plan at the direction of the participating plan sponsor, including withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), the closing or sale of a subsidiary, employing unit, or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the plan with another plan, or the plan sponsor’s establishment of another tax qualified defined contribution plan;

•	any change in law, regulation, ruling, administrative or judicial position, or accounting requirement, applicable to the Fund or participating plans;

•	the delivery of any communication to plan participants designed to influence a participant not to invest in the Fund.

At this time, the Fund does not believe that the occurrence of any such market value event, which would limit the Fund’s ability to transact at contract value with participants, is probable.

Synthetic GICs generally are evergreen contracts that contain termination provisions, allowing the Fund or the contract issuer to terminate with notice, at any time at fair value, and providing for automatic termination of the contract if the contract value or the fair value of the underlying portfolio equals zero. The issuer is obligated to pay the excess contract value when the fair value of the underlying portfolio equals zero. In addition, if the Fund defaults in its obligations under the security-backed contract (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Fund will receive the fair value as of the date of termination.

10. RECONCILIATION TO FORM 5500

At December 31, 2012 and 2011, investment contracts that are fully benefit-responsive are reported at contract value in the Plan financial statements. However, these investment contracts are reported at fair value in the Form 5500. The amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2012, but not yet paid as of that date.

The reconciliation between the financial statements and the Form 5500 is as follows (in millions):

	2012	2011
Net assets available for benefits per financial statements	$3,642	$3,240
Adjustment from contract value to fair value for fully benefit-responsive	9	—
Less: Participant withdrawals payable at December 31	(1)	(1)

Net assets available for benefits per Form 5500	$3,650	$3,239

Year Ended December 31, 2012
Net appreciation in fair value of investments per financial statements	$270
Add: adjustment from contract value to fair value for fully benefit-responsive investment contracts, December 31, 2012	9
Less: adjustment from contract value to fair value for fully benefit-responsive investment contracts, December 31, 2011	—

Benefits paid per Form 5500	$279

Year Ended December 31, 2012
Benefits paid to participants per financial statements	$88
Add: amounts allocated to withdrawing participants at December 31, 2012	1
Less: amounts allocated to withdrawing participants at December 31, 2011	(1)

Benefits paid per Form 5500	$88

11. PLAN AMENDMENTS

During 2012, certain distribution guidelines under the Plan were amended. Participants should refer to the Plan document for information on distribution guidelines.

SUPPLEMENTAL SCHEDULE

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED of WITHIN YEAR)

AS OF DECEMBER 31, 2012

Employer Identification Number: 36-2675206; Plan Number: 010

Identity of Issue/Description of Investment (a)(b)	Acquisition Cost (c)	Disposition Proceeds (d)
#REORG/ DOLLAR THRIFTY AUTOMOTIVE GROUP INC COM CASH MERGER EFF 11/28/2012	$(37,270.10)	$43,537.32
ABERTIS INFRAESTR EUR3 SERIE A	(186,239.62)	33,002.06
ABM INDUSTRIES INC COMMON STOCK USD.01	0.00	40,596.29
ACORDA THERAPEUTICS INC COMMON STOCK USD.001	0.00	568,448.25
ADR BAE SYS PLC SPONSORED ADR	(121,947.35)	121,550.79
ADVANCE AUTO PARTS INC COMMON STOCK USD.0001	(58,036.40)	58,036.29
AEP INDUSTRIES INC COMMON STOCK USD.01	0.00	139,585.72
AGEAS NPV	(61,103.24)	0.00
AGGREKO ORD GBP0.13708387	(96,953.87)	81,859.60
ALCATEL-LUCENT EUR2	(49,525.44)	31,801.50
ALICO INC COMMON STOCK USD1.	(117,564.20)	116,564.01
ALS LIMITED NPV	0.00	42,986.65
ALTERRA CAPITAL HOLDINGS LTD COMMON STOCK USD1.	(493,957.74)	591,168.66
ALTRA HOLDINGS INC COMMON STOCK USD.001	(244,316.58)	259,047.23
AMEC GBP0.50	(58,305.70)	57,464.49
AMERICAN EXPRESS CO SR UNSECURED 05/19 8.125	0.00	568,120.81
AMERN MUN PWR OH INC REV 6.27 DUE 02-15-2050	(22,042.60)	24,117.40
AMP LIMITED NPV(POST RECON)	(156,881.27)	188,515.81
ARBITRON INC COMMON STOCK USD.5	(469,004.17)	572,869.68
ARRAY BIOPHARMA INC COMMON STOCK USD.001	0.00	251,026.64
ASTRONICS CORP CL B CL B	0.00	9,515.87
ASTRONICS CORP COMMON STOCK USD.01	0.00	62,387.94
ASX LTD NPV	(64,003.79)	65,328.49
AUST & NZ BANK GRP NPV	(120,766.47)	128,301.42
BABCOCK INTL GROUP ORD GBP0.60	(561,736.09)	222,858.69
BANCO POPULAR ESPA EUR0.10	(166,537.16)	141,121.75
BANKINTER SA EUR0.3(REGD)	(46,185.04)	29,690.30
BASF—ORD SHS COMSTK	(927,669.94)	902,085.17
BBVA(BILB-VIZ-ARG) EUR0.49	(419,036.19)	130,187.63
BCA MPS NPV	(89,573.37)	64,231.53
BCO DE SABADELL EUR0.125	(107,425.06)	86,098.44
BELLE INTERNATIONA HKD0.01	(80,550.39)	474,289.81
BEZEQ ISRAEL TELCM ILS1	(21,081.80)	22,707.41
BHP BILLITON LTD NPV	(338,791.92)	323,993.20
BONANZA CREEK ENERGY INC COMMON STOCK USD.001	0.00	150,362.85
BRINK S CO/THE COMMON STOCK USD1.	0.00	250,596.38
BRITISH AMERICAN TOBACCO ORD GBP0.25	(784,073.11)	804,904.52
CAESARS ENTERTAINMENT CORP COMMON STOCK USD.01	0.00	45,007.38
CAMPBELL BROS NPV DFD (EX-SPLIT)	(10,035.46)	9,956.39
CAMPBELL BROTHERS NPV	(57,827.36)	9,956.39
CAP GEMINI EUR8	(183,105.39)	69,980.39
CARREFOUR EUR2.50	(77,118.74)	79,844.89
CELESIO AG NPV(REGD)	(151,097.74)	137,225.02
CELULOSA ARAUCO 4.75 DUE 01-11-2022	(10,200.00)	0.00
CENTRO RETAIL AUST NPV (STAPLED SECURITY)	(37,427.70)	40,377.24

Identity of Issue/Description of Investment (a)(b)	Acquisition Cost (c)	Disposition Proceeds (d)
CHES MIDSTREAM 6.125% DUE 07-15-2022	0.00	206,000.00
CHIYODA CORP NPV	(77,275.63)	76,882.32
CITIGROUP INC 5.125 DUE 05-05-2014 BEO	(126,274.80)	46,652.76
CITIZEN HOLDINGS NPV	(110,513.71)	97,128.53
CMO BANC AMER COML MTG INC 2005-3 COML MTG PASSTHRU CTF A-M 4.727 7-10-43	(20,033.87)	20,313.67
CMO GE COML MTG CORP SER 2007-C1 TR MTG PASSTHRU CTF CL A-4 DUE 12-10-2049 REG	(43,946.88)	43,975.00
CMO LB UBS COML MTG TR 2007 C7 VAR RT MTG PASS THRU CTF CL A-3 09-15-2045 REG	(243,789.84)	248,075.78
COCA-COLA AMATIL NPV	(67,330.50)	185,660.18
COCHLEAR LTD NPV	(73,507.30)	81,110.12
COLOPLAST SER’B’DKK5	(434,772.48)	91,807.96
COMFORT SYSTEMS USA INC COMMON STOCK USD.01	(54,928.47)	81,662.47
COMMONWEALTH BANK OF AUSTRALIA NPV	(281,092.50)	307,647.13
COMPAGNIE DE 1.625% DUE 07-23-2012	0.00	580,000.00
COOK CNTY ILL 6.229% 11-15-2034 BEO TAXABLE	(23,043.20)	22,783.00
CREDIT SAISON CO NPV	(176,381.61)	56,285.24
CRH PLC EQUITY	(597,771.30)	498,791.76
CRICKET 7.75% DUE 05-15-2016	(222,600.00)	222,375.00
CROWN LTD NPV	(77,004.81)	78,671.07
CVS CAREMARK CORP SR UNSECURED 03/19 6.6	0.00	118,886.99
DAIMLER AG COM	(507,844.09)	85,593.12
DAIWA SECS GROUP INC	(54,427.97)	49,870.12
DENA CO LTD COMMON STOCK	0.00	129,854.47
DEUTSCHE BOERSE AG NPV(REGD)	(791,249.92)	181,669.81
DEUTSCHE TELEKOM NPV(REGD)	(153,395.42)	152,198.49
DIGIMARC CORP COMMON STOCK USD.001	0.00	33,785.20
DIME COMMUNITY BANCSHARES COMMON STOCK USD.01	0.00	79,850.06
DREW INDUSTRIES INC COMMON STOCK USD.01	0.00	145,693.92
EAST JAPAN RAILWAY CO NPV	(220,877.36)	102,920.86
EDENRED EUR2	(54,076.13)	57,863.35
EISAI CO NPV	(187,768.23)	191,598.59
ELEKTA SER’B’NPV	(217,424.92)	220,893.66
ENAGAS SA COMMON STOCK EUR1.5	0.00	96,723.02
ENERGY TRANSFER PARTNERS SR UNSECURED 04/19 9.	0.00	133,101.00
ENSTAR GROUP LTD COMMON STOCK USD1.	0.00	147,113.04
ESSILOR INTL EUR0.18	(120,387.00)	125,777.54
EUROPEAN AERONAUTIC DEFENCE & SPACE EUR1	(105,592.69)	98,510.14
FANNIE MAE 3.5 01DEC2042 12/42 3.5	(436,385.48)	0.00
FAST RETAILING CO LTD NPV	(646,325.57)	645,436.39
FEDERAL AGRIC MTG CORP CL C COMMON STOCK USD1.	0.00	134,466.47
FEDERAL SIGNAL CORP COMMON STOCK USD1.	(119,546.26)	137,525.34
FHLMC MULTIFAMILY STRUCTURED P FHMS K020 X1	0.00	242.28
FIAT SPA EUR3.58	(359,270.81)	139,666.28
FIRST MERCHANTS CORP COMMON STOCK NPV	0.00	326,137.28
FIRSTRAND LTD ZAR0.01	(449,276.40)	0.00
FLAGSTAR BANCORP INC COMMON STOCK USD.01	0.00	101,723.79
FRANCE TELECOM EUR4	(414,122.79)	346,449.79
FRESENIUS MEDICAL CARE NPV	(80,863.59)	82,956.79
FUJITSU Y50	(226,178.76)	42,767.81
G4S PLC ORD 25P	(146,767.94)	152,633.16
GAS NATURAL SDG EUR1	(61,900.35)	56,416.87
GLOBAL PAYMENTS INC COMMON STOCK NPV	(65,940.45)	68,336.51
GNMA II SINGLE FAMILY	0.00	3,083,285.15
GNMA SINGLE FAMILY	0.00	319,007.81

Identity of Issue/Description of Investment (a)(b)	Acquisition Cost (c)	Disposition Proceeds (d)
GNMA TBA 30YR	(318,281.25)	317,859.38
GOVERNMENT NATL MTG ASSN TBA	0.00	437,843.75
GPE BRUXELLES LAM NPV	(125,869.06)	123,989.31
GUIDANCE SOFTWARE INC COMMON STOCK USD.001	0.00	81,406.33
HARRIS TEETER SUPERMARKETS I COMMON STOCK NPV	0.00	159,133.42
HITACHI NPV	(125,892.45)	138,314.39
HOLCIM LTD REG COMMON STOCK CHF2.	0.00	354,782.28
HOME LOAN SERVICING SOLUTION COMMON STOCK	0.00	447,374.87
HUABAO INTL HLDG COMSTK	(59,924.40)	41,863.43
IAC/INTERACTIVECORP COMMON STOCK USD.001	(43,923.00)	45,235.98
INCONTACT INC COMMON STOCK USD.0001	0.00	67,054.49
INDUSTRIAL & COMMERCIAL BANK CHINA ‘H’	(599,133.27)	551,489.40
INGREDION INC COMMON STOCK USD.01	0.00	79,304.18
INSURANCE AUSTRALIA GROUP COMMON STOCK NPV	0.00	120,358.60
INTERCONTL HOTELS ORD GBP0.13617	(420,962.84)	0.00
INTERPUBLIC GROUP 10% DUE 07-15-2017	(57,187.50)	57,437.50
INTERSIL CORP A COMMON STOCK USD.01	0.00	223,147.13
INTERTEK GROUP ORD GBP0.01	(541,593.70)	112,279.84
IXIA COMMON STOCK NPV	0.00	254,485.57
JACK IN THE BOX INC COMMON STOCK USD.01	(475,419.49)	480,524.24
JAPAN AIRLINES CO LTD COMMON STOCK	0.00	87,954.30
JOHNSON MATTHEY ORD GBP1	(603,466.75)	138,763.50
KAISER ALUMINUM CORP COMMON STOCK USD.01	0.00	360,991.41
KAR AUCTION SERVICES INC COMMON STOCK USD.01	(70,783.36)	73,588.04
KAUPTHING BANK HF SENIOR NOTES 144A 02/15 7.625	0.00	115,200.00
KINNEVIK INV AB SER’B’NPV	(158,917.12)	147,324.89
KITE REALTY GROUP TRUST REIT USD.01	0.00	43,761.04
KLEPIERRE EUR1.40	(47,923.93)	53,980.87
KONICA MINOLTA HLD NPV	(152,263.84)	29,650.96
KONINKLIJKE DSM NV EUR1.50	(104,904.38)	107,422.87
KVH INDUSTRIES INC COMMON STOCK USD.01	(40,215.68)	40,874.32
LBI HF SR UNSECURED 144A 08/11 6.1	0.00	12,350.00
LENOVO GROUP LIMITED HKD0.025	(544,521.50)	443,887.22
LIBBEY INC COMMON STOCK USD.01	0.00	57,591.90
LONZA GROUP AG CHF1.00 (REGD)	(77,732.26)	84,230.75
L’OREAL EUR0.20	(178,660.72)	180,980.49
LUKOIL OIL COMPANY SPON ADR	(128,473.73)	142,667.07
LUMOS NETWORKS CORP COMMON STOCK USD.01	0.00	19,304.56
MACQUARIE GP LTD NPV	(204,623.01)	205,342.55
MAPFRE EUR0.10	(138,459.26)	116,231.04
MEASUREMENT SPECIALTIES INC COMMON STOCK NPV	(137,511.23)	143,972.26
MEGGITT ORD GBP0.05	(54,049.03)	58,542.67
MERRILL LYNCH MORTGAGE TRUST MLMT 2006 C1 A4	0.00	183,931.52
METCASH LIMITED NPV	(53,908.00)	95,377.15
METRO AG ORD NPV	(94,082.45)	93,345.01
MITSUBISHI MATERLS NPV	(71,378.89)	70,940.32
MITSUBISHI UFJ FIN NPV	(310,662.48)	69,371.34
MITSUI FUDOSAN CO LTD NPV	(57,329.28)	58,501.06
MIZRAHI TEFAHOT BANK LTD ILS0.01	(62,198.44)	61,877.97
MSCC HELOC TRUST MSHLC 2005 1 A	0.00	21,431.35
NAMCO BANDAI HLDGS NPV	(54,258.73)	44,896.05
NATL HEALTH INVESTORS INC REIT USD.01	(489,385.60)	499,641.12
NESTE OIL OYJ COMMON STOCK NPV	0.00	152,164.41

Identity of Issue/Description of Investment (a)(b)	Acquisition Cost (c)	Disposition Proceeds (d)
NIKON CORP JPY50	(735,159.70)	619,750.49
NIPPON YUSEN KABUSHIKI KAISHA NPV	(65,996.16)	72,527.25
NISSAN MOTOR CO LTD	(190,075.65)	174,667.24
NKSJ HOLDINGS INC NPV	(276,172.29)	255,831.41
NOMURA HOLDINGS NPV	(380,163.70)	123,509.25
NOMURA RL EST INC NPV	(83,366.99)	81,790.29
NORDEA BANK AB ORD EUR0.39632(SEK QUOTE)	(556,910.78)	53,963.49
NOVELIS INC 8.75% DUE 12-15-2020	(176,400.00)	171,235.00
NOVOZYMES A/S SER’B’DKK2 (POST CONSOLIDAT	(21,161.19)	336,250.94
NVR INC 3.95 DUE 09-15-2022	(69,878.90)	71,481.80
ONTARIO PROV CDA BD 2.45% DUE 06-29-2022REG	(378,529.40)	385,955.10
PACWEST BANCORP COMMON STOCK NPV	0.00	446,321.62
PANASONIC CORP	(153,308.66)	133,231.24
PDF SOLUTIONS INC COMMON STOCK USD.00015	0.00	36,293.18
PEARSON ORD GBP0.25	(667,264.60)	662,663.54
PIONEER ENERGY SERVICES CORP COMMON STOCK USD.1	0.00	93,048.38
PMC SIERRA INC COMMON STOCK USD.001	(69,446.52)	68,732.17
PORSCHE AUTO HL SE NON VTG PRF NPV	(100,615.60)	80,649.20
POWELL INDUSTRIES INC COMMON STOCK USD.01	0.00	113,880.96
PPR EUR4	(55,716.85)	49,413.34
PRYSMIAN SPA COMMON STOCK EUR.1	(141,201.65)	151,799.18
PVTPL CELULOSA ARAUCO CONSTITU 4.75 1-11-2022	(70,862.50)	0.00
PVTPL CHES MIDSTREAM PARTNERS L P / CHKM6.125 DUE 07-15-2022/01-11-2012 BEO	(203,000.00)	0.00
PVTPL DAIMLER FIN NORTH AMER LLC GTD NT 144A 2.625% DUE 09-15-2016 BEO	(150,657.00)	153,600.00
PVTPL LYONDELLBASELL INDS N V NT 6% DUE 11-15-2021	(214,250.00)	0.00
PVTPL MOHEGAN TRIBAL GAMING AUTH NT 144A10.5% DUE 12-15-2016/03-06-2012 BEO	0.00	6,352.50
PVTPL PHILLIPS 66 GTD SR NT 4.3% DUE 04-01-2022 BEO	(79,810.40)	80,961.70
PVTPL REED ELSEVIER CAP INC GTD NT 3.125DUE 10-15-2022	0.00	178,953.66
REMY COINTREAU EUR1.60	(124,372.06)	130,621.76
RESTORATION HARDWARE HOLDING COMMON STOCK USD.0001	0.00	403.92
RICOH CO LTD NPV	(169,481.68)	169,041.73
RIGNET INC COMMON STOCK USD.001	0.00	55,859.30
RIO TINTO FIN USA LTD COMPANY GUAR 05/19 9.	(264,270.00)	0.00
RIO TINTO LIMITED NPV	(86,589.05)	84,886.47
ROLLS ROYCE HLDGS C SHS ENTITLEMENT (JULY 201	0.00	4,731.17
ROLLS ROYCE HOLDINGS PLC SPONSORED ADR	(62,520.03)	27,484.81
ROYAL BK SCOTLAND 2.55% DUE 09-18-2015	(149,914.50)	112,312.60
RUE21 INC COMMON STOCK USD.001	(255,157.95)	374,893.06
SAFRAN SA EUR0.20	(66,225.15)	63,159.32
SAN FRANCISCO CALIF CY & CNTY PUB UTILS COMMN WTR REV 6 11-01-2040 BEO TAXABLE	(48,267.60)	49,622.40
SANMINA CORP COMMON STOCK USD.01	0.00	538,873.36
SBI HLDGS INC NPV	(74,758.83)	76,763.00
SBM OFFSHORE NV EUR0.25	(74,397.48)	79,194.56
SECOM CO LTD COMMON STOCK	0.00	217,565.50
SEIKO EPSON CORP NPV	(63,994.34)	43,830.15
SERCO GROUP GBP0.02	(143,393.25)	150,398.13
SHISEIDO CO LTD NPV	(85,263.78)	69,017.20
SHOE CARNIVAL INC COMMON STOCK USD.01	0.00	206,794.63
SLM CORP SR UNSECURED 08/33 5.625	0.00	19,215.63
SLM CORP SR UNSECURED 11/14 5.05	0.00	31,655.71
SONIC HEALTHCARE NPV	(134,582.05)	152,807.22
SONY CORP NPV	(369,476.82)	167,037.70
SOVRAN SELF STORAGE INC REIT USD.01	0.00	469,710.71

Identity of Issue/Description of Investment (a)(b)	Acquisition Cost (c)	Disposition Proceeds (d)
SPARTAN MOTORS INC COMMON STOCK USD.01	0.00	42,064.92
SUMITOMO CHEMICAL CO. LTD NPV	(121,082.93)	120,169.22
SUMITOMO MITSUI TRUST HOLDINGS INC	(123,935.41)	109,730.86
SUN HUNG KAI PROP HKD0.50	(396,510.67)	89,957.56
SUNCORP GROUP LTD NPV	(199,004.73)	239,460.39
SUZUKEN CO LTD NPV	(80,067.34)	73,048.57
SWIRE PACIFIC ‘A’HKD0.60	(72,630.23)	74,339.60
SWISSCOM AG CHF1.00 (REGD)	(66,219.13)	69,348.49
SYCAMORE NETWORKS INC COMMON STOCK USD.001	0.00	34,635.43
SYNACOR INC COMMON STOCK USD.01	0.00	113,929.97
SYSMEX CORP NPV	(159,799.30)	178,729.88
TATTS GROUP LTD NPV	(59,817.24)	66,143.02
TECHNIP NPV	(631,658.36)	69,178.35
TECO ELEC&MACHINE TWD10	(419,609.20)	443,754.33
TELEFONICA BRASIL PRF NPV	(55,115.95)	46,629.12
TELEFONICA SA EUR1	(191,699.79)	196,804.09
TOKIO MARINE HOLDINGS INC NPV	(96,305.56)	88,633.83
TOYOTA MOTOR CORP NPV	(499,717.81)	109,575.69
TUI TRAVEL PLC ORD GBP0.10	(54,142.84)	43,691.45
UBISOFT ENTERTAIN WTS 10/10/13 (UBISOFT)EUR7	0.00	1,720.62
UBSBB 2012 C4 AS UBSBB 2012 C4 AS	(143,621.73)	0.00
UCB NPV	(53,569.28)	66,016.76
UMICORE NPV	(83,587.07)	169,748.81
UNIONE DI BANCHE I EUR2.50	(47,343.08)	27,344.92
UNIVERSITY CALIF REVS 4.858% 05-15-2112 BEO TAXABLE	(100,000.00)	100,342.30
UTD TECHNOLOGIES 3.1% DUE 06-01-2022	(132,208.80)	138,072.66
UTD TECHNOLOGIES 4.5% DUE 06-01-2042	(99,642.10)	66,014.90
VALE SA	(262,747.53)	98,016.05
VERIZON COMMUNICATIONS SR UNSECURED 02/13 4.35	0.00	40,845.47
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2006 C27 A3	0.00	22,938.66
WADDELL + REED FINANCIAL A COMMON STOCK USD.01	0.00	42,326.27
WATSCO INC COMMON STOCK USD.5	(494,475.39)	522,247.92
WEIR GROUP ORD GBP0.125	(948,708.87)	441,349.47
WESFARMERS LTD NPV	(296,208.29)	770,257.01
WEST PHARMACEUTICAL SERVICES COMMON STOCK USD.25	(483,990.11)	479,740.34
WESTERN ASSET MORTGAGE CAPIT REIT USD.01	0.00	320,565.50
WESTFIELD FINANCIAL INC COMMON STOCK USD.01	0.00	36,043.20
WESTFIELD GROUP NPV STAPLED UNITS	(79,994.16)	87,745.96
WESTFIELD RETAIL T UNITS NPV (STAPLED)	(73,492.67)	76,082.77
WILLIAMS SONOMA INC COMMON STOCK USD.01	(35,532.21)	41,311.73
WMI HLDGS CORP COM STK	0.00	640.40
WOLSELEY ORD GBP0.10	(750,776.87)	145,895.70
ZAZA ENERGY CORP COMMON STOCK USD.156	0.00	19,846.80
ZEP INC COMMON STOCK USD.01	0.00	94,570.73
ZIGGO NV EUR1	(424,531.49)	458,791.50

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2012

Employer Identification Number: 36-2675206; Plan Number: 010

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
1 800 FLOWERS.COM INC CL A COMMON STOCK USD.01	$34,878.28	$40,370.00
1/100 BERKSHIRE HTWY CL A MONTH END PRICE 1,340.6000	1,571,433.67	1,876,840.00
1ST UNITED BANCORP I MONTH END PRICE 6.2500	2,661.95	3,125.00
1ST UNITED BANCORP INC/NORTH COMMON STOCK USD.01	26,292.34	28,750.00
3D SYS CORP MONTH END PRICE 53.3500	735,218.77	1,077,349.90
3DICON CORP NEW MONTH END PRICE 0.0550	1,384.51	18.81
3M CO COMMON STOCK USD.01	761,766.17	1,391,450.10
3M COMPANY MONTH END PRICE 92.8500	481,442.09	521,319.83
3SBIO INC ADR MONTH END PRICE 13.6400	5,647.89	8,184.00
51JOBS INC ADR MONTH END PRICE 46.7500	2,660.67	2,337.50
727 COMMUNICATIONS NEW MONTH END PRICE 0.0000	553.72	—
A CAP RESOURCES LTD MONTH END PRICE 0.1038	20,076.82	1,432.44
A D A ES INC MONTH END PRICE 16.8800	11,528.95	11,816.00
A E P INDUSTRIES INC MONTH END PRICE 59.2300	7,566.95	7,107.60
A F P PROVIDA S A ADR MONTH END PRICE 104.0000	8,202.51	11,440.00
A G L RESOURCES INC MONTH END PRICE 39.9700	206,018.89	175,817.96
A H BELO CORP MONTH END PRICE 4.6500	8,861.75	9,547.35
A P MOELLER MAERSK O MONTH END PRICE 7,095.5166	27,099.44	28,382.07
A S M L HOLDING NV NEW F MONTH END PRICE 64.3900	4,345.54	3,927.79
A T & T INC NEW MONTH END PRICE 33.7100	2,592,441.21	2,841,061.26
A V X CORP NEW MONTH END PRICE 10.7800	6,557.19	4,946.12
A123 SYSTEMS INC MONTH END PRICE 0.0181	11,921.15	246.16
A21 INC MONTH END PRICE 0.0000	13,531.45	—
AA 130119C00007500 MONTH END PRICE 120.0000	(3,978.55)	(1,800.00)
AA 130119C00010000 MONTH END PRICE 2.0000	(33.53)	(4.00)
AAON INC NEW MONTH END PRICE 20.8700	9,994.54	9,767.16
AAPL 121228C00520000 MONTH END PRICE 1.0000	(444.76)	(3.00)
AAPL 121228C00525000 MONTH END PRICE 1.0000	(133.29)	(1.00)
AAPL 121228C00530000 MONTH END PRICE 1.0000	(3,035.37)	(10.00)
AAPL 130104C00510000 MONTH END PRICE 2,330.0000	(1,111.22)	(2,330.00)
AAPL 130104C00515000 MONTH END PRICE 2,020.0000	(4,149.92)	(8,080.00)
AAPL 130104C00530000 MONTH END PRICE 900.0000	(1,189.97)	(3,600.00)
AAPL 130104P00500000 MONTH END PRICE 70.0000	622.71	70.00
AAPL 130119C00550000 MONTH END PRICE 1,000.0000	(1,862.25)	(1,000.00)
AAPL 130119P00505000 MONTH END PRICE 700.0000	6,370.00	2,800.00
AAPL 130216C00575000 MONTH END PRICE 1,355.0000	(2,692.23)	(1,355.00)
AAPL 130316C00700000 MONTH END PRICE 202.0000	(427.28)	(202.00)
AAR CORP MONTH END PRICE 18.6800	19,487.06	20,583.39
AARO BROADBAND WIRELESS MONTH END PRICE 0.0000	989.95	—
AARON S INC COMMON STOCK USD.5	39,574.64	39,592.00
AASTROM BIO INC NEW MONTH END PRICE 1.2600	11,217.85	6,583.50
AB GLOBAL BOND FD INC CLA MONTH END PRICE 8.6200	51,036.25	52,251.86
AB SVENSK EXPORT 2 MONTH END PRICE 8.6200	26,381.77	24,567.00
AB SVENSK EXPORT 2022 MONTH END PRICE 10.7300	5,222.59	5,579.60
ABAXIS INC COMMON STOCK NPV	1,279,189.15	1,297,387.00
ABB LTD ADR MONTH END PRICE 20.7900	42,855.05	44,698.50
ABB LTD REG COMMON STOCK CHF1.03	518,459.78	606,306.04

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ABB LTD SPON ADR ADR	231,670.80	280,665.00
ABBEY NATL TRE 2.875% 4/25/14 MONTH END PRICE 101.9831	3,811.08	4,079.32
ABBEY NATL TREAS 4% 4/27/16 MONTH END PRICE 105.3825	2,785.57	3,161.48
ABBOTT LABORATORIES COMMON STOCK NPV	218,519.37	294,750.00
ABBOTT LABORATORIES COMMON STOCK NPV	1,339,097.57	2,442,560.50
ABBOTT LABORATORIES MONTH END PRICE 65.5000	871,873.37	1,009,450.40
ABBOTT LABS 5.125% 4/01/19 MONTH END PRICE 119.1434	46,619.79	50,040.23
ABBVIE INC COMPANY GUAR 144A 11/17 1.75	219,540.20	222,392.94
ABBVIE INC COMPANY GUAR 144A 11/22 2.9	129,162.80	132,389.40
ABERCROMBIE & FITCH CL A MONTH END PRICE 47.9700	14,677.93	19,238.10
ABERCROMBIE + FITCH CO CL A COMMON STOCK USD.01	633,890.04	874,253.25
ABERCROMBIE + FITCH CO CL A COMMON STOCK USD.01	126,647.87	91,766.61
ABERDEEN ASIA BD FD INST CL MONTH END PRICE 11.1300	3,925.33	3,949.85
ABERDEEN ASIA PAC INCOME MONTH END PRICE 7.7400	242,241.91	272,344.42
ABERDEEN COMMONWLTH INCM MONTH END PRICE 14.2180	16,439.25	18,483.40
ABERDEEN EMERGING MARKETS INSTL MONTH END PRICE 15.8600	43,397.00	45,677.31
ABERDEEN EMRG MKTS FD CL A MONTH END PRICE 15.8500	79,204.84	91,895.00
ABERDEEN EQUITY LONG SHORT FD CL A MONTH END PRICE 11.2700	19,040.98	19,931.71
ABERDEEN GLOBAL NATURAL RESOURCES A MONTH END PRICE 16.7400	24,644.75	19,931.38
ABERDEEN GLOBAL SMALLCAP A MONTH END PRICE 26.8200	40,148.09	40,766.78
ABERDEEN INTL EQTY FD CL A MONTH END PRICE 14.2800	38,684.04	35,975.46
ABERDEEN INTL INC MONTH END PRICE 0.3300	1,207.98	495.00
ABERDEEN ISRAEL FUND MONTH END PRICE 13.1000	14,003.18	11,351.06
ABERDEEN US EQTY FD CL A MONTH END PRICE 10.2300	12,002.93	14,455.86
ABERTIS INFRAESTRUCTURAS SA COMMON STOCK EUR3.	143,639.80	154,640.23
ABM INDS INC MONTH END PRICE 19.9500	5,079.82	5,306.16
ABOT MINING CO IDA C MONTH END PRICE 0.0012	1,810.67	60.00
ABSOLUTE HEALTH & FITNESS MONTH END PRICE 0.0001	272.49	0.01
ABSOLUTE OPPTY FD INST SHS MONTH END PRICE 11.4600	3,725.00	3,699.17
ABSOLUTE SOFTWARE CORP MONTH END PRICE 5.0693	2,199.20	1,064.55
ABSOLUTE STRATEGIES FUND INSTL SHR MONTH END PRICE 11.0800	78,286.74	83,831.36
ABX 130420C00043000 MONTH END PRICE 31.0000	(385.43)	(310.00)
AC ENERGY INC MONTH END PRICE 0.0000	11,365.43	—
ACACIA RESEARCH ACACIA TEC TRACKING STK USD.001	1,107,994.60	847,732.50
ACACIA RESEARCH CORP MONTH END PRICE 25.6592	34,539.78	31,535.16
ACADIA HEALTHCARE CO INC COMMON STOCK	77,810.85	79,975.24
ACADIA PHARMACEUTICALS MONTH END PRICE 4.6500	32,105.44	38,130.00
ACADIAN EMERGING MKTS PORT INSTL CL MONTH END PRICE 19.2100	62,187.48	63,727.18
ACCELRYS INC COMMON STOCK USD.0001	778,762.08	856,808.75
ACCENTIA BIOPHARMAS INC MONTH END PRICE 0.0699	14,525.95	1,118.40
ACCENTURE PLC CL A COMMON STOCK USD.0022.5	919,541.06	990,850.00
ACCENTURE PLC CL A MONTH END PRICE 66.5000	75,095.49	93,166.50
ACCESS MIDSTREAM PARTNER COMPANY GUAR 05/23 4.875	100,000.00	101,500.00
ACCO BRANDS CORP MONTH END PRICE 7.3400	260.50	183.50
ACCRETIVE HEALTH INC MONTH END PRICE 11.5800	269,756.59	243,423.18
ACCURIDE CORP NEW MONTH END PRICE 3.2100	886.37	481.50
ACE LIMITED NEW MONTH END PRICE 79.8000	28,835.17	33,675.60
ACE LTD COMMON STOCK CHF29.34	447,987.02	633,452.40
ACELRX PHARMACEUTICALS MONTH END PRICE 4.2600	3,231.70	3,195.00
ACETO CORP MONTH END PRICE 10.0500	5,332.70	5,553.82
ACHMEA HYPOTHEEKBANK NV GOVT LIQUID 144A 11/14 3.2	113,370.35	114,263.61
ACI 140118C00012000 MONTH END PRICE 54.0000	(274.01)	(216.00)
ACI 140118C00015000 MONTH END PRICE 24.0000	(318.01)	(96.00)
ACI 140118C00020000 MONTH END PRICE 10.0000	(172.30)	(10.00)

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ACI WORLDWIDE INC COMMON STOCK USD.005	1,382,939.22	1,472,353.00
ACME PACKET INC COMMON STOCK USD.001	1,379,972.26	953,770.16
ACME PACKET INC MONTH END PRICE 22.1200	1,556.31	1,659.00
ACQUITY GROUP LTD AD MONTH END PRICE 7.7100	1,657.90	1,542.00
ACT CLEAN TECHNOLOGIES MONTH END PRICE 0.0001	77.19	2.00
ACTAVIS INC COMMON STOCK USD.0033	133,355.08	262,644.00
ACTAVIS INC SR UNSECURED 10/17 1.875	59,724.60	60,788.94
ACTIONS SEMICONDUCTOR ADR MONTH END PRICE 1.6400	588.38	410.00
ACTIS GLOBAL VENTURES MONTH END PRICE 0.0000	9,177.30	—
ACTIVE POWER INC NEW MONTH END PRICE 3.3500	394.59	201.00
ACTIVISION BLIZZARD INC MONTH END PRICE 10.6200	200,623.19	176,364.48
ACTUANT CORP A COMMON STOCK USD.2	432,574.25	438,187.00
ACUITY BRANDS INC MONTH END PRICE 67.7300	4,771.74	6,773.00
ACURA PHARMACEUTICALS NEW MONTH END PRICE 2.2200	49.81	13.32
ACUSPHERE INC NEW MONTH END PRICE 0.3100	27,136.58	434.00
ADAMS EXPRESS CO MONTH END PRICE 10.5900	16,310.90	15,933.10
ADAMS RES & ENERGY NEW MONTH END PRICE 35.0700	7,329.10	6,312.60
ADDUS HOMECARE CORP MONTH END PRICE 7.1480	833.45	1,072.20
ADECCO SA CHESEREX ORD MONTH END PRICE 52.6062	5,177.95	5,260.62
ADECCO SA REG COMMON STOCK CHF1.	149,088.64	163,204.60
ADEPT TECHNOLOGY INC NEW MONTH END PRICE 2.6000	11,256.95	6,500.00
ADIDAS AG COMMON STOCK NPV	86,702.02	99,455.90
ADIRONDACK SMALL CAP FUND MONTH END PRICE 16.1000	8,006.75	8,179.43
ADOBE SYSTEMS INC COMMON STOCK USD.0001	252,441.54	437,012.64
ADOBE SYSTEMS INC MONTH END PRICE 37.6800	46,629.74	58,366.32
ADT CORP MONTH END PRICE 46.4900	1,163.89	1,441.19
ADT CORP/THE COMMON STOCK USD.01	102,825.32	134,821.00
ADT CORP/THE COMMON STOCK USD.01	68,089.07	102,278.00
ADT CORP/THE COMMON STOCK USD.01	136,641.19	251,417.92
ADVANCED BATTERY TECH MONTH END PRICE 0.1510	5,294.40	770.10
ADVANCED CELL TECHNOLOGY MONTH END PRICE 0.0557	529,600.21	177,777.52
ADVANCED DEPOSITION TECHNOLOGIES INC MONTH END PRICE 0.0010	1,506.39	0.30
ADVANCED ENERGY INDS MONTH END PRICE 13.8089	19,355.28	23,475.13
ADVANCED ENERGY INDUSTRIES COMMON STOCK USD.001	350,903.74	375,632.00
ADVANCED ENV RECYCLING TECH MONTH END PRICE 0.0930	19,689.50	4,690.92
ADVANCED GROWING SYS INC MONTH END PRICE 0.0000	4,399.65	—
ADVANCED ID CORPORATION MONTH END PRICE 0.0032	11,240.98	80.00
ADVANCED MICRO DEVICES COMMON STOCK USD.01	192,882.86	34,099.20
ADVANCED MICRO DEVICES MONTH END PRICE 2.4000	235,016.01	210,830.40
ADVANCED POWERLINE TECHS MONTH END PRICE 0.0001	3,635.90	0.70
ADVANCED VIRAL RESEARCH MONTH END PRICE 0.0000	13,629.35	—
ADVANCED VISUAL SYS MONTH END PRICE 0.0200	6,540.40	200.00
ADVANTA CLASS B COMMON STOCK MONTH END PRICE 0.0000	8,712.07	—
ADVANTAGE OIL & GAS LTDF MONTH END PRICE 3.2400	28,166.83	12,960.00
ADVENT CLAYMORE CONV FD MONTH END PRICE 16.1200	9,159.89	8,866.00
ADVENT SOFTWARE INC COMMON STOCK USD.01	1,039,973.86	860,545.00
ADVENTRX PHARMA INC NEW MONTH END PRICE 0.5700	8,340.83	2,280.00
ADVISORONE AMERIGO FD CL N MONTH END PRICE 14.0300	55,572.00	70,964.19
ADVISORONE CLERMONT CL N MONTH END PRICE 10.3300	132,922.55	143,184.46
ADVISORONE DESCARTES N MONTH END PRICE 11.0500	25,845.76	32,161.78
ADVISORONE ENHANCED INCOME N MONTH END PRICE 10.2300	170,412.51	166,156.95
ADVISORONE FLEXIBLE INCOME N MONTH END PRICE 10.6500	28,276.62	28,039.66
ADVISORONE LIAHONA N MONTH END PRICE 10.1100	45,303.16	51,030.86
ADVISORONE SELECT ALLOCATION N MONTH END PRICE 10.0600	111,779.22	123,570.12

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ADVISORS DISC TR UT MONTH END PRICE 1,013.0500	85,066.30	86,109.25
ADVISORS INNER CIRCLE FDACD EMRGN MONTH END PRICE 10.4800	16,282.48	16,499.85
ADVISORSHARES ETF MONTH END PRICE 24.0300	150,982.19	178,783.20
ADVISORSHARES ETF MONTH END PRICE 26.5499	42,583.24	44,311.78
ADVISORSHARES ETF MONTH END PRICE 27.8000	144,909.55	163,742.00
ADVISORSHARES TRUST ETF MONTH END PRICE 24.4000	45,149.80	44,530.00
ADVISORSHARES TRUST ETF MONTH END PRICE 50.0700	10,441.83	9,963.93
ADVISORSHARES TRUST MONTH END PRICE 18.3090	131,656.36	112,600.35
ADVISORY BOARD CO/THE COMMON STOCK USD.01	1,197,607.55	1,217,709.75
ADVNCD OPTICS ELECTR INC MONTH END PRICE 0.0000	9,411.97	—
AECOM TECHNOLOGY CORP COMMON STOCK USD.01	789,161.42	863,940.00
AECOM TECHNOLOGY CORP COMMON STOCK USD.01	66,580.91	76,160.00
AECOM TECHNOLOGY CORP MONTH END PRICE 23.8000	15,554.31	14,756.00
AEGEAN MARINE PETROLEUM INC MONTH END PRICE 5.2800	26,716.28	16,948.80
AEGIS ASSESSMENTS INC MONTH END PRICE 0.0000	3,578.85	—
AEGIS VALUE FUND MONTH END PRICE 16.2700	25,806.41	35,229.07
AEGON NV ADR MONTH END PRICE 6.4400	5,214.20	6,279.00
AEGON NV CAP 6.375% PFD MONTH END PRICE 25.1600	13,278.79	17,612.00
AEGON NV 6.875% PFD MONTH END PRICE 25.0000	22,277.47	25,000.00
AEGON NV 7.25% PFD MONTH END PRICE 25.0700	15,730.52	15,919.45
AEGON NV COMMON STOCK EUR.12	210,910.53	315,148.18
AEGON NV PFD 8 MONTH END PRICE 27.9800	9,994.95	11,192.00
AEHR TEST SYS MONTH END PRICE 0.8500	164.19	85.00
AEM 130216C00055000 MONTH END PRICE 155.0000	(3,985.35)	(1,550.00)
AEMETIS INC MONTH END PRICE 0.7000	2,256.95	2,100.00
AER ENERGY RESOURCES NEW MONTH END PRICE 0.0002	732.43	30.05
AERCAP HOLDINGS NV MONTH END PRICE 13.7200	18,963.27	28,126.00
AERO PERFORMANCE PRODUCTS MONTH END PRICE 0.0000	2,410.47	—
AEROCENTURY CORP MONTH END PRICE 14.0899	4,672.84	5,635.96
AEROFLEX HOLDING CORP COMMON STOCK USD.01	14,376.31	15,120.00
AEROFOAM METALS INC MONTH END PRICE 0.0001	5,138.44	3.00
AEROPOSTALE INC MONTH END PRICE 13.0100	152,952.17	143,890.60
AEROVIRONMENT INC COMMON STOCK USD.0001	383,236.59	346,753.00
AEROVIRONMENT INC MONTH END PRICE 21.7400	126,935.27	109,787.00
AES CORP COMMON STOCK USD.01	427,046.12	422,650.00
AES CORP COMMON STOCK USD.01	271,815.51	156,894.10
AES CORP MONTH END PRICE 10.7000	20,957.59	20,303.73
AES CORPORATION 8.0000% 06/01/20 MONTH END PRICE 115.0000	5,313.00	5,750.00
AES CORPORATION SR UNSECURED 06/20 8.	62,850.00	69,000.00
AETERNA ZENTARIS NEW F MONTH END PRICE 2.3800	3,476.59	990.08
AETNA INC COMMON STOCK USD.01	142,279.81	364,381.00
AETNA INC NEW MONTH END PRICE 46.3100	90,647.04	103,450.82
AETRIUM INC NEW MONTH END PRICE 0.5000	4,149.95	500.00
AFC ENTERPRISES COMMON STOCK USD.01	279,040.00	284,817.00
AFFILIATED MANAGERS GROUP INC MONTH END PRICE 130.1500	8,364.24	13,015.00
AFFINITY GOLD CORP MONTH END PRICE 0.0240	7,280.72	960.00
AFFYMAX INC NEW MONTH END PRICE 18.9900	9,996.51	8,678.43
AFFYMETRIX INC COMMON STOCK USD.01	91,802.29	90,500.33
AFFYMETRIX INC MONTH END PRICE 3.1700	5,401.70	4,438.00
AFL 130216C00057500 MONTH END PRICE 40.0000	(101.53)	(80.00)
AFL 140118C00038000 MONTH END PRICE 1,575.0000	(1,222.26)	(1,575.00)
AFLAC INC 2.6500% 02/15/17 MONTH END PRICE 104.8859	25,219.00	26,221.48
AFLAC INC COMMON STOCK USD.1	378,633.71	587,400.96
AFLAC INC MONTH END PRICE 25.4500	2,535.95	2,545.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
AFLAC MONTH END PRICE 53.1200	430,573.80	488,895.84
AFRICA OIL CORP MONTH END PRICE 7.0130	3,030.71	14,026.00
AG MORTGAGE INVESTMENT TRUST REIT	586,216.13	636,308.00
AG MORTGAGE INVT TRUST MONTH END PRICE 23.4800	30,875.65	31,429.51
AGCO CORP COMMON STOCK USD.01	491,263.55	594,352.00
AGCO CORP COMMON STOCK USD.01	223,370.88	235,776.00
AGCO CORP MONTH END PRICE 49.1200	22,733.56	24,560.00
AGEAS COMMON STOCK NPV	147,609.37	208,462.09
AGENT155 MEDIA CORP MONTH END PRICE 0.0060	242.00	0.01
AGENUS INC NEW MONTH END PRICE 4.1000	8,469.49	4,505.90
AGFEED INDUSTRIES MONTH END PRICE 0.2200	22,406.70	5,848.70
AGIC CONV & INC FUND II MONTH END PRICE 7.9300	25,040.13	23,408.84
AGIC CONVERTIBLE & INCOME FUND MONTH END PRICE 8.6900	44,825.44	41,759.14
AGIC EQUITY & CONVERTIBLE INCOME FUN MONTH END PRICE 16.6400	10,688.55	11,938.98
AGIC GLOBAL EQUITY & CONVERTIBLE INC MONTH END PRICE 13.4900	8,980.95	9,652.13
AGILENT TECHNOLOGIES INC COMMON STOCK USD.01	441,559.80	483,092.00
AGILENT TECHNOLOGIES INC COMMON STOCK USD.01	551,745.20	594,653.50
AGILENT TECHNOLOGIES INC COMMON STOCK USD.01	232,682.00	336,322.10
AGILENT TECHNOLOGIES INC MONTH END PRICE 40.9400	18,929.26	20,127.84
AGL RESOURCES INC COMMON STOCK USD5.	98,523.91	114,394.14
AGNC 130119C00028000 MONTH END PRICE 121.0000	(719.23)	(605.00)
AGNICO EAGLE MINES LTD MONTH END PRICE 52.4600	315,412.76	269,959.16
AGQ 121228C00040000 MONTH END PRICE 360.0000	(6,955.82)	(9,000.00)
AGQ 121228C00044000 MONTH END PRICE 3.0000	(1,781.62)	(45.00)
AGQ 130104C00044000 MONTH END PRICE 106.0000	(261.52)	(212.00)
AGQ 130119C00060000 MONTH END PRICE 10.0000	(290.76)	(30.00)
AGREE REALTY CORP REIT USD.0001	250,185.70	270,579.00
AGREE RLTY CORP MONTH END PRICE 26.7900	4,567.57	5,388.39
AGRISOLAR SOLUTIONS MONTH END PRICE 0.0352	9,280.60	1,144.00
AGRIUM INC MONTH END PRICE 99.8714	54,868.03	58,424.77
AIA GROUP LTD COMMON STOCK USD1.	784,444.40	910,274.36
AIA GROUP LTD COMMON STOCK USD1.	368,284.32	502,962.45
AIM COUNSELOR SER TR MONTH END PRICE 7.8700	79,398.00	80,622.66
AIM INVT FDS BAL RISK ALL Y MONTH END PRICE 12.5300	79,812.41	78,966.80
AIR 2 US EQUIPMENT TR 144A 10/20 8.027	43,040.76	56,503.83
AIR CDA INC MONTH END PRICE 1.7720	1.72	1.77
AIR LIQUIDE SA COMMON STOCK EUR5.5	702,654.12	922,079.11
AIR METHODS CORP MONTH END PRICE 36.9100	50,770.87	50,935.80
AIR PRODS & CHEMS INC MONTH END PRICE 84.0200	47,859.12	49,610.55
AIR PRODUCTS + CHEMICALS INC COMMON STOCK USD1.	358,347.31	327,678.00
AIR PRODUCTS + CHEMICALS INC COMMON STOCK USD1.	362,286.56	361,286.00
AIR PRODUCTS + CHEMICALS INC COMMON STOCK USD1.	227,841.89	411,025.84
AIR TRANS HLDGS INC MONTH END PRICE 4.0100	9,115.56	8,020.00
AIRCASTLE LTD COMMON STOCK USD.01	522,177.27	545,490.00
AIRCASTLE LTD MONTH END PRICE 12.5400	5,860.84	6,270.00
AIRGAS INC COMMON STOCK USD.01	75,579.41	144,694.65
AIRNET COMMUN CORP NEW MONTH END PRICE 0.0000	3,389.37	—
AIRSPAN NETWORKS INC NEW MONTH END PRICE 1.3000	280.34	14.30
AIRTECH INTL GROUP NEW MONTH END PRICE 0.0000	6,883.43	—
AISIN SEIKI CO LTD COMMON STOCK	167,588.87	165,292.83
AISYSTEMS INC MONTH END PRICE 0.0001	471.95	0.30
AJINOMOTO CO INC COMMON STOCK	143,009.70	158,773.29
AK STL HLDG CORP MONTH END PRICE 4.6000	30,646.19	31,961.62
AKAMAI TECHNOLOGIES INC COMMON STOCK USD.01	395,717.38	605,427.09

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
AKAMAI TECHNOLOGIES INC COMMON STOCK USD.01	185,875.86	171,249.26
AKAMAI TECHNOLOGIES MONTH END PRICE 40.9100	143,487.98	175,953.91
AKORN INC MONTH END PRICE 13.3600	8,448.97	8,697.36
AKRE FOCUS FD RETAIL MONTH END PRICE 15.3000	717,212.24	772,672.98
AKS 140118C00007000 MONTH END PRICE 38.0000	(223.53)	(76.00)
AKZO NOBEL COMMON STOCK EUR2.	708,662.78	803,392.01
AKZO NOBEL COMMON STOCK EUR2.	125,933.59	137,187.03
ALABAMA PWR CO 6.50% MONTH END PRICE 28.1500	2,833.95	2,815.00
ALAMEDA CORRIDOR 6.6%29 MONTH END PRICE 112.6350	10,542.00	11,263.50
ALAMO ENERGY CORP MONTH END PRICE 0.0086	57,561.78	293.26
ALAMO GROUP INC COMMON STOCK USD.1	136,793.28	137,088.00
ALASKA AIR GROUP INC MONTH END PRICE 43.0900	124,695.98	138,448.17
ALASKA COMM SYSTEMS GROUP COMMON STOCK USD.01	44,511.12	41,904.00
ALASKA COMMUNS SYS GROUP MONTH END PRICE 1.9400	15,318.10	8,876.04
ALBANY INTL CORP CL A COMMON STOCK USD.001	121,491.90	124,740.00
ALBANY MOLECULAR RESEARCH MONTH END PRICE 5.2800	1,294.95	1,056.00
ALBEMARLE CORP MONTH END PRICE 62.1200	2,265.96	2,499.57
ALBERTA STAR DEV CP NEWF MONTH END PRICE 0.1610	71,592.30	3,398.55
ALBERTSONS INC 7.75% 6/15/26 MONTH END PRICE 56.2500	591,761.40	28,125.00
ALCATEL LUCENT ADR MONTH END PRICE 1.3900	60,394.86	78,908.91
ALCOA INC COMMON STOCK USD1.	417,527.72	215,290.04
ALCOA INC MONTH END PRICE 8.6800	1,074,738.84	1,010,589.80
ALDERSHOT RESOURCES LTD MONTH END PRICE 0.0050	252.75	10.00
ALERE INC MONTH END PRICE 18.5000	13,363.68	5,920.00
ALERIS INTL INC 10% 12/15/16 MONTH END PRICE 0.2500	5,000.00	50.00
ALEXANDER & BALDWIN NEW MONTH END PRICE 29.3700	6,325.00	7,342.50
ALEXANDER + BALDWIN INC COMMON STOCK	619,077.32	737,421.96
ALEXANDER S INC REIT USD1.	66,173.10	66,173.10
ALEXANDRIA MINERALS CORP MONTH END PRICE 0.0550	2,137.40	550.00
ALEXANDRIA REAL ESTATE EQUIT REIT USD.01	118,599.99	117,844.00
ALEXION PHARMA INC MONTH END PRICE 93.7400	632,569.38	607,903.90
ALEXION PHARMACEUTICALS INC COMMON STOCK USD.0001	418,373.39	422,145.00
ALEXO RESOURCE CORP MONTH END PRICE 3.5700	56,275.53	31,558.80
ALEXZA PHARMA NEW MONTH END PRICE 4.9500	16,060.45	15,097.50
ALGER CAP APPRECIATION INST’L PORT I MONTH END PRICE 22.3000	40,987.30	42,560.64
ALGER CHINA U.S. GROWTH FUND A MONTH END PRICE 16.1100	15,007.65	14,240.98
ALGER MIDCAP GROWTH INST’L PORT MONTH END PRICE 15.1900	13,106.03	11,535.68
ALGER SPECTRA FUND CL A MONTH END PRICE 13.7200	108,546.68	123,745.88
ALGER SPECTRA I MONTH END PRICE 13.8100	57,093.47	61,228.10
ALICO INC MONTH END PRICE 36.6300	875.37	1,210.75
ALIGN TECHNOLOGY INC COMMON STOCK USD.0001	1,172,745.95	1,073,231.25
ALIGN TECHNOLOGY INC MONTH END PRICE 27.7500	39,456.61	30,525.00
ALKANE RESOURCES ADR F MONTH END PRICE 7.0600	20,140.34	6,925.86
ALKANE RESOURCES ORD F MONTH END PRICE 0.7060	1,284.37	353.00
ALL AMERICAN PET CO MONTH END PRICE 0.0220	5,546.85	3,658.60
ALL ENERGY CORP MONTH END PRICE 0.0500	2,154.95	0.10
ALL GRADE MINING INC MONTH END PRICE 0.0339	746.95	33.90
ALLEGHANY CORP DEL MONTH END PRICE 335.4200	5,226.95	5,031.30
ALLEGHENY TECH INC NEW MONTH END PRICE 30.3600	68,819.05	63,290.54
ALLEGHENY TECHNOLOGIES INC COMMON STOCK USD.1	339,504.81	270,659.40
ALLEGHENY TECHNOLOGIES INC COMMON STOCK USD.1	443,635.37	426,558.00
ALLEGHENY TECHNOLOGIES INC COMMON STOCK USD.1	93,871.96	75,292.80
ALLEGIANT TRAVEL CO COMMON STOCK USD.001	249,111.52	403,755.00
ALLEN PARK MICH 6.6250% 05/01/19 MONTH END PRICE 80.2610	10,354.10	8,026.10

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ALLERGAN INC COMMON STOCK USD.01	249,757.43	663,758.28
ALLERGAN INC MONTH END PRICE 91.7300	175,892.42	206,937.09
ALLETE INC COMMON STOCK NPV	358,917.42	364,722.00
ALLIANCE DATA SYSTEMS MONTH END PRICE 144.7600	35,723.48	40,243.28
ALLIANCE NATL MUNI INC MONTH END PRICE 15.5500	10,277.01	11,146.68
ALLIANCE ONE INTL INC MONTH END PRICE 3.6400	4,051.03	3,640.00
ALLIANCE RES PARTNERS LP MONTH END PRICE 58.0584	12,093.30	10,630.33
ALLIANCE WORLD DLR GOVT FD II MONTH END PRICE 15.6500	68,493.87	74,419.78
ALLIANCEBERNSTEIN DISCOVERY VALUE MONTH END PRICE 17.1000	40,536.84	42,370.91
ALLIANCEBERNSTEIN HIGH INCMCL I SHS MONTH END PRICE 9.5100	21,270.01	22,263.26
ALLIANT ENERGY CORP MONTH END PRICE 43.9100	26,744.55	29,089.04
ALLIANT TECHSYSTEMS INC MONTH END PRICE 61.9600	16,135.91	17,718.01
ALLIANZ AGIC EMRG MKTS OPP D MONTH END PRICE 26.4200	124,226.12	102,421.46
ALLIANZ NFJ DIVIDEND VALUE FUND CL D MONTH END PRICE 12.7100	241,944.45	239,837.89
ALLIANZ NFJ INTL VALUE FD CL D MONTH END PRICE 21.3500	76,508.07	80,039.68
ALLIANZ NFJ LARGE CAP VALUE D MONTH END PRICE 15.4400	11,932.22	9,055.00
ALLIANZ NFJ MID CAP VALUE FD CL D MONTH END PRICE 18.3900	11,868.25	12,468.31
ALLIANZ NFJ SMALL CAP VALUE FD CL D MONTH END PRICE 29.2300	10,632.21	15,325.17
ALLIANZ RCM FOCUSED GROWTH FD D MONTH END PRICE 27.3800	87,149.69	120,081.73
ALLIANZ RCM GLOBAL SMALL CAP CL D MONTH END PRICE 30.1200	56,930.91	58,903.97
ALLIANZ RCM TECHNOLOGY FD CL D MONTH END PRICE 44.1300	4,379.62	5,684.43
ALLIANZ RCM WELLNESS D MONTH END PRICE 27.0100	5,888.82	7,094.15
ALLIANZ SE ADR MONTH END PRICE 13.8200	3,255.95	4,146.00
ALLIED ENERGY GROUP INC MONTH END PRICE 0.0300	539.95	30.00
ALLIED IRISH BANK ORD F IRISH SHARE MONTH END PRICE 0.0659	257.99	46.13
ALLIED IRISH BK ADR NEWF MONTH END PRICE 0.6000	3,759.20	612.00
ALLIED MOTIONS TECHS INC MONTH END PRICE 6.6000	4,590.68	6,652.80
ALLIED NEVADA GOLD CORP MONTH END PRICE 30.1300	36,662.29	43,025.64
ALLIQUA INC MONTH END PRICE 0.0510	608.29	127.50
ALLOT COMMUNICATIONS MONTH END PRICE 17.8200	7,476.82	5,346.00
ALLSCRIPTS HLTHCARE SLTN MONTH END PRICE 9.4200	31,030.18	27,930.30
ALLSTATE CORP COMMON STOCK USD.01	1,036,534.48	1,217,151.00
ALLSTATE CORP COMMON STOCK USD.01	309,053.24	459,705.48
ALLSTATE CORP MONTH END PRICE 40.1700	17,820.14	21,673.99
ALLY BANK .6000% 03/06/14 MONTH END PRICE 0.9992	25,000.00	24,979.50
ALLY BANK .7500% 05/02/14 MONTH END PRICE 1.0030	108,000.00	108,321.84
ALLY BANK 1.1500% 11/18/13 MONTH END PRICE 1.0051	20,000.00	20,103.00
ALLY BANK 0.95%13 MONTH END PRICE 1.0018	3,000.00	3,005.46
ALLY BK 0.85%13 MONTH END PRICE 1.0002	12,000.00	12,001.92
ALLY FINANCIAL 4.5% 2/11/14 MONTH END PRICE 102.2500	20,295.00	20,450.00
ALLY FINL INC PFD SER A MONTH END PRICE 26.2700	15,016.65	16,096.64
ALMADEN MINERALS LTD MONTH END PRICE 3.1700	81,140.67	75,129.00
ALMOST FAMILY INC MONTH END PRICE 20.2600	12,625.98	10,656.76
ALNYLAM PHARMACEUTICALS MONTH END PRICE 18.2500	264,487.34	273,750.00
ALON USA ENERGY INC COMMON STOCK USD.01	85,841.92	110,349.00
ALON USA ENERGY INC MONTH END PRICE 18.0900	85,138.30	172,759.50
ALPHA AND OMEGA SEMI MONTH END PRICE 8.4000	864.25	840.00
ALPHA NATURAL 9.7500% 04/15/18 MONTH END PRICE 108.0000	5,097.00	5,400.00
ALPHA NATURAL RESOURCES MONTH END PRICE 9.7400	39,707.34	47,774.70
ALPHATEC HOLDINGS INC COMMON STOCK USD.0001	16,018.27	15,345.00
ALPINE DYNAMIC DIVIDEND FUND INST MONTH END PRICE 3.4100	7,276.46	4,532.75
ALPINE EMRG MKTS REALESTATE MONTH END PRICE 18.4500	18,480.43	20,549.65
ALPINE GLOBAL DYNAMIC FD MONTH END PRICE 5.2300	32,749.50	23,161.31
ALPINE GLOBAL PREMIER FD MONTH END PRICE 7.2800	19,649.29	22,342.32

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ALPINE INNOVATORS INST MONTH END PRICE 11.5900	52,000.00	46,871.29
ALPINE INTL REAL ESTATE EQUITY FD MONTH END PRICE 23.6900	102,850.46	77,889.83
ALPINE REALTY INCM AND GWTH INST MONTH END PRICE 17.7200	11,192.43	13,230.46
ALPINE TOTAL DYNAMIC FD MONTH END PRICE 4.0300	146,721.74	92,736.10
ALPS ETF TRUST MONTH END PRICE 39.2500	18,548.50	17,662.50
ALPS RED ROCKS LISTED PRIVATE MONTH END PRICE 5.1400	8,612.92	8,242.05
ALPS TRUST ETF MONTH END PRICE 15.9500	286,936.84	277,827.12
ALPS/RED ROCKS LISTED PRIVATE EQTY I MONTH END PRICE 5.1600	23,662.20	26,183.37
ALSTOM UNSPON ADR MONTH END PRICE 3.9900	1,314.06	1,444.38
ALTAGAS INCOME LTD F MONTH END PRICE 33.2644	11,238.21	20,890.04
ALTAIR NANOTECH NEW MONTH END PRICE 2.1500	8,374.74	1,876.95
ALTERA CORP COMMON STOCK USD.001	1,086,732.11	1,112,412.00
ALTERA CORP COMMON STOCK USD.001	244,242.21	257,129.04
ALTERA CORPORATION MONTH END PRICE 34.3900	6,158.38	5,674.35
ALTERNATE ENERGY HLDGS MONTH END PRICE 0.0100	56,327.34	750.00
ALTERNATIVE EGY PTNR NEW MONTH END PRICE 0.0010	9,608.00	0.80
ALTERRA POWER CORP F MONTH END PRICE 0.4230	4,079.22	1,692.00
ALTERRUS SYSTEMS INC F MONTH END PRICE 0.0700	469.00	70.00
ALTISOURCE ASSET MGMT MONTH END PRICE 82.0000	240.00	246.00
ALTISOURCE PORTFOLIO SOLNS S MONTH END PRICE 86.6550	3,682.98	3,552.86
ALTISOURCE RES CL B MONTH END PRICE 15.8400	230.75	205.92
ALTRIA GROUP INC COMMON STOCK USD.333	617,764.09	1,503,007.12
ALTRIA GROUP INC COMPANY GUAR 02/39 10.2	111,727.70	117,097.89
ALTRIA GROUP INC COMPANY GUAR 05/21 4.75	69,862.55	79,329.18
ALTRIA GROUP INC COMPANY GUAR 08/19 9.25	12,328.20	13,911.42
ALTRIA GROUP INC COMPANY GUAR 08/22 2.85	139,843.20	138,534.06
ALTRIA GROUP INC COMPANY GUAR 11/13 8.5	81,052.60	74,582.41
ALTRIA GROUP INC MONTH END PRICE 31.4400	2,297,795.73	2,496,894.99
ALUMINA LIMITED ADR MONTH END PRICE 3.8600	6,838.78	7,720.00
ALVARION LTD MONTH END PRICE 0.3721	19,682.62	3,907.05
AM CENTURY SH DUR INFL PROTEC BD INV MONTH END PRICE 10.5600	44,645.36	44,132.33
AMADA CO LTD COMMON STOCK	823,369.32	858,899.61
AMADEUS IT HOLDING SA A SHS COMMON STOCK EUR.01	503,922.10	642,513.67
AMADEUS IT HOLDING SA A SHS COMMON STOCK EUR.01	92,906.79	130,766.24
AMANA INCOME FUND MONTH END PRICE 34.2400	1,701,346.27	1,970,360.42
AMANA TRUST GROWTH FUND MONTH END PRICE 26.8900	1,407,652.02	1,740,363.64
AMARIN CORP PLC NEW ADR MONTH END PRICE 8.0900	172,630.03	129,003.14
AMARIN CORPORATION PLC ADR ADR GBP.1	763,398.91	649,627.00
AMAROK RES INC MONTH END PRICE 0.0168	38,863.82	506.27
AMAZON COM INC MONTH END PRICE 250.8700	1,263,053.95	1,372,258.90
AMAZON.COM INC COMMON STOCK USD.01	482,093.48	999,537.20
AMAZON.COM INC COMMON STOCK USD.01	621,585.65	713,991.02
AMAZON.COM INC COMMON STOCK USD.01	684,231.00	2,140,215.08
AMBAC FINANCIAL GRP INC MONTH END PRICE 0.0144	1,297.20	72.70
AMBAC INC 9.375% 8/01/11 MONTH END PRICE 35.2500	4,972.50	1,762.50
AMC ENTERTAINMNT 8.75%19 MONTH END PRICE 110.7500	5,275.00	5,537.50
AMC NETWORKS INC CL A MONTH END PRICE 49.5000	5,386.77	5,544.00
AMCAP FUND MONTH END PRICE 21.6900	67,993.00	75,294.54
AMDOCS LIMITED MONTH END PRICE 33.9900	10,507.78	11,896.50
AMER EXP CENT BK 0.55% 2/25/13 MONTH END PRICE 1.0002	90,000.00	90,018.90
AMER EXP CENT BK 2.75% 12/09/13 MONTH END PRICE 1.0201	7,000.00	7,140.42
AMER EXP CENT BK 1.1000% 11/25/13 MONTH END PRICE 1.0047	150,000.00	150,712.50
AMER EXP CENT BK 1.8000% 03/11/13 MONTH END PRICE 1.0031	10,000.00	10,030.70
AMER EXP CENT BK 0.5%13 MONTH END PRICE 1.0000	93,000.00	93,004.65

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
AMER EXP CENT BK 1.1500% 12/09/13 MONTH END PRICE 1.0053	15,000.00	15,079.20
AMER EXP CENT BK 0.55%13 MONTH END PRICE 1.0001	200,000.00	200,026.00
AMER EXP CENT BK 2.0000% 02/04/13 MONTH END PRICE 1.0015	30,000.00	30,044.70
AMER EXPRESS CREDIT CO SR UNSECURED 08/14 5.125	249,760.00	267,835.75
AMER GENL FIN 5.5% 3/15/13 MONTH END PRICE 99.8870	7,033.25	6,992.09
AMER SPORTS CORP ADR MONTH END PRICE 7.6700	1,476.95	1,534.00
AMER STRATEGIC INCM MONTH END PRICE 11.4500	12,196.60	11,450.00
AMERCIAN FUNDS WASHINGTON MUTUAL F-1 MONTH END PRICE 31.1200	99,509.14	105,336.28
AMERCO COMMON STOCK USD.25	173,376.39	177,534.00
AMERCO MONTH END PRICE 126.8100	10,810.33	15,217.20
AMEREN CORP MONTH END PRICE 30.7200	32,004.76	30,589.02
AMEREN CORPORATION COMMON STOCK USD.01	141,642.24	132,096.00
AMEREN CORPORATION COMMON STOCK USD.01	218,031.62	176,179.20
AMERENENERGY GEN 6.3% 4/01/20 MONTH END PRICE 72.0000	36,749.50	32,400.00
AMERENENERGY GEN 7%18 MONTH END PRICE 72.5000	4,907.50	3,625.00
AMERESCO INC CL A COMMON STOCK USD.0001	35,371.44	35,316.00
AMERESCO INC MONTH END PRICE 9.8100	5,779.33	4,905.00
AMERICA EUROPACIFIC GROWTH FDF2 MONTH END PRICE 41.1500	27,004.96	30,974.59
AMERICA MOVIL S.A.B. DE C.V. MONTH END PRICE 23.1400	80,699.72	75,320.70
AMERICA MOVIL SAB DE CV COMPANY GUAR 03/20 5.	99,356.00	116,347.20
AMERICA MOVIL SAB DE CV COMPANY GUAR 11/17 5.625	49,816.50	59,862.30
AMERICA S CAR MART INC COMMON STOCK USD.01	727,502.33	966,402.00
AMERICAN AXLE 6.6250% 10/15/22 MONTH END PRICE 102.0000	4,860.00	5,100.00
AMERICAN BALANCED FD INC R5 MONTH END PRICE 20.4100	62,892.38	73,080.86
AMERICAN BALANCED FUND CL F MONTH END PRICE 20.3900	9,321.51	10,049.93
AMERICAN BEACON BALANCED INV MONTH END PRICE 13.0500	10,288.48	10,844.33
AMERICAN BEACON FDSSIM HYLD INV MONTH END PRICE 10.3000	15,712.50	16,569.41
AMERICAN BEACON INTL EQT INV MONTH END PRICE 16.4800	110,488.92	97,932.50
AMERICAN BEACON LARGECAP VAL INV MONTH END PRICE 20.5400	213,026.56	231,710.57
AMERICAN BEACON SMALL CAP VAL INV MONTH END PRICE 20.7700	18,358.87	23,028.01
AMERICAN CAMPUS COMMUNITIES MONTH END PRICE 46.1300	41,143.70	45,234.92
AMERICAN CAPITAL 8% MONTH END PRICE 25.6999	7,652.75	7,709.97
AMERICAN CAPITAL AGENCY MONTH END PRICE 28.9000	1,877,297.72	1,691,743.15
AMERICAN CAPITAL INC BUILDER R5 MONTH END PRICE 52.7800	71,190.04	72,847.59
AMERICAN CAPITAL LTD MONTH END PRICE 12.0205	86,808.24	97,395.56
AMERICAN CENT GLOBAL GOLD FUND MONTH END PRICE 17.9700	67,542.90	64,980.62
AMERICAN CENT ONE CHOICE VERY CONSRV MONTH END PRICE 11.3800	5,133.48	5,928.58
AMERICAN CENTRY STRAT ALLC AGRSV INV MONTH END PRICE 8.0500	63,276.70	62,933.64
AMERICAN CENTURY CAPITAL VALUE FUND MONTH END PRICE 6.8400	1,568.36	1,581.26
AMERICAN CENTURY DIVERSIFIED BD INV MONTH END PRICE 11.1500	103,739.66	104,790.23
AMERICAN CENTURY EMERGING MRKTS INV MONTH END PRICE 8.7900	42,406.20	48,988.43
AMERICAN CENTURY EQUITY GROWTH FD I MONTH END PRICE 24.4900	556,525.48	609,364.49
AMERICAN CENTURY EQUITY INC INST CL MONTH END PRICE 7.8200	26,417.83	29,655.61
AMERICAN CENTURY EQUITY INCOME FD IN MONTH END PRICE 7.8200	519,129.93	542,627.04
AMERICAN CENTURY GOVT BOND FUND INV MONTH END PRICE 11.4500	13,127.54	13,168.42
AMERICAN CENTURY GROWTH FD INVESTOR MONTH END PRICE 26.8800	231,960.23	251,291.93
AMERICAN CENTURY HERITAGE FUND INV MONTH END PRICE 22.2900	128,858.11	138,299.78
AMERICAN CENTURY HIGH YIELD MONTH END PRICE 6.2300	127,455.23	132,092.76
AMERICAN CENTURY INFLATION ADJ BD I MONTH END PRICE 13.1800	508,127.14	527,839.05
AMERICAN CENTURY INTL BOND FUND INST MONTH END PRICE 14.6000	29,520.94	28,222.22
AMERICAN CENTURY INTL BOND FUND INV MONTH END PRICE 14.6100	78,256.65	78,823.20
AMERICAN CENTURY INTL DISCOVERY FUND MONTH END PRICE 10.2700	5,084.51	4,552.56
AMERICAN CENTURY INTL GROWTH INV CL MONTH END PRICE 11.5200	63,592.44	63,148.88
AMERICAN CENTURY LIVESTRONG 2015 INV MONTH END PRICE 12.3600	10,486.26	11,056.13

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
AMERICAN CENTURY LIVESTRONG 2020 INV MONTH END PRICE 10.7800	10,570.76	11,483.51
AMERICAN CENTURY LIVESTRONG 2025 INV MONTH END PRICE 12.6800	110,533.87	125,685.88
AMERICAN CENTURY LIVESTRONG 2035 INV MONTH END PRICE 13.1400	17,817.31	19,338.64
AMERICAN CENTURY LIVESTRONG 2040 INV MONTH END PRICE 10.6400	2,659.01	2,607.01
AMERICAN CENTURY LIVESTRONG 2045 INV MONTH END PRICE 13.2800	1,159.90	1,181.96
AMERICAN CENTURY ONE CHOICE PORT AGG MONTH END PRICE 13.2500	55,632.37	58,846.40
AMERICAN CENTURY ONE CHOICE PORT MONTH END PRICE 13.3700	6,675.76	7,119.69
AMERICAN CENTURY REAL ESTATE FD INV MONTH END PRICE 23.5600	2,338.27	3,266.31
AMERICAN CENTURY SHORT DURATION INV MONTH END PRICE 10.5400	53,599.51	53,491.91
AMERICAN CENTURY SMALL COMPANY FUND MONTH END PRICE 8.7300	4,194.47	4,016.07
AMERICAN CENTURY STRAT MONTH END PRICE 10.3800	14,833.50	15,245.15
AMERICAN CENTURY ULTRA FUND INV MONTH END PRICE 26.0400	62,039.50	70,226.73
AMERICAN CENTURY UTILITIES FD INV MONTH END PRICE 15.0300	44,935.96	45,034.76
AMERICAN CENTURY VALUE FUND INV MONTH END PRICE 6.3700	125,942.61	133,278.08
AMERICAN CENTURY VISTA INV MONTH END PRICE 17.7500	21,716.53	18,630.76
AMERICAN CENTURY ZERO COUPON 2020 IN MONTH END PRICE 99.3500	6,734.81	7,159.86
AMERICAN CENTURY ZERO COUPON 2025 IN MONTH END PRICE 89.3600	107,158.15	108,758.18
AMERICAN CENTURY ZERO CPN 2015 INV MONTH END PRICE 114.1700	50,169.37	62,906.87
AMERICAN CENTUTY MIDCAP VALUE FD INV MONTH END PRICE 13.0300	285,522.21	318,533.63
AMERICAN CENTY 1 CHOICE PORT MOD MONTH END PRICE 12.7200	9,049.22	9,423.20
AMERICAN CENTY INVT TR MONTH END PRICE 11.2400	51,505.60	51,952.04
AMERICAN ELEC PWR INC MONTH END PRICE 42.6800	337,337.12	371,301.56
AMERICAN ELECTRIC POWER COMMON STOCK USD6.5	396,493.81	485,997.16
AMERICAN ENERGY DEV MONTH END PRICE 0.1100	1,076.95	110.00
AMERICAN ENTERPRISE DEV MONTH END PRICE 0.0000	277.90	—
AMERICAN EX CENT 3.5% 9/12/16 MONTH END PRICE 1.0755	5,000.00	5,377.55
AMERICAN EXPRES 8.1250% 05/20/19 MONTH END PRICE 135.3574	5,042.50	6,767.87
AMERICAN EXPRESS CO COMMON STOCK USD.2	1,308,209.59	1,392,165.60
AMERICAN EXPRESS CO COMMON STOCK USD.2	637,064.51	1,319,280.96
AMERICAN EXPRESS CO SR UNSECURED 144A 12/22 2.65	259,843.00	229,084.14
AMERICAN EXPRESS CO SUBORDINATED 09/66 VAR	62,515.07	64,425.00
AMERICAN EXPRESS CO MONTH END PRICE 57.4800	585,490.53	624,836.71
AMERICAN FD AMCAP FUND F1 MONTH END PRICE 21.5900	9,657.85	12,819.02
AMERICAN FD AMERICAN MUTUAL FD CL F1 MONTH END PRICE 28.2600	10,000.00	11,259.89
AMERICAN FD BOND FD OF AMERICA CL F1 MONTH END PRICE 12.9500	88,731.76	95,855.28
AMERICAN FD BOND FUND OF AMERICA R5 MONTH END PRICE 12.9500	88,939.82	91,537.33
AMERICAN FD CAPITAL INCOME BUILDER A MONTH END PRICE 52.7700	19,332.87	17,002.60
AMERICAN FD CAPITAL WORLD GR/INC R5 MONTH END PRICE 37.2000	16,590.99	16,651.39
AMERICAN FD EUROPACIFIC GR FD CL F1 MONTH END PRICE 40.9900	397,017.14	415,787.76
AMERICAN FD FUNDAMENTAL INV FD CL F1 MONTH END PRICE 40.7600	72,904.11	86,409.98
AMERICAN FD GROWTH FD OF AMER R5 MONTH END PRICE 34.3000	131,791.03	146,802.15
AMERICAN FD GROWTH FUND OF AMERICA F MONTH END PRICE 34.1400	297,730.28	329,690.08
AMERICAN FD HIGH INCOME TRUST CL A MONTH END PRICE 11.3600	28,638.12	30,005.63
AMERICAN FD HIGH INCOME TRUST CL F1 MONTH END PRICE 11.3600	233,288.42	242,304.43
AMERICAN FD INCOME FUND CL F1 MONTH END PRICE 18.0300	58,715.39	57,688.45
AMERICAN FD INCOME FUND OF AMERICA MONTH END PRICE 18.0600	20,884.01	19,890.09
AMERICAN FD NEW ECONOMY R5 MONTH END PRICE 28.4800	9,782.10	10,886.17
AMERICAN FD NEW PERSPECTIVE FD CL R5 MONTH END PRICE 31.2200	136,733.75	154,570.34
AMERICAN FD NEW WORLD FD CL A MONTH END PRICE 54.4900	53,854.20	56,447.88
AMERICAN FD NEW WORLD MONTH END PRICE 54.1000	35,248.26	40,902.25
AMERICAN FD NEWPERSPECTIVE CL F1 MONTH END PRICE 31.1100	20,790.46	23,837.38
AMERICAN FINANCIAL GROUP INC COMMON STOCK NPV	143,302.95	146,224.00
AMERICAN FUNDAMENTAL INVESTOR R5 MONTH END PRICE 40.7900	67,050.99	87,589.26
AMERICAN FUNDS AMCAP R5 MONTH END PRICE 21.8100	206.45	223.99

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
AMERICAN FUNDS AMERICAN HI INC TR R5 MONTH END PRICE 11.3600	21,548.48	22,445.05
AMERICAN FUNDS AMERICAN MUTUAL A MONTH END PRICE 28.3600	83,352.85	94,785.10
AMERICAN FUNDS BOND FUND OF AMER A MONTH END PRICE 12.9500	94,580.42	94,579.06
AMERICAN FUNDS CAPITAL WORLD G/I A MONTH END PRICE 37.2000	71,041.10	61,963.89
AMERICAN FUNDS INCM FUND OF AMER R5 MONTH END PRICE 18.0600	69,328.06	76,384.93
AMERICAN FUNDS NEW PERSPECTIVE R6 MONTH END PRICE 31.2500	13,712.66	13,909.50
AMERICAN FUNDS NEW WORLD R5 MONTH END PRICE 54.5900	25,461.36	28,438.82
AMERICAN FUNDS SMALLCAP WORLD R5 MONTH END PRICE 40.2500	20,131.31	21,031.15
AMERICAN FUNDS WASHINGTON MUTUAL R5 MONTH END PRICE 31.1900	63,172.56	58,484.90
AMERICAN GEN FIN 5.75% 9/15/16 MONTH END PRICE 90.6250	20,241.15	22,656.25
AMERICAN GEN FIN CORP 6% 12/15/14 MONTH END PRICE 97.3750	7,617.10	9,737.50
AMERICAN GREEN GROUP NEW MONTH END PRICE 0.0001	864.95	—
AMERICAN INCOME FD INC MONTH END PRICE 8.3700	2,973.90	3,008.19
AMERICAN INTERNATIONAL GROUP COMMON STOCK USD2.5	2,504,768.09	1,222,121.30
AMERICAN INTERNATIONAL GROUP MONTH END PRICE 35.3000	472,399.03	509,626.10
AMERICAN INTL GP 21WTS 1/19/11 MONTH END PRICE 13.8000	12,941.29	14,338.20
AMERICAN INTL GROUP IN 5.6% 10/18/16 MONTH END PRICE 114.2382	26,112.49	35,413.84
AMERICAN INTL GROUP SR UNSECURED 01/18 5.85	19,889.80	23,643.94
AMERICAN INTL GROUP SR UNSECURED 08/18 8.25	140,000.00	183,944.04
AMERICAN INTL GROUP SR UNSECURED 144A 11/13 3.75	100,731.00	102,581.90
AMERICAN INTL PETE CORP NEW MONTH END PRICE 0.0000	3,347.50	—
AMERICAN INVSTMNT CO OF AMERICA R5 MONTH END PRICE 30.1500	66,276.19	63,326.07
AMERICAN LIBERTY PET MONTH END PRICE 0.0402	1,779.17	201.00
AMERICAN LITHIUM MINERALS IN MONTH END PRICE 0.0075	55,344.09	862.69
AMERICAN LORAIN CORP MONTH END PRICE 1.2801	13,306.95	6,400.50
AMERICAN PAC RIM COMM CP MONTH END PRICE 0.0000	156.95	—
AMERICAN POWER CORP MONTH END PRICE 0.0590	67,262.27	3,009.00
AMERICAN PUBLIC EDUCATION MONTH END PRICE 36.1200	3,664.60	3,612.00
AMERICAN REALTY CAPITAL TRUST MONTH END PRICE 11.5400	19,280.75	22,064.48
AMERICAN SAFETY INS HOLDINGS COMMON STOCK USD.01	131,190.55	141,900.00
AMERICAN SCIENCE & ENG MONTH END PRICE 65.2100	29,274.23	30,067.46
AMERICAN SECURITY RES CP MONTH END PRICE 0.0001	3,527.80	175.00
AMERICAN SELECT PORT MONTH END PRICE 10.9300	19,294.88	17,829.21
AMERICAN SIERRA GOLD NEW MONTH END PRICE 0.1150	4,065.27	30.71
AMERICAN SMALL CAPITAL WORLD FD A MONTH END PRICE 39.9100	37,421.73	38,956.95
AMERICAN SOFTWARE CL A MONTH END PRICE 7.7600	656.50	776.00
AMERICAN STS WTR CO MONTH END PRICE 47.9800	35,648.70	50,982.91
AMERICAN SUPERCONDUCTOR CORP COMMON STOCK USD.01	155,628.73	134,668.00
AMERICAN SUPERCONDUCTOR CORP MONTH END PRICE 2.6200	27,155.59	6,248.70
AMERICAN TOWER CORP REIT USD.01	1,182,736.89	1,339,398.18
AMERICAN TOWER CORP REIT USD.01	412,232.42	714,052.07
AMERICAN TOWER CORP REIT MONTH END PRICE 77.2700	175,780.18	197,956.10
AMERICAN UNITY INVTS INC MONTH END PRICE 0.0000	2,159.76	—
AMERICAN US GOVT SEC FD R5 MONTH END PRICE 14.2100	47,480.83	50,512.24
AMERICAN VANGUARD CORP MONTH END PRICE 31.0700	3,166.95	3,107.00
AMERICAN WATER WORKS CO MONTH END PRICE 37.1300	44,594.55	49,266.81
AMERICAN WOODMARK CORP COMMON STOCK NPV	106,514.40	111,280.00
AMERICANWEST BANCORP MONTH END PRICE 0.0250	2,873.90	750.00
AMERICAS WIND ENERGY CP MONTH END PRICE 0.0147	2,960.87	52.92
AMERIGO RESOURCES LTD MONTH END PRICE 0.5890	7,753.40	11,780.00
AMERIPRISE FINANCIAL INC COMMON STOCK USD.01	264,221.21	316,281.50
AMERIPRISE FINANCIAL INC COMMON STOCK USD.01	498,035.10	733,459.93
AMERIPRISE FINANCIAL INC COMMON STOCK USD.01	115,316.32	309,266.94
AMERIQUEST MORTGAGE SECURITIES AMSI 2004 R2 A1A	59,521.35	66,852.01

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
AMERISAFE INC COMMON STOCK USD.01	314,436.04	327,000.00
AMERISAFE INC MONTH END PRICE 27.2500	2,741.59	4,523.50
AMERISOURCEBERGEN CORP COMMON STOCK USD.01	101,640.47	239,778.54
AMERISOURCEBERGEN CORP MONTH END PRICE 43.1800	79,747.40	96,033.22
AMERISTOCK FUND MONTH END PRICE 38.0500	39,215.20	38,851.68
AMERITYRE CORPORATION MONTH END PRICE 0.1400	536.96	42.00
AMERLITHIUM CORP MONTH END PRICE 0.0093	197,335.13	2,719.13
AMERN CAPITAL MTG IN MONTH END PRICE 23.5700	133,009.02	132,583.87
AMERN EAGLE ENERGY NEW MONTH END PRICE 0.8200	331.01	182.86
AMERN EAGLE OUTFITRS INC MONTH END PRICE 20.5100	31,184.03	34,558.48
AMERN EQUITY INVT LIFE HLD MONTH END PRICE 12.2100	10,821.04	10,208.07
AMERN FINANCIAL GP NEW MONTH END PRICE 39.5200	68,832.20	93,282.39
AMERN HOME MORTGAGE INVT MONTH END PRICE 0.0066	595.04	2.73
AMERN ORIENTAL BIO NEW MONTH END PRICE 0.3400	2,792.22	184.62
AMGEN INC COMMON STOCK USD.0001	1,052,256.98	1,563,168.88
AMGEN INC SR UNSECURED 11/21 3.875	152,817.00	164,727.60
AMGEN INCORPORATED MONTH END PRICE 86.2000	220,665.16	277,397.38
AMIDEX35 ISRAEL MUTUAL MONTH END PRICE 12.4600	12,744.78	10,595.83
AMISH NATURALS INC MONTH END PRICE 0.0000	2,959.23	—
AMKOR TECHNOLOG 7.375%18 MONTH END PRICE 103.7500	5,294.25	5,187.50
AMKOR TECHNOLOGY INC MONTH END PRICE 4.2408	5,570.10	4,240.80
AMN HEALTHCARE SERVICES MONTH END PRICE 11.5500	7,050.12	9,205.35
AMOROCORP INC MONTH END PRICE 0.0000	1,030.00	—
AMPHENOL CORP CL A COMMON STOCK USD.001	155,890.71	245,536.50
AMPHENOL CORP CL A MONTH END PRICE 64.7000	32,129.30	38,820.00
AMPLIPHI BIOSCIENCES CP MONTH END PRICE 0.1750	3,738.31	1,750.00
AMR CORP DEL 9% 9/15/16 MONTH END PRICE 78.5000	9,885.00	7,850.00
AMR CORP DEL MONTH END PRICE 0.7950	93,179.15	133,777.04
AMR CORP MONTH END PRICE 19.0310	2,011.77	1,903.10
AMRN 130119C00009000 MONTH END PRICE 35.0000	(735.42)	(350.00)
AMRN 130316C00011000 MONTH END PRICE 55.0000	(1,620.18)	(1,650.00)
AMTECH SYS INCNEW MONTH END PRICE 3.2200	45,684.42	7,760.20
AMTRUST FINL SVCS MONTH END PRICE 28.6900	37,733.89	42,339.39
AMWEST IMAGING INC MONTH END PRICE 0.0003	87,720.29	81.24
AMYRIS INC MONTH END PRICE 3.1200	6,974.90	3,744.00
ANADARKO FINANCE CO COMPANY GUAR 05/31 7.5	87,656.53	105,845.28
ANADARKO PETE COR 7.2000% 03/15/29 MONTH END PRICE 118.7441	13,661.03	20,186.50
ANADARKO PETE CORP 5.95% 9/15/16 MONTH END PRICE 115.0066	6,918.00	9,200.53
ANADARKO PETRO 6.375% 9/15/17 MONTH END PRICE 119.2672	22,575.80	23,853.44
ANADARKO PETROLEUM CORP COMMON STOCK USD.1	811,920.71	888,376.05
ANADARKO PETROLEUM CORP COMMON STOCK USD.1	428,066.63	874,405.77
ANADARKO PETROLEUM CORP SR UNSECURED 09/17 6.375	117,658.93	125,421.98
ANADARKO PETROLEUM CORP MONTH END PRICE 74.3100	171,203.20	177,998.54
ANADIGICS INC COMMON STOCK USD.01	67,398.91	93,240.00
ANADIGICS INC MONTH END PRICE 2.5200	23,944.00	20,202.84
ANALOG DEVICES INC COMMON STOCK USD.167	1,296,565.16	1,360,851.30
ANALOG DEVICES INC COMMON STOCK USD.167	225,935.32	294,882.66
ANALOG DEVICES MONTH END PRICE 42.0600	1,856.27	2,135.47
ANAREN MICROWAVE INC MONTH END PRICE 19.4500	13,555.88	12,642.50
ANAVEX LIFE SCIENCES CORP MONTH END PRICE 0.7900	57,978.92	15,800.00
ANDERSONS INC MONTH END PRICE 42.9000	23,255.12	25,740.00
ANDERSONS INC/THE COMMON STOCK NPV	813,513.83	827,970.00
ANDERSONS INC/THE COMMON STOCK NPV	878,557.83	977,047.50
ANDIAMO CORP MONTH END PRICE 0.0018	306.95	90.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ANDREA ELECTRONICS CORP MONTH END PRICE 0.0320	283.20	96.00
ANGIODYNAMICS INC MONTH END PRICE 10.9900	40,024.20	32,970.00
ANGLO AMER PLATINUM ADRF MONTH END PRICE 8.7100	38,068.08	18,203.90
ANGLO AMERICAN PLC COMMON STOCK USD.54945	960,378.02	743,771.49
ANGLO AMERN PLC ADR MONTH END PRICE 15.6100	81,919.61	55,056.47
ANGLOGOLD ASHANTI ADR MONTH END PRICE 31.3700	111,308.16	91,474.92
ANHEUSER BUSCH INBEV NV COMMON STOCK NPV	537,145.33	653,754.23
ANHEUSER BUSCH INBEV SA/NV MONTH END PRICE 87.4100	151,348.43	162,407.78
ANHEUSER BUSCH INBEV SPN ADR ADR	980,703.92	1,029,689.80
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 01/20 5.375	278,008.84	316,428.84
ANHEUSER BUSCH INBEV WOR COMPANY GUAR 07/22 2.5	109,469.80	110,688.60
ANIKA THERAPEUTICS INC MONTH END PRICE 9.9400	29,809.28	19,880.00
ANN INC MONTH END PRICE 33.8400	21,765.27	23,688.00
ANNALY MTG MGMT INC MONTH END PRICE 14.0400	2,653,331.35	2,238,600.92
ANNALY MTG MGMT PFD MONTH END PRICE 25.4100	20,944.62	20,554.42
ANNIE S INC COMMON STOCK USD.001	92,125.86	78,226.20
ANSYS INC MONTH END PRICE 67.3400	4,712.40	5,050.50
ANTARES PHARMA INC MONTH END PRICE 3.8100	54,422.07	54,102.00
ANTHEM RESOURCES INC F MONTH END PRICE 0.1284	959.33	849.49
ANTHERA PHARMACEUTIC MONTH END PRICE 0.6200	4,797.39	3,100.00
ANTHRACITE CAP INC MONTH END PRICE 0.0000	1,594.56	—
ANTRIM ENERGY MONTH END PRICE 0.5290	820.73	158.70
ANWORTH MTG 8.625% PFD MONTH END PRICE 25.6500	6,321.95	6,412.50
ANWORTH MTG ASSET CORP MONTH END PRICE 5.7800	11,871.94	10,346.52
AOL INC MONTH END PRICE 29.6100	84,492.24	73,718.62
AON PLC CLASS A MONTH END PRICE 55.6100	2,145.46	2,780.50
AON PLC COMMON STOCK USD.01	248,777.19	416,888.80
AON PLC COMMON STOCK USD.01	276,855.77	350,280.00
AP PHARMA INC NEW MONTH END PRICE 0.5450	34,599.85	31,980.60
APA 130216C00080000 MONTH END PRICE 228.0000	(671.75)	(684.00)
APA GROUP ORD MONTH END PRICE 5.7413	47,896.06	60,283.65
APACHE CORP 6% PFD MONTH END PRICE 45.7000	4,931.95	4,570.00
APACHE CORP COMMON STOCK USD.625	1,523,050.91	1,259,140.00
APACHE CORP COMMON STOCK USD.625	492,787.01	715,606.00
APACHE CORP SR UNSECURED 04/22 3.25	79,728.80	84,784.48
APACHE CORP SR UNSECURED 04/43 4.75	54,661.30	54,430.35
APACHE CORP SR UNSECURED 09/13 6.	109,423.60	114,180.77
APACHE CORP SR UNSECURED 09/40 5.1	29,731.02	34,102.23
APACHE CORP MONTH END PRICE 78.5000	1,352,381.22	1,249,085.64
APARTMENT INVT & MGMT CL A MONTH END PRICE 27.0600	6,181.03	7,766.22
APARTMENT INVT + MGMT CO A REIT USD.01	78,064.66	90,353.34
APERAM F MONTH END PRICE 15.6700	611.25	235.05
APEX SILVER MINES LTD MONTH END PRICE 0.0000	10,294.31	—
APOGEE ENTERPRISES INC COMMON STOCK USD.333	90,113.01	93,483.00
APOGEE ENTERPRISES INC MONTH END PRICE 23.9700	41,505.91	52,962.39
APOGEE TECHNOLOGY INC MONTH END PRICE 0.0000	14,354.85	—
APOLLO GROUP INC CL A COMMON STOCK NPV	2,062,951.47	1,480,048.16
APOLLO GROUP INC CL A COMMON STOCK NPV	124,778.43	50,249.84
APOLLO GROUP INC CLASS A MONTH END PRICE 20.9200	17,584.77	17,886.60
APOLLO INVESTMENT CORP COMMON STOCK USD.001	453,227.40	451,440.00
APOLLO INVESTMENT CORP MONTH END PRICE 8.3600	146,092.79	150,722.74
APOLLO RESIDENTIAL M MONTH END PRICE 20.1900	25,180.09	25,393.71
APOLLO RESIDENTIAL MORTGAGE COMMON STOCK USD.01	464,195.09	508,788.00
APOLO GOLD & ENERGY NEW MONTH END PRICE 0.0900	1,827.36	774.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
A-POWER EGY GENERTN SYS MONTH END PRICE 0.0000	4,524.37	—
APPLE INC COMMON STOCK NPV	993,000.26	2,318,680.50
APPLE INC COMMON STOCK NPV	3,491,889.05	4,990,226.86
APPLE INC COMMON STOCK NPV	2,532,333.67	3,891,119.00
APPLE INC COMMON STOCK NPV	1,183,632.42	3,014,284.65
APPLE INC COMMON STOCK NPV	2,579,771.14	11,769,302.40
APPLE INC MONTH END PRICE 532.1729	67,095,176.55	63,161,894.34
APPLESEED FD INST CL MONTH END PRICE 12.8300	26,231.46	27,030.31
APPLESEED FD INVESTOR CL MONTH END PRICE 12.8000	43,870.63	45,196.94
APPLIED DNA SCIENCES INC MONTH END PRICE 0.2100	2,274.40	1,995.00
APPLIED MATERIALS INC COMMON STOCK USD.01	544,839.25	515,944.00
APPLIED MATERIALS INC COMMON STOCK USD.01	705,613.50	671,242.00
APPLIED MATERIALS INC COMMON STOCK USD.01	342,949.38	322,802.48
APPLIED MATERIALS INC MONTH END PRICE 11.4400	124,075.41	114,370.28
APPLIED MICRO CIRCUITS CORP COMMON STOCK USD.01	61,672.04	65,394.00
APPLIED MICRO CIRCUITS CORP COMMON STOCK USD.01	424,260.01	545,160.00
APPLIED MICRO CIRCUITS NEW MONTH END PRICE 8.4200	480.92	421.00
APPLIED NEUROSOLUTIONS INC MONTH END PRICE 0.0030	10,569.95	3.00
APPLIED SOLAR INC MONTH END PRICE 0.0000	1,107.75	—
APPLIEDTHEORY CORP MONTH END PRICE 0.0000	11,260.36	—
APRIA HLTHCRE 12.375%14 MONTH END PRICE 98.7500	23,494.53	24,687.50
APRICUS BIOSCIENCES INC MONTH END PRICE 1.9900	6,615.95	3,940.20
AQR DIVERSIFIED ARBITRAGE I MONTH END PRICE 11.0400	90,951.02	91,058.31
AQR MANAGED FUTURES STRATEGY I MONTH END PRICE 9.7800	30,273.01	30,718.34
AQR MGD FUTURES STRAT FD CL N MONTH END PRICE 9.7300	21,911.94	20,902.42
AQR RISK BALANCED CMDY MONTH END PRICE 9.8700	23,000.00	22,371.82
AQR RISK PARITY FD CL I MONTH END PRICE 11.4900	21,168.55	21,992.66
AQR RISK PARITY FD N MONTH END PRICE 11.4700	15,747.21	15,254.60
AQUA AMERICA INC MONTH END PRICE 25.4200	42,609.29	52,112.47
AQUALIV TECHNOLOGIES INC MONTH END PRICE 0.0010	44.50	1.78
AQUILEX HLDGS 11.125%16 MONTH END PRICE 52.2500	49,534.90	26,125.00
ARABIAN SHIELD DEV CO MONTH END PRICE 8.3100	6,287.42	6,897.30
ARAFURA RESOURCES ORD MONTH END PRICE 0.1869	99,905.24	19,334.81
ARBITRAGE FUND CL I MONTH END PRICE 12.7700	18,584.13	18,196.15
ARBITRAGE FUND CL R MONTH END PRICE 12.5500	18,759.15	18,686.86
ARC RESOURCES LTD CDA F MONTH END PRICE 24.5600	55,943.12	63,929.68
ARCA BIOPHARMA INC MONTH END PRICE 0.3800	437.87	38.76
ARCELOR MITTAL NY NEW MONTH END PRICE 17.4700	316,467.64	358,135.00
ARCELORMITTAL 6.125% 6/01/18 MONTH END PRICE 101.5558	14,970.00	15,233.37
ARCELORMITTAL 9.8500% 06/01/19 MONTH END PRICE 120.7220	6,434.35	6,036.10
ARCELORMITTAL COMMON STOCK	520,072.68	297,750.16
ARCELORMITTAL SR UNSECURED 02/17 5.	49,087.50	50,469.75
ARCH COAL 8.7500% 08/01/16 MONTH END PRICE 103.7500	4,846.00	5,187.50
ARCH COAL INC 7.2500% 10/01/20 MONTH END PRICE 92.2500	5,219.25	4,612.50
ARCH COAL INC COMPANY GUAR 06/19 7.	30,017.05	27,900.00
ARCH COAL INC MONTH END PRICE 7.3200	107,086.16	88,784.67
ARCHER DANIELS MIDLAND CO COMMON STOCK NPV	333,972.06	325,941.00
ARCHER DANIELS MIDLAND CO COMMON STOCK NPV	1,148,331.47	1,196,943.00
ARCHER DANIELS MIDLAND CO COMMON STOCK NPV	1,000,997.04	913,456.50
ARCHER DANIELS MIDLAND CO COMMON STOCK NPV	301,083.91	423,750.69
ARCHER DANIELS MIDLAND CO MONTH END PRICE 27.3900	125,638.61	122,200.96
ARCOS DORADOS HOLDINGS F MONTH END PRICE 11.9600	54,403.23	40,580.28
ARCTIC GLACIER INCOME FD MONTH END PRICE 0.2150	20.28	43.00
ARENA PHARMACEUTICALS INC COMMON STOCK USD.0001	472,730.51	476,472.48

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ARENA PHARMACEUTICALS INC MONTH END PRICE 9.0200	1,030,087.57	1,091,194.50
ARES CAPITAL CORP COMMON STOCK USD.001	1,344,923.60	1,481,375.00
ARES CAPITAL CORP MONTH END PRICE 17.5000	99,675.44	115,877.92
AREVA SA ADR MONTH END PRICE 1.6500	10,603.93	3,300.00
AREVA SOCIETE ORD F MONTH END PRICE 16.9020	10,141.78	2,873.34
ARGAN INC COMMON STOCK USD.15	503,444.83	489,600.00
ARGAN INC MONTH END PRICE 18.0000	6,386.15	8,514.00
ARGENT SECURITIES INC. ARSI 2004 W10 A2	168,209.86	158,066.67
ARGENTEX MNG CORP CDA F MONTH END PRICE 0.2400	3,289.76	735.84
ARGO GROUP INTL HLDGS MONTH END PRICE 33.5900	3,673.95	3,359.00
ARGONAUT GOLD INC F MONTH END PRICE 9.4840	5,168.41	9,484.00
ARGUS METALS CORP MONTH END PRICE 0.0101	39,493.61	1,010.00
ARIAD PHARMACEUTICALS INC COMMON STOCK USD.001	886,076.58	742,266.00
ARIAD PHARMACEUTICALS MONTH END PRICE 19.1800	26,543.47	23,975.00
ARIEL APPRECIATION FUND MONTH END PRICE 41.0200	38,812.54	40,721.05
ARIEL FUND MONTH END PRICE 51.2100	59,822.89	67,507.68
ARIEL WAY INC MONTH END PRICE 0.0000	9,794.09	—
ARISTA POWER INC NEW MONTH END PRICE 1.1600	2,781.41	580.00
ARK RESTAURANTS CORP MONTH END PRICE 16.8500	8,780.30	10,110.00
ARKEMA COMMON STOCK EUR10.	360,369.79	558,526.75
ARLINGTON ASSET INVESTMENT A COMMON STOCK USD.01	350,321.46	344,782.00
ARM HLDGS PLC ADR MONTH END PRICE 37.8300	62,721.77	78,194.61
ARM HOLDINGS PLC COMMON STOCK GBP.0005	392,501.98	641,097.85
ARMADA OIL INC MONTH END PRICE 0.5000	1,019.95	100.00
ARMH 130119C00028000 MONTH END PRICE 970.0000	(498.48)	(5,820.00)
ARMOUR RESIDENTIAL R MONTH END PRICE 6.4700	721,382.86	660,507.75
ARNA 130119C00010000 MONTH END PRICE 24.0000	(871.46)	(432.00)
ARQULE MONTH END PRICE 2.7900	14,398.95	13,950.00
ARRHYTHMIA RESH TECH MONTH END PRICE 2.3000	4,212.76	1,150.00
ARRIS GROUP INC COMMON STOCK USD.01	974,511.02	1,024,884.00
ARROW ELECTRS INC 7.5000% 01/15/27 MONTH END PRICE 122.2534	5,384.65	6,112.67
ARROW ELECTRS INC MONTH END PRICE 38.0800	4,046.21	3,808.00
ARROW MGD FUTURES STRAT FD CL A MONTH END PRICE 8.4800	46,682.40	42,170.51
ARTHROCARE CORP MONTH END PRICE 34.5900	3,914.62	3,804.90
ARTIFICIAL LIFE INC MONTH END PRICE 0.0300	9,238.06	210.00
ARTIO GLOBAL HIGH INCOME CL I MONTH END PRICE 9.9400	116,715.54	112,167.40
ARTIO GLOBAL HIGH INCOME FUND CL A MONTH END PRICE 10.4400	281,156.46	283,003.18
ARTIO GLOBAL INVESTORS INC COMMON STOCK USD.001	59,297.63	54,986.00
ARTIO INTL EQUITY FUND CL A MONTH END PRICE 25.2600	325,030.38	245,149.92
ARTIO INTL EQUITY FUND II CL A MONTH END PRICE 10.8300	37,407.88	33,217.67
ARTIO TOTAL RETURN BOND FUND A MONTH END PRICE 13.8800	81,575.11	83,194.15
ARTISAN GLOBAL OPPTY INV CL MONTH END PRICE 14.7300	35,439.05	36,899.67
ARTISAN GLOBAL VALUE FUND MONTH END PRICE 11.9700	22,088.27	25,381.12
ARTISAN INTERNATIONAL FUND INV MONTH END PRICE 24.5900	436,165.06	464,256.89
ARTISAN INTERNATIONAL SMALL CAP FUND MONTH END PRICE 22.3800	21,325.10	28,329.14
ARTISAN INTERNATIONAL VALUE FUND MONTH END PRICE 30.3800	146,331.78	182,960.36
ARTISAN MIDCAP FD MONTH END PRICE 37.5400	100,656.50	105,734.11
ARTISAN MIDCAP VALUE FUND MONTH END PRICE 20.7900	311,178.56	373,714.53
ARTISAN SMALL CAP INVESTOR FUND MONTH END PRICE 20.7400	194,840.08	215,720.87
ARTISAN VALUE FUND INV MONTH END PRICE 11.2700	11,588.61	11,920.26
ASA BERMUDA LTD MONTH END PRICE 21.5300	83,930.83	75,377.13
ASCENA RETAIL GROUP INC MONTH END PRICE 18.4700	21,593.25	24,472.75
ASCENDIA BRANDS INC MONTH END PRICE 0.0003	4,119.90	1.95
ASCENT CAPITAL GROUP, INC. MONTH END PRICE 61.9400	14.29	61.94

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ASCENT SOLAR TECH INC MONTH END PRICE 0.6200	7,875.15	3,242.60
ASG GLOBAL ALTERNATIFD CL A MONTH END PRICE 10.6200	1,471.00	1,484.98
ASG MGD FUTURES MONTH END PRICE 9.1100	607.67	584.03
ASHFORD HOSPITALITY TR MONTH END PRICE 10.5100	3,111.25	6,839.36
ASHLAND INC COMMON STOCK USD.01	349,355.05	418,132.00
ASHLAND INC NEW MONTH END PRICE 80.4100	17,185.91	22,916.85
ASIA GLOBAL CROSSING LTD MONTH END PRICE 0.0004	715.19	0.40
ASIA GLOBAL HOLDINGS CORP MONTH END PRICE 0.0010	1,129.95	4.00
ASIA PULP & PAPER MONTH END PRICE 0.0000	104.04	—
ASIAINFO HOLDINGS INC MONTH END PRICE 10.8500	1,668.02	1,139.25
ASIF GLOBAL FINANCNG XIX SR SECURED 144A 01/13 4.9	9,987.60	10,014.12
ASM PACIFIC TECHNOLOGY COMMON STOCK HKD.1	506,082.76	495,917.08
ASML HOLDING NV COMMON STOCK EUR.09	150,995.03	251,966.75
ASML HOLDING NV NY REG SHS NY REG SHRS EUR.09	12,972.95	23,702.88
ASPEN INSURANCE HOLDING MONTH END PRICE 32.0800	4,696.18	5,614.00
ASPEN INSURANCE HOLDINGS LTD COMMON STOCK USD.514456	920,597.53	1,068,264.00
ASPEN PHARMACARE HOLDINGS LT COMMON STOCK ZAR.39067	209,102.66	269,265.43
ASSET BACKED SECURITIES CORP H ABSHE 2003 HE7 M1	57,566.75	69,763.72
ASSICURAZIONI GENERALI COMMON STOCK EUR1.	250,010.09	283,497.18
ASSOCIATED BANC CORP MONTH END PRICE 13.1200	6,000.56	4,749.19
ASSOCIATED ESTATES RLTY CORP MONTH END PRICE 16.1200	7,062.27	6,809.32
ASSOCIATED MATE 9.1250% 11/01/17 MONTH END PRICE 102.0000	23,079.77	25,500.00
ASSURANT INC COMMON STOCK USD.01	248,611.65	246,370.00
ASSURANT INC COMMON STOCK USD.01	96,132.00	65,236.00
ASSURANT INC MONTH END PRICE 34.7000	11,212.60	10,410.00
ASSURED GTY MUNI 6.25%02 MONTH END PRICE 24.9300	4,306.95	4,986.00
ASSURED PHARMACY NEW MONTH END PRICE 0.3700	50,736.35	1,165.87
ASTA FUNDING INC MONTH END PRICE 9.5100	20,344.32	20,922.00
ASTEC INDS INC MONTH END PRICE 33.3600	19,277.19	20,016.00
ASTEC INDUSTRIES INC COMMON STOCK USD.2	30,456.38	31,330.20
ASTEC INDUSTRIES INC COMMON STOCK USD.2	622,780.84	714,961.83
ASTELLAS PHARMA INC COMMON STOCK	202,413.87	220,114.30
ASTELLAS PHARMA INC MONTH END PRICE 44.8500	1,117.60	986.70
ASTEX PHARMA INC MONTH END PRICE 2.9100	10,463.49	9,006.45
ASTON DOUBLELINE CORE MONTH END PRICE 11.0300	6,015,101.21	5,977,297.65
ASTON FAIRPOINTE MID CAP FD CL N MONTH END PRICE 33.3900	111,497.36	122,242.03
ASTON MONTAG & CALDWELL GRWT CL N MONTH END PRICE 23.8400	79,358.41	75,194.15
ASTON RIVER RD DIV ALL CAP VAL FD N MONTH END PRICE 11.0800	26,542.58	28,143.83
ASTON TAMRO SMALL CAP FD CL N MONTH END PRICE 19.2900	34,339.96	34,131.07
ASTRAZENECA PLC COMMON STOCK USD.25	672,422.68	707,475.99
ASTRAZENECA PLC MONTH END PRICE 47.2700	99,458.29	101,559.49
ASTROTECH CORP MONTH END PRICE 0.9000	62.97	16.20
ASYST TECHNOLOGY CORP MONTH END PRICE 0.0000	4,174.66	—
AT & T BROADBAND 9.401% 11/15/22 MONTH END PRICE 151.5639	10,550.94	15,156.39
AT+T INC COMMON STOCK USD1.	1,447,693.61	1,702,355.00
AT+T INC COMMON STOCK USD1.	860,766.68	895,000.50
AT+T INC COMMON STOCK USD1.	3,232,727.68	4,510,499.13
AT+T INC SR UNSECURED 01/38 6.3	88,112.80	102,578.00
AT+T INC SR UNSECURED 02/18 5.5	407,380.40	440,777.67
AT+T INC SR UNSECURED 05/18 5.6	11,909.80	12,062.75
AT+T INC SR UNSECURED 08/41 5.55	175,286.74	180,018.60
AT+T INC SR UNSECURED 09/14 5.1	58,023.40	64,451.94
AT+T INC SR UNSECURED 12/22 2.625	99,922.00	100,164.50
ATHABASCA URANIUM IN MONTH END PRICE 0.0650	1,903.90	650.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ATHENAHEALTH INC COMMON STOCK USD.01	329,243.88	419,619.85
ATHENAHEALTH INC MONTH END PRICE 73.2900	9,655.15	9,161.25
ATHERSYS INC MONTH END PRICE 1.0600	8,904.67	2,982.84
ATLANTIC POWER CORP MONTH END PRICE 11.4300	151,971.65	131,090.67
ATLANTIC WIND & SOLAR INC MONTH END PRICE 0.3601	3,462.95	257.47
ATLANTICUS HOLDINGS CORP MONTH END PRICE 3.3500	2,133.40	1,795.60
ATLAS AIR WORLDWIDE HOLDINGS COMMON STOCK USD.01	1,193,136.62	1,045,716.00
ATLAS COPCO AB A SHS COMMON STOCK NPV	540,455.46	697,918.71
ATLAS ENERGY LP MONTH END PRICE 34.7400	1,113.73	1,459.08
ATLAS MINING CO MONTH END PRICE 1.5400	277.82	308.00
ATLAS PIPELINE PARTNERS L P MONTH END PRICE 31.5700	9,370.61	15,785.00
ATLAS RESOURCE PARTNERS MONTH END PRICE 22.4700	89.96	89.88
ATMEL CORP MONTH END PRICE 6.5500	32,936.32	19,650.00
ATMOS ENERGY CORP MONTH END PRICE 35.1200	18,497.81	20,194.00
ATNA RESOURCES LTD MONTH END PRICE 1.1200	26,606.95	22,400.00
ATOS COMMON STOCK EUR1.	146,362.88	153,626.80
ATP OIL & GAS 1 11.8750% 05/01/15 MONTH END PRICE 10.7500	17,182.55	2,687.50
ATP OIL & GAS CORP MONTH END PRICE 0.0950	32,658.71	674.03
ATRICURE INC COMMON STOCK USD.001	18,044.91	18,630.00
ATRINSIC INC NEW MONTH END PRICE 0.0043	18.56	0.20
ATRION CORPORATION DEL MONTH END PRICE 196.0000	10,655.48	39,200.00
ATWOOD OCEANICS 6.5% 2/01/20 MONTH END PRICE 107.5000	5,113.00	5,375.00
ATWOOD OCEANICS INC COMMON STOCK USD1.	369,496.24	519,716.50
ATWOOD OCEANICS INC MONTH END PRICE 45.7900	88,167.44	95,655.31
AU OPTRONICS CORP ADR MONTH END PRICE 4.5000	5,422.27	5,683.50
AUER GROWTH FD MONTH END PRICE 5.9100	4,000.00	2,635.45
AUMN 130119C00005000 MONTH END PRICE 10.0000	(1,020.20)	(300.00)
AUMN 130119C00007500 MONTH END PRICE 3.0000	(1,200.19)	(90.00)
AURCANA CORPORATION NEW MONTH END PRICE 0.9490	7,616.48	7,627.11
AURI INC MONTH END PRICE 0.0060	1,833.63	95.04
AURICO GOLD INC F MONTH END PRICE 8.1800	20,012.83	17,513.38
AURICO GOLD INC COMMON STOCK NPV	1,003,734.09	1,024,954.00
AURION RESOURCES ORD F MONTH END PRICE 0.1410	29,891.55	7,332.00
AURIZON MINES LTD MONTH END PRICE 3.4800	11,008.13	7,203.60
AURORA OIL & GAS CORP MONTH END PRICE 0.0000	7,757.21	—
AUSTEVOLL SEAFOOD OR MONTH END PRICE 5.1017	4,812.36	6,055.72
AUSTRALIAN DOLLAR	0.84	0.84
AUSTRALIAN DOLLAR	14,721.36	14,573.99
AUSTRALIAN GOVT 6.25%15F MONTH END PRICE 111.6763	95,564.47	111,676.33
AUTO DATA PROCESSING MONTH END PRICE 56.9300	212,873.07	244,088.72
AUTODESK INC COMMON STOCK USD.01	88,832.18	184,703.75
AUTODESK MONTH END PRICE 35.3500	18,210.97	21,033.25
AUTOGRILL SPA COMMON STOCK EUR.52	99,874.57	115,808.54
AUTOIMMUNE INC MONTH END PRICE 0.0040	3,050.69	4.00
AUTOLIV INC COMMON STOCK USD1.	363,143.11	451,513.00
AUTOMATIC DATA PROCESSING COMMON STOCK USD.1	1,475,280.22	1,847,694.10
AUTOMATIC DATA PROCESSING COMMON STOCK USD.1	329,663.97	644,612.07
AUTONATION INC COMMON STOCK USD.01	13,884.61	35,809.40
AUTOZONE INC COMMON STOCK USD.01	789,134.43	762,024.50
AUTOZONE INC COMMON STOCK USD.01	137,398.19	313,316.12
AUTOZONE INC MONTH END PRICE 354.4300	48,202.09	59,898.67
AUXIER FOCUS FUND INV MONTH END PRICE 16.6300	5,053.22	6,332.89
AUY 130119C00019000 MONTH END PRICE 7.0000	(204.25)	(35.00)
AUY 130119C00020000 MONTH END PRICE 4.0000	(97.29)	(4.00)

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
AVAGO TECHNOLOGIES LTD COMMON STOCK	1,191,293.00	1,035,282.00
AVAGO TECHNOLOGIES LTD MONTH END PRICE 31.6508	5,333.43	4,747.62
AVALON CAP HLDGS CP NEW MONTH END PRICE 0.0000	16.52	—
AVALON OIL & GAS INC NEW MONTH END PRICE 0.1500	274.09	12.45
AVALON RARE METALS MONTH END PRICE 1.3600	244,616.09	68,070.72
AVALONBAY CMNTYS INC MONTH END PRICE 135.5900	36,482.18	38,172.57
AVALONBAY COMMUNITIES INC REIT USD.01	317,509.64	358,635.55
AVANIR PHARMA CL A NEW MONTH END PRICE 2.6166	20,168.93	17,060.23
AVANTAIR INC MONTH END PRICE 0.1500	599.45	37.50
AVATAR VENTURES CORP MONTH END PRICE 0.0140	1,553.87	22.40
AVE MARIA GROWTH FUND MONTH END PRICE 23.7100	5,878.83	7,459.71
AVE MARIA RISING DIVIDEND FUND MONTH END PRICE 13.4900	34,085.50	34,874.85
AVEC CORPORATION MONTH END PRICE 0.0000	7,347.93	—
AVEO PHARMACEUTICALS MONTH END PRICE 8.0500	4,593.55	2,737.00
AVERY DENNISON CORP COMMON STOCK USD1.	596,268.00	698,400.00
AVERY DENNISON CORP COMMON STOCK USD1.	114,826.14	115,236.00
AVERY DENNISON CORP COMMON STOCK USD1.	90,969.94	87,963.48
AVIAT NETWORKS INC COMMON STOCK USD.01	143,980.79	167,790.00
AVIAT NETWORKS INC MONTH END PRICE 3.2900	3,839.40	1,829.24
AVIS BUDGET CAR 9.625%18 MONTH END PRICE 111.5000	5,629.77	5,575.00
AVIS BUDGET GROUP INC MONTH END PRICE 19.8200	28,590.38	40,631.00
AVIS BUDGET RENTAL CAR FUNDING AESOP 2012 2A A 144A	74,997.98	79,088.55
AVISTA CORP MONTH END PRICE 24.1100	1,668.18	1,567.15
AVITAR INC NEW MONTH END PRICE 0.0001	3,708.00	0.02
AVIVA PLC ADR MONTH END PRICE 12.4100	1,633.73	1,898.73
AVIVA PLC ORD MONTH END PRICE 6.0615	30,009.57	12,123.00
AVNET INC COMMON STOCK USD1.	546,259.47	597,660.25
AVNET INC COMMON STOCK USD1.	510,134.49	445,375.50
AVNET INC MONTH END PRICE 30.6100	867.17	918.30
AVON PRODS INC MONTH END PRICE 14.3600	10,895.08	9,937.12
AVON PRODUCTS INC COMMON STOCK USD.25	194,786.17	144,949.84
AWARE INC MASS MONTH END PRICE 5.4800	5,708.90	6,028.00
AWG LTD NEW MONTH END PRICE 0.0900	3,917.90	90.00
AXA SA COMMON STOCK EUR2.29	685,980.88	664,569.60
AXCELIS TECHNOLOGIES INC COMMON STOCK USD.001	9,344.11	8,584.64
AXCELIS TECHNOLOGIES INC MONTH END PRICE 1.3800	119.40	89.70
AXEL SPRINGER AG COMMON STOCK EUR1.	151,143.23	139,045.13
AXION INTERNATIONAL HOLDINGS MONTH END PRICE 0.3500	14,862.27	3,255.00
AXION POWER INTL INC MONTH END PRICE 0.2800	300,808.86	154,089.60
AXIS CAP HLDGS LTD 5.75% 12/01/14 MONTH END PRICE 107.2567	9,097.00	10,725.67
AXIS ENERGY CORP MONTH END PRICE 0.0500	40,180.50	3,000.00
AXIS TECHS GROUP INC MONTH END PRICE 0.0005	5,675.70	20.30
AXM PHARMACEUTICAL INC MONTH END PRICE 0.0075	235.65	4.58
AXT INC COMMON STOCK USD.001	16,012.64	15,736.00
AXT INC MONTH END PRICE 2.8100	48,932.08	15,455.00
AZURE DYNAMICS CORP NEWF MONTH END PRICE 0.0200	3,090.45	2.50
AZZ INC COMMON STOCK USD1.	394,723.81	457,317.00
AZZ INCORPORATED MONTH END PRICE 38.4300	7,786.51	7,686.00
B & G FOODS INC NEW MONTH END PRICE 28.3100	119,948.52	141,032.61
B C E INC NEW MONTH END PRICE 42.9400	21,178.62	22,285.86
B COMMUNICATIONS ORD MONTH END PRICE 4.2214	4,884.95	1,266.42
B G C PARTNERS CLASS A MONTH END PRICE 3.4600	18,909.69	11,090.76
B M C SOFTWARE INC MONTH END PRICE 39.6200	19,557.86	19,493.04
B P PRUDHOE BAY RTY TR MONTH END PRICE 68.5400	133,942.00	84,128.82

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
B/E AEROSPACE INC MONTH END PRICE 49.4000	30,415.69	35,568.00
B2B INTERNET HOLDRS TR MONTH END PRICE 0.0000	1,288.66	—
BA 130119C00077500 MONTH END PRICE 54.0000	(268.58)	(108.00)
BA 130119C00080000 MONTH END PRICE 15.0000	(578.77)	(45.00)
BABCOCK & WILCOX CO MONTH END PRICE 26.2000	401.10	366.80
BABCOCK INTL GROUP PLC COMMON STOCK GBP.6	358,088.63	397,543.49
BAC 130119C00009000 MONTH END PRICE 264.0000	(15,156.27)	(47,520.00)
BAC 130125C00012000 MONTH END PRICE 32.0000	(129.25)	(160.00)
BAC 130216C00008000 MONTH END PRICE 364.0000	(3,873.18)	(9,464.00)
BAC 130216C00012000 MONTH END PRICE 46.0000	(539.68)	(690.00)
BAC 140118C00012000 MONTH END PRICE 162.0000	(278.77)	(486.00)
BADGER METER INC MONTH END PRICE 47.4100	3,636.33	4,254.72
BAE SYSTEMS PLC COMMON STOCK GBP.025	98,340.51	110,077.32
BAIDU COM INC ADR MONTH END PRICE 100.2900	1,439,794.74	1,221,231.33
BAIDU INC SPON ADR ADR USD.00005	1,895,251.71	1,691,691.72
BAIDU INC SPON ADR ADR USD.00005	534,832.64	458,525.88
BAIRD AGGREGATE BOND INV MONTH END PRICE 11.2100	55,912.93	57,986.96
BAIRD CORE PLUS BD INV MONTH END PRICE 11.6700	430,614.58	444,668.06
BAJA MINING CORP MONTH END PRICE 0.1092	79,021.25	10,920.00
BAKER HUGHES INC COMMON STOCK USD1.	548,270.19	516,626.00
BAKER HUGHES INC COMMON STOCK USD1.	870,606.71	788,212.00
BAKER HUGHES INC COMMON STOCK USD1.	364,568.83	422,734.84
BAKER HUGHES INC SR UNSECURED 11/18 7.5	109,359.64	145,722.61
BAKER HUGHES INC MONTH END PRICE 40.8477	326,856.36	288,523.08
BALCHEM CORP COMMON STOCK USD.0667	957,490.67	1,162,980.00
BALCHEM CORP MONTH END PRICE 36.4500	13,218.46	14,659.42
BALD EAGLE ENERGY INC MONTH END PRICE 0.0040	6,323.22	850.80
BALDWIN + LYONS INC CL B COMMON STOCK NPV	69,188.90	71,580.00
BALL CORP COMMON STOCK NPV	50,770.99	167,365.00
BALL CORP COMPANY GUAR 05/21 5.75	130,000.00	140,725.00
BALL CORPORATION MONTH END PRICE 44.7500	5,303.63	5,370.00
BALLANTYNE STRONG IN MONTH END PRICE 3.3000	6,595.70	3,960.00
BALLARD PWR SYS INC NEW MONTH END PRICE 0.6107	18,586.31	5,910.35
BALLY TECHNOLOGIES INC MONTH END PRICE 44.7100	9,020.47	8,047.80
BALOISE HOLDING AG REG COMMON STOCK CHF.1	166,699.97	176,981.39
BALTIA AIR LINES INC MONTH END PRICE 0.0140	875.85	350.00
BAMA GOLD CORP F MONTH END PRICE 0.0530	236.52	164.62
BANC OF AMERICA COMMERCIAL MOR BACM 2006 1 AM	42,139.80	42,589.48
BANC OF AMERICA COMMERCIAL MOR BACM 2006 2 A4	200,207.81	206,220.78
BANC OF AMERICA COMMERCIAL MOR BACM 2006 2 AM	33,569.53	33,626.16
BANC OF AMERICA COMMERCIAL MOR BACM 2008 1 A4	121,453.13	121,247.10
BANCFIRST CORP COMMON STOCK USD1.	170,078.09	169,440.00
BANCFIRST CORP OKLAHOMA MONTH END PRICE 42.3600	4,060.34	4,236.00
BANCO BILBAO ARGEN ADR MONTH END PRICE 9.4200	164,108.80	109,714.74
BANCO BILBAO VIZCAYA ARGENTA COMMON STOCK EUR.49	307,341.05	399,299.04
BANCO BRADESCO NEW ADR MONTH END PRICE 17.3700	16,007.36	14,330.25
BANCO LATINOAMERICANO MONTH END PRICE 21.5600	13,260.63	16,493.40
BANCO SANTANDER SA COMMON STOCK EUR.5	1,396,433.61	858,718.49
BANCO SANTANDER SA COMMON STOCK EUR.5	568,524.23	430,004.29
BANCO SANTANDER SA COMMON STOCK EUR.5	350,690.54	429,762.40
BANCO SANTANDR CENT ADRF MONTH END PRICE 8.1700	93,231.81	109,625.06
BANCOLOMBIA S A ADR MONTH END PRICE 66.5800	14,992.01	16,778.16
BANCORPSOUTH INC MONTH END PRICE 14.5400	3,672.38	4,380.30
BANCROFT URANIUM INC MONTH END PRICE 0.0000	3,123.95	—

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
BANK AMER 7.25% PFD MONTH END PRICE 1,135.0000	10,270.68	12,916.53
BANK AMER CORP 5.25% 12/01/15 MONTH END PRICE 107.8508	8,076.10	10,785.08
BANK AMER CORP 5.625% 10/14/16 MONTH END PRICE 112.4134	43,749.30	50,586.03
BANK BARODA NY .3500% 02/15/13 MONTH END PRICE 1.0001	127,000.00	127,016.51
BANK BARODA NY .3500% 03/08/13 MONTH END PRICE 0.9999	100,000.00	99,991.00
BANK BARODA NY .4500% 08/30/13 MONTH END PRICE 0.9999	40,000.00	39,994.80
BANK HAPOALIM B M .5000% 05/24/13 MONTH END PRICE 1.0003	320,000.00	320,102.40
BANK HAPOALIM NY .4500% 04/11/13 MONTH END PRICE 1.0001	30,000.00	30,003.90
BANK MONTREAL QUEBEC MONTH END PRICE 61.3000	32,625.79	34,082.80
BANK MUTUAL CORP COMMON STOCK USD.01	43,489.74	43,860.00
BANK OF AMER SER 1 PFD MONTH END PRICE 26.2500	76,673.45	115,758.66
BANK OF AMER SER D PFD MONTH END PRICE 24.9200	3,338.87	4,793.07
BANK OF AMERICA 6% 6/15/16 MONTH END PRICE 112.0069	1,058.61	1,120.07
BANK OF AMERICA 5.49% 3/15/19 MONTH END PRICE 110.1754	56,451.75	66,105.24
BANK OF AMERICA 5.125% 11/15/14 MONTH END PRICE 106.4839	4,893.50	5,324.20
BANK OF AMERICA 5.875% 1/05/21 MONTH END PRICE 119.6124	5,159.20	5,980.62
BANK OF AMERICA 7.25% PFD MONTH END PRICE 25.3700	33,338.82	38,257.86
BANK OF AMERICA 8.625% PFD MONTH END PRICE 25.5600	1,378.52	1,360.59
BANK OF AMERICA CORP 8.20% PFD MONTH END PRICE 25.6000	22,847.02	26,114.19
BANK OF AMERICA CORP COMMON STOCK USD.01	178,531.05	197,200.00
BANK OF AMERICA CORP COMMON STOCK USD.01	4,726,208.17	2,942,363.20
BANK OF AMERICA CORP SR UNSECURED 03/17 3.875	39,883.20	43,380.84
BANK OF AMERICA CORP SR UNSECURED 05/21 5.	674,000.06	821,989.44
BANK OF AMERICA CORP SR UNSECURED 06/19 7.625	11,468.26	12,795.71
BANK OF AMERICA CORP SR UNSECURED 12/17 5.75	52,124.90	58,279.75
BANK OF AMERICA CORP MONTH END PRICE 11.6100	4,701,013.24	6,221,937.54
BANK OF AMERICA NO 10 002 GIC CONTRACT NO 10 002	65,371,656.86	66,747,424.92
BANK OF CHINA NEW YORK CITY MONTH END PRICE 1.0000	9,000.00	9,000.00
BANK OF CHINA NEW YORK CITY MONTH END PRICE 1.0000	100,000.00	100,000.00
BANK OF CHINA NY .5000% 03/12/14 MONTH END PRICE 0.9991	6,000.00	5,994.54
BANK OF CHINA NY .4500% 01/25/13 MONTH END PRICE 1.0000	10,000.00	10,000.30
BANK OF CHINA NY .4500% 05/16/13 MONTH END PRICE 1.0001	9,000.00	9,000.63
BANK OF HAWAII CORP MONTH END PRICE 44.0500	25,282.46	24,556.07
BANK OF INDIA NY .4000% 05/08/13 MONTH END PRICE 0.9999	200,000.00	199,978.00
BANK OF INDIA NY .5000% 09/11/13 MONTH END PRICE 1.0001	55,000.00	55,007.15
BANK OF INDIA NY .5000% 09/25/13 MONTH END PRICE 1.0000	30,000.00	30,001.20
BANK OF INDIA NY .5000% 11/20/13 MONTH END PRICE 0.9995	11,000.00	10,994.61
BANK OF INDIA NY .4500% 10/16/13 MONTH END PRICE 0.9995	7,000.00	6,996.43
BANK OF INDIA NY .4500% 10/30/13 MONTH END PRICE 0.9994	10,000.00	9,993.60
BANK OF INDIA NY .4500% 11/06/13 MONTH END PRICE 1.0000	5,000.00	5,000.00
BANK OF INDIA NY .4500% 11/27/13 MONTH END PRICE 0.9990	235,000.00	234,757.95
BANK OF MARIN BANCORP/CA COMMON STOCK NPV	65,181.88	67,428.00
BANK OF NEW YORK CO NEW MONTH END PRICE 25.7000	102,411.91	113,190.55
BANK OF NEW YORK MELLON CORP COMMON STOCK USD.01	621,310.92	565,400.00
BANK OF NEW YORK MELLON CORP COMMON STOCK USD.01	1,299,413.26	1,385,230.00
BANK OF NEW YORK MELLON CORP COMMON STOCK USD.01	663,898.46	712,224.10
BANK OF NOVA SCOTIA COVERED 144A 08/16 2.15	229,891.90	241,477.00
BANK OF NOVA SCOTIA MONTH END PRICE 57.8800	11,228.87	11,576.00
BANK OF THE OZARKS COMMON STOCK USD.01	589,764.38	1,040,917.00
BANK OR AMERICA 5.375% 6/15/14 MONTH END PRICE 106.0609	21,720.20	21,212.18
BANK RAKYAT INDONESIA PERSER COMMON STOCK IDR250.	427,254.12	413,658.51
BANKUNITED INC MONTH END PRICE 24.4400	1,298.35	1,258.81
BANNER CORPORATION COMMON STOCK USD.01	187,454.34	190,526.00
BANNER CORPORATION NEW MONTH END PRICE 30.7300	3,490.01	6,596.91

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
BANQUE CANTONALE VAUDOIS REG COMMON STOCK CHF10.	103,988.17	106,172.36
BANRO CORP MONTH END PRICE 2.8000	2,180.89	1,400.00
BANYAN CORP OREGON NEW MONTH END PRICE 0.0000	419.90	—
BAR HARBOR BANKSHARE MONTH END PRICE 33.6500	29.86	27.97
BARCLAYS BANK 2.8% 2/03/15 MONTH END PRICE 1.0385	34,000.00	35,309.68
BARCLAYS BANK 2.35% 2/10/14 MONTH END PRICE 1.0203	25,000.00	25,508.75
BARCLAYS BANK 3.25% 10/07/14 MONTH END PRICE 1.0407	52,000.00	54,116.40
BARCLAYS BANK 7.75% PFD MONTH END PRICE 25.1800	5,030.95	5,036.00
BARCLAYS BANK IPATH DJ MONTH END PRICE 34.8000	7,030.20	6,960.00
BARCLAYS BANK IPATH ETN MONTH END PRICE 2.6900	43,988.36	39,005.00
BARCLAYS BANK IPATH ETN MONTH END PRICE 21.7900	91,764.50	88,271.29
BARCLAYS BANK IPATH ETN MONTH END PRICE 24.1000	14,543.56	9,640.00
BARCLAYS BANK IPATH ETN MONTH END PRICE 28.5300	37,113.96	38,059.02
BARCLAYS BANK IPATH ETN MONTH END PRICE 41.3500	165,201.43	159,569.65
BARCLAYS BANK IPATH ETN MONTH END PRICE 45.9900	72,171.62	67,145.40
BARCLAYS BANK IPATH ETN MONTH END PRICE 52.9300	23,834.07	23,818.50
BARCLAYS BANK IPATH ETN MONTH END PRICE 55.1400	18,515.67	16,542.00
BARCLAYS BANK IPATH ETN MONTH END PRICE 59.3301	43,509.13	39,157.87
BARCLAYS BANK IPATH NEW MONTH END PRICE 31.8100	251,666.37	233,867.12
BARCLAYS BANK IPATH MONTH END PRICE 70.3517	55,068.78	51,778.85
BARCLAYS BANK NA 3.15% 8/19/14 MONTH END PRICE 1.0385	52,000.00	54,002.00
BARCLAYS BANK NA 2.4500% 01/27/14 MONTH END PRICE 1.0214	40,000.00	40,857.20
BARCLAYS BANK PLC MONTH END PRICE 24.1800	10,185.15	7,254.00
BARCLAYS BANK PLC MONTH END PRICE 30.3000	10,784.87	9,150.60
BARCLAYS BANK PLC MONTH END PRICE 32.3700	15,182.37	10,228.92
BARCLAYS BANK PLC MONTH END PRICE 49.1400	4,912.15	4,914.00
BARCLAYS BK 8.125% ADR PFD MONTH END PRICE 25.4300	9,680.40	10,172.00
BARCLAYS BK DE 3.25% 10/21/14 MONTH END PRICE 1.0413	100,000.00	104,130.00
BARCLAYS BK IPATH ETN MONTH END PRICE 34.8701	13,580.65	10,461.03
BARCLAYS BK PLC 2.5% 1/23/13 MONTH END PRICE 100.1239	3,031.41	3,003.72
BARCLAYS BK PLC ETN MONTH END PRICE 50.5200	5,143.95	5,052.00
BARCLAYS BK PLC MONTH END PRICE 27.9500	26,248.55	22,360.00
BARCLAYS PLC ADR MONTH END PRICE 17.3200	37,054.15	39,144.47
BARCLAYS PLC COMMON STOCK GBP.25	1,273,463.42	1,020,001.93
BARCLAYS PLC COMMON STOCK GBP.25	344,727.93	351,287.46
BARCLAYS PLC SPONS ADR ADR	103,380.52	118,382.20
BARD C R INC MONTH END PRICE 97.7400	22,961.46	24,044.04
BARKERVILLE GOLD MIN MONTH END PRICE 0.8000	2,106.95	2,400.00
BARNES & NOBLE MONTH END PRICE 15.0900	9,238.26	9,189.34
BARNES GROUP INC COMMON STOCK USD.01	802,797.15	842,250.00
BARNES GROUP INC MONTH END PRICE 22.4600	3,274.34	2,941.63
BARON ASSET FUND MONTH END PRICE 48.8800	46,472.56	44,768.95
BARON GROWTH FUND INST CL MONTH END PRICE 54.0600	56,152.75	61,725.28
BARON GROWTH FUND MONTH END PRICE 53.6600	757,008.41	845,191.36
BARON OPPORTUNITY FUND MONTH END PRICE 15.1700	15,000.00	15,185.56
BARON PARTNERS FUND RETAIL MONTH END PRICE 22.5700	453,240.49	493,378.42
BARON SELECT FUNDSREAL ESTE INST MONTH END PRICE 17.6400	26,881.36	27,129.19
BARON SMALL CAP FUND MONTH END PRICE 26.2200	832,244.17	1,051,803.55
BARON SMALL CAP INSTL MONTH END PRICE 26.4700	8,088.96	10,440.88
BARRETT BUSINESS SVCS INC COMMON STOCK USD.01	97,857.11	152,360.00
BARRETT BUSINESS SVCS MONTH END PRICE 38.0900	9,981.95	11,427.00
BARRICK GOLD CORP SR UNSECURED 04/19 6.95	130,512.90	149,307.00
BARRICK GOLD CORPORATION MONTH END PRICE 35.0100	818,682.65	686,371.05
BARRICK NA FINANCE LLC COMPANY GUAR 05/21 4.4	124,124.20	131,596.56

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
BARRY (R.G.) COMMON STOCK USD1.	50,388.34	48,178.00
BASIC ENERGY SERVICES MONTH END PRICE 11.4100	11,646.44	11,934.86
BAXTER INTERNATIONAL INC COMMON STOCK USD1.	397,820.22	473,286.00
BAXTER INTERNATIONAL INC COMMON STOCK USD1.	732,285.56	766,989.96
BAXTER INTERNATIONAL INC COMMON STOCK USD1.	427,753.82	864,113.58
BAXTER INTERNATIONAL INC SR UNSECURED 06/18 5.375	106,080.00	120,146.70
BAXTER INTERNATIONAL MONTH END PRICE 66.6600	72,465.61	85,772.76
BAYER A G SPONSORED ADR MONTH END PRICE 95.9200	11,402.74	14,388.00
BAYER AG NEW REG SH ORDF MONTH END PRICE 95.2000	7,420.61	9,520.00
BAYER AG REG COMMON STOCK NPV	920,972.69	1,476,952.15
BAYERISCHE MOTOREN WERKE A G MONTH END PRICE 32.6000	11,443.06	14,963.40
BAYERISCHE MOTOREN WERKE AG COMMON STOCK EUR1.	614,909.61	786,773.86
BAYERISCHE MOTOREN WERKE AG COMMON STOCK EUR1.	440,391.48	492,915.07
BAYERISCHE MOTR NEW ORD MONTH END PRICE 97.2900	38,816.52	48,645.00
BAYFIELD VENTURES CORP MONTH END PRICE 0.2994	1,607.98	598.80
BAYOU CITY EXPL INC NEW MONTH END PRICE 0.3600	629.95	1.80
BAYSWATER URANIUM NE MONTH END PRICE 0.0710	35,331.44	4,985.34
BAYTEX ENERGY CORP F MONTH END PRICE 43.2400	31,798.94	28,106.00
BAZI INTERNATIONAL INC MONTH END PRICE 0.0200	4,373.20	2,300.00
BB LIQUIDATING INC CL A MONTH END PRICE 0.0130	6,989.84	221.66
BB&T CORPORATION MONTH END PRICE 29.1100	122,120.67	143,656.71
BB+T CORP COMMON STOCK USD5.	370,205.41	457,027.00
BB+T CORP COMMON STOCK USD5.	705,890.12	652,064.00
BB+T CORP COMMON STOCK USD5.	516,044.78	479,121.49
BBBY 130216C00060000 MONTH END PRICE 56.0000	(200.29)	(56.00)
BBCN BANCORP INC COMMON STOCK USD.001	388,472.13	388,752.00
BBH CORE SELECT FUND CLASS N MONTH END PRICE 17.3500	178,313.84	189,361.66
BBH INTERNATIONAL MONTH END PRICE 13.2600	42,705.95	48,427.40
BBJ ENVIRONMENTAL TECH MONTH END PRICE 0.0000	59.95	—
BBVA BANCO FRANCES ADR F MONTH END PRICE 5.0300	6,370.92	5,030.00
BBVA US SENIOR SA UNIPER BANK GUARANT 05/14 3.25	199,780.00	200,178.60
BBVA US SENIOR SA UNIPER BANK GUARANT 10/15 4.664	253,255.00	256,329.25
BBX CAPITAL CORP MONTH END PRICE 6.7000	114.95	227.80
BE AEROSPACE 5.25% 4/01/22 MONTH END PRICE 106.0000	5,081.75	5,300.00
BEACON REDEV INDL NEW MONTH END PRICE 0.0011	98.00	66.00
BEACON ROOFING SUPPLY MONTH END PRICE 33.2800	2,581.84	2,662.40
BEAL BANK USA .4000% 11/27/13 MONTH END PRICE 0.9985	211,000.00	210,689.83
BEAM INC COMMON STOCK USD3.125	511,218.26	574,246.00
BEAM INC COMMON STOCK USD3.125	128,388.89	228,537.69
BEAM INC MONTH END PRICE 61.0900	7,457.55	7,982.58
BEAR STEARNS ASSET BACKED SECU BSABS 2004 BO1 2A2	329,281.31	344,479.31
BEAR STEARNS ASSET BACKED SECU BSABS 2004 SD3 A3	33,412.12	36,537.70
BEAR STEARNS COS LLC SR UNSECURED 10/17 6.4	37,108.80	48,039.92
BEAVER DAM WIS 5.95% 4/01/22 MONTH END PRICE 101.4030	26,969.50	25,350.75
BEAZER HOMES USA INC NEW MONTH END PRICE 16.8900	55,863.78	67,560.00
BEBE STORES INC COMMON STOCK USD.001	277,537.79	287,280.00
BEBE STORES INC MONTH END PRICE 4.0000	49,357.42	30,189.24
BECTON DICKINSON & CO MONTH END PRICE 78.1900	116,361.49	119,405.61
BECTON DICKINSON AND CO COMMON STOCK USD1.	191,071.41	366,320.15
BED BATH & BEYOND INC MONTH END PRICE 55.9100	76,938.63	69,048.85
BED BATH + BEYOND INC COMMON STOCK USD.01	155,370.19	303,032.20
BEIERSDORF AG COMMON STOCK NPV	554,980.41	870,209.78
BEL FUSE INC CL B COMMON STOCK USD.1	47,314.08	58,650.00
BELLUS HEALTH INC NEW F MONTH END PRICE 0.4270	6,771.58	14.09

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
BEMIS CO INC. MONTH END PRICE 33.4600	24,407.46	27,713.10
BEMIS COMPANY COMMON STOCK USD.1	304,352.91	317,870.00
BEMIS COMPANY COMMON STOCK USD.1	48,704.50	77,727.58
BENCHMARK ELECTRONICS INC COMMON STOCK USD.1	429,831.98	460,374.00
BERING EXPLORATION NEW MONTH END PRICE 0.4800	5,207.07	0.48
BERK HATH FIN 4.625% 10/15/13 MONTH END PRICE 103.2889	24,620.94	25,822.23
BERKELEY GROUP HOLDINGS COMMON STOCK GBP.05	318,831.76	444,997.73
BERKLEY W R CORP MONTH END PRICE 37.7400	99,004.90	97,873.53
BERKSHIRE FOCUS FUND MONTH END PRICE 14.0500	10,000.00	10,137.09
BERKSHIRE HATHA 3.2000% 02/11/15 MONTH END PRICE 105.2141	26,821.75	26,303.53
BERKSHIRE HATHAWAY B NEW MONTH END PRICE 89.7000	7,696,071.53	8,921,113.50
BERKSHIRE HATHAWAY FIN 5.4% 5/15/18 MONTH END PRICE 120.2955	17,314.50	18,044.33
BERKSHIRE HATHAWAY INC CL B COMMON STOCK USD.0033	534,782.67	592,020.00
BERKSHIRE HATHAWAY INC CL B COMMON STOCK USD.0033	2,033,987.90	2,095,392.00
BERKSHIRE HATHAWAY INC CL B COMMON STOCK USD.0033	3,321,569.50	3,851,538.60
BERKSHIRE HATHAWAY INC SR UNSECURED 02/15 3.2	49,958.50	52,639.15
BERRY PETROLEUM CO CLASS A MONTH END PRICE 33.5500	4,033.01	5,032.50
BERWYN FUND MONTH END PRICE 32.0200	36,810.23	39,299.39
BERWYN INCOME FUND MONTH END PRICE 13.1500	321,733.39	319,242.50
BEST BUY CO INC COMMON STOCK USD.1	200,880.04	74,749.80
BEST BUY INC MONTH END PRICE 11.8500	147,722.09	112,020.84
BEVERAGE CREATIONS INC MONTH END PRICE 0.0001	7,708.95	0.50
BEYOND COMM INC MONTH END PRICE 0.0002	3,031.28	1.40
BG GROUP PLC COMMON STOCK GBP.1	363,747.05	332,581.79
BGC PARTNERS INC CL A COMMON STOCK USD.01	77,573.50	80,618.00
BHP BILLITON ADR NEW MONTH END PRICE 70.3700	5,578.15	7,037.00
BHP BILLITON FIN USA LTD COMPANY GUAR 04/19 6.5	219,402.50	242,307.00
BHP BILLITON LTD ADR MONTH END PRICE 78.4200	806,172.19	905,167.96
BIDU 130119C00125000 MONTH END PRICE 7.0000	(547.28)	(7.00)
BIFS TECHNOLOGIES CORP MONTH END PRICE 0.0000	1,957.71	—
BIG 5 SPORTING GOODS CORP COMMON STOCK USD.01	237,022.75	226,630.00
BIG BEAR MINING CORP MONTH END PRICE 0.0103	5,921.75	62.32
BIG LOTS INC COMMON STOCK USD.01	361,135.08	334,405.00
BIG LOTS INC COMMON STOCK USD.01	41,098.33	39,900.92
BIG SCREEN ENTMT GP MONTH END PRICE 0.0300	15.51	0.36
BIGLARI HOLDINGS INC MONTH END PRICE 390.0200	15,972.50	17,550.90
BILL BARRETT CORP MONTH END PRICE 17.7900	7,425.37	5,337.00
BILL THE BUTCHER INC MONTH END PRICE 0.0500	17,798.94	4,985.00
BIO RAD LABS INC CL A MONTH END PRICE 105.0500	7,640.43	10,505.00
BIO REFERENCE LABS NEW MONTH END PRICE 28.6298	38,606.58	42,228.96
BIOCENTRIC ENERGY HL MONTH END PRICE 0.0001	4,200.27	38.10
BIOCRYST PHARMACEUTICALS MONTH END PRICE 1.4200	3,954.76	1,207.00
BIOCUREX INC NEW MONTH END PRICE 0.0650	26,579.71	12.22
BIODELIVERY SCI INTL INC MONTH END PRICE 4.3100	4,073.84	4,310.00
BIOFLAMEX CORP MONTH END PRICE 0.0012	21,760.57	90.00
BIOFUEL ENERGY CORP NEW MONTH END PRICE 3.6800	8,244.61	1,472.00
BIOGEN IDEC INC COMMON STOCK USD.0005	321,642.71	820,471.98
BIOGEN IDEC INC MONTH END PRICE 146.3700	59,014.40	58,255.26
BIOHEART INC MONTH END PRICE 0.0150	24,782.76	3,804.93
BIO-KEY INTL INC MONTH END PRICE 0.0870	33,893.85	15,877.50
BIOLASE TECHNOLOGY INC MONTH END PRICE 1.8500	1,337.32	649.35
BIOMAGNETICS DIAGNOSTICS MONTH END PRICE 0.0070	3,554.75	60.20
BIOMARIN PHARMACEUTICAL INC MONTH END PRICE 49.2000	3,931.96	4,920.00
BIOMED REALTY TRUST INC REIT USD.01	96,432.50	96,650.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
BIOMED REALTY TRUST INC REIT USD.01	929,176.58	969,090.22
BIOMED REALTY TRUST INC MONTH END PRICE 19.3300	3,754.65	3,866.00
BIOMIMETIC THERAPEUTICS INC MONTH END PRICE 7.2400	265.31	724.00
BIOMODA INC MONTH END PRICE 0.0053	23,462.75	2,660.60
BIONOVO INC NEW MONTH END PRICE 0.0090	2,743.09	8.96
BIOPURE CORP CL A NEW MONTH END PRICE 0.0000	26.76	—
BIORESTORATIVE THERAPIES MONTH END PRICE 0.0261	17,508.95	18,270.00
BIOSANTE PHARMA INC NEW MONTH END PRICE 1.2300	16,987.51	5,061.45
BIOSOLAR INC NEW MONTH END PRICE 0.4000	257,970.24	53,229.20
BIOSTAR PHARMA NEW MONTH END PRICE 1.0000	5,539.37	1,001.00
BIOTECH HOLDERS TRUST MONTH END PRICE 154.0000	9,906.56	15,400.00
BIOTIME INC MONTH END PRICE 3.1400	60,422.56	37,416.24
BIOVEST INTL INC MONTH END PRICE 0.1250	9,638.24	787.50
BIRCHCLIFF ENERGY NEW MONTH END PRICE 7.5392	27,504.36	25,384.49
BITZIO INC MONTH END PRICE 0.0900	7,006.95	1,800.00
BIZAUCTIONS INC NEW MONTH END PRICE 0.0200	6.58	0.06
BJ S RESTAURANTS INC MONTH END PRICE 32.9000	74,020.26	70,570.50
BK 130119C00025000 MONTH END PRICE 112.0000	(154.30)	(112.00)
BK BARODA NY BRNC .4000% 11/14/13 MONTH END PRICE 0.9987	9,000.00	8,988.57
BK OF CHINA .3500% 02/15/13 MONTH END PRICE 0.9999	120,000.00	119,992.80
BK OF CHINA NY, .4500% 05/02/13 MONTH END PRICE 1.0002	10,000.00	10,001.60
BK OF CHINA NY, N .5000% 03/19/14 MONTH END PRICE 0.9978	3,000.00	2,993.37
BKE 130316C00050000 MONTH END PRICE 175.0000	(855.70)	(525.00)
BLACK BOX CORP COMMON STOCK USD.001	24,761.10	24,340.00
BLACK CASTLE DEVS HLDGS MONTH END PRICE 0.0004	2,312.95	—
BLACK DRAGON RES CO INC MONTH END PRICE 0.0001	115.55	0.33
BLACK HAWK EXPL INC MONTH END PRICE 0.0061	16,835.81	178.12
BLACK HILLS CORP COMMON STOCK USD1.	419,945.48	428,812.00
BLACK HILLS CORP MONTH END PRICE 36.3400	46,713.73	53,006.76
BLACKBAUD INC COMMON STOCK USD.001	889,470.55	877,242.75
BLACKBAUD INC MONTH END PRICE 22.8300	3,499.56	2,853.75
BLACKROCK ALL CAP ENERGY & RES CL A MONTH END PRICE 12.9000	5,577.95	5,582.28
BLACKROCK BUILD AMER MONTH END PRICE 22.8700	43,761.74	45,740.00
BLACKROCK CAP & INCOME STRATEGY MONTH END PRICE 12.4200	1,426.88	1,291.68
BLACKROCK CORE BD PORT INVAMONTH END PRICE 9.8100	33,013.89	34,630.06
BLACKROCK CORE BD PORT SVC MONTH END PRICE 9.8000	3,078.29	3,164.18
BLACKROCK CORE BD TRUST MONTH END PRICE 14.9000	11,903.51	13,696.19
BLACKROCK CP HIGH YIELD FD V MONTH END PRICE 12.5600	33,658.31	34,617.23
BLACKROCK CP HIGH YIELD FD MONTH END PRICE 7.7400	24,842.34	27,346.78
BLACKROCK CP HIGH YIELD VI MONTH END PRICE 12.3900	7,793.10	10,837.00
BLACKROCK DEBT STRATEGIES MONTH END PRICE 4.3000	21,101.20	17,975.56
BLACKROCK EHNCD DIV INCM MONTH END PRICE 7.1800	3,815.94	3,779.48
BLACKROCK EQUITY DIVIDEND CL A MONTH END PRICE 19.8900	210,787.79	233,815.86
BLACKROCK FDS II MONTH END PRICE 10.3900	60,200.00	61,022.25
BLACKROCK GLOBAL ALLOCATION FD INST MONTH END PRICE 19.8300	61,035.22	62,427.08
BLACKROCK GLOBAL ALLOCATION INV A MONTH END PRICE 19.7400	455,417.84	484,233.23
BLACKROCK GLOBAL ENERGY MONTH END PRICE 23.5500	19,552.95	17,632.61
BLACKROCK GLOBAL FLTG RT MONTH END PRICE 15.0500	23,989.78	25,728.27
BLACKROCK GLOBAL OPPORTUNITIES MONTH END PRICE 13.2000	98,495.28	74,844.14
BLACKROCK HEALTH SCIENCE OPPTY A MONTH END PRICE 31.4200	184,342.49	212,494.91
BLACKROCK HIGH YIELD BOND FD CL A MONTH END PRICE 8.0900	153,171.18	156,852.11
BLACKROCK HIGH YIELD BOND INSTL MONTH END PRICE 8.0900	34,573.56	36,252.97
BLACKROCK HIGH YLD BOND FD SVC CL MONTH END PRICE 8.0900	113,998.30	123,790.71
BLACKROCK INC COMMON STOCK USD.01	470,472.34	568,452.50

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
BLACKROCK INC COMMON STOCK USD.01	573,238.08	620,130.00
BLACKROCK INC MONTH END PRICE 206.7100	68,003.05	77,005.59
BLACKROCK INFLATION PROTECTED BD A MONTH END PRICE 11.9200	96,849.43	100,034.15
BLACKROCK INTL GROWTH TR MONTH END PRICE 7.3500	7,364.80	7,517.64
BLACKROCK INTL OPP FD SVC CL MONTH END PRICE 33.1200	36,621.83	34,557.01
BLACKROCK KELSO CAPITAL CORP MONTH END PRICE 10.0600	204,190.91	212,010.68
BLACKROCK LATIN AMERICA CLASS A MONTH END PRICE 60.6300	30,495.89	26,210.53
BLACKROCK LIFEPATH 2030 PORT INST MONTH END PRICE 15.2500	12,416.67	12,671.96
BLACKROCK LTD DURATION INCOME TR MONTH END PRICE 18.1700	11,105.01	16,376.48
BLACKROCK NATURAL RESOURCES TRUST A MONTH END PRICE 58.8500	1,254.38	1,256.92
BLACKROCK NORTH AMERN GOVT INCOME TR MONTH END PRICE 11.3400	17,231.48	19,711.33
BLACKROCK PFD & EQUITY TRUST MONTH END PRICE 13.7300	15,563.34	20,876.07
BLACKROCK SENIOR HIGH INCOME MONTH END PRICE 4.2000	50,310.17	47,221.63
BLACKROCK SM CAP GROWTH EQ INV A MONTH END PRICE 20.8900	21,256.34	20,079.28
BLACKROCK US OPPORTUNITIES INV A MONTH END PRICE 34.0800	106,711.23	110,659.84
BLACKROCK UTIL & INF MONTH END PRICE 17.8900	6,040.46	5,578.83
BLACKSTONE GROUP LP MONTH END PRICE 15.5900	22,036.95	24,833.45
BLACKSTONE GSO STRATEGIC CR MONTH END PRICE 18.5500	20,211.95	18,662.75
BLACKSTONE/GSO SR FL MONTH END PRICE 20.3300	77,093.11	78,703.49
BLCKRK RESRCS & CMDITIES SRTGY TR MONTH END PRICE 12.8000	16,295.38	15,872.00
BLDRS DEV MKT 100 AD MONTH END PRICE 21.0310	10,151.54	7,011.59
BLDRS EMERGING MKTS MONTH END PRICE 40.2200	55,452.24	56,219.07
BLDRS EUROPE 100 ADR MONTH END PRICE 20.8299	7,903.80	5,207.48
BLOCK FINL CORP 5.125% 10/30/14 MONTH END PRICE 105.5987	8,616.80	9,503.88
BLOCK H & R INC MONTH END PRICE 18.5700	14,892.02	17,275.90
BLOGGERWAVE INC MONTH END PRICE 0.0010	20,766.91	34.00
BLUCORA INC MONTH END PRICE 15.7100	2,274.76	1,963.75
BLUE EARTH INC MONTH END PRICE 1.2000	302,354.85	226,800.00
BLUE GEM ENTERPRISE MONTH END PRICE 0.0012	33.84	0.12
BLUE HOLDINGS INC MONTH END PRICE 0.0020	4,994.95	2.00
BLUE RIBBON INCOME FD F MONTH END PRICE 11.3942	10,998.64	13,718.62
BLUE SPHERE CORP MONTH END PRICE 0.0051	7,561.54	51.00
BLUEFIRE RENEWABLES INC MONTH END PRICE 0.1210	246.00	121.00
BLUELINX HLDGS INC MONTH END PRICE 2.8100	14,456.99	15,138.33
BLUGRASS ENERGY INC NEW MONTH END PRICE 0.0001	17,815.80	10.00
BLYTH INC NEW MONTH END PRICE 15.5500	16,930.30	15,550.00
BM+FBOVESPA SA COMMON STOCK NPV	264,928.12	272,233.06
BMC SOFTWARE INC COMMON STOCK USD.01	145,830.08	137,580.54
BMW BK N A 2.7000% 12/11/13 MONTH END PRICE 1.0197	10,000.00	10,196.90
BMY 130316C00034000 MONTH END PRICE 35.0000	(1,042.95)	(280.00)
BMY 140118C00032000 MONTH END PRICE 238.0000	(4,392.33)	(3,332.00)
BNK PETROLEUM INC MONTH END PRICE 0.5145	2,203.50	205.80
BNP PARIBAS 5% 1/15/21 MONTH END PRICE 112.5819	1,003.82	1,125.82
BNP PARIBAS 3.6% 2/23/16 MONTH END PRICE 106.0834	5,064.80	5,304.17
BNP PARIBAS ADR MONTH END PRICE 29.2100	1,854.20	2,132.33
BNP PARIBAS COMMON STOCK EUR2.	666,115.53	1,011,677.70
BNP PARIBAS COMMON STOCK EUR2.	585,770.79	761,294.79
BNP PARIBAS SR UNSECURED 09/17 2.375	129,829.70	131,865.11
BOARDWALK PIPELINE PTNRS MONTH END PRICE 24.9000	19,793.71	18,193.10
BOEING CAPITAL 4.85% 5/15/13 MONTH END PRICE 101.0861	5,275.00	5,054.31
BOEING CAPITAL CORP SR UNSECURED 10/19 4.7	49,964.50	58,994.35
BOEING CO SR UNSECURED 02/20 4.875	89,062.20	108,433.44
BOEING CO MONTH END PRICE 75.3600	2,168,560.94	2,366,583.37
BOEING CO/THE COMMON STOCK USD5.	708,485.08	1,202,670.24

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
BOFI HOLDING INC MONTH END PRICE 27.8108	30,058.63	33,372.96
BOGUE INTL INC MONTH END PRICE 0.0000	435.79	—
BOHAI PHARMACEUTICAL MONTH END PRICE 0.5200	7,737.36	2,080.00
BOINGO WIRELESS INC MONTH END PRICE 7.5500	1,436.90	1,238.20
BOISE INC MONTH END PRICE 7.9500	5,271.45	5,016.45
BOK FINANCIAL CORPORATION COMMON STOCK USD.00006	109,746.60	108,920.00
BOLIVAR MNG CORP MONTH END PRICE 0.0000	689.95	—
BOLT TECHNOLOGY CORP MONTH END PRICE 14.2700	7,930.59	4,281.00
BOMBARDIER INC CV CL A MONTH END PRICE 3.9000	5,811.30	3,900.00
BOMBARDIER INC CV CL B MONTH END PRICE 3.8100	30,956.02	30,480.00
BOMBAY COMPANY INC MONTH END PRICE 0.0000	9,518.17	—
BONTAN CORP INC F MONTH END PRICE 0.0700	606.95	350.00
BON-TON STORES 10.25% 3/15/14 MONTH END PRICE 99.5000	25,048.44	24,875.00
BOOKS A MILLION MONTH END PRICE 2.6600	8,265.87	5,320.00
BOOZ ALLEN HAMILTON MONTH END PRICE 13.9200	5,049.98	3,911.52
BORDEN CHEMICAL 8.375% 4/15/16 MONTH END PRICE 94.5000	24,585.18	23,625.00
BORDERS GROUP MONTH END PRICE 0.0000	833.87	—
BORG WARNER INC MONTH END PRICE 71.6200	26,405.55	27,931.80
BORGWARNER INC COMMON STOCK USD.01	180,696.12	200,536.00
BOSTON BEER CLASS A MONTH END PRICE 134.4500	28,577.67	36,839.30
BOSTON PRIVATE FINL HLDG MONTH END PRICE 9.0100	578.97	666.74
BOSTON PRIVATE FINL HOLDING COMMON STOCK USD1.	480,605.86	622,158.52
BOSTON PROPERTIES INC REIT USD.01	316,843.89	372,874.44
BOSTON PROPERTIES INC MONTH END PRICE 105.8100	24,690.20	26,775.20
BOSTON SCIENTIFIC CORP COMMON STOCK USD.01	986,748.13	857,781.00
BOSTON SCIENTIFIC CORP COMMON STOCK USD.01	376,021.72	190,453.74
BOSTON SCIENTIFIC CORP MONTH END PRICE 5.7300	120,265.63	121,544.76
BOTSWANA METALS LTD ORD MONTH END PRICE 0.0270	—	240.30
BOTTOMLINE TECHNOLOGIES INC COMMON STOCK USD.001	1,525,681.60	1,662,570.00
BOULDER BRANDS INC COMMON STOCK USD.0001	338,396.80	409,639.50
BOULDER GROWTH & INCOME MONTH END PRICE 6.3300	600.95	633.00
BOULDER TOTAL RETURN FD INC MONTH END PRICE 18.0400	18,190.90	19,844.00
BOURQUE INDUSTRIES INC MONTH END PRICE 0.0208	19,417.49	6,778.72
BOVIE MEDICAL CORP MONTH END PRICE 2.4200	7,487.41	4,114.00
BOWATER INC 9% 8/01/11 MONTH END PRICE 0.0000	10,134.88	—
BOX SHIPS INC MONTH END PRICE 4.1000	10,706.95	8,200.00
BOYD GAMING CORP COMPANY GUAR 144A 07/20 9.	258,375.00	256,100.00
BOYD GAMING CORP MONTH END PRICE 6.6400	169.54	160.61
BP 130119C00042000 MONTH END PRICE 62.0000	(849.51)	(124.00)
BP 130119C00045000 MONTH END PRICE 8.0000	(96.29)	(8.00)
BP 140118C00045000 MONTH END PRICE 193.0000	(288.29)	(193.00)
BP 150117C00050000 MONTH END PRICE 155.0000	(214.29)	(155.00)
BP CAP MKTS P L C 5.25% 11/07/13 MONTH END PRICE 104.0446	4,585.00	5,202.23
BP CAPITAL MARKETS PLC COMPANY GUAR 10/15 3.125	344,134.40	360,926.32
BP CAPITAL MARKETS PLC COMPANY GUAR 11/21 3.561	62,462.50	64,835.46
BP PLC ADR MONTH END PRICE 41.6400	1,077,023.28	1,069,389.50
BP PLC COMMON STOCK USD.25	1,518,608.00	1,321,314.80
BP PLC SPONS ADR ADR	650,125.03	709,962.00
BPI 130216C00012500 MONTH END PRICE 10.0000	(798.46)	(60.00)
BPZ ENERGY INC MONTH END PRICE 3.1500	2,595.51	1,348.20
BR AMERN TOBACCO PLC ADR F MONTH END PRICE 101.2500	89,441.56	86,062.50
BR MALLS PARTICIPACOES SA COMMON STOCK NPV	204,331.45	328,550.27
BRAINY BRANDS CO INC MONTH END PRICE 0.0032	1,600.74	48.00
BRANDYWINE BLUE FUND MONTH END PRICE 24.5400	232,156.74	250,061.91

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
BRANDYWINE RLTY TR NEW MONTH END PRICE 12.1900	1,815.99	1,844.91
BRAZIL FAST FOOD NEW MONTH END PRICE 8.0000	484.68	320.00
BRAZIL FOODS S A ADR MONTH END PRICE 21.1100	25,125.64	31,285.02
BRAZIL GOLD CORP MONTH END PRICE 0.0006	299.01	0.30
BRAZILIAN REAL	909.94	930.42
BRE PROPERTIES 6.75% PFD MONTH END PRICE 25.3500	5,639.95	5,703.75
BREA CALIF PUB 8.3750% 09/01/18 MONTH END PRICE 106.6070	8,286.08	8,528.56
BREEZER VENTURES INC MONTH END PRICE 0.0200	1,008.95	80.00
BREITBURN ENERGY PARTNERS L P MONTH END PRICE 18.4700	18,045.20	17,757.47
BRENNTAG AG COMMON STOCK NPV	312,350.01	363,653.62
BRIDGE CAPITAL HOLDINGS COMMON STOCK NPV	50,064.53	51,348.00
BRIDGEPOINT EDUCATIO MONTH END PRICE 10.3000	44,236.58	21,218.00
BRIDGESTONE CORP COMMON STOCK	127,893.37	137,381.87
BRIDGEWAY AGGRESSIVE INVESTORS 1 MONTH END PRICE 36.6600	58,759.00	46,139.47
BRIDGEWAY SM CAP GROWTH FD CL N MONTH END PRICE 12.1600	43,519.83	37,618.78
BRIDGEWAY SMALL CAP VALUE FD CL N MONTH END PRICE 16.1100	99,998.80	104,431.61
BRIDGEWAY ULTRA-SMALL CO MARKET FD MONTH END PRICE 12.5000	140,189.84	117,169.35
BRIGGS & STRATTON CORP MONTH END PRICE 21.0800	1,965.95	2,108.00
BRIGUS GOLD CORP F MONTH END PRICE 0.9400	51,182.47	39,597.50
BRINKER INTL INC MONTH END PRICE 30.9900	5,065.09	6,198.00
BRISTOL MYERS SQUIBB CO COMMON STOCK USD.1	923,109.71	1,266,675.53
BRISTOL-MYERS SQUIBB CO MONTH END PRICE 32.5900	814,661.24	848,423.18
BRISTOW GROUP INC COMMON STOCK USD.01	251,912.64	292,447.00
BRISTOW GROUP INC MONTH END PRICE 53.6600	4,356.62	5,366.00
BRITISH COLUMBIA PROV OF SR UNSECURED 10/22 2.	327,917.70	325,191.24
BRITISH SKY BROADCASTING GRO COMMON STOCK GBP.5	156,621.02	173,000.33
BRK/B 130119C00092500 MONTH END PRICE 23.0000	(126.29)	(23.00)
BROADBAND WIRELESS INTL MONTH END PRICE 0.0000	705.71	—
BROADCOM CORP CL A COMMON STOCK USD.0001	1,148,221.83	1,125,819.00
BROADCOM CORP CL A COMMON STOCK USD.0001	182,803.30	179,334.00
BROADCOM CORP CL A COMMON STOCK USD.0001	697,119.04	400,545.81
BROADCOM CORP CL A MONTH END PRICE 33.2100	127,938.07	127,366.86
BROADRIDGE FINL SOLUTION MONTH END PRICE 22.8800	2,108.41	2,516.80
BROADVISION INC NEW MONTH END PRICE 8.9400	7,131.61	4,470.00
BROADWIND ENERGY NEW MONTH END PRICE 2.1600	13,556.21	5,464.80
BROCADE COMMUNICATIONS SYS COMMON STOCK USD.001	55,983.00	51,168.00
BROCADE COMMUNICATIONS SYS NEW MONTH END PRICE 5.3300	73,387.36	65,825.50
BROOKDALE SENIOR LIVING INC COMMON STOCK USD.01	182,459.91	188,760.60
BROOKFIELD ASSET MANAGE CL A COMMON STOCK NPV	599,433.36	674,360.00
BROOKFIELD ASSET MGMT INC MONTH END PRICE 36.6500	80,385.15	114,531.25
BROOKFIELD INCORPORACOES SA COMMON STOCK NPV	1,056,640.23	378,043.95
BROOKFIELD INFRA PARTNERS MONTH END PRICE 35.2500	94,647.49	112,450.83
BROOKFIELD PPTYS CORP MONTH END PRICE 17.0100	2,949.54	3,402.00
BROOKFIELD RENEW EGY LPF MONTH END PRICE 29.2882	4,332.81	5,857.64
BROWN & BROWN INC MONTH END PRICE 25.4600	134,244.08	133,768.78
BROWN ADVISORY GROWTH EQTY INVESTOR MONTH END PRICE 14.6800	412,957.25	446,699.44
BROWN ADVISORY SM CAP MONTH END PRICE 17.5200	8,000.00	8,129.93
BROWN ADVISORY WINSLOW SUSTAIN ADV MONTH END PRICE 10.5900	6,283.18	4,336.42
BROWN CAP MGMT SMALL CO FD INV CL MONTH END PRICE 50.5900	101,529.17	148,152.16
BROWN FORMAN CORP CL B MONTH END PRICE 63.2500	6,531.82	9,487.50
BROWN FORMAN CORP CLASS B COMMON STOCK USD.15	90,391.34	228,901.75
BROWN SHOE COMPANY INC COMMON STOCK USD.01	239,153.86	277,387.00
BROWNSTONE ENERGY INC F MONTH END PRICE 0.2060	11,582.94	3,090.00
BRUKER BIOSCIENCES CORP MONTH END PRICE 15.2379	4,996.64	4,982.79

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
BRUNSWICK CORP COMMON STOCK USD.75	531,630.58	649,463.34
BRUNSWICK CORP MONTH END PRICE 29.0900	1,796.19	2,909.00
BSQUARE CORP NEW MONTH END PRICE 2.9324	4,984.35	2,404.57
BT GROUP PLC ADR MONTH END PRICE 38.0300	6,548.60	9,507.50
BT GROUP PLC COMMON STOCK GBP.05	122,845.10	226,067.95
BTU 130119C00024000 MONTH END PRICE 286.0000	(1,866.16)	(1,430.00)
BTU 130119C00026000 MONTH END PRICE 141.0000	(2,514.61)	(1,551.00)
BTU 130119C00029000 MONTH END PRICE 27.0000	(1,145.41)	(270.00)
BUCKEYE PARTNERS L P MONTH END PRICE 45.4100	36,459.75	28,426.86
BUCKEYE TECHNOLOGIES INC MONTH END PRICE 28.7100	44,567.17	43,901.28
BUCKLE INC MONTH END PRICE 44.6400	73,103.70	73,676.24
BUFFALO DISCOVERY FD MONTH END PRICE 15.7300	231,514.45	235,703.68
BUFFALO FLEXIBLE INCOME FUND MONTH END PRICE 12.6700	342,470.85	349,379.99
BUFFALO GROWTH FUND MONTH END PRICE 27.4400	36,151.68	43,319.88
BUFFALO MICRO CAP MONTH END PRICE 12.3800	35,228.67	34,641.06
BUFFALO MID CAP FUND MONTH END PRICE 16.9700	61,637.02	65,972.35
BUFFALO SMALL CAP FUND MONTH END PRICE 28.1700	348,907.67	454,170.04
BUFFALO WILD WINGS INC MONTH END PRICE 72.8200	109,661.81	104,860.80
BUILD A BEAR WORKSHOP MONTH END PRICE 3.8200	5,023.56	2,269.08
BUILDERS FIRSTSOURCE INC MONTH END PRICE 5.5800	13,531.77	19,066.86
BUNGE LIMITED MONTH END PRICE 101.7500	24,921.90	27,472.50
BUNGE LIMITED MONTH END PRICE 72.6900	46,781.46	53,981.16
BURBERRY GROUP PLC SPON ADR ADR	819,638.66	891,206.12
BURLINGTON NORTH 4.7% 10/01/19 MONTH END PRICE 115.1752	10,443.40	11,517.52
BURNHAM FINANCIAL INDUSTRIES A MONTH END PRICE 11.3800	8,227.76	9,379.83
BURNHAM FINANCIAL SERVICES FD MONTH END PRICE 19.0200	19,269.50	21,926.77
BUYER GROUP INTL INC NEW MONTH END PRICE 0.0600	—	0.06
BYD CO LTD ORD MONTH END PRICE 2.9997	1,181.82	1,049.90
BYD CO LTD MONTH END PRICE 6.0600	12,214.26	16,119.60
C 130119C00035000 MONTH END PRICE 480.0000	(3,086.73)	(5,280.00)
C 130119C00037000 MONTH END PRICE 305.0000	(855.51)	(1,830.00)
C 130119P00037000 MONTH END PRICE 50.0000	710.75	250.00
C 130216C00038000 MONTH END PRICE 288.0000	(281.52)	(576.00)
C 130216C00039000 MONTH END PRICE 227.0000	(205.53)	(454.00)
C D C CORP CL A NEW OXXX MONTH END PRICE 0.0000	420.66	—
C E O AMERICA INC MONTH END PRICE 0.0001	7,774.82	6.50
C H ROBINSON WORLDWIDE NEW MONTH END PRICE 63.2200	65,272.20	59,244.17
C I T GROUP INC NEW MONTH END PRICE 38.6400	5,955.23	5,989.20
C M S ENERGY CORP MONTH END PRICE 24.3800	24,510.74	26,090.41
C V D EQUIPMENT CORP MONTH END PRICE 9.6000	2,424.51	1,920.00
C&J ENERGY SERVICES INC MONTH END PRICE 21.4400	27,764.79	31,088.00
C.H. ROBINSON WORLDWIDE INC COMMON STOCK USD.1	205,865.55	245,167.16
CA INC COMMON STOCK USD.1	177,078.49	179,180.96
CA TECHNOLOGIES MONTH END PRICE 21.9800	23,871.26	21,758.08
CA WATER SERVICE GROUP MONTH END PRICE 18.3500	18,608.09	18,652.43
CABELAS INC MONTH END PRICE 41.7500	16,026.31	13,986.25
CABLEVISION SYS NY GP A MONTH END PRICE 14.9400	7,341.86	6,723.00
CABLEVISION SYSTEMS NY GRP A COMMON STOCK USD.01	120,564.35	76,776.66
CABOT CORP COMMON STOCK USD1.	881,336.14	1,055,867.44
CABOT OIL & GAS CL A MONTH END PRICE 49.7400	19,511.33	21,338.46
CABOT OIL + GAS CORP COMMON STOCK USD.1	145,649.59	245,516.64
CADENCE DESIGN SYSTEM MONTH END PRICE 13.5100	7,114.40	7,430.50
CAFEPRESS INC COMMON STOCK	40,661.00	42,121.00
CAI INTERNATIONAL INC MONTH END PRICE 21.9500	12,902.60	15,321.10

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
CAL DIVE INTERNATIONAL INC COMMON STOCK USD.01	1,060,497.45	813,625.92
CAL DIVE INTERNATIONAL MONTH END PRICE 1.7300	45,975.74	41,001.00
CAL MAINE FOODS INC NEW MONTH END PRICE 40.2200	5,984.14	8,044.00
CALAIS RESOURCES INC F MONTH END PRICE 0.0000	2,054.95	—
CALAMOS ASSET MGMT INC MONTH END PRICE 10.5700	2,979.49	3,223.85
CALAMOS CONV HIGH INCOME FD MONTH END PRICE 12.1500	42,195.69	41,269.06
CALAMOS GBL DYN INCOME FUND MONTH END PRICE 8.3500	4,347.30	4,298.75
CALAMOS GLOBAL EQTY FD CL A MONTH END PRICE 13.1400	91,316.56	100,057.32
CALAMOS GROWTH & INCOME FUND CL A MONTH END PRICE 31.7500	301,196.07	318,855.25
CALAMOS GROWTH FD CL A MONTH END PRICE 47.0400	289,167.23	265,728.77
CALAMOS INTERNATIONAL GROWTH FD CL A MONTH END PRICE 17.5600	12,072.01	13,187.42
CALAMOS STRGC TOT RET FD MONTH END PRICE 9.8100	4,164.11	4,034.25
CALAMOS VALUE FUND CL A MONTH END PRICE 12.1200	40.71	40.46
CALCALAMOS MARKET NEUTRAL INC FD CL MONTH END PRICE 12.6500	28,644.83	30,931.51
CALDWELL & ORKIN MKT OPPORTUNITY FD MONTH END PRICE 21.3400	13,938.46	14,496.22
CALEDONIA MINING CORP MONTH END PRICE 0.0920	37,106.68	31,740.00
CALIBRE MINING CORP MONTH END PRICE 0.1760	16,223.80	14,080.00
CALIBRUS INC MONTH END PRICE 0.2000	725.85	300.00
CALIFORNIA GRAPES IN MONTH END PRICE 0.0003	2,515.60	187.50
CALIFORNIA OIL & GAS CORP MONTH END PRICE 0.0000	16,304.85	—
CALIFORNIA QUAL 7.155% 3/01/27 MONTH END PRICE 118.4940	5,105.00	5,924.70
CALIFORNIA ST 7.5% 4/01/34 MONTH END PRICE 138.7100	14,209.20	20,806.50
CALIFORNIA ST 7.55% 4/01/39 MONTH END PRICE 143.4980	5,880.05	7,174.90
CALIFORNIA ST 8.3610% 10/01/34 MONTH END PRICE 128.1270	10,326.10	12,812.70
CALL ON @ MONTH END PRICE 29.0000	25,059.32	24,360.00
CALLAWAY GOLF CO MONTH END PRICE 6.5000	11,531.94	11,050.00
CALLAWAY GOLF COMPANY COMMON STOCK USD.01	1,196,156.25	1,143,915.50
CALLON PETE CO DEL MONTH END PRICE 4.7000	581.45	470.00
CALPINE CORP SR SECURED 144A 02/21 7.5	87,939.94	99,450.00
CALPINE CORP MONTH END PRICE 18.1300	12,772.09	19,308.45
CALUMET SPECIAL 9.3750% 05/01/19 MONTH END PRICE 108.3750	5,372.50	5,418.75
CALUMET SPECIALTY PROD MONTH END PRICE 30.3900	4,040.72	4,954.91
CALVERT GLOBAL ALTERNATIVE ENERGY A MONTH END PRICE 5.5900	5,043.32	1,767.99
CALVERT LONG TERM INCOME FD CL A MONTH END PRICE 17.8900	28,356.23	28,633.57
CALVERT SHORT DURATION INCOME FD A MONTH END PRICE 16.4600	207,035.84	208,245.42
CALVERT SHORT DURATION INCOME Y MONTH END PRICE 16.5800	53,790.27	54,247.16
CALYPSO WIRELESS INC MONTH END PRICE 0.0000	31,667.55	—
CAMBIAR AGGR VALUE INV MONTH END PRICE 10.9900	119,369.16	93,019.12
CAMBIAR SMALL CAP FD INV MONTH END PRICE 18.6400	22,039.52	25,069.91
CAMBIUM GLOBAL TIMBERLAND LT MONTH END PRICE 0.7315	928.95	731.50
CAMBREX CORP COMMON STOCK USD.1	216,119.55	238,980.00
CAMBRIDGE HEART INC MONTH END PRICE 0.0150	6,020.49	112.50
CAMBRIDGE RESOURCES CORP MONTH END PRICE 0.0001	3,619.90	20.00
CAMDEN PROPERTY TRUST REIT USD.01	1,074,046.02	1,091,087.16
CAMDEN PROPERTY TRUST MONTH END PRICE 68.2100	5,009.44	5,320.38
CAMECO CORP MONTH END PRICE 19.7200	118,329.34	119,542.64
CAMELOT ENTMT GROUP INC MONTH END PRICE 0.0001	4,665.32	0.02
CAMERON INTERNATIONAL CORP COMMON STOCK USD.01	242,320.71	321,934.92
CAMERON INTL CORP MONTH END PRICE 56.4600	51,269.90	56,064.78
CAMPBELL SOUP CO COMMON STOCK USD.0375	236,397.50	249,463.50
CAMPBELL SOUP CO COMMON STOCK USD.0375	1,074,664.27	1,060,656.00
CAMPBELL SOUP CO COMMON STOCK USD.0375	124,284.21	147,061.35
CAMPBELL SOUP CO MONTH END PRICE 34.8900	43,718.53	44,557.82
CAN SLIM SELECT GROWTH FD MONTH END PRICE 12.5100	145,294.33	175,156.69

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
CANADIAN CNTY OKLA E 3.751% 9/01/13 MONTH END PRICE 101.7970	25,311.25	25,449.25
CANADIAN DOLLAR	3,665.88	3,672.33
CANADIAN GEN INVTS LTD MONTH END PRICE 15.6670	8,008.30	7,833.50
CANADIAN NATL RAILWAY CO COMMON STOCK NPV	539,512.45	1,042,974.60
CANADIAN NATL RY CO MONTH END PRICE 91.0100	133,812.47	150,803.57
CANADIAN NATURAL RES MONTH END PRICE 28.8700	53,784.54	48,934.65
CANADIAN OIL SANDS LTD F MONTH END PRICE 20.3400	150,007.76	126,514.80
CANADIAN PAC RAILWAY MONTH END PRICE 101.6200	8,625.32	10,670.10
CANADIAN PACIFIC RAILWAY LTD COMMON STOCK NPV	1,258,817.22	1,372,886.20
CANADIAN SOLAR INC MONTH END PRICE 3.4000	14,099.97	11,220.00
CANARC RESOURCE CORP MONTH END PRICE 0.1275	468,672.68	375,335.39
CANCANA RESOURCES CORP F MONTH END PRICE 0.0000	763.10	—
CANDENTE COPPER CP NEW F MONTH END PRICE 0.3810	22,497.20	8,382.00
CANON INC COMMON STOCK	1,141,770.50	1,047,231.87
CANON INC COMMON STOCK	751,495.17	670,699.06
CANON INC SPN ADR MONTH END PRICE 39.2100	30,270.80	30,348.54
CANTEL MEDICAL CORP MONTH END PRICE 29.7300	20,637.68	20,811.00
CANTERRA MINERALS CP F MONTH END PRICE 0.0430	12,332.44	109.65
CAP GEMINI COMMON STOCK EUR8.	114,279.13	125,771.50
CAPE SYSTEMS GROUP INC MONTH END PRICE 0.0000	13.34	—
CAPELLA EDUCATION CO COMMON STOCK USD.01	323,591.36	293,592.00
CAPELLA EDUCATION CO COMMON STOCK USD.01	416,479.09	373,341.75
CAPELLA EDUCATION CO MONTH END PRICE 28.2300	4,316.93	2,823.00
CAPITAL INCOME BUILDER MONTH END PRICE 52.7800	327,689.79	328,533.60
CAPITAL ONE BANK 4.5% 3/05/15 MONTH END PRICE 1.0736	95,000.00	101,990.10
CAPITAL ONE BANK 6.5% 6/13/13 MONTH END PRICE 102.5119	3,109.86	3,075.36
CAPITAL ONE FINANCIAL CORP COMMON STOCK USD.01	1,426,609.06	1,403,354.25
CAPITAL ONE FINANCIAL CORP COMMON STOCK USD.01	721,913.72	793,467.21
CAPITAL ONE FINANCIAL CP MONTH END PRICE 57.9300	27,917.22	33,367.11
CAPITAL ONE NA 4.25% 4/09/13 MONTH END PRICE 1.0100	10,000.00	10,100.00
CAPITAL ONE USA 4.75% 5/07/15 MONTH END PRICE 1.0839	10,000.00	10,838.80
CAPITAL SR LIVING CO MONTH END PRICE 18.6900	1,038.00	3,738.00
CAPITAL TRUST CL A NEW MONTH END PRICE 2.1000	619.06	360.39
CAPITAL WORLD BOND FUND CL R5 MONTH END PRICE 21.2200	45,325.28	48,537.35
CAPITAL WORLD BOND FUND MONTH END PRICE 21.0800	24,831.17	24,912.24
CAPITAL WORLD GROWTH & INCOME CL F MONTH END PRICE 37.1300	219,809.55	222,900.23
CAPITALSOURCE INC MONTH END PRICE 7.5800	58,227.47	74,485.33
CAPITOL TR I MONTH END PRICE 1.0000	8,067.90	3,000.00
CAPITOL TR XII 10.50%38 MONTH END PRICE 0.8000	6,106.85	1,760.00
CAPLEASE INC REIT USD.01	134,811.39	148,719.00
CAPMARK BANK NA 5.05% 7/16/13 MONTH END PRICE 1.0245	70,000.00	71,715.70
CAPMARK BANK NA 5.05% 7/23/13 MONTH END PRICE 1.0254	40,000.00	41,015.60
CAPSTEAD MORTGAGE CP NEW MONTH END PRICE 11.4700	106,519.84	95,060.91
CAPSTEAD MTG CONV B PFD MONTH END PRICE 14.3100	40,729.01	40,554.44
CAPSTONE COMPANIES INC MONTH END PRICE 0.0090	82,611.20	7,650.00
CAPSTONE THERAPEUTICS MONTH END PRICE 0.1700	1,617.45	170.00
CAPSTONE TURBINE CORP MONTH END PRICE 0.8900	115,170.87	93,138.50
CARBO CERAMICS INC COMMON STOCK USD.01	751,723.75	703,101.50
CARBO CERAMICS INC MONTH END PRICE 78.3400	29,600.29	23,502.00
CARBON SCIENCES INC NEW MONTH END PRICE 0.2000	34,070.90	1,291.40
CARDINAL COMMUNS INC NEW MONTH END PRICE 0.0000	37,277.23	—
CARDINAL FINANCIAL CORP COMMON STOCK USD1.	476,639.94	530,402.00
CARDINAL FINANCIAL CORP MONTH END PRICE 16.3000	23,713.34	26,130.60
CARDINAL HEALTH INC COMMON STOCK NPV	277,896.24	332,693.22

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
CARDINAL HEALTH INC MONTH END PRICE 41.1800	70,711.09	71,129.60
CARDIO INFRARED TECH NEW MONTH END PRICE 0.0001	710.90	40.00
CARDIO SYSTEMS INC MONTH END PRICE 12.5500	5,991.55	6,275.00
CARDTRONICS INC MONTH END PRICE 23.7400	2,669.68	2,492.70
CAREER EDUCATION CORP MONTH END PRICE 3.5129	5,006.45	1,159.26
CAREFUSION CORP COMMON STOCK USD.01	134,005.59	145,900.90
CAREFUSION CORP MONTH END PRICE 28.5800	4,113.73	4,515.64
CARIBOU COFFEE CO INC MONTH END PRICE 16.1900	5,361.02	6,152.20
CARLISLE COS INC MONTH END PRICE 58.7600	19,236.22	21,186.81
CARMAX INC COMMON STOCK USD.5	119,234.93	201,139.32
CARMAX INC MONTH END PRICE 37.5400	77,602.90	99,443.46
CARNIVAL CORP COMMON STOCK USD.01	400,349.91	387,371.95
CARNIVAL CORP NEW MONTH END PRICE 36.7700	35,209.45	38,318.72
CARPENTER TECHNOLOGY CP MONTH END PRICE 51.6300	15,434.45	16,779.75
CARREFOUR SA ADR NEW ADR MONTH END PRICE 5.1500	2,166.95	2,060.00
CARRIAGE SVCS INC CL A MONTH END PRICE 11.8700	576.44	1,217.44
CARRIZO OIL & GAS INC MONTH END PRICE 20.9200	5,916.86	4,184.00
CARROLL SHELBY INTL INC MONTH END PRICE 0.1500	349.95	150.00
CARTERS HOLDINGS INC MONTH END PRICE 55.6500	6,086.20	6,177.15
CASELLA WASTE SYS INC MONTH END PRICE 4.3800	65,096.90	43,800.00
CASEYS GEN STORES INC MONTH END PRICE 53.1000	3,105.71	4,228.62
CASH AMERICA INTL INC COMMON STOCK USD.1	686,695.79	702,159.00
CASINO GUICHARD PERRACHON COMMON STOCK EUR1.53	128,203.39	125,052.43
CASTLE FOCUS FD INV CL MONTH END PRICE 17.6200	44,182.20	43,665.07
CASUAL MALE RETAIL GRP INC MONTH END PRICE 4.2000	20,067.90	26,376.00
CAT 130119C00087500 MONTH END PRICE 330.0000	(1,974.19)	(1,650.00)
CAT 130119C00092500 MONTH END PRICE 82.0000	(465.99)	(328.00)
CAT 130216C00092500 MONTH END PRICE 208.0000	(252.28)	(208.00)
CATAMARAN CORP F MONTH END PRICE 47.1000	154,611.57	149,825.10
CATASYS INC NEW MONTH END PRICE 0.1350	21,028.52	11.75
CATERPILLAR FIN SERV CRP SR UNSECURED 09/13 6.2	159,828.80	166,906.88
CATERPILLAR FINL SVCS MTNS B MONTH END PRICE 130.7721	10,233.40	13,077.21
CATERPILLAR INC COMMON STOCK USD1.	580,006.21	582,270.00
CATERPILLAR INC COMMON STOCK USD1.	401,398.88	380,715.00
CATERPILLAR INC COMMON STOCK USD1.	577,533.92	1,376,844.60
CATERPILLAR INC MONTH END PRICE 89.6085	3,080,496.84	3,000,811.94
CATO CORP CLASS A COMMON STOCK USD.033	236,553.38	234,526.50
CATO CORP CLASS A COMMON STOCK USD.033	125,381.12	117,949.00
CAULDRON ENERGY LTD MONTH END PRICE 0.3634	14,552.98	13,990.90
CAUSEWAY EMERGING MKTS FD MONTH END PRICE 12.1500	6,848.66	6,877.92
CAUSEWAY INTL VALUE FUND INV CLASS MONTH END PRICE 13.0800	58,858.91	57,422.21
CAVIUM INC COMMON STOCK USD.001	207,920.70	192,347.23
CAVIUM INC MONTH END PRICE 31.2100	2,179.93	2,340.75
CAVU RESOURCES INC MONTH END PRICE 0.0025	71,770.27	8,021.25
CBEYOND INC COMMON STOCK USD.01	100,081.90	122,040.00
CBI 130119C00044000 MONTH END PRICE 275.0000	(373.53)	(550.00)
CBOE HOLDINGS INC MONTH END PRICE 29.4600	41,401.41	46,712.16
CBRE CLARION GLBL RE MONTH END PRICE 8.8600	242,499.46	286,904.68
CBRE GROUP INC A COMMON STOCK USD.01	138,985.24	141,548.70
CBRE GROUP INC MONTH END PRICE 19.9000	5,481.41	8,019.70
CBS CORP CLASS B NON VOTING COMMON STOCK USD.001	271,587.66	299,948.15
CBS CORP CLASS B NON VOTING COMMON STOCK USD.001	452,057.62	479,430.00
CBS CORP CLASS B NON VOTING COMMON STOCK USD.001	303,001.28	533,917.60
CBS CORPORATION CL B NEW MONTH END PRICE 38.0500	47,196.80	95,524.49

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
CCJ 130316C00018000 MONTH END PRICE 220.0000	(269.99)	(880.00)
CCO HLDGS LLC / CCO HLDGS CA6.6250% MONTH END PRICE 109.5000	5,219.20	5,475.00
CCO HLDGS LLC/CAP CORP COMPANY GUAR 01/19 7.	69,238.24	75,512.50
CCO HLDGS LLC/CAP CORP COMPANY GUAR 04/21 6.5	10,000.00	10,787.50
CD COMMERCIAL MORTGAGE TRUST CD 2006 CD2 AM	32,483.20	32,771.55
CDE 130316C00030000 MONTH END PRICE 44.0000	(591.52)	(88.00)
CDEX INC CLASS A NEW MONTH END PRICE 0.0900	28.65	0.27
CDI CORP COMMON STOCK USD.1	59,333.67	56,529.00
CDN APARTMENT PPTYS REIT MONTH END PRICE 25.0226	79,807.89	111,350.57
CEDAR REALTY TRUST INC REIT USD.06	150,411.65	149,952.00
CELANESE CORP SERIES A COMMON STOCK USD.0001	355,709.19	416,355.50
CELANESE CORP MONTH END PRICE 44.5300	25,429.64	26,125.68
CELGENE CORP 30 RTS 12/31/30 MONTH END PRICE 6.4100	126.25	160.25
CELGENE CORP COMMON STOCK USD.01	581,759.30	695,333.76
CELGENE CORP COMMON STOCK USD.01	553,341.52	782,712.96
CELGENE CORP MONTH END PRICE 78.4700	647,595.05	666,995.00
CELL THERAPEUTICS INC COMMON STOCK NPV	206,695.35	204,230.00
CELL THERAPEUTICS NEW MONTH END PRICE 1.3000	6,468.73	1,189.50
CELLCOM ISRAEL LTD MONTH END PRICE 8.2800	17,883.16	20,923.56
CELLDEX THERAPEUTICS INC MONTH END PRICE 6.7100	7,375.33	7,562.17
CEL-SCI CORP MONTH END PRICE 0.2700	6,638.33	3,105.00
CELSION CORP NEW MONTH END PRICE 8.1900	32,273.92	43,407.00
CELULOSA ARAUCO CONSTITU SR UNSECURED 01/22 4.75	81,062.50	83,912.56
CEMEX SAB ADR MONTH END PRICE 9.8700	7,902.92	12,485.55
CENGAGE LEARNING ACQ INC SR SECURED 144A 04/20 11.5	192,375.00	163,875.00
CENOVUS ENERGY INC MONTH END PRICE 33.5400	11,729.64	11,705.46
CENTAMIN PLC ORD F MONTH END PRICE 0.6180	10,152.55	2,966.40
CENTENE CORP COMMON STOCK USD.001	481,247.20	487,900.00
CENTERPOINT ENERGY INC COMMON STOCK USD.01	157,395.44	193,270.00
CENTERPOINT ENERGY INC MONTH END PRICE 19.2500	82,510.89	92,986.49
CENTERRA GOLD INC MONTH END PRICE 9.3300	4,286.95	3,732.00
CENTERSTATE BANKS OF FLA MONTH END PRICE 8.5300	503.37	254.85
CENTRAL EURO DISTRIBUTION CP COMMON STOCK USD.01	65,864.30	84,630.00
CENTRAL FD CDA LTD MONTH END PRICE 21.0300	2,875,885.24	3,246,443.16
CENTRAL GARDEN AND PET CO A COMMON STOCK USD.01	151,655.39	153,615.00
CENTRAL GOLD TRUST MONTH END PRICE 62.7800	219,312.73	212,070.84
CENTURY SMALL CAP SELECT INV CL MONTH END PRICE 26.0600	23,680.80	25,003.92
CENTURY TECHNOLOGIES INC COLO MONTH END PRICE 0.0000	740.77	—
CENTURYLINK INC COMMON STOCK USD1.	981,597.89	572,208.24
CENTURYLINK INC MONTH END PRICE 39.1200	630,510.34	644,709.47
CENVEO INC MONTH END PRICE 2.7000	52,990.88	60,885.00
CENVO CORP 8.8750% 02/01/18 MONTH END PRICE 94.5000	9,092.00	9,450.00
CEPHEID INC COMMON STOCK NPV	173,043.46	172,769.10
CEPHEID INC MONTH END PRICE 33.8600	3,823.44	3,386.00
CERAGENIX PHARMA INC MONTH END PRICE 0.0030	579.95	0.90
CERAGON NETWORKS LTD MONTH END PRICE 4.4100	2,198.89	882.00
CEREPLAST INC NEW MONTH END PRICE 0.0225	1,634.52	5.63
CERNER CORP COMMON STOCK USD.01	850,867.93	1,591,620.00
CERNER CORP COMMON STOCK USD.01	162,322.33	270,653.04
CERNER CORPORATION MONTH END PRICE 77.5100	121,368.69	122,078.25
CERUS CORP MONTH END PRICE 3.1600	9,303.95	9,480.00
CEVA INC COMMON STOCK USD.001	288,517.54	299,250.00
CF INDUSTRIES 7.1250% 05/01/20 MONTH END PRICE 125.5000	6,050.50	6,275.00
CF INDUSTRIES HOLDINGS INC COMMON STOCK USD.01	186,526.15	302,708.40

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
CF INDUSTRIES HOLDINGS MONTH END PRICE 203.1600	218,512.18	222,420.10
CGG VERITAS COMPANY GUAR 05/17 7.75	140,587.50	140,400.00
CGM FOCUS FUND MONTH END PRICE 29.3000	1,095,372.97	796,256.57
CGM REALTY FUND MONTH END PRICE 29.3700	718,332.13	809,596.21
CGX ENERGY INC MONTH END PRICE 0.1500	86,054.86	10,728.60
CHAMPION ENTERPRISES INC MONTH END PRICE 0.0000	3,272.36	—
CHAMPLAIN SMALL COMPANY FD ADV CL MONTH END PRICE 13.6700	4,023.80	3,937.33
CHANNELL COMMERCIAL CORP MONTH END PRICE 0.0000	4,512.95	—
CHART INDUSTRIES INC COMMON STOCK USD.01	416,747.20	432,021.60
CHART INDUSTRIES INC MONTH END PRICE 66.6891	58,524.67	59,419.99
CHARTER COMMUNICATIONS MONTH END PRICE 0.0000	507.05	—
CHASE GROWTH FUND MONTH END PRICE 13.4500	52,188.31	40,730.19
CHAZAK VALUE CORP MONTH END PRICE 0.0000	1,637.70	—
CHECK POINT SOFTWARE TECH COMMON STOCK USD.01	520,983.23	454,009.20
CHECK POINT SOFTWARE TECH COMMON STOCK USD.01	378,384.59	353,965.20
CHECK PT SOFTWARE TECH F MONTH END PRICE 47.6400	21,272.81	22,629.00
CHECKPOINT SYS INC MONTH END PRICE 10.7400	3,481.80	2,148.00
CHEESECAKE FACTORY INC MONTH END PRICE 32.7100	3,159.59	3,271.00
CHEESECAKE FACTORY INC/THE COMMON STOCK USD.01	458,320.53	454,808.00
CHEETAH OIL & GAS LTD MONTH END PRICE 0.0084	15,165.90	1.68
CHELSEA THERAPEUTICS INTERNA COMMON STOCK NPV	5,643.00	5,016.00
CHEMED CORP COMMON STOCK USD1.	593,536.11	703,047.50
CHEMICAL FINANCIAL CORP COMMON STOCK USD1.	200,668.56	218,592.00
CHEMTRADE LOGISTICS MONTH END PRICE 16.4050	11,613.19	15,387.89
CHEMTURA CORP NEW MONTH END PRICE 21.2600	5,036.95	5,315.00
CHENIERE ENERGY INCNEW MONTH END PRICE 18.7800	256,954.85	308,668.08
CHENIERE ENERGY PARTNERS L P MONTH END PRICE 21.2600	20,262.93	23,412.51
CHEROKEE INC COMMON STOCK USD.02	45,388.66	43,872.00
CHEROKEE INC NEW MONTH END PRICE 13.7100	4,889.24	5,824.18
CHESAPEAKE ENER 6.7750% 03/15/19 MONTH END PRICE 100.5000	10,000.00	10,050.00
CHESAPEAKE ENERGY 6.5% 8/15/17 MONTH END PRICE 109.0000	8,148.75	9,810.00
CHESAPEAKE ENERGY 5% PFD MONTH END PRICE 75.4000	26,002.25	22,620.00
CHESAPEAKE ENERGY CORP COMMON STOCK USD.01	601,069.79	472,839.00
CHESAPEAKE ENERGY CORP COMMON STOCK USD.01	369,839.59	203,678.10
CHESAPEAKE ENERGY CORP COMPANY GUAR 03/19 6.775	57,750.00	60,075.00
CHESAPEAKE ENERGY CORP COMPANY GUAR 08/17 6.5	14,362.50	16,275.00
CHESAPEAKE ENERGY CORPORATION MONTH END PRICE 16.6200	773,677.19	637,610.18
CHESAPEAKE ERGY 6.125% 2/15/21 MONTH END PRICE 104.0000	5,156.75	5,200.00
CHESAPEAKE GOLD CORP MONTH END PRICE 9.0276	49,332.40	54,165.60
CHESAPEAKE GRANITE W MONTH END PRICE 16.5400	7,661.67	4,978.54
CHESAPEAKE LODGING TRUST REIT USD.01	253,331.43	282,924.00
CHESAPEAKE UTILITIES CORP COMMON STOCK USD.4867	209,132.85	204,300.00
CHEUNG KONG HLDG ADR MONTH END PRICE 15.5200	1,523.55	1,707.20
CHEVRON CORP COMMON STOCK USD.75	1,310,108.31	1,590,739.40
CHEVRON CORP COMMON STOCK USD.75	774,425.82	1,081,400.00
CHEVRON CORP COMMON STOCK USD.75	2,084,668.57	4,989,038.90
CHEVRON CORPORATION MONTH END PRICE 108.1400	2,657,522.50	2,886,447.54
CHICAGO BRDG & IRON NY MONTH END PRICE 46.3500	119,616.15	145,770.75
CHICO S FAS INC COMMON STOCK USD.01	101,594.37	98,761.00
CHICOS FAS INC MONTH END PRICE 18.4600	56,581.67	83,268.43
CHILDRENS BEVERAGE GROUP INC MONTH END PRICE 0.0000	865.93	—
CHILDRENS INTERNET NEW MONTH END PRICE 0.0004	2,252.00	—
CHIMERA INVT CORP MONTH END PRICE 2.6100	528,937.23	481,376.75
CHINA 3C GROUP MONTH END PRICE 0.0406	7,146.20	81.20

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
CHINA AGRITECH INC MONTH END PRICE 0.0000	14,806.40	—
CHINA AUTOMOTIVE SYS INC MONTH END PRICE 4.7760	7,064.14	3,343.20
CHINA BAK BATTERY NEW MONTH END PRICE 1.5900	1,019.14	318.00
CHINA BCT PHARMACY GRP MONTH END PRICE 0.2000	913.09	50.00
CHINA BIOLOGIC PRODS INC MONTH END PRICE 16.3100	4,686.65	4,893.00
CHINA CABLECOM HOLDINGS LTD MONTH END PRICE 0.1300	8,562.80	1,534.00
CHINA CARBON GRAPHIT MONTH END PRICE 0.4200	7,456.83	1,764.00
CHINA CONTINENTAL INC MONTH END PRICE 0.0000	262.95	—
CHINA CORD BLD CORP MONTH END PRICE 2.6100	4,221.95	3,915.00
CHINA DIGITAL TV ADR MONTH END PRICE 1.6800	61,736.00	15,120.00
CHINA EASTN AIRLS LTDADR MONTH END PRICE 20.1000	2,304.78	2,010.00
CHINA FINANCE ONLINE ADR MONTH END PRICE 1.1400	1,289.92	171.00
CHINA GENGSHENG MINE MONTH END PRICE 0.3000	3,502.35	300.00
CHINA GLOBAL MEDIA I MONTH END PRICE 0.1500	3,808.90	300.00
CHINA GREEN AGRICULTURE INC MONTH END PRICE 3.2800	18,837.01	8,200.00
CHINA HEALTH MGMT NEW MONTH END PRICE 0.0008	1,679.95	0.80
CHINA INFO TECH NEW F MONTH END PRICE 0.9099	6,026.87	1,895.32
CHINA KANGTAI CACTUS MONTH END PRICE 0.0669	2,438.03	167.25
CHINA MEDIAEXPRESS H MONTH END PRICE 0.0000	5,618.11	—
CHINA MEDICAL TECH ADR MONTH END PRICE 0.0000	1,759.83	—
CHINA MERCHANTS BK ORD MONTH END PRICE 2.2062	7,636.45	12,906.27
CHINA MINERALS MINING F MONTH END PRICE 0.0275	23,097.11	4,947.44
CHINA MOBILE H K ADR MONTH END PRICE 58.7200	259,415.35	282,032.16
CHINA MOBILE LTD COMMON STOCK HKD.1	584,122.88	603,263.39
CHINA MOBILE LTD ORD MONTH END PRICE 11.6439	5,111.90	5,821.95
CHINA NATURAL GAS NE MONTH END PRICE 0.4800	5,991.95	2,400.00
CHINA NATURAL RESOURCES INC MONTH END PRICE 4.3000	3,112.92	860.00
CHINA NEPSTAR CHAIN ADR MONTH END PRICE 1.5200	22,785.71	7,600.00
CHINA NORTH EAST PETE MONTH END PRICE 0.1800	13,585.11	540.00
CHINA ORGANIC FERTILIZER MONTH END PRICE 0.0006	3,842.16	0.01
CHINA PETE & CHEM ADR MONTH END PRICE 114.9200	121,183.87	135,490.68
CHINA PRECISION STL NEW MONTH END PRICE 1.9600	1,748.80	119.56
CHINA RECYCLING ENGY CP MONTH END PRICE 0.9920	141,790.09	44,175.74
CHINA SHEN ZHOU MINING MONTH END PRICE 0.4600	4,757.17	483.00
CHINA SOLAR & CLEAN ENRGY MONTH END PRICE 0.0150	2,551.59	0.20
CHINA STHN AIRLS ADR MONTH END PRICE 25.8500	19,402.30	19,387.50
CHINA SUNERGY NEW ADR F MONTH END PRICE 1.4200	22,426.52	18,126.30
CHINA TECH GLOBAL ORD MONTH END PRICE 0.0000	604.96	—
CHINA UNICOM HONG KONG LTD COMMON STOCK HKD.1	375,769.91	398,892.32
CHINA UNICOM LTD ADR MONTH END PRICE 16.2900	40,418.34	50,661.90
CHINA VOICE HLDG CORP MONTH END PRICE 0.0002	17,484.00	8.00
CHINA WATER GROUP INC MONTH END PRICE 0.0045	2,309.95	45.00
CHINA YUCHAI INTL ADR MONTH END PRICE 15.7700	15,617.16	16,679.77
CHINACAST EDUCATION CORP MONTH END PRICE 0.0900	1,472.45	18.00
CHIPOTLE MEXICAN GRILL INC COMMON STOCK USD.01	96,523.57	88,345.62
CHIPOTLE MEXICAN GRILL INC COMMON STOCK USD.01	158,763.85	178,476.00
CHIPOTLE MEXICAN GRILL MONTH END PRICE 297.4600	590,801.85	589,268.26
CHIQUITA BRANDS INTL NEW MONTH END PRICE 8.2500	3,196.57	3,312.61
CHIYODA CORP COMMON STOCK	111,970.48	114,551.23
CHK 121228C00017500 MONTH END PRICE 1.0000	(55.92)	(12.00)
CHK 130119C00023000 MONTH END PRICE 2.0000	(576.47)	(12.00)
CHK 130119C00025000 MONTH END PRICE 1.0000	(310.01)	(4.00)
CHORUS AVIATION INC F MONTH END PRICE 3.8820	20,272.68	15,528.00
CHORUS LTD ADR F MONTH END PRICE 12.2000	6,497.27	6,197.60

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
CHRISTIAN DIOR COMMON STOCK EUR2.	157,968.71	188,618.12
CHROMADEX CORP MONTH END PRICE 0.5300	20,293.90	11,660.00
CHROMOCURE INC MONTH END PRICE 0.0001	0.76	0.02
CHRYSLER GROUP LLC / CG CO-I MONTH END PRICE 109.2500	5,272.50	5,462.50
CHUBB CORP COMMON STOCK USD1.	1,154,716.65	1,205,120.00
CHUBB CORP COMMON STOCK USD1.	216,581.86	472,331.72
CHUBB CORP MONTH END PRICE 75.3200	58,957.77	76,592.58
CHURCH & DWIGHT CO INC MONTH END PRICE 53.5700	42,385.14	57,367.21
CHURCHILL DOWNS INC MONTH END PRICE 66.4500	894.88	1,860.60
CHUY S HOLDINGS INC COMMON STOCK	114,691.04	101,848.06
CIA DE BEBIDAS PFD ADR MONTH END PRICE 41.9900	230,104.17	270,415.60
CIA ENER DE MINAS ADR MONTH END PRICE 10.8600	11,352.16	9,687.12
CIA PAR ENEGIA B ADR MONTH END PRICE 15.3500	1,497.95	1,535.00
CIA SIDERURGICA SPN ADR F MONTH END PRICE 5.9000	1,114.60	1,162.30
CIBER INC COMMON STOCK USD.01	38,991.64	42,418.00
CIBER INC MONTH END PRICE 3.3400	3,183.25	1,867.06
CIENA CORP NEW MONTH END PRICE 15.7000	34,281.92	34,414.40
CIGNA CORP COMMON STOCK USD.25	1,020,086.39	1,114,641.00
CIGNA CORP COMMON STOCK USD.25	155,073.05	364,436.82
CIGNA CORP MONTH END PRICE 53.4600	10,013.05	11,493.90
CIMAREX ENERGY CO COMMON STOCK USD.01	375,723.27	369,472.00
CIMAREX ENERGY CO COMMON STOCK USD.01	82,648.42	80,822.00
CIMAREX ENERGY CO MONTH END PRICE 57.7300	40,030.22	37,313.78
CIMETRIX INC MONTH END PRICE 0.1530	262.22	229.50
CINCINNATI BELL 8.75%18 MONTH END PRICE 103.2500	9,625.00	10,325.00
CINCINNATI BELL INC MONTH END PRICE 5.4800	277.48	548.00
CINCINNATI FINANCIAL CORP COMMON STOCK USD2.	132,270.58	136,707.56
CINEMARK USA 8.625%19 MONTH END PRICE 111.0000	5,481.75	5,550.00
CINTAS CORP COMMON STOCK NPV	92,266.78	105,726.50
CINTAS CORP MONTH END PRICE 40.9000	13,031.50	14,110.50
CIRCOR INTERNATIONAL INC COMMON STOCK USD.01	782,512.72	926,564.36
CIRCUIT CITY STORES INC MONTH END PRICE 0.0000	2,107.47	—
CIRRUS LOGIC MONTH END PRICE 28.9700	179,199.83	160,348.95
CISCO SYSTEM INC MONTH END PRICE 19.6494	2,093,624.52	2,225,863.11
CISCO SYSTEMS 4.4500% 01/15/20 MONTH END PRICE 116.0535	16,762.20	17,408.03
CISCO SYSTEMS INC COMMON STOCK USD.001	484,845.10	567,885.00
CISCO SYSTEMS INC COMMON STOCK USD.001	41,138.43	45,195.00
CISCO SYSTEMS INC COMMON STOCK USD.001	814,081.49	806,632.50
CISCO SYSTEMS INC COMMON STOCK USD.001	2,071,876.55	2,457,370.05
CIT BANK 0.6% 1/28/13 MONTH END PRICE 1.0001	3,000.00	3,000.39
CIT BANK 2.6000% 06/27/22 MONTH END PRICE 1.0162	15,000.00	15,243.60
CIT BANK 1.1500% 06/27/16 MONTH END PRICE 1.0038	105,000.00	105,402.15
CIT BANK N A 3.5% 7/08/14 MONTH END PRICE 1.0404	66,000.00	68,664.42
CIT BANK N A 3.85% 5/06/19 MONTH END PRICE 1.1414	10,000.00	11,413.80
CIT BANK NA 4% 3/18/19 MONTH END PRICE 1.1423	1,000.00	1,142.28
CIT BANK NA 4% 6/10/19 MONTH END PRICE 1.1352	10,000.00	11,352.30
CIT BK SALT LAKE CITY 3.8% 6/03/16 MONTH END PRICE 1.0819	10,000.00	10,819.40
CIT BK SALT LAKE CITY UT MONTH END PRICE 1.0049	25,000.00	25,121.75
CIT GROUP HOME EQUITY LOAN TRU CITHE 2003 1 A4	262,633.88	276,796.05
CIT GROUP INC 5.25% 3/15/18 MONTH END PRICE 107.5000	4,950.50	5,375.00
CITADEL BROADCASTING CP MONTH END PRICE 0.0000	285.51	—
CITI TRENDS INC COMMON STOCK USD.01	110,143.55	111,456.00
CITI TRENDS INC MONTH END PRICE 13.7600	3,841.40	2,752.00
CITIBANK NA 2.6000% 04/28/15 MONTH END PRICE 1.0401	10,000.00	10,400.60

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
CITIGROUP CAP XV 6.50% 9/15/66 MONTH END PRICE 25.1001	2,194.90	2,761.01
CITIGROUP COMMERCIAL MORTGAGE CGCMT 2007 C6 AM	22,400.00	22,680.14
CITIGROUP INC 5.3% 1/07/16 MONTH END PRICE 110.8160	4,127.70	5,540.80
CITIGROUP INC 5.5% 4/11/13 MONTH END PRICE 101.1266	5,214.15	5,056.33
CITIGROUP INC 6.125% 5/15/18 MONTH END PRICE 119.8492	10,081.25	11,984.92
CITIGROUP INC 8.5000% 05/22/19 MONTH END PRICE 134.0730	6,722.40	6,703.65
CITIGROUP INC COMMON STOCK USD.01	107,011.73	110,768.00
CITIGROUP INC COMMON STOCK USD.01	786,282.17	803,068.00
CITIGROUP INC COMMON STOCK USD.01	4,694,513.42	2,728,532.32
CITIGROUP INC NEW MONTH END PRICE 39.5600	3,530,216.95	3,735,741.51
CITIGROUP INC NOTES 10/14 5.5	29,848.50	32,185.23
CITIGROUP INC SR UNSECURED 01/15 6.01	102,223.21	109,271.50
CITIGROUP INC SR UNSECURED 01/22 4.5	193,168.00	223,140.80
CITIGROUP INC SR UNSECURED 03/38 6.875	119,186.40	157,974.84
CITIGROUP INC SR UNSECURED 05/14 5.125	79,974.04	80,062.81
CITIGROUP INC SR UNSECURED 06/16 3.953	122,446.08	129,163.32
CITIGROUP INC SR UNSECURED 08/14 6.375	39,729.20	43,226.00
CITIGROUP INC SR UNSECURED 08/17 6.	77,182.00	82,470.22
CITIGROUP INC SR UNSECURED 08/20 5.375	72,617.27	82,491.36
CITIGROUP INC SUBORDINATED 02/17 5.5	117,416.80	133,023.96
CITIGROUP INC SUBORDINATED 09/14 5.	137,349.20	157,813.20
CITIGROUP MORTGAGE LOAN TRUST CMLTI 2005 HE2 A 144A	26,396.74	26,006.99
CITIGROUP VII 7.125% 7/31/31 MONTH END PRICE 25.3800	15,096.95	15,228.00
CITIZENS + NORTHERN CORP COMMON STOCK USD1.	53,089.82	54,810.00
CITIZENS COMMUN 7.1250% 03/15/19 MONTH END PRICE 108.0000	5,206.75	5,400.00
CITIZENS FUNDING 7.5% 9/15/66 MONTH END PRICE 30.6200	22,258.95	30,620.00
CITIZENS REP BANCORP NEW MONTH END PRICE 18.9700	393.96	948.50
CITIZENS UTILS C 7.0500% 10/01/46 MONTH END PRICE 84.5000	8,135.00	8,450.00
CITRIX SYSTEMS INC COMMON STOCK USD.001	986,591.59	916,883.75
CITRIX SYSTEMS INC COMMON STOCK USD.001	1,053,197.57	1,117,750.00
CITRIX SYSTEMS INC COMMON STOCK USD.001	178,540.76	284,171.50
CITRIX SYSTEMS INC MONTH END PRICE 65.6200	1,959.16	1,968.60
CITY TELECOM H K SP ADR MONTH END PRICE 6.3400	4,506.95	6,340.00
CL 130518C00105000 MONTH END PRICE 360.0000	(2,996.13)	(1,800.00)
CLARCOR INC MONTH END PRICE 47.7800	4,306.58	4,300.20
CLARENT CORP DEL MONTH END PRICE 0.0001	208.50	—
CLARK CNTY NEV 7.0500% 06/01/29 MONTH END PRICE 120.7510	10,537.60	12,075.10
CLAYMORE ETF TRUST 2 MONTH END PRICE 20.4400	51,533.43	57,648.16
CLAYMORE EXCH TRADED FD MONTH END PRICE 15.5200	43,429.29	34,987.62
CLAYMORE EXCH TRADED FD MONTH END PRICE 19.7600	32,778.57	31,017.25
CLAYMORE EXCH TRADED FD MONTH END PRICE 21.9200	27,653.94	28,579.05
CLAYMORE EXCH TRADED FD MONTH END PRICE 22.8500	17,096.62	18,280.00
CLAYMORE EXCH TRADED FD MONTH END PRICE 23.9900	115,587.13	114,495.99
CLAYMORE EXCH TRADED FD MONTH END PRICE 29.6400	3,270.72	3,438.24
CLAYMORE EXCH TRADED FD MONTH END PRICE 34.7530	11,476.76	12,198.30
CLAYMORE EXCH TRADED MONTH END PRICE 16.1000	44,073.81	46,571.28
CLAYMORE EXCHANGE TRADED FD MONTH END PRICE 36.0200	101,879.97	91,732.07
CLAYMORE RJ SB-1 EQ ETF MONTH END PRICE 23.4700	6,825.14	8,144.09
CLAYTON WILLIAMS ENERGY INC COMMON STOCK USD.1	23,643.24	23,643.24
CLEAN COAL TECHNOLOGIES MONTH END PRICE 0.0470	9,626.19	2,292.99
CLEAN DIESEL TECH NEW MONTH END PRICE 2.1700	4,347.06	2,343.60
CLEAN ENERGY FUELS CORP MONTH END PRICE 12.4500	421,529.17	345,213.60
CLEAN HARBORS INC MONTH END PRICE 55.0100	76,035.44	68,157.39
CLEAN POWER CONCEPTS INC MONTH END PRICE 0.0045	6,551.33	281.25

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
CLEAN WIND ENERGY TO MONTH END PRICE 0.0167	1,100.90	183.70
CLEANPATH RESOURCES CORP MONTH END PRICE 0.0057	476.75	0.02
CLEANTECH SOLU INTL NEW MONTH END PRICE 3.9700	4,464.63	397.00
CLEARANT INC NEW MONTH END PRICE 0.0000	4,211.25	—
CLEARBRIDGE ENERGY MLP MONTH END PRICE 23.0300	2,442.36	2,538.32
CLEARBRIDGE SMALL CAP GROWTH FD CL A MONTH END PRICE 20.1000	3,671.22	3,564.29
CLEARLY CDN BEV CP NEW MONTH END PRICE 0.0000	32,787.19	—
CLEARWIRE CORP NEW MONTH END PRICE 2.8900	90,884.31	167,721.15
CLECO CORP NEW MONTH END PRICE 40.0100	4,532.75	5,001.25
CLECO CORPORATION COMMON STOCK USD1.	631,095.21	619,474.83
CLEVELAND BIOLABS INC COMMON STOCK USD.005	2,884.64	2,926.00
CLEVELAND BIOLABS INC MONTH END PRICE 1.3300	1,778.82	665.00
CLF 130119C00036000 MONTH END PRICE 335.0000	(789.23)	(1,675.00)
CLICKABLE ENTERPRISES MONTH END PRICE 0.0000	7,427.90	—
CLICKSOFTWARE TECHNOLOGIES LTD MONTH END PRICE 8.4100	4,240.46	3,742.45
CLIFFS NATURAL RESOURCES INC COMMON STOCK USD.125	168,954.25	131,451.04
CLIFFS NATURAL RESOURCES INC MONTH END PRICE 38.5700	204,356.15	210,782.97
CLIFFS NATURAL RESOURCES SR UNSECURED 01/18 3.95	149,162.30	150,972.45
CLIFFS NATURAL RESOURCES SR UNSECURED 04/21 4.875	19,402.40	19,863.26
CLIFFS NATURAL RESOURCES SR UNSECURED 10/20 4.8	48,568.10	49,690.05
CLIPPER FUND MONTH END PRICE 68.8600	33,075.42	33,494.05
CLOROX 5% 1/15/15 MONTH END PRICE 108.0313	33,006.35	37,810.96
CLOROX CO MONTH END PRICE 73.2200	69,397.78	73,962.36
CLOROX COMPANY COMMON STOCK USD1.	261,383.08	292,880.00
CLOROX COMPANY COMMON STOCK USD1.	126,467.23	227,567.76
CLOUD PEAK ENERGY IN MONTH END PRICE 19.3300	9,311.43	9,665.00
CLOUD PEAK ENERGY INC COMMON STOCK USD.01	949,806.42	906,577.00
CLR 130119C00070000 MONTH END PRICE 440.0000	(492.28)	(440.00)
CLST HOLDINGS INC MONTH END PRICE 0.0100	2,196.70	7.78
CMCSA 130720C00039000 MONTH END PRICE 169.0000	(157.24)	(169.00)
CME 130119P00036000 MONTH END PRICE 3.0000	11.28	9.00
CME GROUP INC CL A MONTH END PRICE 50.6700	69,795.77	67,610.13
CME GROUP INC COMMON STOCK USD.01	628,212.89	366,886.85
CMI 130119C00110000 MONTH END PRICE 205.0000	(1,014.23)	(1,025.00)
CMKM DIAMONDS INC MONTH END PRICE 0.0000	22,283.46	—
CML HEATTHCARE INC F MONTH END PRICE 6.6500	19,150.59	13,300.00
CMNTY HEALTH SY 7.1250% 07/15/20 MONTH END PRICE 106.7500	5,013.00	5,337.50
CMS ENERGY CORP COMMON STOCK USD.01	131,598.35	152,423.76
CNA FINL CORP MONTH END PRICE 28.0100	8,630.12	9,103.25
CNO FINANCIAL GROUP INC MONTH END PRICE 9.3300	8,085.23	11,662.50
CNOOC LIMITED ADR MONTH END PRICE 220.0000	138,363.90	145,420.00
CNOOC LTD COMMON STOCK HKD.02	95,116.66	173,464.77
CNP ASSURANCES COMMON STOCK EUR1.	108,074.17	88,256.17
COACH INC COMMON STOCK USD.01	193,860.67	375,081.07
COACH INC MONTH END PRICE 55.5100	200,406.47	194,752.03
COASTAL ENERGY COMPANY MONTH END PRICE 19.9900	189,246.43	342,828.50
COASTAL PACIFIC MINI MONTH END PRICE 0.0044	7,751.90	577.06
COBALT INTERNATIONAL ENERGY COMMON STOCK USD.01	1,164,731.42	1,619,584.64
COBALT INTERNATIONAL ENERGY COMMON STOCK USD.01	102,995.23	90,749.20
COBALT INTL ENERGY I MONTH END PRICE 24.5600	18,584.51	17,192.00
COBRIZA METALS CORP F MONTH END PRICE 0.0628	1,713.80	276.32
COCA COLA 5% 6/15/16 MONTH END PRICE 110.1481	10,669.40	11,014.81
COCA COLA BOTTLING CO CONS MONTH END PRICE 66.5000	239,263.29	246,137.67
COCA COLA CO/THE COMMON STOCK USD.25	1,282,322.53	1,805,250.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
COCA COLA CO/THE COMMON STOCK USD.25	1,274,936.93	1,204,225.00
COCA COLA CO/THE COMMON STOCK USD.25	1,302,037.21	1,792,453.75
COCA COLA CO/THE COMMON STOCK USD.25	1,964,694.23	3,293,095.00
COCA COLA COMPANY MONTH END PRICE 36.2500	1,955,617.47	2,030,843.39
COCA COLA ENT NEW MONTH END PRICE 31.7300	66,738.07	83,981.47
COCA COLA ENTERPRISES COMMON STOCK USD1.	160,681.17	206,943.06
COCA COLA HELLENIC ADR MONTH END PRICE 23.5700	2,128.44	2,357.00
COCA-COLA ENTRPRZ 2% 8/19/16 MONTH END PRICE 102.5708	25,049.00	25,642.70
CODELCO INC SR UNSECURED 144A 10/14 4.75	49,241.00	53,029.30
CODEXIS INC COMMON STOCK USD.0001	9,210.00	8,840.00
CODEXIS INC MONTH END PRICE 2.2100	1,180.05	585.65
COEUR D ALENE MINES NEW MONTH END PRICE 24.6000	169,428.32	171,708.00
COFFEE HOLDING CO INC MONTH END PRICE 7.0000	3,764.87	3,500.00
COGENT COMMUNICATIONS GROUP COMMON STOCK USD.001	244,403.31	265,227.60
COGNEX CORP MONTH END PRICE 36.7901	29,627.91	36,397.24
COGNIZANT TECH SOL CL A MONTH END PRICE 73.8823	50,258.50	57,258.78
COGNIZANT TECH SOLUTIONS A COMMON STOCK USD.01	285,367.03	513,684.85
COHEN & STEERS DIV MAJORS MONTH END PRICE 13.8400	13,105.58	16,054.40
COHEN & STEERS EMRG MKTS REAL EST A MONTH END PRICE 9.7800	13,340.61	9,867.12
COHEN & STEERS INC MONTH END PRICE 30.4700	3,510.00	3,504.05
COHEN & STEERS INSTL GLOBAL REALTY MONTH END PRICE 22.2800	70,882.83	63,339.12
COHEN & STEERS INTL REALTY CL A MONTH END PRICE 11.3000	2,858.72	2,146.94
COHEN & STEERS INTL REALTY FD CL I MONTH END PRICE 11.3600	15,264.72	10,933.39
COHEN & STEERS PREFERRED SEC & INC A MONTH END PRICE 13.3400	133,000.00	150,137.24
COHEN & STEERS QUALITY MONTH END PRICE 10.1600	16,467.03	19,546.24
COHEN & STEERS REALTY INCOME FD CL A MONTH END PRICE 13.4700	19,929.67	18,493.03
COHEN & STEERS REALTY SHARES MONTH END PRICE 64.5700	1,215,441.07	1,261,611.53
COHEN & STEERS REIT MONTH END PRICE 16.9900	1,486.51	2,010.04
COHEN & STEERS SELECT FD MONTH END PRICE 18.7500	23,560.21	28,617.22
COHEN & STEERS TOTAL RETURN RLTY FD MONTH END PRICE 14.7200	13,017.29	14,558.08
COHU INC MONTH END PRICE 10.8400	1,839.71	1,463.40
COIL TUBING TECH NEW MONTH END PRICE 2.3000	322.42	41.40
COINSTAR INC MONTH END PRICE 52.0100	88,016.57	81,915.75
COL 130119P00055000 MONTH END PRICE 50.0000	234.23	150.00
COLDWATER CREEK NEW MONTH END PRICE 4.8100	404.85	721.50
COLEMAN CABLE INC MONTH END PRICE 9.2700	1,736.30	1,158.75
COLFAX CORP MONTH END PRICE 40.3500	7,026.56	10,491.00
COLGATE PALMOLIVE CO COMMON STOCK USD1.	1,960,623.52	2,275,835.80
COLGATE PALMOLIVE CO COMMON STOCK USD1.	1,328,391.57	1,314,590.50
COLGATE PALMOLIVE CO COMMON STOCK USD1.	458,786.03	1,091,920.30
COLGATE-PALMOLIVE CO MONTH END PRICE 104.5400	296,431.14	342,405.70
COLLECTORS UNIVERSE NEW MONTH END PRICE 10.0300	4,817.32	3,009.00
COLLINS & AIKMAN CORP NEW MONTH END PRICE 0.0000	124.95	—
COLONIAL BANCGROUP MONTH END PRICE 0.0000	29,197.43	—
COLONY BANKCORP INC MONTH END PRICE 3.6000	14,531.95	12,600.00
COLONY FINANCIAL INC REIT USD.01	265,640.68	278,850.00
COLOPLAST B COMMON STOCK DKK1.	362,424.95	459,717.54
COLOSSUS MINERALS INC MONTH END PRICE 4.6500	2,237.74	1,860.00
COLUMBIA ACORN FD CL Z MONTH END PRICE 30.4500	382,392.96	437,716.59
COLUMBIA ACORN INT’L FD CL Z MONTH END PRICE 40.8400	105,806.85	111,434.84
COLUMBIA ACORN SELECT FD CL Z MONTH END PRICE 25.5700	34,152.59	38,307.41
COLUMBIA BALANCED FUND CL Z MONTH END PRICE 28.7200	50,022.03	69,432.70
COLUMBIA BANKING SYSTEM INC COMMON STOCK NPV	736,215.89	756,224.82
COLUMBIA BOND FUND CL A MONTH END PRICE 9.4600	37,303.95	37,670.80

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
COLUMBIA CONTRARIAN CORE FD CL Z MONTH END PRICE 16.1700	81,235.45	105,268.38
COLUMBIA EMERGING MRKTS FUND CL Z MONTH END PRICE 10.3900	261,729.31	224,376.03
COLUMBIA ENERGY AND NATURAL RESO Z MONTH END PRICE 20.3200	187,382.18	160,756.99
COLUMBIA EUROPEAN EQUITY FUND CL A MONTH END PRICE 6.1800	41,315.12	50,975.60
COLUMBIA HIGH YIELD BOND FUNDCL A MONTH END PRICE 2.9700	12,913.60	13,266.49
COLUMBIA INCOME OPPORTUNITIES FUND Z MONTH END PRICE 10.0800	27,835.14	29,648.50
COLUMBIA LABS INC MONTH END PRICE 0.6355	4,591.55	3,596.93
COLUMBIA MARSICO 21ST CENTURY CL Z MONTH END PRICE 13.6400	139,876.74	125,582.18
COLUMBIA MARSICO GROWTH FUND CL Z MONTH END PRICE 22.7700	61,471.70	76,318.00
COLUMBIA MARSICO INTL OPPTY FD CL Z MONTH END PRICE 11.9200	63,639.72	52,947.96
COLUMBIA MID CAP VALUE CLASS Z MONTH END PRICE 14.8200	199,755.50	212,029.92
COLUMBIA MID CAP VALUE OPPTY FUND A MONTH END PRICE 8.4800	16,649.70	18,515.08
COLUMBIA RECOVERY AND INFRASTRE CL A MONTH END PRICE 19.1200	43,240.30	40,490.84
COLUMBIA SELECT LARGE CAP GROWTH Z MONTH END PRICE 13.8600	280,664.60	366,514.62
COLUMBIA SELECT SMALL CAP FUND CL Z MONTH END PRICE 11.1500	25,948.29	17,952.43
COLUMBIA SPORTSWEAR CO MONTH END PRICE 53.3600	26,364.77	26,680.00
COLUMBIA STRATEGIC INCOME FD CL Z MONTH END PRICE 6.3400	32,865.61	35,752.30
COLUMBIA TECHNOLOGY FUND CLASS Z MONTH END PRICE 11.3000	134,521.73	140,316.15
COLUMBIA VALUE AND RESTRUCTURING Z MONTH END PRICE 43.9800	1,018,823.56	954,981.06
COLUMBUS BK & TR 1.9000% 02/11/13 MONTH END PRICE 1.0018	30,000.00	30,053.10
COLUMBUS GOLD CORP F MONTH END PRICE 0.3095	795.95	309.50
COLUMBUS MCKINNON CORP/NY COMMON STOCK USD.01	79,043.30	90,860.00
COMBIMATRIX CORP NEW MONTH END PRICE 5.2800	156,567.56	3,437.28
COMCAST CORP CLASS A COMMON STOCK USD1.	397,375.39	491,547.00
COMCAST CORP CLASS A COMMON STOCK USD1.	1,229,687.81	2,340,062.76
COMCAST CORP COMPANY GUAR 03/40 6.4	33,409.02	38,859.69
COMCAST CORP COMPANY GUAR 06/35 5.65	30,703.26	35,200.02
COMCAST CORP COMPANY GUAR 08/37 6.95	182,061.80	230,531.22
COMCAST CORP NEW CL A MONTH END PRICE 37.3600	254,734.70	287,316.13
COMCAST CP NEW CL A SPL MONTH END PRICE 35.9200	20,772.39	28,153.46
COMERICA INC COMMON STOCK USD5.	331,125.81	330,706.00
COMERICA INC COMMON STOCK USD5.	373,068.74	365,597.00
COMERICA INC COMMON STOCK USD5.	494,028.30	582,528.00
COMERICA INC COMMON STOCK USD5.	1,100,471.52	1,114,448.88
COMERICA INC COMMON STOCK USD5.	171,327.06	140,868.62
COMERICA INC MONTH END PRICE 30.3400	2,168.79	1,777.04
COMMERCEPLANET INC NEW MONTH END PRICE 0.0023	786.40	0.04
COMMERCIAL METALS CO MONTH END PRICE 14.8600	26,157.73	30,287.13
COMMONWEALTH 5.875% 9/15/20 MONTH END PRICE 106.5666	9,737.50	10,656.66
COMMONWEALTH BANK AUST GOVT LIQUID 144A 09/14 2.9	985,174.40	1,020,679.80
COMMONWEALTH BANK AUST SR UNSECURED 144A 10/14 3.75	79,754.40	84,104.00
COMMONWEALTH BANK AUST SR UNSECURED 144A 10/19 5.	29,834.40	34,863.03
COMMONWEALTH REIT REIT USD.01	79,472.12	82,368.00
COMMONWEALTH REIT MONTH END PRICE 15.8400	58,366.77	49,437.31
COMMUNICATION INTELLIGENCE CORP NEW MONTH END PRICE 0.0440	1,119.71	352.00
COMMUNITY 1ST BK MONTH END PRICE 3.0000	114,839.65	49,500.00
COMMUNITY BANK SYSTEM INC MONTH END PRICE 27.3600	5,573.84	5,680.93
COMMUNITY HEALTH SYSTEMS INC COMMON STOCK USD.01	853,798.52	1,080,511.00
COMMUNITY HEALTH SYSTEMS MONTH END PRICE 30.7400	9,555.18	10,144.20
COMMVAULT SYSTEMS INC COMMON STOCK USD.01	402,629.87	511,671.40
COMMVAULT SYSTEMS MONTH END PRICE 69.6624	119,164.03	119,958.65
COMPANHIA DE BEBIDAS PRF ADR ADR NPV	652,995.74	877,171.10
COMPANHIA DE SANEAM ADR MONTH END PRICE 83.5700	15,159.06	21,644.63
COMPANIA CER UNIDAS ADR MONTH END PRICE 31.6300	3,519.50	4,712.87

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
COMPANIA DE MINAS ADR MONTH END PRICE 35.9500	8,006.03	6,830.50
COMPASS DIVERSIFIED TR MONTH END PRICE 14.7100	6,179.80	6,042.10
COMPASS GROUP PLC ADR MONTH END PRICE 11.9800	1,830.55	1,856.90
COMPASS GROUP PLC COMMON STOCK GBP.1	565,936.37	645,812.09
COMPASS GROUP PLC COMMON STOCK GBP.1	741,356.54	947,914.86
COMPASS GROUP PLC COMMON STOCK GBP.1	115,018.44	273,552.96
COMPASS MINERALS INTL MONTH END PRICE 74.7100	57,305.42	64,690.44
COMPASS RESOURCES NL MONTH END PRICE 0.0000	3,031.45	—
COMPETITIVE TECHNOLOGIES INC MONTH END PRICE 0.6400	5,218.45	1,280.00
COMPOSITE TECH GROUP MONTH END PRICE 0.0004	163,331.74	86.74
COMPUGEN LIMITED MONTH END PRICE 4.9200	20,135.68	18,479.52
COMPUTER SCIENCES CORP COMMON STOCK USD1.	505,992.14	516,645.00
COMPUTER SCIENCES CORP COMMON STOCK USD1.	130,676.67	143,779.50
COMPUTER SCIENCES CORP MONTH END PRICE 40.0500	3,548.37	4,005.00
COMSTOCK MINING INC MONTH END PRICE 2.2800	75,360.48	73,372.68
COMSTOCK RESOUR 8.3750% 10/15/17 MONTH END PRICE 105.2500	5,241.20	5,262.50
COMTECH TELECOMMUNICATIONS COMMON STOCK USD.1	636,400.59	558,360.00
COMVERSE INC MONTH END PRICE 28.5300	2,908.00	2,853.00
COMVERSE TECHNOLOGY INC COMMON STOCK USD.1	26,940.48	29,184.00
COMVERSE TECHNOLOGY MONTH END PRICE 3.8400	6,456.95	3,840.00
CONAGRA FOODS INC COMMON STOCK USD5.	489,463.61	553,125.00
CONAGRA FOODS INC COMMON STOCK USD5.	196,903.06	285,029.00
CONAGRA FOODS INC MONTH END PRICE 29.5000	162,957.42	196,481.99
CONCEPTUS INC MONTH END PRICE 21.0000	9,852.05	9,450.00
CONCHO RESOURCES INC COMPANY GUAR 01/22 6.5	54,000.00	59,400.00
CONCHO RESOURCES INC COMPANY GUAR 10/22 5.5	30,137.50	31,650.00
CONCUR TECHNOLOGIES INC COMMON STOCK USD.001	213,551.54	235,644.80
CONECTISYS CORP NEW MONTH END PRICE 0.0150	1,508.95	150.00
CONESTOGA SMALL CAP FUND MONTH END PRICE 24.9800	124,478.77	133,612.02
CONFORCE INTL INC MONTH END PRICE 0.0370	1,067.95	170.20
CONGOLEUM CORP CL A MONTH END PRICE 0.0000	1,594.00	—
CONMED CORP COMMON STOCK USD.01	975,610.89	1,074,202.35
CONNECTAJET.COM INC MONTH END PRICE 0.0000	1,189.56	—
CONNECTICUT WATER SVC INC COMMON STOCK NPV	146,735.07	139,966.00
CONNECTYX TECH HLDGS NEW MONTH END PRICE 0.0016	5,022.43	560.48
CONNS INC MONTH END PRICE 30.6592	2,756.78	6,928.98
CONOCO INC SR UNSECURED 04/29 6.95	20,854.00	27,883.46
CONOCOPHILLIPS COMMON STOCK USD.01	671,185.60	707,478.00
CONOCOPHILLIPS COMMON STOCK USD.01	898,488.79	1,030,772.25
CONOCOPHILLIPS COMMON STOCK USD.01	747,749.96	1,656,658.32
CONOCOPHILLIPS COMPANY GUAR 02/39 6.5	11,351.70	14,181.39
CONOCOPHILLIPS MONTH END PRICE 57.9900	2,070,152.61	1,856,261.14
CONOLOG CORP NEW MONTH END PRICE 0.0600	49.81	1.50
CONS COMMUNICATION HLDGS MONTH END PRICE 15.9100	43,600.47	40,387.96
CONS FREIGHTWAYS CORP MONTH END PRICE 0.0000	534.95	—
CONS WATER CO INC ORD MONTH END PRICE 7.4000	5,547.79	4,650.44
CONSECO FINANCE SECURITIZATION CNF 2000 4 A6	58,276.76	54,352.85
CONSOL ENERGY INC 8.0000% 04/01/17 MONTH END PRICE 108.2500	20,180.80	20,567.50
CONSOL ENERGY INC COMMON STOCK USD.01	231,192.32	172,794.30
CONSOL ENERGY INC COMPANY GUAR 04/20 8.25	60,000.00	64,950.00
CONSOL ENERGY INC MONTH END PRICE 32.1000	10,802.44	10,402.94
CONSOLIDATED EDISON CO 5.3% 12/01/16 MONTH END PRICE 115.8447	9,162.10	11,584.47
CONSOLIDATED EDISON INC COMMON STOCK USD.1	279,880.11	383,725.86
CONSOLIDATED EDISON INC MONTH END PRICE 55.5400	345,993.12	349,713.13

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
CONSOLIDATED ENERGY INC WYO MONTH END PRICE 0.0000	20,241.33	—
CONSOLIDATED GRAPHICS INC COMMON STOCK USD.01	135,834.38	143,172.00
CONSOLIDATED WATER CO ORD SH COMMON STOCK USD.6	33,652.63	32,560.00
CONSTANT CONTACT INC MONTH END PRICE 14.2100	9,737.50	8,440.74
CONSTELLATION BRAND CL A MONTH END PRICE 35.3900	17,827.53	24,419.10
CONSTELLATION BRANDS INC A COMMON STOCK USD.01	479,618.59	545,006.00
CONSTELLATION BRANDS INC A COMMON STOCK USD.01	92,553.35	126,943.93
CONSUMER PORTFOLIO SERVICES MONTH END PRICE 5.3600	2,879.25	5,360.00
CONTANGO OIL & GAS DE MONTH END PRICE 42.3600	19,148.47	14,656.56
CONTANGO OIL + GAS COMMON STOCK USD.04	907,244.42	765,657.00
CONTANGO ORE INC MONTH END PRICE 8.7200	168.81	87.20
CONTINENTAL AG COMMON STOCK NPV	194,972.93	261,840.45
CONTINENTAL RESOURCES MONTH END PRICE 73.4900	200,527.27	197,394.14
CONTL PRECIOUS MINERALS MONTH END PRICE 0.1661	23,249.68	2,857.09
CONVERSION SOLUTIONS HLD MONTH END PRICE 0.0000	880.30	—
CONVERTED ORGANICS NEW MONTH END PRICE 0.0015	8,935.84	113.70
COOPER COMPANIES MONTH END PRICE 92.4800	20,645.14	23,212.48
COOPER TIRE & RUBBER CO MONTH END PRICE 25.3600	89,065.43	117,688.65
COP 130119C00060000 MONTH END PRICE 21.0000	(210.00)	(84.00)
COP 130216C00060000 MONTH END PRICE 63.0000	(441.99)	(252.00)
COPA HOLDINGS SA MONTH END PRICE 99.4500	40,886.80	44,752.50
COPANO ENERGY 7.75% 6/01/18 MONTH END PRICE 105.7500	5,246.25	5,287.50
COPANO ENERGY LLC MONTH END PRICE 31.6300	25,233.24	35,394.04
COPART INC MONTH END PRICE 29.5000	24,106.66	28,172.50
COPELAND RISK MGD DIV GWTH A MONTH END PRICE 11.0400	123,926.01	134,375.79
COPPER KING MNG CORP MONTH END PRICE 0.0001	14,112.60	130.00
COPPER NORTH MNG CORP F MONTH END PRICE 0.1160	—	5.80
CORAL GOLD RES NEW MONTH END PRICE 0.2210	990.95	353.60
CORE LABORATORIES N V MONTH END PRICE 109.3100	67,653.47	72,035.29
CORE LABORATORIES N.V. COMMON STOCK EUR.02	351,856.24	511,024.25
CORE MARK HOLDING CO INC COMMON STOCK USD.01	402,714.16	449,825.00
CORE MOLDING TECHS INC MONTH END PRICE 6.6200	9,216.05	6,620.00
CORELOGIC INC MONTH END PRICE 26.9200	8,180.23	8,817.62
CORENERGY INFRAST TR MONTH END PRICE 6.0300	2,014.36	794.68
CORINTHIAN COLLEGES INC MONTH END PRICE 2.4500	4,415.52	2,940.00
CORIO NV REIT EUR10.	213,518.74	229,831.53
CORNERSTONE ONDEMAND INC COMMON STOCK USD.0001	44,241.76	47,248.00
CORNERSTONE TOT RET NEW MONTH END PRICE 5.3600	19,395.69	23,707.28
CORNING INC COMMON STOCK USD.5	610,460.53	441,889.30
CORNING INC MONTH END PRICE 12.6200	789,730.65	722,659.24
CORP BACKED TR 7.00% 3/1/97 MONTH END PRICE 18.6900	3,149.95	2,336.25
CORP EXECUTIVE BOARD CO MONTH END PRICE 47.4600	5,930.74	5,268.06
CORRECTIONS CP AMER NEW MONTH END PRICE 35.4700	8,173.60	8,299.98
CORVUS GOLD INC MONTH END PRICE 1.7700	2,549.97	7,080.00
COST 130420C00100000 MONTH END PRICE 780.0000	(1,038.46)	(1,560.00)
COST 130420C00103000 MONTH END PRICE 229.0000	(264.23)	(229.00)
COSTAR GROUP INC COMMON STOCK USD.01	1,566,484.37	1,829,850.75
COSTAR GROUP INC MONTH END PRICE 89.3700	12,468.34	13,226.76
COSTCO WHOLESALE CORP COMMON STOCK USD.005	658,095.39	677,068.35
COSTCO WHOLESALE CORP COMMON STOCK USD.005	363,678.11	1,005,182.29
COSTCO WHSL CORP NEW MONTH END PRICE 98.7300	1,895,047.41	2,139,473.03
COTT CORP QUE MONTH END PRICE 8.0300	4,136.45	4,015.00
COTTON & WESTERN MINING NEW MONTH END PRICE 0.0008	51,074.78	3,407.28
COUGAR OIL & GAS CDA MONTH END PRICE 0.0208	59,169.53	2,832.96

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2005 14 2A1	87,800.53	62,927.52
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2005 17 1A1	113,480.78	82,341.65
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2005 17 2A1	161,067.33	110,638.44
COUNTRYWIDE ALTERNATIVE LOAN T CWALT 2005 38 A3	117,142.21	88,749.40
COUNTRYWIDE HM LN 6% 1/24/18 MONTH END PRICE 100.0215	4,960.00	5,001.08
COUNTRYWIDE HOME LOANS CWHL 2003 60 2A1	131,829.10	129,910.70
COUNTRYWIDE HOME LOANS CWHL 2004 R2 1AF1 144A	13,772.49	16,562.78
COUNTRYWIDE HOME LOANS CWHL 2005 R1 1AF1 144A	18,431.86	21,640.74
COURIER CORP COMMON STOCK USD1.	57,074.94	56,100.00
COUSINS PPTYS INC MONTH END PRICE 8.3500	16.21	11.99
COUSINS PROPERTIES INC REIT USD1.	208,439.55	212,925.00
COVANTA HOLDING CORP MONTH END PRICE 18.4200	13,877.39	15,049.74
COVENTRY HEALTH CARE INC COMMON STOCK USD.01	143,162.37	140,362.73
COVENTRY HEALTH CARE INC MONTH END PRICE 44.8300	22,737.01	33,252.29
COVIDIEN PLC COMMON STOCK USD.2	1,008,332.80	1,050,001.90
COVIDIEN PLC COMMON STOCK USD.2	584,687.85	652,462.00
COVIDIEN PLC NEW F MONTH END PRICE 57.7400	119,556.27	126,335.12
COX COMMUNICATIONS INC SR UNSECURED 12/14 5.45	20,530.83	20,721.12
COYOTE RESOURCES INC MONTH END PRICE 0.4500	2,052.41	562.50
CP ALL PCL FOREIGN COMMON STOCK THB1. A	86,019.56	533,161.99
CR BARD INC COMMON STOCK USD.25	70,540.32	179,548.38
CRACKER BARREL OLD COUNTRY COMMON STOCK USD.01	469,691.90	494,802.00
CRACKER BARREL OLD CTRY MONTH END PRICE 64.2600	14,889.82	17,752.24
CRAFT BREW ALLIANCE MONTH END PRICE 6.4800	15,769.26	12,960.00
CRANE CO COMMON STOCK USD1.	755,440.12	900,146.00
CRANE CO COMMON STOCK USD1.	46,785.70	46,280.00
CRANE COMPANY MONTH END PRICE 46.2800	30,017.66	34,710.00
CRAWFORD & COMPANY CL B MONTH END PRICE 7.9800	3,510.72	3,192.00
CRAWFORD + CO CL B COMMON STOCK USD1.	9,208.36	11,172.00
CRAY INC COMMON STOCK USD.01	30,068.26	49,445.00
CRAY INC NEW MONTH END PRICE 15.9500	30,686.94	66,878.35
CREAM MINERALS LTD MONTH END PRICE 0.0300	64,602.63	6,904.35
CREATIVE EDGE NUTRITION MONTH END PRICE 0.0044	381.95	22.00
CREATIVE TECHNOLOGY LTD ORD FOREIGN MONTH END PRICE 2.4887	2,772.38	746.61
CREDICORP LTD COMMON STOCK USD5.	530,042.80	611,155.20
CREDICORP LTD MONTH END PRICE 146.5600	13,281.05	13,483.52
CREDIT AGRICOLE SA COMMON STOCK EUR3.	295,875.26	254,030.17
CREDIT AGRICOLE SA JR SUBORDINA 144A 10/49 VAR	323,650.00	328,600.00
CREDIT SAISON CO LTD COMMON STOCK	125,074.75	142,538.10
CREDIT SUISSE 7.90% MONTH END PRICE 25.3700	29,775.38	30,444.00
CREDIT SUISSE ASSET MGMT INCOME FD MONTH END PRICE 4.0300	43,530.98	54,328.39
CREDIT SUISSE COMMODITY RTN STRT CMN MONTH END PRICE 8.0300	12,046.37	12,061.62
CREDIT SUISSE ETN F MONTH END PRICE 16.5925	255,349.01	225,658.00
CREDIT SUISSE ETN F MONTH END PRICE 17.2100	82,565.90	86,050.00
CREDIT SUISSE ETN MONTH END PRICE 21.8700	25,106.95	21,870.00
CREDIT SUISSE ETN MONTH END PRICE 24.1400	5,628.45	6,107.42
CREDIT SUISSE ETN MONTH END PRICE 26.1100	1,228,729.22	848,209.46
CREDIT SUISSE ETN MONTH END PRICE 41.8600	1,680.05	1,674.40
CREDIT SUISSE GROUP AG REG COMMON STOCK CHF.04	100,570.78	111,280.09
CREDIT SUISSE GRP ADR MONTH END PRICE 24.5600	38,504.54	36,447.04
CREDIT SUISSE GUERNSEY COVERED 144A 03/15 1.625	308,989.40	315,767.55
CREDIT SUISSE HIGH YIELD MONTH END PRICE 3.2000	17,577.83	18,330.03
CREDIT SUISSE NEW ETN F MONTH END PRICE 9.3400	186,751.09	93,969.74
CREE INC COMMON STOCK USD.00125	171,668.74	190,254.02

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
CREE INC COMMON STOCK USD.00125	891,530.08	1,021,982.48
CREE INC MONTH END PRICE 33.9800	149,043.03	154,371.14
CRESCENT PT ENERGY CORP MONTH END PRICE 37.8200	126,277.13	117,242.00
CRESUD SACIF YA SP ADR MONTH END PRICE 8.3200	25,471.73	16,681.60
CREXUS INVT CORP MONTH END PRICE 12.2500	10,535.52	12,250.00
CRH AMERICA 8.125%18 MONTH END PRICE 121.2623	6,067.90	6,063.12
CRICKET COMM 7.7500% 10/15/20 MONTH END PRICE 102.2500	4,878.75	5,112.50
CRIMSON EXPLORATION INC COMMON STOCK USD.001	27,649.99	28,496.00
CRITICAL SOLUTIONS INC MONTH END PRICE 0.0002	106.95	20.00
CRM MID CAP VALUE FUND INVESTOR CL MONTH END PRICE 30.3400	27,840.01	32,225.96
CROCS INC MONTH END PRICE 14.3900	44,202.71	36,262.80
CROFT LEOMINSTER VALUE MONTH END PRICE 24.8800	280,556.48	321,349.23
CROSS COUNTRY HEALTHCARE INC COMMON STOCK USD.0001	38,472.51	42,720.00
CROSS TIMBERS ROYALTY TR MONTH END PRICE 26.9200	34,206.46	23,264.39
CROSSHAIR ENERGY CORP F MONTH END PRICE 0.1041	793.74	58.50
CROSSROADS SYSTEMS NEW MONTH END PRICE 2.8700	8,355.97	4,305.00
CROSSTEX ENERGY LP MONTH END PRICE 14.5498	23,625.91	19,061.24
CROWDGATHER INC MONTH END PRICE 0.1000	95,716.77	7,140.60
CROWN CASTLE INTL CORP COMMON STOCK USD.01	379,426.36	497,904.00
CROWN CASTLE INTL CORP MONTH END PRICE 72.1600	4,806.95	5,772.80
CROWN CORK & SE 7.3750% 12/15/26 MONTH END PRICE 111.0000	4,938.00	5,550.00
CROWN HOLDINGS INC MONTH END PRICE 36.8100	3,915.65	4,343.58
CROWN POINT ENERGY INC F MONTH END PRICE 0.4380	30.60	25.40
CRUS 130119C00030000 MONTH END PRICE 100.0000	(1,685.40)	(1,000.00)
CRYOLIFE INC COMMON STOCK USD.01	97,482.47	100,303.00
CRYOLIFE INC MONTH END PRICE 6.2300	997.21	942.10
CRYSTALLEX INTL CORP MONTH END PRICE 0.0790	7,072.05	1,366.70
CSC HOLDINGS LLC SR UNSECURED 02/19 8.625	19,039.20	23,900.00
CSCO 130119C00020000 MONTH END PRICE 26.0000	(78.01)	(104.00)
CSCO 130119P00020000 MONTH END PRICE 62.0000	325.75	310.00
CSCO 130216C00018000 MONTH END PRICE 195.0000	(595.43)	(1,950.00)
CSCO 130316C00021000 MONTH END PRICE 44.0000	(337.71)	(308.00)
CSCO 130420C00023000 MONTH END PRICE 15.0000	(239.71)	(105.00)
CSG SYSTEMS INTL INC COMMON STOCK USD.01	889,476.73	732,654.00
CSL LTD COMMON STOCK NPV	150,053.99	223,878.12
CSMG TECHNOLOGIES INC MONTH END PRICE 0.0000	6,262.75	—
CSS INDS INC MONTH END PRICE 21.8900	1,962.99	2,238.68
CSS INDUSTRIES INC COMMON STOCK USD.1	63,768.93	70,048.00
CSX CORP COMMON STOCK USD1.	215,770.49	207,165.00
CSX CORP COMMON STOCK USD1.	1,338,443.94	1,282,390.81
CSX CORP COMMON STOCK USD1.	231,823.74	482,240.66
CSX CORP MONTH END PRICE 19.7300	444,824.57	389,097.53
CTRIP COM INTL LTD ADR MONTH END PRICE 22.6600	13,338.45	14,638.36
CTS CORP COMMON STOCK NPV	73,707.53	86,103.00
CUBESMART MONTH END PRICE 14.5700	586.28	823.05
CUBIC CORPORATION MONTH END PRICE 47.9700	27,603.80	32,443.05
CUBIST PHARMACEUTICALS INC COMMON STOCK USD.001	550,444.20	550,986.00
CUBIST PHARMACEUTICALS INC MONTH END PRICE 42.0500	19,741.87	19,763.50
CULLEN FROST BANKERS MONTH END PRICE 54.2700	5,272.40	5,659.28
CULLEN INTL HIGH DIV FD RETAIL MONTH END PRICE 10.0800	39,044.56	31,327.20
CULLEN/FROST BANKERS INC COMMON STOCK USD.01	284,417.83	303,912.00
CUMBERLAND PHARMACEUTICALS COMMON STOCK NPV	45,299.40	43,260.00
CUMMINS ENGINE INC MONTH END PRICE 108.3500	841,900.60	901,709.54
CUMMINS INC COMMON STOCK USD2.5	521,161.78	639,265.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
CUMMINS INC COMMON STOCK USD2.5	122,499.45	452,469.60
CURATECH INDS INC MONTH END PRICE 0.0000	291,615.04	—
CURIS INC MONTH END PRICE 3.4300	7,556.46	6,860.00
CURLEW LAKE RES INC NEWF MONTH END PRICE 0.0500	680.45	37.50
CURRENCYSHARES EURO TR MONTH END PRICE 130.9600	97,034.12	93,636.40
CURRENCYSHS JAPANESE MONTH END PRICE 113.0300	6,064.87	5,651.50
CURTISS WRIGHT CORP COMMON STOCK USD1.	498,989.95	530,204.50
CURTISS WRIGHT CORP MONTH END PRICE 32.8300	3,563.42	3,658.41
CUSHING MLP PREMIER FDCL I MONTH END PRICE 19.2800	24,500.00	24,501.93
CUSHING MLP TOTAL RETURN MONTH END PRICE 7.1700	11,159.04	8,839.45
CUTERA INC COMMON STOCK USD.001	24,384.92	25,200.00
CVR ENERGY INC MONTH END PRICE 48.7900	37,293.54	54,156.90
CVR PARTNERS MONTH END PRICE 25.2400	20,496.72	19,618.13
CVS 130119C00045000 MONTH END PRICE 345.0000	(5,169.30)	(4,830.00)
CVS 130119C00046000 MONTH END PRICE 252.0000	(1,109.90)	(3,024.00)
CVS CAREMARK CORP COMMON STOCK USD.01	706,879.85	1,420,909.80
CVS CAREMARK CORP SR UNSECURED 12/22 2.75	109,847.10	110,409.31
CVS CAREMARK CORP MONTH END PRICE 48.3500	370,352.43	413,714.83
CVS PASS THROUGH TRUST PASS THRU CE 01/30 6.943	115,333.69	145,176.28
CVS PASS THROUGH TRUST PASS THRU CE 12/28 6.036	9,085.40	9,836.31
CVX 130119C00105000 MONTH END PRICE 410.0000	(1,589.96)	(1,640.00)
CVX 130316C00115000 MONTH END PRICE 83.0000	(110.29)	(83.00)
CYANOTECH CORP NEW MONTH END PRICE 4.6300	12,597.05	23,150.00
CYBERKEY SOLUTIONS INC MONTH END PRICE 0.0002	94.95	0.50
CYBERLUX CORP NEW MONTH END PRICE 0.0001	206.95	1.00
CYBERONICS INC COMMON STOCK USD.01	364,281.55	419,452.05
CYBERONICS INC COMMON STOCK USD.01	365,266.15	504,288.00
CYBERONICS INC MONTH END PRICE 52.5300	8,177.05	8,930.10
CYBEX INTERNATIONAL INC MONTH END PRICE 2.4900	2,517.87	2,490.00
CYCLACEL PHARMA NEW MONTH END PRICE 6.0600	31,385.18	21,640.26
CYNOSURE INC CL A MONTH END PRICE 24.1100	56,988.03	59,792.80
CYPRESS SEMICONDUCTOR CORP MONTH END PRICE 10.8400	73,356.78	45,693.39
CYS INVESTMENTS INC MONTH END PRICE 11.8100	122,602.12	108,878.70
CYTEC INDUSTRIES INC COMMON STOCK USD.01	55,019.60	55,064.00
CYTEC INDUSTRIES, INC MONTH END PRICE 68.8300	5,431.53	5,299.91
CYTOCORE INC NEW MONTH END PRICE 0.0150	5,272.14	30.00
CYTOKINETICS INC COMMON STOCK USD.001	61,756.76	59,202.00
CYTOMEDIX INC NEW MONTH END PRICE 0.7200	51,123.10	36,720.00
CYTORI THERAPEUTICS NEW MONTH END PRICE 2.8000	27,149.28	23,380.00
CYTRX CORP NEW MONTH END PRICE 1.8700	17,745.93	12,824.46
CZECH KORUNA	966.12	990.50
D R HORTON INC MONTH END PRICE 19.7800	138,504.99	139,282.04
D S T SYSTEMS MONTH END PRICE 60.6000	10,142.56	12,120.00
D S W INC CL B MONTH END PRICE 0.0000	10,309.82	—
D T S INC MONTH END PRICE 16.7000	6,675.53	4,926.50
D X P ENTERPRISES NEW MONTH END PRICE 49.0700	10,308.90	11,678.66
DAC TECH GROUP INTL INC 144A MONTH END PRICE 0.0700	2,162.95	70.00
DACHA STRATEGIC METALS F MONTH END PRICE 0.3420	6,834.10	3,078.00
DAI ICHI LIFE INSURANCE COMMON STOCK	278,501.96	344,725.99
DAIHATSU MOTOR CO LTD COMMON STOCK	176,314.19	197,796.22
DAIICHI SANKYO CO LTD COMMON STOCK	141,956.56	116,580.22
DAIMLER AG REGISTERED SHARES COMMON STOCK NPV	400,471.99	386,994.17
DAIMLER AG MONTH END PRICE 54.9700	207,523.43	231,753.52
DAIMLER FINANCE NA LLC COMPANY GUAR 144A 07/15 1.3	259,526.80	261,509.30

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
DAIRY CREST GROUP PLC COMMON STOCK GBP.25	551,805.72	544,347.01
DAITO TRUST CONSTRUCT CO LTD COMMON STOCK	245,652.08	254,075.90
DAIWA SECURITIES GROUP INC COMMON STOCK	127,544.33	144,811.82
DAKTRONICS INC COMMON STOCK NPV	164,212.80	177,120.00
DAL 130119C00007500 MONTH END PRICE 441.0000	(9,953.26)	(15,435.00)
DAL 130119C00011000 MONTH END PRICE 103.0000	(4,214.28)	(7,004.00)
DANA HOLDING CORPORATION MONTH END PRICE 15.6100	784.26	950.20
DANAHER CORP COMMON STOCK USD.01	1,026,521.35	1,067,690.00
DANAHER CORP COMMON STOCK USD.01	368,282.78	771,084.60
DANAHER CORPORATION DELAWARE MONTH END PRICE 55.9000	57,961.55	63,993.62
DANAOS CORPORATION MONTH END PRICE 2.7500	507.68	275.00
DANISH KRONE	1,900.63	1,892.00
DANISH KRONE	9,338.83	9,546.85
DANONE COMMON STOCK EUR.25	772,490.09	909,844.85
DANONE SPONS ADR ADR	805,073.01	754,526.50
DANSKE BANK A/S COMMON STOCK DKK10.	416,351.93	333,209.72
DARDEN RESTAURANTS INC COMMON STOCK NPV	69,128.15	139,040.95
DARDEN RESTAURANTS INC MONTH END PRICE 45.0700	42,219.95	39,489.00
DARLING INTERNATIONAL INC COMMON STOCK USD.01	611,563.17	679,294.00
DARLING INTL INC MONTH END PRICE 16.0400	36,755.75	33,283.00
DARWIN RES CORP F MONTH END PRICE 0.1838	5,006.63	2,287.39
DASSAULT SYSTEMES SA COMMON STOCK EUR1.	494,859.07	590,959.02
DASSAULT SYSTEMES SA COMMON STOCK EUR1.	194,783.48	262,511.63
DASSAULT SYSTEMS SA ADR MONTH END PRICE 113.0900	79,132.85	91,150.54
DATA GROUP INC F MONTH END PRICE 2.0640	4,403.20	2,064.00
DATALINK CORP MONTH END PRICE 8.5500	5,376.95	5,130.00
DATARAM CORP MONTH END PRICE 0.3300	15,416.22	1,054.04
DATAWATCH CORP NEW MONTH END PRICE 13.8100	1,910.95	1,381.00
DAVID LOREN CORP NEW MONTH END PRICE 0.0010	1,408.95	20.00
DAVIS APPRECIATION & INCOME FD CL A MONTH END PRICE 27.2300	12,295.20	12,395.61
DAVIS NEW YORK VENTURE FUND CLASS A MONTH END PRICE 34.7800	321,437.82	315,526.25
DAVITA HEALTHCARE PARTNERS I COMMON STOCK USD.001	113,653.16	225,923.32
DAVITA INC MONTH END PRICE 110.5300	127,425.53	130,756.99
DAWSON GEOPHYSICAL CO COMMON STOCK USD.333	105,682.38	108,158.00
DAWSON GEOPHYSICAL CO MONTH END PRICE 26.3800	20,043.23	18,993.60
DBS GROUP HOLDINGS ADR MONTH END PRICE 49.0600	1,732.71	1,815.22
DBS GROUP HOLDINGS LTD COMMON STOCK NPV	518,479.60	563,101.00
DBUBS MORTGAGE TRUST DBUBS 2011 LC3A XA 144A	23,682.65	17,970.43
DC BRANDS INTL INC NEW MONTH END PRICE 0.0001	27,582.77	0.52
DD 130119C00045000 MONTH END PRICE 80.0000	(68.24)	(80.00)
DD 130119C00046000 MONTH END PRICE 33.0000	(189.25)	(165.00)
DDD 130216C00050000 MONTH END PRICE 520.0000	(1,985.40)	(5,200.00)
DDD 130216C00060000 MONTH END PRICE 130.0000	(449.99)	(520.00)
DDR CORP MONTH END PRICE 15.6600	1,116.42	1,971.78
DE MASTER BLNDRS ORD F MONTH END PRICE 11.4952	3,019.83	3,253.14
DEAL A DAY GROUP CORP MONTH END PRICE 0.0500	6,042.17	87.50
DEAN FOODS 7.0000% 06/01/16 MONTH END PRICE 110.3750	9,835.00	11,037.50
DEAN FOODS CO 6.9000% 10/15/17 MONTH END PRICE 109.2500	9,164.00	10,925.00
DEAN FOODS CO COMMON STOCK USD.01	126,244.35	72,297.29
DEAN FOODS CO NEW MONTH END PRICE 16.5100	31,123.38	36,685.22
DECISIONPOINT SYS NEW MONTH END PRICE 0.8000	10,480.10	239.20
DECKERS OUTDOOR CORP MONTH END PRICE 40.2700	138,441.44	162,690.80
DEEP BLUE INC MONTH END PRICE 0.0000	1,162.95	—
DEEP BLUE MARINE INC NEW MONTH END PRICE 0.0001	19.60	0.20

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
DEEP DOWN INC NEW MONTH END PRICE 1.3000	6,385.65	678.60
DEEP ROCK OIL & GAS INC MONTH END PRICE 0.0001	2,739.95	0.30
DEERE & CO MONTH END PRICE 86.4200	1,025,017.95	1,115,878.20
DEERE + CO COMMON STOCK USD1.	431,596.38	483,952.00
DEERE + CO COMMON STOCK USD1.	561,050.79	647,199.38
DEERE + CO COMMON STOCK USD1.	282,701.38	792,125.72
DEETHREE EXPLORATION MONTH END PRICE 6.5000	2,266.55	2,730.00
DEFI GLOBAL INC MONTH END PRICE 0.0006	843.90	9.00
DEGAMA SOFTWARE SOL MONTH END PRICE 0.0000	156.95	—
DEJOUR ENERGY INC F MONTH END PRICE 0.2173	22,806.08	3,315.35
DEL FRISCO S RESTAURANT GROU COMMON STOCK USD.001	129,565.21	133,310.09
DELAFIELD FUND MONTH END PRICE 30.5400	168,334.42	175,909.39
DELAWARE CORPORATE BOND FUND CL A MONTH END PRICE 6.2200	56,144.63	57,533.26
DELAWARE GP DIVID & INCM MONTH END PRICE 7.9200	604.47	792.00
DELAWARE HEALTHCARE A MONTH END PRICE 12.2500	15.32	15.66
DELCATH SYSTEMS INC COMMON STOCK USD.01	62,759.40	62,484.00
DELCATH SYSTEMS INC MONTH END PRICE 1.2300	32,777.26	23,566.80
DELEK US HOLDINGS INC COMMON STOCK USD.01	257,195.81	362,076.00
DELEK US HOLDINGS INC MONTH END PRICE 25.3200	22,469.76	27,962.77
DELHAIZE GROUP COMMON STOCK NPV	95,711.87	103,102.10
DELIAS INC MONTH END PRICE 1.1700	24,762.73	13,572.00
DELL INC 5.875% 6/15/19 MONTH END PRICE 116.3457	80,608.19	81,441.99
DELL INC COMMON STOCK USD.01	489,312.74	347,003.15
DELL INC MONTH END PRICE 10.1400	216,252.40	178,457.96
DELPHI AUTOMOTIVE PLC COMMON STOCK USD.01	318,295.35	398,182.50
DELPHI AUTOMOTIVE PLC COMMON STOCK USD.01	253,073.10	267,750.00
DELPHI AUTOMOTIVE PLC MONTH END PRICE 38.2500	25,178.90	30,600.00
DELTA AIR LINES INC COMMON STOCK USD.0001	1,083,406.44	1,128,837.00
DELTA AIR LINES INC NEW MONTH END PRICE 11.8700	1,723,680.25	2,072,110.29
DELTA APPAREL INC COMMON STOCK USD.01	25,828.92	25,164.00
DELTA LLOYD NV COMMON STOCK	489,042.80	505,929.21
DELTA LLOYD NV COMMON STOCK	136,826.40	139,812.87
DELTA OIL & GAS INC NEW MONTH END PRICE 0.0800	2,983.91	56.00
DELTATHREE COM MONTH END PRICE 0.0200	1,951.85	13.80
DELTIC TIMBER CORP MONTH END PRICE 70.6200	5,830.04	7,062.00
DELUXE CORP MONTH END PRICE 32.2400	14,255.93	19,163.15
DEMANDWARE INC COMMON STOCK USD.01	372,839.28	362,536.40
DEMANDWARE INC MONTH END PRICE 27.3200	16,403.00	16,392.00
DENBURY RES INC MONTH END PRICE 16.2000	76,952.50	74,957.40
DENBURY RESOURCES INC COMMON STOCK USD.001	152,977.12	149,914.80
DENDREON CORP MONTH END PRICE 5.2900	133,106.40	83,444.46
DENISON MINES CORP MONTH END PRICE 1.2500	289,808.84	215,701.25
DENNYS CORP MONTH END PRICE 4.8800	4,228.96	6,344.00
DENSO CORP COMMON STOCK	821,103.03	922,065.56
DENTSPLY INTERNATIONAL INC COMMON STOCK USD.01	105,504.21	133,802.58
DENTSPLY INTERNATIONAL NEW MONTH END PRICE 39.6100	15,296.86	15,844.00
DERYCZ SCIENTIFIC INC MONTH END PRICE 0.8575	12,913.90	4,287.50
DESTINATION MATERNITY CO MONTH END PRICE 21.5684	4,634.88	5,574.32
DESTINATION MATERNITY CORP COMMON STOCK USD.01	194,066.32	202,664.00
DETOUR GOLD CORP MONTH END PRICE 25.0800	23,362.94	22,195.80
DEUTSCH BK 8.05% PFD MONTH END PRICE 27.3100	8,145.90	8,193.00
DEUTSCHE BANK 3.875% 8/18/14 MONTH END PRICE 105.0287	2,019.28	2,100.57
DEUTSCHE BANK AG 0 0.0%% 08/08/14 MONTH END PRICE 116.1980	45,000.00	52,289.10
DEUTSCHE BANK AG ETF MONTH END PRICE 9.2100	15,511.51	13,815.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
DEUTSCHE BANK NEW MONTH END PRICE 44.2900	20,911.97	23,252.25
DEUTSCHE BK 7.35% PFD MONTH END PRICE 25.0700	10,006.95	10,028.00
DEUTSCHE BK AG ETF MONTH END PRICE 11.8100	1,434.87	1,181.00
DEUTSCHE BK AG ETF MONTH END PRICE 4.4700	55,176.06	51,852.00
DEUTSCHE BK CAP 7.6% PFD MONTH END PRICE 26.9400	20,094.40	21,686.70
DEUTSCHE BOERSE AG COMMON STOCK NPV	775,487.70	885,021.65
DEUTSCHE BOERSE AG COMMON STOCK NPV	202,095.26	122,560.24
DEUTSCHE POST AG REG COMMON STOCK NPV	282,122.30	305,842.42
DEUTSCHE TELEKOM AG SPONSORED ADR MONTH END PRICE 11.3620	19,088.39	18,349.63
DEUTSCHE TELEKOM INT FIN COMPANY GUAR 03/16 5.75	74,516.25	85,456.13
DEVON ENERGY CORPORATION COMMON STOCK USD.1	560,712.00	499,584.00
DEVON ENERGY CORPORATION COMMON STOCK USD.1	379,400.21	461,490.72
DEVON ENERGY CORPORATION SR UNSECURED 04/32 7.95	179,891.10	207,124.26
DEVON ENERGY CORPORATION SR UNSECURED 05/22 3.25	69,585.60	73,058.37
DEVON ENERGY CP NEW MONTH END PRICE 52.0400	566,086.21	463,689.71
DEVRY DELAWARE MONTH END PRICE 23.7300	5,256.11	5,338.02
DEX ONE CORPORATION MONTH END PRICE 1.5800	5,002.95	6,075.10
DEXCOM INC COMMON STOCK USD.001	206,230.94	207,484.45
DFA COMMODITY STRATEGY MONTH END PRICE 9.1900	32,372.75	28,063.96
DFA EMERGING MARKETS PORTFOLIO I MONTH END PRICE 27.5400	77,674.07	84,689.91
DFA EMERGING MARKETS VALUE MONTH END PRICE 29.8400	160,767.23	150,369.73
DFA EMERGING MKTS SM CAP PORTFOLIO I MONTH END PRICE 21.1700	223,699.46	232,986.16
DFA EMERGING MRKTS CORE EQTY PORT I MONTH END PRICE 20.4000	415,935.15	492,935.69
DFA FIVE-YEAR GLOBALFIXED INC PORT I MONTH END PRICE 11.1500	309,057.23	308,534.56
DFA GLOBAL REAL ESTATE SEC PORT MONTH END PRICE 9.0100	291,859.72	340,969.42
DFA INFLATION PROTECTED SEC PORT MONTH END PRICE 12.8000	159,504.04	173,029.64
DFA INTER GOVT FIXED INCOME PORT I MONTH END PRICE 13.0200	156,074.93	166,817.54
DFA INTER TERM EXTEN QUAL PORT INST MONTH END PRICE 10.9900	34,244.57	37,315.17
DFA INTERNATIONAL VALUE PORTFOLIO I MONTH END PRICE 16.6000	297,165.65	301,462.49
DFA INTL CORE EQUITY PORTFOLIO I MONTH END PRICE 10.6600	379,771.61	373,218.33
DFA INTL REAL ESTATE SECURITIES PORT MONTH END PRICE 5.1700	115,917.04	93,079.86
DFA INTL SMALL CAP VALUE PORTFOLIO MONTH END PRICE 15.9800	372,073.74	375,952.37
DFA INTL SMALL CO PORTFOLIO FUND MONTH END PRICE 15.9300	159,166.83	169,609.48
DFA INTL VALUE PORTFOLIO III MONTH END PRICE 15.2000	51,474.27	45,975.30
DFA INTL VECTOR EQTY PORT I MONTH END PRICE 9.8600	277,847.04	286,642.49
DFA INVT DIMENSIONS GROUP IN MONTH END PRICE 25.7800	30,000.00	31,525.82
DFA LARGE CAP VALUE PORTFOLIO III MONTH END PRICE 17.5200	61,447.64	61,063.68
DFA LARGE CAPITAL INTL PORTFOLIO I MONTH END PRICE 19.2400	118,786.88	124,754.72
DFA ONE-YEAR FIXED-INCOME I MONTH END PRICE 10.3200	259,717.45	259,052.15
DFA REALESTATE SECRTIES PORTFOLIO I MONTH END PRICE 26.3400	176,955.14	200,414.87
DFA SELECTIVELY HEDGED GBL F/I INSTL MONTH END PRICE 10.2400	117,055.19	114,459.02
DFA SHORT TERM GOVT PORTFOLIO I MONTH END PRICE 10.7700	190,553.22	187,907.03
DFA SHORT-TERM EXTD QUALITY INSTL MONTH END PRICE 10.9100	619,051.61	628,699.59
DFA TWO-YEAR GLOBAL FIXED-INCOME MONTH END PRICE 10.0400	469,821.52	462,442.52
DFA U S LARGE CAP VALUE PORTFOLIO I MONTH END PRICE 22.9000	630,666.89	731,935.48
DFA U.S. CORE EQUITY 1 PORTFOLIO MONTH END PRICE 12.3500	83,959.99	86,708.34
DFA U.S. CORE EQUITY 21 PRTFOLIO MONTH END PRICE 12.1800	771,491.76	840,921.96
DFA US LARGE CO INSTL INDEX PORT MONTH END PRICE 11.2200	712,573.34	805,746.79
DFA US MICRO CAP PORT I MONTH END PRICE 14.6000	209,544.84	214,473.17
DFA US SMALL CAP PORT I MONTH END PRICE 22.6700	229,420.40	254,436.56
DFA US SMALL CAP VALUEPORT I MONTH END PRICE 26.2100	297,017.07	316,621.75
DFA US TARGETED VALUE PORTFOLIO CL I MONTH END PRICE 17.0100	69,319.22	81,268.75
DFA US VECTOR EQUITY PORTFOLIO MONTH END PRICE 11.9800	416,202.32	559,439.15
DG 130119C00052500 MONTH END PRICE 5.0000	(181.53)	(10.00)

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
DHT HOLDINGS INC NEW F MONTH END PRICE 4.0800	13,386.94	3,668.62
DIADEXUS INC NEW MONTH END PRICE 0.3500	3,348.20	218.75
DIAGEO CAPITAL PLC COMPANY GUAR 07/20 4.828	129,503.40	153,044.19
DIAGEO INVESTMENT CORP COMPANY GUAR 05/22 2.875	169,384.60	175,486.75
DIAGEO PLC COMMON STOCK GBP.893518	519,430.76	580,794.83
DIAGEO PLC COMMON STOCK GBP.893518	558,739.49	854,336.08
DIAGEO PLC SPONSORED ADR ADR	1,031,633.41	1,469,724.06
DIAGEO PLC MONTH END PRICE 116.5800	130,525.11	195,250.85
DIAMANT ART CORP NEW F MONTH END PRICE 0.0040	1,144.45	80.00
DIAMOND FOODS INC COMMON STOCK USD.001	303,756.07	281,602.00
DIAMOND FOODS INC MONTH END PRICE 13.6700	4,868.95	3,280.80
DIAMOND HILL LARGE-CAP FD CL A MONTH END PRICE 16.5400	94,600.22	100,937.04
DIAMOND HILL LONG SHORT FD CL A MONTH END PRICE 18.1500	53,793.34	56,431.83
DIAMOND HILL SMALL CAP FD CL A MONTH END PRICE 24.9500	85,512.72	92,753.07
DIAMOND HILL STRATEGIC INC FD CL A MONTH END PRICE 11.1800	11,728.71	11,781.83
DIAMOND OFFSHORE DRILLING COMMON STOCK USD.01	110,448.01	111,930.12
DIAMOND OFFSHORE DRILLING INC MONTH END PRICE 67.9600	8,829.00	9,539.49
DIAMONDROCK HOSPITALITY CO REIT USD.01	920,840.74	993,780.00
DIANA CONTAINERSHIP F MONTH END PRICE 6.0400	1,701.69	791.24
DIANA SHIPPING INC MONTH END PRICE 7.3000	42,029.18	31,090.02
DICK S SPORTING GOODS INC COMMON STOCK USD.01	700,976.00	753,814.79
DICKS SPORTING GOODS INC MONTH END PRICE 45.4900	1,037.29	916.88
DIEBOLD INC MONTH END PRICE 30.6100	40,222.12	37,240.10
DIGERATI TECH NEW MONTH END PRICE 0.2800	84.30	28.00
DIGI INTERNATIONAL INC COMMON STOCK USD.01	129,616.32	125,951.00
DIGITAL GENERATION INC COMMON STOCK USD.001	975,641.08	583,182.00
DIGITAL GENERATION INC MONTH END PRICE 10.9100	3,674.05	1,309.20
DIGITAL REALTY TRUST MONTH END PRICE 67.8900	7,212.13	6,995.01
DIGITAL RIVER INC MONTH END PRICE 14.3800	512.40	431.40
DIGITALGLOBE INC MONTH END PRICE 24.4400	15,589.54	15,275.00
DILLARDS INC CL A MONTH END PRICE 83.7700	25,707.46	28,390.00
DINEEQUITY INC MONTH END PRICE 67.0000	3,939.99	6,700.00
DIRECTV COMMON STOCK USD.01	419,676.13	716,134.32
DIRECTV MONTH END PRICE 50.1600	217,958.61	224,917.44
DIREXION DAILY GOLD ETF MONTH END PRICE 10.9704	275,277.58	220,062.09
DIREXION DAILY GOLD ETF MONTH END PRICE 31.5100	992.24	1,102.85
DIREXION EVOLUTION ALTINVST FDINV MONTH END PRICE 16.4600	130,197.46	133,714.92
DIREXION EVOLUTION MANAGED BOND INV MONTH END PRICE 17.7800	34,854.98	34,865.28
DIREXION EVOLUTION MKTLDERS FD INV MONTH END PRICE 13.3900	196,024.98	198,486.97
DIREXION MONTHLY CHINA BULL 2X INV MONTH END PRICE 40.2100	7,147.00	7,450.87
DIREXION MONTHLY EMER MKTS BULL 2X MONTH END PRICE 56.9400	21,467.40	24,823.79
DIREXION MONTHLY NASDAQ 100 BULL 2X MONTH END PRICE 110.1600	105,110.00	111,525.65
DIREXION MTLY LATIN AMER BULL 2X INV MONTH END PRICE 41.1500	1,456.05	931.27
DIREXION SHARES ETF NEW MONTH END PRICE 9.0200	6,000.31	4,645.30
DIREXION SHARES ETF NEWDAILY FINANC MONTH END PRICE 119.9204	289,693.84	312,992.24
DIREXION SHARES ETF MONTH END PRICE 20.1400	52,046.60	35,446.40
DIREXION SHARES ETF MONTH END PRICE 26.8900	106,852.96	107,855.79
DIREXION SHS ETF NEWDAILY 20+ YR TR MONTH END PRICE 54.2400	2,772.37	2,928.96
DIREXION SHS ETF NEWDAILY EMERGING MONTH END PRICE 109.2800	168.16	219.01
DIREXION SHS ETF NEWDAILY LATIN AME MONTH END PRICE 74.1410	2,786.55	2,965.64
DIREXION SHS ETF NEWDAILY REAL ESTA MONTH END PRICE 20.7036	3,426.16	3,022.73
DIREXION SHS ETF NEWDAILY RUSSIA BU MONTH END PRICE 36.7700	57,120.14	47,801.00
DIREXION SHS ETF TR MONTH END PRICE 37.6600	5,023.55	5,084.10
DIREXION SHS ETF TR MONTH END PRICE 48.4800	273,307.02	271,536.48

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
DIREXION SHS ETF TR MONTH END PRICE 48.7300	4,963.62	4,873.00
DIREXION SHS ETF TR MONTH END PRICE 63.9575	1,504,138.82	1,654,501.58
DIREXION SHS ETF TR MONTH END PRICE 71.8100	43,417.12	35,940.96
DIREXION SHS ETF TR MONTH END PRICE 77.5000	155,365.40	170,500.00
DIREXION SHS ETF TR MONTH END PRICE 87.6500	37,113.09	37,108.04
DIREXION SHS EXCH TR MONTH END PRICE 9.3600	14,899.19	14,742.00
DIREXION SHS EXCH TRD FD MONTH END PRICE 19.9800	10,729.17	9,990.00
DIREXION SHS EXCH TRD FD MONTH END PRICE 7.8200	61,887.34	51,924.80
DIRXIN SHS ETF NEWDLY SM CP BR 3X S MONTH END PRICE 13.5004	1,624,131.32	1,393,133.28
DISCOUNT DENTAL MATL MONTH END PRICE 1.0700	1,093.90	1,070.00
DISCOVER BANK .3000% 05/14/13 MONTH END PRICE 0.9996	86,000.00	85,967.32
DISCOVER BANK 1.6000% 09/12/17 MONTH END PRICE 1.0041	2,000.00	2,008.14
DISCOVER BANK 1.8000% 06/27/17 MONTH END PRICE 1.0109	15,000.00	15,164.10
DISCOVER BANK .3500% 01/03/13 MONTH END PRICE 1.0000	20,000.00	20,000.00
DISCOVER BANK .4500% 12/12/13 MONTH END PRICE 0.9988	20,000.00	19,975.60
DISCOVER BANK .6500% 03/28/14 MONTH END PRICE 1.0026	20,000.00	20,052.60
DISCOVER BANK 2.85%14 MONTH END PRICE 1.0381	12,282.75	12,457.08
DISCOVER BANK N A 5% 6/25/13 MONTH END PRICE 1.0211	10,000.00	10,210.90
DISCOVER BANK N A 5% 7/16/13 MONTH END PRICE 1.0242	50,000.00	51,212.00
DISCOVER BANK N A 5% 9/17/13 MONTH END PRICE 1.0313	69,000.00	71,159.70
DISCOVER BANK N A 5.2% 9/17/18 MONTH END PRICE 1.1778	20,000.00	23,556.60
DISCOVER BANK N A 5.15% 9/17/15 MONTH END PRICE 1.1047	95,000.00	104,949.35
DISCOVER BANK NA 4.75% 5/21/15 MONTH END PRICE 1.0849	25,000.00	27,123.75
DISCOVER BANK NA 4.85% 5/28/15 MONTH END PRICE 1.0878	10,000.00	10,878.50
DISCOVER BANK NA 4.85% 12/03/13 MONTH END PRICE 1.0388	13,020.00	12,465.72
DISCOVER BANK NA 5.15% 9/24/15 MONTH END PRICE 1.1054	10,000.00	11,053.60
DISCOVER BANK NA 5.45% 7/05/13 MONTH END PRICE 1.0251	10,000.00	10,251.30
DISCOVER BANK, GR 1.3000% 04/18/16 MONTH END PRICE 1.0048	90,000.00	90,435.60
DISCOVER BK .4000% 05/21/13 MONTH END PRICE 1.0000	180,000.00	179,991.00
DISCOVER BK GREENWOOD DE 5% 12/03/15 MONTH END PRICE 1.0998	2,000.00	2,199.58
DISCOVER BK NA 5.2% 9/24/18 MONTH END PRICE 1.1267	10,000.00	11,267.10
DISCOVER FINANCIAL SERVICES COMMON STOCK USD.01	995,472.25	1,233,600.00
DISCOVER FINANCIAL SERVICES COMMON STOCK USD.01	151,801.10	466,763.40
DISCOVER FINANCIAL SVCS MONTH END PRICE 38.5500	170,793.64	194,404.27
DISCOVERY COMMUNICATIONS A COMMON STOCK USD.01	184,511.40	358,915.92
DISCOVERY COMMUNICATIONS SER A MONTH END PRICE 63.4800	27,995.99	35,294.88
DISCOVERY COMMUNICATIONS SER C MONTH END PRICE 58.5000	20,395.21	29,893.50
DISCOVERY HOLDINGS LTD COMMON STOCK ZAR.001	430,976.73	470,097.87
DISH DBS CORP 7.875%19 MONTH END PRICE 118.5000	5,510.50	5,925.00
DISH DBS CORP COMPANY GUAR 05/15 7.75	34,500.00	39,156.25
DISH DBS CORP COMPANY GUAR 06/21 6.75	38,500.00	45,600.00
DISH DBS CORP COMPANY GUAR 09/19 7.875	29,240.10	35,550.00
DISH NETWORK CORP MONTH END PRICE 36.4000	31,446.82	32,396.00
DISNEY WALT HLDG CO MONTH END PRICE 49.7900	753,998.84	856,809.37
DISTRIBUTED ENERGY SYS MONTH END PRICE 0.0000	1,313.23	—
DITEM EXPL INC MONTH END PRICE 0.0200	109,358.40	2,558.34
DJ WILSHIRE REIT ETF MONTH END PRICE 72.9700	20,234.70	21,891.00
DLTR 130216C00045000 MONTH END PRICE 30.0000	(211.53)	(60.00)
DNB ASA COMMON STOCK NOK10.	1,101,457.03	1,098,784.96
DNB ASA COMMON STOCK NOK10.	86,286.12	109,075.44
DNN 130420C00002000 MONTH END PRICE 5.0000	(570.21)	(150.00)
DNP SELECT INCOME FD MONTH END PRICE 9.4700	383,631.96	401,207.25
DODGE & COX BALANCED FD MONTH END PRICE 78.0600	182,353.27	202,053.63
DODGE & COX GLOBAL STOCK FD MONTH END PRICE 8.9900	24,217.20	25,349.41

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
DODGE & COX INCOME FD MONTH END PRICE 13.8600	1,318,631.15	1,380,387.98
DODGE & COX INTL STOCK FD MONTH END PRICE 34.6400	2,701,218.47	2,630,256.01
DODGE & COX STOCK FUND MONTH END PRICE 121.9000	650,514.70	715,263.73
DOLAN CO/THE COMMON STOCK USD.001	93,544.43	96,861.00
DOLAN MEDIA CO MONTH END PRICE 3.8900	21,263.90	6,224.00
DOLBY LABORATORIES INC MONTH END PRICE 29.3300	259,316.38	208,330.99
DOLE FOOD CO INC MONTH END PRICE 11.4700	3,792.43	3,441.00
DOLLAR GENERAL CORP COMMON STOCK USD.875	1,518,689.48	1,459,114.46
DOLLAR GENERAL CORP COMMON STOCK USD.875	308,941.66	273,358.00
DOLLAR GENERAL CORP MONTH END PRICE 44.0900	59,355.76	53,216.63
DOLLAR TREE INC COMMON STOCK USD.01	220,480.74	214,968.00
DOLLAR TREE INC MONTH END PRICE 40.5600	16,939.35	14,277.12
DOMARK INTL INC MONTH END PRICE 0.1350	190,780.63	43,213.50
DOMINI SOCIAL EQUITY FD INV SHR MONTH END PRICE 32.9400	3,007.78	2,867.13
DOMINION RES BLK WARRIOR MONTH END PRICE 2.9500	20,390.40	5,900.00
DOMINION RES INC VA NEW MONTH END PRICE 51.8000	210,111.83	224,048.11
DOMINION RESOURCES INC SR UNSECURED 01/19 8.875	19,994.40	27,373.64
DOMINION RESOURCES INC SR UNSECURED 08/19 5.2	125,870.40	142,653.72
DOMINION RESOURCES INC SR UNSECURED 08/41 4.9	118,592.10	123,253.24
DOMINION RESOURCES INC/VA COMMON STOCK NPV	415,202.29	699,507.20
DOMINO S PIZZA INC COMMON STOCK USD.01	398,541.00	535,665.00
DOMINOS PIZZA INC MONTH END PRICE 43.5500	34,147.02	40,066.00
DONGYUE GROUP COMMON STOCK HKD.1	84,536.51	87,354.35
DONNELLEY R R & SONS CO MONTH END PRICE 8.9900	4,327.83	3,179.52
DOT HILL SYSTEMS CORP MONTH END PRICE 0.9375	5,585.02	3,093.75
DOUBLELINE CORE FIXED INCM FD CL I MONTH END PRICE 11.3400	34,281.24	35,132.14
DOUBLELINE CORE FIXED MONTH END PRICE 11.3300	83,836.42	84,377.29
DOUBLELINE TOTAL RETURN BD FD CL N MONTH END PRICE 11.3300	20,848,808.02	21,204,983.26
DOUBLELINE TOTAL RETURNBD FD CL I MONTH END PRICE 11.3300	457,892.63	464,881.69
DOVER CORP COMMON STOCK USD1.	620,002.91	670,242.00
DOVER CORP COMMON STOCK USD1.	122,498.60	282,421.58
DOVER CORP MONTH END PRICE 65.7100	12,754.08	15,553.72
DOVER DOWNS GAMING & ENTERTAINMENT MONTH END PRICE 2.2000	9,755.21	6,600.00
DOW 140118C00023000 MONTH END PRICE 970.0000	(842.27)	(970.00)
DOW 30 PREM & DIV INCM MONTH END PRICE 13.2500	15,977.81	15,649.22
DOW 30SM PREM & INCOME FD MONTH END PRICE 10.7300	15,276.67	15,182.95
DOW CHEMICAL CO/THE COMMON STOCK USD2.5	545,217.09	604,384.00
DOW CHEMICAL CO/THE COMMON STOCK USD2.5	751,354.77	911,650.24
DOW CHEMICAL COMPANY MONTH END PRICE 32.3294	378,039.77	440,715.19
DOWNEY FINANCIAL CORP MONTH END PRICE 0.0000	25,637.93	—
DR HORTON INC COMMON STOCK USD.01	191,951.66	129,539.22
DR PEPPER SNAPPLE GROUP INC COMMON STOCK USD.01	130,687.51	221,606.88
DR PEPPER SNAPPLE GROUP MONTH END PRICE 44.1800	22,907.62	24,783.45
DR REDDYS LABS ADR MONTH END PRICE 33.2900	28,924.58	28,462.95
DRAGONWAVE INC MONTH END PRICE 3.2500	42,909.02	28,730.00
DREAMWORKS ANIMATION INC MONTH END PRICE 16.5700	8,847.02	6,959.40
DREMAN CONTRARIAN SMALL CAP VALUE R MONTH END PRICE 18.3600	38,903.02	41,403.87
DRESDNER BANK N 7.25%15F MONTH END PRICE 107.7784	11,184.69	11,855.62
DREXION SHS ETF NEW DLY LRG CP BR 3X MONTH END PRICE 16.9100	34,842.40	33,820.00
DREYFUS APPRECIATION FUND MONTH END PRICE 43.9300	341,518.81	360,057.88
DREYFUS BOND MARKET INDEX INV MONTH END PRICE 11.0200	3,559.39	3,847.45
DREYFUS BOND MKT INDEX BASIC SHS MONTH END PRICE 11.0300	23,805.97	24,837.43
DREYFUS BRAZIL EQTY FD MONTH END PRICE 12.8600	12,515.00	11,515.04
DREYFUS EMRG MKTS A MONTH END PRICE 10.3800	28,949.26	26,648.15

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
DREYFUS FUND MONTH END PRICE 9.8000	92,900.93	96,989.37
DREYFUS GNMA FUND MONTH END PRICE 15.6500	10,256.23	11,232.98
DREYFUS GREATER CHINA A MONTH END PRICE 36.4000	4,838.03	3,900.41
DREYFUS INFLATION-ADJUSTED SEC INV MONTH END PRICE 13.8500	6,000.00	7,395.46
DREYFUS INTERNATIONAL STOCK INDEX MONTH END PRICE 14.4500	70,895.90	60,734.45
DREYFUS INTL BOND FD A MONTH END PRICE 17.2200	7,869,812.83	7,687,531.71
DREYFUS MIDCAP INDEX FUND MONTH END PRICE 28.9300	33,351.64	37,310.76
DREYFUS OPPORTUNISTIC SMALL CAP FD MONTH END PRICE 27.4300	55,385.65	55,822.05
DREYFUS PREMIER INTERM TERM INC FD A MONTH END PRICE 14.1400	140,425.53	157,846.69
DREYFUS S&P 500 INDEX FUND MONTH END PRICE 38.4100	374,771.16	425,215.72
DREYFUS SMALL CAP STOCK INDEX MONTH END PRICE 21.9500	193,519.51	233,349.46
DRIEHAUS ACTIVE INCM MONTH END PRICE 10.6700	20,397.48	19,605.73
DRIEHAUS EMERGING MKTS GROWTH FD MONTH END PRICE 30.6100	679,695.83	642,682.14
DRIEHAUS INTERNATIONAL DISCOVERY FD MONTH END PRICE 27.8500	85,256.90	76,044.59
DRIEHAUS INTL SMALL CAP GROWTH MONTH END PRICE 9.4600	16,630.06	17,090.74
DRIL QUIP MONTH END PRICE 73.0500	16,088.02	18,262.50
DRXIN SHR ETF NEW DLY FIN BR 3X SHRS MONTH END PRICE 15.1100	504,149.99	486,285.13
DRXION SHS ETF NEW DLY MID BEAR 3XSH MONTH END PRICE 16.4100	1,776.48	1,641.00
DRYSHIPS INC MONTH END PRICE 1.6000	347,595.63	228,064.74
DS SMITH PLC COMMON STOCK GBP.1	475,974.16	577,858.15
DSLA MORTGAGE LOAN TRUST DSLA 2006 AR1 1A1A	353,558.42	289,001.04
DTE ENERGY CO MONTH END PRICE 60.0500	147,494.45	199,331.35
DTE ENERGY COMPANY COMMON STOCK NPV	150,827.84	237,557.80
DTV 130119C00049000 MONTH END PRICE 172.0000	(148.29)	(172.00)
DU PONT (E.I.) DE NEMOURS COMMON STOCK USD.3	1,086,839.11	1,128,747.00
DU PONT (E.I.) DE NEMOURS COMMON STOCK USD.3	847,309.25	983,403.96
DU PONT E I DE NEMOURS&CO MONTH END PRICE 44.9785	637,337.41	612,819.10
DUFF + PHELPS CORP CLASS A COMMON STOCK USD.01	520,482.19	653,259.64
DUKE ENERGY CAROLINAS 1ST MORTGAGE 02/40 5.3	137,490.60	156,009.49
DUKE ENERGY CORP COMMON STOCK USD.001	730,223.88	1,055,188.20
DUKE ENERGY CORP MONTH END PRICE 63.8000	522,310.16	558,826.50
DUKE REALTY CORP MONTH END PRICE 13.8700	11,594.43	11,747.03
DUKE RLTY PFD DEP SHS MONTH END PRICE 25.0860	5,296.45	5,268.06
DULUTH METALS LTD MONTH END PRICE 2.4700	345,384.71	464,261.20
DUN & BRADSTREET CORP NEW MONTH END PRICE 78.6500	3,482.45	3,932.50
DUN + BRADSTREET CORP COMMON STOCK USD.01	82,434.91	82,975.75
DUNKIN BRANDS GROUP INC MONTH END PRICE 33.1800	16,581.94	17,772.06
DUOYUAN GLOBAL WTR A MONTH END PRICE 0.1500	11,281.16	60.00
DURAN VENTURE INC MONTH END PRICE 0.0956	8,018.85	5,086.40
DVI INC 9.875% 02/01/04 MONTH END PRICE 16.2500	18,733.76	3,250.00
DWS ALTERNATIVE ASSET ALLOC FD CL S MONTH END PRICE 9.3100	2,923.39	3,354.23
DWS CAPITAL GROWTH FD CL S MONTH END PRICE 59.1900	13,608.29	21,291.65
DWS DREMAN INTL VALUE S MONTH END PRICE 9.1500	14,032.46	14,788.50
DWS DREMAN SMALL CAP VALUE FUND A MONTH END PRICE 36.4000	15,775.91	17,492.02
DWS DREMAN VAL INCOME EDGE F MONTH END PRICE 15.1600	15,393.95	15,160.00
DWS EMERGING MKTS EQUITY CL A MONTH END PRICE 16.3500	42,360.03	47,916.13
DWS ENHANCED COMMODITY STRAT CL S MONTH END PRICE 3.3000	1,157.90	866.57
DWS FLOATING RATE FD CL A MONTH END PRICE 9.4000	37,522.14	37,799.85
DWS GLOBAL THEMATIC FUND CL S MONTH END PRICE 23.3600	8,800.47	6,630.55
DWS GOLD & PRECIOUS METALS FD CL S MONTH END PRICE 13.7600	16,193.86	15,149.29
DWS HIGH INCOME TR MONTH END PRICE 10.2000	17,232.53	15,300.00
DWS RREEF GBL REAL ESTATE SECS S MONTH END PRICE 8.1100	19,718.98	23,315.18
DWS SLCT ALTERNATIVE MONTH END PRICE 11.2600	30,000.00	29,623.37
DYADIC INTERNATIONAL MONTH END PRICE 1.8900	41,202.32	39,312.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
DYCOM INDUSTRIES INC COMMON STOCK USD.333	643,260.39	855,360.00
DYNAMIC MATERIALS CORP COMMON STOCK USD.05	79,289.28	77,840.00
DYNAMIC MATERIALS CORP MONTH END PRICE 13.9000	31,175.91	25,022.64
DYNAMIC VENTURES COR MONTH END PRICE 0.0064	7,619.75	480.00
DYNASTY METALS & MINING MONTH END PRICE 1.7400	16,109.43	7,656.00
DYNAVAX TECHS CORP NEW MONTH END PRICE 2.8500	183,414.06	117,183.45
DYNEGY INC NEW 17WTS 10/02/17 MONTH END PRICE 1.2630	9.58	2.53
DYNEX CAPITAL INC NEW MONTH END PRICE 9.4400	7,444.54	7,027.14
E 130216C00045000 MONTH END PRICE 440.0000	(555.52)	(880.00)
E DIGITAL CORP MONTH END PRICE 0.1275	22,285.37	11,709.73
E HOUSE CHINA HLDGS ADR MONTH END PRICE 4.1000	17,622.21	4,100.00
E M C CORP MASS MONTH END PRICE 25.3000	507,249.18	522,343.80
E MED FUTURE INC MONTH END PRICE 0.0020	728.93	4.40
E O G RESOURCES INC MONTH END PRICE 120.7900	253,034.15	273,592.06
E R F WIRELESS INC NEW MONTH END PRICE 1.0100	14,455.80	104.03
E TRADE FINANCIAL CORP COMMON STOCK USD.01	173,814.40	53,708.95
E2OPEN INC MONTH END PRICE 14.1600	1,392.95	1,416.00
EAGLE BANCORP INC COMMON STOCK USD.01	157,435.16	158,701.59
EAGLE BANCORP INC MD MONTH END PRICE 19.9700	12,087.90	14,977.50
EAGLE BROADBAND INC NEW MONTH END PRICE 0.0003	613.78	—
EAGLE BULK SHIPPING NEW F MONTH END PRICE 1.5000	35,793.02	9,096.00
EAGLE MATERIALS INC MONTH END PRICE 58.5000	26,333.90	29,367.00
EAGLE PLAINS RESOURCES MONTH END PRICE 0.1310	34,362.90	4,192.00
EAGLE ROCK ENER 8.3750% 06/01/19 MONTH END PRICE 102.2500	9,870.00	10,225.00
EAGLEFORD ENERGY INC MONTH END PRICE 0.0801	2,993.76	588.90
EARTH SCIENCES INC MONTH END PRICE 0.0000	491.44	—
EARTHLINK INC MONTH END PRICE 6.4600	3,798.37	3,230.00
EARTHSHELL CORP MONTH END PRICE 0.0000	26.15	—
EAST JAPAN RAILWAY CO COMMON STOCK	108,457.26	103,450.10
EAST WEST BANCORP MONTH END PRICE 21.4900	13,999.25	15,043.00
EAST WEST DISTRS INC MONTH END PRICE 0.0000	2,551.58	—
EAST WEST PETROLEUM MONTH END PRICE 0.3930	26,566.37	23,580.00
EASTBRIDGE INVT GROUP MONTH END PRICE 0.0390	54,606.17	27,300.00
EASTFIELD RESOURCES LTDF MONTH END PRICE 0.0503	3,064.59	1,559.30
EASTMAN CHEMICAL CO COMMON STOCK USD.01	85,054.06	247,021.50
EASTMAN CHEMICAL CO MONTH END PRICE 68.0500	10,415.93	14,430.32
EASTMAN KODAK COMPANY MONTH END PRICE 0.1790	6,738.75	1,718.45
EASYLINK SOLUTIONS CORP MONTH END PRICE 0.0079	967.15	15.80
EATON CORP COMPANY GUAR 144A 11/17 1.5	79,912.80	80,163.44
EATON CORP COMPANY GUAR 144A 11/22 2.75	229,525.40	229,290.22
EATON CORP COMPANY GUAR 144A 11/42 4.15	80,648.63	80,904.24
EATON CORP PLC F MONTH END PRICE 54.1800	230,002.40	277,677.97
EATON CORP PLC COMMON STOCK USD.01	690,656.50	726,280.00
EATON CORP PLC COMMON STOCK USD.01	983,268.00	1,035,220.00
EATON CORP PLC COMMON STOCK USD.01	931,788.00	981,020.00
EATON CORP PLC COMMON STOCK USD.01	557,977.46	587,419.60
EATON VANCE DIV BUILDER FUND CL A MONTH END PRICE 10.8700	16,788.26	14,703.73
EATON VANCE ENHANCE EQTY MONTH END PRICE 10.4400	40,761.74	29,783.90
EATON VANCE FL RT IN TR MONTH END PRICE 17.0400	56,611.11	62,485.64
EATON VANCE FLOATING RATE ADV FD A MONTH END PRICE 11.1000	23,415.03	23,478.23
EATON VANCE FLOATING RATE ADV I MONTH END PRICE 11.1000	10,061.92	10,082.10
EATON VANCE FLOATING RATE FUND A MONTH END PRICE 9.4300	17,744.97	18,039.16
EATON VANCE FLOATING RATE FUND ADV MONTH END PRICE 9.1200	214,322.97	218,329.21
EATON VANCE FLOATING RATE HIGH INC A MONTH END PRICE 8.9600	33,614.30	33,369.16

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
EATON VANCE GREATER INDIA FD CL A MONTH END PRICE 22.2100	44,740.90	39,650.56
EATON VANCE HIGH INCOME OPPORT A MONTH END PRICE 4.5600	10,398.34	10,715.21
EATON VANCE INCOME FUND BOSTON CL A MONTH END PRICE 6.0000	62,846.32	64,503.61
EATON VANCE LARGE-CAP VALUE FD CL A MONTH END PRICE 19.5000	1,589.23	1,487.44
EATON VANCE LTD DURATION INCOME FD MONTH END PRICE 16.6600	86,094.20	90,297.20
EATON VANCE PARAMETRIC TAX MG EMG I MONTH END PRICE 48.5800	51,608.80	49,411.79
EATON VANCE SHORT DURATION INCM MONTH END PRICE 17.3100	7,921.76	8,655.00
EATON VANCE SR FL RT TR MONTH END PRICE 15.9700	12.61	15.28
EATON VANCE STRATEGIC INCOME FD CL A MONTH END PRICE 8.1800	76,741.51	81,040.47
EATON VANCE TAX MANAGED BUY MONTH END PRICE 14.0300	7,059.72	7,339.19
EATON VANCE TAX MANAGED MONTH END PRICE 8.8100	601,737.56	406,674.88
EATON VANCE TAX-MANAGED GLOBAL MONTH END PRICE 10.6900	18.73	16.75
EAUTOCLAIMS.COM INC MONTH END PRICE 0.0005	524.95	0.75
EBAY 130119C00055000 MONTH END PRICE 42.0000	(151.29)	(42.00)
EBAY INC COMMON STOCK USD.001	1,157,085.32	2,084,677.20
EBAY INC COMMON STOCK USD.001	456,574.34	649,331.54
EBAY INC COMMON STOCK USD.001	912,873.58	938,768.00
EBAY INC COMMON STOCK USD.001	654,383.30	1,401,570.42
EBAY INC MONTH END PRICE 50.9977	328,678.00	375,343.07
EBIX INC COMMON STOCK USD.1	460,022.25	387,287.00
EBIX.COM INC NEW MONTH END PRICE 16.1200	42,905.81	32,538.35
EC DEVELOPMENT INC MONTH END PRICE 0.1600	306.54	0.80
ECA MARCELLUS TR I MONTH END PRICE 15.2700	2,236.29	1,527.00
ECHELON CORP COMMON STOCK USD.01	67,344.58	60,760.00
ECHO GLOBAL LOGISTICS INC COMMON STOCK USD.0001	41,265.83	42,552.96
ECHO THERAPEUTICS INC MONTH END PRICE 1.0400	22,419.13	10,103.60
ECOLAB INC COMMON STOCK USD1.	1,312,885.77	2,060,654.00
ECOLAB INC COMMON STOCK USD1.	220,804.15	448,656.00
ECOLAB INC SR UNSECURED 12/21 4.35	49,968.00	55,809.05
ECOLAB INC MONTH END PRICE 71.9000	25,947.70	33,864.90
ECOLOCAP SOLUTIONS INC MONTH END PRICE 0.0039	3,158.95	35.10
E-COMMERCE CHINA ADR F MONTH END PRICE 4.1500	206,435.99	93,163.35
ECOPETROL S A MONTH END PRICE 59.6700	38,625.02	39,620.88
ECOSPHERE TECHNOLOGIES MONTH END PRICE 0.3683	150,447.70	46,037.50
ECRYPT TECHNOLOGIES MONTH END PRICE 0.2000	112.73	25.00
EDAP TMS S A SPON ADR MONTH END PRICE 2.0400	146,103.48	143,256.96
EDEN ENERGY CORP NEW MONTH END PRICE 0.0130	2,710.52	0.23
EDGEN GROUP INC COMMON STOCK USD.0001	73,458.13	72,718.00
EDGEWATER EXPLORATIO MONTH END PRICE 0.4540	5,005.85	4,540.00
EDGEWOOD GROWTH RETAIL MONTH END PRICE 13.5600	14,595.22	19,551.96
EDISON INTERNATIONAL COMMON STOCK NPV	199,961.15	343,218.05
EDISON INTERNATIONAL MONTH END PRICE 45.1900	79,056.60	86,327.60
EDISON MISSION 7.7500% 06/15/16 MONTH END PRICE 53.1250	14,376.00	10,625.00
EDOORWAYS INTL CORP NEW MONTH END PRICE 0.0185	541.90	0.17
EDP ENERGIAS POTUG ADR MONTH END PRICE 30.6600	908.95	459.90
EDUCATION REALTY TRUST MONTH END PRICE 10.6400	2,745.42	2,991.28
EDUCATIONAL DEVELOPMENT CORPORATION MONTH END PRICE 3.8100	1,596.41	1,092.02
EDWARDS LIFESCIENCES CORP COMMON STOCK USD1.	232,137.03	243,459.00
EDWARDS LIFESCIENCES CP MONTH END PRICE 90.1700	37,409.96	36,068.00
EFOTOXPRESS INC XXX MONTH END PRICE 0.0001	32,664.58	2.01
EFS VOLUNTEER NO 2 LLC EFSV2 2012 1 A2 144A	97,582.03	103,505.50
EHEALTH INC COMMON STOCK USD.001	339,188.84	425,940.00
EINSTEIN NOAH RESTAURANT GRO COMMON STOCK USD.001	42,087.79	35,409.00
EL ALACRAN GOLD MINE CORP MONTH END PRICE 0.0000	559.96	—

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
EL CAPITAN PRECIOUS METL MONTH END PRICE 0.1600	5,256.95	800.00
EL PASO ELECTRIC CO NEW MONTH END PRICE 31.9100	38,900.49	51,521.02
EL PASO ENERGY C 7.7500% 01/15/32 MONTH END PRICE 118.1250	5,887.50	5,906.25
EL PASO LLC COMPANY GUAR 01/32 7.75	273,646.62	334,873.01
EL PASO LLC COMPANY GUAR 08/31 7.8	80,550.71	101,437.82
EL PASO NATURAL GAS SR UNSECURED 06/32 8.375	27,968.92	39,781.06
EL PASO PIPELINE PARTNERS L P MONTH END PRICE 36.9700	13,240.55	14,024.29
EL TIGRE SILVER CORP F MONTH END PRICE 0.2000	2,070.95	1,600.00
ELAN CORP PLC SPON ADR MONTH END PRICE 10.2100	19,144.94	18,888.50
ELDORADO GOLD CORP NEW MONTH END PRICE 12.8800	310,934.14	256,698.40
ELECTRICITE DE FRANCE MONTH END PRICE 3.7100	12,726.95	11,130.00
ELECTRO RENT CORP MONTH END PRICE 15.3800	7,018.29	8,815.58
ELECTRO SCIENTIFIC INDS INC COMMON STOCK NPV	234,691.83	192,035.00
ELECTRO SCIENTIFIC INDS INC COMMON STOCK NPV	851,707.07	666,689.80
ELECTRO SCIENTIFIC INDS MONTH END PRICE 9.9500	15,146.95	9,950.00
ELECTRONIC ARTS INC COMMON STOCK USD.01	870,471.63	896,501.00
ELECTRONIC ARTS INC COMMON STOCK USD.01	328,750.60	332,737.00
ELECTRONIC ARTS INC COMMON STOCK USD.01	234,869.29	106,911.74
ELECTRONIC ARTS MONTH END PRICE 14.5200	34,336.04	31,944.00
ELECTRONICS FOR IMAGING COMMON STOCK USD.01	854,059.45	922,914.00
ELEMENTOS LTD ORD F MONTH END PRICE 0.0260	5,509.71	422.16
ELI LILLY + CO COMMON STOCK NPV	518,441.29	680,616.00
ELI LILLY + CO COMMON STOCK NPV	944,939.83	1,185,060.96
ELINE ENTMT GP INC N MONTH END PRICE 0.0003	456.95	30.00
ELITE PHARMACEUTICALS NEW MONTH END PRICE 0.0799	24,605.08	11,998.58
ELK MOUND WIS ARE 3.7% 4/01/14 MONTH END PRICE 103.5220	25,222.75	25,880.50
ELLIE MAE INC COMMON STOCK USD.0001	99,154.28	104,895.00
ELLIE MAE INC MONTH END PRICE 27.7500	7,851.30	8,463.75
ELOQUENT INC MONTH END PRICE 0.0000	7,223.09	—
EMBARQ CP 7.995%36 MONTH END PRICE 109.8573	5,486.95	5,492.87
EMBRAER SA ADR F MONTH END PRICE 28.5100	16,907.83	17,391.10
EMBRAER SA ADR ADR	759,706.77	806,833.00
EMC 130119C00027000 MONTH END PRICE 9.0000	(73.53)	(18.00)
EMC CORP/MA COMMON STOCK USD.01	1,130,325.31	1,148,620.00
EMC CORP/MA COMMON STOCK USD.01	718,055.72	1,248,327.30
EMCOR GROUP INC COMMON STOCK USD.01	450,969.73	529,533.00
EMCOR GROUP MONTH END PRICE 34.6100	2,482.53	3,461.00
EMCORE CORP COMMON STOCK NPV	43,480.74	43,430.00
EMCORE CORP NEW MONTH END PRICE 4.3000	518.93	215.00
EMERALD OIL INC NEW MONTH END PRICE 5.2400	504.95	524.00
EMERGENT BIOSOLUTIONS INC COMMON STOCK USD.001	587,679.61	620,748.00
EMERGENT BIOSOLUTIONS MONTH END PRICE 16.0400	4,972.82	4,411.00
EMERGING HOLDINGS INC MONTH END PRICE 0.0000	2,534.94	—
EMERGING WORLD PHARM NEW MONTH END PRICE 0.0003	8.38	—
EMERSON ELECTRIC CO COMMON STOCK USD.5	552,956.69	630,224.00
EMERSON ELECTRIC CO COMMON STOCK USD.5	182,680.26	188,008.00
EMERSON ELECTRIC CO COMMON STOCK USD.5	460,054.79	902,173.60
EMERSON ELECTRIC COMPANY MONTH END PRICE 52.9600	200,222.26	209,679.16
EMPIRE DISTRICT ELEC CO MONTH END PRICE 20.3800	6,450.65	6,114.00
EMPIRE RESOURCES INC MONTH END PRICE 2.9900	34,640.92	15,488.20
EMPRESAS ICA SA ADR NEW MONTH END PRICE 10.0600	3,526.15	4,024.00
EMULEX CORP COMMON STOCK USD.1	623,221.70	519,030.00
EMULEX CORP NEW MONTH END PRICE 7.3000	1,945.54	1,460.00
ENBRIDGE ENERGY MGMT MONTH END PRICE 28.8900	58,557.90	54,775.78

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ENBRIDGE ENERGY PTNRS LP MONTH END PRICE 27.9000	16,070.11	14,187.83
ENBRIDGE INC MONTH END PRICE 43.3200	28,551.09	36,388.80
ENCANA CORP COMMON STOCK NPV	450,840.32	351,728.00
ENCANA CORPORATION MONTH END PRICE 19.7600	97,092.44	90,678.64
ENCOMPASS HLDGS INC NEW MONTH END PRICE 0.0000	15.08	—
ENCORE CAPITAL GROUP INC COMMON STOCK USD.01	313,443.51	416,432.00
ENCORE WIRE CORP COMMON STOCK USD.01	465,422.32	451,619.00
ENCORE WIRE CORP MONTH END PRICE 30.3100	2,811.07	3,031.00
ENDEAVOR POWER CORP NEW MONTH END PRICE 0.0550	900.95	275.00
ENDEAVOUR MNG CAP CORP MONTH END PRICE 2.0570	11,156.36	4,879.20
ENDEAVOUR SILVER CORP F MONTH END PRICE 7.8900	498,454.42	426,888.45
ENDEVCO INC NEW MONTH END PRICE 0.0030	4,052.90	25.50
ENDO HEALTH SOLUTIONS INC COMMON STOCK USD.01	493,785.34	508,324.50
ENDO PHARM HOLDINGS INC MONTH END PRICE 26.2301	26,343.95	18,623.37
ENDOCYTE INC MONTH END PRICE 8.9800	6,230.28	7,004.40
ENDOLOGIX INC MONTH END PRICE 14.2400	7,387.36	7,689.60
ENDP 130119C00035000 MONTH END PRICE 10.0000	(135.29)	(10.00)
ENDURANCE SPECIALTY HOLDINGS COMMON STOCK USD1.	1,334,286.89	1,289,925.00
ENER1 INC NEW MONTH END PRICE 0.0000	15,539.78	—
ENERBANK USA 3% 12/18/15 MONTH END PRICE 1.0584	6,000.00	6,350.64
ENERCARE INC F MONTH END PRICE 8.1900	11,592.98	18,321.03
ENERGEN CORP COMMON STOCK USD.01	285,786.36	288,576.00
ENERGIZER RESOURCES INC MONTH END PRICE 0.3300	4,313.90	3,300.00
ENERGOLD DRILLING CORP MONTH END PRICE 3.0050	13,664.15	9,015.00
ENERGY 1 CORPORATION MONTH END PRICE 0.0004	2,363.90	400.00
ENERGY CONV DEVICES INC MONTH END PRICE 0.0000	2,923.90	—
ENERGY FINDERS INC MONTH END PRICE 0.0007	12,058.35	143.50
ENERGY FUELS INC MONTH END PRICE 0.1790	329,447.93	118,605.76
ENERGY FUTURE/EFIH FINAN SR SECURED 12/20 10.	194,123.18	155,595.00
ENERGY RECOVERY INC MONTH END PRICE 3.4000	1,456.24	1,795.20
ENERGY SVCS ACQUISITION CORP MONTH END PRICE 0.5100	52,279.85	7,650.00
ENERGY TRANSFER 7.5000% 10/15/20 MONTH END PRICE 115.5000	5,435.50	5,775.00
ENERGY TRANSFER EQUITY MONTH END PRICE 45.4800	36,879.40	45,780.37
ENERGY TRANSFER PARTNERS MONTH END PRICE 42.9300	438,520.74	409,095.28
ENERGY XXI LTD NEW MONTH END PRICE 32.1700	1,057.93	965.10
ENERGYSOLUTIONS INC COMMON STOCK USD.01	178,425.57	218,400.00
ENERGYSOLUTIONS INC MONTH END PRICE 3.1200	3,306.60	2,620.80
ENERGYTEC INC MONTH END PRICE 0.0000	39,207.54	—
ENERLUME ENERGY MGMT CORP MONTH END PRICE 0.0000	285.40	—
ENERNOC INC MONTH END PRICE 11.7500	60,836.68	45,554.75
ENERPLUS CORP F MONTH END PRICE 12.9600	452,389.44	337,478.40
ENERSYS COMMON STOCK USD.01	518,450.62	820,334.00
ENERSYS MONTH END PRICE 37.6300	21,157.26	22,578.00
ENERVEST DIVERSIFIED INCOME NEW MONTH END PRICE 12.4120	8,487.12	8,266.39
ENGILITY HLDGS INC MONTH END PRICE 19.2600	1,096.16	1,194.12
ENGLOBAL CORP MONTH END PRICE 0.5100	2,036.70	153.00
ENI S P A SPON ADR MONTH END PRICE 49.1400	34,193.99	36,855.00
ENI SPA COMMON STOCK NPV	792,111.46	754,887.96
ENN ENERGY HLDGS ORD MONTH END PRICE 4.3544	24,001.50	30,480.80
ENNIS INC COMMON STOCK USD2.5	93,043.29	95,914.00
ENPHASE ENERGY INC MONTH END PRICE 3.6500	10,483.90	10,950.00
ENSCO PLC CL A COMMON STOCK USD.1	300,803.50	320,112.00
ENSCO PLCSHS CLASS AF MONTH END PRICE 59.2800	100,467.26	112,596.14
ENTECH SOLAR INC MONTH END PRICE 0.0050	33,005.52	440.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ENTEGRIS INC MONTH END PRICE 9.1800	4,404.75	5,012.28
ENTERGY CORP COMMON STOCK USD.01	203,210.59	264,690.00
ENTERGY CORP MONTH END PRICE 63.7500	32,409.77	30,248.47
ENTEROMEDICS INC NEW MONTH END PRICE 2.8000	5,554.52	5,600.00
ENTERPRISE FINANCIAL SERVICE COMMON STOCK USD.01	20,943.48	20,925.07
ENTERPRISE PRD PRTNRS L P MONTH END PRICE 50.0800	525,085.33	623,261.17
ENTERPRISE PRODUCTS OPER COMPANY GUAR 01/20 5.25	64,059.96	71,296.80
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/41 5.95	33,776.40	36,218.10
ENTERPRISE PRODUCTS OPER COMPANY GUAR 02/42 5.7	174,054.53	199,097.20
ENTERPRISE PRODUCTS OPER COMPANY GUAR 10/39 6.125	11,370.00	12,080.93
ENTERTAINMENT GAMES INC MONTH END PRICE 0.1200	3,059.90	240.00
ENTMNT GAMING ASIA NEW MONTH END PRICE 1.9200	14,030.74	5,698.56
ENTREMED INC NEW MONTH END PRICE 1.3800	604.60	249.78
ENTROPIC COMMUNICATIONS INC COMMON STOCK USD.001	1,063,774.06	784,507.00
ENVIRO SOLUTIONS WORLDWIDE INC MONTH END PRICE 0.0240	48,232.15	2,268.00
ENVIVIO INC MONTH END PRICE 1.7000	5,122.69	3,400.00
ENZO BIOCHEM INC MONTH END PRICE 2.7000	1,255.85	1,350.00
ENZYME ENVIRONMENTAL SOLUTION MONTH END PRICE 0.0001	6,517.90	40.00
EOG 130420C00130000 MONTH END PRICE 425.0000	(427.28)	(425.00)
EOG RESOURCES INC COMMON STOCK USD.01	330,607.98	759,769.10
EPD 130119C00055000 MONTH END PRICE 5.0000	(245.78)	(15.00)
EPD 140118C00047000 1/18/14 MONTH END PRICE 430.0000	(3,583.89)	(5,160.00)
EPD 140118C00055000 MONTH END PRICE 105.0000	(4,977.80)	(2,100.00)
EPICEPT CORPORATION NEW MONTH END PRICE 0.0580	6,709.95	96.69
EPL OIL + GAS INC COMMON STOCK	197,618.85	285,257.50
EPR PROPERTIES REIT USD.01	508,462.14	511,821.00
EQT CORP COMMON STOCK NPV	120,838.00	203,539.98
EQUAL ENERGY LTD F MONTH END PRICE 3.1400	3,284.41	2,433.50
EQUIFAX INC COMMON STOCK USD1.25	73,243.99	146,611.08
EQUIFAX MONTH END PRICE 54.1200	23,477.86	36,098.04
EQUINIX INC NEW MONTH END PRICE 206.2000	84,154.41	92,583.80
EQUITY RESIDENTIAL REIT USD.01	280,035.01	428,141.85
ERICSSON MONTH END PRICE 10.1000	46,178.71	53,277.50
ERSTE GROUP BANK AG COMMON STOCK NPV	807,586.45	1,004,031.71
ERSTE GROUP BANK AG COMMON STOCK NPV	84,023.92	110,731.27
ERX 130119C00048000 MONTH END PRICE 280.0000	(352.28)	(280.00)
ERX 130119C00049000 MONTH END PRICE 230.0000	(703.80)	(690.00)
ERX 130119C00052000 MONTH END PRICE 110.0000	(6,420.07)	(3,300.00)
ERY 130119C00008000 MONTH END PRICE 35.0000	(130.00)	(140.00)
ERY 130420C00009000 MONTH END PRICE 70.0000	(260.76)	(210.00)
E-SIM LTD MONTH END PRICE 0.0012	2,017.45	0.24
ESPERANZA RESOURCES CP F MONTH END PRICE 1.3070	14,997.06	15,333.72
ESRX 130119C00060000 MONTH END PRICE 11.0000	(175.53)	(22.00)
ESSILOR INTL MONTH END PRICE 51.1800	6,740.95	7,932.90
ESTEE LAUDER COMPANIES CL A COMMON STOCK USD.01	135,473.74	335,934.32
ESTERLINE TECHNOLOGIES CORP MONTH END PRICE 63.6100	5,768.95	5,724.90
ETF MARKET OPPORTUNITY FD MONTH END PRICE 9.2600	16,495.95	16,864.54
ETFS ASIAN GOLD TR ETF MONTH END PRICE 166.2500	7,611.55	7,813.75
ETFS GOLD TR MONTH END PRICE 165.1700	595,316.54	602,044.65
ETFS PHYS PALLADIUM MONTH END PRICE 69.2200	26,854.05	27,826.44
ETFS PHYS PLATINUM E MONTH END PRICE 151.3600	37,676.76	36,326.40
ETFS PHYS PM BASKET ETF MONTH END PRICE 92.8100	330,785.12	332,538.23
ETFS SILVER TR MONTH END PRICE 30.0500	476,000.80	427,040.55
ETFS WHITE METALS ET MONTH END PRICE 50.7600	16,424.17	15,228.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ETHAN ALLEN INTERIORS INC MONTH END PRICE 25.7100	5,622.78	7,247.86
ETHOS GOLD CORP F MONTH END PRICE 0.2995	1,374.35	599.00
ETP 130119C00047500 MONTH END PRICE 5.0000	(39.25)	(25.00)
E-TRADE FINANCIAL CP MONTH END PRICE 8.9500	175,414.40	163,776.05
ETRAVELSERVE.COM MONTH END PRICE 0.0000	3,846.01	—
EURASIAN MINERALS INC MONTH END PRICE 2.0600	15,926.30	12,772.00
EURO CURRENCY	13,012.20	13,013.41
EURO CURRENCY	0.01	0.01
EURO CURRENCY	6,649.11	6,638.30
EURO CURRENCY	629,490.78	643,632.07
EURO TECH HLDGS LTD NEWF MONTH END PRICE 3.7000	113,480.78	50,789.90
EUROMAX RES LTD NEW F MONTH END PRICE 0.5537	11,494.23	7,751.80
EURONET WORLDWIDE INC MONTH END PRICE 23.6000	4,750.16	5,546.00
EUROPAC INTL VALUE FDCL A MONTH END PRICE 10.2800	2,569.92	2,307.33
EUROPACIFIC GROWTH FUND R5 MONTH END PRICE 41.1300	85,439.22	81,080.43
EUROPEAN AERO DEFENSE ADR MONTH END PRICE 39.7100	1,084.14	2,025.21
EUROPEAN URANIUM RES F MONTH END PRICE 0.2400	35,601.80	7,809.60
EV ENERGY PARTNERS L P MONTH END PRICE 56.5600	6,798.38	5,656.00
EV TAX ADV GLB DIV INCM MONTH END PRICE 13.5800	10,952.65	10,524.50
EVERBANK FINANCIAL C MONTH END PRICE 14.9100	29,089.78	29,521.80
EVERBANK FINANCIAL CORP COMMON STOCK USD1.	103,034.74	102,297.51
EVERBANK N A .5000% 03/28/13 MONTH END PRICE 1.0002	50,000.00	50,011.50
EVERBANK NA 3.05% 7/01/19 MONTH END PRICE 1.1021	10,000.00	11,020.60
EVERCORE PARTNERS INC CLASS A MONTH END PRICE 30.1900	5,946.10	6,038.00
EVERGREEN ENERGY INC NEW MONTH END PRICE 0.0122	9,963.45	79.02
EVERGREEN SOLAR INC NEW MONTH END PRICE 0.0000	11,694.50	—
EVOLUCIA INC MONTH END PRICE 0.0222	604.17	666.00
EVOLUTION SOLAR CORP NEW MONTH END PRICE 0.0750	12,427.42	2.10
EVOLVING GOLD CORP MONTH END PRICE 0.1810	4,461.41	1,158.40
EW SCRIPPS CO/THE A COMMON STOCK USD.01	167,351.30	194,580.00
EWA 130119C00025000 MONTH END PRICE 40.0000	(220.94)	(160.00)
EWORLD COMPANIES INC NEW MONTH END PRICE 0.0001	9,188.13	600.00
EWZ 130622C00058000 MONTH END PRICE 253.0000	(789.98)	(1,012.00)
EXACT SCIENCES CORP COMMON STOCK USD.01	97,328.95	95,786.55
EXACT SCIENCES CORP MONTH END PRICE 10.5900	22,232.98	22,239.00
EXACTECH INC COMMON STOCK USD.01	46,244.92	47,460.00
EXC 130119C00030000 MONTH END PRICE 40.0000	(52.29)	(40.00)
EXC 130119C00031000 MONTH END PRICE 10.0000	(150.00)	(40.00)
EXCEL MARITIME CARRIERS MONTH END PRICE 0.4349	116,523.10	15,189.08
EXCEL TRUST INC MONTH END PRICE 12.6700	4,834.49	5,384.75
EXCO RESOURCES INC MONTH END PRICE 6.7700	292,983.56	185,118.03
EXELIS INC MONTH END PRICE 11.2700	40,947.39	41,586.30
EXELIXIS INC MONTH END PRICE 4.5700	159,374.73	136,638.43
EXELON CORP COMMON STOCK NPV	1,366,746.97	1,281,794.00
EXELON CORP COMMON STOCK NPV	657,031.98	596,673.62
EXELON CORP SR UNSECURED 06/35 5.625	116,362.98	133,970.16
EXELON CORPORATION MONTH END PRICE 29.7400	846,802.38	684,243.34
EXETER RESOURCE CORP MONTH END PRICE 1.2100	9,409.00	3,339.60
EXIDE TECHNOLOG 8.6250% 02/01/18 MONTH END PRICE 85.0000	19,201.00	18,700.00
EXK 130119C00010000 MONTH END PRICE 5.0000	(1,642.38)	(50.00)
EXPEDIA INC COMMON STOCK USD.001	59,372.43	128,860.65
EXPEDIA INC NEW MONTH END PRICE 61.4400	50,136.66	52,928.74
EXPEDITORS INTL WASH INC COMMON STOCK USD.01	407,028.39	417,252.50
EXPEDITORS INTL WASH INC COMMON STOCK USD.01	233,411.77	191,580.20

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
EXPEDITORS INTL WASH INC MONTH END PRICE 39.5500	32,380.36	32,863.55
EXPERIAN PLC COMMON STOCK USD.1	377,176.36	402,428.78
EXPERIAN PLC COMMON STOCK USD.1	143,395.56	170,846.83
EXPERT GROUP INC NEW MONTH END PRICE 0.0010	4,820.95	7.73
EXPLOR RESOURCES INC MONTH END PRICE 0.1050	326,162.58	87,009.30
EXPRESS INC MONTH END PRICE 15.0900	5,790.52	5,432.40
EXPRESS SCRIPTS HOLDING CO COMMON STOCK USD.01	1,067,868.89	1,111,806.00
EXPRESS SCRIPTS HOLDING CO COMMON STOCK USD.01	369,353.73	1,030,914.00
EXPRESS SCRIPTS HOLDING COMPANY GUAR 144A 11/16 3.5	339,908.20	363,516.10
EXPRESS SCRIPTS HOLDING COMPANY MONTH END PRICE 54.0000	250,546.11	233,550.00
EXTERRAN HOLDINGS INC MONTH END PRICE 21.9200	2,338.93	1,775.52
EXTRA SPACE STORAGE INC REIT USD.01	103,787.38	200,145.00
EXTRA SPACE STORAGE INC MONTH END PRICE 36.3900	10,236.83	10,298.37
EXTREME NETWORKS INC COMMON STOCK USD.001	188,666.75	188,916.00
EXXON MOBIL CORP COMMON STOCK NPV	274,599.55	311,580.00
EXXON MOBIL CORP COMMON STOCK NPV	3,521,369.82	3,695,685.00
EXXON MOBIL CORP COMMON STOCK NPV	951,358.30	1,003,980.00
EXXON MOBIL CORP COMMON STOCK NPV	179,616.26	168,772.50
EXXON MOBIL CORP COMMON STOCK NPV	1,751,392.17	1,664,443.05
EXXON MOBIL CORP COMMON STOCK NPV	4,297,799.25	9,301,874.70
EXXON MOBIL CORPORATION MONTH END PRICE 86.5500	3,445,252.22	3,790,695.77
EYI INDUSTRIES INC MONTH END PRICE 0.0001	4,623.20	60.00
EZCORP CL A NON-VOTING MONTH END PRICE 19.8900	9,840.05	5,967.00
EZCORP INC CL A COMMON STOCK USD.01	1,336,861.38	1,354,452.00
F 130316C00012000 MONTH END PRICE 133.0000	(415.43)	(1,330.00)
F E I COMPANY MONTH END PRICE 55.4704	6,438.86	8,054.16
F N B CORPORATION PA MONTH END PRICE 10.6200	5,463.10	5,310.00
F T I CONSULTING INC MONTH END PRICE 33.0000	39.44	33.00
F X ENERGY INC MONTH END PRICE 4.1099	27,250.40	14,795.64
F5 NETWORKS INC COMMON STOCK NPV	1,053,200.36	961,785.00
F5 NETWORKS INC COMMON STOCK NPV	231,989.63	168,555.25
F5 NETWORKS INC MONTH END PRICE 97.1500	6,458.95	6,800.50
FAB UNIVERSAL CORP MONTH END PRICE 3.2200	5,230.76	801.78
FACEBOOK INC A COMMON STOCK USD.000006	952,663.20	1,041,233.00
FACEBOOK INC CLASS A MONTH END PRICE 26.6197	1,990,100.19	2,270,154.64
FACTORY 2 U STORES INC MONTH END PRICE 0.0006	4,769.31	0.72
FACTSET RESEARCH SYSTEMS INC COMMON STOCK USD.01	701,968.74	623,024.50
FACTSET RESEARCH SYSTEMS MONTH END PRICE 88.0600	20,121.29	25,361.28
FAIRCHILD SEMICONDUCTOR MONTH END PRICE 14.4000	6,617.93	6,537.60
FAIRFAX FINL HLDGS LTD MONTH END PRICE 361.0000	22,119.25	22,382.00
FAIRHOLME ALLOC FD MONTH END PRICE 9.3600	25,086.35	23,458.39
FAIRHOLME FOCUSED INCOME MONTH END PRICE 9.4700	29,790.61	28,038.76
FAIRHOLME FUND MONTH END PRICE 31.4400	4,547,378.27	4,885,925.87
FAIRPOINT COMMUN INC MONTH END PRICE 0.0000	506.57	—
FAIRPOINT COMMUN INC MONTH END PRICE 7.9464	152,705.55	119,196.00
FALCON NATURAL GAS CORP MONTH END PRICE 0.0000	359.95	—
FALCON OIL & GAS LTD MONTH END PRICE 0.1800	65,880.88	72,601.20
FALCON TECHNOLOGIES INC MONTH END PRICE 0.0040	312.80	3.90
FALLEN ANGELS INCM FD MONTH END PRICE 8.0600	124,978.53	132,103.62
FAM EQUITY INCOME FUND MONTH END PRICE 20.0800	15,045.95	15,313.49
FAMILY DLR STORES INC MONTH END PRICE 63.4100	2,173.08	2,029.93
FAMILY DOLLAR STORES COMMON STOCK USD.1	75,010.17	143,877.29
FAMILYMART CO LTD COMMON STOCK	305,819.01	255,217.91
FAMOUS DAVES OF AMER INC MONTH END PRICE 9.1900	2,543.57	1,838.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
FANNIE MAE 7.625% PFD MONTH END PRICE 1.5400	1,798.55	1,541.02
FANNIE MAE BONDS 05/29 6.25	321,710.88	344,781.84
FANNIE MAE BONDS 11/30 6.625	573,286.60	685,351.80
FANNIE MAE FNR 2007 105 SM	45,681.62	46,715.63
FANNIE MAE FNR 2009 101 NS	39,276.16	40,143.42
FANNIE MAE FNR 2010 27 SG	49,889.61	49,193.22
FANNIE MAE FNR 2011 59 NZ	241,533.80	260,514.77
FANNIE MAE FNR 2011 87 SJ	77,157.89	83,884.53
FANNIE MAE FNR 2011 96 BS	52,755.29	41,326.74
FANNIE MAE FNR 2012 101 AI	155,609.71	144,239.67
FANNIE MAE FNR 2012 16 ST	57,519.28	48,259.30
FANNIE MAE FNR 2012 25 B	477,062.50	467,700.80
FANNIE MAE FNR 2012 28 B	116,875.00	111,247.40
FANNIE MAE FNR 2012 35 MB	1,126,250.00	1,112,779.00
FANNIE MAE FNR 2012 66 SA	91,897.82	95,287.02
FANNIE MAE FNR 2012 76 AC	689,931.25	663,678.02
FANNIE MAE SUB DEBENTUR 10/19 0.00000	1,230,425.50	1,533,099.75
FANNIE MAE MONTH END PRICE 0.2550	110,250.78	55,244.35
FANNIEMAE STRIP FNS 407 C10	27,140.19	20,419.53
FANNIEMAE STRIP FNS 409 C18	74,281.12	49,552.57
FANUC CORP COMMON STOCK	586,929.49	706,662.55
FANUC CORP COMMON STOCK	379,298.92	669,469.78
FANUC LTD ADR MONTH END PRICE 31.0700	18,792.82	21,189.74
FARMER BROS CO COMMON STOCK USD1.	118,113.09	154,401.00
FARO TECHNOLOGIES INC COMMON STOCK USD.001	1,054,302.79	880,404.00
FAS 121228C00121500 MONTH END PRICE 2.0000	(260.77)	(6.00)
FAS 130119C00125000 MONTH END PRICE 345.0000	(1,333.03)	(1,380.00)
FASTENAL CO COMMON STOCK USD.01	751,717.91	825,946.10
FASTENAL CO COMMON STOCK USD.01	168,256.42	295,080.80
FASTENAL COMPANY MONTH END PRICE 46.6500	74,863.49	79,629.19
FAZ 130119C00022000 MONTH END PRICE 9.0000	(632.53)	(54.00)
FB 130119C00028000 MONTH END PRICE 59.0000	(271.52)	(118.00)
FB 130119P00018000 MONTH END PRICE 5.0000	416.47	10.00
FB 130119P00025000 MONTH END PRICE 50.0000	854.56	500.00
FB 130622C00036000 MONTH END PRICE 90.0000	(142.29)	(90.00)
FCX 130119C00042000 MONTH END PRICE 2.0000	(369.08)	(4.00)
FCX 130518C00035000 MONTH END PRICE 219.0000	(669.98)	(876.00)
FCX 140118C00040000 MONTH END PRICE 204.0000	(384.28)	(204.00)
FCX 150117C00040000 MONTH END PRICE 343.0000	(319.28)	(343.00)
FCX 150117C00042000 MONTH END PRICE 294.0000	(544.56)	(588.00)
FDX 130420C00100000 MONTH END PRICE 159.0000	(501.52)	(318.00)
FED FARM CR BK 3.3% NOTES 3/15/18 MONTH END PRICE 100.5870	15,450.10	15,088.05
FED HM LN PC POOL 1G2341	86,618.44	90,443.72
FED HM LN PC POOL 1G2403	96,634.22	102,181.92
FED HM LN PC POOL 1J0404	187,028.36	199,320.20
FED HM LN PC POOL A39302	47,740.71	52,566.13
FED HM LN PC POOL G03695	284,539.79	308,881.21
FED HM LN PC POOL G03696	569,402.74	617,042.32
FED HM LN PC POOL G06172	341,344.03	340,791.39
FED HM LN PC POOL G06669	70,585.51	71,470.95
FED HM LN PC POOL G06875	572,903.22	566,694.17
FED HM LN PC POOL G14492	321,566.69	321,193.37
FED HM LN PC POOL U61703	108,736.72	108,643.38
FED HM LN PC POOL U61729	217,625.37	217,376.19

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
FED HM LN PC POOL U90316	111,118.53	110,688.07
FED NATL MTG 2.375% 7/28/15 MONTH END PRICE 105.0843	10,180.63	10,508.43
FEDERAL HOME LN MTG CORP MONTH END PRICE 2.8000	4,602.59	5,600.00
FEDERAL HOME LOAN BANK BONDS 07/36 5.5	286,258.28	302,704.16
FEDERAL MOGUL CORP COMMON STOCK USD.01	31,740.40	32,080.00
FEDERAL MOGUL CP CL A MONTH END PRICE 8.0200	15,141.38	8,020.00
FEDERAL REALTY INVESTMENT TRUST MONTH END PRICE 104.0200	31,777.88	31,821.66
FEDERATED CAP APPRECIATION CL A MONTH END PRICE 19.4000	69,740.90	75,803.17
FEDERATED CLOVER SMALL VALUE FUND A MONTH END PRICE 20.8000	29,863.88	28,865.62
FEDERATED GNMA TRUST INSTITUTIONAL MONTH END PRICE 11.4400	56,647.11	57,971.87
FEDERATED HIGH INCOME BOND FD CL A MONTH END PRICE 7.8200	134,488.77	142,502.29
FEDERATED HIGH YIELD TRUST SS MONTH END PRICE 6.3600	159,828.88	163,757.13
FEDERATED INCOME TRUST INSTITUTIONAL MONTH END PRICE 10.6100	118,666.18	119,781.76
FEDERATED INTER CORP BOND FD INST SH MONTH END PRICE 10.3200	9,081.22	9,288.60
FEDERATED INVESTORS INC CL B COMMON STOCK NPV	59,096.86	44,607.15
FEDERATED INVS PA CL B MONTH END PRICE 20.2300	8,733.97	6,412.91
FEDERATED KAUFMANN FUND CL A MONTH END PRICE 5.0200	7,841.31	8,446.25
FEDERATED KAUFMANN FUND CLASS R MONTH END PRICE 5.0200	26,604.40	23,179.63
FEDERATED PRUDENT BEAR A MONTH END PRICE 3.6300	365,788.50	284,913.04
FEDERATED PRUDENT DOLLAR BEAR FD A MONTH END PRICE 11.9200	83,818.36	78,033.16
FEDERATED SHORT-TERM INCOME FD INSTL MONTH END PRICE 8.6900	27,433.96	28,076.48
FEDERATED STRATEGIC INCOME FD CL A MONTH END PRICE 9.4700	31,362.36	32,447.52
FEDERATED STRATEGIC VALUE DIV CL A MONTH END PRICE 4.9800	2,550.07	2,870.48
FEDERATED STRATEGIC VALUE DIV INSTL MONTH END PRICE 4.9900	207,343.86	221,434.83
FEDERATED TOT RETURN GOVT BD FD SS MONTH END PRICE 11.5800	6,424.37	5,703.67
FEDERATED TOTAL RETURN BOND CL A MONTH END PRICE 11.4300	121,267.21	126,058.65
FEDERATED TOTAL RETURN BOND FD SS MONTH END PRICE 11.4300	70,000.00	71,265.78
FEDEX CORP COMMON STOCK USD.1	1,046,044.30	1,100,640.00
FEDEX CORP COMMON STOCK USD.1	362,454.42	634,427.24
FEDEX CORPORATION MONTH END PRICE 91.7200	570,315.41	610,831.82
FEDL HOME LN MTG 0% 11/29/19 MONTH END PRICE 86.9891	7,632.57	9,568.80
FEI COMPANY COMMON STOCK NPV	392,725.27	400,143.90
FELCOR LODGING SER C PFD MONTH END PRICE 24.4800	62,329.80	61,200.00
FELCOR LODGING TR PFD A MONTH END PRICE 24.2600	1,867.45	1,698.20
FERO INDUSTRIES INC MONTH END PRICE 0.0075	15,577.27	3,750.00
FERRELLGAS PARTNERS LP MONTH END PRICE 16.8500	68,759.79	61,295.32
FERRO CORP 7.8750% 08/15/18 MONTH END PRICE 90.0000	10,479.73	9,900.00
FERRO CORP COMMON STOCK USD1.	150,170.49	214,434.00
FERRO CORP MONTH END PRICE 4.1800	24,343.83	9,150.02
FERROVIAL SA COMMON STOCK EUR.2	110,595.39	110,271.42
FHLMC E0-2686 4% 4/01/25 MONTH END PRICE 105.8477	6,155.83	6,298.51
FHLMC E0-2697 4% 6/01/25 MONTH END PRICE 105.7539	9,361.16	9,604.03
FHLMC G1-2341 5% 9/01/21 MONTH END PRICE 107.6445	2,917.32	3,101.57
FHLMC G1-3767 4% 3/01/25 MONTH END PRICE 105.8477	13,089.34	13,186.17
FHLMC G18309 4.5% 5/01/24 MONTH END PRICE 106.6021	10,135.71	10,374.67
FHLMC J18360 3% 3/01/27 MONTH END PRICE 105.0356	53,291.38	52,939.19
FHLMC MULTIFAMILY STRUCTURED P FHMS K006 AX1	20,998.71	18,509.23
FHLMC MULTIFAMILY STRUCTURED P FHMS K007 X1	105,148.54	95,789.56
FHLMC MULTIFAMILY STRUCTURED P FHMS K008 X1	140,599.13	129,570.21
FHLMC MULTIFAMILY STRUCTURED P FHMS K009 X1	38,940.90	33,866.63
FHLMC MULTIFAMILY STRUCTURED P FHMS K014 X1	19,156.25	18,208.50
FHLMC MULTIFAMILY STRUCTURED P FHMS K015 X1	53,678.87	53,653.62
FHLMC MULTIFAMILY STRUCTURED P FHMS K016 X1	33,292.56	33,699.50
FHLMC MULTIFAMILY STRUCTURED P FHMS K017 X1	26,671.45	25,696.68

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
FHLMC MULTIFAMILY STRUCTURED P FHMS K021 X1	54,987.23	54,448.46
FHLMC MULTIFAMILY STRUCTURED P FHMS K702 X1	123,421.20	102,293.89
FHLMC MULTIFAMILY STRUCTURED P FHMS K703 X1	67,994.60	59,907.40
FIAT INDUSTRIAL COMMON STOCK EUR1.57	169,678.95	174,444.88
FIAT SPA COMMON STOCK EUR3.5	174,047.84	179,421.65
FIBROCELL SCIENCE IN MONTH END PRICE 0.1500	17,706.95	4,500.00
FIDELIS ENERGY INC MONTH END PRICE 0.0002	306.95	5.00
FIDELITY ADV CANADA A MONTH END PRICE 53.2700	5,212.14	5,865.88
FIDELITY ADV EMERGING MRKTS INC CL I MONTH END PRICE 15.0300	17,758.15	18,815.08
FIDELITY ADV GROWTH MONTH END PRICE 43.0000	29,157.99	29,720.44
FIDELITY ADV HIGH INCM ADVANTAGE MONTH END PRICE 10.3700	11,168.70	11,060.26
FIDELITY ADV NEW INSIGHTS FD CL I MONTH END PRICE 23.0200	241,094.27	281,173.67
FIDELITY ADV SMALL CAP FUND CL I MONTH END PRICE 23.9600	2,266.10	2,778.38
FIDELITY ADVISOR SER II MONTH END PRICE 8.7500	5,871.51	7,579.59
FIDELITY ADVISOR SER VII MONTH END PRICE 20.3700	20,643.80	21,034.92
FIDELITY ADVISOR STRATEGIC INCOME A MONTH END PRICE 12.6900	27,692.18	28,442.86
FIDELITY BALANCED FUND MONTH END PRICE 20.1800	4,271.51	4,608.32
FIDELITY BLUE CHIP GROWTH MONTH END PRICE 49.0500	19,457.52	22,105.41
FIDELITY CANADA FUND MONTH END PRICE 53.5100	111,408.22	108,057.34
FIDELITY CAP APPREC FUND MONTH END PRICE 29.3800	86,509.37	93,189.01
FIDELITY CAP TR MONTH END PRICE 15.1500	107,005.58	109,803.28
FIDELITY CAPITAL & INCOME FUND MONTH END PRICE 9.5000	65,126.78	68,433.18
FIDELITY CHINA REGION FUND MONTH END PRICE 30.6600	3,001.39	2,915.31
FIDELITY CHINA REGION MONTH END PRICE 30.6600	17,591.48	20,014.08
FIDELITY COMMONWEALTH TR MONTH END PRICE 118.4100	12,073.23	25,003.68
FIDELITY CONCORD STR MONTH END PRICE 13.0000	69,366.61	69,434.29
FIDELITY CONTRA FUND MONTH END PRICE 77.5700	860,503.25	1,038,941.71
FIDELITY CONVERTIBLE SECURITIES FUND MONTH END PRICE 25.9100	45,007.44	49,189.64
FIDELITY DIVERSIFIED INTL FUND MONTH END PRICE 29.9400	145,288.16	166,372.87
FIDELITY DIVIDEND GROWTH MONTH END PRICE 29.9000	2,022.22	2,631.59
FIDELITY EMERGING MARKETS FD MONTH END PRICE 23.2100	69,918.64	58,045.10
FIDELITY EQUITY INCOME FD MONTH END PRICE 47.0600	16,384.83	17,098.22
FIDELITY EUROPE CAPITAL APPRECIATION MONTH END PRICE 19.0200	31,778.74	27,894.24
FIDELITY EXPORT & MULTINATIONAL FD MONTH END PRICE 21.8900	11,777.28	10,787.79
FIDELITY FINL TRSTG DVINCM INS MONTH END PRICE 12.3000	25,712.48	26,832.55
FIDELITY FIXED INCOME TR MONTH END PRICE 13.3200	24,150.10	24,897.24
FIDELITY FIXED INCOME TR MONTH END PRICE 9.3900	12,036.00	12,575.90
FIDELITY FLOATING RATE HIGH INCOME MONTH END PRICE 9.9200	196,706.49	197,832.23
FIDELITY GLOBAL BALANCED FUND MONTH END PRICE 23.4000	36,182.51	43,618.82
FIDELITY GLOBAL MONTH END PRICE 14.8100	86,825.41	82,359.79
FIDELITY GNMA PORT MONTH END PRICE 11.7400	63,699.44	64,830.63
FIDELITY GOVT INCOME FD MONTH END PRICE 10.5800	23,097.17	22,863.24
FIDELITY GROWTH & INCOME FUND MONTH END PRICE 21.2600	160,026.51	158,518.79
FIDELITY GROWTH CO FD MONTH END PRICE 93.3800	219,696.32	371,208.75
FIDELITY HIGH INCOME FUND MONTH END PRICE 9.3400	66,252.44	70,209.84
FIDELITY INDEPENDENCE FUND MONTH END PRICE 25.9200	111,037.98	109,022.66
FIDELITY INFLATION-PROTECTED BOND MONTH END PRICE 13.3600	29,865.41	31,390.23
FIDELITY INTERNATIONAL DISCOVERY FD MONTH END PRICE 33.0700	199,840.97	186,149.34
FIDELITY INTL REAL ESTATE FUND MONTH END PRICE 9.5200	12,212.92	9,163.19
FIDELITY INVT TR MONTH END PRICE 9.2500	79,015.00	89,443.09
FIDELITY LARGE CAP STOCK FD MONTH END PRICE 20.4900	66,200.41	75,835.72
FIDELITY LATIN AMER FUND MONTH END PRICE 46.3100	91,201.82	74,111.65
FIDELITY LEVERAGED COMPANY STOCK FD MONTH END PRICE 32.2200	29,744.35	38,515.79
FIDELITY LOW PRICED STOCK MONTH END PRICE 39.5000	424,225.75	491,745.06

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
FIDELITY MAGELLAN FUND MONTH END PRICE 73.2700	146,265.34	129,782.35
FIDELITY MEGA CAP STOCK FUND MONTH END PRICE 11.8900	379,747.87	419,973.55
FIDELITY MID CAP STOCK FD MONTH END PRICE 29.3800	20,461.67	24,029.37
FIDELITY NATIONAL INFORMATIO COMMON STOCK USD.01	145,029.41	204,056.22
FIDELITY NATL INFORMATION SVCS MONTH END PRICE 34.8100	25,087.16	26,660.97
FIDELITY NATL TITLE GROUP MONTH END PRICE 23.5500	12,838.98	18,814.23
FIDELITY NEW MILLENIUM FD MONTH END PRICE 30.3300	106,354.35	102,413.95
FIDELITY NEW MKTS INCOME FD MONTH END PRICE 17.8000	99,354.28	108,645.09
FIDELITY OTC PORTFOLIO MONTH END PRICE 60.5900	75,461.52	99,770.22
FIDELITY OVERSEAS FUND MONTH END PRICE 32.3200	4,610.03	4,744.74
FIDELITY REAL ESTATE INVESTOR MONTH END PRICE 32.1400	121,503.58	157,089.91
FIDELITY REAL ESTATEINCOME MONTH END PRICE 11.4000	135,227.87	135,617.89
FIDELITY SELECT COMMUNICATIONS EQUIP MONTH END PRICE 20.1000	38,776.38	40,645.40
FIDELITY SELECT MEDICAL DELIVERY MONTH END PRICE 57.3700	90,701.69	101,492.00
FIDELITY SELECT NAT RES MONTH END PRICE 32.2500	26,926.84	21,705.73
FIDELITY SLCT GOLD PORTFOLIO MONTH END PRICE 36.9800	184,412.68	159,893.01
FIDELITY SLCT NATURL GAS MONTH END PRICE 30.8500	11,931.74	7,194.90
FIDELITY SMALL CAP DISCOVERY MONTH END PRICE 24.0700	133,417.89	145,471.86
FIDELITY SMALL CAP GROWTH FD MONTH END PRICE 15.7900	10,183.17	9,838.13
FIDELITY SMALL CAP STOCK FUND MONTH END PRICE 18.0900	5,664.45	5,945.24
FIDELITY SMALL CAP VAL MONTH END PRICE 16.1800	478.55	522.65
FIDELITY SPARTAN 500 INDEX FD INV CL MONTH END PRICE 50.4900	8,211.31	8,860.44
FIDELITY SPARTAN INT’L INDEX FD MONTH END PRICE 34.2800	29,765.98	31,135.67
FIDELITY SPARTAN INTM TR BD IDX INV MONTH END PRICE 11.3800	22,514.06	22,561.12
FIDELITY SPARTAN SHO MONTH END PRICE 10.5900	58,277.12	58,087.96
FIDELITY SPARTAN TOTAL MKT INDEX ADV MONTH END PRICE 41.2300	149,360.32	230,043.57
FIDELITY SPARTAN TOTAL MKT INDEX INV MONTH END PRICE 41.2200	40,465.80	50,127.68
FIDELITY STRATEGIC DIVIDEND & INCOME MONTH END PRICE 12.3200	10,491.13	12,744.31
FIDELITY STRATEGIC INCOME FUND MONTH END PRICE 11.3700	266,237.10	270,455.92
FIDELITY STRATEGIC REAL RETURN MONTH END PRICE 9.6400	82,303.08	83,299.46
FIDELITY TOTAL BD MONTH END PRICE 10.9500	112,780.64	109,280.31
FIDELITY U.S. BOND INDEX MONTH END PRICE 11.8900	135,111.18	133,921.24
FIDELITY VAL DISCOVERY MONTH END PRICE 16.2800	19,279.42	17,821.34
FIDELITY VAL STRAT INITIAL CLASS MONTH END PRICE 31.6600	238,294.30	257,089.01
FIDELITY VALUE FUND MONTH END PRICE 76.3400	23,888.79	27,034.06
FIDELTIY ADVISOR MID CAP II I MONTH END PRICE 17.7000	8,117.90	8,045.06
FIFTH & PACIFIC COS INC MONTH END PRICE 12.4500	1,306.08	1,297.12
FIFTH STREET FINANCE CORP COMMON STOCK USD.01	848,050.71	780,458.00
FIFTH STREET FINANCE CP MONTH END PRICE 10.4200	60,201.90	60,054.61
FIFTH THIRD BANCORP COMMON STOCK NPV	489,257.01	328,635.65
FIFTH THIRD BANCORP MONTH END PRICE 139.6000	72,078.75	69,800.00
FIFTH THIRD BANCORP MONTH END PRICE 15.2000	71,744.00	79,133.14
FINANCE FOR DANISH IND GOVT LIQUID 144A 06/13 2.	418,958.40	423,045.00
FINANCIAL ENGINES INC COMMON STOCK USD.0001	417,019.35	497,418.75
FINANCIAL ENGINES INC MONTH END PRICE 27.7400	5,556.55	5,548.00
FINANCIAL INVS TRGLBL OPPTYINV MONTH END PRICE 2.4800	42,724.40	52,239.53
FINISAR CORP NEW MONTH END PRICE 16.2900	6,740.83	7,118.73
FINISH LINE INC CL A MONTH END PRICE 18.9300	3,499.57	3,502.05
FINMECCANICA SPA COMMON STOCK EUR4.4	485,180.21	247,466.55
FINMECCANICA SPA COMMON STOCK EUR4.4	203,576.66	213,667.38
FIRST AMER FINANCIAL MONTH END PRICE 24.0900	65,953.83	76,501.78
FIRST AMERICAN BK 2% 8/06/13 MONTH END PRICE 1.0114	65,000.00	65,741.00
FIRST AMERICAN FINANCIAL COMMON STOCK USD.00001	382,957.58	520,344.00
FIRST AMERN BK 2.6500% 12/04/14 MONTH END PRICE 1.0377	78,000.00	80,942.94

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
FIRST AMERN SILVER CORP MONTH END PRICE 0.0589	6,593.90	353.40
FIRST CASH FINL SVCS INC MONTH END PRICE 49.6200	3,987.94	4,962.00
FIRST CHINA PHARMA G MONTH END PRICE 0.1200	20,109.05	2,280.00
FIRST COLOMBIA GOLD CORP MONTH END PRICE 0.0015	3,519.95	0.23
FIRST COMMUNITY BANCSHARES COMMON STOCK USD1.	58,858.84	60,686.00
FIRST DEFIANCE FINL CORP COMMON STOCK USD.01	70,886.31	80,598.00
FIRST EAGLE FDS INCHIGH YLD FD A MONTH END PRICE 10.0600	26,134.71	27,165.33
FIRST EAGLE FUND OF AMER INC Y MONTH END PRICE 28.7900	86,332.61	106,153.51
FIRST EAGLE GLOBAL FUND A MONTH END PRICE 48.5900	1,078,888.20	1,164,916.87
FIRST EAGLE GOLD FUND CL A MONTH END PRICE 27.3700	519,574.03	536,191.03
FIRST EAGLE OVERSEAS FUND A MONTH END PRICE 22.0200	1,031,889.45	1,124,353.40
FIRST EAGLE OVERSEAS FUND CL I MONTH END PRICE 22.3600	12,300.50	12,841.35
FIRST EAGLE SOGEN GLOBAL FUND CL I MONTH END PRICE 48.7600	86,048.06	90,608.07
FIRST EAGLE US VALUE FD CL A MONTH END PRICE 17.8800	72,011.12	73,159.61
FIRST FINANCIAL BANCORP COMMON STOCK NPV	738,285.64	706,877.00
FIRST FINANCIAL HOLDINGS INC COMMON STOCK USD.01	67,042.18	64,092.00
FIRST FINL NORTHWEST INC MONTH END PRICE 7.5500	8,290.30	12,080.00
FIRST HORIZON NATIONAL CORP COMMON STOCK USD.625	118,469.37	58,141.97
FIRST HORIZON NATL CORP MONTH END PRICE 9.9100	2,724.75	2,973.00
FIRST INDL 7.25% J PFD MONTH END PRICE 25.0700	24,312.52	26,699.55
FIRST INDUSTRIAL RLTY TR MONTH END PRICE 14.0800	5,981.26	4,224.00
FIRST INTERSTATE BANCSYS/MT COMMON STOCK NPV	71,652.52	72,521.00
FIRST MAJESTIC SILVER CORP MONTH END PRICE 20.1900	141,075.40	153,666.09
FIRST MED GROUP INC MONTH END PRICE 0.0000	676.26	—
FIRST NATL BK AMER E 3.75% 11/09/17 MONTH END PRICE 1.1122	6,000.00	6,673.14
FIRST NATL BK AMER E LAN 4% 8/19/19 MONTH END PRICE 1.0818	1,000.00	1,081.82
FIRST NIAGARA FINL NEW MONTH END PRICE 7.9300	51,074.07	39,141.43
FIRST NICKEL INC MONTH END PRICE 0.0554	587.55	110.80
FIRST PACTRUST BANCORP MONTH END PRICE 12.2700	284.33	504.83
FIRST POTOMAC REALTY TR MONTH END PRICE 12.3600	2,160.57	1,803.40
FIRST REPUBLIC BANK MONTH END PRICE 32.7800	3,648.29	3,540.24
FIRST REPUBLIC BANK/CA COMMON STOCK USD.01	181,530.62	183,568.00
FIRST SOLAR INC COMMON STOCK USD.001	176,014.38	38,847.04
FIRST SOLAR INC MONTH END PRICE 30.8556	154,860.25	213,644.17
FIRST STATE BANCORP NM MONTH END PRICE 0.0012	4,153.53	6.00
FIRST TITAN CORP NEW MONTH END PRICE 1.0400	7,413.90	1,560.00
FIRST TR ACTIVE DIVID INCOME MONTH END PRICE 7.5500	7,214.89	5,290.97
FIRST TR AMEX BIOTECH FD MONTH END PRICE 45.9500	33,851.04	34,784.15
FIRST TR DJ INTERNET FD MONTH END PRICE 38.9700	49,780.99	54,947.70
FIRST TR EXCH TRADED FD MONTH END PRICE 15.6700	18,433.49	21,729.57
FIRST TR EXCH TRADED FD MONTH END PRICE 19.8699	19,567.93	19,969.33
FIRST TR EXCH TRADED FD MONTH END PRICE 30.6500	82,612.52	88,857.53
FIRST TR EXCH TRADED FD MONTH END PRICE 36.8780	22,504.77	24,720.97
FIRST TR EXCH TRD ALPHA FD I MONTH END PRICE 44.2700	18,727.32	20,620.97
FIRST TR EXCHANGE-TRADED FD MONTH END PRICE 21.6820	45,261.40	43,785.74
FIRST TR EXCHANGE-TRADED FD MONTH END PRICE 32.5700	59,745.52	70,363.34
FIRST TR EXCNGE TRD ALPHADEX MONTH END PRICE 18.9300	18,785.31	19,345.44
FIRST TR ISE EXCH TR MONTH END PRICE 30.3400	3,384.22	3,067.48
FIRST TR MORNINGSTAR DIV MONTH END PRICE 18.4600	28,993.39	28,613.00
FIRST TR NASDAQ 100 FUND MONTH END PRICE 25.8500	2,447.26	2,585.00
FIRST TR SML CP CORE ALPHA F MONTH END PRICE 34.1200	4,042.41	4,461.95
FIRST TR STRTGC HI NEW MONTH END PRICE 16.6000	35,151.24	36,963.93
FIRST TR VALUE LINE DIVID INDEX FD MONTH END PRICE 17.3000	46,996.51	51,111.29
FIRST TRUST / ABERDEEN EMERGING MONTH END PRICE 22.0500	13,288.90	15,435.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
FIRST TRUST ENERGY INCM & GROWTH FD MONTH END PRICE 30.6500	7,481.84	9,195.00
FIRST TRUST ETF II MONTH END PRICE 24.2200	28,167.75	29,470.96
FIRST TRUST GLOBAL MONTH END PRICE 6.9400	12,467.80	7,029.77
FIRST TRUST IPOX 100 FD MONTH END PRICE 30.9000	2,466.60	3,090.00
FIRST TRUST ISE NAT GAS MONTH END PRICE 15.6800	183,390.82	163,583.99
FIRST TRUST/FOUR CORNERS MONTH END PRICE 15.1700	46,937.00	44,834.04
FIRSTENERGY CORP COMMON STOCK USD.1	711,384.36	718,272.00
FIRSTENERGY CORP COMMON STOCK USD.1	394,960.62	413,006.40
FIRSTENERGY CORP SR UNSECURED 11/31 7.375	328,323.84	387,475.50
FIRSTENERGY CORP MONTH END PRICE 41.7600	68,193.88	67,149.26
FIRSTHAND TECH VALUE FD INC MONTH END PRICE 17.4400	15,692.99	3,884.52
FIRSTMERIT CORP MONTH END PRICE 14.1900	33,255.91	33,570.49
FIRSTRAND LTD COMMON STOCK ZAR.01	449,276.40	492,794.10
FISERV INC COMMON STOCK USD.01	123,133.31	256,294.29
FISHER COMMUNICATIONS INC COMMON STOCK USD1.25	236,496.97	253,706.00
FISSION ENERGY CORP MONTH END PRICE 0.5470	126,329.71	77,817.31
FITT HWY PRODS INC MONTH END PRICE 0.0041	238,235.32	4,102.36
FIVE BELOW COMMON STOCK USD.01	162,216.57	150,011.28
FIVE STAR QUALITY CARE COMMON STOCK USD.01	134,022.72	134,769.00
FIVE STAR QUALITY CARE MONTH END PRICE 5.0100	2.90	5.01
FLAGSTAR BANCORP INC NEW MONTH END PRICE 19.4000	51,959.25	67,880.60
FLAHERTY & CRUMRINE PFD INCOME FD MONTH END PRICE 13.6300	54,809.84	51,366.82
FLAHERTY & CRUMRINE MONTH END PRICE 11.2200	2,127.77	2,244.00
FLAHERTY & CURMRINE CLAY MONTH END PRICE 20.1400	8,506.95	10,070.00
FLEETCOR TECHNOLOGIE MONTH END PRICE 53.6500	66,985.55	73,071.30
FLEETWOOD ENTERPRISES INC MONTH END PRICE 0.0000	4,132.49	—
FLEXSHARES EXCH TRD MONTH END PRICE 59.7200	35,049.69	35,413.96
FLEXSTEEL INDUSTRIES INC MONTH END PRICE 21.4500	1,571.79	4,290.00
FLEXTRONICS INTL LTD MONTH END PRICE 6.2100	42,032.67	35,726.13
FLINDERS RESOURCES L MONTH END PRICE 1.1140	64,397.68	32,751.60
FLIR SYS INC MONTH END PRICE 22.3157	128,124.45	84,992.61
FLIR SYSTEMS INC COMMON STOCK USD.01	108,410.71	82,301.59
FLORIDA EDUCTNL LOAN MARKETING FLSSTD 12/38 ADJUSTABLE VAR	250,125.00	238,212.00
FLOTEK INDUSTRIES INC COMMON STOCK USD.0001	182,829.23	185,562.00
FLOTEK INDUSTRIES NEW MONTH END PRICE 12.2000	626.34	610.00
FLOW INTERNATIONAL CORP MONTH END PRICE 3.5000	2,720.18	2,450.00
FLOW INTL CORP COMMON STOCK USD.01	93,980.23	85,400.00
FLOWSERVE CORP COMMON STOCK USD1.25	225,977.18	300,940.00
FLOWSERVE CORP COMMON STOCK USD1.25	97,869.47	176,747.20
FLOWSERVE CORPORATION MONTH END PRICE 146.8000	231,833.96	309,979.33
FLUOR CORP COMMON STOCK USD.01	180,008.21	196,779.00
FLUOR CORP COMMON STOCK USD.01	1,356,531.43	1,568,651.70
FLUOR CORP COMMON STOCK USD.01	111,722.77	228,968.52
FLUOR CORPORATION NEW MONTH END PRICE 58.7400	231,723.74	240,563.87
FLYI INC MONTH END PRICE 0.0000	3,571.04	—
FMC CORP COMMON STOCK USD.1	84,035.27	184,220.96
FMC TECHNOLOGIES INC COMMON STOCK USD.01	129,444.06	236,678.58
FMC TECHNOLOGIES INC MONTH END PRICE 42.8300	12,390.19	11,221.46
FMG RESOURCES AUG 2006 COMPANY GUAR 144A 11/15 7.	122,700.00	126,000.00
FMI COMMON STOCK FUND MONTH END PRICE 23.9200	181,866.79	211,590.46
FMI FOCUS FUND MONTH END PRICE 30.9800	87,432.20	101,156.61
FMI LARGE CAP FUND MONTH END PRICE 17.1000	1,230,224.88	1,381,392.57
FNB AMERICA 3.9% 5/03/19 MONTH END PRICE 1.0973	10,000.00	10,972.70
FNB UNITED CORP NEW MONTH END PRICE 11.6000	4,418.00	591.60

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
FNMA TBA JAN 30 SINGLE FAM	431,187.50	432,078.12
FNMA AH1252 3.5% 2/01/26 MONTH END PRICE 106.1567	11,418.75	11,635.07
FNMA AJ9386 3% 12/01/26 MONTH END PRICE 105.6008	12,339.75	12,369.86
FNMA AL0238 3.5% 3/01/26 MONTH END PRICE 106.1079	42,348.68	43,369.92
FNMA AL1121 3.5% 12/01/26 MONTH END PRICE 106.1567	24,289.22	24,561.99
FNMA CONV 15YR TBA	2,610,546.88	2,614,062.50
FNMA PL 931892 4.5%24 9/01/24 MONTH END PRICE 107.6414	7,619.03	7,875.15
FNMA PL AE0234 4.5%25 MONTH END PRICE 107.6124	8,992.43	9,209.04
FNMA PL AH2659 3.5% 1/01/26 MONTH END PRICE 106.1567	66,841.92	67,695.33
FNMA PL AH6737 4% 2/01/26 MONTH END PRICE 107.0621	9,171.66	9,530.35
FNMA PL AL0573 3.5% 8/01/26 MONTH END PRICE 106.1567	28,510.13	28,780.11
FNMA POOL 555743	32,160.03	32,433.47
FNMA POOL 254793	30,372.44	30,630.69
FNMA POOL 535460	1,817.00	1,894.14
FNMA POOL 538927	6,634.22	6,611.88
FNMA POOL 843798	23,895.05	25,893.53
FNMA POOL 889117	154,476.56	155,745.00
FNMA POOL 942040	112,543.15	124,623.80
FNMA POOL 946803	29,651.08	32,681.11
FNMA POOL 995072	142,737.91	144,261.84
FNMA POOL AB3517	158,119.50	162,387.56
FNMA POOL AB6201	930,973.06	936,913.05
FNMA POOL AB7130	217,890.72	216,947.56
FNMA POOL AE0758	299,164.24	308,289.69
FNMA POOL AI1863	88,629.53	90,084.97
FNMA POOL AI1892	351,987.11	357,767.33
FNMA POOL AI2433	94,679.57	96,234.36
FNMA POOL AI2443	97,179.03	98,774.87
FNMA POOL AI2462	97,386.73	98,985.98
FNMA POOL AJ5304	520,680.76	537,125.92
FNMA POOL AJ7689	1,744,021.28	1,777,022.59
FNMA POOL AL0215	821,095.39	845,600.23
FNMA POOL AL0476	344,706.97	350,367.64
FNMA POOL AL1469	403,340.47	399,146.26
FNMA POOL AL1470	88,959.97	91,457.69
FNMA POOL AL2688	1,267,201.78	1,250,565.36
FNMA POOL AO4143	105,590.69	105,797.47
FNMA POOL AP4781	416,553.84	418,868.20
FNMA POOL AQ5369	218,022.15	217,078.42
FNMA POOL AQ7083	218,187.50	217,336.41
FNMA POOL MA0913	97,462.06	98,756.48
FNMA POOL MA0939	99,472.91	100,794.01
FNMA POOL MA1213	635,308.89	645,733.99
FNMA TBA 30YR SINGLE FAMILY JA	2,766,968.76	2,771,945.28
FNMA TBA 3PCT JAN 30 SINGLE FA	105,046.88	104,781.25
FNMA TBA SINGLE FAMILY MORTGAG	748,781.25	750,312.50
FOCUS GOLD CORP MONTH END PRICE 0.0021	1,501.95	4.83
FOCUS GRAPHITE INC F MONTH END PRICE 0.7150	18,221.22	15,015.00
FOCUS MEDIA HOLDING ADR MONTH END PRICE 25.6700	10,973.52	12,835.00
FOMENTO ECO MEXICAN ADR MONTH END PRICE 100.7000	15,876.88	26,282.70
FOMENTO ECONOMICO MEX SP ADR ADR	485,905.22	488,697.10
FONIX CORPORATION NEW MONTH END PRICE 0.0000	9,682.75	—
FOOT LOCKER INC COMMON STOCK USD.01	40,569.62	41,756.00
FOOT LOCKER INC MONTH END PRICE 32.1200	39,961.67	39,399.39

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
FOOTHILLS RESOURCES INC MONTH END PRICE 0.0000	10,319.08	—
FORCE ENERGY CORP MONTH END PRICE 0.0062	928.95	12.40
FORD HLDGS INC 9.375% 3/01/20 MONTH END PRICE 128.4799	12,787.50	14,132.79
FORD MOTOR CO 13 XXX MONTH END PRICE 3.4200	2,685.38	1,710.00
FORD MOTOR CO 7.45% 7/16/31 MONTH END PRICE 127.0000	5,513.00	6,350.00
FORD MOTOR CO COMMON STOCK USD.01	238,975.57	319,865.00
FORD MOTOR CO COMMON STOCK USD.01	999,178.76	1,162,508.55
FORD MOTOR COMPANY NEW MONTH END PRICE 12.9500	5,988,597.79	6,775,053.62
FORD MOTOR CR 6.52%13 MONTH END PRICE 100.5839	10,764.90	10,058.39
FORD MOTOR CREDIT 2.5% 2/20/14 MONTH END PRICE 99.9875	39,950.00	39,995.00
FORD MOTOR CREDIT 7% 10/01/13 MONTH END PRICE 104.0306	8,985.00	10,403.06
FORD MOTOR CREDIT CO LLC SR UNSECURED 01/20 8.125	233,180.00	256,275.40
FORD MOTOR CREDIT CO LLC SR UNSECURED 12/16 8.	18,979.35	24,149.36
FORD MTR CO DEL 9.98% 2/15/47 MONTH END PRICE 139.5000	28,971.20	33,480.00
FOREST CITY ENTERPRISES INC MONTH END PRICE 16.1500	17,137.55	16,150.00
FOREST LABORATORIES INC COMMON STOCK USD.1	676,401.32	695,804.00
FOREST LABORATORIES INC COMMON STOCK USD.1	197,730.36	193,765.52
FOREST LABS INC MONTH END PRICE 35.3200	10,959.48	11,479.00
FORESTAR GROUP INC COMMON STOCK USD1.	554,386.17	548,147.90
FORESTER VALUE FUND CL N MONTH END PRICE 11.3500	40,138.31	40,517.17
FORMATION METALS INC F MONTH END PRICE 0.2380	484.39	67.83
FORMFACTOR INC COMMON STOCK USD.001	314,560.52	245,328.00
FORMFACTOR INC MONTH END PRICE 4.5600	1,671.79	1,368.00
FORT ST JAMES NICKL NEWF MONTH END PRICE 0.0375	—	4.16
FORTINET INC MONTH END PRICE 21.0200	2,668.38	2,102.00
FORTRESS INVT GP LLC A MONTH END PRICE 4.3900	21,717.35	19,609.27
FORTRESS PAPER LTD C MONTH END PRICE 8.0812	46,230.08	24,243.60
FORTUNA SILVER MINES MONTH END PRICE 4.1700	88,365.47	90,405.60
FORTUNE BRANDS HOME & SEC IN MONTH END PRICE 29.2200	2,449.76	2,659.02
FORUM URANIUM CORP MONTH END PRICE 0.0252	3,389.50	201.60
FORWARD CREDIT ANALYSIS LONGSHORT IN MONTH END PRICE 8.9300	15,278.20	15,377.91
FORWARD EXTENDED MARKET PLUS FD I MONTH END PRICE 28.4700	22,152.92	22,870.29
FORWARD HOOVER SM-CAP EQUITY FD I MONTH END PRICE 15.9800	17,107.03	12,878.91
FORWARD INDS INC NEW MONTH END PRICE 1.4800	3,486.47	2,220.00
FORWARD INTL REAL ESTATE INSTL CL MONTH END PRICE 17.2400	31,302.23	31,616.57
FORWARD INTL SMALL CO FD INV CLASS MONTH END PRICE 13.8500	54,706.21	41,740.69
FOSL 130119C00085000 MONTH END PRICE 930.0000	(1,343.74)	(2,790.00)
FOSSIL INC COMMON STOCK USD.01	160,878.60	111,720.00
FOSSIL INC MONTH END PRICE 93.1000	25,037.05	27,930.00
FOSTER (LB) CO A COMMON STOCK USD.01	234,129.79	295,392.00
FOSTER L B CO MONTH END PRICE 43.4400	1,013.44	1,442.88
FOSTER WHEELER AG MONTH END PRICE 24.3200	187,362.77	176,076.80
FOUNTAIN PWR BOAT INDS INC MONTH END PRICE 0.0000	1,094.20	—
FOX PETROLEUM INC MONTH END PRICE 0.0002	47.82	0.25
FPA CAPITAL FUND A MONTH END PRICE 44.8500	2,128.69	2,664.05
FPA CRESCENT FD INST CL SHARES MONTH END PRICE 29.2900	376,032.39	420,708.47
FPA INTL VALUE FUND MONTH END PRICE 12.5400	1,052.00	1,100.17
FPA NEW INCOME MONTH END PRICE 10.6400	140,194.70	135,570.04
FRANCE TELECOM SA ADR MONTH END PRICE 11.0500	160,583.05	120,577.60
FRANCESCAS HOLDINGS CORP MONTH END PRICE 25.9300	41,312.30	41,306.49
FRANCO NEVADA CORP MONTH END PRICE 57.1700	130,450.96	162,419.97
FRANKLIN AGE HIGH INC FD CL A MONTH END PRICE 2.0900	48,869.03	58,100.03
FRANKLIN BALANCE SHEET INVST CL A MONTH END PRICE 42.1100	40,667.43	40,465.65
FRANKLIN BANK CORP MONTH END PRICE 0.0005	9.00	3.75

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
FRANKLIN COVEY CO COMMON STOCK USD.05	32,092.20	33,540.00
FRANKLIN GOLD & PRECIOUS METALS CL A MONTH END PRICE 30.7100	9,205.37	7,525.21
FRANKLIN GOLD FUND CLASS A MONTH END PRICE 30.7100	8,293.49	6,642.94
FRANKLIN INC FD CL A MONTH END PRICE 2.2400	70,723.85	71,049.29
FRANKLIN INCOME FUND MONTH END PRICE 2.2300	103,459.53	103,425.93
FRANKLIN MICROCAP VALUE FUND CL A MONTH END PRICE 31.7300	7,565.00	7,150.36
FRANKLIN MINING INC NEW MONTH END PRICE 0.0055	642.37	1.00
FRANKLIN REAL ESTATE FD SEC A MONTH END PRICE 16.9400	38,684.77	39,691.52
FRANKLIN RESOURCES INC COMMON STOCK USD.1	373,547.19	427,380.00
FRANKLIN RESOURCES INC COMMON STOCK USD.1	225,287.02	410,284.80
FRANKLIN RESOURCES, INC. MONTH END PRICE 125.7000	48,161.76	50,993.00
FRANKLIN RESRCS 3.1250% 05/20/15 MONTH END PRICE 105.4463	51,796.00	52,723.15
FRANKLIN RISING DIV FUND CL A MONTH END PRICE 37.8200	93,718.61	111,745.39
FRANKLIN RISING DIVIDENDS ADV MONTH END PRICE 37.7600	112,051.73	118,101.39
FRANKLIN STRAT NATURAL RESOURCES A MONTH END PRICE 33.1000	13,917.57	17,176.58
FRANKLIN STREET PPTY CP MONTH END PRICE 12.3100	2,250.75	2,462.00
FRANKLIN STREET PROPERTIES C REIT USD.0001	1,014,611.70	1,048,541.18
FRANKLIN UTIL FUND CLASS A MONTH END PRICE 13.6200	36,407.64	45,102.89
FRANKLIN UTILITIES ADVISOR CLASS MONTH END PRICE 13.6900	50,015.00	53,855.23
FRAPORT AG COMMON STOCK NPV	204,212.89	205,387.97
FREDDIE MAC 6.02% PFD MONTH END PRICE 1.5500	3,531.95	4,185.00
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 02/13 0.00000	599,719.66	599,719.66
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 03/13 0.00000	499,792.52	499,792.52
FREDDIE MAC DISCOUNT NT DISCOUNT NOT 04/13 0.00000	1,899,266.43	1,899,266.43
FREDDIE MAC FHR 3621 SB	70,442.96	66,653.29
FREDDIE MAC FHR 4042 EB	467,500.00	454,329.60
FREDDIE MAC FHR 4063 S	65,835.83	69,255.07
FREDDIE MAC NOTES 01/18 0.75	318,169.60	317,832.64
FREDDIE MAC NOTES 08/19 1.25	440,610.72	440,608.96
FREDDIE MAC NOTES 10/19 1.25	339,296.20	339,005.16
FREDDIE MAC PFD MONTH END PRICE 1.7500	3,566.90	3,500.00
FREDDIE MAC VOTING SHS MONTH END PRICE 0.2630	74,031.91	49,477.34
FREDERICKS ENTMT INC NEW MONTH END PRICE 0.0000	1,509.95	—
FRED’S INC CLASS A MONTH END PRICE 13.3100	1,820.41	2,329.25
FREE MARKET INTL EQTY FD INST CL MONTH END PRICE 8.8100	179,557.33	158,689.09
FREE MARKET US EQTY FD INST CL MONTH END PRICE 12.2100	169,827.92	195,626.90
FREEPORT MCMORAN C + G SR UNSECURED 03/22 3.55	302,874.50	302,491.68
FREEPORT MCMORAN COPPER COMMON STOCK USD.1	400,804.69	420,660.00
FREEPORT MCMORAN COPPER COMMON STOCK USD.1	1,054,987.04	906,881.40
FREEPORT MCMORAN COPPER COMMON STOCK USD.1	442,481.13	352,260.00
FREEPORT MCMORAN COPPER COMMON STOCK USD.1	513,170.22	762,454.80
FREEPORT-MCMORAN COPPER & GOLD MONTH END PRICE 34.2000	1,850,922.91	1,664,710.14
FREIGHTCAR AMER INC MONTH END PRICE 22.4200	1,372.53	1,121.00
FREQUENCY ELECTRONIC INC MONTH END PRICE 8.2200	782.95	822.00
FRESENIUS SE + CO KGAA COMMON STOCK NPV	642,029.46	705,174.99
FRESH DEL MONTE PRODUCE INC COMMON STOCK USD.01	912,733.07	932,790.00
FRESH MARKET INC MONTH END PRICE 48.0900	15,437.40	12,311.04
FRESH MARKET INC/THE COMMON STOCK USD.01	248,036.22	244,537.65
FRIEDMAN INDUSTRIES INC MONTH END PRICE 10.1200	1,064.81	1,094.30
FRIENDLY ENERGY EXPLORATION MONTH END PRICE 0.0004	145.65	0.04
FRISCHS RESTAURANTS INC MONTH END PRICE 18.5000	10,949.09	9,250.00
FRONTIER COMMUNICATIONS CORP COMMON STOCK USD.25	220,908.13	98,089.04
FRONTIER COMMUNICATIONS CORP MONTH END PRICE 114.7500	5,525.15	5,737.50
FRONTIER COMMUNICATIONS CORP MONTH END PRICE 4.2800	266,097.20	209,320.82

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
FRONTLINE LTD ORD MONTH END PRICE 3.2600	253,714.74	96,945.98
FSC 130216C00010000 MONTH END PRICE 45.0000	(2,954.94)	(2,250.00)
FTR 130119C00005000 MONTH END PRICE 2.0000	(135.44)	(20.00)
FUEL SYSTEMS SOLUTIONS INC COMMON STOCK USD.001	1,253,237.72	977,153.10
FUEL SYSTEMS SOLUTIONS MONTH END PRICE 14.7108	2,401.68	1,471.08
FUELCELL ENERGY INC MONTH END PRICE 0.9170	293,025.36	198,594.69
FUJI HEAVY INDUSTRIES LTD COMMON STOCK	341,186.40	352,555.50
FUJI HEAVY INDUSTRIES LTD COMMON STOCK	98,392.74	125,912.68
FUJIFILM HOLDINGS UNSP ADR ADR	205,119.11	204,486.27
FUJITSU LTD ADR MONTH END PRICE 20.7800	1,828.95	2,078.00
FUJITSU LTD COMMON STOCK	169,634.07	138,556.17
FULL HOUSE RESORTS INC MONTH END PRICE 3.4500	2,480.81	2,242.50
FULL METAL MINERALS NEWF MONTH END PRICE 0.0831	715.49	27.67
FULL METAL ZINC LTD F MONTH END PRICE 0.0447	64.64	7.42
FUND X AGGRESSIVE UPGRADER FUND MONTH END PRICE 41.4100	282,582.34	263,691.88
FUND X ETF AGGRESSIVE MONTH END PRICE 25.0300	44,497.18	44,528.80
FUND X ETF UPGRADER FD MONTH END PRICE 22.3500	16,566.36	20,926.62
FUND X UPGRADER FUND MONTH END PRICE 35.8400	195,660.89	180,107.90
FUNDX TACTICAL UPGRADER FD MONTH END PRICE 19.2900	19,364.22	15,695.62
FUQI INTERNATIONAL INC MONTH END PRICE 0.6101	5,101.31	610.10
FURIEX PHARMA INC MONTH END PRICE 19.2600	—	404.46
FUSE SCIENCE INC MONTH END PRICE 0.1780	13,001.05	8,188.00
FUSION IO INC COMMON STOCK USD.0002	701,183.28	620,371.15
FUSION PHARM INC MONTH END PRICE 1.0000	2,819.60	2.00
FUSION-IO INC MONTH END PRICE 22.9300	322,795.86	318,910.44
FUTURE HEALTCHARE AMER MONTH END PRICE 0.1900	747.00	47.31
FUTURE MERRILL COC FUTURE CASH COLLATERAL USD	180,036.82	180,036.82
FUTURE MERRILL COC FUTURE CASH COLLATERAL USD	325,022.60	325,022.60
FUTUREMEDIA PLC ADR NEW MONTH END PRICE 0.0027	999.60	0.06
FUTUREWORLD ENERGY INC MONTH END PRICE 0.0006	2,543.42	0.30
FXCM INC A COMMON STOCK USD.01	30,403.25	31,217.00
FXCM INC MONTH END PRICE 10.0700	6,102.90	6,293.75
G III APPAREL GROUP LTD COMMON STOCK USD.01	66,605.84	60,929.40
G P S INDUSTRIES INC MONTH END PRICE 0.0000	49,699.12	—
G S E SYSTEMS INC MONTH END PRICE 2.1600	11,147.14	5,400.00
GABELLI ASSET FUND AAA MONTH END PRICE 51.8700	152,197.52	166,851.37
GABELLI CONV SEC FD MONTH END PRICE 5.3300	30,053.16	20,206.97
GABELLI DIVID & INCOME TR MONTH END PRICE 16.1800	14,604.95	16,180.00
GABELLI EQUITY INCOME FUNDS MONTH END PRICE 22.7600	335,364.47	379,752.53
GABELLI GOLD FD AAA MONTH END PRICE 21.9900	172,706.29	156,357.10
GABELLI HEALTHCARE TRUST MONTH END PRICE 8.6200	6,649.97	6,717.19
GABELLI SMALL CAP GROWTH FD AAA MONTH END PRICE 36.6600	262,036.86	320,497.85
GABELLI SRI GREEN FD AAA MONTH END PRICE 11.0800	50,775.88	47,742.65
GABELLI UTILITIES FUND AAA MONTH END PRICE 5.4300	59,759.66	52,950.79
GABELLI VALUE FUND MONTH END PRICE 15.2400	51,654.76	49,677.33
GABRIEL RESOURCES LTD MONTH END PRICE 2.3460	9,684.66	9,618.60
GALAXY ENERGY CORP MONTH END PRICE 0.0000	1,009.95	—
GALECTIN THERAPEUTIC NEW MONTH END PRICE 2.0500	27,685.55	11,961.75
GALENA BIOPHARMA INC MONTH END PRICE 1.5300	678.93	761.94
GALLAGHER ARTHUR J & CO MONTH END PRICE 34.6500	7,132.83	8,004.76
GAMCO GLOBAL GLD NATURAL MONTH END PRICE 12.8000	120,309.84	99,634.58
GAMESTOP CORP CLASS A COMMON STOCK USD.001	43,562.84	42,653.00
GAMESTOP CORP CLASS A COMMON STOCK USD.001	144,580.24	72,961.72
GAMESTOP CORP NEW MONTH END PRICE 25.0900	35,376.21	44,728.92

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
GANNETT CO COMMON STOCK USD1.	195,803.40	99,307.14
GANNETT CO INC 10%16 MONTH END PRICE 120.6250	23,645.00	24,125.00
GANNETT INC MONTH END PRICE 18.0100	2,946.78	3,471.93
GAP INC MONTH END PRICE 31.0400	79,839.93	71,216.70
GAP INC/THE COMMON STOCK USD.05	104,159.30	219,142.40
GARIBALDI RESOURCES CP MONTH END PRICE 0.0830	2,699.25	415.00
GARMIN LTD COMMON STOCK CHF10.	107,318.12	106,132.00
GARMIN LTD NEW MONTH END PRICE 40.7500	243,718.06	262,112.56
GARTNER GROUP INC MONTH END PRICE 46.0200	8,655.59	8,145.54
GASCO ENERGY INC MONTH END PRICE 0.0700	116,194.16	34,503.00
GASFRAC ENERGY SVCS MONTH END PRICE 1.5575	3,134.61	545.13
GASTAR EXPL 8.62% PFD MONTH END PRICE 18.1000	54,160.22	51,132.50
GASTAR EXPLORATION N MONTH END PRICE 1.2100	65,092.41	24,333.10
GATEWAY FUND CL A MONTH END PRICE 27.1200	16,381.85	17,397.15
GBS GOLD INTL INC MONTH END PRICE 0.0000	1,695.95	—
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2006 GG7 A4	74,295.51	74,646.65
GCCFC COMMERCIAL MORTGAGE TRUS GCCFC 2006 GG7 AM	31,132.03	33,750.33
GD 130119C00065000 MONTH END PRICE 480.0000	(1,356.17)	(2,400.00)
GDF SUEZ COMMON STOCK EUR1.	603,132.17	335,843.78
GDT TEK INC NEW MONTH END PRICE 0.0280	93.95	0.14
GE 130119C00021000 MONTH END PRICE 48.0000	(1,247.80)	(960.00)
GE 130119C00022500 MONTH END PRICE 6.0000	(3,365.78)	(600.00)
GE 140118C00017000 MONTH END PRICE 440.0000	(3,725.63)	(3,080.00)
GE CAP FINL INC 2.7% 2/21/17 MONTH END PRICE 1.0482	5,000.00	5,240.95
GE CAP FINL INC 3%18 MONTH END PRICE 1.0596	5,000.00	5,298.25
GE CAP FINL INC 3.4000% 01/17/17 MONTH END PRICE 1.0756	5,000.00	5,378.00
GE CAP FINL INC 3.7%21 2/18/21 MONTH END PRICE 1.0841	5,000.00	5,420.55
GE CAP FINL INC 3.7%21 MONTH END PRICE 1.0838	25,000.00	27,094.25
GE CAP RETAIL BK 0.6% 1/22/13 MONTH END PRICE 1.0001	5,000.00	5,000.50
GE CAP RETAIL BK 0.7% 3/04/13 MONTH END PRICE 1.0005	26,000.00	26,012.48
GE CAP RETAIL BK 0.7% 3/18/13 MONTH END PRICE 1.0006	6,000.00	6,003.60
GE CAP RETAIL BK 0.8% 1/04/13 MONTH END PRICE 1.0000	120,000.00	120,000.00
GE CAP RETAIL BK 0.8% 9/30/14 MONTH END PRICE 1.0042	90,000.00	90,374.40
GE CAP RETAIL BK 1.15% 2/18/14 MONTH END PRICE 1.0055	10,000.00	10,055.30
GE CAP RETAIL BK 1.25% 6/29/15 MONTH END PRICE 1.0013	117,000.00	117,149.76
GE CAP RETAIL BK .7000% 04/01/13 MONTH END PRICE 1.0007	2,000.00	2,001.42
GE CAP RETAIL BK 2.2000% 05/28/19 MONTH END PRICE 1.0125	1,000.00	1,012.51
GE CAP RETAIL BK .6500% 01/13/14 MONTH END PRICE 1.0004	5,000.00	5,001.85
GE CAP RETAIL BK 2.8500% 04/27/22 MONTH END PRICE 1.0260	25,000.00	25,651.00
GE CAP RETAIL BK 0.7% 2/19/13 MONTH END PRICE 1.0004	20,000.00	20,007.60
GE CAPITAL 5.4% 2/15/17 MONTH END PRICE 114.7989	16,263.10	17,219.84
GE CAPITAL 5.25% 12/06/17 MONTH END PRICE 117.8811	33,606.00	35,364.33
GE CAPITAL 5.625% 9/15/17 MONTH END PRICE 117.9282	58,473.00	70,756.92
GE CAPITAL 10/16/13 5% 10/16/13 MONTH END PRICE 1.0348	10,000.00	10,348.40
GE CAPITAL BANK 1.35% 8/24/16 MONTH END PRICE 1.0025	8,000.00	8,020.00
GE CAPITAL BANK 1.35% 9/07/16 MONTH END PRICE 0.9987	50,000.00	49,933.50
GE CAPITAL BANK .4000% 08/23/13 MONTH END PRICE 1.0000	40,000.00	40,002.00
GE CAPITAL BANK .5000% 07/12/13 MONTH END PRICE 1.0002	50,000.00	50,012.50
GE CAPITAL BANK 1.0500% 02/17/15 MONTH END PRICE 1.0002	109,000.00	109,025.07
GE CAPITAL CORP 4.875% 3/04/15 MONTH END PRICE 108.3792	5,287.65	5,418.96
GE CAPITAL FIN 5% 9/18/13 MONTH END PRICE 1.0315	70,000.00	72,204.30
GE CAPITAL FINL 0.6% 1/30/13 MONTH END PRICE 1.0001	5,000.00	5,000.70
GE CAPITAL FINL 0.6% 3/18/13 MONTH END PRICE 1.0004	90,000.00	90,036.00
GE CAPITAL FINL 2.1% 11/23/16 MONTH END PRICE 1.0252	4,000.00	4,100.92

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
GE CAPITAL FINL 2.1% 12/02/16 MONTH END PRICE 1.0252	5,000.00	5,126.10
GE CAPITAL FINL 3.5% 10/11/16 MONTH END PRICE 1.0765	7,000.00	7,535.78
GE CAPITAL FINL 3.9% 9/18/19 MONTH END PRICE 1.1148	20,000.00	22,295.60
GE CAPITAL FINL 3.45% 1/09/17 MONTH END PRICE 1.0774	10,000.00	10,774.10
GE CAPITAL FINL 3.45% 10/31/16 MONTH END PRICE 1.0753	10,000.00	10,753.00
GE CAPITAL FINL 3.6000% 03/19/20 MONTH END PRICE 1.0937	10,000.00	10,937.40
GE CAPITAL RETAI 2.65% 6/22/22 MONTH END PRICE 1.0156	3,000.00	3,046.68
GE CAPTAL 5.55% 5/04/20 MONTH END PRICE 118.6226	5,144.65	5,931.13
GE GLOBAL INS HLDG CO 6.45% 3/01/19 MONTH END PRICE 115.7898	4,947.80	5,789.49
GE MONEY BANK 2.3% 9/24/18 MONTH END PRICE 1.0495	25,000.00	26,237.25
GE MONEY BANK 2.15%16 MONTH END PRICE 1.0322	64,000.00	66,062.72
GE MONEY BANK N A 2.4% 8/29/16 MONTH END PRICE 1.0471	10,000.00	10,470.60
GE MONEY BANK N A 2.5% 10/02/17 MONTH END PRICE 1.0453	10,000.00	10,453.10
GE MONEY BANK NA 5% 10/02/13 MONTH END PRICE 1.0332	190,000.00	196,313.70
GE MONEY BANK NA 5% 12/11/15 MONTH END PRICE 1.1004	5,000.00	5,501.95
GE MONEY BANK NA 5.3% 11/06/15 MONTH END PRICE 1.1059	10,000.00	11,059.40
GE MONEY BANK NA 3.75% 5/07/20 MONTH END PRICE 1.1117	10,000.00	11,116.80
GE MONEY BANK NA 4.25% 1/09/19 MONTH END PRICE 1.1297	10,000.00	11,297.00
GE MONEY BANK NA 4.75% 12/18/13 MONTH END PRICE 1.0395	100,000.00	103,946.00
GE MONEY BANK NA 5.05% 11/06/13 MONTH END PRICE 1.0375	320,000.00	332,003.20
GEBERIT AG REG COMMON STOCK CHF.1	399,864.36	462,016.21
GECINA SA REIT EUR7.5	95,991.90	117,190.81
GEF 130420C00050000 MONTH END PRICE 55.0000	(111.53)	(110.00)
GEMALTO COMMON STOCK EUR1.	116,643.37	118,330.68
GEMINI EXPLORATIONS NEW MONTH END PRICE 0.0121	999.95	0.36
GEN ELEC CAP 6.625% 6/28/32 MONTH END PRICE 25.0200	1,379.65	1,326.06
GEN ELEC CAP CP 2.25% 11/09/15 MONTH END PRICE 103.3352	19,623.60	20,667.04
GEN ELECTRIC CAP 6.10% 11/15/32 MONTH END PRICE 24.8000	263.55	248.00
GENCO SHIPPING & TRDG MONTH END PRICE 3.4900	21,367.05	14,204.30
GENCORP INCORPORATED MONTH END PRICE 9.1500	5.13	9.15
GENERAC HOLDINGS INC MONTH END PRICE 34.3100	1,641.43	1,715.50
GENERAL CABLE CORP NEW MONTH END PRICE 30.4100	6,623.57	6,629.38
GENERAL COMMUNICATION INC CL A MONTH END PRICE 9.5900	2,157.74	2,157.75
GENERAL DYNAMICS CORP COMMON STOCK USD1.	295,430.80	332,496.00
GENERAL DYNAMICS CORP COMMON STOCK USD1.	316,079.56	540,513.81
GENERAL DYNAMICS CORP MONTH END PRICE 69.2700	153,088.23	157,513.06
GENERAL ELEC CAP 5% 1/08/16 MONTH END PRICE 111.1959	5,390.74	6,671.75
GENERAL ELEC CAP 4.5% 3/15/14 MONTH END PRICE 103.2553	5,316.25	5,162.77
GENERAL ELEC CAP 5.45% 1/15/13 MONTH END PRICE 100.1530	6,148.69	6,009.18
GENERAL ELEC CAP 5.45% 10/15/19 MONTH END PRICE 100.9395	30,345.00	30,281.85
GENERAL ELEC CAP CORP SR UNSECURED 01/21 4.625	139,468.00	158,801.44
GENERAL ELEC CAP CORP SR UNSECURED 01/39 6.875	150,239.43	163,115.88
GENERAL ELEC CAP CORP SR UNSECURED 05/14 5.9	249,722.50	267,928.75
GENERAL ELEC CAP CORP SR UNSECURED 07/15 1.625	71,005.20	71,161.58
GENERAL ELEC CAP CORP SR UNSECURED 08/19 6.	29,966.40	36,496.89
GENERAL ELEC CAP CORP SR UNSECURED 09/20 4.375	69,451.90	78,123.22
GENERAL ELEC CAP CORP SUBORDINATED 11/67 VAR	389,831.10	411,450.00
GENERAL ELECTRIC 6% 4/24/47 MONTH END PRICE 26.1000	9,936.10	10,048.50
GENERAL ELECTRIC CO COMMON STOCK USD.06	3,122,972.70	3,179,985.00
GENERAL ELECTRIC CO COMMON STOCK USD.06	965,656.15	1,008,569.50
GENERAL ELECTRIC CO COMMON STOCK USD.06	361,712.91	408,255.50
GENERAL ELECTRIC CO COMMON STOCK USD.06	533,840.39	539,443.00
GENERAL ELECTRIC CO COMMON STOCK USD.06	4,894,616.87	5,186,230.19
GENERAL ELECTRIC CO SR UNSECURED 10/15 0.85	79,978.40	80,282.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
GENERAL ELECTRIC COMPANY MONTH END PRICE 20.9900	7,440,368.08	8,809,743.29
GENERAL GROWTH PPTYS NEW MONTH END PRICE 19.8500	9,463.85	12,111.91
GENERAL MILLS INC COMMON STOCK USD.1	353,003.75	610,514.28
GENERAL MLS INC MONTH END PRICE 40.4200	305,545.16	326,252.65
GENERAL MOLY INC MONTH END PRICE 4.0100	19,001.29	19,248.00
GENERAL MOTORS 7.125XXX ESCROW MONTH END PRICE 0.0000	20,242.60	—
GENERAL MOTORS 7.25XXXESCROW MONTH END PRICE 0.0000	3,756.91	—
GENERAL MOTORS 7.25XXXESCROW MONTH END PRICE 0.0000	1,577.41	—
GENERAL MOTORS 7.25XXXESCROW MONTH END PRICE 0.0000	1,882.95	—
GENERAL MOTORS 7.375XXXESCROW MONTH END PRICE 0.0000	308.38	—
GENERAL MOTORS 8.25XXXESC 7/15/23 MONTH END PRICE 0.0000	1,092.60	—
GENERAL MOTORS C 6.2 XXXESCROW MONTH END PRICE 0.0000	852.27	—
GENERAL MOTORS CL A 16WTEXP 7/10/16 MONTH END PRICE 19.5000	1,623.02	1,443.00
GENERAL MOTORS CL B 19WTEXP 7/10/19 MONTH END PRICE 12.4900	1,537.59	1,136.59
GENERAL MOTORS CO COMMON STOCK USD.01	1,104,303.51	1,415,553.00
GENERAL MOTORS CO MONTH END PRICE 28.8300	328,208.80	348,612.36
GENERAL MTRS B CONV PFD MONTH END PRICE 44.1300	4,509.27	4,413.00
GENERAL MTRS CORP 8.1X ESC 6/15/24 MONTH END PRICE 0.0000	11,715.00	—
GENERAL MTRS CP 8.80X 8.8% 3/01/21 MONTH END PRICE 0.0000	12,857.04	—
GENERAL MTRS CP7.5%44XXXESCROW MONTH END PRICE 0.0000	2,012.95	—
GENEREX BIOTECHNOLOGY CORP DEL MONTH END PRICE 0.0250	64,680.82	11,332.23
GENESCO INC COMMON STOCK USD1.	516,715.94	473,000.00
GENESEE & WYOMING CL A MONTH END PRICE 76.0800	6,233.36	7,608.00
GENESIS ENERGY L P MONTH END PRICE 35.7200	30,392.33	53,580.00
GENEVA ADVS ALL CAP GRWTH FD RET CL MONTH END PRICE 21.9200	22,000.00	23,122.27
GENIE ENERGY LTD CL BXXX EXP 1/15/13 MONTH END PRICE 7.1000	289.99	248.50
GENIE ENERGY LTD CL MONTH END PRICE 7.1000	6.97	5.97
GENL ELEC CAP 4% 6/15/13 MONTH END PRICE 100.9555	3,126.22	3,028.67
GENL ELEC CAP 5% 8/15/14 MONTH END PRICE 104.8384	10,554.90	10,483.84
GENL ELEC CAP CP 4% 8/17/32 MONTH END PRICE 101.2196	5,035.00	5,060.98
GENL ELEC CAP CP 6% 7/15/18 MONTH END PRICE 113.6390	3,000.00	3,409.17
GENL ELEC CAP CP 4.1% 10/15/21 MONTH END PRICE 104.1135	1,060.51	1,041.14
GENL ELEC CAP CP 5.5% 7/15/16 MONTH END PRICE 109.1815	1,000.00	1,091.82
GENL ELEC CAP CP 5.6% 2/15/22 MONTH END PRICE 113.8345	3,000.00	3,415.04
GENL ELEC CAP CP 6.2% 8/15/20 MONTH END PRICE 116.6686	4,000.00	4,666.74
GENL ELEC CAP CP 5.55% 10/15/20 MONTH END PRICE 113.4872	5,072.10	5,674.36
GENL ELEC CAP CP 5.65% 7/15/17 MONTH END PRICE 110.3760	2,000.00	2,207.52
GENL MARITIME CP NEW WTF MONTH END PRICE 0.0000	23,383.64	—
GENL MOTORS ACC 6.9000% 06/15/17 MONTH END PRICE 99.2500	9,794.90	9,925.00
GENL MOTORS ACC 7.0000% 01/15/13 MONTH END PRICE 100.0000	6,101.04	6,000.00
GENOMED INC MONTH END PRICE 0.0000	2,514.55	—
GENOMIC HEALTH INC COMMON STOCK USD.0001	31,314.23	28,895.60
GENOMIC HEALTH INC COMMON STOCK USD.0001	388,105.30	381,640.00
GENOMIC HEALTH MONTH END PRICE 27.2400	42,048.33	35,956.80
GENON ESCROW CP 9.8750% 10/15/20 MONTH END PRICE 115.5000	5,672.50	5,775.00
GENOVA BIOTHERAPEUTI MONTH END PRICE 0.0001	1,333.73	0.20
GENTEX CORP MONTH END PRICE 18.8500	62,939.94	53,815.56
GENTIVA HEALTH SERVICES MONTH END PRICE 10.0500	6,138.07	13,235.85
GENUINE PARTS CO COMMON STOCK USD1.	120,752.83	232,766.38
GENUINE PARTS CO MONTH END PRICE 63.5800	82,894.40	110,495.45
GENVEC INC NEW MONTH END PRICE 1.3400	486.06	147.40
GENWORTH 5.2% 6/15/13 MONTH END PRICE 100.5066	3,138.94	3,015.20
GENWORTH FINANCIAL INC CL A COMMON STOCK USD.001	1,455,335.68	1,416,386.00
GENWORTH FINANCIAL INC CL A COMMON STOCK USD.001	299,254.55	84,322.28

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
GENWORTH FINL 5.75% 6/15/14 MONTH END PRICE 104.2500	26,212.50	26,062.50
GENWORTH FINL 4.95% 10/01/15 MONTH END PRICE 104.8750	6,234.75	7,341.25
GENWORTH FINL 6.515% 5/22/18 MONTH END PRICE 107.5000	185,836.88	201,025.00
GENWORTH FINL INC 7.7000% 06/15/20 MONTH END PRICE 109.7500	182,594.31	197,550.00
GENWORTH FINL INC 7.2%21 MONTH END PRICE 108.0000	2,985.67	3,240.00
GENWORTH FINL INC MONTH END PRICE 7.5100	233,253.75	289,552.82
GEO GROUP INC MONTH END PRICE 28.2000	48,860.80	102,999.94
GEOEYE INC 12/3/1 12/03/12 MONTH END PRICE 30.7300	1,698.82	2,304.75
GEOGLOBAL RESOURCES INC MONTH END PRICE 0.0580	1,753.40	116.00
GEOKINETICS INC NEW MONTH END PRICE 0.0500	9,536.95	50.00
GEOMET INC DEL MONTH END PRICE 0.1400	4,625.97	560.00
GEORGIA GULF NEW MONTH END PRICE 41.2800	35,220.10	31,998.20
GEORGIA-PACIFIC 8.0000% 01/15/24 MONTH END PRICE 138.9857	6,099.50	6,949.29
GEOSPACE TECHNOLOGIES CORP COMMON STOCK USD.01	268,809.94	380,719.08
GEOSPACE TECHNOLOGIES CORP COMMON STOCK USD.01	559,385.46	673,190.25
GEOVIC MINING CORP MONTH END PRICE 0.0701	85,832.05	3,187.59
GERBER SCIENTIFIC INCXXX MONTH END PRICE 0.0000	10,026.95	—
GERDAU SA SPONS ADR F MONTH END PRICE 8.9900	10,649.81	8,990.00
GERMAN AMERICAN BANCORP COMMON STOCK NPV	111,342.34	108,600.00
GERON CORP COMMON STOCK USD.001	127,248.45	146,217.00
GERON CORP MONTH END PRICE 1.4100	74,839.22	21,150.00
GEVO INC MONTH END PRICE 1.5400	10,409.90	4,620.00
GFI GROUP INC 8.6250% 07/19/18 MONTH END PRICE 87.7500	45,327.60	43,875.00
GFI GROUP INC MONTH END PRICE 3.2400	4,681.91	3,014.76
GIANT INTERACTIVE ADR MONTH END PRICE 5.4100	5,354.95	5,410.00
GIBRALTAR INDUSTRIES INC MONTH END PRICE 15.9500	4,150.25	7,975.00
GIBRALTAR PRIVATE 5.05% 7/31/15 MONTH END PRICE 1.0984	25,000.00	27,461.00
GIGAMEDIA LTD MONTH END PRICE 0.9600	4,219.33	1,344.00
GIGOPTIX LLC MONTH END PRICE 1.9200	2,180.22	2,112.00
GILAT SATLLITE NETWK NEW MONTH END PRICE 5.3100	896.95	1,062.00
GILDAN ACTIVEWEAR INC MONTH END PRICE 36.5800	44,290.11	57,430.60
GILEAD SCIENCES INC COMMON STOCK USD.001	483,831.28	1,309,540.05
GILEAD SCIENCES INC MONTH END PRICE 73.4500	119,950.44	137,204.60
GIVAUDAN REG COMMON STOCK CHF10.	79,731.09	96,476.11
GIVEN IMAGING SYSTEMS MONTH END PRICE 17.4700	3,961.30	3,930.75
GJENSIDIGE FORSIKRING ASA COMMON STOCK NOK2.	248,755.80	252,526.48
GLACIER BANCORP INC NEW MONTH END PRICE 14.7100	2,979.57	3,015.55
GLACIER WATER 9.0625% PFD MONTH END PRICE 25.4000	23,071.65	23,495.00
GLADSTONE CAPITAL CORP COMMON STOCK USD.001	5,083.80	4,896.00
GLADSTONE CAPITAL CORP MONTH END PRICE 8.1600	80,811.18	66,360.28
GLADSTONE COMMERCIAL MONTH END PRICE 17.9500	30,589.75	32,310.00
GLADSTONE INVESTMENT CP MONTH END PRICE 6.9600	29,187.70	27,840.00
GLATFELTER MONTH END PRICE 17.4800	9,922.67	11,093.91
GLAXOSMITHKLINE CAP INC COMPANY GUAR 05/18 5.65	129,920.70	158,345.72
GLAXOSMITHKLINE CAPITAL COMPANY GUAR 05/22 2.85	139,048.00	145,411.28
GLAXOSMITHKLINE PLC ADRF MONTH END PRICE 43.4700	257,656.60	260,899.75
GLAXOSMITHKLINE PLC COMMON STOCK GBP.25	269,807.92	269,940.12
GLAXOSMITHKLINE PLC SPON ADR ADR	694,382.52	699,084.54
GLD 121228C00165000 MONTH END PRICE 1.0000	(369.99)	(4.00)
GLD 130119C00175000 MONTH END PRICE 5.0000	(2,061.49)	(10.00)
GLD 140118C00240000 MONTH END PRICE 84.0000	(685.51)	(168.00)
GLENCORE INTERNATIONAL PLC COMMON STOCK USD.01	577,353.99	649,246.16
GLENMEDE SMALL-CAP EQUITY FUND MONTH END PRICE 18.6300	231,754.25	246,576.38
GLIMCHER REALTY TRUST MONTH END PRICE 11.0900	29,554.94	40,722.48

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
GLITNIR BANKI HF SUB NOTES 144A 06/16 VAR	100,000.00	1,250.00
GLOBAL 8 ENVIRONMENTAL MONTH END PRICE 0.0200	4,612.35	328.00
GLOBAL AIRCRAFT SOLUTIONS MONTH END PRICE 0.0000	6,212.95	—
GLOBAL BEVERAGE SOLUTIONS INC MONTH END PRICE 0.0007	44,157.27	207.20
GLOBAL CASH ACCESS LLC MONTH END PRICE 7.8400	553.03	588.00
GLOBAL CLEAN ENERGY HLDGS MONTH END PRICE 0.0095	175,340.92	19,237.50
GLOBAL DEV & ENVIRONMENTAL MONTH END PRICE 0.0001	5,000.45	0.11
GLOBAL GENERAL TECH MONTH END PRICE 0.0000	14,934.26	—
GLOBAL GEOPHYSICAL S MONTH END PRICE 3.8500	30,417.90	13,475.00
GLOBAL GEOPHYSICAL SERVICES COMMON STOCK USD.01	21,522.60	21,144.20
GLOBAL HIGH INCOME DLR FD INC MONTH END PRICE 12.9200	9,967.76	10,669.98
GLOBAL HOUSING GROUP MONTH END PRICE 0.2000	1,333.15	2.00
GLOBAL INDEMNITY PLC COMMON STOCK USD.0001	6,514.14	6,639.00
GLOBAL MARINE LTD MONTH END PRICE 0.0000	15,818.31	—
GLOBAL MINERALS LTD NEWF MONTH END PRICE 0.4001	3,279.36	2,000.50
GLOBAL PAYMENTS INC MONTH END PRICE 45.3000	15,777.64	15,855.00
GLOBAL RES ENERGY NEW MONTH END PRICE 0.0220	4.67	0.44
GLOBAL RESOURCE CORP NEW MONTH END PRICE 0.0001	3,697.00	0.20
GLOBAL ROAMING DISTRIBUTION MONTH END PRICE 0.0000	3,508.95	—
GLOBAL WATER TECH NEW MONTH END PRICE 0.0500	489.90	10.00
GLOBAL X ASEAN ETF MONTH END PRICE 17.0400	78,656.95	85,200.00
GLOBAL X ETF MONTH END PRICE 14.0400	3,476.95	3,510.00
GLOBAL X ETF MONTH END PRICE 22.1000	23,267.43	24,310.00
GLOBAL X EXCH TRADED CHINA CONSUMER MONTH END PRICE 14.8700	93,707.42	98,379.92
GLOBAL X EXCH TRADED FD MONTH END PRICE 14.3600	25,352.38	17,630.95
GLOBAL X EXCH TRADED MONTH END PRICE 12.4500	8,305.67	8,466.00
GLOBAL X EXCH TRADED MONTH END PRICE 13.0165	22,895.54	23,515.71
GLOBAL X EXCH TRADED MONTH END PRICE 22.6500	138,185.37	133,035.68
GLOBAL X FDS MONTH END PRICE 19.5400	14,493.33	14,320.34
GLOBAL X FDS MONTH END PRICE 22.2400	6,559.51	6,672.00
GLOBAL X GREECE ETF MONTH END PRICE 18.0600	8,772.95	9,030.00
GLOBAL X URANIUM ETF MONTH END PRICE 6.5100	35,955.37	27,342.00
GLOBE SPECIALTY META MONTH END PRICE 13.7500	13,847.85	9,625.00
GLOBIX CORP XXX MONTH END PRICE 0.0000	232.41	—
GLU MOBILE INC MONTH END PRICE 2.2800	12,537.31	5,722.80
GLW 130216C00016000 MONTH END PRICE 3.0000	(165.44)	(30.00)
GM 130316C00029000 MONTH END PRICE 155.0000	(425.43)	(1,550.00)
GMAC BK MIDVALE UTAH 3.25% 3/27/13 MONTH END PRICE 1.0064	20,000.00	20,127.80
GMAC CAP TR I 8.12 MONTH END PRICE 26.6500	6,849.55	7,995.00
GMAC COMMERCIAL MORTGAGE SECUR GMACC 1998 C2 F 144A	73,474.86	119,903.58
GMAC INC MONTH END PRICE 126.5000	6,184.17	6,325.00
GME 130119C00022000 MONTH END PRICE 320.0000	(1,922.35)	(3,200.00)
GMX RES INC 9.25% PFD MONTH END PRICE 12.7400	119,903.76	109,755.10
GMX RESOURCES INC MONTH END PRICE 0.5000	83.76	25.00
GNC HOLDINGS INC MONTH END PRICE 33.2800	16,500.58	14,210.56
GNMA I TBA JAN 30 SINGLE FAM	437,125.00	438,687.52
GNMA I TBA JAN 30 SINGLE FAM	433,437.50	434,531.24
GNMA II JUMBOS 3.5 30 YRS	108,453.13	108,648.44
GNMA II POOL 004195	173,340.08	172,580.78
GNMA II POOL 004617	74,944.55	75,709.26
GNMA II POOL 004696	156,618.17	158,216.25
GNMA II POOL 004746	153,356.42	155,369.47
GNMA II POOL 004772	1,675,392.26	1,736,038.44
GNMA II POOL 004837	64,423.23	65,228.35

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
GNMA II POOL 004855	197,588.48	203,396.22
GNMA II POOL 004883	81,091.26	84,533.85
GNMA II POOL 004978	1,056,849.04	1,098,292.18
GNMA II POOL 005240	89,957.53	90,752.80
GNMA II POOL 892994	94,530.30	96,444.86
GNMA POOL 459066	18,040.14	19,104.09
GNMA POOL 471901	1,327.16	1,629.54
GNMA POOL 486470	2,191.88	2,697.77
GNMA POOL 486516	3,086.07	3,779.06
GNMA POOL 662536	68,733.82	74,473.21
GNMA POOL 733600	77,891.95	81,786.49
GNMA POOL 733627	237,888.91	248,718.24
GNMA POOL 781001	6,124.70	7,428.88
GNMA REMIC TRUST 2010 H20 10/60 VAR	498,057.54	497,545.04
GNR 2010 H26 LF 08/58 VAR	275,345.25	275,394.81
GNR 2011 H09 AF 03/61 VAR	94,529.11	95,244.32
GO SOLAR USA INC MONTH END PRICE 0.0003	13,601.80	15.21
GOIP GLOBAL INC NEW MONTH END PRICE 0.0001	238.88	10.00
GOL LINHAS AEREAS ADR MONTH END PRICE 6.5600	10,211.74	7,216.00
GOLAR LNG LTD MONTH END PRICE 36.7800	4,056.06	3,678.00
GOLAR LNG PARTNERS LP F MONTH END PRICE 29.8500	2,712.45	2,985.00
GOLD AMERN MNG CORP MONTH END PRICE 0.0100	1,501.73	27.00
GOLD BULLION DEV CORP MONTH END PRICE 0.0800	2,302.33	320.00
GOLD CANYON RES INC MONTH END PRICE 1.0210	20,088.88	10,214.08
GOLD FIELDS LTD NEW ADRF MONTH END PRICE 12.4900	13,282.56	12,802.25
GOLD HILL RESOURCES INC MONTH END PRICE 0.4100	58.25	0.82
GOLD RESOURCE CORP MONTH END PRICE 15.4100	301,995.54	232,327.25
GOLDCORP INC NEW MONTH END PRICE 36.7000	637,543.05	550,096.30
GOLDEN APPLE OIL & GAS MONTH END PRICE 0.0001	1,482.95	0.10
GOLDEN EAGLE INTL NEW MONTH END PRICE 0.0200	294.02	0.34
GOLDEN GOLIATH RES LTD MONTH END PRICE 0.1435	38,293.38	10,762.50
GOLDEN MINERALS CO MONTH END PRICE 4.5900	94,741.43	69,882.75
GOLDEN PHOENIX MINERALS INC MONTH END PRICE 0.0048	45.45	2.40
GOLDEN QUEEN MINING LTD MONTH END PRICE 2.2726	49,129.73	35,425.29
GOLDEN STAR RES LTD CDA MONTH END PRICE 1.8400	4,979.32	5,152.00
GOLDEN VALLEY MINES MONTH END PRICE 0.1158	6,085.70	1,737.00
GOLDLAND HOLDINGS CO MONTH END PRICE 0.0160	63,616.37	15,291.20
GOLDMAN SACHS 4% 6/15/17 MONTH END PRICE 104.4869	3,000.00	3,134.61
GOLDMAN SACHS 4% 12/15/15 MONTH END PRICE 106.7064	10,000.00	10,670.64
GOLDMAN SACHS 4.2% 11/15/17 MONTH END PRICE 106.8410	2,000.00	2,136.82
GOLDMAN SACHS 5.25% 10/15/13 MONTH END PRICE 103.3985	2,091.48	2,067.97
GOLDMAN SACHS 5.95% 1/18/18 MONTH END PRICE 116.7385	4,782.50	5,836.93
GOLDMAN SACHS 3.625% 2/07/16 MONTH END PRICE 105.8260	29,168.40	31,747.80
GOLDMAN SACHS 6.20% PFD MONTH END PRICE 25.1500	77,826.76	78,340.02
GOLDMAN SACHS ABSOLUTE RETURN MONTH END PRICE 8.9500	27,249.95	27,326.29
GOLDMAN SACHS BA 5.15% 7/30/15 MONTH END PRICE 1.1006	45,000.00	49,528.80
GOLDMAN SACHS BANK 2% 1/18/17 MONTH END PRICE 1.0249	4,000.00	4,099.48
GOLDMAN SACHS BANK 3% 1/18/22 MONTH END PRICE 1.0468	10,000.00	10,468.50
GOLDMAN SACHS BK 5% 1/16/18 MONTH END PRICE 1.1654	30,000.00	34,962.90
GOLDMAN SACHS BK 5% 2/27/18 MONTH END PRICE 1.1576	25,000.00	28,940.50
GOLDMAN SACHS BK 5% 10/08/13 MONTH END PRICE 1.0339	190,000.00	196,444.80
GOLDMAN SACHS BK 5% 10/15/13 MONTH END PRICE 1.0347	20,000.00	20,694.40
GOLDMAN SACHS BK 2.5% 10/11/22 MONTH END PRICE 0.9952	4,000.00	3,980.88
GOLDMAN SACHS BK 2.5% 10/31/22 MONTH END PRICE 0.9968	3,000.00	2,990.52

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
GOLDMAN SACHS BK 4.4% 1/30/18 MONTH END PRICE 1.1593	15,000.00	17,389.65
GOLDMAN SACHS BK 5.2% 10/24/14 MONTH END PRICE 1.0762	10,000.00	10,761.80
GOLDMAN SACHS BK 2.05% 1/11/17 MONTH END PRICE 1.0250	14,000.00	14,349.44
GOLDMAN SACHS BK 2.05% 11/30/16 MONTH END PRICE 1.0271	3,000.00	3,081.45
GOLDMAN SACHS BK 4.75% 3/19/18 MONTH END PRICE 1.1652	10,000.00	11,651.80
GOLDMAN SACHS BK 4.75% 4/02/18 MONTH END PRICE 1.0888	10,000.00	10,887.90
GOLDMAN SACHS BK 5.15% 10/01/15 MONTH END PRICE 1.0846	10,000.00	10,846.20
GOLDMAN SACHS BK 5.15% 12/05/17 MONTH END PRICE 1.1612	10,000.00	11,612.50
GOLDMAN SACHS BK 5.35% 10/22/18 MONTH END PRICE 1.1848	15,000.00	17,771.40
GOLDMAN SACHS BK .5000% 07/18/13 MONTH END PRICE 1.0003	13,000.00	13,003.38
GOLDMAN SACHS BK 1.1000% 01/06/14 MONTH END PRICE 1.0049	7,000.00	7,034.58
GOLDMAN SACHS BK 1.3000% 01/26/15 MONTH END PRICE 1.0065	10,000.00	10,064.90
GOLDMAN SACHS BK 1.9000% 01/25/17 MONTH END PRICE 1.0248	10,000.00	10,248.10
GOLDMAN SACHS BK 2.4000% 01/25/19 MONTH END PRICE 1.0314	5,000.00	5,156.85
GOLDMAN SACHS BK 2.6000% 08/22/22 MONTH END PRICE 1.0061	2,000.00	2,012.22
GOLDMAN SACHS BK 2.6000% 09/06/22 MONTH END PRICE 1.0088	4,000.00	4,035.40
GOLDMAN SACHS BK .5500% 08/15/13 MONTH END PRICE 1.0009	200,000.00	200,172.00
GOLDMAN SACHS BK .5500% 11/04/13 MONTH END PRICE 1.0001	107,000.00	107,012.84
GOLDMAN SACHS BK .9500% 01/27/14 MONTH END PRICE 1.0038	10,000.00	10,038.20
GOLDMAN SACHS BK .9500% 06/27/14 MONTH END PRICE 1.0024	20,000.00	20,048.40
GOLDMAN SACHS BK 1.0500% 03/02/15 MONTH END PRICE 1.0000	103,000.00	103,000.00
GOLDMAN SACHS BK 1.0500% 05/18/15 MONTH END PRICE 1.0023	8,000.00	8,018.08
GOLDMAN SACHS BK 2.1500% 07/05/19 MONTH END PRICE 1.0087	30,000.00	30,261.90
GOLDMAN SACHS BK 1.0000% 02/23/15 MONTH END PRICE 1.0056	90,000.00	90,506.70
GOLDMAN SACHS GP 4% 8/15/21 MONTH END PRICE 101.1778	3,000.00	3,035.33
GOLDMAN SACHS GP 5% 8/15/22 MONTH END PRICE 105.7329	2,000.00	2,114.66
GOLDMAN SACHS GP 5.75% 1/24/22 MONTH END PRICE 117.5004	121,911.60	141,000.48
GOLDMAN SACHS GP DEP SHS MONTH END PRICE 20.6900	5,136.53	6,512.00
GOLDMAN SACHS GROUP 5.5% 11/15/14 MONTH END PRICE 107.8042	20,032.76	21,560.84
GOLDMAN SACHS GROUP 5.625% 1/15/17 MONTH END PRICE 109.5650	131,047.70	142,434.50
GOLDMAN SACHS GROUP INC COMMON STOCK USD.01	1,597,044.62	1,732,264.80
GOLDMAN SACHS GROUP INC COMMON STOCK USD.01	1,124,836.12	994,968.00
GOLDMAN SACHS GROUP INC COMMON STOCK USD.01	1,121,693.73	1,321,904.28
GOLDMAN SACHS GROUP INC SR UNSECURED 01/22 5.75	109,191.00	118,221.20
GOLDMAN SACHS GROUP INC SR UNSECURED 02/19 7.5	164,571.40	176,155.70
GOLDMAN SACHS GROUP INC SR UNSECURED 02/41 6.25	358,580.10	441,691.56
GOLDMAN SACHS GROUP INC SR UNSECURED 05/14 6.	162,593.20	170,279.68
GOLDMAN SACHS GROUP INC SR UNSECURED 06/20 6.	185,029.60	201,996.04
GOLDMAN SACHS GROUP INC SR UNSECURED 07/13 4.75	10,428.10	10,209.72
GOLDMAN SACHS GROUP INC SR UNSECURED 10/13 5.25	31,831.30	31,050.36
GOLDMAN SACHS GROUP INC MONTH END PRICE 127.5600	1,273,438.92	1,463,712.90
GOLDMAN SACHS GROWTH OPP FD CL A MONTH END PRICE 22.9100	4,712.56	5,474.62
GOLDMAN SACHS GRP INC 5.15% 2/15/24 MONTH END PRICE 105.2260	10,010.00	10,522.60
GOLDMAN SACHS GRP INC MTN BE MONTH END PRICE 125.5339	2,217.62	2,510.68
GOLDMAN SACHS HIGH YIELD FUND CL A MONTH END PRICE 7.2900	45,086.45	44,677.74
GOLDMAN SACHS MID CAP VALUE A MONTH END PRICE 39.0300	13,014.78	13,420.86
GOLDMAN SACHS REAL ESTATE SEC CL A MONTH END PRICE 15.4400	30,253.86	36,472.58
GOLDMAN SACHS SATELLITE STRATEGIES A MONTH END PRICE 8.2200	32,729.73	35,852.92
GOLDMAN SACHS SER D PFD MONTH END PRICE 20.8420	2,238.02	2,084.20
GOLDMAN SACHS SHORTDUR GOVT FD CL A MONTH END PRICE 10.2700	14,124.87	14,074.23
GOLDMAN SACHS SMALL-CAP VALUE FUND A MONTH END PRICE 42.3100	18,667.32	24,196.45
GOLDMAN SACHS STRATEGIC INCM A MONTH END PRICE 10.3400	49,080.81	51,567.02
GOLDMAN SACHS TR MONTH END PRICE 15.4700	10,035.01	11,416.97
GOLDSANDS DEVELOPMENT CO MONTH END PRICE 0.0038	14,137.43	193.91

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
GOODHAVEN FD MONTH END PRICE 23.7600	3,574.78	3,545.85
GOODYEAR TIRE & RUB 7%28 MONTH END PRICE 101.0000	4,913.00	5,050.00
GOODYEAR TIRE & RUBR CO MONTH END PRICE 13.8100	116,684.92	127,107.24
GOODYEAR TIRE + RUBBER CO COMMON STOCK NPV	54,511.98	54,511.98
GOODYEAR TIRE + RUBBER CO COMMON STOCK NPV	140,352.55	80,111.81
GOOG 130104C00725000 MONTH END PRICE 150.0000	(122.29)	(150.00)
GOOG 130119P00700000 MONTH END PRICE 1,430.0000	1,847.71	1,430.00
GOOGLE INC CL A COMMON STOCK USD.001	1,382,722.93	1,911,752.15
GOOGLE INC CL A COMMON STOCK USD.001	658,373.60	819,322.35
GOOGLE INC CL A COMMON STOCK USD.001	1,566,365.93	1,745,050.20
GOOGLE INC CL A COMMON STOCK USD.001	1,155,655.16	1,333,615.60
GOOGLE INC CL A COMMON STOCK USD.001	2,887,789.10	4,452,006.12
GOOGLE INC CLASS A MONTH END PRICE 707.3800	4,085,577.32	4,350,387.00
GOOGLE INC. 3.625% 5/19/21 MONTH END PRICE 111.5598	26,769.00	27,889.95
GORDMANS STORES INC COMMON STOCK	57,529.12	58,578.00
GORMAN RUPP CO COM MONTH END PRICE 29.8300	1,542.79	1,736.09
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 113 BS	29,123.47	29,855.19
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 121 SE	19,428.43	22,276.39
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 152 IN	22,834.27	19,229.45
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 26 QS	49,882.68	49,679.29
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 35 AS	76,444.65	69,963.22
GOVERNMENT NATIONAL MORTGAGE A GNR 2010 93 PS	46,726.23	35,248.02
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 11 SA	20,362.02	19,582.84
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 140 AI	33,970.98	27,419.43
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 141 HS	122,101.16	124,505.10
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 146 NS	134,657.10	135,920.64
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 32 SD	10,441.68	10,706.17
GOVERNMENT NATIONAL MORTGAGE A GNR 2011 40 SA	58,758.62	51,280.91
GOVERNMENT NATL MTG ASSN	3,076,375.00	3,083,062.79
GOVERNMENT PPTY INCM MONTH END PRICE 23.9700	51,652.17	52,887.04
GOWEST GOLD LTD F MONTH END PRICE 0.1158	5,201.38	3,474.00
GRACO INCORPORATED MONTH END PRICE 51.4900	2,704.62	3,160.19
GRAFTECH INTERNATIONAL LTD COMMON STOCK USD.01	400,670.01	403,300.50
GRAFTECH INTERNATIONAL LTD COMMON STOCK USD.01	1,023,629.95	796,450.41
GRAFTECH INTERNATIONAL MONTH END PRICE 9.3900	30,976.03	31,644.30
GRAHAM CORP COMMON STOCK USD.1	57,156.66	52,650.00
GRAHAM CORP MONTH END PRICE 19.5000	2,264.37	1,950.00
GRAINGER W W INC MONTH END PRICE 202.3700	19,970.44	20,237.00
GRAMERCY CAPITAL CORP MONTH END PRICE 2.9400	53.41	55.40
GRAN COL GOLD NEW 15WTF EXP8/24/15 MONTH END PRICE 0.0250	2,283.30	55.00
GRAND CANYON ED INC MONTH END PRICE 23.4700	3,327.35	4,459.30
GRAND CANYON EDUCATION INC COMMON STOCK USD.01	464,405.94	634,863.50
GRAND CAPITAL VENTURES MONTH END PRICE 2.2500	1,208.68	4.50
GRANITE CITY FD & BR NEW MONTH END PRICE 2.1170	3,023.90	2,963.80
GRANITE CONSTR INC MONTH END PRICE 33.6200	6,106.91	6,754.33
GRANITE CONSTRUCTION INC COMMON STOCK USD.01	933,565.35	1,025,410.00
GRANITE CONSTRUCTION INC COMMON STOCK USD.01	966,720.60	1,255,572.52
GRAPHIC PACKAGING HL MONTH END PRICE 6.4600	3,834.95	3,876.00
GRAPHICS TECHNOLOGIES MONTH END PRICE 0.0001	4,311.15	0.10
GRAPHITE CORP MONTH END PRICE 0.6400	11,913.90	9,600.00
GRAY PUBLISHING & MEDIA INC MONTH END PRICE 0.0000	0.50	—
GRAYSTONE PARK ENTERPRISE MONTH END PRICE 0.0000	217.48	—
GREAT ATLANTIC & PAC TEA INC MONTH END PRICE 0.7500	18,712.00	240.00
GREAT BASIN GOLD LTD MONTH END PRICE 0.0300	6,089.84	166.50

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
GREAT LAKES DREDGE CORP MONTH END PRICE 8.9299	2,647.85	3,125.47
GREAT NORTHN IRON ORE PPTYS MONTH END PRICE 67.1968	12,065.96	9,607.34
GREAT PANTHER SILVER F MONTH END PRICE 1.5300	361,719.27	189,846.99
GREAT PLAINS ENERGY INC MONTH END PRICE 20.3100	48,278.81	47,704.10
GREAT SOUTHERN BANCORP INC COMMON STOCK USD.01	132,141.28	122,160.00
GREAT WALL BUILDERS MONTH END PRICE 0.0172	5,333.20	129.00
GREAT WESTERN MINERALS GROUP MONTH END PRICE 0.2366	83,020.25	30,831.35
GREATBATCH INC COMMON STOCK USD.001	417,588.76	420,644.00
GREATBATCH INC MONTH END PRICE 23.2400	2,470.90	2,324.00
GREEN DOT CORP CLASS A COMMON STOCK USD.001	531,595.61	508,130.00
GREEN EARTH TECHNOLOGIES INC MONTH END PRICE 0.1950	61,097.19	22,425.00
GREEN EGY SOLUTION INDU MONTH END PRICE 0.0109	4,876.25	1,092.18
GREEN ENVIROTECH HLD MONTH END PRICE 0.0037	766.95	74.00
GREEN MTN COFFEE INC MONTH END PRICE 41.3400	158,177.02	184,128.36
GREEN PLAINS RENEWABLE ENERG COMMON STOCK USD.001	145,595.52	145,544.00
GREEN ST ENERGY INC MONTH END PRICE 0.0014	1,322.38	0.97
GREEN START PRODUCTS INC MONTH END PRICE 0.0031	1,419.08	155.00
GREEN TECH SOLUTIONS NEW MONTH END PRICE 0.0644	3,578.64	12.94
GREENBRIER CO MONTH END PRICE 16.1700	30,903.50	30,723.00
GREENHAVEN CON CMDTY ETF MONTH END PRICE 28.8300	30,051.08	25,860.51
GREENLAND MIN & EGY MONTH END PRICE 0.2803	536.93	280.30
GREENLIGHT CAPITAL RE MONTH END PRICE 23.0800	9,230.95	9,232.00
GREENPOINT MORTGAGE FUNDING TR GPMF 2005 AR4 1A1	43,274.41	31,937.49
GREENSHIFT CORP NEW MONTH END PRICE 0.0310	0.27	0.03
GREENSPRING FUND MONTH END PRICE 23.2300	45,230.93	48,039.80
GREENSTONE HLDGS INC NEW MONTH END PRICE 0.0000	9,584.95	—
GREENWAY MEDICAL TECH MONTH END PRICE 15.3600	1,654.95	1,536.00
GREIF BROS CORP MONTH END PRICE 48.4900	24,323.88	26,739.08
GREIF INC CL A MONTH END PRICE 44.5000	39,593.12	31,318.22
GRIFCO INTERNATIONAL INC MONTH END PRICE 0.0000	348.49	—
GRIFFON CORP COMMON STOCK USD.25	143,065.21	157,002.00
GRIFOLS SA COMMON STOCK EUR.5	135,022.72	195,091.68
GROUP 1 AUTOMOTIVE INC MONTH END PRICE 61.9900	5,972.20	8,678.60
GROUPE C G I INC MONTH END PRICE 23.1300	7,625.62	8,789.40
GROUPON INC CLASS A MONTH END PRICE 4.8600	101,156.26	111,707.10
GROWTH FUND OF AMERICA CL A MONTH END PRICE 34.3500	86,607.66	89,040.94
GRPN 130119C00005000 MONTH END PRICE 30.0000	(986.84)	(1,230.00)
GRPN 130119C00005500 MONTH END PRICE 15.0000	(320.55)	(345.00)
GRT VALUE FD ADV CL SHRS MONTH END PRICE 12.3500	22.01	21.60
GRUPO AEROPORT DEL ADR MONTH END PRICE 114.0000	9,908.71	11,058.00
GRUPO AEROPORT DEL ADR MONTH END PRICE 21.7500	10,010.06	10,548.75
GRUPO AEROPORTUARIO ADR MONTH END PRICE 57.1700	9,975.45	11,090.98
GRUPO CASA SABA SA ADR MONTH END PRICE 7.1000	1,645.08	489.90
GRUPO FIN SANTANDER ADR B ADR	119,031.36	155,651.60
GRUPO SIMEC S A ADR MONTH END PRICE 14.3000	2,679.87	4,290.00
GRUPO TELEVISA SA DE CV MONTH END PRICE 26.5800	18,399.18	21,264.00
GS 130104C00130000 MONTH END PRICE 82.0000	(170.77)	(246.00)
GS 130119C00130000 MONTH END PRICE 285.0000	(652.47)	(570.00)
GS 130119P00125000 MONTH END PRICE 292.0000	1,209.23	876.00
GS 130420C00125000 MONTH END PRICE 945.0000	(2,004.68)	(2,835.00)
GS FIN CORP MONTH END PRICE 17.2600	32,707.19	33,891.40
GS HIGH QUALITY FLOATING RATE FUND A MONTH END PRICE 8.7700	14,054.31	14,006.72
GS MORTGAGE SECURITIES TRUST GSMS 2007 GG10 A4	69,368.75	69,174.36
GS MORTGAGE SECURITIES TRUST GSMS 2011 GC5 XA 144A	15,989.64	15,271.74

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
GS MORTGAGE SECURITIES TRUST GSMS 2012 ALOH A 144A	127,885.40	136,108.98
GSAA HOME EQUITY TRUST GSAA 2007 7 A4	157,379.30	201,308.64
GSMPS MORTGAGE LOAN TRUST GSMPS 2005 RP2 1AF 144A	163,395.26	166,752.35
GSMPS MORTGAGE LOAN TRUST GSMPS 2005 RP3 1AF 144A	283,765.35	256,173.50
GSV CAPITAL CORP MONTH END PRICE 8.4300	32,294.48	16,860.00
GT ADVANCED TECHS IN MONTH END PRICE 3.0300	14,203.49	8,674.89
GTX CORPORATION MONTH END PRICE 0.0140	159.29	14.36
GUANGDONG INVT LTD ORD F MONTH END PRICE 0.7857	2,161.85	3,142.80
GUARD DOG INC MONTH END PRICE 0.0002	4,076.27	60.00
GUESS INC MONTH END PRICE 24.5400	14,341.66	14,282.28
GUESS? INC COMMON STOCK USD.01	606,143.40	564,420.00
GUESS? INC COMMON STOCK USD.01	761,415.12	721,476.00
GUGGENHEIM BLT 2015 MONTH END PRICE 26.6000	15,892.12	16,101.04
GUGGENHEIM MGD FUTURES STRAT H MONTH END PRICE 21.2300	153,036.67	132,123.31
GUGGENHEIM US LONG SHORT MOMENTUM H MONTH END PRICE 12.9000	15,107.95	12,409.39
GUIDANCE SOFTWARE LTD MONTH END PRICE 11.8700	20,326.75	22,374.95
GUIDEWIRE SOFTWARE I MONTH END PRICE 29.7200	2,521.85	2,972.00
GUIDEWIRE SOFTWARE INC COMMON STOCK USD.0001	244,376.67	251,995.88
GUINNESS ATKINSON ALTERNATIVE ENERGY MONTH END PRICE 2.4700	4,802.79	890.61
GUINNESS ATKINSON ASIA FOCUS FUND MONTH END PRICE 18.5300	15,486.06	13,955.46
GUINNESS ATKINSON CHINA & HONG KONG MONTH END PRICE 29.8100	58,841.45	49,270.03
GUINNESS ATKINSON GLOBAL ENERGY FD MONTH END PRICE 26.1700	42,580.94	38,891.84
GUINNESS ATKINSON MONTH END PRICE 12.7100	10,249.33	10,346.72
GULF ALTERN ENERGY CORP MONTH END PRICE 0.0010	8,214.31	0.18
GULF KEYSTONE PETE O MONTH END PRICE 2.8731	54,256.11	74,125.98
GULF RESOURCES INC MONTH END PRICE 1.1600	23,599.77	13,995.40
GULFMARK OFFSHORE CL MONTH END PRICE 34.4500	8,688.97	6,890.00
GULFPORT ENERGY CORP COMMON STOCK USD.01	186,084.30	184,602.60
GULFPORT ENERGY CP NEW MONTH END PRICE 38.2200	24,957.11	29,238.30
GUYANA FRONTIER MINING F MONTH END PRICE 0.0352	25,326.90	3,590.40
GVA 130316C00030000 MONTH END PRICE 420.0000	(591.52)	(840.00)
GYMBOREE CORP 9.1250% 12/01/18 MONTH END PRICE 89.2500	38,861.94	35,700.00
H & Q HEALTHCARE FD MONTH END PRICE 17.3100	10,457.90	10,386.00
H C P INC REIT MONTH END PRICE 45.1600	8,142.06	10,950.31
H M S HOLDINGS CORP MONTH END PRICE 25.9200	5,105.26	3,758.40
H QUOTIENT INC MONTH END PRICE 0.0000	72.95	—
H+R BLOCK INC COMMON STOCK NPV	88,347.97	118,123.77
HAEMONETICS CORP/MASS COMMON STOCK USD.01	157,977.12	161,726.40
HAEMONETICS CORP/MASS COMMON STOCK USD.01	207,813.48	236,872.00
HAIN CELESTIAL GROUP MONTH END PRICE 54.2200	84,941.81	79,432.30
HAL 130420C00036000 MONTH END PRICE 169.0000	(1,345.42)	(1,690.00)
HALCON RESOURCES NEW MONTH END PRICE 6.9200	42,729.45	32,440.96
HALF MOON BAY 8.6250% 08/01/39 MONTH END PRICE 116.9980	5,395.25	5,849.90
HALLIBURTON CO COMMON STOCK USD2.5	437,485.43	755,652.27
HALLIBURTON CO HLDG CO MONTH END PRICE 34.6900	632,851.37	627,329.07
HANCOCK HOLDING CO COMMON STOCK USD3.33	501,131.76	501,492.00
HANCOCK HOLDING CO MONTH END PRICE 31.7300	10,295.68	8,662.29
HANCOCK HORIZON BURKENROAD SM CAP A MONTH END PRICE 41.6200	24,133.34	26,319.32
HANCOCK JOHN INCOME SECS TR MONTH END PRICE 16.3400	57,053.17	81,700.00
HANCOCK JOHN INVESTRS TR MONTH END PRICE 22.5700	13,350.80	15,799.00
HANCOCK JOHN PATRIOT PREM II MONTH END PRICE 13.5700	17,995.84	25,017.55
HANCOCK JOHN PFD EQTY FD MONTH END PRICE 21.9100	31,598.89	31,616.98
HANDLEMAN CO MONTH END PRICE 0.3761	4,272.46	376.10
HANESBRANDS INC 6.375% 12/15/20 MONTH END PRICE 110.0000	5,088.00	5,500.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
HANESBRANDS INC COMMON STOCK USD.01	882,426.81	1,071,018.00
HANESBRANDS INC MONTH END PRICE 35.8200	2,234.34	3,904.38
HANFENG EVERGREEN INC MONTH END PRICE 1.5807	2,501.75	474.21
HANGER ORTHOPEDIC GROUP INC MONTH END PRICE 27.3600	3,806.41	3,830.40
HANKYU HANSHIN HOLDINGS INC COMMON STOCK	289,705.69	278,777.27
HANMI FINANCIAL CORPORATION COMMON STOCK USD.001	225,815.97	245,979.00
HANNA INVT TRPALADIN LG/SH MONTH END PRICE 9.7700	10,030.00	9,770.35
HANOVER INSURANCE GROUP INC/ COMMON STOCK USD.01	82,187.82	85,228.00
HANSEN MEDICAL INC MONTH END PRICE 2.0800	357,978.41	167,284.00
HANWHA SOLARONE CO ADR F MONTH END PRICE 1.0100	5,057.71	1,196.85
HARBOR BOND FUND INST MONTH END PRICE 12.4800	738,724.90	751,016.66
HARBOR CAPITAL APPR FD INVESTOR CL MONTH END PRICE 41.9600	293,830.45	341,535.98
HARBOR CAPITAL APPRECIATION FD INSTL MONTH END PRICE 42.5200	68,480.22	104,502.13
HARBOR COMMODITY REAL RETURN ST INST MONTH END PRICE 7.1200	35,050.93	33,689.96
HARBOR DIVERSIFIED INC MONTH END PRICE 0.1699	5,611.20	356.79
HARBOR FD MID CAP GROWTH FD INV CL MONTH END PRICE 9.0800	16,100.42	16,427.84
HARBOR HIGH YIELD BOND FD INV CL MONTH END PRICE 11.1200	12,899.62	13,786.46
HARBOR INTERNATIONAL FD INVESTOR CL MONTH END PRICE 61.5500	860,872.25	921,673.40
HARBOR INTERNATIONAL FUND INSTL MONTH END PRICE 62.1200	289,877.17	302,016.13
HARBOR SMALL-CAP VALUE MONTH END PRICE 22.0600	4,531.04	4,614.49
HARBORVIEW MORTGAGE LOAN TRUST HVMLT 2005 9 2A1A	82,322.30	75,198.05
HARDING LOEVNER EMERGING MARKETS MONTH END PRICE 48.4700	630,955.34	726,817.88
HARDING LOEVNER INTL EQUITY I MONTH END PRICE 15.9100	12,829.24	15,608.62
HARDINGE INC COMMON STOCK USD.01	32,084.57	32,802.00
HARLEY DAVIDSON INC COMMON STOCK USD.01	203,781.49	265,054.68
HARLEY DAVIDSON MONTH END PRICE 48.8300	157,305.87	192,212.43
HARMAN INTERNATIONAL COMMON STOCK USD.01	631,488.63	716,472.00
HARMAN INTERNATIONAL COMMON STOCK USD.01	43,890.66	49,104.00
HARMAN INTERNATIONAL COMMON STOCK USD.01	133,476.16	73,611.36
HARMAN INTL INDS INC NEW MONTH END PRICE 44.6400	3,981.95	4,464.00
HARMONIC ENERGY INC MONTH END PRICE 1.0000	1,633.90	2,000.00
HARMONIC INC COMMON STOCK USD.001	320,923.60	334,113.00
HARMONIC INC MONTH END PRICE 5.0700	59,881.53	52,221.00
HARMONY GLD MNG SP ADR F MONTH END PRICE 8.9600	13,588.73	15,232.00
HARRAHS OPER 5.75% 10/01/17 MONTH END PRICE 49.2500	18,148.96	12,312.50
HARRIS CORP COMMON STOCK USD1.	115,121.59	128,568.96
HARRIS CORP MONTH END PRICE 48.9600	64,494.09	84,973.25
HARRIS TEETER SUPERMKTS MONTH END PRICE 38.5600	3,904.48	3,470.40
HARRY WINSTON DIAMOND CORP MONTH END PRICE 14.0700	6,256.95	7,035.00
HARSCO CORP COMMON STOCK USD1.25	436,415.15	418,300.00
HARSCO CORPORATION MONTH END PRICE 23.5000	3,812.04	2,350.00
HARTE HANKS INC COMMON STOCK USD1.	254,355.16	277,890.00
HARTFORD CAPITAL APPRECIATION FD A MONTH END PRICE 34.4000	119,595.29	129,081.84
HARTFORD FINANCIAL SVCS GRP COMMON STOCK USD.01	1,148,312.40	1,127,610.00
HARTFORD FINANCIAL SVCS GRP COMMON STOCK USD.01	771,595.20	850,476.00
HARTFORD FINANCIAL SVCS GRP COMMON STOCK USD.01	369,020.83	233,039.40
HARTFORD FINL 7.25% MONTH END PRICE 20.6500	9,565.55	10,825.43
HARTFORD FIN’L SVCS GRP INC. MONTH END PRICE 22.4400	33,546.29	34,909.70
HARTFORD FLOATING RATE I MONTH END PRICE 8.9500	42,993.15	44,481.18
HARTFORD GROWTH OPPTY I MONTH END PRICE 31.1900	4,576.19	5,625.15
HARTFORD HEALTHCARE CL A MONTH END PRICE 20.2500	57,282.30	75,529.85
HARTFORD MUT FDS INC MONTH END PRICE 20.7000	20,000.00	25,679.05
HARTFORD MUT FDS INCWORLD BD FD A MONTH END PRICE 10.7800	30,667.37	31,295.03
HARVEST NATURAL RESOURCE MONTH END PRICE 9.0700	1,222.63	1,124.68

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
HASBRO INC COMMON STOCK USD.5	59,270.99	94,201.60
HASBRO MONTH END PRICE 35.9000	49,919.43	45,763.49
HATTERAS FINANCIAL C MONTH END PRICE 24.8100	123,158.53	109,637.68
HAUPPAGUE DIGITAL INC MONTH END PRICE 0.9150	2,521.07	915.00
HAWAIIAN ELEC INDS INC MONTH END PRICE 25.1400	39,400.02	41,909.32
HAWAIIAN HLDGS INC MONTH END PRICE 6.5700	76,459.11	86,198.40
HAWKER BECHFT NT 9.75%17 MONTH END PRICE 0.0100	19,404.17	2.50
HAYNES INTERNATIONAL INC MONTH END PRICE 51.8700	8,627.92	5,518.43
HAYS PLC COMMON STOCK GBP.01	228,086.64	183,257.07
HBAN 130720C00007000 MONTH END PRICE 22.0000	(195.43)	(220.00)
HCA HOLDINGS INC MONTH END PRICE 30.1700	24,570.26	24,347.19
HCA INC COMPANY GUAR 02/22 7.5	52,625.00	57,250.00
HCA INC SR UNSECURED 02/13 6.25	20,349.75	20,100.00
HCA INC SR UNSECURED 11/33 7.5	19,964.47	20,100.00
HCA INC SR UNSECURED 11/95 7.5	92,400.00	181,125.00
HCA INC. 7.5%33 MONTH END PRICE 100.5000	14,199.10	15,075.00
HCC INSURANCE HOLDINGS INC COMMON STOCK USD1.	511,593.31	638,151.50
HCC INSURANCE HOLDINGS MONTH END PRICE 37.2100	17,305.92	19,684.09
HCP INC REIT USD1.	364,458.05	477,281.52
HDFC BANK LIMITED ADR MONTH END PRICE 40.7200	41,480.75	41,738.00
HEADWATERS INC MONTH END PRICE 8.5600	11,924.08	13,327.92
HEALTH CARE REAL ESTATE INVT TRUST MONTH END PRICE 61.2900	210,700.41	264,135.85
HEALTH CARE REIT INC REIT USD1.	289,091.22	376,933.50
HEALTH MGMT ASSOC INC NEW MONTH END PRICE 9.3200	3,887.56	4,660.00
HEALTHCARE REALTY TRUST MONTH END PRICE 24.0100	59,166.43	59,629.53
HEALTHCARE SVC GROUP INC MONTH END PRICE 23.2300	25,707.26	26,934.24
HEALTHCARE TR OF AME MONTH END PRICE 9.9000	2,158.95	1,980.00
HEALTHMED SVCS LTD NEW MONTH END PRICE 0.0002	12,862.75	64.00
HEALTHSOUTH CORP NEW MONTH END PRICE 21.1100	2,559.95	2,111.00
HEALTHSTREAM INC COMMON STOCK NPV	983,736.98	1,028,313.00
HEALTHWAYS INC COMMON STOCK USD.001	53,369.10	54,570.00
HEAR ATLAST HLDGS INC MONTH END PRICE 0.0033	131,120.23	1,371.81
HEARTLAND EXPRESS INC MONTH END PRICE 13.0700	3,454.90	3,463.55
HEARTLAND FINANCIAL USA INC COMMON STOCK USD1.	77,131.82	73,220.00
HEARTLAND FINL USA I MONTH END PRICE 26.1500	5,098.95	5,249.98
HEARTLAND SELECT VALUE FUND I MONTH END PRICE 29.1700	209,946.26	199,740.93
HEARTLAND VALUE FUND INV MONTH END PRICE 40.6600	40,970.26	45,258.97
HEARTLAND VALUE PLUS FUND MONTH END PRICE 29.6900	159,619.49	180,043.40
HEARTWARE INTL INC MONTH END PRICE 83.9500	18,791.41	7,639.45
HECKMANN CORP MONTH END PRICE 4.0300	187,754.49	189,792.85
HECLA MINING CO COMMON STOCK USD.25	783,941.09	782,490.94
HECLA MINING COMPANY MONTH END PRICE 5.8300	324,143.69	282,836.62
HEELYS INC MONTH END PRICE 2.2300	225.86	160.56
HEIDELBERGCEMENT AG COMMON STOCK NPV	149,063.16	178,295.05
HEIDRICK & STRUGGLES INTL INC MONTH END PRICE 15.2600	3,621.88	1,740.79
HEIDRICK + STRUGGLES INTL COMMON STOCK USD.01	140,028.88	120,554.00
HEINEKEN HOLDING NV COMMON STOCK EUR1.6	129,924.63	165,261.35
HEINEKEN NV COMMON STOCK EUR1.6	937,586.28	1,187,445.38
HEINEKEN NV SENIOR NOTES 144A 10/17 1.4	59,802.00	59,818.86
HEINZ H J CO MONTH END PRICE 57.6800	780,165.79	907,318.33
HEK 130119C00007000 MONTH END PRICE 5.0000	(11.53)	(10.00)
HELEN OF TROY CORPORATION MONTH END PRICE 33.4200	7,866.75	8,355.00
HELIOS HIGH INCOME FD INC MONTH END PRICE 8.3600	11,484.28	12,870.80
HELIX ENERGY SOL GROUP INC MONTH END PRICE 20.6400	29,389.58	37,152.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
HELLIX VENTURES INC MONTH END PRICE 0.0860	1,101.13	172.00
HELMERICH & PAYNE INC MONTH END PRICE 56.0100	47,571.93	48,014.29
HELMERICH + PAYNE COMMON STOCK USD.1	100,065.93	138,064.65
HELVETIA HOLDING AG REG COMMON STOCK CHF.1	411,412.30	493,830.90
HEMISPHERX BIOPHARMA INC MONTH END PRICE 0.2508	1,450.53	1,254.00
HENDERSON EUROPEAN FOCUS FUND CL A MONTH END PRICE 26.2100	5,637.40	5,885.35
HENDERSON GLOBAL TECH CL A MONTH END PRICE 20.6200	18,588.74	18,950.71
HENKEL AG + CO KGAA COMMON STOCK NPV	167,480.80	209,719.33
HENKEL AG + CO KGAA VORZUG PREFERENCE	180,557.45	226,495.76
HENNES + MAURITZ AB B SHS COMMON STOCK NPV	418,433.78	438,189.09
HENNES + MAURITZ AB B SHS COMMON STOCK NPV	306,644.67	308,539.33
HENNESSY CORNERSTONE GROWTH INV MONTH END PRICE 12.5100	71,200.64	68,142.22
HENNESSY CORNERSTONE LRG GROWTH INV MONTH END PRICE 10.7800	5,055.30	4,991.18
HENNESSY CORNERSTONE MID CAP 30 INV MONTH END PRICE 14.1700	80,417.42	90,518.17
HENNESSY EQTY AND INCM FD INV CL MONTH END PRICE 14.0900	20,590.97	23,905.84
HENNESSY FOCUS FD INV CL MONTH END PRICE 49.5700	178,824.30	201,306.84
HENNESSY GAS UTILITY INDEX FD INV CL MONTH END PRICE 22.1300	110,567.08	122,224.76
HENNESSY SM CAP FINANCIAL FD INV CL MONTH END PRICE 19.9100	18,916.82	20,329.48
HENRY JACK & ASSOCIATES MONTH END PRICE 39.2600	4,507.32	5,889.00
HENSSLER EQUITY FUND MONTH END PRICE 13.5700	71,519.33	66,235.43
HERBALIFE LTD MONTH END PRICE 32.9400	159,221.14	147,702.96
HERCULES OFFSHORE INC MONTH END PRICE 6.1700	46,897.90	57,269.94
HERCULES TECH GROWTH MONTH END PRICE 11.1300	21,355.97	26,509.26
HERITAGE FINANCIAL CORP COMMON STOCK NPV	78,240.78	80,795.00
HERITAGE WORLDWIDE INC MONTH END PRICE 0.0015	596.86	0.26
HERSHEY CO/THE COMMON STOCK USD1.	106,563.96	259,558.68
HERTZ GLOBAL HOLDGS INC MONTH END PRICE 16.2700	26,446.57	26,796.69
HERTZ GLOBAL HOLDINGS INC COMMON STOCK USD.01	1,069,953.97	1,322,751.00
HERTZ GLOBAL HOLDINGS INC COMMON STOCK USD.01	128,902.56	139,027.15
HERTZ VEHICLE FINANCING LLC HERTZ 2009 2A A2 144A	99,993.90	108,766.80
HERZFELD CARIBBEAN BASIN FD MONTH END PRICE 7.6390	7,406.95	7,639.00
HESS CORP COMMON STOCK USD1.	255,663.97	373,209.12
HESS CORP SR UNSECURED 08/31 7.3	114,653.04	141,406.97
HESS CORP SR UNSECURED 10/29 7.875	57,790.80	69,519.70
HESS CORPORATION MONTH END PRICE 52.9600	304,537.58	308,865.32
HEWLETT PACKARD CO COMMON STOCK USD.01	1,094,552.45	659,133.75
HEWLETT-PACKARD COMPANY MONTH END PRICE 14.2500	359,547.52	238,067.62
HEXCEL CORP MONTH END PRICE 26.9600	18,099.07	19,465.12
HFF INC MONTH END PRICE 14.9000	3,396.56	3,352.50
HHGREGG INC COMMON STOCK USD.0001	163,966.36	148,122.00
HHGREGG INC MONTH END PRICE 7.0200	3,554.95	2,106.00
HIBBETT SPORTS INC COMMON STOCK USD.01	248,792.88	252,960.00
HIBBETT SPORTS INC COMMON STOCK USD.01	890,699.58	812,897.50
HIBBETT SPORTS INC MONTH END PRICE 52.7000	6,569.00	6,587.50
HICKORY TECH CORP MONTH END PRICE 9.7300	19,926.96	19,200.23
HIENERGY TECH INC MONTH END PRICE 0.0000	26,581.54	—
HIGHLINE TECHNICAL INNOV MONTH END PRICE 0.0119	6,370.50	0.89
HIGHMARK GENEVA MID CAP GWTH A MONTH END PRICE 23.8600	4,320.86	5,306.03
HII TECHNOLOGIES INC XXX MONTH END PRICE 0.1025	6,877.00	3,075.00
HILL INTERNATIONAL INC MONTH END PRICE 3.6600	24,574.81	20,862.00
HILLENBRAND INC MONTH END PRICE 22.6100	28,601.48	30,230.85
HILLSHIRE BRANDS CO MONTH END PRICE 28.1400	2,008.19	1,578.38
HILLTOP HOLDINGS INC MONTH END PRICE 13.5400	5,062.43	7,717.80
HIMAX TECHNOLOGIES ADR MONTH END PRICE 2.4000	2,257.60	2,400.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
HINO MOTORS LTD COMMON STOCK	147,279.40	251,084.14
HITACHI HIGH TECHNOLOGIES CO COMMON STOCK	146,262.43	136,545.91
HI-TECH PHARMACAL INC MONTH END PRICE 34.9800	5,834.09	5,946.60
HITOR GROUP INC NEW MONTH END PRICE 0.0900	15,906.95	2,700.00
HITTITE MICROWAVE CORP COMMON STOCK USD.01	1,081,216.65	1,206,292.50
HITTITE MICROWAVE CORP MONTH END PRICE 62.0600	4,336.50	4,344.20
HJ HEINZ CO COMMON STOCK USD.25	253,818.45	430,811.92
HKN INC NEW MONTH END PRICE 75.5000	11,736.60	1,887.50
HL 130119C00005000 MONTH END PRICE 85.0000	(15,395.79)	(4,250.00)
HL 130119C00007500 MONTH END PRICE 2.0000	(3,292.35)	(20.00)
HLF 130119C00027500 MONTH END PRICE 620.0000	(2,946.90)	(4,960.00)
HODGES EQTY INCM FD MONTH END PRICE 12.5300	10,793.75	12,434.40
HODGES FUND MONTH END PRICE 22.6800	15,183.38	17,126.26
HODGES SMALL CAP FD MONTH END PRICE 13.2000	120,963.87	122,652.27
HOKU CORPORATION MONTH END PRICE 0.0380	3,046.95	76.00
HOLLOMAN ENERGY CORP MONTH END PRICE 0.4200	78,395.55	71,820.00
HOLLY ENERGY PARTNERS MONTH END PRICE 65.7800	2,909.62	3,733.69
HOLLYFRONTIER CORP COMMON STOCK USD.01	162,706.07	163,623.25
HOLLYFRONTIER CORP MONTH END PRICE 46.5500	154,664.87	217,716.40
HOLOGIC INC COMMON STOCK USD.01	1,004,670.05	1,141,549.76
HOLOGIC INC MONTH END PRICE 20.0101	33,176.37	34,017.17
HOME DEPOT INC COMMON STOCK USD.05	1,170,175.56	1,604,017.90
HOME DEPOT INC COMMON STOCK USD.05	879,630.01	2,178,975.50
HOME DEPOT INC MONTH END PRICE 61.8500	918,837.20	1,070,944.55
HOME FEDERAL BANCORP NEW MONTH END PRICE 12.4300	2,606.95	3,107.50
HOME INNS & HOTEL MGMT MONTH END PRICE 28.9000	46,287.09	37,656.70
HOME LN SERVICING SOLUTIONS MONTH END PRICE 18.9000	12,874.21	13,702.50
HOME SOLUTIONS AMER INC MONTH END PRICE 0.0000	1,408.62	—
HOMEOWNERS CHOICE IN MONTH END PRICE 20.7900	4,398.57	4,158.00
HOMEOWNERS CHOICE INC COMMON STOCK NPV	613,368.49	619,542.00
HOMESTEAD SMALL COMPANY STOCK FD MONTH END PRICE 27.1000	44,185.55	48,457.92
HOMESTREET INC COMMON STOCK	247,116.38	263,165.00
HOMESTREET INC MONTH END PRICE 25.5500	12,381.95	12,775.00
HON HAI PRECISION INDUSTRY COMMON STOCK TWD10.	391,708.48	414,005.56
HONDA MOTOR CO LTD COMMON STOCK	980,936.42	987,805.46
HONDA MOTOR CO LTD COMMON STOCK	233,801.52	280,123.94
HONDA MTR CO LTDADR REP MONTH END PRICE 36.9400	90,523.24	106,571.90
HONEYWELL INTERNATIONAL INC COMMON STOCK USD1.	1,057,112.58	1,123,419.00
HONEYWELL INTERNATIONAL INC COMMON STOCK USD1.	1,250,702.56	1,267,876.72
HONEYWELL INTERNATIONAL INC COMMON STOCK USD1.	589,475.11	1,163,468.57
HONEYWELL INTERNATIONAL MONTH END PRICE 63.4700	130,799.30	153,183.65
HONEYWELL INTL INC 3.875% 2/15/14 MONTH END PRICE 103.7879	41,788.52	41,515.16
HONG KONG DOLLAR	2,252.07	2,251.84
HONG KONG DOLLAR	20,708.39	20,706.79
HOOKER FURNITURE CORP MONTH END PRICE 14.5300	2,458.95	2,906.00
HOOPER HOLMES INC MONTH END PRICE 0.3970	715.36	397.00
HOPEWELL HOLDINGS LTD COMMON STOCK HKD2.5	140,384.21	159,984.80
HORACE MANN EDUCATORS COMMON STOCK USD.001	588,952.92	638,720.00
HORIYOSHI WORLDWIDE NEW MONTH END PRICE 0.0350	241.30	0.88
HORIZON LINES INC NEW MONTH END PRICE 1.5000	9,566.25	300.00
HORIZON NORTH LOGIST MONTH END PRICE 6.9167	411,911.42	366,232.35
HORIZON PHARMA INC MONTH END PRICE 2.3300	1,980.14	1,456.25
HORIZON TECH FINANCE MONTH END PRICE 14.9185	8,131.95	7,459.25
HORMEL FOODS CORP COMMON STOCK USD.0586	53,939.62	99,435.06

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
HORMEL FOODS CORP MONTH END PRICE 31.2100	23,076.69	27,478.41
HORNE INTERNATIONAL INC MONTH END PRICE 0.0210	819.54	12.60
HORSEHEAD HLDG CORP MONTH END PRICE 10.2100	32,963.59	28,588.00
HOSPIRA INC COMMON STOCK USD.01	614,527.83	607,618.00
HOSPIRA INC COMMON STOCK USD.01	102,005.02	121,992.20
HOSPITALITY PPTYS 7%C PFD MONTH END PRICE 25.2200	2,065.21	2,673.32
HOSPITALITY PROPERTIES TRUST REIT USD.01	82,295.64	84,312.00
HOSPITALITY PROPERTIES TRUST REIT USD.01	931,902.97	931,179.20
HOSPITALITY PROPERTIES TRUST MONTH END PRICE 23.4200	37,869.46	42,754.43
HOST HOTELS + RESORTS INC REIT USD.01	333,931.79	267,173.50
HOST MARRIOTT CORP REIT MONTH END PRICE 15.6700	4,977.21	5,275.67
HOT 130119C00057500 MONTH END PRICE 130.0000	(112.29)	(130.00)
HOT 130119P00035000 MONTH END PRICE 3.0000	8.28	9.00
HOT TOPIC INC MONTH END PRICE 9.6300	966.41	1,075.07
HOTCHKIS & WILEY SMALL CAP VALUE A MONTH END PRICE 45.6900	42,116.25	44,105.56
HOVNANIAN ENTERPRISES INC MONTH END PRICE 7.0000	17,928.32	44,380.00
HOWARD HUGHES CORP MONTH END PRICE 73.0200	39,532.84	54,691.98
HOYA CORP COMMON STOCK	627,729.94	500,099.36
HPC POS SYSTEMS CORP MONTH END PRICE 0.0004	358.96	7.60
HPQ 140118C00020000 MONTH END PRICE 70.0000	(212.29)	(70.00)
HPQ 150117C00025000 MONTH END PRICE 81.0000	(86.29)	(81.00)
HRT PARTICIPACOES GDR F MONTH END PRICE 1.2700	15,008.79	9,525.00
HSBC FINANCE 6.36% B PFD MONTH END PRICE 25.0600	25,006.95	25,060.00
HSBC FINANCE CORP SR SUBORDINA 01/21 6.676	404,377.92	474,548.40
HSBC FINANCE CP 5.5% 2/15/13 MONTH END PRICE 100.3247	5,305.00	5,016.24
HSBC FINANCE CP 5.25% 7/15/14 MONTH END PRICE 102.5697	2,000.00	2,051.39
HSBC FINANCE CP 4.9500% 03/15/14 MONTH END PRICE 103.1800	3,152.85	3,095.40
HSBC HLDGS PLC 8% PF MONTH END PRICE 27.5600	5,426.95	5,512.00
HSBC HLDGS PLC ADR NEW MONTH END PRICE 53.0700	228,085.76	259,140.81
HSBC HOLDINGS 8.125% PFD MONTH END PRICE 25.3700	2,636.95	2,537.00
HSBC HOLDINGS PLC COMMON STOCK USD.5	718,038.03	738,854.39
HSBC HOLDINGS PLC COMMON STOCK USD.5	1,552,617.80	1,563,096.71
HSBC HOLDINGS PLC COMMON STOCK USD.5	139,536.56	148,974.63
HSBC HOLDINGS PLC SPONS ADR ADR	426,838.45	467,812.05
HSBC USA INC 6/26/14 MONTH END PRICE 100.0000	100,013.00	100,000.00
HSBC USA INC 6/26/14 MONTH END PRICE 100.0000	25,013.00	25,000.00
HUANENG PWR INTL SP ADR MONTH END PRICE 37.1500	3,677.71	5,238.15
HUB GROUP INC CL A COMMON STOCK USD.01	485,430.00	493,920.00
HUBBELL INC MONTH END PRICE 84.6300	1,463.71	3,046.68
HUDSON CITY BANCORP INC COMMON STOCK USD.01	148,278.90	90,568.20
HUDSON CITY BANCORP INC MONTH END PRICE 8.1300	23,795.53	25,418.58
HUDSON PAC PPTYS INC MONTH END PRICE 21.0600	4,553.76	6,318.00
HUDSON RESOURCES INC MONTH END PRICE 0.2660	45,819.87	10,640.00
HUDSON VALLEY HOLDING CORP COMMON STOCK USD.2	55,631.12	56,160.99
HUGOTON ROYALTY TR SBI MONTH END PRICE 7.3100	52,160.99	26,084.46
HUMANA INC COMMON STOCK USD.166	122,697.72	123,534.00
HUMANA INC COMMON STOCK USD.166	123,511.33	256,195.79
HUMANA INC SR UNSECURED 12/22 3.15	49,805.00	49,721.45
HUMANA INC MONTH END PRICE 68.6300	93,357.98	84,365.69
HUMATECH INC MONTH END PRICE 0.0006	1,117.40	3.00
HUMITECH INTL GROUP INC MONTH END PRICE 0.0000	764.83	—
HUNT GOLD CORPORATION MONTH END PRICE 0.0001	0.07	—
HUNTINGTON 7.875% PFD MONTH END PRICE 26.5800	9,429.40	8,771.40
HUNTINGTON BANCSHARES INC COMMON STOCK USD.01	217,179.81	126,579.51

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
HUNTINGTON BANCSHARES INC MONTH END PRICE 6.3900	228,284.64	227,043.21
HUNTINGTON INGALLS W I MONTH END PRICE 43.3400	5,520.60	5,765.37
HUNTINGTON INGALLS INDUSTRIE COMMON STOCK USD.01	552,036.44	589,424.00
HUNTSMAN CORP COMMON STOCK USD.01	296,726.97	435,660.00
HUNTSMAN CORP MONTH END PRICE 15.9000	154,613.44	186,685.07
HUNTSMAN INTL LLC 8.625% DUE 3/15/21 MONTH END PRICE 113.5000	5,575.50	5,675.00
HURCO COMPANIES INC COMMON STOCK NPV	20,969.64	20,700.00
HUSKY ENERGY INC MONTH END PRICE 29.6500	13,954.73	16,307.50
HUSSMAN STRATEGIC GROWTH MONTH END PRICE 10.7100	180,640.93	145,436.58
HUSSMAN STRATEGIC TOTAL RETURN FD MONTH END PRICE 12.1100	440,140.13	441,407.65
HUTCHISON TELECOMMUNICATIONS MONTH END PRICE 6.8900	—	1,384.89
HUTCHISON WHAMPOA LTD MONTH END PRICE 21.1800	1,432.80	1,524.96
HUTTIG BLDG PRODS INC MONTH END PRICE 1.6000	10,732.10	13,102.40
HYATT HOTELS CORP CL A COMMON STOCK USD.01	89,978.64	92,568.00
HYATT HOTELS MONTH END PRICE 38.5700	2,116.73	1,928.50
HYDRO QUEBEC LOCAL GOVT G 06/17 1.375	599,304.00	608,040.00
HYDROGEN HYBRID TECHS MONTH END PRICE 0.0001	7,073.90	0.30
HYDROGENETICS INC MONTH END PRICE 0.0001	1,372.35	5.00
HYDROGENICS CORP NEW MONTH END PRICE 6.7700	5,819.95	6,770.00
HYFLUX LTD ORD MONTH END PRICE 1.0479	9,193.74	7,597.28
HYPERDYNAMICS CORP MONTH END PRICE 0.5979	88,351.47	18,385.43
HYPERTENSION DIAGNOSTICS MONTH END PRICE 0.0071	7,932.85	213.00
HYSTER-YALE MH CL A MONTH END PRICE 48.8000	5,982.20	31,720.00
HYSTER-YALE MH CL B MONTH END PRICE 48.8000	—	6,832.00
HYUNDAI CAPITAL AMERICA SR UNSECURED 144A 10/17 2.125	49,931.50	50,358.00
I B I Z TECH CORP NEW MONTH END PRICE 0.0000	4,825.82	—
I C U MEDICAL INC MONTH END PRICE 60.9300	13,481.91	19,192.95
I LEVEL MEDIA GROUP NEW MONTH END PRICE 0.2110	9,921.18	26.38
I N G GROEP N V ADR MONTH END PRICE 9.4900	988.87	949.00
I T T CORPORATION NEW MONTH END PRICE 23.4600	11,845.84	10,588.96
IAC INTERACTIVE CORP NEW MONTH END PRICE 47.2420	19,607.46	18,849.56
IAMGOLD CORP COMMON STOCK NPV	930,243.95	860,295.88
IAMGOLD CORPORATION MONTH END PRICE 11.4700	59,758.48	46,510.85
IBC ADV ALLOYS CORP MONTH END PRICE 0.3280	24,171.50	7,652.90
IBERIABANK 3.8% 1/15/20 MONTH END PRICE 1.1033	10,000.00	11,033.00
IBERIABANK CORP COMMON STOCK USD1.	1,310,684.90	1,154,320.00
IBERIABANK CORP COMMON STOCK USD1.	484,579.89	501,024.00
IBERIABANK CORP MONTH END PRICE 49.1200	3,977.25	3,438.40
IBIO INC MONTH END PRICE 0.6200	3,283.95	700.60
IBM 130216C00200000 MONTH END PRICE 158.0000	(155.29)	(158.00)
IBM MONTH END PRICE 120.6220	22,012.68	24,124.40
IC POTASH CORP MONTH END PRICE 0.7522	13,237.92	7,522.00
ICICI BANK LTD SPON ADR ADR	562,952.44	651,533.40
ICON ASIA REGIONAL FUND MONTH END PRICE 12.8100	16,610.04	15,285.88
ICON ENERGY FD CL S MONTH END PRICE 18.9400	295,955.77	293,026.35
ICON EQUITY INCOME FD CL A MONTH END PRICE 12.0800	22,166.82	22,232.62
ICON HEALTHCARE FD CL S MONTH END PRICE 17.2800	12,191.64	12,408.80
ICON INDUSTRIALS FD CL S MONTH END PRICE 8.5600	8,320.02	10,309.44
ICON MATERIALS FUND CL S MONTH END PRICE 11.1900	52,733.89	43,304.39
ICON MEDIA HLDGS INC MONTH END PRICE 0.0005	2,406.95	50.00
ICON PLC SPONSORED ADR ADR	98,715.90	97,298.80
IDEMITSU KOSAN CO LTD COMMON STOCK	120,356.96	121,933.92
IDENIX PHARMACEUTICALS INC MONTH END PRICE 4.8500	4,201.46	2,667.50
IDERA PHARMACEUTICALS NEW MONTH END PRICE 0.8900	4,637.34	1,335.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
IDEX CORP MONTH END PRICE 46.5300	3,819.99	4,094.64
IDEXX LABS INC MONTH END PRICE 92.8000	19,537.91	22,086.40
IDGLOBAL CORP NEW MONTH END PRICE 0.0008	7,587.99	83.06
IDO SECURITY INC NEW MONTH END PRICE 0.1559	1,226.50	389.75
IDT CORP MONTH END PRICE 9.5400	48,619.57	48,081.19
IELEMENT CORP NEW MONTH END PRICE 0.0012	13,664.95	5.85
IFINIX CORP NEW F MONTH END PRICE 0.0360	201.95	3.60
IGO INC MONTH END PRICE 0.2850	2,808.84	270.75
IGSM GROUP INC NEW MONTH END PRICE 0.0020	1,006.95	4.00
IHI CORP COMMON STOCK	87,938.21	97,674.83
II-VI INCORPORATED MONTH END PRICE 18.2300	8,235.84	6,015.90
ILFC E CAPITAL TRUST II LIMITD GUARA 144A 12/65 VAR	19,974.80	17,100.00
ILLINOIS TOOL WKS INC MONTH END PRICE 60.8100	99,799.24	114,634.89
ILLINOIS TOOL WORKS COMMON STOCK USD.01	345,958.82	619,045.80
ILLUMINA INC MONTH END PRICE 55.5900	57,747.67	74,435.01
IMAGING DIAGNOSTIC NEW MONTH END PRICE 0.0230	2,113.90	690.00
IMAGING DIAGNOSTIC SYS MONTH END PRICE 0.0001	17,359.62	2,015.00
IMAGING3 INC MONTH END PRICE 0.0040	12,481.81	164.28
IMAGINON INC NEW MONTH END PRICE 0.0001	8,031.64	0.15
IMATION CORP COMMON STOCK USD.01	10,111.60	10,741.00
IMAX CORP MONTH END PRICE 22.4800	48,361.23	51,097.04
IMMOFINANZ AG COMMON STOCK	78,087.72	115,163.99
IMMUNOCELLULAR THERA MONTH END PRICE 1.9200	56,253.67	61,056.00
IMMUNOGEN INC MONTH END PRICE 12.7500	13,512.57	12,495.00
IMMUNOVATIVE INC MONTH END PRICE 0.0901	36,037.85	10,947.15
IMPAC MTG HLDGS INC NEW MONTH END PRICE 14.1000	8,234.00	4,850.40
IMPACT FUSION INTL INC MONTH END PRICE 0.0012	5,657.18	1,269.61
IMPALA PLATINUM HLDGS MONTH END PRICE 19.9500	779.21	598.50
IMPATH LIQUIDATING TR MONTH END PRICE 0.0000	2,900.06	—
IMPAX LABORATORIES INC MONTH END PRICE 20.4900	18,070.55	15,572.40
IMPERIAL CREDIT INDS INC MONTH END PRICE 0.0001	3,502.00	2.00
IMPERIAL OIL LTD MONTH END PRICE 43.0000	26,273.85	27,950.00
IMPERIAL RESOURCES INC MONTH END PRICE 0.0750	18,589.57	5,632.50
IMPERIAL TOBACCO GROUP PLC COMMON STOCK GBP.1	1,176,039.41	1,509,840.48
IMPLANT SCIENCES CORP MONTH END PRICE 1.0600	85,639.61	74,730.00
IMRIS INC F MONTH END PRICE 3.6900	7,791.05	7,380.00
IMS CAPITAL VALUE FUND MONTH END PRICE 15.5900	2,664.57	2,616.49
IMX RESOURCES LTD 15WTSF 9/14/15 MONTH END PRICE 0.0504	3,745.23	75.60
IMX RESOURCES LTD ORD F MONTH END PRICE 0.1713	—	1,901.43
INCYTE GENOMICS INC MONTH END PRICE 16.6100	7,167.72	8,305.00
INDEPENDENCE ENERGY MONTH END PRICE 0.0050	244,229.60	2,125.00
INDEPENDENT BANK CP MONTH END PRICE 3.5044	12,896.96	12,440.62
INDIA FUND INC MONTH END PRICE 20.9100	77,676.65	50,165.68
INDIGO-ENERGY INC MONTH END PRICE 0.0005	673,276.22	2,503.48
INDITEX COMMON STOCK EUR.15	560,794.83	776,842.61
INDITEX COMMON STOCK EUR.15	321,618.28	350,524.84
INDL AND COMM BANK ORD MONTH END PRICE 0.7096	6,116.36	7,096.00
INDUS PENOLES SA ORD MONTH END PRICE 50.1255	28,599.12	33,132.96
INDUSTRIAL & COML AD MONTH END PRICE 14.4800	1,415.22	1,491.44
INDUSTRY CALIF SA 6.6000% 01/01/19 MONTH END PRICE 109.6700	5,364.20	5,483.50
INDYMAC INDA MORTGAGE LOAN TRU INDA 2007 AR7 1A1	38,645.32	33,905.47
INDYMAC INDX MORTGAGE LOAN TRU INDX 2007 AR15 2A1	118,921.83	142,622.05
INDYMAC INDX MORTGAGE LOAN TRU INDX 2007 AR5 2A1	77,036.57	82,393.97
INDYMAC MORTGAGE HLDGS INC MONTH END PRICE 0.0000	1,758.65	—

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
INDYMAC RESIDENTIAL ASSET BACK INABS 2006 H1 A	240,482.08	117,243.75
INERGY LP MONTH END PRICE 18.1900	43,998.27	28,811.63
INFINEON TECH AG ADR MONTH END PRICE 8.2700	9,817.63	8,270.00
INFINERA CORPORATION MONTH END PRICE 5.8099	271,179.73	232,029.98
INFINITY PHARMACEUTICALS MONTH END PRICE 35.0000	20,095.05	22,750.00
INFOBLOX INC COMMON STOCK	126,305.16	120,938.10
INFORMATICA CORP MONTH END PRICE 30.3200	1,739.58	1,516.00
INFOSONICS CORP MONTH END PRICE 0.6500	4,988.38	325.00
INFOSYS TECH SPON ADR MONTH END PRICE 42.3000	1,890.96	1,142.10
INFRAX SYSTEMS INC NEW MONTH END PRICE 0.0295	0.10	0.03
ING CORPORATE LEADERS TRUST FUND MONTH END PRICE 24.8700	93,193.46	96,259.21
ING GLOBAL ADV & PREM FD MONTH END PRICE 11.3500	44.57	30.60
ING GLOBAL BD CL A MONTH END PRICE 11.6500	4,369.70	4,305.77
ING GLOBAL EQTY DIV PREM MONTH END PRICE 8.6700	54,984.73	42,625.85
ING GLOBAL REAL ESTATE CL A MONTH END PRICE 18.0500	108,301.54	120,229.10
ING GROEP N V 6.375% PFD MONTH END PRICE 24.1900	17,288.95	24,190.00
ING GROEP N V 8.50% MONTH END PRICE 25.5900	52,616.82	54,803.73
ING GROEP NV 7.375% PFD MONTH END PRICE 24.9900	65,899.68	80,154.20
ING GROEP NV CVA DUTCH CERT EUR.24	1,132,173.93	1,049,027.35
ING GROEP NV CVA DUTCH CERT EUR.24	804,628.50	804,327.62
ING GROEP NV CVA DUTCH CERT EUR.24	103,902.80	111,271.48
ING INTL SMALL CAP FD CL W MONTH END PRICE 45.7500	24,819.45	21,194.28
ING MUT FD GLOBL R/E FD W MONTH END PRICE 18.0800	9,755.00	12,680.61
ING PRIME RATE TRUST MONTH END PRICE 6.2100	3,701.53	3,943.91
ING RISK MNGD NATURAL RES MONTH END PRICE 10.3400	15,281.67	10,340.00
ING RUSSIA FUND CLASS A MONTH END PRICE 33.3800	3,851.54	3,361.40
ING SMID CAP EQTY FD CL A MONTH END PRICE 16.0600	10,252.52	12,945.23
ING VALUE CHOICE FD CL A MONTH END PRICE 14.3200	26,129.59	25,356.55
INGERSOLL RAND PLC COMMON STOCK USD1.	269,653.78	314,138.00
INGERSOLL-RAND PLC MONTH END PRICE 47.9600	13,227.22	15,917.00
INGLES MARKETS INC CLASS A COMMON STOCK USD.05	115,213.88	119,094.00
INGREDION INC MONTH END PRICE 64.4300	56,064.79	68,588.13
INLAND B&T NA 3.1% 9/24/13 MONTH END PRICE 1.0188	25,000.00	25,469.25
INLAND REAL ESTATE NEW MONTH END PRICE 8.3800	6,960.27	6,694.70
INNERWORKINGS INC COMMON STOCK USD.0001	196,593.34	195,813.80
INNERWORKINGS INC COMMON STOCK USD.0001	709,343.67	813,364.50
INNODATA CORPORATION NEW MONTH END PRICE 3.7800	296,008.41	289,170.00
INNOFONE COM INC NEW MONTH END PRICE 0.0003	7,979.85	7.50
INNOPHOS HOLDINGS INC MONTH END PRICE 46.5000	108.77	105.44
INNOVATIVE SOLUTIONS & SUPPORT INC MONTH END PRICE 3.4400	11,717.30	1,806.00
INNOVEX INC MONTH END PRICE 0.0035	7,185.18	3.15
INOLIFE TECHNOLOGIES NEW MONTH END PRICE 0.0001	123.86	—
INOVIO BIOMEDICAL CORP MONTH END PRICE 0.4995	36,096.11	29,970.00
INPEX CORP COMMON STOCK	1,024,951.66	667,106.53
INPEX CORP COMMON STOCK	156,320.45	133,421.31
INROB TECH LTD MONTH END PRICE 0.0003	263.98	0.30
INSIGHT ENTERPRISES INC COMMON STOCK USD.01	304,716.78	264,024.00
INSIGHT ENTERPRISES INC MONTH END PRICE 17.3700	4,027.97	3,474.00
INSITE VISION MONTH END PRICE 0.3070	154,576.65	29,349.20
INSPERITY INC MONTH END PRICE 32.5600	13,891.40	16,280.00
INSPIRATION MNG CORP MONTH END PRICE 0.1021	19,165.44	510.50
INSULET CORP COMMON STOCK USD.001	240,176.89	249,865.50
INSULET CORP MONTH END PRICE 21.2200	10,149.53	10,610.00
INTC 130119C00021000 MONTH END PRICE 35.0000	(6,246.31)	(2,240.00)

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
INTC 140118C00025000 MONTH END PRICE 54.0000	(168.29)	(54.00)
INTC 150117C00025000 MONTH END PRICE 118.0000	(446.81)	(354.00)
INTECH RISK-MANAGED CORE FD CLASS T MONTH END PRICE 15.4500	42,350.85	47,310.80
INTEGRA LIFESCIENCES HLDGS MONTH END PRICE 38.9700	2,123.42	1,948.50
INTEGRATED DEVICE TECH MONTH END PRICE 7.3000	13,995.52	13,870.00
INTEGRATED SILICON SOLUTION COMMON STOCK USD.0001	89,910.26	87,300.00
INTEGRYS ENERGY GROUP INC COMMON STOCK USD1.	91,086.07	96,659.22
INTEGRYS ENERGY GROUP INC MONTH END PRICE 52.2200	70,039.52	102,172.69
INTEL CORP COMMON STOCK USD.001	674,593.34	647,782.00
INTEL CORP COMMON STOCK USD.001	1,820,269.64	2,418,702.46
INTEL CORP MONTH END PRICE 20.6200	3,001,787.50	2,708,994.70
INTELAKARE MARKETING INC MONTH END PRICE 0.0100	1,537.95	2.00
INTELSAT JACKSON HLDG COMPANY GUAR 04/19 7.25	463,500.00	483,750.00
INTERACTIVE BROKERS CL A MONTH END PRICE 13.6799	20,205.35	18,963.85
INTERACTIVE INTEL GP INC MONTH END PRICE 33.5400	2,470.75	2,515.50
INTERCONTINENTAL HOTELS GROU COMMON STOCK GBP.458967	500,397.16	546,629.10
INTERCONTINENTALEXCHANGE INC COMMON STOCK USD.01	250,056.22	215,429.40
INTERCONTINENTALEXCHANGE MONTH END PRICE 123.8100	14,860.30	14,238.15
INTERCONTL HTL NEW ADR F MONTH END PRICE 27.8200	11,037.03	12,185.16
INTERDIGITAL INC COMMON STOCK USD.01	940,820.65	1,311,090.00
INTERDIGITAL INC MONTH END PRICE 41.0900	82,947.67	79,870.71
INTERFACE INC MONTH END PRICE 16.0700	1,597.55	1,607.00
INTERMOLECULAR INC MONTH END PRICE 8.9000	2,978.90	3,560.00
INTERMUNE INC MONTH END PRICE 9.6900	12,059.01	7,752.00
INTERNATIONAL BUSINESS 7.5% 6/15/13 MONTH END PRICE 103.2538	5,636.45	5,162.69
INTERNATIONAL ENEXCO LTD MONTH END PRICE 0.5480	5,220.23	1,096.00
INTERNATIONAL PAPER CO COMMON STOCK USD1.	332,915.98	410,710.56
INTERNATIONAL PAPER CO MONTH END PRICE 39.8400	112,366.93	144,996.16
INTERNATIONAL POWER GP MONTH END PRICE 0.0001	1,379.32	7.44
INTERNATIONAL RECTIFIER CORPORATION MONTH END PRICE 17.7300	18,294.90	17,730.00
INTERNATIONAL STEM CELL CORP MONTH END PRICE 0.2000	43,118.60	12,100.00
INTERNET FUND MONTH END PRICE 43.1800	207,841.55	205,777.31
INTEROIL CORP MONTH END PRICE 55.5300	42,476.22	41,647.50
INTERPUBLIC GROUP COS INC MONTH END PRICE 11.0200	1,545.13	1,542.80
INTERPUBLIC GROUP OF COS INC COMMON STOCK USD.1	147,939.45	113,539.06
INTERSECTIONS INC MONTH END PRICE 9.4800	25,963.71	24,570.21
INTERSTATE P&L 8.375 MONTH END PRICE 25.6500	22,782.95	20,520.00
INTERTEK GROUP PLC COMMON STOCK GBP.01	442,664.87	489,469.21
INTERXION HOLDING NV COMMON STOCK EUR.1	240,239.37	257,439.60
INTESA SANPAOLO COMMON STOCK EUR.52	486,195.85	479,710.73
INTESA SANPAOLO SPA ADR MONTH END PRICE 10.6400	1,714.84	1,830.08
INTEST CORP MONTH END PRICE 2.7600	14,680.78	13,938.00
INTEVAC INC COMMON STOCK NPV	76,618.42	50,727.00
INTL AUTOMATED SYSTEMS MONTH END PRICE 0.3200	11,018.41	4,160.00
INTL BUSINESS MACHINES CORP COMMON STOCK USD.2	376,498.09	498,030.00
INTL BUSINESS MACHINES CORP COMMON STOCK USD.2	1,829,575.12	4,799,859.90
INTL BUSINESS MACHINES MONTH END PRICE 191.5500	1,480,893.85	1,498,516.34
INTL DISPENSING CORP MONTH END PRICE 0.3400	35,258.00	32,623.00
INTL FCSTONE INC MONTH END PRICE 17.4100	18,997.54	17,932.30
INTL FLAVORS + FRAGRANCES COMMON STOCK USD.125	75,769.37	127,157.94
INTL GAME TECHNOLOGY COMMON STOCK USD.156.25	592,373.42	606,476.00
INTL GAME TECHNOLOGY COMMON STOCK USD.156.25	115,235.64	87,967.36
INTL GAME TECHNOLOGY MONTH END PRICE 14.1700	18,457.29	18,417.79
INTL GOLD RESOURCES NEW MONTH END PRICE 0.0002	41,963.80	12.85

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
INTL LEASE FIN 8.25%20 MONTH END PRICE 119.5000	6,063.96	5,975.00
INTL LEASE FINANCE CORP SR SECURED 144A 09/14 6.5	59,998.20	64,050.00
INTL LEASE FINANCE CORP SR SECURED 144A 09/16 6.75	291,626.25	325,525.00
INTL RECTIFIER CORP COMMON STOCK USD1.	1,185,357.21	1,076,778.36
INTL SHIPHOLDING CORP COMMON STOCK USD1.	9,593.85	9,772.64
INTL SHIPHOLDING CORP MONTH END PRICE 16.4800	927.65	824.00
INTL SPEEDWAY CL A MONTH END PRICE 27.6494	23,417.09	26,045.73
INTL SPEEDWAY CORP CL B MONTH END PRICE 27.2500	1,439.95	817.50
INTL TOWER HILLS MN NEWF MONTH END PRICE 2.1700	19,919.17	8,680.00
INTRALINKS HOLDINGS MONTH END PRICE 6.1700	305,629.63	123,400.00
INTRAOP MED CORP MONTH END PRICE 0.3500	7,305.40	700.00
INTREPID CAPITAL FUND MONTH END PRICE 11.2700	24,162.68	25,731.02
INTREPID POTASH INC MONTH END PRICE 21.2900	16,255.57	14,903.00
INTREPID SMALL CAP MONTH END PRICE 14.7800	875,828.28	849,438.78
INTRICON CORPORATION MONTH END PRICE 4.0500	4,275.95	1,215.00
INTUIT INC COMMON STOCK USD.01	191,608.21	388,654.00
INTUIT MONTH END PRICE 59.4754	14,391.75	17,252.82
INTUITIVE SURGICAL INC COMMON STOCK USD.001	1,034,301.81	1,279,865.70
INTUITIVE SURGICAL INC COMMON STOCK USD.001	64,604.30	55,902.18
INTUITIVE SURGICAL INC COMMON STOCK USD.001	268,902.61	435,448.56
INTUITIVE SURGICAL NEW MONTH END PRICE 490.3700	503,457.39	512,927.02
INVENSENSE INC MONTH END PRICE 11.1100	37,782.59	33,052.25
INVENSYS PLC COMMON STOCK GBP.1	809,052.07	1,209,938.22
INVENTURE FOODS INC MONTH END PRICE 6.4900	4,001.85	6,490.00
INVERSIONES Y REP GDR MONTH END PRICE 6.9700	5,323.46	2,091.00
INVESCO AMER FRANCHISE A MONTH END PRICE 12.6300	32,624.68	42,625.74
INVESCO BALANCED RISK ALLOC FD CL A MONTH END PRICE 12.4500	512,458.59	519,893.85
INVESCO CHARTER FUND CL A MONTH END PRICE 17.9600	224.50	233.84
INVESCO CHARTER FUND CL A MONTH END PRICE 17.9600	8,235.53	13,851.65
INVESCO COMSTOCK A MONTH END PRICE 17.8100	105,704.00	107,154.19
INVESCO CONSTELLATION FD CLASS A MONTH END PRICE 23.9700	3,057.86	4,243.53
INVESCO ENERGY FD CL A MONTH END PRICE 37.4400	10,937.60	9,831.26
INVESCO EQTY AND INCM A MONTH END PRICE 9.1900	105,808.59	108,332.12
INVESCO GBL REAL ESTATE INCM A MONTH END PRICE 9.0000	34,820.95	35,066.62
INVESCO GLOBAL HEALTH CARE FD INV CL MONTH END PRICE 30.4800	9,487.47	9,240.41
INVESCO INTL GROWTH FUND CL A MONTH END PRICE 28.8400	3,694.44	5,726.90
INVESCO INTL SMALL CO CL A MONTH END PRICE 20.8100	18,660.45	19,710.38
INVESCO LTD COMMON STOCK USD.2	238,896.50	272,144.79
INVESCO LTD F MONTH END PRICE 26.0900	11,867.35	13,253.72
INVESCO MORTGAGE CAP MONTH END PRICE 19.7100	134,627.00	143,121.39
INVESCO MUNI INCM OPPTYS SBI MONTH END PRICE 7.3200	7,693.95	8,008.08
INVESCO TECHNOLOGY FUND INVESTOR CL MONTH END PRICE 33.3500	2,084.63	1,286.78
INVESCO VAN KAMPEN CA MONTH END PRICE 13.7400	39,655.00	41,220.00
INVESCO VAN KAMPEN DYNAMIC FUND MONTH END PRICE 12.4800	24,734.20	25,074.05
INVESCO VAN KAMPEN HIGH INCOME II MONTH END PRICE 17.2500	25,812.51	27,861.81
INVESCO VAN KAMPEN SR INCM TR MONTH END PRICE 5.1800	142,052.98	139,517.17
INVESTMENT CO OF AMERICA CL F MONTH END PRICE 30.1100	4,751.54	6,022.06
INVESTMENT MANAGERS SER TR MONTH END PRICE 16.8000	2,136.97	2,219.21
INVESTMENT TECH GRP MONTH END PRICE 9.0000	4,460.41	900.00
INVESTMENT TECHNOLOGY GROUP COMMON STOCK USD.01	397,318.89	391,500.00
INVESTOR AB B SHS COMMON STOCK NPV	145,165.47	199,597.01
INVESTORS BANCORP INC COMMON STOCK USD.01	345,414.99	359,156.00
INVICTUS FINANCIAL NEW MONTH END PRICE 0.0001	42,964.41	0.25
IOC 130119C00060000 MONTH END PRICE 117.0000	(1,327.27)	(585.00)

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ION GEOPHYSICAL CORP MONTH END PRICE 6.5100	33,959.67	19,530.00
IPATH PURE BETA ETN MONTH END PRICE 33.5800	21,439.65	18,469.00
IPC THE HOSPITALIST CO INC MONTH END PRICE 39.7100	7,169.73	6,949.25
IPG PHOTONICS CORP COMMON STOCK USD.0001	734,721.20	925,102.00
IPG PHOTONICS CORP MONTH END PRICE 66.6500	146,755.55	185,020.40
IPIX CORPORATION MONTH END PRICE 0.0000	808.61	—
IQ CANADA SMALL CAP MONTH END PRICE 23.1500	20,591.69	17,478.25
IQ GLOBAL ETF MONTH END PRICE 25.5800	7,813.30	7,674.00
IQ HEDGE MULTI STRAT ETF MONTH END PRICE 27.8100	16,315.60	16,129.80
IRELAND BANK ADR NEW F MONTH END PRICE 6.5000	31,998.95	34,775.00
IRIDIUM COMMUNICATIONS INC MONTH END PRICE 6.7200	9,592.20	8,064.00
IROBOT CORP MONTH END PRICE 18.7400	20,208.96	16,116.40
IRON MOUNTAIN 8.3750% 08/15/21 MONTH END PRICE 110.2500	5,394.25	5,512.50
IRON MOUNTAIN INC COMMON STOCK USD.01	106,991.11	122,647.50
IRON MOUNTAIN INC NEW MONTH END PRICE 31.0500	11,022.17	10,619.10
IRONSTONE BANK NA 5.2% 11/17/16 MONTH END PRICE 1.1414	5,000.00	5,706.95
IRONSTONE BK 5.45% 7/18/17 MONTH END PRICE 1.1672	10,000.00	11,672.40
ISHARES BARCLAYS ETF MONTH END PRICE 103.0800	1,563,493.68	1,571,264.06
ISHARES BARCLAYS ETF MONTH END PRICE 50.1100	20,031.88	19,843.56
ISHARES DIVERSIFIED ETF MONTH END PRICE 50.6542	36,522.73	37,940.00
ISHARES DJ US TRANSN IDX MONTH END PRICE 94.3454	130,006.82	143,976.09
ISHARES EFT MONTH END PRICE 51.2900	19,988.32	19,951.81
ISHARES ETF MONTH END PRICE 26.1700	52,766.95	52,340.00
ISHARES ETF MONTH END PRICE 50.5900	39,760.03	40,261.87
ISHARES ETF MONTH END PRICE 55.7100	4,290.00	4,345.38
ISHARES FIXED INCM E MONTH END PRICE 62.6700	23,817.86	23,501.25
ISHARES FTSE NAREIT INDX INDEX FD MONTH END PRICE 48.4648	55,738.82	59,302.63
ISHARES GSCI COMMODITY INDEX MONTH END PRICE 32.7900	5,395.14	5,082.45
ISHARES HOME CONSTRUCTION INDEX FD MONTH END PRICE 21.1600	101,429.21	103,509.70
ISHARES MEDICAL DEVICES INDEX FUND MONTH END PRICE 67.6000	30.26	36.12
ISHARES MORNINGSTAR FUND MONTH END PRICE 64.4700	23,253.70	24,788.80
ISHARES MORNINGSTAR FUND MONTH END PRICE 76.5000	51,592.90	60,043.60
ISHARES MORNINGSTAR FUND MONTH END PRICE 82.0400	10,579.62	11,510.17
ISHARES MORNINGSTAR FUND MONTH END PRICE 90.7599	66,438.36	76,456.19
ISHARES MORNINGSTAR FUND MONTH END PRICE 93.8500	30,350.44	37,211.21
ISHARES MORNINGSTAR FUND MONTH END PRICE 95.2700	2,004.90	5,239.85
ISHARES MSCI ACWI INDEX MONTH END PRICE 48.0800	118,736.40	126,392.95
ISHARES MSCI AUS IDX FDF MONTH END PRICE 25.1400	375,774.95	398,113.21
ISHARES MSCI AUSTRIA MONTH END PRICE 18.1900	12,280.44	10,698.13
ISHARES MSCI BRAZIL INDX MONTH END PRICE 55.9400	1,234,485.32	1,037,034.53
ISHARES MSCI BRIC IDX FD MONTH END PRICE 40.8400	12,886.27	11,639.40
ISHARES MSCI CDA IDX FDF MONTH END PRICE 28.4000	211,324.62	206,954.66
ISHARES MSCI CHILE INDEX MONTH END PRICE 63.2400	13,733.96	13,723.08
ISHARES MSCI CHINA ETF MONTH END PRICE 48.5000	35,377.73	38,430.97
ISHARES MSCI EMERGING MKTS INDX FD MONTH END PRICE 44.3500	1,159,271.31	1,213,264.18
ISHARES MSCI EMU INDEX FD MONTH END PRICE 33.4600	4,752.85	4,949.43
ISHARES MSCI ETF MONTH END PRICE 27.8000	3,012.89	3,321.87
ISHARES MSCI ETF MONTH END PRICE 29.0400	63,761.24	62,813.52
ISHARES MSCI ETF MONTH END PRICE 29.6200	6,595.77	8,382.46
ISHARES MSCI ETF MONTH END PRICE 30.2600	8,092.46	8,230.72
ISHARES MSCI ETF MONTH END PRICE 34.5500	12,607.66	14,476.45
ISHARES MSCI ETF MONTH END PRICE 45.8801	44,986.22	47,810.67
ISHARES MSCI ETF MONTH END PRICE 58.7600	61,197.69	59,270.63
ISHARES MSCI FRANCE MONTH END PRICE 23.5900	4,168.55	4,718.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ISHARES MSCI GRMNY IDX F MONTH END PRICE 24.7000	80,151.04	87,116.90
ISHARES MSCI GWTH IDX FD MONTH END PRICE 60.0400	145,342.80	149,040.92
ISHARES MSCI HK IDX FD F MONTH END PRICE 19.4200	196,135.02	202,490.95
ISHARES MSCI ISRAEL INX MONTH END PRICE 41.9000	36,936.24	33,641.54
ISHARES MSCI ITALY IDX MONTH END PRICE 13.4500	17,914.63	18,892.84
ISHARES MSCI JPN IDX FDF MONTH END PRICE 9.7500	97,621.74	94,859.78
ISHARES MSCI KOREA IDX MONTH END PRICE 63.3520	146,034.76	152,144.45
ISHARES MSCI MALAYSIA F MONTH END PRICE 15.1300	41,366.98	43,337.78
ISHARES MSCI MEXICO IDXF MONTH END PRICE 70.5300	237,846.50	256,587.11
ISHARES MSCI NETHERLNDSF MONTH END PRICE 20.5100	11,024.26	9,147.46
ISHARES MSCI PAC EX JAPN MONTH END PRICE 47.1400	402,373.66	423,566.55
ISHARES MSCI S F INDX FD MONTH END PRICE 71.5800	24,442.95	25,053.00
ISHARES MSCI SINGAPORE MONTH END PRICE 13.6900	186,671.15	193,849.66
ISHARES MSCI SPAIN IDX MONTH END PRICE 30.2600	32,245.41	32,830.41
ISHARES MSCI SWEDEN IDXF MONTH END PRICE 30.2000	581.10	634.20
ISHARES MSCI SWITZRLND MONTH END PRICE 26.8000	178,350.07	196,247.75
ISHARES MSCI TAIWAN INDX MONTH END PRICE 13.6200	35,138.21	35,132.83
ISHARES MSCI THAI INDEX MONTH END PRICE 82.4900	12,713.35	13,976.81
ISHARES MSCI TURKEY IDX MONTH END PRICE 66.7800	10,374.44	12,955.32
ISHARES MSCI UTD KINGDOM INDX FD MONTH END PRICE 17.9400	25,047.00	26,317.98
ISHARES MSCI VAL IDX FD MONTH END PRICE 48.6400	481,266.11	441,602.21
ISHARES OIL EQUIP & SVC INDEX FUND MONTH END PRICE 51.0100	7,556.33	7,345.44
ISHARES PHARMACEUTICAL INDEX FUND MONTH END PRICE 85.0200	2,215.56	2,125.50
ISHARES RUSSELL 1000 VALUE INDEX FD MONTH END PRICE 72.8200	1,360,321.22	1,532,555.53
ISHARES RUSSELL MICROCAP INDEX FUND MONTH END PRICE 52.3200	103,923.52	107,103.92
ISHARES RUSSELL MIDCAP INDEX FD MONTH END PRICE 113.1000	176,221.57	205,325.08
ISHARES RUSSELL MIDCAP VALUE INDEX MONTH END PRICE 50.2400	60,273.68	67,646.23
ISHARES RUSSELL MIDCAP MONTH END PRICE 62.8000	69,584.88	85,531.85
ISHARES S&P 1500 INDX FD MONTH END PRICE 64.9380	51,326.95	51,950.40
ISHARES S&P EURO 350 MONTH END PRICE 39.3000	47,226.28	47,959.68
ISHARES S&P GBL CONSUMER MONTH END PRICE 73.6300	138,698.43	143,063.09
ISHARES S&P GLBL INDX FD MONTH END PRICE 63.9600	60,625.76	64,919.40
ISHARES S&P GLOBAL MATLS MONTH END PRICE 62.4500	96,247.09	98,285.20
ISHARES S&P GLOBAL UTILS MONTH END PRICE 41.2300	9,581.66	8,617.07
ISHARES S&P MIDCAP 400 GROWTH INDEX MONTH END PRICE 114.4100	163,662.91	180,276.79
ISHARES S&P MIDCAP 400 VALUE INDEX MONTH END PRICE 88.1400	187,499.06	206,901.36
ISHARES S&P NORTH AM TECH SOFTWARE MONTH END PRICE 63.0295	1,261.09	1,575.74
ISHARES S&P SMALLCAP 600 GROWTH FD MONTH END PRICE 84.0400	196,795.28	264,106.62
ISHARES S&P SMALLCAP 600 VALUE INDEX MONTH END PRICE 80.9100	364,896.16	424,172.56
ISHARES S&P U S PFD FUND MONTH END PRICE 39.6200	1,003,035.94	1,020,046.98
ISHARES SILVER TRUST MONTH END PRICE 29.3700	4,378,779.88	4,114,590.15
ISHARES TR COHEN & STEER MONTH END PRICE 78.5400	491,051.34	616,385.75
ISHARES TR COMEX GOLD MONTH END PRICE 16.2792	2,027,840.03	2,021,030.12
ISHARES TR DJ US BASIC MATERIALS MONTH END PRICE 69.3100	104,304.99	105,747.16
ISHARES TR DJ US CONSUMER GOODS SECT MONTH END PRICE 74.9900	3,867.89	4,318.55
ISHARES TR DJ US ENERGY SEC INDX FD MONTH END PRICE 40.8400	52,792.40	55,950.80
ISHARES TR DJ US HLTHCARE MONTH END PRICE 83.5100	162,987.73	194,913.64
ISHARES TR DJ US INDL MONTH END PRICE 73.3300	37,790.15	41,076.82
ISHARES TR DJ US TELECOM MONTH END PRICE 24.2600	106,097.54	109,960.41
ISHARES TR DJ US UTILS MONTH END PRICE 86.3600	114,498.17	124,444.76
ISHARES TR DOW JONES SELECT DIVIDEND MONTH END PRICE 57.2400	423,369.59	455,310.67
ISHARES TR DOW JONES US FINANC SECT MONTH END PRICE 60.7000	128,719.33	132,295.38
ISHARES TR DOW JONES US REAL ESTATE MONTH END PRICE 64.6700	261,334.36	279,874.36
ISHARES TR GOLDMAN SACHS TECH INDEX MONTH END PRICE 67.4600	39,362.93	44,928.36

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ISHARES TR GOLDMAN SACHS MONTH END PRICE 28.1399	54,139.57	52,486.72
ISHARES TR GOLDMAN SACHS MONTH END PRICE 38.1600	352,904.94	342,283.96
ISHARES TR GOLDMAN SACHS MONTH END PRICE 52.0400	23,785.44	24,458.80
ISHARES TR GS INVESTOP MONTH END PRICE 120.9900	745,735.68	779,442.69
ISHARES TR LEHMAN 1-3 YR TREASURY BD MONTH END PRICE 84.4200	1,888,707.62	1,903,011.98
ISHARES TR LEHMAN AGGREGATE BD FD MONTH END PRICE 111.0800	8,113,402.04	8,258,832.75
ISHARES TR LEHMAN BD FD MONTH END PRICE 105.4800	2,197,853.34	2,209,905.15
ISHARES TR LEHMAN BD FD MONTH END PRICE 107.4900	197,405.65	197,339.38
ISHARES TR LEHMAN BD FD MONTH END PRICE 110.2600	111,460.02	111,472.86
ISHARES TR LEHMAN BD FD MONTH END PRICE 111.2900	121,985.79	124,140.68
ISHARES TR LEHMAN BD FD MONTH END PRICE 113.1600	177,480.85	177,095.40
ISHARES TR LEHMAN BD FD MONTH END PRICE 134.8600	37,902.44	37,221.36
ISHARES TR LEHMAN BD FD MONTH END PRICE 33.6700	38,049.42	36,877.18
ISHARES TR LEHMAN BOND FUND MONTH END PRICE 121.1800	502,845.13	495,669.28
ISHARES TR LEHMAN TIPS BOND FUND MONTH END PRICE 121.4100	3,906,018.48	4,166,653.36
ISHARES TR MSCI EAFE FD MONTH END PRICE 56.8600	1,655,392.11	1,768,414.50
ISHARES TR NASDAQ BIOTECH INDEX FD MONTH END PRICE 137.2200	154,901.73	153,627.26
ISHARES TR RUSSELL 1000 MONTH END PRICE 65.4900	980,797.99	1,144,653.04
ISHARES TR RUSSELL 1000INDEX FD MONTH END PRICE 79.1500	57,474.96	64,333.94
ISHARES TR RUSSELL 2000 INDEX FD MONTH END PRICE 84.3178	486,200.37	502,482.33
ISHARES TR RUSSELL 2000 GRWTH INX MONTH END PRICE 95.3100	1,162,450.85	1,331,668.43
ISHARES TR RUSSELL 2000 MONTH END PRICE 75.5100	963,498.11	1,087,797.65
ISHARES TR RUSSELL 3000 MONTH END PRICE 53.4100	53,638.55	55,593.18
ISHARES TR RUSSELL 3000 MONTH END PRICE 84.6800	98,967.93	114,826.05
ISHARES TR RUSSELL 3000 MONTH END PRICE 95.3500	79,207.09	110,224.60
ISHARES TR S& P GLOBAL INFORMATION MONTH END PRICE 67.3100	79,500.90	83,126.11
ISHARES TR S&P 100 INDEX MONTH END PRICE 64.6900	53,504.79	52,950.66
ISHARES TR S&P 500 BARRA VALUE INDEX MONTH END PRICE 66.3900	55,944.72	66,013.39
ISHARES TR S&P 500 GROWTH INDEX FUND MONTH END PRICE 75.7400	213,100.48	235,366.53
ISHARES TR S&P GLOBAL HEALTHCARE MONTH END PRICE 64.5000	59,354.90	66,503.80
ISHARES TR S&P GLOBAL MONTH END PRICE 38.2500	124,946.36	125,884.11
ISHARES TR S&P GLOBAL MONTH END PRICE 45.6600	17,670.63	18,790.43
ISHARES TR S&P GLOBAL MONTH END PRICE 57.1700	19,909.49	19,552.14
ISHARES TR S&P INDEX MONTH END PRICE 24.9100	39,049.14	37,605.60
ISHARES TR S&P LATN AMER MONTH END PRICE 43.8400	114,492.06	105,776.89
ISHARES TR S&P MIDCAP MONTH END PRICE 101.7000	4,377,608.88	4,843,292.80
ISHARES TR S&P SMALLCAP 600 INDEX FD MONTH END PRICE 78.1000	3,345,499.25	3,820,693.46
ISHARES TR MONTH END PRICE 113.2950	6,507.96	6,797.70
ISHARES TR MONTH END PRICE 123.2200	174,839.95	175,218.84
ISHARES TR MONTH END PRICE 13.6700	9,353.85	8,871.83
ISHARES TR MONTH END PRICE 31.7300	76,672.91	84,221.02
ISHARES TR MONTH END PRICE 34.2400	27,554.44	29,686.08
ISHARES TR MONTH END PRICE 37.1700	27,985.91	31,397.47
ISHARES TR MONTH END PRICE 60.5200	8,585.00	8,966.15
ISHARES TR MONTH END PRICE 97.0208	1,609.30	1,455.31
ISHARES TRS&P GLOBAL TIMBER & FOR MONTH END PRICE 45.2400	5,524.80	6,220.61
ISHARES TRUST DOW JONES MONTH END PRICE 70.7200	55,483.59	55,068.88
ISHARES TRUST ETF MONTH END PRICE 122.7900	228,763.95	240,403.36
ISHARES TRUST FTSE EPRA MONTH END PRICE 33.1300	26,598.95	29,538.12
ISHARES TRUST IBOXX $ HIGH YIELD MONTH END PRICE 93.3500	858,952.29	892,351.75
ISHARES TRUST INDEX FUND MONTH END PRICE 40.4500	1,105,785.18	1,151,231.86
ISHARES TRUST S&P 500 INDEX MONTH END PRICE 143.1400	6,646,630.61	7,383,390.90
ISHARES TRUST S&P GLOBAL MONTH END PRICE 7.1700	9,090.75	6,212.74
ISHARES TRUST MONTH END PRICE 107.9900	402,056.12	400,102.95

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ISHARES TRUST MONTH END PRICE 110.6400	13,167.53	13,704.53
ISHARES TRUST MONTH END PRICE 35.7100	13,752.99	14,284.00
ISHARES TRUST MONTH END PRICE 40.7100	71,452.73	80,291.18
ISHARES U S INSURANCE INDEX FD MONTH END PRICE 32.9930	6,034.64	6,698.35
ISIS PHARMACEUTICALS MONTH END PRICE 10.4400	29,992.87	31,320.00
ISLE OF CAPRI CASINOS COMMON STOCK USD.01	38,946.45	43,680.00
ISLE OF CAPRI CASINOS MONTH END PRICE 5.6000	5,306.95	5,600.00
ISORAY INC MONTH END PRICE 0.7800	78.70	62.40
ISRAEL CORP LIMITED/THE COMMON STOCK ILS1.	142,906.61	151,695.59
ISRAELI SHEKEL	0.02	0.03
ISTAR FINANCIAL 8.6250% 06/01/13 MONTH END PRICE 103.0000	948.48	1,030.00
ISTAR FINANCIAL INC MONTH END PRICE 8.1500	39,755.85	54,422.96
ISTAR FINL 7.50% I PFD MONTH END PRICE 21.7500	19,397.40	26,100.00
ISTAR FINL INC D PFD MONTH END PRICE 22.3300	35,946.58	46,893.00
ISTAR FINL INC SER E PFD MONTH END PRICE 22.1300	22,113.40	26,556.00
ISTAR FINL INC MONTH END PRICE 21.8000	15,908.95	21,800.00
ISUZU MOTORS LTD COMMON STOCK	143,151.69	214,446.59
ITAU UNIBANCO BANCO MULTI ADR MONTH END PRICE 16.4600	44,843.62	36,689.34
ITAU UNIBANCO HLDNG PREF ADR ADR NPV	349,694.24	353,231.60
ITC HLDGS CORP MONTH END PRICE 76.9100	35,171.60	39,933.15
ITERIS INC NEW MONTH END PRICE 1.7000	20,007.90	17,000.00
ITOCHU CORP COMMON STOCK	916,486.00	1,224,481.39
ITOCHU CORPORATION ADR F MONTH END PRICE 21.1900	1,414.37	1,419.73
ITRON INC COMMON STOCK NPV	577,002.11	559,102.50
ITT EDL SVCS INC MONTH END PRICE 17.3100	7,657.28	2,423.40
ITV PLC COMMON STOCK GBP.1	94,209.97	119,906.94
IVA WORLDWIDE A MONTH END PRICE 15.9000	129,995.82	131,448.88
IVA WORLDWIDE FD CL I MONTH END PRICE 15.9000	39,461.94	41,310.22
IVANHOE ENERGY INC MONTH END PRICE 0.7051	2,543.93	2,256.32
IVY ASSET STRATEGY FD CL Y MONTH END PRICE 25.9300	149,823.04	174,208.81
IVY ASSET STRATEGY FUND CL A MONTH END PRICE 25.8800	679,786.50	765,981.31
IVY GLOBAL NATURAL RESOURCES FD A MONTH END PRICE 16.9700	1,943.68	1,390.71
IVY GLOBAL NATURAL RESOURCES FD CL Y MONTH END PRICE 17.2100	6,206.55	4,803.79
IVY HIGH INCM FUND CL Y MONTH END PRICE 8.5400	24,926.65	25,126.21
IVY HIGH INCM I MONTH END PRICE 8.5400	80,660.96	84,416.80
IVY MID CAP GROWTH FUND CL Y MONTH END PRICE 19.0700	145,266.91	146,512.50
IWM 130316C00087000 MONTH END PRICE 164.0000	(591.52)	(328.00)
IXIA MONTH END PRICE 16.9800	23,692.34	25,470.00
IXYS CORPORATION COMMON STOCK USD.01	131,145.70	135,272.00
IZEA INC NEW MONTH END PRICE 0.2200	1,896.95	16.50
J + J SNACK FOODS CORP COMMON STOCK NPV	240,524.94	262,154.00
J D HUTT CORP MONTH END PRICE 0.0120	1,866.01	42.00
J HANCOCK DISCIPLINED VAL FD CL A MONTH END PRICE 14.3800	118,565.28	131,501.25
J M SMUCKERS CO NEW MONTH END PRICE 86.2400	18,323.07	18,674.18
J N R RESOURCES INC MONTH END PRICE 0.0800	34,404.52	11,654.00
J P MORGAN CHASE & CO MONTH END PRICE 43.9691	1,462,099.57	1,731,350.40
J P MORGAN CHASE 6.20% 10/15/34 MONTH END PRICE 25.4400	7,005.95	7,632.00
J P MORGAN CHASE 6.25% 10/27/33 MONTH END PRICE 25.4400	23,576.30	25,440.00
J P MORGAN TERM REPO	3,900,000.00	3,900,000.00
J.C. PENNEY CO INC COMMON STOCK USD.5	118,431.82	66,028.50
J2 GLOBAL INC MONTH END PRICE 30.6000	7,493.65	8,578.88
JA SOLAR HLDGS NEW ADR F MONTH END PRICE 4.2700	163,636.23	26,516.70
JABIL CIRCUIT INC COMMON STOCK USD.001	110,453.92	83,544.99
JABIL CIRCUIT INC MONTH END PRICE 19.2900	79,699.75	80,825.10

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
JACK IN THE BOX INC MONTH END PRICE 28.6000	7,116.96	8,580.00
JACOBS ENGINEERING GROUP INC COMMON STOCK USD1.	230,130.57	234,135.00
JACOBS ENGINEERING GROUP INC COMMON STOCK USD1.	227,494.72	130,902.75
JACOBS ENGR GROUP INC MONTH END PRICE 42.5700	14,553.15	15,452.91
JAGUAR MINING INC MONTH END PRICE 0.6315	65,519.52	11,479.41
JAMBA INC MONTH END PRICE 2.2400	20,008.14	21,011.20
JAMES BALANCED GOLDEN RAINBOW FUND MONTH END PRICE 21.6900	120,119.08	140,374.23
JAMES RIVER COAL CO MONTH END PRICE 3.2100	31,445.33	32,719.53
JAMES RIVER ESC 7.8750% 04/01/19 MONTH END PRICE 57.2500	5,185.00	5,725.00
JAMES SMALL CAP FUND MONTH END PRICE 24.6500	115,703.79	127,559.29
JAMMIN JAVA CORP MONTH END PRICE 0.0840	200,920.71	8,362.62
JANUS BALANCED FUND CLASS T MONTH END PRICE 26.2300	364,498.09	394,392.34
JANUS CAPITAL GROUP INC MONTH END PRICE 8.5200	16,939.36	17,892.00
JANUS CONSERVATIVE ALLOCATION FUND T MONTH END PRICE 12.7100	11,300.37	11,092.02
JANUS CONTRARIAN FUND CLASS T MONTH END PRICE 15.1100	457,159.94	416,212.63
JANUS ENTERPRISE FUND CLASS T MONTH END PRICE 65.9500	207,098.74	249,808.71
JANUS FLEXIBLE BOND FUND CLASS T MONTH END PRICE 10.8200	101,690.63	103,709.19
JANUS FORTY FD CLASS T MONTH END PRICE 37.9900	29,700.05	33,772.35
JANUS FUND CLASS T MONTH END PRICE 31.9500	81,973.29	90,251.88
JANUS GLOBAL LIFE SCIENCES T MONTH END PRICE 29.9300	30,082.29	41,385.98
JANUS GLOBAL REAL ES MONTH END PRICE 10.2600	26,997.19	29,572.22
JANUS GLOBAL RESEARCH FUND CLASS T MONTH END PRICE 15.6700	62,847.15	69,864.07
JANUS GLOBAL SELECT FUND CLASS T SHA MONTH END PRICE 10.0100	244,755.37	223,005.23
JANUS GLOBAL TECHNOLOGY FD CLASS T MONTH END PRICE 18.8500	23,177.53	28,499.52
JANUS GROWTH & INCOME FUND CLASS T MONTH END PRICE 34.1500	283,132.82	282,784.57
JANUS GROWTH ALLOCATION FUND CLASS T MONTH END PRICE 12.5900	71,259.60	83,286.16
JANUS HIGH YIELD FUND CLASS T MONTH END PRICE 9.3200	236,224.74	251,967.32
JANUS MODERATE ALLOCATION FUND CLASS MONTH END PRICE 12.7500	28,161.77	36,498.62
JANUS OVERSEAS FD CL T MONTH END PRICE 34.1900	1,630,371.76	1,359,744.27
JANUS RESEARCH FUND CLASS T MONTH END PRICE 32.5600	104,543.67	122,338.89
JANUS SHORT-TERM BOND FUND T MONTH END PRICE 3.0800	97,336.90	97,810.27
JANUS TRITON FUND CL I MONTH END PRICE 18.1200	18,097.70	18,067.51
JANUS TRITON FUND CLASS T MONTH END PRICE 18.0200	863,016.11	920,698.80
JANUS TWENTY FUND CLASS T MONTH END PRICE 62.0600	82,330.23	105,831.79
JANUS VENTURE FUND CLASS T MONTH END PRICE 54.3300	111,534.72	105,802.46
JANUS WORLDWIDE FD CL T MONTH END PRICE 47.2500	107,318.30	94,773.48
JAPAN FUND CLASS S MONTH END PRICE 9.8100	26,679.08	25,800.02
JAPAN SMALLER CAP FUND MONTH END PRICE 7.2000	3,103.10	2,880.00
JAPAN TOBACCO INC COMMON STOCK	182,087.78	228,352.62
JAPANESE YEN	14,404.11	14,243.67
JAPANESE YEN	(6,531.71)	(6,491.00)
JAPANESE YEN	(2,308.79)	(2,283.07)
JAPANESE YEN	14,450.06	14,053.93
JARDEN CORP MONTH END PRICE 51.7000	14,203.13	15,251.50
JARDINE CYCLE + CARRIAGE LTD COMMON STOCK NPV	1,188,840.82	1,774,478.41
JAYDEN RESOURCES INC F MONTH END PRICE 0.0453	3,256.12	1,132.50
JAYHAWK ENERGY INC MONTH END PRICE 0.0145	681.90	72.50
JCI 130119C00026000 MONTH END PRICE 470.0000	(260.77)	(1,410.00)
JCP 130119C00022000 MONTH END PRICE 46.0000	(97.29)	(46.00)
JCP 130216C00021000 MONTH END PRICE 138.0000	(195.29)	(138.00)
JCP 130216C00022000 MONTH END PRICE 103.0000	(156.29)	(103.00)
JDS UNIPHASE CORP COMMON STOCK USD.001	1,553,334.86	73,088.92
JDS UNIPHASE CORP NEW MONTH END PRICE 13.5000	92,976.78	94,351.50
JDSU 130316C00013000 MONTH END PRICE 134.0000	(1,165.40)	(1,340.00)

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
JEFFERIES GROUP 5.5% 3/15/16 MONTH END PRICE 106.2500	129,099.42	138,125.00
JEFFERIES GROUP 6.8750% 04/15/21 MONTH END PRICE 112.0000	10,697.50	11,200.00
JEFFERIES GROUP INC NEW MONTH END PRICE 18.5700	7,094.79	9,635.47
JEFFERIES TR/J ETF MONTH END PRICE 44.7211	21,202.56	18,993.92
JENSEN QUALITY GROWTH FD CL J MONTH END PRICE 29.7600	290,533.84	342,411.48
JERONIMO MART SGPS A MONTH END PRICE 38.9000	3,378.40	4,006.70
JET GOLD CORP NEW MONTH END PRICE 0.0879	8,866.77	8,790.00
JETBLUE AIRWAYS CORP MONTH END PRICE 5.7200	365,273.34	413,630.36
JHANCOCK INCOME FUND CL A MONTH END PRICE 6.7500	30,389.96	30,886.66
JHANCOCK2 STRATEGIC INCM OPPTY A MONTH END PRICE 11.1300	57,098.59	58,306.20
JINKOSOLAR HLDG CO A MONTH END PRICE 6.2100	5,402.97	1,242.00
JINPAN INTL LTD MONTH END PRICE 5.7700	19,001.70	10,963.00
JM SMUCKER CO/THE COMMON STOCK NPV	107,686.41	225,000.16
JMAR INDS INC MONTH END PRICE 0.0000	438.55	—
JNJ 130119C00072500 MONTH END PRICE 5.0000	(389.84)	(25.00)
JNJ 130119P00072500 MONTH END PRICE 254.0000	592.70	254.00
JOES JEANS INC MONTH END PRICE 1.0000	21,451.90	12,500.00
JOHN BEAN TECHNOLOGIES CORP COMMON STOCK USD.01	223,487.88	236,341.00
JOHN BEAN TECHNOLOGIES CORP MONTH END PRICE 17.7700	3,082.09	3,554.00
JOHN DEERE CAPITAL CORP UNSECURED 04/19 2.25	100,130.33	102,921.90
JOHN HANCOCK CLASSIC VALUE FD CL A MONTH END PRICE 17.4700	33,999.09	30,581.27
JOHN HANCOCK FDS II MONTH END PRICE 10.7100	1,416,141.16	1,416,392.15
JOHN HANCOCK FDS II MONTH END PRICE 10.7200	13,491,698.68	13,738,574.06
JOHN HANCOCK FDS IIALT AST ALLC I MONTH END PRICE 14.4700	38,745.94	39,809.60
JOHN HANCOCK LARGE CAP EQUITY CL A MONTH END PRICE 28.1500	18,107.98	21,714.52
JOHN HANCOCK SMALL CO FUND A MONTH END PRICE 21.2200	2,960.65	4,480.52
JOHNSON & JOHNSON MONTH END PRICE 70.1000	2,793,901.07	3,098,235.68
JOHNSON + JOHNSON COMMON STOCK USD1.	453,817.65	490,700.00
JOHNSON + JOHNSON COMMON STOCK USD1.	1,231,194.44	1,352,930.00
JOHNSON + JOHNSON COMMON STOCK USD1.	659,898.82	725,535.00
JOHNSON + JOHNSON COMMON STOCK USD1.	673,868.14	658,940.00
JOHNSON + JOHNSON COMMON STOCK USD1.	2,668,445.04	4,577,459.90
JOHNSON CONTROLS INC COMMON STOCK USD.01388	674,104.32	653,910.00
JOHNSON CONTROLS INC COMMON STOCK USD.01388	709,603.76	732,195.00
JOHNSON CONTROLS INC COMMON STOCK USD.01388	1,035,320.78	1,197,300.00
JOHNSON CONTROLS INC COMMON STOCK USD.01388	2,063,648.01	1,820,295.10
JOHNSON CONTROLS INC COMMON STOCK USD.01388	272,545.93	493,318.30
JOHNSON CONTROLS INC MONTH END PRICE 30.6700	224,058.51	223,133.30
JOHNSON MATTHEY PLC COMMON STOCK GBP1.047619	510,826.32	522,927.03
JOHNSON OUTDOORS INC A COMMON STOCK USD.05	62,843.60	59,760.00
JONES LANG LASALLE INC MONTH END PRICE 83.9400	1,935.20	2,098.50
JONES SODA CO MONTH END PRICE 0.3000	23,805.03	7,050.00
JONESTOWN BK & TR CO MONTH END PRICE 22.0000	2,706.95	2,200.00
JOS A BANK CLOTHIERS INC MONTH END PRICE 42.5800	8,806.95	8,516.00
JOY 130119C00070000 MONTH END PRICE 20.0000	(123.29)	(20.00)
JOY GLOBAL INC COMMON STOCK USD1.	627,550.11	644,178.00
JOY GLOBAL INC COMMON STOCK USD1.	605,222.40	513,429.00
JOY GLOBAL INC COMMON STOCK USD1.	1,447,498.98	1,234,780.80
JOY GLOBAL INC COMMON STOCK USD1.	220,082.74	153,072.00
JOY GLOBAL INC MONTH END PRICE 63.7800	264,799.03	235,579.05
JP MORGAN CHASE BK 0% 10/13/16 MONTH END PRICE 1.0921	15,000.00	16,381.65
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP8 AM	58,340.75	59,541.74
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2006 LDP9 A3	78,553.56	79,652.26
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 CB20 A4	468,095.31	512,294.26

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
JP MORGAN CHASE COMMERCIAL MOR JPMCC 2007 CB20 AM	11,589.84	11,594.80
JP MORGAN DISCIPLINED EQ SELECT SH MONTH END PRICE 17.8200	4,494.30	4,482.71
JP MORGAN INTERNATIONAL MONTH END PRICE 14.3100	18,000.00	22,186.05
JP MORGAN MID-CAP VALUE FD INSTL SHS MONTH END PRICE 27.9900	23,733.31	29,880.39
JP MORGAN MID-CAP VALUE FUND CL A MONTH END PRICE 27.5500	160,497.06	185,122.20
JP MORGAN REALTY INCOME CL A MONTH END PRICE 11.5900	50,000.00	49,785.23
JP MORGAN U.S. EQUITY CL A MONTH END PRICE 11.2100	53,154.59	56,444.75
JPM 130216C00044000 MONTH END PRICE 159.0000	(144.48)	(318.00)
JPM 140118C00042000 MONTH END PRICE 553.0000	(419.28)	(553.00)
JPMORGAN & CHASE & C 4.875% 3/15/14 MONTH END PRICE 104.3536	3,173.85	3,130.61
JPMORGAN & CHASE & CO MONTH END PRICE 25.9700	83,474.14	80,793.90
JPMORGAN CHASE 18 WTS 10/28/18 MONTH END PRICE 11.8600	13,921.75	11,860.00
JPMORGAN CHASE & CO 6.125% 6/27/17 MONTH END PRICE 116.4143	3,019.09	3,492.43
JPMORGAN CHASE & CO MONTH END PRICE 38.4600	90,300.02	92,447.82
JPMORGAN CHASE + CO COMMON STOCK USD1.	505,656.50	637,565.00
JPMORGAN CHASE + CO COMMON STOCK USD1.	576,987.28	615,580.00
JPMORGAN CHASE + CO COMMON STOCK USD1.	998,724.99	1,141,021.50
JPMORGAN CHASE + CO COMMON STOCK USD1.	928,038.20	973,935.50
JPMORGAN CHASE + CO COMMON STOCK USD1.	3,006,834.51	3,937,689.38
JPMORGAN CHASE + CO SR UNSECURED 05/38 6.4	121,886.00	134,047.90
JPMORGAN CHASE + CO SR UNSECURED 07/20 4.4	110,389.40	124,172.84
JPMORGAN CHASE + CO SR UNSECURED 08/21 4.35	100,191.00	111,823.70
JPMORGAN CHASE + CO SR UNSECURED 10/15 1.1	299,877.00	299,990.70
JPMORGAN CHASE + CO SR UNSECURED 10/20 4.25	264,671.72	289,153.02
JPMORGAN CHASE + CO SUBORDINATED 01/13 5.75	56,817.90	55,000.00
JPMORGAN CHASE 6.625% 9/15/36 MONTH END PRICE 25.2700	2,529.95	2,527.00
JPMORGAN CORE PLUS BND SEL MONTH END PRICE 8.5100	18,701.73	16,639.56
JPMORGAN EMERGING MKTS DEBT FUND SEL MONTH END PRICE 9.1100	38.98	40.68
JPMORGAN EQUITY INCOME CL A MONTH END PRICE 10.1600	134,346.69	177,376.47
JPMORGAN HIGH YIELD BOND CL A MONTH END PRICE 8.1000	9,346.21	9,289.49
JPMORGAN HIGH YIELD FD SELECT CL MONTH END PRICE 8.1400	110,162.62	113,498.23
JPMORGAN INCM BUILDER MONTH END PRICE 9.8500	2,519.80	2,519.80
JPMORGAN INTL OPP CL A MONTH END PRICE 13.0700	1,269.25	1,645.51
JPMORGAN INTREPID EURO A MONTH END PRICE 19.2000	87,529.80	87,481.69
JPMORGAN LARGE CAP GROWTH FUND CL A MONTH END PRICE 23.9800	114,980.66	121,944.94
JPMORGAN LIMITED DUR BD MONTH END PRICE 9.7900	38,591.95	40,221.08
JPMORGAN MID CAP CORE A MONTH END PRICE 17.8100	29,955.81	31,379.12
JPMORGAN MORTGAGE BACKED SEC A MONTH END PRICE 11.8700	114,106.31	114,303.06
JPMORGAN STRATEGIC INCOME OPPS A MONTH END PRICE 11.8000	29,495.07	29,996.15
JPMORGAN STRATEGIC INCOME OPPTY SEL MONTH END PRICE 11.8300	36,022.53	36,625.06
JPMORGAN VALUE ADVANTAGE CL A MONTH END PRICE 21.2400	52,415.89	61,139.34
JSC MMC NORILSK ADR MONTH END PRICE 18.9400	11,493.90	11,742.80
JULIUS BAER GROUP LTD COMMON STOCK	675,539.76	623,941.63
JULIUS BAER GROUP LTD COMMON STOCK	186,217.10	191,298.44
JUNIPER NETWORKS INC COMMON STOCK USD.00001	244,261.26	241,173.87
JUNIPER NETWORKS INC MONTH END PRICE 19.6700	147,476.54	131,690.65
JUPITER TELECOMMUNS ORD MONTH END PRICE 1,253.2667	3,142.38	3,759.80
JUST ENERGY GROUP INC F MONTH END PRICE 9.5900	22,704.35	17,262.00
K D D I CORP ADR MONTH END PRICE 17.6200	1,910.65	1,814.86
K L A TENCOR CORP MONTH END PRICE 47.7600	7,449.86	7,685.46
K SWISS INC A COMMON STOCK USD.01	54,075.40	59,136.00
K V PHARMACEUTICAL CL A MONTH END PRICE 0.0590	16,462.80	518.91
KABEL DEUTSCHLAND HOLDING AG COMMON STOCK NPV	143,416.18	183,655.59
KADANT INC COMMON STOCK USD.01	91,198.39	95,436.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
KADANT INC MONTH END PRICE 26.5100	135.85	132.55
KAISER ALUMINUM CORP NEW MONTH END PRICE 61.6900	14,741.77	15,778.78
KALMAR GROWTH WITH VALUE SMALL CAP MONTH END PRICE 16.2000	15,218.31	14,636.65
KAMAN CORP CL A MONTH END PRICE 36.8000	5,361.65	5,520.00
KAMINAK GOLD CORP MONTH END PRICE 1.6156	6,096.23	3,554.32
KANDI TECHNOLOGIES CORP MONTH END PRICE 3.9900	74,034.39	69,027.00
KANE CNTY ILL MONTH END PRICE 102.1590	25,031.75	25,539.75
KANSAS CITY LIFE INS MONTH END PRICE 38.1600	2,108.07	2,556.72
KANSAS CITY SOUTHERN MEX SR UNSECURED 04/16 12.5	18,949.00	21,800.00
KANSAS CITY SOUTHERN MONTH END PRICE 83.4800	39,823.39	43,513.11
KAYDON CORP MONTH END PRICE 23.9300	1,888.45	1,196.50
KAYNE ANDERSON ENERGY FD MONTH END PRICE 24.5900	59,519.98	56,193.54
KB HOME MONTH END PRICE 15.8000	58,512.40	68,343.07
KBC GROEP NV COMMON STOCK NPV	94,510.38	115,944.07
KBH 130119C00017500 MONTH END PRICE 15.0000	(85.45)	(150.00)
KBH 130119P00017500 MONTH END PRICE 187.0000	2,564.56	1,870.00
KBR INC COMMON STOCK USD.001	71,025.60	71,808.00
KBR INC MONTH END PRICE 29.9200	63,586.78	69,580.32
KBW INC COMMON STOCK USD.01	591,368.24	607,287.60
KBW INC MONTH END PRICE 15.3000	2,408.49	2,111.40
KDDI CORP COMMON STOCK	261,750.22	296,667.01
KEDEM PHARMACEUTICALS MONTH END PRICE 0.0074	9,121.03	9.25
KEEGAN RESOURCES INC MONTH END PRICE 3.9600	35,127.27	28,512.00
KEELEY SMALL CAP VALUE FUND A MONTH END PRICE 28.6000	62,148.62	68,220.61
KEELEY SMALL CAP VALUE I MONTH END PRICE 28.8100	12,409.81	15,449.25
KELLOGG CO COMMON STOCK USD.25	452,667.26	491,480.00
KELLOGG CO COMMON STOCK USD.25	215,000.92	317,898.20
KELLOGG COMPANY MONTH END PRICE 55.8500	102,336.69	111,847.83
KELLY SERVICES INC A COMMON STOCK USD1.	78,130.00	78,700.00
KELSO TECHNOLOGIES N MONTH END PRICE 0.6500	20,454.63	34,905.00
KEMET CORP 1 10.5000% 05/01/18 MONTH END PRICE 98.6250	15,061.25	14,793.75
KEMET CORPORATION NEW MONTH END PRICE 5.0300	7,532.54	2,515.00
KEMPER CORPORATION MONTH END PRICE 29.5000	4,856.80	8,929.43
KENNADY DIAMONDS INC MONTH END PRICE 1.1996	179.83	167.94
KENNAMETAL INC COMMON STOCK USD1.25	524,051.70	721,120.00
KENNAMETAL INC MONTH END PRICE 40.0000	20,252.49	20,449.62
KENNEDY WILSON HLDGS MONTH END PRICE 13.9800	7,758.75	9,087.00
KEPPEL CORP LTD ADR MONTH END PRICE 18.2600	26,425.78	36,045.24
KERR MCGEE CORP COMPANY GUAR 07/24 6.95	22,346.70	25,338.94
KERR MCGEE CORP COMPANY GUAR 09/31 7.875	276,220.88	318,797.52
KERRY GROUP PLC A COMMON STOCK EUR.125	119,378.75	156,739.96
KERYX BIOPHARMACEUTICALS MONTH END PRICE 2.6200	2,798.64	2,620.00
KEWAUNEE SCIENTIFIC CORP MONTH END PRICE 12.1500	825.39	1,215.00
KEY ENERGY SERVICES INC COMMON STOCK USD.1	500,844.35	489,627.50
KEY ENERGY SERVICES INC COMPANY GUAR 03/21 6.75	101,550.00	100,000.00
KEY TRONIC INC MONTH END PRICE 10.2400	2,873.58	3,072.00
KEYCORP COMMON STOCK USD1.	548,737.43	303,120.00
KEYCORP COMMON STOCK USD1.	1,026,674.85	1,094,187.42
KEYCORP COMMON STOCK USD1.	272,649.69	187,311.32
KEYCORP INC NEW MONTH END PRICE 8.4200	253,063.99	248,609.46
KEYCORP STUDENT LOAN TRUST KSLT 2003 A 1A2	48,242.43	49,649.62
KEYERA CORP F MONTH END PRICE 49.4050	1,125.87	1,235.13
KEYNOTE SYSTEMS INC COMMON STOCK USD.001	32,762.35	32,407.00
KEYNOTE SYSTEMS INC MONTH END PRICE 14.0900	2,298.13	1,481.17

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
KEYW HOLDING CORP MONTH END PRICE 12.6900	3,437.09	3,553.20
KGC 130119C00011000 MONTH END PRICE 5.0000	(300.49)	(30.00)
KHAN RESOURCES INC MONTH END PRICE 0.1160	4,339.46	232.00
KHD HUMBOLDT WEDAG ORD F RESTRICTED MONTH END PRICE 5.8300	—	1,101.87
KHD HUMBOLDT WEDAG ORD F MONTH END PRICE 5.8300	3,387.62	3,393.06
KIMBALL INTERNATIONAL B COMMON STOCK USD.05	210,445.77	211,302.00
KIMBALL INTL INC CL B MONTH END PRICE 11.6100	10,929.44	12,202.07
KIMBER RESOURCES INC MONTH END PRICE 0.3700	112.17	23.68
KIMBERLY CLARK CORP COMMON STOCK USD1.25	409,052.45	773,547.66
KIMBERLY-CLARK CORP MONTH END PRICE 84.4300	462,346.02	541,468.72
KIMCO REALTY CORP REIT USD.01	243,070.58	185,742.48
KIMCO REALTY CORPORATION MONTH END PRICE 19.3200	15,404.82	16,503.82
KINDER MORGAN EN 3.5% 3/01/16 MONTH END PRICE 106.8720	5,092.05	5,343.60
KINDER MORGAN ENER PART SR UNSECURED 02/17 6.	80,698.84	93,440.64
KINDER MORGAN ENER PART SR UNSECURED 12/13 5.	27,962.20	31,134.24
KINDER MORGAN ENERGY PARTNER MONTH END PRICE 134.6771	25,770.40	26,935.42
KINDER MORGAN ENERGY PARTNERS L P MONTH END PRICE 79.7900	435,526.59	465,348.98
KINDER MORGAN HOLDCO LLC MONTH END PRICE 35.3300	316,001.47	324,074.05
KINDER MORGAN INC 17WTS MONTH END PRICE 3.7800	2,045.16	3,390.66
KINDER MORGAN INC COMMON STOCK USD.01	347,051.28	367,432.00
KINDER MORGAN INC COMMON STOCK USD.01	414,216.95	526,417.00
KINDER MORGAN MGMT LLC MONTH END PRICE 75.4600	227,248.01	291,601.18
KINDRED HEALTHCARE INC COMMON STOCK USD.25	22,204.30	21,640.00
KINETICS PARADIGM FUND MONTH END PRICE 23.9900	562,041.20	614,110.34
KINETICS SMALL CAP OPPORTUNITIES FD MONTH END PRICE 25.1700	3,513.44	3,201.83
KINGFISHER PLC COMMON STOCK GBP.157143	138,288.71	151,665.79
KINROSS GOLD CORP 14WTSF 9/17/14 MONTH END PRICE 0.2995	8,169.46	18.57
KINROSS GOLD CORP NEW MONTH END PRICE 9.7200	128,013.79	119,235.24
KIOR INC CL A MONTH END PRICE 6.4100	3,002.62	3,083.21
KIRBY CORP COMMON STOCK USD.1	204,484.79	315,639.00
KIRIN HOLDINGS CO LTD COMMON STOCK	275,450.12	246,758.69
KIRKLAND S INC COMMON STOCK NPV	164,719.56	186,384.00
KIRR MARBACH PARTNER MONTH END PRICE 16.9100	29,276.12	35,736.95
KISKA METALS CORP MONTH END PRICE 0.1250	9,024.48	6,847.13
KIVALLIQENERGY CORP MONTH END PRICE 0.3580	2,222.25	895.00
KKR FINANCIAL HLDGS LLC MONTH END PRICE 10.5600	19,503.48	24,847.66
KLA TENCOR CORPORATION COMMON STOCK USD.001	160,302.28	186,502.80
KLIC 130119C00010000 MONTH END PRICE 195.0000	(2,478.65)	(7,020.00)
KLONDEX MINES LTD MONTH END PRICE 1.2400	2,118.40	1,240.00
KLONDIKE STAR MINERAL CP MONTH END PRICE 0.0200	2,126.53	12.00
KMB 130119C00082500 MONTH END PRICE 230.0000	(789.98)	(920.00)
KNIGHT CAP GROUP INC MONTH END PRICE 3.5100	23,573.84	25,623.00
KNIGHT TRANSN INC MONTH END PRICE 14.6300	18,109.17	14,630.00
KNIGHTSBRIDGE TANKERS LTD MONTH END PRICE 5.2500	72,248.08	21,417.77
KO 130119C00040000 MONTH END PRICE 2.0000	(694.65)	(14.00)
KO 130119C00041250 MONTH END PRICE 2.0000	(108.48)	(12.00)
KO 130216C00037500 MONTH END PRICE 40.0000	(55.53)	(80.00)
KOBEX MINERALS INC MONTH END PRICE 0.4848	5,050.64	242.40
KODIAK ENERGY INC MONTH END PRICE 0.0100	590.17	4.97
KODIAK OIL & GAS CORP MONTH END PRICE 8.8500	230,494.50	232,755.00
KOG 130119C00009000 MONTH END PRICE 20.0000	(134.25)	(100.00)
KOHLS CORP COMMON STOCK USD.01	473,385.77	386,820.00
KOHLS CORP COMMON STOCK USD.01	214,823.39	217,091.98
KOHLS CORP MONTH END PRICE 42.9800	74,087.45	63,826.02

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
KOLA MINING CORP NEW F MONTH END PRICE 0.0500	9,821.70	75.00
KOMATSU LTD MONTH END PRICE 25.7100	746.32	976.98
KOMERCNI BANKA AS COMMON STOCK CZK500.	274,694.75	335,578.36
KON PHILIPS ELEC NV NEWF MONTH END PRICE 26.5400	590.13	690.04
KONICA MINOLTA HOLDINGS INC COMMON STOCK	115,226.69	100,862.53
KONINKLIJKE DSM NV COMMON STOCK EUR1.5	346,331.18	340,745.56
KOREA FUND INC NEW MONTH END PRICE 41.2595	10,711.43	6,230.18
KORN/FERRY INTERNATIONAL MONTH END PRICE 15.8600	1,759.23	1,459.12
KORS 130518P00050000 MONTH END PRICE 607.0000	2,226.23	1,821.00
KOSMOS ENERGY LTD F MONTH END PRICE 12.3500	10,006.65	9,089.60
KRAFT FOODS GROUP INC COMMON STOCK	260,091.68	297,055.51
KRAFT FOODS GROUP INC COMMON STOCK	545,641.10	547,004.10
KRAFT FOODS GROUP INC COMMON STOCK	314,258.74	632,715.05
KRAFT FOODS GROUP INC SR UNSECURED 144A 02/20 5.375	78,583.28	87,651.76
KRAFT FOODS GROUP INC SR UNSECURED 144A 06/22 3.5	128,830.00	138,757.71
KRAFT FOODS GROUP INC MONTH END PRICE 45.4700	197,920.79	198,612.96
KRATOS DEFENSE & SEC SOLUTIO MONTH END PRICE 5.0300	10,594.77	5,030.00
KRFT 130119C00045000 MONTH END PRICE 90.0000	(37.29)	(90.00)
KRFT 130216C00045000 MONTH END PRICE 130.0000	(151.53)	(260.00)
KRFT 130316C00047500 MONTH END PRICE 50.0000	(49.29)	(50.00)
KRISPY KREME DOUGHNUTS INC MONTH END PRICE 9.3800	22,303.83	23,234.26
KROGER CO COMMON STOCK USD1.	217,689.14	313,410.90
KROGER CO MONTH END PRICE 26.0200	87,983.11	99,691.88
KROGER CO/THE COMPANY GUAR 01/20 6.15	128,289.60	146,220.12
KRONOS ADV TECH INC MONTH END PRICE 0.0001	382.45	0.35
KRONOS WORLDWIDE INC MONTH END PRICE 19.5000	10,000.96	10,011.19
KSS 130420C00045000 MONTH END PRICE 175.0000	(421.53)	(350.00)
K-SWISS INC CL A MONTH END PRICE 3.3600	172.89	162.54
KUBOTA CORP ADR MONTH END PRICE 57.6200	3,854.15	4,897.70
KUEHNE & NAGEL INTL MONTH END PRICE 24.3300	3,440.41	3,625.17
KUEHNE + NAGEL INTL AG REG COMMON STOCK CHF1.	208,327.38	226,363.45
KULICKE & SOFFA INDS INC MONTH END PRICE 11.9900	74,717.24	83,906.02
KULICKE + SOFFA INDUSTRIES COMMON STOCK NPV	592,302.86	688,825.50
KULICKE + SOFFA INDUSTRIES COMMON STOCK NPV	724,197.36	817,658.05
L & L ENERGY INC MONTH END PRICE 1.9000	20,779.17	13,423.50
L 3 COMMUNICATIONS HOLDINGS COMMON STOCK USD.01	164,768.25	172,241.76
L G PHILIPS LCD CO ADR MONTH END PRICE 14.4800	4,236.21	4,879.76
L INTL COMPUTERS MONTH END PRICE 0.0000	1,697.44	—
L M L PAYMENT SYSTEMS MONTH END PRICE 3.4300	7,832.97	10,139.08
L OREAL ADR MONTH END PRICE 27.9800	80,603.78	92,669.76
L-3 COMM HLDGS INC MONTH END PRICE 76.6200	37,106.58	34,971.21
LABORATORY CP OF AMER HLDG NEW MONTH END PRICE 86.6200	12,381.55	12,993.00
LABORATORY CRP OF AMER HLDGS COMMON STOCK USD.1	111,478.35	187,099.20
LACLEDE GROUP INC/THE COMMON STOCK USD1.	348,665.40	347,490.00
LAFARGE SA COMMON STOCK EUR4.	99,729.62	106,433.80
LAGARDERE S.C.A. COMMON STOCK EUR6.1	164,572.75	204,305.71
LAKE SHORE GOLD CORP MONTH END PRICE 0.7542	1,452.01	754.20
LAKELAND BANCORP INC COMMON STOCK NPV	41,453.86	43,774.00
LAKELAND FINANCIAL CORP COMMON STOCK NPV	83,865.75	90,440.00
LAM RESEARCH CORP COMMON STOCK USD.001	151,207.49	146,290.37
LAM RESH CORP MONTH END PRICE 36.1300	84,933.09	82,954.48
LAMPERD LESS LETHAL INC MONTH END PRICE 0.0200	299.68	20.00
LAND SECURITIES GROUP PLC REIT GBP.1	107,610.22	117,662.87
LANDAUER INC MONTH END PRICE 61.2100	5,758.56	5,869.40

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
LANDEC CORP MONTH END PRICE 9.5100	22,905.47	27,579.00
LANSING MICH BLDG 5.4% 6/01/15 MONTH END PRICE 101.6120	27,164.50	25,403.00
LARAMIDE RESOURCES MONTH END PRICE 0.8100	162,304.85	64,211.13
LAREDO PETE HLDGS IN MONTH END PRICE 18.1600	11,012.78	10,896.00
LAREDO PETROLEUM HOLDINGS IN COMMON STOCK USD.01	171,837.50	174,336.00
LAS VEGAS SANDS CORP MONTH END PRICE 46.1600	1,014,249.25	933,845.61
LASALLE BANK NA 5.25% 6/06/17 MONTH END PRICE 1.1561	10,000.00	11,560.90
LASALLE HOTEL PPTYS MONTH END PRICE 25.3900	2,605.36	1,498.01
LASALLE HOTEL PROPERTIES REIT USD.01	695,457.54	821,366.50
LATAM AIRLINES GRP SA F MONTH END PRICE 23.5600	11,509.01	8,599.40
LATTICE INC MONTH END PRICE 0.0800	36,213.75	9,928.00
LATTICE SEMICONDUCTOR CORPORATION MONTH END PRICE 3.9900	6,280.82	3,990.00
LAUDUS INTL MKTMSTRS INV MONTH END PRICE 19.8400	473,067.97	496,578.06
LAUDUS INVESTORS US LARGECAP GROWTH MONTH END PRICE 14.4200	550,222.41	593,186.59
LAUDUS MONDRIAN EM MKT FD SLCT MONTH END PRICE 9.7400	51,196.21	55,522.40
LAUDUS MONDRIAN INTL FIX INC INSTL MONTH END PRICE 11.5800	10,185.70	10,021.41
LAUDUS SMALLCAP MKTMSTRS MONTH END PRICE 13.5800	8,882.86	10,926.37
LAW ENFORCEMENT ASSOCS MONTH END PRICE 0.0008	8,690.55	0.74
LAWSON INC COMMON STOCK	418,630.94	611,760.24
LAWSON INC COMMON STOCK	94,762.63	135,946.72
LAWSON PRODUCTS INC COMMON STOCK USD1.	1,986.60	1,980.00
LAYNE CHRISTENSEN COMPANY COMMON STOCK USD.01	783,131.95	789,017.70
LAZARD DEVELOPING MK MONTH END PRICE 12.4000	12,515.00	12,916.67
LAZARD DEVELOPING MKTS EQUITY OPEN MONTH END PRICE 12.4000	67,475.82	63,756.99
LAZARD EMERGING MARKET PORT OPEN SHS MONTH END PRICE 20.0300	567,685.94	570,303.03
LAZARD INTERNATIONAL SML CAP EQ OPEN MONTH END PRICE 8.1700	17,579.76	10,127.30
LAZARD INTERNATIONAL STRATEGIC EQ PT MONTH END PRICE 11.7100	38,711.31	44,408.07
LAZARD LTD CL A COMMON STOCK USD.01	126,972.59	129,804.00
LAZARD US REALTY EQTY PORT OPEN CL MONTH END PRICE 17.4500	5,282.56	5,236.24
LAZARD US REALTY INCM PORT OPEN CL MONTH END PRICE 8.5500	63,615.43	64,273.71
LD HOLDINGS INC MONTH END PRICE 0.5500	9,894.33	6,050.00
LDK SOLAR CO LTD ADR MONTH END PRICE 1.4400	16,178.98	3,273.12
LEAPFROG ENTERPRISES INC MONTH END PRICE 8.6300	62,644.89	62,999.00
LEAR CORP 8.125% 3/15/20 MONTH END PRICE 113.0000	3,375.00	3,390.00
LEAR CORP COMMON STOCK USD.01	1,023,469.20	1,011,744.00
LEAR CORPORATION MONTH END PRICE 46.8400	2,955.20	3,513.00
LEATT CORP NEW MONTH END PRICE 0.5000	1,274.83	66.50
LECERE CORP NEW MONTH END PRICE 0.0050	957.93	1.76
LEGACY RESERVES LP MONTH END PRICE 23.8000	8,193.03	7,140.00
LEGACY WINE & SPIRITS INTL MONTH END PRICE 0.0008	—	0.01
LEGEND OIL & GAS LTD MONTH END PRICE 0.0600	53,597.98	3,000.00
LEGG MASON BW GLOBAL MONTH END PRICE 11.6600	10,221.36	10,326.10
LEGG MASON CAP MGMT GLBL GWTH TR FI MONTH END PRICE 24.8700	5,561.90	5,210.54
LEGG MASON GLOBAL ASSET MMG MONTH END PRICE 12.7100	78,223.75	78,423.75
LEGG MASON INC COMMON STOCK USD.1	252,362.00	75,874.00
LEGG MASON INC MONTH END PRICE 25.7200	25,472.41	26,447.59
LEGGETT & PLATT INC MONTH END PRICE 27.2200	21,021.99	26,263.43
LEGGETT + PLATT INC COMMON STOCK USD.01	70,796.03	89,281.60
LEGRAND SA COMMON STOCK EUR4.	417,163.06	534,000.48
LEHMAN BROS HLDGS 3.6X 3.6% 3/13/09 MONTH END PRICE 23.0000	24,962.50	5,750.00
LEHMAN BROS HLDGS 7.2X 7.2% 8/15/09 MONTH END PRICE 22.5000	10,075.10	2,250.00
LEHMAN BROS HOLDING IXXX ESCROW PEND MONTH END PRICE 0.0000	405.34	—
LEHMAN BROTHERS BK 0% 2/28/13 MONTH END PRICE 0.8746	5,000.00	4,373.00
LEHMAN BRTH HLD 11/56 5.857	52,998.00	—

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
LEHMAN BRTH HLD 12/17 6.75	349,741.00	—
LEHMAN XS TRUST LXS 2005 7N 1A1B	74,564.81	26,588.77
LEHMAN XS TRUST LXS 2006 2N 1A1	189,755.28	119,701.62
LENDER PROCESSING SVCS INC MONTH END PRICE 24.6200	17,274.44	17,433.63
LENEXA KANS 4.25% 9/01/16 MONTH END PRICE 111.3010	25,392.50	27,825.25
LENNAR CORP A COMMON STOCK USD.1	150,601.24	194,123.40
LENNAR CORP A COMMON STOCK USD.1	171,461.23	150,967.68
LENNAR CORP MONTH END PRICE 38.6700	17,522.05	20,765.79
LENNOX INTERNATIONAL INC COMMON STOCK USD.01	174,954.34	185,395.60
LENOVA GROUP LTD ADR MONTH END PRICE 18.3000	1,960.97	3,660.00
LEUCADIA NATIONAL CORP COMMON STOCK USD1.	173,631.82	108,387.24
LEUCADIA NATIONAL CORP MONTH END PRICE 23.7900	57,199.39	50,968.66
LEUTHOLD ASSET ALLOCATION MONTH END PRICE 10.3300	68,433.34	69,831.88
LEUTHOLD CORE INVESTMENT FUND MONTH END PRICE 16.6300	9,941.56	10,046.15
LEUTHOLD SELECT INDUSTRIES MONTH END PRICE 13.3100	25,778.18	21,111.50
LEVEL 3 COMMUN NEW MONTH END PRICE 23.1100	421,801.34	394,279.71
LEVI STRAUSS 6.8750% 05/01/22 MONTH END PRICE 107.2500	5,210.00	5,362.50
LEXICON GENETICS INC MONTH END PRICE 2.2100	50,106.56	41,651.87
LEXINGTON REALTY TRUST MONTH END PRICE 10.4500	1,198.51	1,149.50
LEXMARK INTERNATIONAL GROUP CLASS A MONTH END PRICE 23.1900	16,985.23	13,914.00
LEXMARK INTERNATIONAL INC A COMMON STOCK USD.01	98,787.35	95,079.00
LI & FUNG LTD ORD NEW MONTH END PRICE 1.7650	7,281.45	7,060.00
LI + FUNG LTD COMMON STOCK HKD.0125	647,421.72	707,821.91
LI3 ENERGY INC MONTH END PRICE 0.0589	9,907.85	589.00
LIBERTY ENERGY CORP MONTH END PRICE 0.0202	3,413.05	272.70
LIBERTY GLOBAL INC CL A MONTH END PRICE 62.9600	41,393.54	50,997.60
LIBERTY GLOBAL INC SER C MONTH END PRICE 58.7500	1,858.19	6,462.50
LIBERTY GOLD CORP MONTH END PRICE 0.1850	9,096.77	3,330.00
LIBERTY INTERACTIVE CORPORATION MONTH END PRICE 19.6800	970.22	984.00
LIBERTY INTERACTIVE MONTH END PRICE 67.7600	87.60	135.52
LIBERTY MEDIA 4% 11/15/29 MONTH END PRICE 66.7480	6,029.00	6,674.80
LIBERTY MEDIA CO 8.25%30 MONTH END PRICE 108.5000	4,925.50	5,425.00
LIBERTY MEDIA CORP A MONTH END PRICE 116.0100	8,101.29	10,208.88
LIBERTY PROPERTY TRUST MONTH END PRICE 35.7900	3,303.68	3,579.00
LIBERY SILVER CORP MONTH END PRICE 0.6300	14,343.90	9,450.00
LIFE PARTNERS HOLDINGS MONTH END PRICE 2.6300	11,928.04	2,235.50
LIFE TECHNOLOGIES CORP COMMON STOCK USD.01	107,025.86	201,178.92
LIFE TECHNOLOGIES CORP MONTH END PRICE 49.0300	21,809.71	22,357.68
LIFELINE BIOTECHNOLOGIES INC NEW MONTH END PRICE 0.0002	2,941.17	105.00
LIFELOCK INC MONTH END PRICE 8.1300	213.95	203.25
LIFEPOINT HOSPITALS IN 3.5% 5/15/14 MONTH END PRICE 102.8650	7,685.00	10,286.50
LIFETIME FITNESS MONTH END PRICE 49.2100	3,819.81	4,182.85
LIFEVANTAGE CORP MONTH END PRICE 2.1900	377,591.31	437,353.95
LIGHTBRIDGE CORP MONTH END PRICE 1.4100	1,812.48	329.94
LIGHTING SCIENCE GROUP NEW MONTH END PRICE 0.5600	12,718.85	5,096.00
LIGHTPATH TECH INC A NEW MONTH END PRICE 0.9100	128,357.84	70,414.89
LI-ION MOTORS CORP NEW MONTH END PRICE 0.0075	47.89	0.13
LILLY ELI & COMPANY MONTH END PRICE 49.3200	282,804.37	349,637.49
LIMELIGHT NETWORKS INC MONTH END PRICE 2.2200	41,502.06	15,939.60
LIMITED BRANDS INC COMMON STOCK USD.5	96,242.84	270,924.42
LIMITED BRANDS INC MONTH END PRICE 47.0600	74,293.71	70,729.91
LIN TV CORP MONTH END PRICE 7.5300	5,402.29	12,048.00
LINCOLN ELEC HLDGS INC MONTH END PRICE 48.6800	96,432.32	139,780.14
LINCOLN NATIONAL CORP COMMON STOCK NPV	123,890.13	126,910.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
LINCOLN NATIONAL CORP COMMON STOCK NPV	661,921.44	862,470.00
LINCOLN NATIONAL CORP COMMON STOCK NPV	172,690.72	172,701.20
LINCOLN NATL CORP IND MONTH END PRICE 25.9000	2,022.95	2,072.00
LINDE AG COMMON STOCK NPV	783,097.14	1,219,679.77
LINDSAY MFG CO MONTH END PRICE 80.1200	9,831.95	12,018.00
LINDT + SPRUENGLI AG REG COMMON STOCK CHF100.	221,956.00	226,426.70
LINEAR TECHNOLOGY CORP COMMON STOCK USD.001	428,269.75	452,760.00
LINEAR TECHNOLOGY CORP COMMON STOCK USD.001	220,595.49	184,122.40
LINEAR TECHNOLOGY CORPORATION MONTH END PRICE 34.3000	4,739.05	4,994.58
LINK REAL ESTATE ORD MONTH END PRICE 4.9930	5,478.75	4,993.00
LINK REIT REIT NPV	141,521.73	135,038.72
LINKEDIN CORP A COMMON STOCK	417,043.38	446,649.80
LINKEDIN CORP MONTH END PRICE 114.8200	132,779.11	136,980.26
LINN ENERGY MONTH END PRICE 35.2400	362,048.75	368,076.65
LINNCO LLC MONTH END PRICE 36.1400	105,039.37	102,489.28
LINUX GOLD CORPORATION MONTH END PRICE 0.0190	1,914.90	323.00
LION ONE METALS LTD F MONTH END PRICE 0.7600	127,218.01	83,600.00
LIONBRIDGE TECH INC MONTH END PRICE 4.0200	1,790.45	2,010.00
LIONS GATE ENTMT CP MONTH END PRICE 16.4000	25,391.58	28,700.00
LIONS GATE METALS IN MONTH END PRICE 0.0977	2,873.82	586.20
LIQUIDITY SERVICES INC MONTH END PRICE 40.8600	5,979.75	5,311.80
LIQUIDMETAL TECHNOLOGIES MONTH END PRICE 0.0999	22,051.82	8,491.50
LITHIA MOTORS INC CL A COMMON STOCK NPV	279,507.95	364,470.80
LITHIA MTRS INC MONTH END PRICE 37.4200	9,806.39	9,953.72
LITHIUM CORP MONTH END PRICE 0.0440	7,706.66	1,905.20
LITHIUM EXPLORATION GP MONTH END PRICE 0.2680	12,595.79	6,700.00
LITHIUM TECH CORP NEW MONTH END PRICE 0.0040	919.12	40.27
LITMAN GREGORY FDS TR MONTH END PRICE 11.0100	56,640.35	62,170.61
LITMAN GREGORY MASTERS EQUITY FD I MONTH END PRICE 13.8800	36,942.02	38,242.93
LITMAN GREGORY MASTERS SMALLER CO I MONTH END PRICE 15.3000	19,525.64	23,922.30
LITMAN GREGORY MASTERS VALUE FD I MONTH END PRICE 13.1200	49,073.41	51,843.85
LITMAN GREGORY MASTERSINTL FD INST MONTH END PRICE 15.0200	104,894.73	101,852.39
LIVE CURRENT MEDIA INC MONTH END PRICE 0.0450	1,502.84	21.60
LIVE NATION ENTMT INC MONTH END PRICE 9.3100	186.40	204.82
LIVEPERSON INC COMMON STOCK USD.001	58,072.33	44,978.22
LIVEPERSON INC MONTH END PRICE 13.1400	3,254.58	3,928.86
LIVEWIRE MOBILE INC NEW MONTH END PRICE 0.5200	1,015.45	52.00
LIVING CELL TECHS OR MONTH END PRICE 0.0519	2,258.95	778.50
LJ INTL INC MONTH END PRICE 1.8000	45,350.49	20,854.80
LKCM SMALL EQUITY FD INST’L CLASS MONTH END PRICE 22.6900	34,252.33	33,563.14
LKQ CORP MONTH END PRICE 21.1000	32,986.27	42,200.00
LLOYDS BANKING GROUP PLC COMMON STOCK GBP.1	87,592.82	158,196.28
LLOYDS BANKING GROUP PLC MONTH END PRICE 27.4200	22,258.55	23,032.80
LLOYDS BANKING GROUP MONTH END PRICE 3.2000	12,439.60	15,638.40
LLOYDS TSB BANK PLC BANK GUARANT 144A 09/20 6.5	101,525.00	110,497.00
LLOYDS TSB BK 4.875% 1/21/16 MONTH END PRICE 110.1638	11,168.83	12,118.02
LLOYDS TSB BK 6.375% 1/21/21 MONTH END PRICE 123.0845	112,874.45	134,162.11
LLY 130119C00050000 MONTH END PRICE 55.0000	(289.24)	(275.00)
LMP CAP & INCOME FD INC MONTH END PRICE 13.4700	12,256.95	13,470.00
LMP REAL ESTATE INCOME FD INC MONTH END PRICE 10.9684	133.93	134.50
LMT 130119C00092500 MONTH END PRICE 205.0000	(190.58)	(410.00)
LNG 130119C00018000 MONTH END PRICE 110.0000	(113.53)	(220.00)
LNG 130316C00019000 MONTH END PRICE 135.0000	(453.99)	(540.00)
LNKD 130104C00120000 MONTH END PRICE 20.0000	(164.25)	(100.00)

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
LNKD 130119P00110000 MONTH END PRICE 168.0000	1,185.75	840.00
LOCAL CORPORATION MONTH END PRICE 2.0500	3,498.79	2,050.00
LOCATEPLUS HOLDINGS MONTH END PRICE 0.0000	80.32	—
LOCKHEED MARTIN CORP COMMON STOCK USD1.	309,718.78	584,103.41
LOCKHEED MARTIN CORP MONTH END PRICE 92.2900	283,438.76	320,827.10
LOEWS CORP COMMON STOCK USD.01	186,264.00	183,375.00
LOEWS CORP COMMON STOCK USD.01	167,485.89	299,920.00
LOEWS CORPORATION MONTH END PRICE 40.7500	95,930.40	98,449.15
LOGITECH INTL S A NEW MONTH END PRICE 7.5400	35,865.56	18,096.00
LOJACK CORP MONTH END PRICE 2.7900	1,343.46	334.80
LOMIKO METALS INC MONTH END PRICE 0.0856	8,106.95	4,280.00
LONE PINE RESOURCES INC MONTH END PRICE 1.2300	8,255.95	6,150.00
LONE STAR GOLD INC MONTH END PRICE 0.0310	2,277.43	99.20
LONG RUN EXPL LTD F MONTH END PRICE 4.8990	8,239.72	4,075.97
LONGLEAF PARTNERS FUND MONTH END PRICE 26.3900	200,798.04	184,984.80
LONGLEAF PARTNERS INTL FD MONTH END PRICE 14.0400	54,929.00	46,236.72
LONGLEAF PARTNERS SMALL CAP FD MONTH END PRICE 28.8800	209,735.59	227,665.60
LOOKSMART LTD NEW MONTH END PRICE 0.8900	2,508.95	890.00
LOOMIS SAYLES BOND CL I MONTH END PRICE 15.1200	1,016,323.45	1,085,948.35
LOOMIS SAYLES BOND FUND CL R MONTH END PRICE 15.0600	6,116,820.89	6,594,631.17
LOOMIS SAYLES FDS I MONTH END PRICE 10.6200	116,321.04	116,753.49
LOOMIS SAYLES GLBL BD FD CLASS R MONTH END PRICE 17.1600	285,156.36	307,019.29
LOOMIS SAYLES GLOBAL BOND FD CL I MONTH END PRICE 17.3200	10,960.53	11,251.09
LOOMIS SAYLES INV GRADE BOND Y MONTH END PRICE 12.6200	616,449.43	650,722.79
LOOMIS SAYLES SMALL CAP R MONTH END PRICE 29.8100	44,196.24	51,279.49
LOOMIS SAYLES STRATEGIC ALPHA A MONTH END PRICE 10.1900	58,175.00	60,434.83
LOOMIS SAYLES STRATEGIC INCOME FD A MONTH END PRICE 15.4700	556,641.91	618,726.70
LOOMIS SAYLES STRATEGIC INCOME Y MONTH END PRICE 15.4600	101,079.50	106,504.43
LOOMIS SAYLES VALUE RETAIL MONTH END PRICE 20.9700	48,257.31	56,698.33
LORD ABBETT INTL DIV MONTH END PRICE 8.2600	76,376.09	79,887.68
LORD ABBETT INTL DIVIDEND INC I MONTH END PRICE 8.2800	48,802.64	56,025.36
LORD ABBETT SHORT DUR INCOME CL A MONTH END PRICE 4.6500	149,035.31	150,738.88
LORILLARD INC COMMON STOCK USD.01	202,077.27	357,360.21
LORILLARD INC MONTH END PRICE 116.6700	25,263.95	23,808.80
LOUISIANA PACIFIC CORP COMMON STOCK USD1.	190,715.45	250,715.64
LOUISIANA PACIFIC CORPORATION MONTH END PRICE 19.3200	13,171.19	17,946.57
LOW 130119C00033000 MONTH END PRICE 273.0000	(239.77)	(819.00)
LOW 130119C00035000 MONTH END PRICE 115.0000	(102.29)	(115.00)
LOW 140118C00020000 MONTH END PRICE 1,550.0000	(6,203.04)	(13,950.00)
LOWE S COS INC COMMON STOCK USD.5	538,510.03	655,344.00
LOWE S COS INC COMMON STOCK USD.5	750,024.33	831,168.00
LOWE S COS INC COMMON STOCK USD.5	400,669.75	941,954.88
LOWES COMPANIES MONTH END PRICE 35.5200	385,473.24	450,672.77
LRAD CORP MONTH END PRICE 1.1000	2,529.96	1,100.00
LSI CORP COMMON STOCK USD.01	147,511.23	93,512.64
LSI CORPORATION MONTH END PRICE 7.0700	64,054.31	63,785.54
LSI INDUSTRIES INC COMMON STOCK NPV	9,580.20	9,814.00
LTC PPTYS INC MONTH END PRICE 35.1900	58,770.05	71,906.04
LTX CREDENCE CORP COMMON STOCK USD.05	157,412.35	142,352.00
LUBBOCK TEX 4.442% 2/15/18 MONTH END PRICE 113.1980	25,013.00	28,299.50
LUCAS ENERGY INC NEW MONTH END PRICE 1.4700	1,195.56	735.00
LUCENT TECH CAP CONV TR PFD MONTH END PRICE 829.6700	18,264.95	19,912.08
LUFKIN INDUSTRIES INC MONTH END PRICE 58.1300	11,466.63	11,626.00
LULULEMON ATHLETICA INC COMMON STOCK USD.01	298,463.18	335,793.15

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
LULULEMON ATHLETICA INC MONTH END PRICE 76.2300	279,320.52	298,821.60
LUMBER LIQUIDATORS HLDGS MONTH END PRICE 52.8300	43,310.78	78,241.23
LUMBER LIQUIDATORS HOLDINGS COMMON STOCK USD.001	188,814.02	219,772.80
LUMINENT MTG CAP INC MONTH END PRICE 0.0000	4,620.36	—
LUNA GOLD CORP NEW F MONTH END PRICE 3.2400	4,263.61	6,804.00
LUNDIN MNG CORP MONTH END PRICE 5.1500	25,605.11	25,811.80
LUPAKA GOLD CORP F MONTH END PRICE 0.4240	268.44	41.55
LUXEYARD INC MONTH END PRICE 0.0275	15,832.17	314.05
LUXOTTICA GROUP S P AADR MONTH END PRICE 41.3500	37,623.03	39,406.55
LVMH MOET HENNESSY LOU VUITT MONTH END PRICE 37.6900	138,434.45	167,758.19
LVMH MOET HENNESSY LOUIS VUI COMMON STOCK EUR.3	580,117.24	975,900.17
LVS 140118C00050000 MONTH END PRICE 575.0000	(5,586.84)	(4,600.00)
LWAS/DFA INTL HIGH BOOK TO MARKET MONTH END PRICE 8.1000	79,517.02	56,628.21
LWAS/DFA TWO YEAR CORP MONTH END PRICE 10.0000	71,708.93	71,759.02
LWAS/DFA US HIGH BOOK TO MARKET PORT MONTH END PRICE 14.1800	69,146.70	77,144.26
LYDALL INC MONTH END PRICE 14.3400	10,659.35	17,208.00
LYNAS CORP ADR NEW MONTH END PRICE 0.5870	71,062.21	29,297.17
LYNAS CORPORATION ORD MONTH END PRICE 0.5970	250,448.21	91,378.01
LYONDELLBASELL IND NV SR UNSECURED 11/21 6.	214,250.00	234,500.00
LYONDELLBASELL INDS MONTH END PRICE 57.0900	14,545.28	17,069.91
LYONDELLBASELL INDU CL A COMMON STOCK	426,542.04	508,101.00
LYRIC JEANS INC MONTH END PRICE 0.0037	5,015.62	381.40
M & T BANK CORPORATION MONTH END PRICE 98.4700	26,290.52	29,541.00
M + T BANK CORP COMMON STOCK USD.5	240,070.26	276,208.35
M 2003 ADR MONTH END PRICE 0.0000	4,800.70	—
M D U RESOURCES GROUP INC MONTH END PRICE 21.2400	8,093.90	7,434.00
M G M GRAND MONTH END PRICE 11.6400	148,180.44	160,725.12
M K S INSTRUMENTS INC MONTH END PRICE 25.7800	14.08	14.36
M R V COMMUNICATIONS NEW MONTH END PRICE 10.3000	2,159.81	1,153.60
M S EMERGING MKTS DEBT MONTH END PRICE 16.8400	23,147.02	23,973.16
M W I VETERINARY SUPPLY MONTH END PRICE 110.0000	2,666.87	3,850.00
M/I HOMES INC MONTH END PRICE 26.5000	22,658.40	23,850.00
MABUCHI MOTOR CO LTD COMMON STOCK	782,644.09	669,346.55
MABWE MINERALS INC MONTH END PRICE 0.1000	8,575.75	133.60
MACK CALI REALTY CORP MONTH END PRICE 26.1100	2,830.16	2,824.38
MACQUARIE BANK LTD GOVT LIQUID 144A 07/14 3.3	910,189.60	897,625.00
MACQUARIE FIRST TR GLOBAL MONTH END PRICE 15.2500	33,287.20	35,455.76
MACQUARIE GLOBAL INFRAST MONTH END PRICE 19.0700	16,669.06	19,070.00
MACQUARIE INFRASTR CO LLC MONTH END PRICE 45.5600	3,727.30	7,831.87
MACY S INC COMMON STOCK USD.01	167,991.56	171,688.00
MACY S INC COMMON STOCK USD.01	366,511.64	366,788.00
MACY S INC COMMON STOCK USD.01	383,726.19	383,726.19
MACY S INC COMMON STOCK USD.01	200,038.84	369,129.20
MACYS INC MONTH END PRICE 39.0200	47,358.55	49,157.31
MADISON SQUARE GARDEN CO A COMMON STOCK	72,849.59	75,395.00
MAGELLAN ENERGY LTD NEW MONTH END PRICE 0.0001	617.90	150.00
MAGELLAN HEALTH SERVICES INC COMMON STOCK USD.01	524,076.59	558,600.00
MAGELLAN HEALTH SVCS NEW MONTH END PRICE 49.0000	9,625.45	9,506.00
MAGELLAN MIDSTREAM PTNRS MONTH END PRICE 43.1900	71,134.71	114,202.21
MAGIC SOFTWARE ENT ORD MONTH END PRICE 4.7000	7,696.49	7,755.00
MAGICJACK VOCALTEC LTD F MONTH END PRICE 18.2000	7,744.78	6,370.00
MAGNA INTL INC MONTH END PRICE 50.0200	55,248.29	68,077.22
MAGNETEK INC NEW MONTH END PRICE 10.5600	662.11	316.80
MAGNUM HUNTER RES 8% PFD MONTH END PRICE 42.2378	5,994.11	5,702.10

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
MAGNUM HUNTER RESOUR MONTH END PRICE 3.9900	128,415.10	103,740.00
MAIDEN HOLDINGS LTD COMMON STOCK USD.01	290,455.14	310,622.00
MAIDEN HOLDINGS LTD MONTH END PRICE 9.1900	12,482.10	13,785.00
MAIDENFORM BRANDS INC COMMON STOCK USD.01	70,480.50	74,062.00
MAIN 130119C00030000 MONTH END PRICE 80.0000	(685.42)	(800.00)
MAIN STR CAP CORP MONTH END PRICE 30.5100	160,368.25	197,062.51
MAINLAND RESOURCE NEW MONTH END PRICE 0.1100	9,038.10	233.97
MAINSOURCE FINANCIAL GROUP I COMMON STOCK NPV	71,673.80	74,753.00
MAINSTAY HI YIELD CORP BOND CL A MONTH END PRICE 6.1100	128,610.19	132,884.85
MAINSTAY HIGH YIELD CORP BOND I MONTH END PRICE 6.1100	29,816.46	30,022.59
MAINSTAY HIGH YIELD OPPORTUNITIES A MONTH END PRICE 12.1100	7,437.31	7,787.12
MAINSTAY ICAP EQUITY CL I MONTH END PRICE 40.4600	43,427.32	40,774.13
MAINSTAY ICAP INTERNATIONAL CL I MONTH END PRICE 30.1000	43,109.68	38,738.49
MAINSTAY ICAP SELECT EQUITY CL I MONTH END PRICE 38.5400	213,717.03	225,750.21
MAINSTAY LARGE CAP GROWTH A MONTH END PRICE 7.7400	158,749.87	167,639.68
MAINSTAY MARKETFIELD FD CL I MONTH END PRICE 15.8400	232,448.06	249,953.81
MAIRS & POWER GROWTH FD INC MONTH END PRICE 83.9500	139,199.71	149,716.68
MAIRS AND POWER BALA MONTH END PRICE 70.8300	62,135.65	72,814.16
MAJESCO HOLDINGS INC NEW MONTH END PRICE 1.0600	1,213.52	402.80
MAKEMYTRIP LIMITED MONTH END PRICE 12.4400	299.56	124.40
MAKITA CORP COMMON STOCK	497,631.00	530,240.82
MAKITA CORP SPON ADR MONTH END PRICE 46.4500	45,606.95	46,450.00
MAKO SURGICAL CORP MONTH END PRICE 12.8500	136,370.38	67,372.55
MANAGERS AMG FQ GLBL ESSENTIALS SVC MONTH END PRICE 13.3000	20,150.53	20,068.21
MANAGERS BOND FUND MONTH END PRICE 27.9300	72,850.07	82,040.02
MANAGERS INTERMEDIATE GOVT FD MONTH END PRICE 10.9800	55,563.67	55,457.11
MANAGERS MICRO-CAP FUND MONTH END PRICE 35.0700	12,794.27	16,781.91
MANAGERS PIMCO BOND FUND MONTH END PRICE 10.9200	106,943.96	109,827.71
MANAGERS REAL ESTATE SECURITIES FUND MONTH END PRICE 10.1100	113,129.64	111,825.26
MANAGERS SHORT DURATION GOVT FUND MONTH END PRICE 9.6500	1,215.74	1,219.53
MANAGERS SPECIAL EQUITY FUND MNGR CL MONTH END PRICE 60.1400	85,065.57	92,434.22
MANCHESTER UTD PLC NEW MONTH END PRICE 14.0500	1,336.95	1,405.00
MANHATTAN ASSOCS INC MONTH END PRICE 60.3400	9,450.91	12,068.00
MANHATTAN CORP ORD MONTH END PRICE 0.1817	4,443.51	545.10
MANITEK INTERNATIONAL MONTH END PRICE 7.1400	3,129.95	2,142.00
MANITOWOC CO INC 9.5000% 02/15/18 MONTH END PRICE 111.2500	5,687.00	5,562.50
MANITOWOC COMPANY INC COMMON STOCK USD.01	514,014.80	567,051.52
MANITOWOC INC MONTH END PRICE 15.6800	33,033.98	40,946.17
MANNATECH INC NEW MONTH END PRICE 5.6200	2,199.35	78.68
MANNING & NAPIER EQUITY SERIES MONTH END PRICE 17.1400	127,039.46	125,193.39
MANNING & NAPIER INTL SERIES CL S MONTH END PRICE 8.7000	253,337.21	261,049.18
MANNING & NAPIER PR -BLEND EXTND S MONTH END PRICE 15.9100	108,403.57	117,655.47
MANNING & NAPIER PRO-BLEND CONSERV S MONTH END PRICE 13.3800	5,738.17	5,980.38
MANNING & NAPIER PROBLEND MAXIMUM S MONTH END PRICE 17.3400	129,984.85	149,983.61
MANNING & NAPIER PROBLEND MODERATE S MONTH END PRICE 13.1900	55,895.05	60,489.45
MANNING & NAPIER WORLD OPPTY A MONTH END PRICE 7.7500	670,109.75	637,123.87
MANNING + NAPIER INC COMMON STOCK USD.01	81,105.67	80,640.00
MANNKIND CORP MONTH END PRICE 2.3100	128,973.00	133,404.81
MANTECH INTL CORP CL A MONTH END PRICE 25.9400	10,797.91	7,522.60
MARATHON OIL CORP COMMON STOCK USD1.	525,798.65	616,266.00
MARATHON OIL CORP COMMON STOCK USD1.	932,902.10	956,592.00
MARATHON OIL CORP COMMON STOCK USD1.	238,708.94	507,852.24
MARATHON OIL CORP MONTH END PRICE 30.6600	298,889.97	306,479.35
MARATHON PETE CORP MONTH END PRICE 63.0000	185,534.79	238,388.59

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
MARATHON PETROLEUM CORP COMMON STOCK	264,379.98	472,500.00
MARATHON PETROLEUM CORP COMMON STOCK	147,151.22	496,566.00
MARCHEX INC CLASS B COMMON STOCK USD.01	47,227.73	46,032.00
MARINA BIOTECH INC NEW MONTH END PRICE 0.4300	49.07	25.80
MARINE DRIVE MOBILE MONTH END PRICE 0.0250	1,050.70	78.13
MARINE HARVEST COMMON STOCK NOK.75	700,342.90	1,013,537.72
MARK ONE GLOBAL IND INC MONTH END PRICE 0.1500	7,871.10	0.30
MARKEL CORP COMMON STOCK NPV	1,115,217.33	994,698.90
MARKEL CORP HOLDING CO MONTH END PRICE 433.4200	89,686.43	104,020.80
MARKET LEADER INC MONTH END PRICE 6.5500	2,138.55	2,620.00
MARKET VECTORS DBL SHORT EURO ETN MONTH END PRICE 43.1500	2,306.51	2,157.50
MARKET VECTORS ETF NEW MONTH END PRICE 35.8300	113.09	35.83
MARKET VECTORS ETF T MONTH END PRICE 13.1600	32,602.32	18,424.00
MARKET VECTORS ETF T MONTH END PRICE 28.6400	4,241.51	4,072.15
MARKET VECTORS ETF TR MONTH END PRICE 18.0000	33,273.00	31,266.00
MARKET VECTORS ETF TR MONTH END PRICE 23.6400	49,488.21	48,509.28
MARKET VECTORS ETF TR MONTH END PRICE 27.1372	4,673.40	4,803.28
MARKET VECTORS ETF TR MONTH END PRICE 29.9000	50,233.40	45,232.43
MARKET VECTORS ETF TR MONTH END PRICE 32.8400	68,809.94	69,518.61
MARKET VECTORS ETF TR MONTH END PRICE 35.8500	38,774.22	40,689.75
MARKET VECTORS ETF TR MONTH END PRICE 39.7300	12,750.54	13,905.50
MARKET VECTORS ETF TR MONTH END PRICE 46.3900	1,841,865.60	1,596,752.78
MARKET VECTORS ETF TR MONTH END PRICE 50.9700	8,350.22	10,661.34
MARKET VECTORS ETF TR MONTH END PRICE 52.7600	617,352.90	663,564.03
MARKET VECTORS ETF TROIL SVCS ETF MONTH END PRICE 38.6300	97,441.86	97,038.56
MARKET VECTORS ETF TRUST COAL ETF MONTH END PRICE 25.1400	39,351.80	40,902.78
MARKET VECTORS ETF TRUST MONTH END PRICE 11.0400	20,654.46	9,505.44
MARKET VECTORS ETF TRUST MONTH END PRICE 13.7600	44,870.28	27,767.91
MARKET VECTORS ETF TRUST MONTH END PRICE 25.1800	8,061.95	7,554.00
MARKET VECTORS ETF TRUST MONTH END PRICE 48.6900	131,979.33	125,370.01
MARKET VECTORS ETF MONTH END PRICE 11.1200	62,553.97	62,272.00
MARKET VECTORS ETF MONTH END PRICE 19.7900	595,100.28	482,256.70
MARKET VECTORS ETF MONTH END PRICE 27.4500	8,163.57	8,372.25
MARKET VECTORS ETF MONTH END PRICE 42.6195	42,757.44	36,464.72
MARKETAXESS HOLDINGS INC MONTH END PRICE 35.3000	3,298.37	4,236.00
MARKETOCRACY MASTERS 100 FD MONTH END PRICE 8.7800	5,150.17	4,912.23
MARKWEST ENERGY PART/FIN COMPANY GUAR 06/22 6.25	146,382.35	152,600.00
MARKWEST ENERGY PTNR LP MONTH END PRICE 51.0100	57,831.44	62,881.73
MARLIN BUSINESS SERVICES INC COMMON STOCK USD.01	59,458.52	66,198.00
MARRET RESOURCE CORP F MONTH END PRICE 4.8000	5,253.47	264.00
MARRIOTT INTERNATIONAL CL A COMMON STOCK USD.01	142,355.37	221,309.26
MARRIOTT INTL INC CL A MONTH END PRICE 37.2700	24,810.91	25,802.70
MARRIOTT VACATIONS WORLD COMMON STOCK USD.01	470,028.98	491,706.00
MARRIOTT VACATIONS MONTH END PRICE 41.6700	1,187.89	1,666.80
MARSH & MCLENNAN COS INC MONTH END PRICE 34.4700	6,489.13	7,238.70
MARSH + MCLENNAN COS COMMON STOCK USD1.	329,368.07	436,769.37
MARSICO 21ST CENTURY FD MONTH END PRICE 13.9900	248,836.88	242,026.85
MARSICO FLEXIBLE CAPITAL FD MONTH END PRICE 14.8700	111,660.61	119,940.60
MARSICO FOCUS FUND MONTH END PRICE 17.3200	103,827.54	100,154.34
MARSICO GLOBAL FD MONTH END PRICE 11.5600	37,722.30	48,313.63
MARSICO GROWTH FUND MONTH END PRICE 20.3400	91,212.24	93,135.60
MARSICO INTL OPPORTUNITIES FD MONTH END PRICE 13.2600	2,873.81	2,466.52
MART RESOURCES INC MONTH END PRICE 1.7200	17,349.15	19,694.00
MARTHA STEWART LIVING A COMMON STOCK USD.01	45,462.46	44,100.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
MARTHA STEWART LVNG OMNI MONTH END PRICE 2.4500	11,883.95	8,575.00
MARTIN MIDSTREAM PTNR LP MONTH END PRICE 31.0600	2,721.55	2,433.46
MARVELL TECH GROUP LTD MONTH END PRICE 7.2606	173,372.56	102,127.60
MARVELL TECHNOLOGY GROUP LTD COMMON STOCK USD.002	1,324,300.92	894,613.50
MARVELL TECHNOLOGY GROUP LTD COMMON STOCK USD.002	1,024,514.41	753,951.00
MARVELL TECHNOLOGY GROUP LTD COMMON STOCK USD.002	1,226,636.67	1,100,115.06
MASCO 5.85% 3/15/17 MONTH END PRICE 109.0501	38,869.21	43,620.04
MASCO CORP COMMON STOCK USD1.	183,993.97	193,739.14
MASCO CORP COMMON STOCK USD1.	170,776.08	140,160.58
MASCO CORP MONTH END PRICE 16.6600	33,777.58	35,716.36
MASS HYSTERIA ENTMT MONTH END PRICE 0.0002	14,968.27	20.27
MASTEC INC MONTH END PRICE 24.9300	46,180.42	48,613.50
MASTERCARD INC CLASS A COMMON STOCK USD.0001	709,278.29	1,246,377.36
MASTERCARD INC MONTH END PRICE 491.2800	464,745.28	496,322.69
MASTR ADJUSTABLE RATE MORTGAGE MARM 2004 15 1A1	14,917.37	14,128.75
MASTR REPERFORMING LOAN TRUST MARP 2005 2 1A1F 144A	86,541.68	87,502.22
MATADOR RESOURCES CO COMMON STOCK USD.01	109,550.08	104,960.00
MATAMEC EXPLORATION MONTH END PRICE 0.1650	4,514.83	1,320.00
MATECH CORP CL A MONTH END PRICE 0.0003	275.84	7.34
MATERION CORP COMMON STOCK NPV	868,744.36	996,397.00
MATERION CORP COMMON STOCK NPV	294,496.30	306,782.00
MATERION CORPORATION MONTH END PRICE 25.7800	6,745.84	6,445.00
MATRIX DENTURE SYS INTL MONTH END PRICE 0.0000	0.60	—
MATRIX SERVICE CO COMMON STOCK USD.01	150,983.59	157,550.00
MATRIX SVC CO MONTH END PRICE 11.5000	1,061.28	1,150.00
MATSON INC MONTH END PRICE 24.7200	11,566.61	6,180.00
MATTEL INC COMMON STOCK USD1.	169,659.46	290,250.12
MATTEL INCORPORATED MONTH END PRICE 36.6200	37,496.44	42,108.73
MATTHEW 25 FUND MONTH END PRICE 22.1800	83,785.31	83,885.91
MATTHEWS ASIA DIVIDEND FUND MONTH END PRICE 14.5800	486,736.23	533,090.80
MATTHEWS ASIA GROWTH FUND MONTH END PRICE 18.0200	102,237.60	122,828.90
MATTHEWS ASIA SCIENCE & TECH FD I MONTH END PRICE 9.2900	55,252.85	62,168.61
MATTHEWS ASIA SMALL COMPANIES FD MONTH END PRICE 18.1300	22,213.31	23,267.17
MATTHEWS ASIAN GROWTH & INCOME FD I MONTH END PRICE 18.6000	113,302.58	118,128.19
MATTHEWS ASIAN GROWTH & INCOME FD I MONTH END PRICE 18.6100	563,001.41	645,495.61
MATTHEWS CHINA INVESTOR MONTH END PRICE 23.4700	1,558,863.50	1,433,577.29
MATTHEWS INDIA INV FUND MONTH END PRICE 17.5100	272,011.96	264,708.23
MATTHEWS JAPAN FUND MONTH END PRICE 12.2700	25,347.05	22,301.01
MATTHEWS KOREA INV FUND MONTH END PRICE 5.6400	83,763.62	90,847.94
MATTHEWS PACIFIC TIGER FD INSTL MONTH END PRICE 24.4100	16,552.41	17,526.53
MATTHEWS PACIFIC TIGER FD INV MONTH END PRICE 24.4200	861,880.97	1,054,388.76
MAWSON RESOURCES NEW F MONTH END PRICE 1.5500	60,727.89	62,699.05
MAXIM INTEGRATED PRODS INC MONTH END PRICE 29.4000	12,670.95	14,464.80
MAXIMUM DYNAMICS INC MONTH END PRICE 0.0000	36,167.80	—
MAXIMUS INC MONTH END PRICE 63.2200	4,321.68	6,322.00
MAXLINEAR INC MONTH END PRICE 5.0200	14,211.16	7,279.00
MAXWELL TECHNOLOGIES INC MONTH END PRICE 8.3000	10,577.09	8,300.00
MB FINANCIAL INC COMMON STOCK USD.01	450,380.42	456,225.00
MB FINL BK NA CHIC. IL 3% 8/05/14 MONTH END PRICE 103.8560	10,000.00	10,385.60
MBIA INC 6.4% 8/15/22 MONTH END PRICE 74.0000	72,125.00	74,000.00
MBIA INC MONTH END PRICE 7.8500	50,764.22	41,055.50
MCCLATCHY CO HLDG CL A MONTH END PRICE 3.2700	2,544.45	2,861.25
MCCORMICK & CO INC MONTH END PRICE 63.5300	8,637.23	11,217.81
MCCORMICK + CO NON VTG SHRS COMMON STOCK NPV	99,576.93	199,992.44

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
MCD 130119C00087500 MONTH END PRICE 163.0000	(2,220.69)	(1,141.00)
MCD 130119C00090000 MONTH END PRICE 54.0000	(627.52)	(324.00)
MCD 130119C00100000 MONTH END PRICE 3.0000	(361.08)	(3.00)
MCD 130119P00087500 MONTH END PRICE 91.0000	482.47	182.00
MCD 130316C00090000 MONTH END PRICE 152.0000	(1,076.18)	(760.00)
MCDERMOTT INTL INC MONTH END PRICE 11.0200	3,927.20	3,614.56
MCDONALD S CORP COMMON STOCK USD.01	785,525.80	2,088,901.01
MCDONALDS CORP MONTH END PRICE 88.2100	3,440,428.15	3,367,470.47
MCEWEN MINING INC MONTH END PRICE 3.8300	140,048.66	135,084.10
MCEWEN MNG MINERA 12 12/04 12/04/12 MONTH END PRICE 0.0000	1,472.72	—
MCEWEN MNG-MINERA ACQ F MONTH END PRICE 3.7959	80,036.15	57,234.58
MCG CAPITAL CORP MONTH END PRICE 4.6000	76,516.67	75,598.99
MCGRAW HILL COMPANIES INC COMMON STOCK USD1.	159,068.77	356,776.42
MCGRAW HILL INC MONTH END PRICE 54.6700	42,508.69	57,240.23
MCKESSON CORP COMMON STOCK USD.01	320,484.97	530,274.24
MCKESSON CORPORATION MONTH END PRICE 96.9600	152,088.24	187,149.75
MCMORAN EXPLOR 1 11.8750% 11/15/14 MONTH END PRICE 106.7500	5,323.06	5,337.50
MCMORAN EXPLORATION CO MONTH END PRICE 16.0500	68,181.14	96,011.10
MDI INC MONTH END PRICE 0.0000	3,668.37	—
MEAD JOHNSON NUTRITION CO COMMON STOCK USD.01	216,577.58	312,977.50
MEAD JOHNSON NUTRITION CO MONTH END PRICE 65.8900	10,614.87	8,829.26
MEADWESTVACO CORP COMMON STOCK USD.01	90,422.10	128,563.58
MEADWESTVACO CORPORATION MONTH END PRICE 31.8700	2,315.29	2,483.06
MEC RESOURCES LTD OR MONTH END PRICE 0.0831	82,872.25	8,393.10
MECHANICAL TECHNOLOGY INC NEW MONTH END PRICE 0.1700	4,496.76	42.50
MECHEL STEEL GROUP OAP MONTH END PRICE 6.9300	204,967.22	92,862.00
MEDALLION FINANCIAL CORPORATION MONTH END PRICE 11.7400	39,457.95	42,281.71
MEDASSETS INC MONTH END PRICE 16.7700	9,854.15	13,416.00
MEDCAREERS GROUP INC MONTH END PRICE 0.0220	10,233.00	110.00
MEDEFILE INTL INC NEW MONTH END PRICE 0.8000	3,050.10	160.00
MEDIABAY INC NEW MONTH END PRICE 0.0033	2,796.02	13.20
MEDIADATA SOLUTIONS INC MONTH END PRICE 39.1800	1,899.56	1,959.00
MEDICAL ACTION INDS INC MONTH END PRICE 2.6900	1,026.59	511.10
MEDICAL ALARM CONCEP MONTH END PRICE 0.0022	3,524.68	440.00
MEDICAL CARE TECH IN MONTH END PRICE 0.0001	463.90	2.00
MEDICAL FACILITIES CORPF MONTH END PRICE 13.8500	1,525.82	2,077.50
MEDICAL MARIJUANA INC MONTH END PRICE 0.1010	2,193.90	4,040.00
MEDICAL PROPERTIES TRUST MONTH END PRICE 11.9600	41,138.92	50,378.79
MEDIDATA SOLUTIONS INC COMMON STOCK USD.01	230,538.51	228,712.84
MEDIDATA SOLUTIONS INC COMMON STOCK USD.01	594,071.14	581,971.50
MEDIFAST INC COMMON STOCK USD.001	149,241.34	147,784.00
MEDIFAST INC COMMON STOCK USD.001	453,494.60	415,642.50
MEDIFAST INC MONTH END PRICE 26.3900	1,782.16	2,639.00
MEDINAH MINERALS INC MONTH END PRICE 0.0740	155,706.77	91,959.80
MEDIOBANCA SPA COMMON STOCK EUR.5	110,517.65	124,121.45
MEDISYS CORPORATION NEW MONTH END PRICE 0.0000	1,509.95	—
MEDIVATION INC COMMON STOCK USD.01	225,204.14	241,065.92
MEDIVATION INC MONTH END PRICE 51.1600	62,382.71	63,950.00
MEDIZONE INTL INC MONTH END PRICE 0.0880	1,156.95	440.00
MEDLEY CAPITAL CORP MONTH END PRICE 14.5600	15,760.35	16,053.19
MEDTRONIC INC COMMON STOCK USD.1	276,856.28	307,650.00
MEDTRONIC INC COMMON STOCK USD.1	348,807.91	340,466.00
MEDTRONIC INC COMMON STOCK USD.1	172,783.39	205,100.00
MEDTRONIC INC COMMON STOCK USD.1	732,727.42	983,372.46

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
MEDTRONIC INC SR UNSECURED 03/20 4.45	130,504.60	151,009.30
MEDTRONIC INC MONTH END PRICE 41.0200	339,906.70	372,956.74
MEDUSA MINING LTD ORD F AUSTRLN SHA MONTH END PRICE 5.6375	40,747.60	42,095.21
MEETME INC MONTH END PRICE 3.4900	966.69	872.50
MEGA PRECIOUS METALS INC MONTH END PRICE 0.2392	12,612.48	4,443.62
MEGA URANIUM LTD MONTH END PRICE 0.1100	729,352.36	53,952.80
MELA SCIENCES INC COMMON STOCK USD.001	21,516.84	19,332.00
MELA SCIENCES INC MONTH END PRICE 1.7900	3,642.74	1,432.00
MELCO PBL ENTMT LTD ADR MONTH END PRICE 16.8400	60,488.81	90,936.00
MELLANOX TECHNOLOGIES LTD COMMON STOCK ILS.0175	229,342.44	203,970.30
MELLANOX TECHNOLOGIES LTD MONTH END PRICE 59.3800	22,389.47	13,835.54
MEMC ELECTRONIC MATERIALS MONTH END PRICE 3.2100	48,118.34	50,714.79
MEN S WEARHOUSE INC/THE COMMON STOCK USD.01	926,705.49	880,862.04
MENS WEARHOUSE INC MONTH END PRICE 31.1600	2,531.13	2,025.40
MENTOR GRAPHICS CORP MONTH END PRICE 17.0200	11,666.40	12,765.00
MERCADOLIBRE INC COMMON STOCK USD.001	325,842.24	359,614.89
MERCADOLIBRE INC MONTH END PRICE 78.5500	89,383.69	86,445.10
MERCANTILE BANK CORP COMMON STOCK NPV	38,628.74	42,900.00
MERCHANTS BANCSHARES INC COMMON STOCK USD.01	78,397.94	74,956.00
MERCK & CO INC NEW MONTH END PRICE 40.9400	909,162.35	1,032,549.71
MERCK + CO. INC. COMMON STOCK USD.5	304,402.80	323,426.00
MERCK + CO. INC. COMMON STOCK USD.5	682,215.71	718,497.00
MERCK + CO. INC. COMMON STOCK USD.5	2,227,653.09	2,935,971.16
MERCK KGAA COMMON STOCK NPV	592,274.66	638,051.70
MERCK KGAA COMMON STOCK NPV	186,613.91	237,356.28
MERCURY GEN CORP NEW MONTH END PRICE 39.6900	19,486.72	18,455.91
MERCURY GENERAL CORP COMMON STOCK NPV	244,245.80	222,264.00
MERCURY SYSTEMS INC COMMON STOCK USD.01	251,824.88	254,840.00
MERCURY SYSTEMS INC COMMON STOCK USD.01	1,051,621.35	808,698.40
MERGER FUND MONTH END PRICE 15.8300	385,229.21	389,840.57
MERIDIAN BANK NA 4.25% 2/20/18 MONTH END PRICE 1.1211	225,000.00	252,238.50
MERIDIAN BIOSCIENCE INC COMMON STOCK NPV	919,629.69	902,643.75
MERIDIAN BIOSCIENCE INC MONTH END PRICE 20.2500	2,965.50	2,936.25
MERIDIAN GROWTH FUND MONTH END PRICE 39.7800	570,936.69	566,479.05
MERIDIAN VALUE FD MONTH END PRICE 32.8600	40,036.51	41,434.39
MERITAGE CORPORATION MONTH END PRICE 37.3500	17,068.41	17,442.45
MERITAGE HOMES CORP COMMON STOCK USD.01	261,826.87	312,059.25
MERITOR INC COMMON STOCK USD1.	158,136.66	168,861.00
MERITOR INC MONTH END PRICE 4.7300	284,886.35	69,531.00
MERK ABSOLUTE RETURN CURRENCY INV MONTH END PRICE 9.0400	25,000.00	23,456.37
MERK ASIAN CURRENCY FD INV CL MONTH END PRICE 9.6700	14,946.37	15,082.55
MERK HARD CURRENCY FUND INV SHARES MONTH END PRICE 12.1500	509,170.15	515,521.90
MERRILL LYNCH 6.05% 5/16/16 MONTH END PRICE 109.8522	9,835.00	10,985.22
MERRILL LYNCH & CO 5.45%.7/15/14 MONTH END PRICE 105.9856	985.61	1,059.86
MERRILL LYNCH & CO INC 5% 2/03/14 MONTH END PRICE 104.0665	3,139.20	3,122.00
MERRILL LYNCH + CO SR UNSECURED 02/13 5.45	379,854.80	381,649.58
MERRILL LYNCH MORTGAGE TRUST MLMT 2007 C1 A4	34,538.67	34,511.70
MERRIMACK PHARMA INC MONTH END PRICE 6.0900	6,268.90	6,090.00
MERUS LABS INTERNATIONAL MONTH END PRICE 1.1000	11,220.60	4,400.00
MESA AIR GROUP INC MONTH END PRICE 0.0000	522.45	—
MESA ENERGY HLDGS INC MONTH END PRICE 0.1450	197,580.55	26,376.23
MESABI TRUST CTF BEN INT MONTH END PRICE 25.4500	210,636.95	161,551.75
METABOLIX INC MONTH END PRICE 1.4800	2,956.40	296.00
METAL STORM LTD ADR MONTH END PRICE 0.0266	5,539.48	53.20

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
METALICO INC COMMON STOCK USD.001	19,987.80	20,580.00
METALICO INC MONTH END PRICE 1.9600	555,829.06	359,699.20
METALS USA HOLDINGS CORP COMMON STOCK USD.01	114,373.66	128,201.70
METANOR RESOURCES MONTH END PRICE 0.1920	7,271.93	4,224.00
METCASH LTD ORD F MONTH END PRICE 3.4468	3,290.65	2,860.84
METHANEX CORP COMMON STOCK NPV	682,585.89	852,522.50
METHODE ELECTRONICS INC COMMON STOCK USD.5	95,829.81	101,303.00
METLIFE INC 2012 MONTH END PRICE 44.4700	6,796.58	4,891.70
METLIFE INC B 6.50% PFD MONTH END PRICE 25.2220	26,350.23	26,880.37
METLIFE INC COMMON STOCK USD.01	297,268.00	329,400.00
METLIFE INC COMMON STOCK USD.01	1,262,227.54	1,334,070.00
METLIFE INC COMMON STOCK USD.01	608,559.49	489,159.00
METLIFE INC COMMON STOCK USD.01	1,314,566.78	1,158,664.50
METLIFE INC COMMON STOCK USD.01	968,714.55	846,623.88
METLIFE INC JR SUBORDINA 12/66 6.4	158,824.69	181,768.42
METLIFE INC SR 5.875% 11/21/33 MONTH END PRICE 25.4500	6,768.95	7,635.00
METLIFE INC SR UNSECURED 02/21 4.75	19,995.00	23,222.44
METLIFE INC MONTH END PRICE 32.9400	150,449.50	139,400.38
METRO BANCORP INC COMMON STOCK USD1.	25,436.55	26,440.00
METRO ONE TELECOMMUN NEW MONTH END PRICE 0.0050	2,747.57	3.00
METRO PCS 6.6250% 11/15/20 MONTH END PRICE 106.5000	5,023.50	5,325.00
METROCORP BANCSHARES MONTH END PRICE 10.9900	15,447.62	15,957.48
METROPCS COMMUNICATIONS INC COMMON STOCK USD.0001	96,152.49	74,510.24
METROPCS COMMUNICATIONS MONTH END PRICE 9.9400	86,656.84	89,708.50
METROPOLITAN WEST HIGH YIELD BOND M MONTH END PRICE 10.4200	217,570.28	216,018.21
METROPOLITAN WEST INTERM BOND FD M MONTH END PRICE 10.6600	52,396.68	53,305.60
METROPOLITAN WEST LOW DURATION BD M MONTH END PRICE 8.7900	80,815.83	84,284.73
METROPOLITAN WEST TOTAL RETURN BD M MONTH END PRICE 10.9000	1,283,930.74	1,347,472.41
METROPOLITAN WEST TOTAL RETURN I MONTH END PRICE 10.8900	265,701.77	288,634.22
METROPOLITAN WEST ULTRA SHORT BOND M MONTH END PRICE 4.3000	16,441.43	15,621.47
METTLER-TOLEDO INTL INC MONTH END PRICE 193.3000	2,776.89	4,832.50
METZLER/PAYDEN EUROPEAN EMER MKTS MONTH END PRICE 23.8800	136,623.24	115,768.21
MEX BONOS DESARR FIX RT BONDS 06/20 8.	554,695.17	553,783.71
MEX BONOS DESARR FIX RT BONDS 06/22 6.5	628,691.69	626,920.35
MEXICAN PESO (NEW)	38,629.49	38,133.24
MF GLOBAL HLDGS LTD MONTH END PRICE 0.0480	5,247.83	144.00
MFA MORTGAGE INVESTMENTS MONTH END PRICE 8.1100	30,048.87	33,627.13
MFC INDUSTRIAL LTD F MONTH END PRICE 8.5500	1,852.21	1,197.00
MFS EMERGING MARKETS DEBT A MONTH END PRICE 16.3600	11,129.75	12,753.09
MFS EMERGING MKTS DEBT MONTH END PRICE 16.3300	88,236.47	93,711.93
MFS INTERNATIONAL VALUE FD CL A MONTH END PRICE 27.0400	10,054.96	11,116.74
MFS INTL DIVERSIFICATION MONTH END PRICE 14.2900	32,868.77	37,743.26
MFS INTL NEW DISCOVERY FD CL A MONTH END PRICE 23.9800	73,878.58	81,161.27
MFS MASS INVESTORS GROWTH STOCK CL A MONTH END PRICE 17.8200	16,137.81	16,466.62
MFS MID CAP GROWTH FUND CL A MONTH END PRICE 9.9800	66,354.21	83,949.40
MFS MULTIMARKET INCOME TR MONTH END PRICE 7.2800	96,968.14	119,217.27
MFS NEW DISCOVERY FUND CL A MONTH END PRICE 20.9500	63,551.68	58,886.87
MFS UTILITIES FUND CL A MONTH END PRICE 18.6200	89,307.33	111,210.52
MFS VALUE FUND CL A MONTH END PRICE 25.3500	32,006.86	35,203.37
MGIC INVT CORP WIS MONTH END PRICE 2.6600	1,037.99	2,660.00
MGM MIRAGE 6.7500% 04/01/13 MONTH END PRICE 99.7500	7,054.23	6,982.50
MGM MIRAGE 6.625%15 MONTH END PRICE 106.7500	18,220.00	21,350.00
MICHAEL KORS HLDGS LTD MONTH END PRICE 51.0300	182,764.08	179,880.75
MICHAEL KORS HOLDINGS LTD COMMON STOCK NPV	552,346.89	551,124.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
MICHAEL KORS HOLDINGS LTD COMMON STOCK NPV	172,267.05	180,135.90
MICROCHANNEL TECH CORP MONTH END PRICE 0.0120	193,248.86	1,568.88
MICROCHIP TECHNOLOGY INC COMMON STOCK USD.001	233,823.35	242,599.96
MICROCHIP TECHNOLOGY INC COMMON STOCK USD.001	160,020.82	146,655.00
MICROCHIP TECHNOLOGY MONTH END PRICE 32.5900	53,958.70	51,956.11
MICROELECTRONICS TECH MONTH END PRICE 0.0090	0.50	0.45
MICROMEM TECHNOLOGIES INC MONTH END PRICE 0.1900	11,163.03	151.05
MICRON TECHNOLOGY INC COMMON STOCK USD.1	368,332.36	344,170.00
MICRON TECHNOLOGY INC COMMON STOCK USD.1	316,570.49	152,069.80
MICRON TECHNOLOGY INC MONTH END PRICE 6.3400	283,137.75	274,731.22
MICROSOFT CORP COMMON STOCK USD.006.25	547,760.32	564,003.00
MICROSOFT CORP COMMON STOCK USD.006.25	589,738.88	517,225.50
MICROSOFT CORP COMMON STOCK USD.006.25	853,011.12	906,815.25
MICROSOFT CORP COMMON STOCK USD.006.25	1,190,964.78	1,103,147.10
MICROSOFT CORP COMMON STOCK USD.006.25	1,608,609.05	1,505,674.17
MICROSOFT CORP COMMON STOCK USD.006.25	3,505,947.54	4,771,973.25
MICROSOFT CORP MONTH END PRICE 26.7097	2,670,961.15	2,545,479.36
MICROSTRATEGY INC CL A COMMON STOCK USD.001	426,200.85	448,224.00
MICROVISION INC NEW MONTH END PRICE 1.9100	114,366.94	19,495.37
MID AMERICA APARTMENT COMM REIT USD.01	125,339.40	129,500.00
MID-AMERICAN APARTMENT CMNTYS INC MONTH END PRICE 64.7500	7,526.09	7,770.00
MIDAMERICAN ENERGY HLDGS SR UNSECURED 09/37 6.5	39,948.00	39,846.57
MIDAMERN ENRGY $3.90 PFD MONTH END PRICE 84.0000	5,466.95	5,460.00
MIDAS FUND MONTH END PRICE 2.5900	54,599.43	30,072.44
MIDDLEBY CORP COMMON STOCK USD.01	266,151.13	297,447.20
MIDDLEBY CORP COMMON STOCK USD.01	525,979.33	525,661.00
MIDDLEBY CORP THE MONTH END PRICE 128.2100	8,642.47	11,282.48
MIDDLESEX WATER CO MONTH END PRICE 19.5600	1,910.50	2,209.09
MIDFIRST BANK N A 3.2000% 04/03/17 MONTH END PRICE 1.0796	10,000.00	10,796.40
MIDFIRST BANK NA 2.25% 7/22/13 MONTH END PRICE 1.0112	5,000.00	5,056.25
MIDFIRST BANK NA 3.45% 1/06/17 MONTH END PRICE 1.0794	10,000.00	10,793.80
MIDFIRST BANK NA 3.75% 1/06/20 MONTH END PRICE 1.1204	10,000.00	11,204.10
MIDFIRST BANK NA 2.6000% 09/03/13 MONTH END PRICE 1.0150	20,000.00	20,299.60
MIDFIRST BANK NA 3.6500% 04/01/20 MONTH END PRICE 1.1164	10,000.00	11,163.70
MIDNIGHT HLDGS GROUP INC MONTH END PRICE 0.0001	859.95	0.10
MIDSTATES PETROLEUM MONTH END PRICE 6.8900	4,462.70	2,239.25
MIG LLC 15.5% 12/31/16 MONTH END PRICE 53.2500	11,879.50	1,495.26
MIGAMI INC MONTH END PRICE 0.0032	249.95	0.64
MILLENNIAL MEDIA INC COMMON STOCK	222,811.89	193,300.31
MILLENNIUM CELL INC MONTH END PRICE 0.0001	2,876.48	0.15
MILLER ENERGY 10.75 MONTH END PRICE 22.2500	21,101.54	21,137.50
MILLROCK RESOURCES INC MONTH END PRICE 0.2260	64,411.89	22,824.19
MILWAUKEE CNTY 3.125% 10/01/15 MONTH END PRICE 106.2830	25,290.75	26,570.75
MIMVI INC MONTH END PRICE 0.3650	5,503.16	7,300.00
MINCO GOLD CORP MONTH END PRICE 0.3900	29,176.99	16,009.50
MINCO SILVER CORP MONTH END PRICE 1.5400	68,512.84	19,984.58
MIND TECHNOLOGIES INC MONTH END PRICE 0.0020	1,318.95	20.00
MINDRAY MED INTL ADR MONTH END PRICE 32.7000	9,258.34	9,810.00
MINERALRITE CORP MONTH END PRICE 0.4300	2,547.75	412.80
MINERCO RES INC NEW MONTH END PRICE 0.0030	9,455.61	3.00
MINES MANAGEMENT INC MONTH END PRICE 1.0300	9,943.99	4,120.00
MIPS TECHNOLOGIES INC MONTH END PRICE 7.8000	26,132.46	26,910.00
MIRA RESOURCES CORP MONTH END PRICE 0.1384	3,145.05	1,384.00
MIRANDA GOLD CORP MONTH END PRICE 0.2500	8,690.71	1,500.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
MIRANT CORPORATION XXX MONTH END PRICE 0.0000	1,539.69	—
MIRASOL RESOURCES LTD MONTH END PRICE 2.3660	2,294.27	1,242.15
MISSION WEST PROPERTIES REIT USD.001	124,562.09	124,807.00
MISSOURI PAC RR 5% 1/01/45 MONTH END PRICE 86.0000	3,410.00	3,440.00
MISTRAL VENTURES INC MONTH END PRICE 0.0014	62,472.85	1,120.00
MITCHAM INDUSTRIES INC MONTH END PRICE 13.6300	1,835.04	1,363.00
MITEK SYS INC MONTH END PRICE 3.2100	31,174.55	16,752.99
MITSUBISHI ESTATE CO LTD COMMON STOCK	109,961.32	143,437.85
MITSUBISHI HEAVY INDUSTRIES COMMON STOCK	131,429.19	140,238.35
MITSUBISHI UFJ FINANCIAL GRO COMMON STOCK	234,988.07	278,743.02
MIZUHO CO BK NY 4.5% 2/28/13 MONTH END PRICE 1.0004	30,000.00	30,010.80
MIZUHO FINL GROUP ADR MONTH END PRICE 3.6600	1,275.95	366.00
MKT VECTORS SEMICONDUCTOR ETF MONTH END PRICE 32.3300	13,195.50	12,932.00
ML CFC COMMERCIAL MORTGAGE TRU MLCFC 2006 4 AM	32,906.25	33,167.46
MMEX MINING CORP NEW MONTH END PRICE 0.0770	242.95	22.72
MMR 130119C00014000 MONTH END PRICE 204.0000	(906.95)	(1,632.00)
MMR GLOBAL INC MONTH END PRICE 0.0186	2,548.00	372.00
MO 130119C00033000 MONTH END PRICE 6.0000	(464.24)	(30.00)
MO 130119C00035000 MONTH END PRICE 1.0000	(1,637.35)	(14.00)
MO 140118C00030000 MONTH END PRICE 257.0000	(1,999.19)	(1,542.00)
MO 150117C00030000 MONTH END PRICE 300.0000	(7,677.67)	(6,000.00)
MOBILE TELESYSTEMS ADR MONTH END PRICE 18.6500	13,156.10	13,987.50
MOCON INC MONTH END PRICE 14.3999	4,458.39	5,197.04
MODERN MOBILITY AIDS MONTH END PRICE 0.0030	3,196.95	150.00
MODUSLINK GLOBAL SOLUTIONS INC MONTH END PRICE 2.9000	42,976.73	12,194.50
MOHAWK INDUSTRIES INC COMMON STOCK USD.01	196,808.16	217,308.94
MOLEX INC COMMON STOCK USD.05	380,918.88	393,552.00
MOLEX INC COMMON STOCK USD.05	108,475.97	89,478.42
MOLINA HEALTHCARE INC COMMON STOCK USD.001	756,816.00	771,210.00
MOLSON COORS BREWING CL B MONTH END PRICE 42.7900	152,341.84	150,473.21
MOLSON COORS BREWING CO B COMMON STOCK USD.01	461,706.83	479,248.00
MOLSON COORS BREWING CO B COMMON STOCK USD.01	142,976.20	157,509.99
MOLSON COORS BREWING CO COMPANY GUAR 05/22 3.5	20,043.20	21,114.80
MOLYCORP INC 5.50% P MONTH END PRICE 24.7500	12,516.94	4,950.00
MOLYCORP INC MONTH END PRICE 9.4400	251,330.21	202,431.36
MOMENTA PHARMACEUTICALS MONTH END PRICE 11.7900	15,859.43	12,167.28
MONARCH GULF EXPL NEW MONTH END PRICE 0.0005	1,609.95	10.00
MONDELEZ INTERNATIONAL INC A COMMON STOCK NPV	396,784.08	389,691.00
MONDELEZ INTERNATIONAL INC A COMMON STOCK NPV	459,670.21	449,545.50
MONDELEZ INTERNATIONAL INC A COMMON STOCK NPV	1,511,754.98	1,438,545.60
MONDELEZ INTERNATIONAL INC A COMMON STOCK NPV	594,741.76	1,063,270.62
MONDELEZ INTERNATIONAL SR UNSECURED 02/20 5.375	72,124.38	80,886.49
MONDELEZ INTERNATIONAL SR UNSECURED 02/40 6.5	149,370.00	161,202.12
MONDELEZ INTL INC MONTH END PRICE 25.4532	412,340.29	312,067.59
MONETTA YOUNG INV MONTH END PRICE 14.9100	42,662.00	43,141.28
MONOLITHIC POWER SYS INC MONTH END PRICE 22.2800	2,132.41	2,228.00
MONOTYPE IMAGING HLDGS INC MONTH END PRICE 15.9800	9,587.15	9,588.00
MONRO MUFFLER BRAKE INC MONTH END PRICE 34.9001	1,577.79	1,402.14
MONSANTO CO COMMON STOCK USD.01	1,563,114.38	2,316,085.50
MONSANTO CO COMMON STOCK USD.01	961,902.53	1,183,125.00
MONSANTO CO COMMON STOCK USD.01	405,349.39	1,192,211.40
MONSANTO CO NEW DEL MONTH END PRICE 94.6500	143,344.97	172,091.49
MONSTER BEVERAGE CORP COMMON STOCK USD.005	255,938.53	190,368.00
MONSTER BEVERAGE CORP MONTH END PRICE 52.8400	253,948.24	233,975.52

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
MONSTER OFFERS NEW MONTH END PRICE 2.4000	16,298.65	1,600.80
MONSTER WORLDWIDE INC MONTH END PRICE 5.6200	28,426.22	22,030.40
MONTEAGLE QUALITY GROWTH FD INST CL MONTH END PRICE 9.7900	28,573.58	29,724.15
MONTPELIER RE HLDGS LTD MONTH END PRICE 22.8600	8,306.11	10,502.03
MONTPELIER RE HOLDINGS LTD COMMON STOCK USD.001666	282,857.05	313,182.00
MONUMENTAL NO MDA01020TR GIC NO MDA01020TR	71,362,579.83	75,772,246.73
MOODY S CORP COMMON STOCK USD.01	90,159.92	227,698.00
MOODYS CORP MONTH END PRICE 50.3200	8,897.00	14,996.95
MOOG INC CLASS A COMMON STOCK USD1.	771,631.63	839,063.50
MOOG INC CLASS A COMMON STOCK USD1.	73,067.32	82,018.97
MOOG INCORPORATED CL A MONTH END PRICE 41.0300	14,900.51	13,786.08
MORGAN STANLEY 4% 7/30/20 MONTH END PRICE 101.2144	51,738.50	52,631.49
MORGAN STANLEY 3.5% 10/15/20 MONTH END PRICE 100.4701	900.00	1,004.70
MORGAN STANLEY 4.1% 1/26/15 MONTH END PRICE 104.2463	24,591.00	26,061.58
MORGAN STANLEY 4.2% 11/20/14 MONTH END PRICE 104.4101	29,034.95	30,278.93
MORGAN STANLEY 5.5% 7/28/21 MONTH END PRICE 112.8745	5,950.62	6,772.47
MORGAN STANLEY 5.05% 10/08/13 MONTH END PRICE 1.0343	191,000.00	197,551.30
MORGAN STANLEY 2.875% 1/24/14 MONTH END PRICE 101.6877	3,049.02	3,050.63
MORGAN STANLEY 5.625% 9/23/19 MONTH END PRICE 112.6840	127,288.59	145,362.36
MORGAN STANLEY 5.75%21 MONTH END PRICE 112.9798	9,815.50	11,297.98
MORGAN STANLEY VAR 2/19/30 MONTH END PRICE 99.9900	46,555.00	46,995.30
MORGAN STANLEY A DEP SH MONTH END PRICE 19.5400	5,401.14	5,862.00
MORGAN STANLEY BAML TRUST MSBAM 2012 C5 XA 144A	40,670.65	40,103.34
MORGAN STANLEY CAPITAL INC MSAC 2003 NC6 M1	79,962.45	85,263.08
MORGAN STANLEY CHINA FD MONTH END PRICE 24.0500	288.75	360.75
MORGAN STANLEY COMMON STOCK USD.01	614,801.66	474,176.00
MORGAN STANLEY COMMON STOCK USD.01	863,184.04	622,566.32
MORGAN STANLEY GLBL REAL ESTATE I MONTH END PRICE 9.7700	9,000.00	11,751.46
MORGAN STANLEY MORTGAGE LOAN T MSM 2004 5AR 2A	38,696.48	44,262.34
MORGAN STANLEY MORTGAGE LOAN T MSM 2005 10 1A1	110,422.70	93,112.80
MORGAN STANLEY SR UNSECURED 03/17 4.75	19,964.00	21,819.22
MORGAN STANLEY SR UNSECURED 04/17 5.55	102,490.00	110,863.50
MORGAN STANLEY SR UNSECURED 10/16 VAR	40,147.73	38,025.40
MORGAN STANLEY US REAL ESTATE I MONTH END PRICE 16.9300	2,416.93	3,058.44
MORGAN STANLEY MONTH END PRICE 19.1200	165,857.55	189,056.05
MORGAN STANLEY MONTH END PRICE 41.6200	13,231.87	13,526.50
MORNINGSTAR INC COMMON STOCK NPV	774,316.56	813,648.50
MORNINGSTAR INC MONTH END PRICE 62.8300	10,223.56	11,623.55
MORTON CMNTY BANK 3.7000% 10/17/17 MONTH END PRICE 1.0958	7,000.00	7,670.67
MORTON CMNTY BK 3.6% 5/04/17 MONTH END PRICE 1.0884	10,000.00	10,884.40
MOSAIC CO MONTH END PRICE 56.6300	293,053.05	296,063.22
MOSAIC CO/THE COMMON STOCK USD.01	379,298.37	390,747.00
MOSAIC CO/THE COMMON STOCK USD.01	1,496,693.94	1,454,371.66
MOSAIC CO/THE COMMON STOCK USD.01	371,959.87	368,095.00
MOSYS INC COMMON STOCK USD.01	3,373.40	3,480.00
MOTLEY FOOL FDS TR MONTH END PRICE 11.0100	4,216.73	4,622.19
MOTLEY FOOL GREAT MONTH END PRICE 13.0200	72,741.78	77,407.92
MOTLEY FOOL INDEPENDENCE FD MONTH END PRICE 15.7100	50,452.32	55,549.98
MOTORCAR PARTS OF AMER MONTH END PRICE 6.5700	4,603.63	4,480.74
MOTOROLA SOLUTIONS INC COMMON STOCK USD.01	89,421.22	97,440.00
MOTOROLA SOLUTIONS INC COMMON STOCK USD.01	322,219.74	369,882.24
MOTOROLA SOLUTIONS INC MONTH END PRICE 55.6800	82,292.62	96,427.78
MOTORS LIQ CO GUC TRUST MONTH END PRICE 21.2000	—	848.00
MOTRICITY INC MONTH END PRICE 0.4100	4,648.52	826.15

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
MOVADO GROUP INC COMMON STOCK USD.01	196,819.39	191,013.68
MOVE INC COMMON STOCK USD.001	123,308.35	119,163.00
MPG OFFICE TRUST INC MONTH END PRICE 3.0800	17,775.85	16,940.00
MPHASE TECH INC MONTH END PRICE 0.0022	51.37	4.33
MRI INTERVENTIONS IN MONTH END PRICE 1.6000	5,506.95	3,200.00
MRK 130119C00047000 MONTH END PRICE 2.0000	(163.55)	(4.00)
MRO 130119C00032000 MONTH END PRICE 24.0000	(49.29)	(24.00)
MRS FIELDS BRANDS 10% 10/10/14 MONTH END PRICE 42.0000	837.13	708.54
MRS FIELDS ORIG COOKIES MONTH END PRICE 0.0000	314.24	—
MS+AD INSURANCE GROUP HOLDIN COMMON STOCK	144,221.10	147,840.77
MSC INDUSTRIAL DIRECT CLASS A MONTH END PRICE 75.3800	3,853.52	4,062.82
MSCI INC CLASS A MONTH END PRICE 30.9900	10,478.05	9,297.00
MSFT 130119C00027000 MONTH END PRICE 39.0000	(533.71)	(273.00)
MSFT 130119C00029000 MONTH END PRICE 4.0000	(90.00)	(16.00)
MSFT 130119C00030000 MONTH END PRICE 3.0000	(189.25)	(15.00)
MSFT 130119C00031000 MONTH END PRICE 1.0000	(81.53)	(2.00)
MSFT 130216C00027000 MONTH END PRICE 76.0000	(1,694.74)	(1,520.00)
MSFT 130316C00028000 MONTH END PRICE 50.0000	(470.71)	(350.00)
MSFT 130316C00029000 MONTH END PRICE 27.0000	(315.43)	(270.00)
MSGI SECURITY SOLUTIONS MONTH END PRICE 0.0001	43,065.55	60.00
MT 140118C00020000 MONTH END PRICE 163.0000	(3,022.58)	(2,282.00)
MTN GROUP LTD COMMON STOCK ZAR.0001	75,297.34	101,351.29
MTU AERO ENGINES HOLDING AG COMMON STOCK	890,653.61	1,299,813.82
MU 130420C00008000 MONTH END PRICE 17.0000	(577.83)	(340.00)
MUELLER INDUSTRIES INC COMMON STOCK USD.01	752,670.73	835,501.00
MUELLER WATER PRODUCTS INC A COMMON STOCK USD.01	152,683.03	172,956.30
MUELLER WATER PRODUCTS MONTH END PRICE 5.6100	17,493.78	24,044.52
MUENCHENER RUECKVER AG REG COMMON STOCK NPV	251,827.29	278,292.66
MUHLENKAMP FD MONTH END PRICE 52.2200	23,498.68	17,354.43
MULTI FINELINE ELECTRONIX MONTH END PRICE 20.2100	5,523.48	4,042.00
MULTIBAND CORP NEW MONTH END PRICE 1.6500	4,601.77	2,112.00
MULTICELL TECHS INC NEW MONTH END PRICE 0.0012	19,514.52	266.40
MULTIMEDIA GAMES INC MONTH END PRICE 14.7100	29,452.95	28,537.40
MUNDER MID CAP CORE GROWTH FD CL A MONTH END PRICE 31.9400	45,120.70	53,195.59
MUNI MTG & EQUITY L L C MONTH END PRICE 0.4000	1,763.40	800.00
MUR 140118C00060000 MONTH END PRICE 750.0000	(2,030.74)	(2,250.00)
MURPHY OIL CORP 4% 6/01/22 MONTH END PRICE 100.3867	5,081.82	5,019.34
MURPHY OIL CORP COMMON STOCK USD1.	902,104.09	1,000,440.00
MURPHY OIL CORP COMMON STOCK USD1.	248,782.76	264,461.55
MURPHY OIL CORP MONTH END PRICE 59.5500	33,166.37	35,173.67
MUSCLEPHARM CORP NEW MONTH END PRICE 4.2500	80,680.64	28,028.75
MUSTANG ALLIANCES IN MONTH END PRICE 0.0110	122.36	1.10
MUTUAL GLOBAL DISCOVERY FD CL A MONTH END PRICE 28.2700	42,699.56	46,207.26
MUTUAL GLOBAL DISCOVERY FD CL Z MONTH END PRICE 28.6400	160,731.00	165,877.61
MUTUAL QUEST FD CL A MONTH END PRICE 16.4100	38,526.18	39,128.37
MUTUAL RISK MGMT LTD MONTH END PRICE 0.0000	3,133.73	—
MUTUAL SHARES FD CL Z MONTH END PRICE 22.4800	68,781.11	65,394.01
MV OIL TRUST MONTH END PRICE 23.7600	12,792.51	8,364.57
MVC CAPITAL MONTH END PRICE 12.1500	740.38	655.14
MY VINTAGE BABY INC MONTH END PRICE 0.0001	2,062.00	0.35
MYECHECK INC NEW MONTH END PRICE 0.0500	604.95	0.30
MYLAN INC COMMON STOCK USD.5	1,085,831.49	1,363,282.80
MYLAN INC COMMON STOCK USD.5	189,092.97	259,713.48
MYLAN INC MONTH END PRICE 27.4500	146,203.79	193,028.40

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
MYR GROUP INC/DELAWARE COMMON STOCK USD.01	573,587.03	576,275.00
MYRIAD GENETICS INC MONTH END PRICE 27.2500	10,324.68	10,872.75
MYRIAD PHARMACEUTICALS INC MONTH END PRICE 2.8300	17.12	16.98
N G P CAPITAL RESOURCES MONTH END PRICE 7.2200	16,333.90	14,440.00
N M T MEDICAL INC MONTH END PRICE 0.0030	295.61	0.60
N W M MINING CORP MONTH END PRICE 0.0250	17,517.50	2,500.00
NABORS INDUSTRIES LTD COMMON STOCK USD.001	971,009.99	862,679.45
NABORS INDUSTRIES LTD COMMON STOCK USD.001	168,744.51	98,057.70
NABORS INDUSTRIES LTD MONTH END PRICE 14.4500	144,045.80	130,237.85
NACCO INDS INC CL A MONTH END PRICE 60.6900	13,626.82	8,496.60
NACEL ENERGY CORP MONTH END PRICE 0.0042	525.61	2.04
NAM TAI ELECTRONICS NEWF MONTH END PRICE 13.8200	1,488.79	3,537.46
NANO MASK INC MONTH END PRICE 0.0100	192.90	41.00
NANOGEN INC MONTH END PRICE 0.0030	4,710.15	6.75
NANOLOGIX INC MONTH END PRICE 0.2800	28,608.10	15,372.00
NANOMETRICS INC MONTH END PRICE 14.4200	29,421.72	28,840.00
NANOSPHERE INC MONTH END PRICE 2.8800	18,427.35	17,280.00
NANOVIRICIDES INC MONTH END PRICE 0.4650	86,615.79	37,653.38
NASDAQ OMX GROUP INC MONTH END PRICE 24.9900	12,374.60	12,619.01
NASDAQ OMX GROUP/THE COMMON STOCK USD.01	86,322.83	73,254.29
NASH FINCH CO COMMON STOCK USD1.667	340,366.89	291,536.00
NATIONAL FUEL GAS CO COMMON STOCK USD1.	328,348.94	334,554.00
NATIONAL FUEL GAS CO N J MONTH END PRICE 50.6900	31,707.43	30,375.08
NATIONAL GRAPHITE CO MONTH END PRICE 0.2580	10,965.80	9,546.00
NATIONAL GRID PLC ADR MONTH END PRICE 57.4400	397,194.68	443,854.82
NATIONAL GRID PLC COMMON STOCK GBP.139535	946,655.53	1,113,370.29
NATIONAL HEALTH INVS INC MONTH END PRICE 56.5300	3,305.43	3,957.10
NATIONAL INSTRS CORP MONTH END PRICE 25.8100	2,402.75	2,322.90
NATIONAL OILWELL VARCO INC COMMON STOCK USD.01	462,097.66	457,945.00
NATIONAL OILWELL VARCO INC COMMON STOCK USD.01	574,604.89	553,635.00
NATIONAL OILWELL VARCO INC COMMON STOCK USD.01	1,466,204.25	1,917,217.50
NATIONAL OILWELL VARCO INC COMMON STOCK USD.01	384,656.40	680,560.95
NATIONAL PRESTO INDS INC MONTH END PRICE 69.1000	10,178.09	7,166.77
NATIONAL RESEARCH CORP COMMON STOCK USD.001	880,061.98	947,253.40
NATIONAL RETAIL PPTYS MONTH END PRICE 31.2000	84,788.55	139,762.38
NATIONAL SEMICONDUCTOR SR UNSECURED 06/17 6.6	20,888.20	24,699.42
NATIONAL-OILWELL INC MONTH END PRICE 68.3500	601,787.00	563,278.66
NATIONSTAR MTG HLDGS INC MONTH END PRICE 30.9800	18,473.05	18,588.00
NATIXIS ASG GLOBAL ALTERNATIVES FDY MONTH END PRICE 10.7200	32,305.11	31,831.02
NATIXIS COMMON STOCK EUR1.6	260,650.50	174,687.79
NATIXIS NO 1703 01 GIC CONTRACT NO 1703 01	65,351,694.30	66,687,389.61
NATL BK GREECE NEW ADR F MONTH END PRICE 1.7900	33,175.34	28,264.10
NATL HEALTHCARE LOGISTICS MONTH END PRICE 0.0009	534.95	13.50
NATL RETAIL PPTYS DE MONTH END PRICE 26.5500	12,756.95	13,275.00
NATURAL ALTERNATIVES NEW MONTH END PRICE 5.0200	38,293.07	44,251.30
NATURAL BEAUTY BIO O MONTH END PRICE 0.0981	3,627.53	1,962.00
NATURAL GAS SERVICE GP MONTH END PRICE 16.4200	7,974.58	6,568.00
NATURAL GROCERS BY V MONTH END PRICE 19.0900	7,029.52	6,681.50
NATURAL HARMONY FOODS MONTH END PRICE 0.0001	2,082.42	4.25
NATURAL RESOURCE PTNR LP MONTH END PRICE 18.5400	22,144.85	15,620.49
NATURES SUNSHINE PRODS INC COMMON STOCK NPV	114,074.68	102,808.00
NATURES SUNSHINE PRODUCTS MONTH END PRICE 14.4800	48,939.31	71,931.54
NATUS MEDICAL INC COMMON STOCK USD.001	133,224.39	135,278.00
NATUZZI S P A ADR MONTH END PRICE 1.9200	4,678.55	1,824.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
NAUTILUS GROUP INC MONTH END PRICE 3.5100	117,112.19	99,122.40
NAUTILUS MINERALS INC MONTH END PRICE 0.3790	15,451.11	2,372.16
NAVARRE CORP MONTH END PRICE 1.7800	15,760.63	17,800.00
NAVIDEA BIOPHARMA MONTH END PRICE 2.8300	209,690.95	193,996.50
NAVIGATORS GROUP INC COMMON STOCK USD.1	364,156.46	357,490.00
NAVIGATORS GROUP INC MONTH END PRICE 51.0700	2,866.95	2,808.85
NAVIOS MARITIME MONTH END PRICE 3.3700	11,022.74	8,681.69
NAVISTAR INTERNATIONAL CORP NEW MONTH END PRICE 21.7700	102,789.68	113,095.15
NAVISTAR INTL 8.25%21 MONTH END PRICE 96.5000	6,619.11	5,790.00
NB SMALL CAP GROWTH FD INVESTOR CL MONTH END PRICE 19.2200	11,633.94	15,225.22
NB SOCIALLY RESPONSIVE FD MONTH END PRICE 27.1200	91,530.24	118,593.83
NBR 130216C00015000 MONTH END PRICE 58.0000	(475.43)	(580.00)
NCR CORP NEW MONTH END PRICE 25.4800	23,812.76	25,480.00
NE 140118C00030000 MONTH END PRICE 720.0000	(1,032.27)	(720.00)
NE 140118C00037000 MONTH END PRICE 330.0000	(627.28)	(330.00)
NE 140118C00040000 MONTH END PRICE 222.0000	(482.28)	(222.00)
NE 140118C00042000 MONTH END PRICE 169.0000	(402.28)	(169.00)
NEAH POWER SYSTEMS N MONTH END PRICE 0.0080	5,039.15	2,380.66
NEEDHAM FDS INC MONTH END PRICE 16.6300	71,556.11	79,962.74
NEEDHAM GROWTH FUND MONTH END PRICE 33.6600	30,189.69	26,862.46
NEEDHAM SMALL CAP GROWTH FD MONTH END PRICE 12.2200	76,708.76	65,485.05
NEENAH PAPER INC MONTH END PRICE 28.4700	39,651.84	42,952.79
NEIMAN LARGE CAP VALUE MONTH END PRICE 22.3600	5,801.09	7,438.12
NELNET STUDENT LOAN CORPORATIO NSLC 2004 2A A5C	179,750.00	181,273.40
NEM 130119C00050000 MONTH END PRICE 25.0000	(134.48)	(50.00)
NEOGEN CORP COMMON STOCK USD.16	1,117,401.84	1,229,305.00
NEOGENOMICS INC NEW MONTH END PRICE 2.4800	4,579.64	6,200.00
NEOHYDRO TECHNOLOGIES CORP MONTH END PRICE 0.0020	3,538.84	20.00
NEOMEDIA TECH INC NEW MONTH END PRICE 0.0026	28.30	1.30
NEONODE INC NEW MONTH END PRICE 4.8600	3,794.95	4,860.00
NEOSTEM INC NEW MONTH END PRICE 0.5955	14,477.39	11,314.50
NESS ENERGY INTL INC MONTH END PRICE 0.0000	6,879.33	—
NESTLE S A MONTH END PRICE 65.1700	328,719.02	403,011.28
NESTLE SA REG COMMON STOCK CHF.1	946,167.68	1,494,377.23
NET 1 UEPS TECHS NEW MONTH END PRICE 5.1100	8,602.47	5,110.00
NET SAVINGS LINK INC MONTH END PRICE 0.0005	27,598.76	27.82
NET VOICE TECH CORP MONTH END PRICE 0.0000	1,460.40	—
NETAPP INC COMMON STOCK USD.001	499,266.00	583,904.20
NETAPP INC COMMON STOCK USD.001	220,179.33	288,362.25
NETAPP INC MONTH END PRICE 33.5500	36,755.95	36,569.50
NETBANK INC MONTH END PRICE 0.0000	14,472.05	—
NETFLIX INC COMMON STOCK USD.001	208,717.48	110,500.98
NETFLIX INC MONTH END PRICE 92.5900	1,062,011.13	1,104,228.34
NETGEAR INC MONTH END PRICE 39.4300	21,813.69	22,869.40
NETLIST INC MONTH END PRICE 0.7400	2,289.23	518.00
NETQIN MOBILE INC AD MONTH END PRICE 6.0400	17,499.64	13,892.00
NETSPEND HOLDINGS IN MONTH END PRICE 11.8200	927.13	1,182.00
NETSUITE INC COMMON STOCK USD.01	950,159.65	1,281,728.50
NETSUITE INC MONTH END PRICE 67.3000	153,839.36	204,928.50
NEUBERGER BERMAN EQTY INCOME CL A MONTH END PRICE 11.6500	15,333.41	15,666.42
NEUBERGER BERMAN FOCUS FD INV CL MONTH END PRICE 22.5500	26,649.39	26,774.52
NEUBERGER BERMAN GENESIS INV MONTH END PRICE 34.0200	132,166.53	141,193.65
NEUBERGER BERMAN HI YLD STRATEGIES MONTH END PRICE 13.9000	116,721.21	121,919.54
NEUBERGER BERMAN HIGH INCOME BD FD I MONTH END PRICE 9.4700	102,886.15	117,228.35

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
NEUBERGER BERMAN LARGE CAP VALUE IN MONTH END PRICE 28.1000	36,336.29	39,884.44
NEUBERGER BERMAN MID CAP INTR I MONTH END PRICE 16.5800	2,270.96	2,868.47
NEUBERGER BERMAN MID CAP INTRINSIC T MONTH END PRICE 14.4000	26,991.46	33,065.08
NEUBERGER BERMAN RE FUND MONTH END PRICE 4.5900	8,034.67	19,686.77
NEUBERGER BERMAN REAL ESTATE FD TRST MONTH END PRICE 13.5100	56,670.30	56,241.68
NEUBRGER BERMAN MIDCAP GROWTH FD INV MONTH END PRICE 11.4800	10.69	12.20
NEURALSTEM INC MONTH END PRICE 1.0900	40,305.25	21,800.00
NEUROCRINE BIOSCIENCES INC MONTH END PRICE 7.4800	2,026.18	1,757.80
NEUSTAR INC CLASS A MONTH END PRICE 41.9300	100,042.56	101,344.81
NEUTRAL TANDEM INC MONTH END PRICE 2.5700	65,293.92	14,931.70
NEVADA EXPLORATION INC MONTH END PRICE 0.1486	6,797.83	5,201.00
NEVSUN RESOURCES LTD MONTH END PRICE 4.2800	19,052.51	15,463.64
NEW CENTURY FINL CP NEW MONTH END PRICE 0.0000	13,603.73	—
NEW DAWN MINING CP N MONTH END PRICE 0.8510	6,938.30	5,701.70
NEW ENERGY SYS GROUP MONTH END PRICE 0.3999	13,572.15	1,013.75
NEW ENERGY TECH INC NEW MONTH END PRICE 0.9600	162,134.08	58,032.00
NEW FRONTIER MEDIA INC MONTH END PRICE 0.0000	437.34	—
NEW GENERATION BIOFUELS MONTH END PRICE 0.0040	940.41	100.00
NEW GOLD INC MONTH END PRICE 11.0300	243,096.85	250,976.62
NEW IRELAND FUND INC MONTH END PRICE 9.1000	22,716.65	10,483.20
NEW JERSEY RESOURCES CORP COMMON STOCK USD2.5	451,293.92	443,744.00
NEW ORIENTAL ED ADR MONTH END PRICE 19.4300	7,028.46	11,755.15
NEW YORK + CO COMMON STOCK USD.001	34,430.36	36,957.00
NEW YORK CMNTY BANCORP MONTH END PRICE 13.1000	41,921.08	40,425.13
NEW YORK MTG TRUST NEW MONTH END PRICE 6.3200	21,736.87	20,484.23
NEW YORK TIMES CO CL A MONTH END PRICE 8.5300	589.87	520.33
NEW ZEALAND DOLLAR	2,455.39	2,422.70
NEW ZEALAND DOLLAR	24,869.22	25,003.85
NEWCASTLE INVESTMENT CP MONTH END PRICE 8.6800	46,411.52	65,275.88
NEWCASTLE INVT 9.75% PFD MONTH END PRICE 25.2060	12,058.55	12,603.00
NEWCREST MINING ADR MONTH END PRICE 23.6100	116,218.14	114,130.74
NEWELL RUBBERMAID INC COMMON STOCK USD1.	155,889.93	149,453.97
NEWELL RUBBERMAID INC MONTH END PRICE 22.2700	9,404.21	15,001.39
NEWFIELD EXPLORATION CO COMMON STOCK USD.01	213,470.76	84,892.60
NEWFIELD EXPLORATION COMPANY MONTH END PRICE 26.7800	29,456.08	28,520.70
NEWLEAD HOLDINGS NEW F MONTH END PRICE 0.4000	75.17	0.80
NEWMARKET CORPORATION MONTH END PRICE 262.2000	5,823.67	6,879.50
NEWMARKET TECHNOLOGY NEW MONTH END PRICE 0.0001	31,532.81	67.25
NEWMONT MINING CORP COMMON STOCK USD1.6	431,530.09	543,580.20
NEWMONT MINING CORP MONTH END PRICE 46.4400	521,302.46	478,927.28
NEWPARK RESOURCES INC COMMON STOCK USD.01	955,893.67	973,400.00
NEWS AMERICA INC COMPANY GUAR 02/21 4.5	20,035.40	22,848.90
NEWS AMERICA INC COMPANY GUAR 11/37 6.65	9,855.00	12,921.93
NEWS CORP CL A COMMON STOCK USD.01	840,594.29	1,222,344.40
NEWS CORP LTD CL A MONTH END PRICE 25.5100	50,048.68	59,471.15
NEWS CORP LTD CL B MONTH END PRICE 26.2400	3,872.49	4,469.97
NEXAIRA WIRELESS INC MONTH END PRICE 0.0005	5,643.00	5.10
NEXEN INC 7.35% 11/01/43 MONTH END PRICE 25.4600	2,689.95	2,546.00
NEXEN INC MONTH END PRICE 26.9400	26,653.33	33,675.00
NEXJ SYSTEMS MONTH END PRICE 4.1782	37,202.58	20,891.00
NEXPRISE INC NEW MONTH END PRICE 0.0004	111.75	—
NEXSTAR BROADCASTING GROUP A COMMON STOCK USD.01	100,197.20	108,018.00
NEXT FUEL INC MONTH END PRICE 2.9900	194,341.70	164,450.00
NEXT PLC COMMON STOCK GBP.1	147,959.76	287,865.47

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
NEXT10 INC MONTH END PRICE 0.1000	1,209.95	6.60
NEXTECH SOLUTIONS INC LA MONTH END PRICE 0.0002	876.85	0.60
NEXTERA ENERGY 6.6%66 MONTH END PRICE 25.0200	2,546.84	2,502.00
NEXTERA ENERGY 8.75%69 MONTH END PRICE 26.7100	26,958.83	26,710.00
NEXTERA ENERGY INC COMMON STOCK USD.01	204,445.11	269,841.00
NEXTERA ENERGY INC COMMON STOCK USD.01	374,131.30	689,339.97
NEXTERA ENERGY INC MONTH END PRICE 69.1900	137,528.79	165,068.85
NFJ DIVIDEND INTEREST FD MONTH END PRICE 15.6000	7,833.86	8,007.45
NFLX 130119C00090000 MONTH END PRICE 570.0000	(421.23)	(570.00)
NGEX RES INC MONTH END PRICE 3.3051	470.66	661.02
NIC INC COMMON STOCK NPV	1,018,936.89	1,340,697.00
NIC INC MONTH END PRICE 16.3400	9,529.80	12,663.50
NICE SYSTEMS MONTH END PRICE 33.4800	5,238.84	5,289.84
NICHOLAS EQUITY INCOME FD MONTH END PRICE 15.7700	33,838.43	36,668.89
NICHOLAS FUND, CLASS I MONTH END PRICE 48.4700	106,162.71	103,231.36
NICHOLAS II INC MONTH END PRICE 21.2700	40,082.62	58,579.22
NICHOLAS LTD EDITION FUND CL N MONTH END PRICE 20.5100	18,156.61	18,651.71
NIGHTCULTURE INC MONTH END PRICE 0.1000	1,266.95	700.00
NIKE INC CL B COMMON STOCK NPV	1,070,372.85	1,146,861.60
NIKE INC CL B COMMON STOCK NPV	1,310,528.03	1,427,256.00
NIKE INC CL B COMMON STOCK NPV	314,787.89	899,697.60
NIKE INC MONTH END PRICE 51.6000	407,437.05	441,683.11
NILE PAN AFRICA FD CL A MONTH END PRICE 13.2000	6,316.07	6,407.44
NINTENDO CO LTD COMMON STOCK	470,082.66	181,390.39
NINTENDO LTD ADR MONTH END PRICE 13.3100	3,235.18	1,011.56
NIPPON TELEGRAPH + TELEPHONE COMMON STOCK	563,676.62	550,281.55
NISKA GAS STORAGE PT MONTH END PRICE 10.9000	24,737.75	23,245.05
NISOURCE INC COMMON STOCK USD.01	483,015.31	480,377.00
NISOURCE INC COMMON STOCK USD.01	142,498.29	181,572.55
NISOURCE INC MONTH END PRICE 24.8900	58,135.01	67,005.07
NISSAN MTR LTD SPONSORED ADR MONTH END PRICE 19.0900	16,697.40	18,135.50
NITTO DENKO CORP ADR F MONTH END PRICE 24.8300	898.20	893.88
NL INDS INC MONTH END PRICE 11.4500	3,331.32	3,486.41
NLY 130420C00015000 MONTH END PRICE 22.0000	(577.83)	(440.00)
NLY 130420C00016000 MONTH END PRICE 9.0000	(102.39)	(90.00)
NMC INC MONTH END PRICE 0.0002	5,941.10	600.00
NN INC MONTH END PRICE 9.1600	40,533.58	45,800.00
NNRF INC MONTH END PRICE 0.0005	1,934.95	0.13
NO AMERN PALLADIUM LTD MONTH END PRICE 1.3000	75,034.65	27,292.20
NOBLE CORP COMMON STOCK CHF3.15	602,572.04	583,235.00
NOBLE CORP COMMON STOCK CHF3.15	222,786.09	205,438.00
NOBLE CORPORATION MONTH END PRICE 34.8200	140,760.84	130,385.93
NOBLE ENERGY INC COMMON STOCK USD.01	310,036.83	427,918.44
NOBLE ENERGY INC SR UNSECURED 12/21 4.15	200,291.10	220,788.00
NOBLE ENERGY INC MONTH END PRICE 101.7400	70,367.78	75,099.50
NOBLE GROUP LTD NEW MONTH END PRICE 0.9456	6,306.90	4,383.80
NOBLE INTL LTD MONTH END PRICE 0.0000	259.15	—
NOK 130119C00007500 MONTH END PRICE 1.0000	(2,144.80)	(20.00)
NOK 140118C00005500 MONTH END PRICE 50.0000	(2,554.95)	(2,500.00)
NOK 140118C00010000 MONTH END PRICE 13.0000	(585.45)	(130.00)
NOKIA CORP 5.375% 5/15/19 MONTH END PRICE 93.7580	7,691.10	9,375.80
NOKIA CORP SPON ADR F MONTH END PRICE 3.9500	165,693.44	199,139.25
NOKIA OYJ COMMON STOCK NPV	236,783.01	242,594.11
NOMURA HOLDINGS INC COMMON STOCK	258,529.00	380,235.26

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
NORCAL CMNTY BANCORP MONTH END PRICE 1.8600	24,273.73	18,600.00
NORCRAFT FINANCE 1 10.5000% 12/15/15 MONTH END PRICE 101.5000	5,110.00	5,075.00
NORDEA BANK AB COMMON STOCK NPV	497,936.29	570,523.24
NORDEA BANK AB SR UNSECURED 144A 11/14 3.7	119,826.00	125,970.00
NORDEA BANK AB SUBORDINATED 144A 05/21 4.875	182,996.00	214,554.00
NORDIC AMERICAN TANKER SHIPP MONTH END PRICE 8.7500	238,597.74	162,437.70
NORDSON CORP MONTH END PRICE 63.1200	3,561.01	4,418.40
NORDSTROM INC COMMON STOCK NPV	74,662.03	189,015.50
NORDSTROM INC MONTH END PRICE 53.5000	60,277.02	60,515.61
NORFOLK SOUTHERN CORP COMMON STOCK USD1.	373,012.75	327,752.00
NORFOLK SOUTHERN CORP COMMON STOCK USD1.	247,438.66	466,397.28
NORFOLK SOUTHN CORP MONTH END PRICE 61.8400	919,268.94	863,775.83
NORSKE SKOG CA 7.375%XXX MONTH END PRICE 0.0000	14,465.45	—
NORTECH SYSTEMS INC MONTH END PRICE 3.0000	8,228.29	2,454.00
NORTEL NETWORKS CP NEW MONTH END PRICE 0.0050	441.48	3.83
NORTH AMERN ENERGY PTNR MONTH END PRICE 3.4000	419.45	170.00
NORTH AMERN SCIENTIFIC NEW MONTH END PRICE 0.0000	1,249.95	—
NORTH ATL DRILLING ORD F MONTH END PRICE 10.3000	4,372.71	4,120.00
NORTH SPRINGS RES CO MONTH END PRICE 0.0101	74,932.40	1,733.41
NORTHEAST INVESTORS TRUST MONTH END PRICE 6.1100	16,653.03	17,250.14
NORTHEAST UTILITIES COMMON STOCK USD5.	215,705.68	290,598.88
NORTHEAST UTILITIES MONTH END PRICE 39.0800	59,124.06	79,860.68
NORTHERN DYN MINERAL NEW MONTH END PRICE 3.1600	10,091.25	2,844.00
NORTHERN GRAPHITE CORP F MONTH END PRICE 1.1000	29,967.21	10,670.00
NORTHERN HIGH YIELD FIXED INCOME MONTH END PRICE 7.5500	9,926.87	9,309.50
NORTHERN ILL MUN 4.79% 1/01/14 MONTH END PRICE 102.9700	25,013.00	25,742.50
NORTHERN INCOME EQUITY FUND MONTH END PRICE 13.1300	9,823.82	11,065.99
NORTHERN INTL EQTY INDEX MONTH END PRICE 10.3400	18,647.55	14,018.67
NORTHERN LARGE CAP EQTY FD MONTH END PRICE 15.6200	41,433.30	40,560.92
NORTHERN LARGE CAP VALUE FUND MONTH END PRICE 9.7100	195,305.37	198,874.27
NORTHERN LION GOLD CORPF MONTH END PRICE 0.0482	3,221.50	482.00
NORTHERN OIL & GAS INC MONTH END PRICE 16.8200	1,745.59	1,682.00
NORTHERN SMALL CAP VALUE FUND MONTH END PRICE 16.4100	188,584.87	209,953.31
NORTHERN TECHNOLOGIES CP MONTH END PRICE 11.4000	42,985.85	45,600.00
NORTHERN TECHNOLOGY FD MONTH END PRICE 16.2500	6,400.00	8,996.54
NORTHERN TIER ENERGY LP MONTH END PRICE 25.4400	4,396.90	5,088.00
NORTHERN TR CORP MONTH END PRICE 50.1600	30,719.98	31,050.97
NORTHERN TRUST CORP COMMON STOCK USD1.667	521,453.62	531,696.00
NORTHERN TRUST CORP COMMON STOCK USD1.667	173,723.23	185,592.00
NORTHERN TRUST CORP COMMON STOCK USD1.667	244,622.20	260,430.72
NORTHFIELD LABS INC MONTH END PRICE 0.0000	1,702.81	—
NORTHISLE COPPER & GOLDF MONTH END PRICE 0.1260	—	6.30
NORTHROP GRUMMAN CORP COMMON STOCK USD1.	1,190,728.68	1,209,682.00
NORTHROP GRUMMAN CORP COMMON STOCK USD1.	242,077.14	388,247.10
NORTHROP GRUMMAN CORP MONTH END PRICE 67.5800	122,205.35	137,299.70
NORTHROP GUMMAN 1.8500% 11/15/15 MONTH END PRICE 102.5433	25,621.75	25,635.83
NORTHSTAR EDU FIN INC DE NRSSTD 01/46 ADJUSTABLE VAR	61,500.00	62,702.48
NORTHSTAR GLBL BUS SVCS MONTH END PRICE 0.0035	798.70	47.83
NORTHSTAR REALTY FIN CP MONTH END PRICE 7.0400	54,363.84	79,303.95
NORTHSTAR REALTY FIN PFD MONTH END PRICE 24.6000	32,611.75	36,900.00
NORTHSTAR RLTY FIN B PFD MONTH END PRICE 23.6400	22,902.95	23,640.00
NORTHWEST NAT GAS CO MONTH END PRICE 44.2000	24,782.96	24,709.57
NORTHWEST PIPE COMPANY MONTH END PRICE 23.8600	7,310.20	4,772.00
NORTHWESTERN CORP NEW MONTH END PRICE 34.7300	4,512.01	4,341.25

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
NORWEGIAN KRONE	2,405.39	2,406.10
NORWEGIAN KRONE	0.03	0.03
NORWEGIAN KRONE	15,977.00	16,358.04
NOUVEAU LIFE PHARMA INC MONTH END PRICE 0.0020	10,141.25	300.20
NOV 130119C00067500 MONTH END PRICE 224.0000	(299.52)	(448.00)
NOV 130119C00072500 MONTH END PRICE 41.0000	(144.29)	(41.00)
NOV 130119C00075000 MONTH END PRICE 13.0000	(167.29)	(13.00)
NOV 130518C00070000 MONTH END PRICE 456.0000	(1,939.21)	(2,280.00)
NOVA BIOSOURCE FUELS INC MONTH END PRICE 0.0001	15,471.09	1.00
NOVA MEASURING INSTRUMENT MONTH END PRICE 7.9800	4,440.23	4,141.62
NOVACOPPER INC MONTH END PRICE 1.8100	22,527.94	13,462.78
NOVADAQ TECHNOLOGIES MONTH END PRICE 8.8800	4,500.45	4,440.00
NOVAGOLD RES INC NEW MONTH END PRICE 4.5100	311,440.63	286,957.77
NOVARTIS AG REG COMMON STOCK CHF.5	1,067,482.76	1,323,210.64
NOVARTIS AG MONTH END PRICE 63.3000	334,079.41	374,292.90
NOVATEL WIRELESS INC NEW MONTH END PRICE 1.3300	1,551.78	532.00
NOVATION COMPANIES INCREIT MONTH END PRICE 0.6200	1,132.77	131.44
NOVATION HOLDINGS INC MONTH END PRICE 0.0129	2.93	0.26
NOVAVAX INC MONTH END PRICE 1.8900	44,831.53	36,855.00
NOVELOS THERAPEUTICS NEW MONTH END PRICE 0.7400	2,107.10	1,332.00
NOVO NORDISK A/S B COMMON STOCK DKK1.	505,468.33	813,659.42
NOVO NORDISK A/S B COMMON STOCK DKK1.	465,239.32	758,130.68
NOVO NORDISK A/S SPONS ADR ADR	860,221.35	1,148,998.40
NOVO NORDISK A/S SPONS ADR ADR	35,288.53	42,434.60
NOVO-NORDISK A S ADR MONTH END PRICE 163.2100	295,306.30	346,331.62
NOVOZYMES A/S ADR MONTH END PRICE 28.3000	7,031.85	7,329.70
NOVUS ENERGY INC MONTH END PRICE 1.0800	73.16	143.64
NPS PHARMACEUTICALS INC COMMON STOCK USD.001	64,494.76	58,722.30
NRG ENERGY INC COMMON STOCK USD.01	179,772.84	173,022.74
NRG ENERGY INC NEW MONTH END PRICE 22.9900	51,120.02	66,188.21
NSC 140118C00067500 MONTH END PRICE 330.0000	(362.28)	(330.00)
NTELOS HOLDINGS CORP COMMON STOCK USD.01	106,876.26	106,191.00
NTT DOCOMO INC COMMON STOCK	314,859.07	261,379.04
NTT DOCOMO INC COMMON STOCK	164,899.88	146,487.15
NU SKIN ENTERPRISES CL A MONTH END PRICE 37.0500	89,272.74	64,217.83
NU SKIN ENTERPRISES INC A COMMON STOCK USD.001	23,718.66	25,935.00
NUANCE COMMUNICATIONS INC MONTH END PRICE 22.3200	162,748.20	141,642.72
NUCOR CORP COMMON STOCK USD.4	471,467.52	505,206.00
NUCOR CORP COMMON STOCK USD.4	199,880.44	321,431.92
NUCOR CORP MONTH END PRICE 43.1600	259,384.02	275,324.35
NUE 130119C00043000 MONTH END PRICE 102.0000	(92.30)	(102.00)
NUE 140118C00030000 MONTH END PRICE 1,391.0000	(8,492.22)	(13,910.00)
NUMEREX CORP CL A PA MONTH END PRICE 13.1400	3,095.57	4,270.50
NUMOBILE INC NEW MONTH END PRICE 0.0001	1,443.65	310.40
NUSTAR ENERGY LP MONTH END PRICE 42.4800	20,866.02	14,808.58
NUTRI SYS INC MONTH END PRICE 8.1706	6,148.38	4,469.32
NUTRIPURE BEVERAGES NEW MONTH END PRICE 0.0001	510.75	0.01
NUTRITION 21 INC MONTH END PRICE 0.0000	10,251.17	—
NUVEEN DIVD ADV MUNI FD MONTH END PRICE 15.4800	130.88	141.89
NUVEEN EGY MLP TOTAL RTN MONTH END PRICE 17.7000	4,664.06	5,451.60
NUVEEN EQUITY PREM INCOME FD MONTH END PRICE 11.8300	27,403.71	26,975.59
NUVEEN EQUITY PREM OPTY FD MONTH END PRICE 12.0700	42,560.21	42,245.00
NUVEEN FLOATING RATE MONTH END PRICE 12.2500	25,123.15	29,166.24
NUVEEN GLB GOVT ENHD INCM MONTH END PRICE 14.0200	21,743.90	21,299.03

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
NUVEEN GOVT INCOME FUND MONTH END PRICE 12.8700	14,755.81	14,029.44
NUVEEN HIGH INCM BD A MONTH END PRICE 9.0900	164,565.37	173,011.74
NUVEEN INVT TR VPFD SECS CL A MONTH END PRICE 17.4100	26,847.60	28,122.46
NUVEEN MUN ADVANTAGE FD INC MONTH END PRICE 15.2100	31,273.37	31,011.27
NUVEEN NWQ LARGE CAPVALUE A MONTH END PRICE 17.7500	34,009.50	40,068.16
NUVEEN NWQ MULTI-CAP VALUE A MONTH END PRICE 19.2300	30,591.76	30,801.94
NUVEEN PFD & CONV INCM MONTH END PRICE 9.6500	66,151.93	72,297.59
NUVEEN PREFERRED & CONV MONTH END PRICE 9.7100	46,808.51	44,730.80
NUVEEN PREM INSD MUNI MONTH END PRICE 15.3400	8,003.29	8,178.14
NUVEEN QUAL PFD INC FD 2 MONTH END PRICE 9.4600	31,099.27	36,840.66
NUVEEN QUALITY PFD INCOME MONTH END PRICE 8.8900	6,798.95	8,890.00
NUVEEN QULTY PFD INCM FD MONTH END PRICE 8.6700	4,208.96	4,748.68
NUVEEN REAL EST INC FD MONTH END PRICE 10.4800	22,558.71	23,132.42
NUVEEN REAL ESTATE SECURITIES FUND A MONTH END PRICE 21.0200	82,056.59	125,126.59
NUVEEN SYMPHONY CREDITOPPTY FD CL A MONTH END PRICE 22.0600	45,431.30	46,902.07
NUVEEN TRADEWINDS INTL VALUE FD A MONTH END PRICE 21.1300	26,599.15	27,407.91
NUVEEN TRADEWINDS VALUE OPPTY A MONTH END PRICE 29.8200	4,306.89	3,843.20
NV ENERGY INC MONTH END PRICE 18.1400	8,145.05	9,723.92
NVE CORP COMMON STOCK USD.01	716,131.39	729,638.01
NVIDIA CORP COMMON STOCK USD.001	237,090.51	231,052.00
NVIDIA CORP COMMON STOCK USD.001	726,820.35	723,881.00
NVIDIA CORP COMMON STOCK USD.001	215,234.82	179,692.09
NVIDIA CORP MONTH END PRICE 12.2600	241,379.73	217,100.04
N-VIRO INTL CORP NEW MONTH END PRICE 0.9200	320,790.60	104,025.32
NVR INC COMMON STOCK USD.01	125,748.83	128,800.00
NXP SEMICONDUCTORS NV F MONTH END PRICE 26.3201	65,767.35	78,433.90
NXSTAGE MEDICAL INC MONTH END PRICE 11.2500	9,640.06	7,875.00
NXT NUTRITIONALS HLD MONTH END PRICE 0.0007	56,825.29	52.50
NYMET HOLDINGS INC NEW MONTH END PRICE 0.0000	2,340.21	—
NYSE EURONEXT COMMON STOCK USD.01	436,277.70	184,919.02
NYSE EURONEXT N V MONTH END PRICE 31.5400	262,181.88	301,515.40
NYX 140118C00025000 MONTH END PRICE 660.0000	(461.57)	(1,320.00)
NYXIO TECHNOLOGIES CORP MONTH END PRICE 0.0014	4,391.88	9.80
O G E ENERGY CORP HLDG CO MONTH END PRICE 56.3100	2,961.80	5,474.19
O M GROUP INC MONTH END PRICE 22.2000	29,873.96	23,310.00
O REILLY AUTOMOTIVE INC COMMON STOCK USD.01	1,307,386.86	1,365,443.40
O REILLY AUTOMOTIVE INC COMMON STOCK USD.01	108,041.21	242,507.04
O REILLY AUTOMOTIVE NEW MONTH END PRICE 89.4200	66,937.78	70,105.28
O2DIESEL CORP MONTH END PRICE 0.0000	5,815.05	—
OAKMARK EQUITY INCOME FD I MONTH END PRICE 28.5000	1,051,114.29	1,188,117.15
OAKMARK FUND I MONTH END PRICE 48.5300	262,484.41	315,353.18
OAKMARK GBL SLCT I MONTH END PRICE 12.6500	5,047.10	9,917.20
OAKMARK GLOBAL FUND CL I MONTH END PRICE 23.4800	563,558.92	605,266.38
OAKMARK INTERNATIONAL FUND I MONTH END PRICE 20.9300	1,196,620.18	1,344,442.48
OAKMARK INTL SMALL CAP FD I MONTH END PRICE 13.9800	195,270.39	216,412.76
OAKMARK SELECT FD I MONTH END PRICE 30.9700	649,193.14	679,474.24
OAO GAZPROM SPON ADR MONTH END PRICE 9.7300	14,402.98	9,730.00
OASIS PETROLEUM INC MONTH END PRICE 31.8000	10,214.81	10,335.00
OBAGI MEDICAL PRODUCTS MONTH END PRICE 13.5900	14,564.04	12,067.92
OBERWEIS CHINA OPPORTUNITIES FD MONTH END PRICE 11.1200	386,120.01	281,596.60
OBERWEIS EMERGING GROWTH PORTFOLIO MONTH END PRICE 19.6800	2,900.37	2,445.24
OCCIDENTAL PETE CORP MONTH END PRICE 76.6100	509,349.33	456,489.20
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/22 3.125	204,521.50	212,737.20
OCCIDENTAL PETROLEUM COR SR UNSECURED 02/23 2.7	139,756.80	142,852.22

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
OCCIDENTAL PETROLEUM CORP COMMON STOCK USD.2	762,181.92	773,761.00
OCCIDENTAL PETROLEUM CORP COMMON STOCK USD.2	1,766,288.43	1,585,827.00
OCCIDENTAL PETROLEUM CORP COMMON STOCK USD.2	964,269.59	930,811.50
OCCIDENTAL PETROLEUM CORP COMMON STOCK USD.2	1,612,477.68	1,566,368.06
OCCIDENTAL PETROLEUM CORP COMMON STOCK USD.2	666,157.10	1,459,114.06
OCEAN POWER TECHS NEW MONTH END PRICE 2.1401	34,528.81	14,081.86
OCEAN RIG UDW INC F MONTH END PRICE 14.9268	11,402.54	11,583.20
OCEANEERING INTL INC MONTH END PRICE 53.7900	96,716.36	118,639.44
OCEANFIRST FINANCIAL CORP COMMON STOCK USD.01	83,698.73	83,875.00
OCLARO INC MONTH END PRICE 1.5700	35,093.95	10,205.00
OCWEN FINANCIAL CORP COMMON STOCK USD.01	240,962.15	594,948.00
OCWEN FINANCIAL CORP NEW MONTH END PRICE 34.5900	6,107.62	5,949.48
OCZ TECHNOLOGY GRP NEW MONTH END PRICE 1.9100	37,916.82	17,954.00
ODYSSEY MARINE EXPL INC MONTH END PRICE 2.9700	24,515.29	23,546.16
OFFICE DEPOT INC MONTH END PRICE 3.2800	3,081.66	3,608.00
OI S A ADR F MONTH END PRICE 4.0100	1,756.95	1,539.84
OI S A ADR F MONTH END PRICE 4.3000	215.71	159.10
OIL CO LUKOIL SPONSORED ADR MONTH END PRICE 67.5000	17,348.91	19,575.00
OIL SERVICE HOLDERS TR MONTH END PRICE 114.4100	12,033.55	11,441.00
OIL STATES INTERNATIONAL INC COMMON STOCK USD.01	959,892.29	1,108,870.00
OIL-DRI CORP OF AMERICA MONTH END PRICE 27.6000	1,863.22	2,817.12
OILSANDS QUEST INC MONTH END PRICE 0.0045	242,187.48	758.94
OILTANKING PARTNERS L P MONTH END PRICE 37.8600	722.95	757.20
OLD DOMINION FREIGHT LNS MONTH END PRICE 34.2800	5,333.19	5,484.80
OLD MUTUAL PLC COMMON STOCK GBP.142857	103,405.59	113,474.31
OLD NATIONAL BANCORP COMMON STOCK NPV	480,472.52	484,296.00
OLD REP INTL CORP MONTH END PRICE 10.6500	40,426.93	44,955.26
OLD REPUBLIC INTL CORP COMMON STOCK USD1.	68,237.00	69,225.00
OLD SECOND BNCP INC DEL MONTH END PRICE 1.2200	2,804.66	161.04
OLD SECOND CAP TR 7.8%33 MONTH END PRICE 6.9700	12,455.80	13,940.00
OLENTANGY LOC SCH 4.8% 12/01/17 MONTH END PRICE 114.6800	25,437.00	28,670.00
OLIN CORP COMMON STOCK USD1.	473,426.38	514,921.50
OLIN CORP MONTH END PRICE 21.5900	18,232.11	18,178.71
OLIVUT RESOURCES LTD MONTH END PRICE 0.6490	9,770.35	3,590.27
OM GROUP INC COMMON STOCK USD.01	126,875.90	128,760.00
OM GROUP INC COMMON STOCK USD.01	1,053,638.11	914,906.40
OMDA OIL & GAS INC NEW MONTH END PRICE 0.0010	56.26	1.00
OMEGA HLTHCARE INVS INC MONTH END PRICE 23.8500	23,847.12	25,213.45
OMEGA NAV ENTERPRISE CLASS A MONTH END PRICE 0.0320	2,015.08	9.60
OMEGA PROTEIN CORP COMMON STOCK USD.01	69,509.50	67,320.00
OMEGA PROTEIN CORP MONTH END PRICE 6.1200	51,241.86	36,720.00
OMINECA MNG & METALS F MONTH END PRICE 0.1309	—	1,047.20
OMNICARE INC MONTH END PRICE 36.1000	12,642.65	18,566.96
OMNICELL INC COMMON STOCK USD.001	330,289.91	333,088.00
OMNICELL INC MONTH END PRICE 14.8700	7,621.31	7,435.00
OMNICOM GROUP COMMON STOCK USD.15	194,515.46	308,552.96
OMNICOM GROUP MONTH END PRICE 49.9600	15,544.27	17,486.00
OMNITEK ENGINEERING CORP MONTH END PRICE 1.5700	710.90	471.00
OMNIVISION TECHNOLOGIES INC COMMON STOCK USD.001	1,202,835.57	1,267,200.00
OMNIVISION TECHNOLOGIES INC MONTH END PRICE 14.0800	87,994.72	73,216.00
OMNOVA SOLUTIONS INC MONTH END PRICE 7.0100	925.25	904.29
OMV AG COMMON STOCK NPV	142,082.08	161,915.29
ON SEMICONDUCTOR CORP MONTH END PRICE 7.0500	18,651.03	12,972.00
ON TRACK INNOV NEW ORD MONTH END PRICE 1.4400	432.79	288.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ONCOLYTICS BIOTECH INC MONTH END PRICE 3.9200	7,003.36	4,900.00
ONCOSEC MED INC MONTH END PRICE 0.2200	37,620.07	23,980.00
ONCOTHYREON INC MONTH END PRICE 1.9200	1,660.42	441.60
ONE BK TR N A 1.7% 2/25/13 MONTH END PRICE 1.0023	10,000.00	10,023.20
ONE LIBERTY PROPERTIES INC REIT USD1.	70,095.54	73,044.00
ONEIDA FINL CORP MD MONTH END PRICE 10.6500	118.55	138.82
ONEOK INC COMMON STOCK USD.01	118,908.13	207,765.00
ONEOK INC NEW MONTH END PRICE 42.7500	57,634.86	91,135.51
ONEOK PARTNERS L P MONTH END PRICE 53.9900	51,754.02	55,155.68
ONLINE RES & COMM CORP MONTH END PRICE 2.2700	298.00	68.10
ONTARIO (PROVINCE OF) SR UNSECURED 04/20 4.4	475,516.65	482,836.09
ONTARIO (PROVINCE OF) SR UNSECURED 10/17 1.1	589,197.60	590,649.00
ONYX PHARMACEUTICALS INC DEL MONTH END PRICE 75.5300	58,642.45	66,013.22
ONYX SERVICE & SOLUT MONTH END PRICE 0.0001	806.95	0.15
OPEN TABLE INC MONTH END PRICE 48.8000	4,542.01	4,880.00
OPEN TEXT CORP MONTH END PRICE 55.8877	21,004.24	19,616.58
OPKO HEALTH INC MONTH END PRICE 4.8100	4,463.20	5,002.40
OPLINK COMMUNICATIONS INC COMMON STOCK USD.001	207,418.00	213,446.00
OPLINK COMMUNICATIONS NEW MONTH END PRICE 15.5800	34,615.93	31,160.00
OPPENHEIMER COMM STRAT TOTAL RTRN A MONTH END PRICE 3.2800	30,691.15	23,354.67
OPPENHEIMER DEVELOPING MKTS CL A MONTH END PRICE 35.2900	913,773.65	1,011,599.39
OPPENHEIMER DEVELOPING MKTS Y MONTH END PRICE 34.8800	17,360.97	21,579.52
OPPENHEIMER DISCOVERY FD CL A MONTH END PRICE 58.8800	146,060.27	139,110.95
OPPENHEIMER GLOBAL STRATEGIC INC A MONTH END PRICE 4.3600	138,414.05	142,271.39
OPPENHEIMER HLDG 8.7500% 04/15/18 MONTH END PRICE 103.7500	5,143.84	5,187.50
OPPENHEIMER INTL BD Y MONTH END PRICE 6.5800	11,439.90	11,866.61
OPPENHEIMER INTL BOND FD CL A MONTH END PRICE 6.5800	149,869.27	150,711.27
OPPENHEIMER INTL GROWTH CL A MONTH END PRICE 30.8800	16,687.20	17,577.39
OPPENHEIMER INTL SMALL COMPANY CL A MONTH END PRICE 22.6400	44,943.06	45,411.18
OPPENHEIMER MAIN STREET SMALL MID A MONTH END PRICE 22.9800	16,343.44	18,930.21
OPPENHEIMER REAL ESTATE FD FD CL A MONTH END PRICE 22.8300	13,001.18	13,082.25
OPPENHEIMER SENIOR FLOATING RATE A MONTH END PRICE 8.3000	352,256.73	352,788.80
OPPENHEIMER SENIOR FLOATING RATE Y MONTH END PRICE 8.2800	122,738.21	122,854.92
OPPENHEIMER SM CAP VALUE FD CLASS A MONTH END PRICE 32.4100	37,863.83	32,453.88
OPPENHEIMER SMALL & MID CP GWTH CL A MONTH END PRICE 13.5500	2,000.00	2,001.47
OPPENHEIMER STEELPATH MLP ALPHA A MONTH END PRICE 10.5100	55,701.84	53,157.95
OPPENHEIMER STEELPATH MLP ALPHA INST MONTH END PRICE 10.6000	49,563.27	48,781.16
OPPENHEIMER STEELPATH MLP SLCT40INST MONTH END PRICE 10.6000	113,704.58	112,916.14
OPTI INC MONTH END PRICE 0.6000	2,091.13	232.80
OPTICAL CABLE CORP NEW MONTH END PRICE 3.7301	14,099.15	7,460.20
OPTIMIZED TRANSPORT MONTH END PRICE 0.0000	4,602.25	—
OPTION ONE MORTGAGE LOAN TRUST OOMLT 2003 1 A2	214,089.70	188,183.48
ORACLE CORP COMMON STOCK USD.01	1,257,769.49	1,306,144.00
ORACLE CORP COMMON STOCK USD.01	1,752,279.37	1,883,413.00
ORACLE CORP COMMON STOCK USD.01	1,366,604.06	2,952,052.04
ORACLE CORP SR UNSECURED 10/17 1.2	189,671.30	190,563.92
ORACLE CORPORATION MONTH END PRICE 33.3200	1,028,492.79	1,178,045.56
ORAMED PHARMACEUTICALS MONTH END PRICE 0.3300	303.95	99.00
ORASURE TECHNOLOGIES INC MONTH END PRICE 7.1800	978.95	718.00
ORB 130316C00015000 MONTH END PRICE 30.0000	(22.29)	(30.00)
ORBITAL SCIENCES CORP COMMON STOCK USD.01	738,475.23	765,612.00
ORBITAL SCIENCES CORPORATION MONTH END PRICE 13.7700	8,511.52	6,885.00
ORCHARD SPLY HRDWRE CL A MONTH END PRICE 7.4100	233.96	103.74
ORCHARD SUPPLY HARD PFD SERIES A PFD MONTH END PRICE 1.8000	23.10	25.20

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ORCHESTRA THERAPEUTICS MONTH END PRICE 0.0000	1,465.23	—
OREXIGEN THERAPEUTICS MONTH END PRICE 5.2501	8,257.11	7,848.90
ORGANA TECH GROUP INC NEW MONTH END PRICE 0.0001	8,919.22	0.09
ORGANOVO HLDGS INC MONTH END PRICE 2.6000	11,376.29	14,300.00
ORIFLAME COSMETICS SA SDR RECEIPT NPV	106,442.34	86,216.07
ORIGEN MANUFACTURED HOUSING ORGN 2002 A A1	6,047.49	5,840.09
ORIGINOIL INC NEW MONTH END PRICE 0.8000	2,857.60	476.80
ORION ENERGY SYSTEMS INC MONTH END PRICE 1.6600	2,020.17	298.80
ORION MARINE GROUP INC COMMON STOCK USD.01	64,209.96	65,059.00
ORION OYJ CLASS B COMMON STOCK EUR.65	204,171.90	285,804.42
ORITANI FINANCIAL NEW MONTH END PRICE 15.3200	13,892.95	15,320.00
ORIX CORP COMMON STOCK	728,965.75	910,609.66
ORIX CORP COMMON STOCK	150,191.28	212,137.07
ORKLA ASA COMMON STOCK NOK1.25	744,004.15	763,418.63
ORKO SILVER CORP MONTH END PRICE 2.3500	1,741.01	2,350.00
ORLEANS HOMEBUILDERS INC MONTH END PRICE 0.0000	1,768.95	—
OROCOBRE LTD ORD MONTH END PRICE 1.5210	21,750.79	14,449.50
ORTHOFIX INTERNATIONAL NV COMMON STOCK USD.1	602,461.63	648,945.00
ORYON TECHNOLOGIES I MONTH END PRICE 0.1900	601.69	152.00
OSAGE EXPL & DEV INC MONTH END PRICE 0.8900	14,751.70	8,010.00
OSHKOSH CORP MONTH END PRICE 29.6500	25,016.44	23,865.43
OSI SYSTEMS INC COMMON STOCK NPV	136,512.30	130,001.20
OSI SYSTEMS INC COMMON STOCK NPV	484,653.49	499,512.00
OSIRIS THERAPEUTICS NEW MONTH END PRICE 8.9800	4,525.95	4,490.00
OSTERWEIS FUND MONTH END PRICE 28.0500	33,119.78	42,251.13
OSTERWEIS STRATEGIC INCOME FUND MONTH END PRICE 11.6500	116,075.08	118,208.23
OTELCO INC MONTH END PRICE 1.3400	12,447.67	6,887.60
OTSUKA HOLDINGS CO LTD COMMON STOCK	470,153.04	432,353.11
OTTER TAIL CORPORATION MONTH END PRICE 25.0000	11,609.42	14,475.65
OVERHILL FARMS INC MONTH END PRICE 4.3300	1,701.71	1,732.00
OVERSEAS SHIPHOLDING GROUP INC MONTH END PRICE 0.8500	269.23	85.00
OVERSTOCK COM INC MONTH END PRICE 14.3100	1,956.66	1,431.00
OWENS & MINOR INC NEW MONTH END PRICE 28.5100	8,970.47	8,801.17
OWENS CORNING INC MONTH END PRICE 36.9900	26,272.93	31,626.45
OWENS ILL INC MONTH END PRICE 21.2700	15,187.90	15,527.10
OWENS ILLINOIS INC COMMON STOCK USD.01	103,673.81	81,187.59
OXFORD FUNDING CORP MONTH END PRICE 0.0001	18,268.07	7.00
OXIGENE INC NEW MONTH END PRICE 0.3875	5,782.43	1,654.63
OXY 130119C00085000 MONTH END PRICE 6.0000	(218.28)	(6.00)
OXY 130216C00082500 MONTH END PRICE 72.0000	(86.29)	(72.00)
OXYGEN BIOTHERAP NEW MONTH END PRICE 0.6442	567.76	60.55
P & F INDS INC CL A NEW MONTH END PRICE 6.2400	10,003.15	10,327.20
P D L BIOPHARMA INC MONTH END PRICE 7.0400	40,210.25	44,041.18
P G & E CORP MONTH END PRICE 40.1800	84,434.56	79,441.22
P G + E CORP COMMON STOCK NPV	1,262,697.41	1,185,310.00
P G + E CORP COMMON STOCK NPV	331,284.21	404,411.70
P H H CORPORATION MONTH END PRICE 22.7500	1,900.13	2,388.75
P I C O HOLDINGS INC NEW MONTH END PRICE 20.2700	2,242.07	2,027.00
P M C SIERRA INC MONTH END PRICE 5.2100	5,678.62	4,636.90
P S BUS PK 6.875% DE MONTH END PRICE 26.6122	4,858.90	5,322.44
P2 SOLAR INC MONTH END PRICE 0.0150	20,933.35	504.60
PAA NATURAL GAS STOR MONTH END PRICE 19.0500	25,128.15	19,050.00
PAC GAS & ELEC CO 6.00% PFD MONTH END PRICE 29.5900	33,484.29	37,405.33
PACCAR INC COMMON STOCK USD1.	154,944.88	374,112.75

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
PACCAR INC MONTH END PRICE 45.2100	32,213.68	32,259.13
PACE OIL AND GAS LTD F MONTH END PRICE 3.2700	12,698.21	4,950.78
PACER INTL INC TENN MONTH END PRICE 3.9100	13,642.76	10,948.00
PACIFIC BIOSCIENCES MONTH END PRICE 1.7000	2,734.83	1,445.00
PACIFIC BOOKER MINERALS MONTH END PRICE 6.2000	4,836.69	3,844.00
PACIFIC CONTINENTAL CORP COMMON STOCK NPV	38,188.30	40,866.00
PACIFIC ETHANOL INC NEW MONTH END PRICE 0.3161	137,716.77	22,457.96
PACIFIC FINANCIAL CO MONTH END PRICE 4.7500	8,408.00	9,500.00
PACIFIC FINANCIAL CORE EQTY FD INV C MONTH END PRICE 8.0300	536,699.44	560,404.77
PACIFIC FINANCIAL EXPLORER FD INV CL MONTH END PRICE 7.7100	293,106.23	303,901.82
PACIFIC FINANCIAL INTL MONTH END PRICE 4.6600	139,525.43	132,125.72
PACIFIC FINANCIAL STRAT CONS INV CL MONTH END PRICE 9.7700	455,440.46	463,315.49
PACIFIC FINANCIAL TACTICAL FD INV CL MONTH END PRICE 9.6500	2,176.40	2,248.45
PACIFIC GAS + ELECTRIC SR UNSECURED 03/34 6.05	336,472.46	347,868.81
PACIFIC GOLD CORP MONTH END PRICE 0.0002	580.26	2.00
PACIFIC OFFICE PPTYS TR MONTH END PRICE 0.0800	1,184.37	24.00
PACIFIC PREMIER BANCORP MONTH END PRICE 10.2400	3,414.95	3,072.00
PACIFIC RIM MINING NEW MONTH END PRICE 0.0900	5,217.45	7,200.00
PACIFIC SUNWEAR CALIF INC MONTH END PRICE 1.5900	586.78	477.00
PACKAGING CORP OF AMER MONTH END PRICE 38.4700	9,908.37	10,117.61
PACTERA TECH INTL ADR F MONTH END PRICE 7.9400	1,557.59	1,079.84
PAINCARE HOLDINGS INC MONTH END PRICE 0.0000	1,345.64	—
PAIVIS CORP NEW MONTH END PRICE 0.0000	258.95	—
PAL 130119C00003000 MONTH END PRICE 5.0000	(1,104.82)	(100.00)
PALADIN HOLDINGS INC MONTH END PRICE 0.0031	33,485.97	258.85
PALADIN RES LTD ORD MONTH END PRICE 1.0860	97,325.77	48,343.29
PALATIN TECHNOLOGIES NEW MONTH END PRICE 0.5999	105.72	89.99
PALL CORP COMMON STOCK USD.1	70,386.40	162,702.00
PALL CORP MONTH END PRICE 60.2600	11,492.00	11,208.36
PALOMAR MEDICAL TECH NEW MONTH END PRICE 9.2100	248.03	184.20
PAN AMERICAN SILVER CP F MONTH END PRICE 18.7300	389,199.00	300,541.58
PAN AMERN GOLDFIELDS LTD MONTH END PRICE 0.1250	10,604.44	1,000.00
PANACOS PHARMACEUTICALS MONTH END PRICE 0.0100	12,591.33	415.00
PANASONIC CORP ADR MONTH END PRICE 6.0700	6,358.75	7,308.28
PANCONTINENTAL URANIUM MONTH END PRICE 0.0629	3,645.76	251.60
PANDORA MEDIA INC MONTH END PRICE 9.1800	107,017.74	94,811.04
PANERA BREAD CO CL A MONTH END PRICE 158.8300	201,882.43	199,966.97
PANTRY INC COMMON STOCK USD.01	133,322.10	121,300.00
PANTRY INC MONTH END PRICE 12.1300	3,428.29	3,032.50
PAPA JOHN S INTL INC COMMON STOCK USD.01	108,605.56	117,791.36
PAPA JOHN S INTL INC COMMON STOCK USD.01	411,044.86	472,484.00
PAPA JOHNS INTERNATIONAL MONTH END PRICE 54.9300	10,137.97	10,986.00
PARABEL INC MONTH END PRICE 0.8700	2,946.42	6.96
PARADISE RDG HYDROCRBNS MONTH END PRICE 0.1000	56.95	1.00
PARAGON SHIPPING NEW CLASS A MONTH END PRICE 2.2400	44,461.54	4,975.04
PARAMETRIC SOUND NEW MONTH END PRICE 6.8900	2,706.95	2,411.50
PARAMOUNT GOLD MINING CP MONTH END PRICE 2.3200	24,463.57	23,606.00
PAREXEL INTL CORP MONTH END PRICE 29.5900	23,571.94	21,423.16
PARGESA HOLDING SA BR COMMON STOCK CHF20.	212,235.16	211,618.04
PARK OHIO HOLDINGS CORP MONTH END PRICE 21.3100	2,933.24	3,196.50
PARK PLACE ENERGY NEW MONTH END PRICE 0.0004	20.00	0.02
PARKER COLO CTFS 4.2% 11/01/14 MONTH END PRICE 105.0240	25,013.00	26,256.00
PARKER DRILLING CO COMMON STOCK USD.167	232,726.37	253,920.00
PARKER DRILLING CO MONTH END PRICE 4.6000	43,159.77	35,995.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
PARKER HANNIFIN CORP COMMON STOCK USD.5	447,045.57	544,384.00
PARKER HANNIFIN CORP COMMON STOCK USD.5	130,616.15	302,728.54
PARKER HANNIFIN CORP MONTH END PRICE 85.0600	14,482.49	15,310.80
PARKWAY PPTYS INC MONTH END PRICE 13.9900	4,506.70	4,896.50
PARNASSUS EQUITY INCOME FD INV MONTH END PRICE 29.2000	771,479.65	921,243.71
PARNASSUS FIXED-INCOME FUND MONTH END PRICE 17.5600	25,964.31	28,191.10
PARNASSUS FUND MONTH END PRICE 40.6200	189,953.06	191,394.74
PARNASSUS SMALL-CAP FD MONTH END PRICE 23.7700	104,159.41	104,180.61
PARNASSUS WORKPLACE FUND MONTH END PRICE 22.1700	39,643.87	42,504.57
PARTNERRE LTD MONTH END PRICE 80.4900	19,321.04	19,237.11
PARTNERS GROUP HOLDING AG COMMON STOCK CHF.01	401,190.78	527,307.93
PATRIOT COAL CORP MONTH END PRICE 0.0730	84,316.77	2,387.47
PATRIOT SCIENTIFIC CORP MONTH END PRICE 0.1152	97,022.56	86,814.72
PATTERSON COMPANIES MONTH END PRICE 34.2300	3,000.91	3,046.47
PATTERSON COS INC COMMON STOCK USD.01	73,325.60	69,623.82
PATTERSON UTI ENERGY INC COMMON STOCK USD.01	796,519.99	817,857.00
PATTERSON UTI ENERGY INC COMMON STOCK USD.01	811,779.49	888,203.88
PATTERSON UTI ENERGY INC MONTH END PRICE 18.6300	51,113.54	55,890.00
PAX WORLD BALANCED FD INDIVIDUAL INV MONTH END PRICE 23.7300	19,024.02	18,674.37
PAX WORLD HIGH YIELD FD IND INV CL MONTH END PRICE 7.5300	57,749.00	58,804.66
PAYCHEX INC COMMON STOCK USD.01	200,944.92	233,425.44
PAYCHEX INC MONTH END PRICE 31.1000	151,830.86	159,314.08
PAYDEN EMERGING MARKETS MONTH END PRICE 15.4500	105,032.20	118,570.59
PAYDEN GLOBAL FIXED INCOME FD MONTH END PRICE 8.8100	55,478.28	55,350.73
PAYDEN GNMA FUND MONTH END PRICE 10.5100	21,281.82	21,639.10
PAYDEN HIGH INCOME FUND INV MONTH END PRICE 7.3600	36,743.03	40,157.79
PAYDEN VALUE LEADERS FUND MONTH END PRICE 10.9700	15,692.77	16,262.73
PBR 130119C00020000 MONTH END PRICE 41.0000	(451.42)	(246.00)
PC CONNECTION INC COMMON STOCK USD.01	66,494.21	72,450.00
PC GOLD INC MONTH END PRICE 0.0981	4,884.66	490.50
PCCW LIMITED NEW ORD MONTH END PRICE 0.4387	3,839.61	175.48
PCLN 130104C00610000 MONTH END PRICE 1,470.0000	(9,586.75)	(11,760.00)
PCM FUND INC MONTH END PRICE 12.0200	45,289.89	45,008.11
PCS EDVENTURES COM MONTH END PRICE 0.0510	573.12	51.00
PDC ENERGY INC MONTH END PRICE 33.2100	2,697.07	3,321.00
PDL BIOPHARMA INC COMMON STOCK USD.01	603,741.70	556,950.00
PEABODY ENERGY CORP COMMON STOCK USD.01	244,512.68	167,270.46
PEABODY ENERGY CORP COMPANY GUAR 09/20 6.5	50,000.00	53,625.00
PEABODY ENERGY CORP MONTH END PRICE 26.6100	1,289,067.69	1,280,837.43
PEAR TREE PANAGORA DYN EMRG MKTS ORG MONTH END PRICE 23.5900	357.30	411.65
PEAR TREE POLARIS FOREIGN VAL ORDINA MONTH END PRICE 14.8400	60,474.56	53,411.59
PEARSON PLC ADR MONTH END PRICE 19.5400	5,190.00	5,307.71
PEARSON PLC SPONSORED ADR ADR	97,636.24	98,540.22
PEBBLEBROOK HOTEL TR MONTH END PRICE 23.1000	11,623.25	11,550.00
PEGASUS AVIATION LEASE SECURIT PALS 2000 1 A2 144A	143,425.00	64,800.00
PEGASUS WIRELESS CORP NEW MONTH END PRICE 0.0000	4,797.32	—
PEGASYSTEMS INC MONTH END PRICE 22.6800	3,639.98	2,280.40
PELE MOUNTAIN RESOURCES MONTH END PRICE 0.0550	5,280.65	825.00
PEMBINA PIPELINE CORP F MONTH END PRICE 28.6400	235,295.79	336,663.20
PEMEX PROJ FDG MASTER TR COMPANY GUAR 06/35 6.625	89,713.60	114,300.00
PENFORD CORP MONTH END PRICE 7.3500	139.42	30.78
PENGROWTH ENERGY CORP F MONTH END PRICE 4.9700	168,358.84	102,690.14
PENN REAL EST INV TR SBI MONTH END PRICE 17.6400	2,943.95	3,528.00
PENN VA CORP MONTH END PRICE 4.4100	25,314.40	22,491.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
PENN WEST PETE LTD NEW F MONTH END PRICE 10.8600	276,985.14	189,539.58
PENN WEST PETROLEUM LTD COMMON STOCK NPV	303,635.54	248,694.00
PENNANTPARK INVT CORP MONTH END PRICE 10.9950	34,342.10	32,985.00
PENNEY J C CO 7.9500% 04/01/17 MONTH END PRICE 95.8750	9,710.00	9,587.50
PENNEY J C CO INC MONTH END PRICE 19.7100	37,808.01	32,143.78
PENNSYLVANIA ST HGR EDU ASSIST PASSTD 05/46 ADJUSTABLE VAR	280,500.00	285,155.70
PENNSYLVANIA ST HGR EDU ASSIST PASSTD 06/47 ADJUSTABLE VAR	331,640.62	357,202.88
PENNYMAC MTG INVT TR MONTH END PRICE 25.2900	5,715.04	5,884.88
PENSKE AUTOMOTIVE GROUP MONTH END PRICE 30.0900	6,650.24	9,210.62
PENTAIR LTD F MONTH END PRICE 49.1500	36,220.18	42,849.04
PENTAIR LTD REGISTERED COMMON STOCK USD.167	258,123.74	309,989.05
PENTAIR LTD REGISTERED COMMON STOCK USD.167	887,570.26	1,071,470.00
PENTAIR LTD REGISTERED COMMON STOCK USD.167	182,855.54	240,589.25
PEOPLE S UNITED FINANCIAL COMMON STOCK USD.01	282,628.61	221,247.00
PEOPLE S UNITED FINANCIAL COMMON STOCK USD.01	144,122.88	102,680.37
PEOPLES BANCORP INC COMMON STOCK NPV	47,039.54	51,075.00
PEOPLES BANK MO NA 5.5% 7/13/17 MONTH END PRICE 1.1287	10,000.00	11,287.00
PEOPLES BANK NA 3.6% 7/25/16 MONTH END PRICE 1.0809	10,000.00	10,809.00
PEOPLES BANK NA 3.65% 6/27/16 MONTH END PRICE 1.0800	5,000.00	5,399.95
PEOPLES UNITED FINANCIAL INC MONTH END PRICE 12.0900	26,589.60	26,270.23
PEP 130420C00075000 MONTH END PRICE 15.0000	(131.53)	(30.00)
PEPCO HOLDINGS INC COMMON STOCK USD.01	124,471.21	104,913.50
PEPCO HOLDINGS INC MONTH END PRICE 19.6100	63,047.19	66,674.00
PEPSICO INC 3.125%20 MONTH END PRICE 107.4967	27,163.00	26,874.18
PEPSICO INC COMMON STOCK USD.017	823,216.40	814,317.00
PEPSICO INC COMMON STOCK USD.017	1,485,965.58	1,476,035.10
PEPSICO INC COMMON STOCK USD.017	1,405,979.74	2,502,895.68
PEPSICO INC SR UNSECURED 08/15 0.7	179,940.60	180,229.68
PEPSICO INC SR UNSECURED 11/18 7.9	59,863.68	64,773.65
PEPSICO INC MONTH END PRICE 68.4300	947,372.12	978,807.73
PEREGRINE PHARMA INC NEW MONTH END PRICE 1.3200	162,803.49	186,394.56
PERFICIENT INC MONTH END PRICE 11.7800	926.95	942.40
PERICOM SEMICONDUCTOR CORP COMMON STOCK NPV	92,971.58	96,360.00
PERION NETWORK LTD F MONTH END PRICE 8.9400	4,842.27	7,822.50
PERKINELMER INC COMMON STOCK USD1.	47,018.55	81,667.02
PERKINELMER INC MONTH END PRICE 31.7400	2,565.37	3,459.66
PERKINS GLOBAL VALUE FUND CLASS T SH MONTH END PRICE 12.2500	17,699.92	18,208.98
PERKINS MID CAP VALUE FUND CL I MONTH END PRICE 21.3400	96.46	124.95
PERKINS MID CAP VALUE FUND CLASS T MONTH END PRICE 21.3400	1,099,840.66	1,163,707.95
PERKINS SMALL CAP VALUE FUND CLASS T MONTH END PRICE 21.0200	229,384.15	227,897.26
PERMANENT PORTFOLIO MONTH END PRICE 48.6400	3,005,769.88	3,338,897.66
PERMIAN BASIN ROYALTY TR MONTH END PRICE 12.2600	197,643.39	131,314.76
PERNOD RICARD SA COMMON STOCK EUR1.55	681,968.93	910,356.91
PERNOD RICARD SA SR UNSECURED 144A 01/22 4.45	329,094.60	353,912.64
PERPETUAL ENERGY INC F MONTH END PRICE 1.1520	2,139.13	576.00
PERRIGO CO COMMON STOCK NPV	1,280,605.30	1,381,518.40
PERRIGO CO COMMON STOCK NPV	196,245.20	208,060.00
PERRIGO CO MONTH END PRICE 104.0300	74,043.71	84,924.38
PERRITT EMERGING OPPORTUNITIES FD MONTH END PRICE 11.7600	39,109.08	36,565.66
PERRITT MICRO CAP OPPORTUNITIES FUND MONTH END PRICE 27.6400	21,964.96	23,069.84
PERRY ELLIS INTERNATIONAL COMMON STOCK USD.01	138,181.20	135,320.00
PERSHING GOLD CORP MONTH END PRICE 0.3900	387.35	390.00
PERUSAHAAN PERSEROAN PERSERO P T MONTH END PRICE 36.9500	33,894.13	36,469.65
PETROBAKKEN ENERGY LTD F MONTH END PRICE 10.4200	40,437.71	38,554.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
PETROBRAS INTL 3.875% 1/27/16 MONTH END PRICE 105.1878	5,091.20	5,259.39
PETROBRAS INTL FIN CO COMPANY GUAR 01/16 3.875	103,358.60	105,500.30
PETROBRAS INTL FIN CO COMPANY GUAR 01/20 5.75	52,347.90	59,194.51
PETROBRAS INTL FIN CO COMPANY GUAR 01/21 5.375	437,904.30	484,102.60
PETROBRAS INTL FIN CO COMPANY GUAR 10/16 6.125	39,851.13	45,205.60
PETROCHINA CO ADR MONTH END PRICE 143.7800	179,803.36	198,783.53
PETROCHINA CO LTD ORD F MONTH END PRICE 1.4166	21,982.70	25,498.80
PETROHAWK ENERGY 6.2500% 06/01/19 MONTH END PRICE 113.7500	11,341.80	11,375.00
PETROHUNTER ENERGY CORP MONTH END PRICE 0.0140	3,106.95	1,736.00
PETROLEO BRASILEIRO ADRF MONTH END PRICE 19.4700	390,256.79	341,951.61
PETROLEO BRASILEIRO SA PETROBRAS MONTH END PRICE 19.3100	133,637.32	101,242.33
PETROMANAS ENERGY IN MONTH END PRICE 0.1820	817.37	364.00
PETROSONIC ENERGY IN MONTH END PRICE 0.8600	4,851.02	6,622.00
PETSMART INC COMMON STOCK USD.0001	170,980.75	170,850.00
PETSMART INC MONTH END PRICE 68.3400	28,798.83	28,131.63
PEYTO EXPL & DEV CORP F MONTH END PRICE 23.1680	82,200.41	121,817.34
PFIZER INC 4.5% 2/15/14 MONTH END PRICE 104.6771	21,273.80	20,935.42
PFIZER INC 5.35% 3/15/15 MONTH END PRICE 110.2020	21,913.00	22,040.40
PFIZER INC COMMON STOCK USD.05	759,341.03	860,244.00
PFIZER INC COMMON STOCK USD.05	501,320.27	714,780.00
PFIZER INC COMMON STOCK USD.05	657,444.86	901,626.00
PFIZER INC COMMON STOCK USD.05	824,275.45	817,608.00
PFIZER INC COMMON STOCK USD.05	2,940,505.36	4,352,358.12
PFIZER INC SR UNSECURED 03/19 6.2	113,669.00	126,397.60
PFIZER INCORPORATED MONTH END PRICE 25.0793	1,705,146.39	2,168,368.20
PGI ENERGY INC MONTH END PRICE 0.0001	506.95	25.00
PGT INC MONTH END PRICE 4.5000	846.59	900.00
PHARMACEUTICAL HOLDRS TR MONTH END PRICE 80.3000	6,907.15	8,030.00
PHARMACYCLICS INC MONTH END PRICE 57.7800	6,261.95	5,778.00
PHARMATHENE INC MONTH END PRICE 1.1200	43,944.83	26,320.00
PHILIP MORRIS INTERNATIONAL COMMON STOCK NPV	1,460,860.11	1,373,870.64
PHILIP MORRIS INTERNATIONAL COMMON STOCK NPV	923,888.47	1,421,880.00
PHILIP MORRIS INTERNATIONAL COMMON STOCK NPV	1,170,337.69	3,291,234.00
PHILIP MORRIS INTL INC SR UNSECURED 03/42 4.5	167,324.70	184,744.61
PHILIP MORRIS INTL INC SR UNSECURED 08/22 2.5	108,759.20	110,505.45
PHILIP MORRIS INTL INC SR UNSECURED 11/21 2.9	49,328.00	52,001.40
PHILIP MORRIS INTL INC MONTH END PRICE 83.6400	1,549,045.32	1,757,413.90
PHILIPS ELECTRONICS NY SHR NY REG SHRS	470,384.26	546,724.00
PHILLIPS 66 COMMON STOCK	838,755.00	1,261,125.00
PHILLIPS 66 COMMON STOCK	115,341.07	182,398.50
PHILLIPS 66 COMMON STOCK	251,324.20	785,030.40
PHILLIPS 66 MONTH END PRICE 53.1000	480,304.63	695,399.21
PHM 130119C00015000 MONTH END PRICE 325.0000	(215.70)	(3,575.00)
PHM 130119C00019000 MONTH END PRICE 31.0000	(165.44)	(310.00)
PHM 130119P00018000 MONTH END PRICE 60.0000	1,064.57	600.00
PHOENIX COMPANIES NEW MONTH END PRICE 24.7300	2,333.80	1,236.50
PHOENIX COS 7.45% 1/15/32 MONTH END PRICE 21.4800	78,416.19	80,550.00
PHOTOMEDEX INC NEW MONTH END PRICE 14.5297	5,006.17	5,259.75
PHOTRONICS INC MONTH END PRICE 5.9600	17,589.44	15,496.00
PHYSICIANS ADULT DAYCARE MONTH END PRICE 0.0000	1,729.25	—
PICCOLO EDU SYSTEMS MONTH END PRICE 0.0020	41,339.35	39.80
PIEDMONT NAT GAS CO MONTH END PRICE 31.3100	2,972.42	3,131.00
PIEDMONT OFFICE REALTY TRU A REIT USD.01	48,496.86	48,735.00
PIER 1 IMPORTS INC MONTH END PRICE 20.0000	12,802.44	22,000.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
PILGRIM PETROLEUM CORP MONTH END PRICE 0.0001	9,726.37	724.11
PILGRIMS PRIDE CORP 8.375% 5/01/17 MONTH END PRICE 94.7500	20,912.48	23,687.50
PILGRIMS PRIDE CORP MONTH END PRICE 7.2400	7,306.95	7,240.00
PILOT GOLD INC F MONTH END PRICE 2.1280	118,179.41	10,082.46
PIMCO ALL ASSET ALL AUTHORITY INSTL MONTH END PRICE 11.0900	429,520.10	437,903.07
PIMCO ALL ASSET FUND CL D MONTH END PRICE 12.5600	443,252.68	456,974.27
PIMCO ALL ASSET FUND INSTL MONTH END PRICE 12.5800	760,951.68	789,560.96
PIMCO ALL ASSETS ALL AUTHORITY CL D MONTH END PRICE 11.0400	441,430.25	453,127.77
PIMCO COMMODITIESPLU MONTH END PRICE 10.9000	50,521.73	47,348.47
PIMCO COMMODITY REAL RETURN INSTL MONTH END PRICE 6.6400	177,058.57	148,389.70
PIMCO COMMODITY REAL RETURN STRAT D MONTH END PRICE 6.5400	4,340,542.64	4,258,468.95
PIMCO CORPORATE OPPTY FD MONTH END PRICE 19.4100	26,229.16	27,386.33
PIMCO EMER MKTS CURRENCY CL D MONTH END PRICE 10.5500	10,753.30	11,095.48
PIMCO EMERGING MARKETS BOND FD CL D MONTH END PRICE 12.5000	136,043.90	149,315.99
PIMCO EMERGING MARKETS BOND FD INSTL MONTH END PRICE 12.5000	64,611.16	70,601.94
PIMCO EMRG LOCAL BD D MONTH END PRICE 10.9800	247,667.82	251,612.44
PIMCO EMRG LOCAL BD FD INSTL MONTH END PRICE 10.9800	174,396.12	183,353.83
PIMCO EQS PATHFINDER MONTH END PRICE 10.3000	13,753.37	14,532.52
PIMCO EQUITY SER MONTH END PRICE 11.1800	48,715.28	52,106.26
PIMCO EQUITY SER MONTH END PRICE 9.3800	19,573.38	18,772.39
PIMCO ETF TR MONTH END PRICE 54.0600	236,522.73	239,070.52
PIMCO ETF TR MONTH END PRICE 61.2000	4,176.57	4,423.73
PIMCO ETF MONTH END PRICE 103.4300	85,849.32	88,453.57
PIMCO EXCH TRADED FU MONTH END PRICE 101.4800	140,088.14	140,257.56
PIMCO EXCH TRADED FU MONTH END PRICE 105.5800	51,316.95	52,790.00
PIMCO EXCH TRADED FU MONTH END PRICE 109.0500	475,697.21	482,067.62
PIMCO EXCH TRADED FU MONTH END PRICE 50.8500	19,347.56	19,272.15
PIMCO EXCH TRADED FUND MONTH END PRICE 108.0000	91,342.84	92,867.77
PIMCO EXCH TRADED FUND MONTH END PRICE 71.6500	63,455.75	76,402.82
PIMCO FDS GLOBAL MULTI ASSET D MONTH END PRICE 11.4500	45,529.26	50,442.02
PIMCO FDS PAC INVT MGMT SER ASSET BKD SECS PORTFOLIO	2,354,243.65	2,645,206.72
PIMCO FDS PAC INVT MGMT SER EMERGING MKTS PORTFOLIO	3,590,462.65	3,854,660.87
PIMCO FDS PAC INVT MGMT SER HIGH YIELD PORTFOLIO INSTL CL	2,334,319.54	2,358,146.72
PIMCO FDS PAC INVT MGMT SER INTL PORTFOLIO INSTL CL	9,744,525.20	9,783,143.59
PIMCO FDS PAC INVT MGMT SER INVT GRADE CORP PORT INSTL CL	16,795,688.22	18,760,392.61
PIMCO FDS PAC INVT MGMT SER MTG PORTFOLIO INSTL CL	38,030,647.33	37,839,842.59
PIMCO FDS PAC INVT MGMT SER MUTUAL FUND	1,150,776.32	1,276,288.74
PIMCO FDS PAC INVT MGMT SER REAL RETURN BD PORTFOLIO CL	16,576,558.33	17,015,776.62
PIMCO FDS PAC INVT MGMT SER U S GOVT SECTOR PORT INSTL CL	18,663,822.56	18,113,383.76
PIMCO FDSHIYLD SPT INST MONTH END PRICE 10.9100	60,000.00	61,110.97
PIMCO FLOATING INCOME FUND CL D MONTH END PRICE 8.9600	23,066.45	23,406.05
PIMCO FLOATING RATE INCM MONTH END PRICE 12.7400	12,387.21	13,105.29
PIMCO FOREIGN BD UNHEDGED FD INSTL MONTH END PRICE 10.8900	89,945.46	93,910.29
PIMCO FOREIGN BOND (USD-HEDGED) I MONTH END PRICE 10.7900	68,541.96	69,458.86
PIMCO FOREIGN BOND FD CL D MONTH END PRICE 10.7900	182,827.13	185,249.64
PIMCO FOREIGN BOND UNHEDGED FD CL D MONTH END PRICE 10.8900	43,015.11	43,721.38
PIMCO FUNDAMENTAL IDX PL TR FD CL D MONTH END PRICE 5.7100	26,769.87	26,888.76
PIMCO FUNDAMENTAL MONTH END PRICE 4.3100	26,468.45	25,500.12
PIMCO GLOBAL ADVANTAGE STRAT BD INST MONTH END PRICE 11.7000	23,877.40	24,274.55
PIMCO GLOBAL ADVANTAGE STRATEGY BD D MONTH END PRICE 11.7000	16,983.81	17,822.14
PIMCO GLOBAL BD UNHEDGED D MONTH END PRICE 10.0200	79,959.28	78,805.17
PIMCO GLOBAL BOND FUND MONTH END PRICE 10.4900	77,341.45	80,040.88
PIMCO GLOBAL MULTI ASSET INST MONTH END PRICE 11.4600	123,268.84	127,890.75
PIMCO GNMA CL D MONTH END PRICE 11.6200	156,684.25	156,495.77

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
PIMCO HIGH INCOME FUND MONTH END PRICE 10.4800	27,455.60	21,895.52
PIMCO HIGH YIELD FUND CLASS D MONTH END PRICE 9.6400	417,178.46	487,207.33
PIMCO HIGH YIELD MONTH END PRICE 10.9100	10,292.33	10,616.30
PIMCO INCM FD INST CL MONTH END PRICE 12.3600	558,649.60	581,105.40
PIMCO INCOME D MONTH END PRICE 12.3600	1,676,356.91	1,742,340.48
PIMCO INTERNATIONAL MONTH END PRICE 6.9800	167,621.82	163,965.26
PIMCO INTL STOCKPLUS TR STRAT HDGD D MONTH END PRICE 6.7800	144,798.90	138,835.70
PIMCO INV GRADE CORP BD FD ADMIN CL MONTH END PRICE 11.1200	34,347.85	36,108.16
PIMCO INVESTMENT GRADE CORP BD D MONTH END PRICE 11.1200	60,050.96	62,143.76
PIMCO INVESTMENT GRADE CORP BD INSTL MONTH END PRICE 11.1200	312,600.08	313,355.05
PIMCO LONG-TERM U S GOVT FD INST MONTH END PRICE 11.0500	31,880.07	30,362.10
PIMCO LOW DURATION FD CL D MONTH END PRICE 10.5100	142,418.16	143,793.51
PIMCO LOW-DURATION FUND INSTL CLASS MONTH END PRICE 10.5100	263,001.80	262,199.01
PIMCO MUN INCOME FD II MONTH END PRICE 13.1600	244.20	251.72
PIMCO REAL ESTATE REAL MONTH END PRICE 4.6600	129,610.03	121,601.73
PIMCO REAL RETURN ASSET FD INSTL MONTH END PRICE 9.8500	60,017.05	51,762.12
PIMCO REAL RETURN FD CL D MONTH END PRICE 12.2700	491,516.50	520,000.66
PIMCO REAL RETURN FD INSTL MONTH END PRICE 12.2700	142,350.82	150,361.21
PIMCO SHORT TERM FD CL D MONTH END PRICE 9.8800	34,660.71	34,600.84
PIMCO SHORT-TERM FUND INSTL MONTH END PRICE 9.8800	39,731.63	40,492.57
PIMCO SMALL CAP STKSPLUS TR CL INST MONTH END PRICE 8.0500	54,580.95	53,942.60
PIMCO SMALL CAPSTOCK PLUS TR CL D MONTH END PRICE 7.9400	147,754.42	148,643.91
PIMCO STKSPLUS LONGDURATION FD INST MONTH END PRICE 8.1200	152,965.54	145,093.56
PIMCO STOCKPLUS TOTAL MONTH END PRICE 8.8300	259,353.85	271,176.73
PIMCO STOCKPLUS TOTAL MONTH END PRICE 8.9500	14,142.85	14,154.44
PIMCO STOCKS PLUS FUND CL D MONTH END PRICE 7.9000	184,307.98	169,437.94
PIMCO STOCKS PLUS TR SHORT MONTH END PRICE 3.6800	453,107.55	353,479.26
PIMCO STRATEGIC GLOBAL GOVT FD MONTH END PRICE 11.3500	122,993.56	125,622.95
PIMCO TOTAL RETURN FD CL D MONTH END PRICE 11.2400	5,791,642.49	5,842,593.51
PIMCO TOTAL RETURN FUND INSTL CLASS MONTH END PRICE 11.2400	824,010.60	839,176.39
PIMCO UNCONSTRAINED BD FD INST CL MONTH END PRICE 11.4800	76,604.60	77,818.48
PIMCO UNCONSTRAINED BOND D MONTH END PRICE 11.4800	571,005.00	596,714.94
PINECREST ENERGY INC F MONTH END PRICE 1.5100	7,383.90	5,285.00
PINETREE CAPITAL LTD MONTH END PRICE 0.8600	466,680.76	206,367.32
PINNACLE ENTERTAINMENT MONTH END PRICE 15.8300	1,117.50	1,583.00
PINNACLE FINANCIAL PARTNERS COMMON STOCK USD1.	195,506.08	197,820.00
PINNACLE VALUE MONTH END PRICE 15.9500	3,138.62	3,865.61
PINNACLE WEST CAP CORP MONTH END PRICE 50.9800	44,077.94	54,548.60
PINNACLE WEST CAPITAL COMMON STOCK NPV	98,107.35	129,132.34
PIONEER EMERGING MARKETS FD CL A MONTH END PRICE 24.5200	11,035.80	10,410.90
PIONEER ENERGY SERVICES MONTH END PRICE 7.2600	6,746.71	5,626.50
PIONEER EQUITY INCOME FUND CL A MONTH END PRICE 27.9800	209,520.51	215,734.87
PIONEER FUND CL A MONTH END PRICE 32.4500	14,307.18	10,737.25
PIONEER FUNDAMENTAL VALUE A MONTH END PRICE 18.2600	89,686.50	91,667.90
PIONEER FUNDAMENTAL MONTH END PRICE 13.1600	6,551.83	4,231.95
PIONEER GLOBAL HIGH YIELD FUND CL A MONTH END PRICE 10.2500	44,498.00	44,558.02
PIONEER HIGH INCOME FUND MONTH END PRICE 15.9200	40,530.30	39,353.12
PIONEER HIGH YIELD FD CL A MONTH END PRICE 10.3300	157,676.05	169,743.84
PIONEER NAT RES 7.5000% 01/15/20 MONTH END PRICE 126.6250	5,700.00	6,331.25
PIONEER NATURAL RES CO MONTH END PRICE 106.5900	51,853.98	57,771.78
PIONEER NATURAL RESOURCES CO COMMON STOCK USD.01	187,230.38	321,901.80
PIONEER SOUTHWST ENRG PRTNR MONTH END PRICE 22.7000	11,761.80	10,292.68
PIONEER STRATEGIC INCOME FD CL A MONTH END PRICE 11.2800	22,045.78	22,745.35
PIPER JAFFRAY COS COMMON STOCK USD.01	1,201,298.49	1,175,219.01

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
PITCHBLACK RES LTD MONTH END PRICE 0.0950	7,835.47	2,506.01
PITNEY BOWES INC COMMON STOCK USD1.	511,761.21	201,096.00
PITNEY BOWES INC COMMON STOCK USD1.	122,893.50	50,135.68
PITNEY BOWES INC MONTH END PRICE 10.6400	296,356.37	212,199.92
PIXELWORKS INC NEW MONTH END PRICE 2.2400	359.03	185.92
PLAINS ALL AMERN PIPELINE L P MONTH END PRICE 45.2400	206,101.95	284,617.87
PLAINS EXPL & PRODTN CO MONTH END PRICE 46.9400	59,084.68	81,393.96
PLANAR SYS INC MONTH END PRICE 1.4300	127,924.50	66,209.00
PLANET RESOURCE RECOVERY MONTH END PRICE 0.0246	23,966.87	3,936.00
PLANKTOS CORPORATION MONTH END PRICE 0.0015	16,290.20	37.36
PLANTRONICS INC MONTH END PRICE 36.8700	1,187.60	1,327.32
PLASTICON INTERNATIONAL MONTH END PRICE 0.0000	6,981.81	—
PLATCOM INC MONTH END PRICE 0.0000	995.22	—
PLATINUM RESEARCH ORG MONTH END PRICE 0.0006	4,583.24	1.23
PLATINUM STUDIOS INC MONTH END PRICE 0.0004	406.69	4.00
PLATNIUM GRP METALS NEW MONTH END PRICE 0.8160	651.92	408.00
PLEXUS CORP COMMON STOCK USD.01	338,823.03	350,880.00
PLEXUS CORP MONTH END PRICE 25.8000	6,583.41	5,160.00
PLUG POWER INC NEW MONTH END PRICE 0.5000	249.90	51.50
PLUM CREEK TIMBER CO REIT USD.01	123,885.66	167,053.05
PLUM CREEK TIMBER CO MONTH END PRICE 44.3700	188,342.88	226,680.69
PLURIS ENERGY GROUP INC MONTH END PRICE 0.0009	424.95	0.18
PLURISTEM THERAPEUTICS INC MONTH END PRICE 3.1900	6,612.95	5,742.00
PM 130316C00090000 MONTH END PRICE 66.0000	(758.46)	(132.00)
PM 140118C00085000 MONTH END PRICE 515.0000	(5,704.94)	(4,120.00)
PM 140118C00090000 MONTH END PRICE 330.0000	(14,301.93)	(6,270.00)
PM 140118C00092500 MONTH END PRICE 252.0000	(1,431.50)	(504.00)
PM 150117C00082500 MONTH END PRICE 825.0000	(13,931.33)	(12,375.00)
PMFG INC COMMON STOCK USD1.	66,060.76	91,809.00
PMI GROUP INC MONTH END PRICE 0.0140	14,464.29	84.00
PNC FINANCIAL 18 WTS MONTH END PRICE 8.6000	13,316.10	9,460.00
PNC FINANCIAL SERVICES GP INC MONTH END PRICE 58.3100	245,024.15	245,628.87
PNC FINANCIAL SERVICES GROUP COMMON STOCK USD5.	281,537.88	332,367.00
PNC FINANCIAL SERVICES GROUP COMMON STOCK USD5.	67,694.64	69,972.00
PNC FINANCIAL SERVICES GROUP COMMON STOCK USD5.	1,002,347.37	1,052,495.50
PNC FINANCIAL SERVICES GROUP COMMON STOCK USD5.	900,953.83	724,676.68
PNC FINL SVCS 9.875% PFD MONTH END PRICE 25.7400	2,824.95	2,574.00
PNC SMALL CAP FD CL A MONTH END PRICE 14.5000	5,116.00	5,276.10
POINTS INTL LTD NEW F MONTH END PRICE 11.1400	21,595.55	18,938.00
POLARIS GLOBAL VALUE INVESTOR SHARE MONTH END PRICE 15.2300	87,975.83	85,630.29
POLARIS INDUSTRIES INC COMMON STOCK USD.01	224,485.44	283,164.75
POLARIS INDUSTRIES INC MONTH END PRICE 84.1500	92,772.89	93,806.91
POLARIS INTL HLDGS NEW MONTH END PRICE 0.0030	998.95	1.49
POLYCOM INC COMMON STOCK USD.0005	983,161.42	892,238.00
POLYCOM INC MONTH END PRICE 10.4600	8,860.40	6,276.00
POLYMEDIX INC MONTH END PRICE 0.1700	1,371.95	272.00
POLYMET MNG CORP MONTH END PRICE 0.9199	32,302.32	12,878.60
POLYONE CORP 7.375%20 MONTH END PRICE 109.5000	5,375.50	5,475.00
POLYONE CORP MONTH END PRICE 20.4200	19,770.93	20,420.00
POLYPORE INTERNATIONAL INC COMMON STOCK USD.01	489,968.26	547,072.50
POLYPORE INTERNATIONAL MONTH END PRICE 46.5000	17,936.71	22,087.50
POOL CORP COMMON STOCK USD.001	454,711.40	465,520.00
POPULAR INC 8.25%PREFERRED MONTH END PRICE 23.5000	34,576.85	37,600.00
POPULAR INC NEW F MONTH END PRICE 20.7900	2,076.92	1,559.25

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
PORT SEATTLE WAS 5.74% 5/01/19 MONTH END PRICE 121.1930	26,070.42	30,298.25
PORTAGE RESOURCES INC MONTH END PRICE 0.0024	42,386.73	316.80
PORTFOLIO 21 MONTH END PRICE 33.5600	28,633.20	28,842.87
PORTFOLIO RECOVERY ASSOC MONTH END PRICE 106.8600	3,910.22	4,808.70
PORTLAND GENERAL ELEC MONTH END PRICE 27.3600	84,692.11	85,035.16
PORTLOGIC SYSTEMS IN MONTH END PRICE 0.0450	1,648.90	990.00
PORTUGAL TELECM SPN ADRF MONTH END PRICE 4.9800	7,743.90	7,470.00
POSCO ADR MONTH END PRICE 82.1500	255,634.08	199,213.75
POSEIDON CONCEPTS CO MONTH END PRICE 1.4160	6,123.08	1,203.60
POSITIVEID CORP MONTH END PRICE 0.0185	8,047.51	74.00
POSITRON CORP MONTH END PRICE 0.0085	4,266.00	170.00
POST HOLDINGS INC MONTH END PRICE 34.2500	26.89	34.25
POTASH CORP SASK INC FOREIGN MONTH END PRICE 40.6900	638,085.66	595,335.39
POTASH CORP SASKATCHEWAN SR UNSECURED 03/20 4.875	21,344.00	22,990.66
POTLATCH CORPORATION NEW MONTH END PRICE 39.1491	6,191.11	7,230.22
POUND STERLING	23,469.22	23,644.63
POUND STERLING	36,293.01	36,472.57
POUND STERLING	0.93	0.93
POUND STERLING	425,776.71	427,791.50
POWER INTEGRATIONS INC MONTH END PRICE 33.6100	2,640.10	2,352.70
POWER RES EXPL INC F MONTH END PRICE 0.1500	5,542.92	4.50
POWER3 MEDICAL PRODUCTS MONTH END PRICE 0.0004	9,362.50	32.72
POWER-ONE INC NEW MONTH END PRICE 4.1082	50,476.93	22,656.72
POWERSHARES DB AG ET MONTH END PRICE 17.5900	3,604.95	3,518.00
POWERSHARES DB CRUDE OIL MONTH END PRICE 44.6900	5,322.23	5,586.25
POWERSHARES DB G10 CRNCY HARVEST FD MONTH END PRICE 26.1500	35,539.34	38,125.91
POWERSHARES DB MULTI-SECTOR MONTH END PRICE 52.3500	7,004.10	5,235.00
POWERSHARES DB MULTI-SECTOR MONTH END PRICE 57.0900	73,936.28	94,198.50
POWERSHARES DB U S DLR INDEX TR MONTH END PRICE 21.8100	102,314.87	99,933.42
POWERSHARES DYNAMIC BLDG & CONSTRUCT MONTH END PRICE 17.4120	21,361.34	22,635.60
POWERSHARES ETF FD T MONTH END PRICE 30.6893	4,957.49	4,756.84
POWERSHARES ETF FD T MONTH END PRICE 33.6400	6,503.19	6,728.00
POWERSHARES ETF TR II MONTH END PRICE 27.3500	8,518.45	8,205.00
POWERSHARES ETF TRAD FD MONTH END PRICE 5.6337	4,796.18	1,717.46
POWERSHARES ETF TRUST II MONTH END PRICE 19.7601	63.61	34.31
POWERSHARES ETF TRUST II MONTH END PRICE 30.7300	5,196.16	6,297.39
POWERSHARES ETF MONTH END PRICE 26.2700	9,950.22	10,508.00
POWERSHARES EXCH TRA MONTH END PRICE 30.2400	33,555.36	35,002.30
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 10.1200	2,471.87	3,066.75
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 14.6800	79,574.22	80,501.32
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 15.8300	36,357.69	39,305.89
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 17.8223	9,092.65	8,911.15
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 18.0100	54,157.38	54,194.34
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 18.2799	71,570.03	74,049.92
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 19.1600	63,986.53	44,706.78
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 19.6500	20,443.12	19,948.93
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 20.3400	28,680.75	25,526.70
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 22.8200	21,300.50	22,934.10
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 23.1200	5,460.45	5,038.22
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 27.9200	4,495.58	4,858.08
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 31.4460	179,346.26	183,319.64
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 34.5300	40,150.79	41,021.66
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 42.8900	16,338.29	17,172.74
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 5.9600	1,167.03	596.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 62.4300	1,183,849.82	1,323,728.43
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 69.5400	19,628.85	20,862.00
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 7.8900	7,282.94	1,972.50
POWERSHARES EXCH TRAD FD TR MONTH END PRICE 9.4100	9,599.09	9,842.47
POWERSHARES EXCHANGE TRADED FD TR MONTH END PRICE 33.2200	39,277.90	53,982.50
POWERSHARES EXCHANGE TRADED FUND TR MONTH END PRICE 32.6000	12,040.79	11,654.52
POWERSHARES GLOBAL ETF HIGH YIELD US MONTH END PRICE 19.2510	94,100.54	97,441.99
POWERSHARES INDIA ETF MONTH END PRICE 18.3600	4,100.39	3,858.87
POWERSHARES QQQ TRUST SER 1 MONTH END PRICE 65.1301	12,970,954.54	12,864,036.60
POWERSHARES S&P ETF MONTH END PRICE 27.6800	137,543.62	139,393.26
POWERSHRS DB GOLD MONTH END PRICE 52.0318	729,156.65	688,640.87
POWERSHS DB COMMDTY MONTH END PRICE 27.7800	177,049.43	176,802.00
POWERSHS DB MULTI SECTOR MONTH END PRICE 19.2790	19,360.05	17,543.89
POWERSHS DB MULTI SECTOR MONTH END PRICE 27.9500	93,326.63	82,713.93
POWERSHS DB US DOLLAR TR MONTH END PRICE 27.2100	8,327.62	8,163.00
POWERSHS EXCH TRAD F MONTH END PRICE 20.7500	54,356.40	62,034.35
POWERSHS EXCH TRAD F MONTH END PRICE 20.9400	7,923.12	8,753.43
POWERSHS EXCH TRAD F MONTH END PRICE 25.2636	17,832.80	17,904.36
POWERSHS EXCH TRAD FD TR DYNAMIC MKT MONTH END PRICE 48.7800	10,249.97	10,510.23
POWERSHS EXCH TRAD FD TR MONTH END PRICE 18.9300	54,064.67	63,604.80
POWERSHS EXCH TRAD FD TR MONTH END PRICE 21.8500	9,207.71	9,133.30
POWERSHS EXCH TRAD FD TR MONTH END PRICE 22.8370	8,185.97	9,134.80
POWERSHS EXCH TRAD FD TR MONTH END PRICE 4.0800	74,866.11	21,974.46
POWERSHS EXCH TRAD FD TR MONTH END PRICE 43.2100	15,046.20	12,963.00
POWERSHS EXCH TRAD TR DYN SM CAP VAL MONTH END PRICE 17.4670	1,708.39	1,904.37
POWERVERDE INC MONTH END PRICE 0.3900	25,563.60	15,600.00
POWERWAVE TECH INC NEW MONTH END PRICE 0.3100	38,693.96	1,484.90
POWRTEC INTL CORP MONTH END PRICE 0.0040	3,876.95	120.00
POZEN INC COMMON STOCK USD.001	30,824.45	24,048.00
POZEN INC MONTH END PRICE 5.0100	2,351.57	2,179.35
PPG INDS INC MONTH END PRICE 135.3500	168,254.87	250,345.42
PPG INDUSTRIES INC COMMON STOCK USD1.67	183,688.24	487,530.70
PPHM 130119C00001000 MONTH END PRICE 40.0000	(435.42)	(400.00)
PPL 130119C00030000 MONTH END PRICE 3.0000	(167.30)	(3.00)
PPL CORP 8.75% PFD MONTH END PRICE 53.7300	6,536.40	6,716.25
PPL CORPORATION COMMON STOCK USD.01	675,384.21	694,277.50
PPL CORPORATION COMMON STOCK USD.01	320,901.97	391,114.43
PPL CORPORATION MONTH END PRICE 28.6300	112,514.95	115,109.01
PRANA BIOTECHNOLOGY LTD ADR MONTH END PRICE 2.2000	3,073.89	2,200.00
PRAXAIR INC 5.2% 3/15/17 MONTH END PRICE 116.8966	32,310.30	35,068.98
PRAXAIR INC COMMON STOCK USD.01	1,351,463.68	1,435,984.00
PRAXAIR INC COMMON STOCK USD.01	1,121,332.56	1,137,732.75
PRAXAIR INC COMMON STOCK USD.01	282,676.96	767,135.05
PRAXAIR MONTH END PRICE 109.4500	10,983.89	13,982.81
PRECISION CASTPARTS CORP COMMON STOCK NPV	404,545.25	641,754.96
PRECISION CASTPARTS CORP MONTH END PRICE 189.4200	74,346.30	87,433.68
PRECISION DRILLING CORP COMMON STOCK NPV	970,466.55	1,014,300.00
PRECISION DRILLING TR MONTH END PRICE 8.2800	2,883.59	2,922.84
PREFERREDPLUS TR 8.5% 7/15/29 MONTH END PRICE 25.9800	10,074.70	10,002.30
PREMIER ALLIANCE GROUP MONTH END PRICE 0.7600	776.95	106.40
PREMIER EXHIBITIONS INC MONTH END PRICE 2.7100	42,058.59	41,192.00
PREMIER INFO MANAGEMENT MONTH END PRICE 0.0004	3,167.95	0.60
PREMIERE GLOBAL SVCS INC MONTH END PRICE 9.7800	7,690.15	7,824.00
PREMIERWEST BANCORP NEW MONTH END PRICE 1.6100	8,198.52	1,610.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
PREMIUM EXPL INC MONTH END PRICE 0.0730	18,394.64	3,139.00
PRESTIGE BRANDS HOLDINGS MONTH END PRICE 20.0300	7,742.86	10,015.00
PRETIUM RESOURCES F MONTH END PRICE 13.2100	9,920.00	9,907.50
PRICE NET U S A INC MONTH END PRICE 0.0000	119,611.81	—
PRICELINE.COM INC COMMON STOCK USD.008	201,348.24	642,942.00
PRICELINE.COM INC NEW MONTH END PRICE 620.3900	745,169.79	750,051.51
PRICESMART INC MONTH END PRICE 76.9900	16,024.32	17,480.52
PRIME STAR GROUP INC MONTH END PRICE 0.0000	698.41	—
PRIMECAP ODYSSEY AGGR GROWTH FD MONTH END PRICE 19.4800	216,805.23	276,356.41
PRIMECAP ODYSSEY GROWTH MONTH END PRICE 17.3400	206,660.54	251,899.10
PRIMEGEN ENERGY CORP MONTH END PRICE 0.0001	13,872.07	23.89
PRIMERO MINING CORP F MONTH END PRICE 6.4700	11,247.53	17,921.90
PRIMUS TELECOMMUNICATIONS GR COMMON STOCK USD.001	10,581.70	10,870.00
PRINCETON NATL BANCORP MONTH END PRICE 0.0210	12,833.70	21.00
PRINCIPAL FDS INC MONTH END PRICE 9.9700	57,000.00	60,959.27
PRINCIPAL FINANCIAL GROUP COMMON STOCK USD.01	189,439.79	186,977.12
PRINCIPAL GLOBAL DIVERSE MONTH END PRICE 13.9600	19,835.37	20,017.02
PRINCIPAL HIGH YIELD A MONTH END PRICE 7.8700	81,641.92	83,294.08
PRINCIPAL HIGH YIELD I INST MONTH END PRICE 10.6000	10,998.36	11,136.93
PRINCIPAL INVESTORS EQUITY INCOME I MONTH END PRICE 19.5200	417,470.14	434,449.48
PRINCIPAL INVS FD INC MONTH END PRICE 10.5300	22,465.82	29,814.69
PRINCIPAL MIDCAP BLEND A MONTH END PRICE 15.5200	100,988.17	110,371.68
PRINCIPAL PREFERRED SEC A MONTH END PRICE 10.5300	73,814.54	73,625.10
PRISMONE GROUP INC MONTH END PRICE 0.0027	7,958.78	200.96
PRIVATEBANCORP INC COMMON STOCK NPV	149,276.23	140,698.88
PRIVATEBANCORP INC MONTH END PRICE 15.3200	4,868.95	4,596.00
PROASSURANCE CORP COMMON STOCK USD.01	97,489.87	92,818.00
PROASSURANCE CORPORATION MONTH END PRICE 42.1900	4,236.64	4,219.00
PROBE MINES LTD NEW MONTH END PRICE 1.8469	337.00	923.45
PROCTER & GAMBLE 4.95% 8/15/14 MONTH END PRICE 107.2428	1,990.92	2,144.86
PROCTER & GAMBLE MONTH END PRICE 67.8900	1,524,242.03	1,629,862.62
PROCTER + GAMBLE CO/THE COMMON STOCK	693,518.09	746,790.00
PROCTER + GAMBLE CO/THE COMMON STOCK	747,158.70	790,918.50
PROCTER + GAMBLE CO/THE COMMON STOCK	2,344,590.03	2,294,682.00
PROCTER + GAMBLE CO/THE COMMON STOCK	2,460,201.26	4,374,084.81
PROFUNDS ACCESS FLEX HIGH YIELD INV MONTH END PRICE 32.1200	76,334.36	83,600.49
PROFUNDS BIOTECHNOLOGY MONTH END PRICE 99.6100	32,334.91	40,474.53
PROFUNDS CONSUMER MONTH END PRICE 41.3700	5,110.00	5,109.98
PROFUNDS EUROPE 30 FUND INVESTOR SH MONTH END PRICE 13.3400	21,441.00	21,424.93
PROFUNDS FALLING DOLLAR U.S. FUND MONTH END PRICE 22.7600	1,189.51	1,078.19
PROFUNDS MID-CAP VALUE FD INV SHRS MONTH END PRICE 48.5400	23,819.54	28,762.18
PROFUNDS NASDAQ 100 FD INV CL MONTH END PRICE 86.2400	46,576.36	64,129.53
PROFUNDS RISING RATES OPPORTUNITY FD MONTH END PRICE 7.1900	5,774.95	5,701.82
PROFUNDS SMALL-CAP FUND MONTH END PRICE 47.5100	7,931.81	10,987.97
PROFUNDS ULTRA BASIC MONTH END PRICE 42.2700	55,672.59	68,768.05
PROFUNDS ULTRA BEAR FUND MONTH END PRICE 14.5800	648.46	638.36
PROFUNDS ULTRA EMERGING MARKETS INV MONTH END PRICE 12.4700	24,855.00	24,017.71
PROFUNDS ULTRA INTERNATIONAL INV MONTH END PRICE 12.5100	9,572.39	12,766.59
PROFUNDS ULTRA MID CAP INVESTOR CL MONTH END PRICE 46.8100	132,269.45	163,257.93
PROFUNDS ULTRA NASDAQ 100 INV MONTH END PRICE 35.6400	7,616.19	14,452.84
PROFUNDS ULTRA WIRELESS MONTH END PRICE 37.6400	5,110.00	5,454.90
PROFUNDS ULTRASECTOR OIL & GAS INVST MONTH END PRICE 40.1400	29,862.59	26,028.54
PROFUNDS ULTRASHORT MONTH END PRICE 7.0400	260.31	136.69
PROFUNDS ULTRASMALL CAP INVESTOR MONTH END PRICE 20.3300	12,572.52	13,654.56

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
PROFUNDSULTRA BULL FD MONTH END PRICE 49.2300	341,359.95	356,933.60
PROGRESS ENERGY INC SR UNSECURED 01/21 4.4	113,537.60	122,615.46
PROGRESSIVE CORP COMMON STOCK USD1.	366,642.00	391,405.00
PROGRESSIVE CORP COMMON STOCK USD1.	183,672.66	278,456.70
PROJECT GROUP INC MONTH END PRICE 0.0000	279.95	—
PROLOGIS INC NEW MONTH END PRICE 36.4900	22,947.09	27,148.56
PROLOGIS INC REIT USD.01	427,996.15	391,318.76
PROM RESOURCE INC NEW MONTH END PRICE 0.0001	9,267.50	4,000.00
PROPHOTONIX LTD MONTH END PRICE 0.0200	2,270.14	112.80
PROS HLDGS INC MONTH END PRICE 18.2900	1,335.48	2,103.35
PROS HOLDINGS INC COMMON STOCK USD.001	1,138,407.65	1,162,786.75
PROSH ULTRA REAL EST MONTH END PRICE 69.0900	126,226.66	138,180.00
PROSH ULTRASHORT ETF NEW MSCI EUROPE MONTH END PRICE 26.1000	20,517.15	16,390.80
PROSH ULTRASHRT BSIC NEW MONTH END PRICE 53.7700	20,161.61	18,819.50
PROSH ULTRASHRT MSCI NEW MONTH END PRICE 21.1800	44,525.71	33,146.70
PROSH ULTRASHRT REAL NEW REAL ESTATE MONTH END PRICE 24.2600	18,692.40	16,909.22
PROSH ULTSHRT XINHUA MONTH END PRICE 17.5800	23,245.72	15,294.60
PROSHARES SHORT 7-10 YR MONTH END PRICE 32.4200	6,586.75	6,484.00
PROSHARES SHORT DOW 30 MONTH END PRICE 34.4000	14,173.43	13,760.00
PROSHARES SHORT ETF MONTH END PRICE 28.0020	73,046.85	62,304.45
PROSHARES SHORT ETF MONTH END PRICE 33.7500	59,601.95	50,625.00
PROSHARES SHORT HIGH YLD MONTH END PRICE 32.1500	11,690.64	9,645.00
PROSHARES SHORT MDCP 400 MONTH END PRICE 25.3500	7,709.52	5,070.00
PROSHARES SHORT QQQ MONTH END PRICE 25.5700	128,010.05	125,523.13
PROSHARES SHORT S&P 500 MONTH END PRICE 34.0300	583,359.39	552,477.05
PROSHARES TR II MONTH END PRICE 24.3200	3,573.66	3,842.56
PROSHARES TR II MONTH END PRICE 44.1000	1,423,785.86	1,222,275.60
PROSHARES TR II MONTH END PRICE 85.3359	223,428.65	201,051.38
PROSHARES TR SHORT MSCI MONTH END PRICE 41.5100	97,953.36	82,480.37
PROSHARES TR SHORT RUSSELL 2000 MONTH END PRICE 24.3200	173,917.33	162,190.08
PROSHARES TR ULTRA OIL & GAS MONTH END PRICE 45.7300	84,822.40	88,219.62
PROSHARES TR ULTRA RUSLL MONTH END PRICE 35.3500	1,820.95	3,535.00
PROSHARES TR ULTRA RUSLL MONTH END PRICE 45.5200	126,329.53	133,010.57
PROSHARES TR ULTRA SEMI MONTH END PRICE 30.2500	35,553.30	30,250.00
PROSHARES TR ULTRA SHORT MONTH END PRICE 16.4700	5,585.86	3,294.00
PROSHARES TR ULTRA SHORT MONTH END PRICE 19.6000	19,549.29	7,840.00
PROSHARES TR ULTRA TECH MONTH END PRICE 70.0100	52,521.74	49,707.10
PROSHARES TR MONTH END PRICE 29.3800	91,208.19	86,906.04
PROSHARES TR MONTH END PRICE 60.6190	3,623.15	3,637.14
PROSHARES TRUST ETF MONTH END PRICE 27.6000	84,053.26	81,226.80
PROSHARES TRUST ETF MONTH END PRICE 28.3900	57,258.40	49,682.50
PROSHARES TRUST ULTRA MONTH END PRICE 36.6800	42,623.05	47,684.00
PROSHARES TRUST ULTRA MONTH END PRICE 83.8299	8,482.52	8,461.04
PROSHARES TRUST MONTH END PRICE 26.6800	44,573.54	39,566.44
PROSHARES ULT MIDCAP 400 MONTH END PRICE 74.0500	199,855.59	220,526.48
PROSHARES ULTRA DOW 30 MONTH END PRICE 70.2300	81,562.08	84,276.00
PROSHARES ULTRA ETF NEW QQQ PRO TRUS MONTH END PRICE 29.6500	52,364.05	51,294.50
PROSHARES ULTRA ETF MONTH END PRICE 56.7500	67,256.29	66,738.00
PROSHARES ULTRA NASDAQ MONTH END PRICE 57.9690	59,052.40	59,708.07
PROSHARES ULTRA NEW ETF MONTH END PRICE 20.9000	71,229.40	66,044.00
PROSHARES ULTRA S&P 500 MONTH END PRICE 60.3500	460,683.63	470,131.58
PROSHARES ULTRAPRO E MONTH END PRICE 54.7300	100,518.47	107,647.09
PROSHARES ULTRAPRO E MONTH END PRICE 88.2500	105,485.90	105,900.00
PROSHARES UTRA QQQ MONTH END PRICE 54.8100	202,543.17	192,547.53

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
PROSHARES VIX S T ETF MONTH END PRICE 17.0100	330,934.99	221,725.35
PROSHRS ULTRAPRO ETF NEW MONTH END PRICE 68.4700	273,850.17	239,645.00
PROSHS TR ULTRAPRO E MONTH END PRICE 51.7700	556,989.25	558,960.69
PROSHS ULTR DJ ETF NEWUBS CRD OIL MONTH END PRICE 29.3200	602,850.82	624,252.12
PROSHS ULTRA FINL NE MONTH END PRICE 67.8100	80,032.24	93,513.39
PROSHS ULTRA MSCI ET MONTH END PRICE 85.6200	84,258.86	96,236.88
PROSHS ULTRAPRO NEW ETF MONTH END PRICE 33.7400	32,086.46	26,992.00
PROSHS ULTRAPRO NEW ETF MONTH END PRICE 37.7500	584,981.96	553,415.00
PROSHS ULTRAPRO NEW ETF MONTH END PRICE 40.5500	17,123.39	16,260.55
PROSHS ULTRASHORT EURO MONTH END PRICE 19.0100	85,259.51	79,842.00
PROSHS ULTRASHRT ETF NEW MONTH END PRICE 54.1100	1,404,077.92	1,343,930.07
PROSHS ULTRASHRT ETF NEW MONTH END PRICE 63.4500	674,877.43	593,130.60
PROSHS ULTRASHRT GLD NEW MONTH END PRICE 62.6000	18,141.93	15,900.40
PROSHS ULTRASHRT OIL NEW MONTH END PRICE 21.0400	9,284.14	9,468.00
PROSHS ULTRASHT ETF NEW FINANCIALS MONTH END PRICE 33.5400	157,300.83	145,865.46
PROSHS ULTRASHT ETF NEW FJ UBS CRUDE MONTH END PRICE 40.4398	204,124.13	190,471.46
PROSHS ULTRASHT ETF NEW RUSSELL 2000 MONTH END PRICE 25.3500	39,150.02	36,123.75
PROSHS ULTRASHT ETF NEW RUSSELL MIDG MONTH END PRICE 32.2800	876.72	387.36
PROSHS ULTRASHT ETF NEW SEMICONDUCTR MONTH END PRICE 41.5600	7,665.37	8,312.00
PROSHS ULTRASHT ETF NEW SMALLCAP MONTH END PRICE 25.8000	134,952.66	95,976.00
PROSHS ULTRASHT ETF NEW TECHNOLOGY MONTH END PRICE 37.0000	9,981.54	9,250.00
PROSHS ULTRASHT NEW ETF MONTH END PRICE 47.7800	116,470.42	114,433.10
PROSHS ULTRASHT NEW ETF MONTH END PRICE 50.0700	54,621.26	60,084.00
PROSHS ULTRASHT NEW ETF MONTH END PRICE 63.5900	26,396.20	25,436.00
PROSIEBEN SAT.1 MEDIA AG PRF PREFERENCE	105,595.05	111,683.43
PROSPECT ENERGY CORP MONTH END PRICE 10.8700	140,322.06	141,750.70
PROTECTIVE LIFE CORP COMMON STOCK USD.5	57,158.43	60,018.00
PROTEXT MOBILITY INC MONTH END PRICE 0.0016	4,766.95	54.40
PROTHENA CORP PLC F MONTH END PRICE 7.3300	316.80	322.52
PROTO LABS INC COMMON STOCK USD.001	384,596.73	431,806.68
PROTO LABS INC COMMON STOCK USD.001	1,236,842.72	1,441,786.50
PROTO LABS INC MONTH END PRICE 39.4200	3,203.95	3,942.00
PROUROCARE MEDICAL N MONTH END PRICE 0.5400	87,678.35	28,350.00
PROV OF NEW BRUNSWICK SR UNSECURED 06/18 2.75	338,990.20	366,302.74
PROVECTUS PHARMA INC MONTH END PRICE 0.5600	3,518.37	1,512.00
PROVIDENT FINANCIAL SERVICES COMMON STOCK USD.01	513,056.35	531,152.00
PROVIDENT TRUST STRATEGY FUND MONTH END PRICE 9.0600	28,996.88	33,076.40
PROXIM CORP NEW MONTH END PRICE 0.0004	1,302.56	0.08
PRUDENTIAL CORP PLC ADR MONTH END PRICE 28.5500	1,491.84	1,598.80
PRUDENTIAL FIN 5% 4/15/14 MONTH END PRICE 103.4101	5,313.55	5,170.51
PRUDENTIAL FIN 6% 10/16/17 MONTH END PRICE 101.0823	5,025.00	5,054.12
PRUDENTIAL FINAN 2.75% 1/14/13 MONTH END PRICE 100.0624	10,141.30	10,006.24
PRUDENTIAL FINANCIAL INC COMMON STOCK USD.01	501,674.68	559,965.00
PRUDENTIAL FINANCIAL INC COMMON STOCK USD.01	1,162,566.85	1,146,595.00
PRUDENTIAL FINANCIAL INC COMMON STOCK USD.01	283,847.23	263,983.50
PRUDENTIAL FINANCIAL INC COMMON STOCK USD.01	459,922.03	581,936.96
PRUDENTIAL FINANCIAL INC MONTH END PRICE 53.3300	110,823.41	108,779.58
PRUDENTIAL FINL 6.1% 6/15/17 MONTH END PRICE 118.0963	1,780.65	2,361.93
PRUDENTIAL FINL 9.0% 6/15/68 MONTH END PRICE 25.8200	47,387.90	51,640.00
PRUDENTIAL GA 62463 GIC CONTRACT GA 62463	57,137,632.43	59,177,555.63
PRUDENTIAL GLOBAL REAL ESTATE A MONTH END PRICE 21.6200	17,000.00	19,972.79
PRUDENTIAL GLOBAL REAL ESTATE Z MONTH END PRICE 21.7000	5,194.31	5,644.17
PRUDENTIAL JENN NAT RESOURCES CLA MONTH END PRICE 45.0900	66,903.55	65,101.48
PRUDENTIAL JENNISON 20/20 FOCUS FD A MONTH END PRICE 15.9600	45,427.60	58,395.15

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
PRUDENTIAL JENNISON HEALTH SCI A MONTH END PRICE 28.1100	130,405.83	138,038.71
PRUDENTIAL JENNISON MID CAP GRWTH Z MONTH END PRICE 32.4200	16,221.98	17,992.94
PRUDENTIAL JENNISON SMALL CO FD CL A MONTH END PRICE 22.4200	24,397.47	29,644.17
PRUDENTIAL JENNISON UTILITY A MONTH END PRICE 11.9300	10,140.89	8,009.30
PRUDENTIAL JENNISON MONTH END PRICE 13.9800	35,000.00	37,392.22
PRUDENTIAL PLC COMMON STOCK GBP.05	265,770.98	258,847.31
PRUDENTIAL SHRT TRM CORP BND FD CL Z MONTH END PRICE 11.5900	10,015.00	10,069.51
PSIVIDA CORP MONTH END PRICE 1.2100	13,596.11	3,025.00
PSX 130119C00049000 MONTH END PRICE 430.0000	(222.28)	(430.00)
PSX 130119C00050000 MONTH END PRICE 350.0000	(371.52)	(700.00)
PSX 130119C00055000 MONTH END PRICE 85.0000	(350.76)	(255.00)
PSX 130119P00055000 MONTH END PRICE 285.0000	305.71	285.00
PUB SVC ENT GROUP INC MONTH END PRICE 30.6000	93,573.46	83,281.72
PUBLIC SERVICE ENTERPRISE GP COMMON STOCK NPV	272,255.58	365,027.40
PUBLIC STORAGE REIT USD.1	270,210.55	480,397.44
PUBLIC STORAGEINC MONTH END PRICE 144.9600	56,360.79	79,017.41
PUDA COAL INC MONTH END PRICE 0.0100	247,562.18	203.50
PULSE BEVERAGE CORP MONTH END PRICE 0.6350	15,277.02	18,068.93
PULTE HOMES INC MONTH END PRICE 18.1600	270,431.30	301,671.52
PULTEGROUP INC COMMON STOCK USD.01	104,872.02	142,991.84
PURADYN FILTER TECH INC MONTH END PRICE 0.1100	18,553.00	3,532.21
PURAMED BIOSCIENCE INC MONTH END PRICE 0.0410	7,199.84	684.70
PURE BIOSCIENCE INC NEW MONTH END PRICE 0.6151	6,006.95	768.88
PURISIMA TOTAL RETURN FUND MONTH END PRICE 19.2400	568,299.35	572,858.47
PURPLE BEVERAGE COMPANY INC MONTH END PRICE 0.0003	2,396.80	0.30
PUTNAM ABSOLUTE RETURN MONTH END PRICE 11.2100	10,061.62	9,929.75
PUTNAM CAPITAL SPECTRUM FD CL A MONTH END PRICE 26.9400	35,617.59	39,572.81
PUTNAM DIVERSIFIED I MONTH END PRICE 7.7100	49,280.99	50,828.54
PUTNAM EQTY SPECTRUM FD CL A MONTH END PRICE 29.6000	3,613.87	4,018.29
PUTNAM EQTY SPECTRUM MONTH END PRICE 29.7500	25,230.62	25,795.57
PUTNAM FDS TR GLOB TELE CL Y MONTH END PRICE 14.5500	6,680.86	6,873.35
PUTNAM GLOBAL HEALTH CARE FD MONTH END PRICE 46.1900	6,918.47	6,963.60
PUTNAM HIGH INCOME SECS FD MONTH END PRICE 7.9500	2,910.38	4,149.40
PUTNAM MUNI OPPORTUNITIES TRUST MONTH END PRICE 12.9500	456.00	498.32
PVH CORP MONTH END PRICE 111.0100	14,692.96	15,319.38
PVR PARTNERS LP MONTH END PRICE 25.9800	6,566.49	7,144.50
PWERSHRS ETF TRST IISENIOR LN PORT MONTH END PRICE 24.9800	24,254.58	24,980.00
PYXIS ALPHA TREND STRAT CL A MONTH END PRICE 9.0700	4,034.71	3,873.55
PYXIS CORE AMERICA EQUITY FD A MONTH END PRICE 9.9100	3,790.86	4,124.53
PYXIS SMALL CAP EQTY A MONTH END PRICE 12.1600	10,766.33	10,107.68
PZG 130622C00002500 MONTH END PRICE 22.0000	(212.39)	(220.00)
Q E P CO INC MONTH END PRICE 16.7500	1,189.67	3,350.00
QBE INSURANCE GROUP LTD COMMON STOCK NPV	721,345.32	521,896.60
QCOM 130119C00062500 MONTH END PRICE 122.0000	(215.53)	(244.00)
QCOM 130119C00065000 MONTH END PRICE 38.0000	(1,374.78)	(114.00)
QEP RESOURCES INC COMMON STOCK USD.01	96,738.55	101,737.47
QEP RESOURCES INC COMMON STOCK USD.01	124,360.44	127,799.94
QEP RESOURCES INC SR UNSECURED 03/21 6.875	10,000.20	11,525.00
QEP RESOURCES INC SR UNSECURED 05/23 5.25	40,000.00	42,800.00
QIAGEN N V MONTH END PRICE 18.1498	2,319.68	1,814.98
QIAO XING UNIVERSAL TEL MONTH END PRICE 0.0000	5,868.54	—
QIHOO 360 TECHNOLOGY CO MONTH END PRICE 29.6900	79,463.89	92,039.00
QLIK TECHNOLOGIES IN MONTH END PRICE 21.7200	17,908.32	14,226.60
QLOGIC CORP COMMON STOCK USD.001	840,720.02	912,674.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
QMX GOLD CORP F MONTH END PRICE 0.2160	16,110.55	745.20
QR ENERGY LP MONTH END PRICE 16.5800	6,528.95	6,632.00
QRM 130119C00002000 MONTH END PRICE 5.0000	(377.83)	(100.00)
QUAKER CHEM CORP MONTH END PRICE 53.8600	9,994.45	13,465.00
QUAKER MID-CAP VALUE FUND MONTH END PRICE 16.5200	24,878.78	25,195.63
QUALCOMM INC COMMON STOCK USD.0001	1,344,553.86	1,347,694.60
QUALCOMM INC COMMON STOCK USD.0001	2,135,619.17	2,648,750.16
QUALCOMM INC COMMON STOCK USD.0001	1,332,519.39	1,420,258.00
QUALCOMM INC COMMON STOCK USD.0001	1,236,437.29	1,539,150.34
QUALCOMM INC COMMON STOCK USD.0001	1,400,759.06	2,487,312.10
QUALCOMM INC MONTH END PRICE 61.8596	1,205,668.08	1,268,611.64
QUALITY DISTRIBUTION MONTH END PRICE 6.0000	12,558.65	12,000.00
QUALITY SYSTEMS INC MONTH END PRICE 17.3600	15,066.54	8,925.24
QUANTA SERVICES INC COMMON STOCK USD.00001	565,370.30	575,819.00
QUANTA SERVICES INC COMMON STOCK USD.00001	704,704.34	923,902.95
QUANTA SERVICES INC COMMON STOCK USD.00001	113,035.24	134,321.38
QUANTA SERVICES INC MONTH END PRICE 27.2900	38,781.55	47,075.25
QUANTUM CORP COMMON STOCK USD.01	70,051.41	68,324.00
QUANTUM CP DLT & STORAGE MONTH END PRICE 1.2400	2,412.41	1,240.00
QUANTUM FUEL SYS NEW MONTH END PRICE 0.6810	5,167.11	1,118.20
QUANTUM INTERNATIONAL CP MONTH END PRICE 0.0740	4,021.80	5.92
QUEENSTON MNG INC MONTH END PRICE 4.9000	1,838.45	1,225.00
QUEST DIAGNOSTICS INC COMMON STOCK USD.01	148,764.22	213,151.66
QUEST DIAGNOSTICS INC MONTH END PRICE 58.2700	13,153.38	13,404.74
QUEST OIL CORP MONTH END PRICE 0.0001	3,387.60	326.00
QUEST RARE MINERALS MONTH END PRICE 1.0500	684,922.65	184,794.75
QUESTCOR PHARMACEUTICALS MONTH END PRICE 26.7200	136,183.07	128,705.34
QUICKLOGIC CORP MONTH END PRICE 2.1700	8,558.60	6,184.50
QUIKSILVER INC MONTH END PRICE 4.2500	838.53	850.00
R A I T FINANCIAL TR NEW MONTH END PRICE 5.6500	6,726.16	6,587.95
R A I T INVT TRUST B PFD MONTH END PRICE 23.1820	11,157.95	11,591.00
R B C BEARINGS INC MONTH END PRICE 50.0700	12,478.82	16,523.10
R P C INC MONTH END PRICE 12.2400	22,572.83	24,480.00
R P M INCORPORATED OHIO MONTH END PRICE 29.3600	18,898.62	23,253.97
RABOBANK NEDERLAND BANK GUARANT 01/17 3.375	9,995.15	10,742.86
RABOBANK NEDERLAND BANK GUARANT 05/41 5.25	101,282.00	117,425.20
RABOBANK NEDERLAND JR SUBORDINA 144A 12/49 VAR	75,000.00	101,437.50
RACKSPACE HOSTING INC COMMON STOCK USD.001	786,753.88	978,358.71
RACKSPACE HOSTING INC MONTH END PRICE 74.2700	282,763.22	363,700.19
RAD 130119C00001500 MONTH END PRICE 5.0000	(39.25)	(25.00)
RADIAN GROUP INC MONTH END PRICE 6.1100	1,003,618.40	2,195,148.99
RADIENT PHARMA CORP NEW MONTH END PRICE 0.0001	72.17	—
RADIOSHACK CORPORATION MONTH END PRICE 2.1200	142,934.23	64,441.13
RADISYS CORP COMMON STOCK NPV	22,315.63	25,926.00
RAINBOW CORAL CORP NEW MONTH END PRICE 0.3800	1,899.41	19.00
RAINIER LARGE CAP EQUITY PORT MONTH END PRICE 26.5000	142,503.51	157,610.58
RAINIER MID CAP EQUITY PORT ORIGINAL MONTH END PRICE 43.7700	107,625.46	132,797.65
RAINIER SMALL/MID-CAP EQUITY PORT MONTH END PRICE 36.2700	122,089.56	135,142.42
RAIT FINL 8.875% C PFD MONTH END PRICE 24.2084	22,802.95	24,208.40
RALCORP HOLDINGS INC NEW MONTH END PRICE 89.6500	232.53	268.95
RALLYE SA COMMON STOCK EUR3.	757,885.67	718,952.87
RALPH LAUREN CORP CL A MONTH END PRICE 149.9200	19,341.84	18,757.11
RALPH LAUREN CORP COMMON STOCK USD.01	136,644.41	229,077.76
RAM PWR CORP MONTH END PRICE 0.2540	5,553.17	1,524.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
RAMBUS INC DEL MONTH END PRICE 4.8700	207,254.62	86,418.15
RANCHER ENERGY CORP MONTH END PRICE 0.0166	183,530.80	2,083.88
RAND CAPITAL CORPORA MONTH END PRICE 2.3400	1,853.00	1,170.00
RANDGOLD RES LTD ADR MONTH END PRICE 99.2123	37,358.45	37,303.82
RANDSTAD HOLDING NV COMMON STOCK EUR.1	905,528.37	790,995.31
RANDSTAD HOLDING NV COMMON STOCK EUR.1	108,007.38	113,104.80
RANGE RESOURCES CORP COMMON STOCK USD.01	184,712.88	234,041.75
RANGE RESOURCES CORP MONTH END PRICE 62.8300	109,836.06	111,194.55
RARE ELEMENT RESOURCES MONTH END PRICE 3.4000	819,861.47	341,985.60
RASER TECHNOLOGIES INC MONTH END PRICE 0.0000	14,241.25	—
RATOS AB B SHS COMMON STOCK NPV	111,202.24	107,862.85
RAVEN INDUSTRIES INC COMMON STOCK USD1.	1,589,264.67	1,402,826.48
RAX 130119P00075000 MONTH END PRICE 265.0000	1,509.23	795.00
RAYMOND JAMES FINANCIAL INC COMMON STOCK USD.01	793,041.93	861,145.50
RAYMOND JAMES FINANCIAL INC COMMON STOCK USD.01	418,172.29	561,073.86
RAYMOND JAMES FINL INC MONTH END PRICE 38.5300	5,045.15	7,706.00
RAYONIER INC MONTH END PRICE 51.8300	133,220.33	223,162.41
RAYTHEON COMPANY COMMON STOCK USD.01	114,580.10	120,876.00
RAYTHEON COMPANY COMMON STOCK USD.01	316,895.36	441,657.88
RAYTHEON COMPANY NEW MONTH END PRICE 57.5600	176,968.80	211,506.24
RAYTHEON COMPANY SR UNSECURED 10/20 3.125	49,732.50	53,195.00
RBB FREE MARKET FIXED INCOME FD INST MONTH END PRICE 10.4100	11,205.37	11,237.15
RBC MICRO CAP VALUE FD CL I MONTH END PRICE 19.3700	17,081.92	16,904.43
RBS CAP FDG TR VII MONTH END PRICE 20.7200	35,142.95	37,296.00
RBSSP RESECURITIZATION TRUST RBSSP 2010 3 4A1 144A	54,364.06	55,593.71
RCM TECHNOLOGIES INC NEW MONTH END PRICE 5.1500	968.95	1,545.00
REACHLOCAL INC MONTH END PRICE 12.9100	2,324.15	2,259.25
REALD INC MONTH END PRICE 11.2100	5,881.95	5,605.00
REALITY RACING INC NEW MONTH END PRICE 0.0000	35,371.13	—
REALNETWORKS INC COMMON STOCK USD.001	67,774.68	70,308.00
REALOGY HOLDINGS CORP COMMON STOCK USD.01	135,044.59	152,524.60
REALTY INCM E 6.75% PFD MONTH END PRICE 25.5200	7,847.58	7,985.21
REALTY INCOME 6.625% MONTH END PRICE 26.5200	2,505.95	2,652.00
REALTY INCOME CORP REIT USD1.	177,858.85	180,945.00
REALTY INCOME CORPORATION MONTH END PRICE 40.2100	972,565.18	1,121,189.10
REAVES UTILITY INCOME FD MONTH END PRICE 23.8200	94,577.25	89,000.81
RECKITT BENCKISER GROUP PLC COMMON STOCK GBP.1	622,665.05	780,791.40
RECYCLE TECH INC MONTH END PRICE 0.0000	5,160.00	—
RED BRANCH TECHNOLOG MONTH END PRICE 0.0008	1,308.95	8.00
RED ELECTRICA CORPORACION SA COMMON STOCK EUR2.	170,422.54	194,665.81
RED HAT INC COMMON STOCK USD.0001	1,421,629.02	1,805,406.40
RED HAT INC COMMON STOCK USD.0001	124,867.35	243,510.08
RED OAK TECHNOLOGY MONTH END PRICE 10.3700	29,607.61	31,110.00
RED ROBIN GOURMET BURGER MONTH END PRICE 35.2900	1,606.45	1,764.50
REDHAT INC MONTH END PRICE 52.9600	22,859.70	21,713.60
REDIFF.COM INDIA LTD MONTH END PRICE 2.8500	6,732.47	2,342.70
REDWOOD TRUST INC MONTH END PRICE 16.8900	13,365.91	13,724.85
REE 130119C00006000 MONTH END PRICE 5.0000	(65.77)	(15.00)
REED ELSEVIER NV COMMON STOCK EUR.07	225,523.05	247,975.16
REED ELSEVIER PLC COMMON STOCK GBP.144397	106,476.20	128,088.22
REEDS INC MONTH END PRICE 5.6800	8,127.15	7,497.60
REFLECT SCIENTIFIC INC MONTH END PRICE 0.0600	5,065.90	180.00
REFLECTKOTE INC MONTH END PRICE 0.0003	2,425.65	0.12
REGAL ENTERTAINMENT GRP MONTH END PRICE 13.9500	27,117.94	27,168.72

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
REGENCY CENTERS CORP MONTH END PRICE 47.1200	3,788.25	4,712.00
REGENCY ENERGY PARTNERS COMPANY GUAR 07/21 6.5	64,010.00	70,080.00
REGENECA INC MONTH END PRICE 0.0006	72,289.95	5.14
REGENERON PHARMACEUTICALS COMMON STOCK USD.001	136,460.42	177,057.45
REGENERON PHARMACEUTICALS INC MONTH END PRICE 171.0700	115,435.19	119,235.79
REGI U S INC MONTH END PRICE 0.1000	10,776.27	1,000.00
REGIONS FINAN 7.7500% 11/10/14 MONTH END PRICE 110.2500	9,972.50	11,025.00
REGIONS FINANCIAL CORP COMMON STOCK USD.01	504,505.74	236,519.28
REGIONS FINANCIAL CP NEW MONTH END PRICE 7.1300	67,770.51	82,187.58
REGIS CORP MINN MONTH END PRICE 16.9200	25.78	23.78
REINSURANCE GROUP AMER INC MONTH END PRICE 53.5200	5,854.11	5,242.69
RELIANCE STEEL & ALUMINUM COMPANY MONTH END PRICE 62.1000	27,857.33	33,782.40
RELIV INTERNATIONAL INC MONTH END PRICE 1.3100	3,532.70	519.29
RENAISSANCE GOLD INC MONTH END PRICE 0.5608	123.23	420.60
RENAISSANCE HLDGS INC MONTH END PRICE 81.2600	2,745.30	4,063.00
RENASANT CORP MONTH END PRICE 19.1400	54,362.31	75,304.40
RENAULT SA COMMON STOCK EUR3.81	95,679.26	135,943.61
RENESOLA LTD ADR MONTH END PRICE 1.5400	638.17	465.08
RENREN INC ADR F MONTH END PRICE 3.4500	16,262.09	11,040.00
RENTECH INC MONTH END PRICE 2.6300	89,751.15	158,123.49
REPLIGEN CORP MONTH END PRICE 6.2800	9,621.95	9,420.00
REPUBLIC AIRWAYS HLDGS MONTH END PRICE 5.6800	338.10	568.00
REPUBLIC BANK 2.95% 4/21/16 MONTH END PRICE 1.0608	5,000.00	5,304.20
REPUBLIC BANK 3.05%15 MONTH END PRICE 1.0583	12,382.20	12,699.36
REPUBLIC BK INC 2.95% 2/18/14 MONTH END PRICE 1.0274	10,000.00	10,273.60
REPUBLIC BK INC 2.7000% 03/31/15 MONTH END PRICE 1.0394	10,000.00	10,394.10
REPUBLIC BK UT 3.65% 3/18/15 MONTH END PRICE 1.0575	7,000.00	7,402.36
REPUBLIC SERVICES INC COMMON STOCK USD.01	480,257.23	478,079.00
REPUBLIC SERVICES INC COMMON STOCK USD.01	353,290.13	385,689.50
REPUBLIC SERVICES INC COMMON STOCK USD.01	187,981.39	206,453.87
REPUBLIC SVCS INC MONTH END PRICE 29.3300	72,073.56	72,855.00
RESEARCH IN MOTION LTD MONTH END PRICE 11.8700	123,751.85	132,516.68
RESERVOIR CAPITAL CORP MONTH END PRICE 0.0880	9,706.90	616.00
RESERVOIR MINERALS INC F MONTH END PRICE 2.3450	566.93	2,244.17
RESIDENTIAL ACCREDIT LOANS, IN RALI 2004 QA6 NB4	339,220.60	265,693.10
RESIDENTIAL ACCREDIT LOANS, IN RALI 2005 QO3 A1	131,317.52	89,960.95
RESMED INC MONTH END PRICE 41.5700	26,908.26	27,323.95
RESOLUTE FOREST PRODUCTS MONTH END PRICE 13.2400	1,328.29	2,369.96
RESONA HOLDINGS INC COMMON STOCK	89,355.99	98,383.80
RESOURCE CAPITAL CORP MONTH END PRICE 5.6000	188,183.86	160,704.31
REST BRANDS NZ LTD ORD MONTH END PRICE 2.1780	23,521.75	26,789.40
RESVERLOGIX CORP MONTH END PRICE 1.5900	3,147.42	795.00
RETAIL OPPTY IVENSTM MONTH END PRICE 12.8518	47,591.09	53,208.14
RETAIL PPTYS AMER IN MONTH END PRICE 11.9700	8,858.10	11,970.00
RETAIL PROPERTIES OF AME A REIT	173,778.99	175,959.00
REVLON INC CL A NEW MONTH END PRICE 14.5000	6,214.36	7,511.00
REVLON INC CLASS A COMMON STOCK USD.01	69,809.84	69,600.00
REVOLUTION RESOURCES MONTH END PRICE 0.1000	33,913.38	8,000.00
REX ENERGY CORP MONTH END PRICE 13.0200	2,267.54	2,604.00
REX STORES CORP MONTH END PRICE 19.2900	13,845.53	11,574.00
REXAHN PHARMACEUTICALS INC MONTH END PRICE 0.3100	124,469.41	22,478.72
REYNOLDS AMERICAN INC COMMON STOCK USD.0001	161,776.38	319,218.15
REYNOLDS AMERICAN INC COMPANY GUAR 06/17 6.75	49,954.00	60,380.90
REYNOLDS AMERICAN INC COMPANY GUAR 11/22 3.25	59,918.40	60,269.70

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
REYNOLDS AMERICAN INC MONTH END PRICE 41.4300	190,558.03	221,893.44
REYNOLDS BLUE CHIP GROWTH FD MONTH END PRICE 57.7400	52,639.26	56,404.30
REYNOLDS GRP ISS/REYNOLD SR SECURED 02/21 6.875	100,437.50	107,750.00
REYNOLDS GRP ISS/REYNOLD SR SECURED 04/19 7.125	101,500.00	107,500.00
RF 140118C00007000 MONTH END PRICE 105.0000	(464.25)	(525.00)
RF 140118C00010000 MONTH END PRICE 21.0000	(249.25)	(105.00)
RF 150117C00010000 MONTH END PRICE 48.0000	(458.49)	(480.00)
RF MICRO DEVICES INC MONTH END PRICE 4.4800	108,444.51	96,284.16
RGLD 130119C00095000 MONTH END PRICE 10.0000	(744.46)	(20.00)
RGR 130420C00055000 MONTH END PRICE 210.0000	(1,395.44)	(420.00)
RHYTHMS NETCONNECTIONS INC MONTH END PRICE 0.0001	780.60	0.04
RICEBRAN TECHNOLOGIES MONTH END PRICE 0.0540	23,395.58	3,456.00
RICHARDSON ELEC LTD COMMON STOCK USD.05	11,368.70	11,320.00
RICHMONT MINES INC MONTH END PRICE 3.0100	3,221.35	1,204.00
RICKS CABARET INTL NEW MONTH END PRICE 8.0400	1,024.67	804.00
RIDGEWORTH HIGH INCOME I MONTH END PRICE 7.2000	247,432.59	258,554.01
RIDGEWORTH INTERMEDIATE BD CL I MONTH END PRICE 10.3200	51,210.07	50,120.74
RIDGEWORTH MID CAP VALUE EQ I MONTH END PRICE 11.7500	20,352.32	20,366.92
RIDGEWORTH SEIX FLOAT RT HIGH INC I MONTH END PRICE 8.9800	66,176.43	66,696.19
RIDGEWORTH SMALL CAP VALUE EQTY CL I MONTH END PRICE 13.8200	54,211.97	56,881.43
RIDGEWORTH TOTAL RETURNBOND CL I MONTH END PRICE 10.8700	312,541.11	312,033.21
RIDGEWORTH US GOV SEC ULTR-SHT BD I MONTH END PRICE 10.1700	202,709.69	204,163.66
RIG 140118C00050000 MONTH END PRICE 370.0000	(602.29)	(370.00)
RIG 140118C00057500 MONTH END PRICE 171.0000	(734.56)	(342.00)
RIG 140118C00060000 MONTH END PRICE 129.0000	(941.51)	(258.00)
RIGHTSMILE INC NEW MONTH END PRICE 0.0002	2,478.50	641.00
RIM SEMICONDUCTOR CO MONTH END PRICE 0.0001	6,088.51	8.56
RIMA INTERNATIONAL HLDGS INC MONTH END PRICE 0.0000	1,112.95	—
RIMAGE CORP COMMON STOCK USD.01	6,675.30	6,675.30
RIMM 130119C00015000 MONTH END PRICE 13.0000	(1,226.18)	(65.00)
RINO INTERNATIONAL CORPORATI MONTH END PRICE 0.0100	11,116.13	7.00
RIO ALTO MNG LTD NEW MONTH END PRICE 5.1100	19,294.24	17,374.00
RIO TINTO FIN USA LTD COMPANY GUAR 05/19 9.	264,270.00	274,705.60
RIO TINTO FIN USA LTD COMPANY GUAR 07/18 6.5	140,096.84	162,255.86
RIO TINTO FIN USA LTD COMPANY GUAR 09/21 3.75	30,265.80	32,078.97
RIO TINTO PLC COMMON STOCK GBP.1	940,389.72	899,143.95
RIO TINTO PLC SPONSORED ADR MONTH END PRICE 58.0900	312,166.19	347,579.80
RIOCAN REAL ESTATE INVT TR MONTH END PRICE 27.6700	4,076.85	4,150.50
RITCHIE BROS AUCTIONEERS COMMON STOCK NPV	535,809.37	526,950.25
RITCHIE BROS AUCTIONEERS MONTH END PRICE 20.8900	3,109.22	2,402.35
RITE AID CORPORATION MONTH END PRICE 1.3600	396,953.72	422,077.36
RIVER HAWK AVIATION NEW MONTH END PRICE 0.0015	2,629.90	0.01
RIVERBED TECHNOLOGY INC MONTH END PRICE 19.7200	74,900.24	70,499.00
RIVERNORTH CORE OPPORTUNITY MONTH END PRICE 11.5900	159,694.02	160,555.92
RIVERPARK FDS TRSH T HY RETAIL MONTH END PRICE 9.9700	1,849.26	1,840.13
RIVERPARK LONG SHORT OPPTY FD I MONTH END PRICE 9.7300	7,568.51	7,443.93
RIVERSIDE RESOURCES INC MONTH END PRICE 0.6575	613.27	657.50
RLJ LODGING TRUST REIT	501,234.25	513,305.00
RMD ENTERTAINMENT GROUP NEW MONTH END PRICE 0.0001	13,410.60	—
RMD TECHNOLOGIES INC MONTH END PRICE 0.0000	658.40	—
ROADHOUSE FIN 1 10.7500% 10/15/17 MONTH END PRICE 93.1250	44,538.44	41,906.25
ROADSHIPS HOLDINGS I MONTH END PRICE 0.0065	2,288.90	325.00
ROANOKE TECHNOLOGY NEW MONTH END PRICE 0.0000	825.90	—
ROBECO BOSTON PARTNERS LONG SHORT RE MONTH END PRICE 12.2400	10,112.07	11,030.44

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ROBECO BOSTON PARTNERS SMALL CAP VAL MONTH END PRICE 15.7200	32,298.93	33,004.06
ROBERT HALF INTL INC COMMON STOCK USD.001	99,221.01	108,410.74
ROBERT HALF INTL MONTH END PRICE 31.8200	22,630.63	25,615.10
ROCHE HLDG LTD SPON ADR MONTH END PRICE 50.5000	28,077.29	36,865.00
ROCHE HLDGS INC COMPANY GUAR 144A 03/19 6.	115,723.81	136,927.23
ROCHE HOLDING AG GENUSSCHEIN COMMON STOCK NPV	640,049.53	738,299.05
ROCHE HOLDING AG GENUSSCHEIN COMMON STOCK NPV	255,679.10	301,105.41
ROCK TENN CO COMPANY GUAR 144A 03/20 3.5	69,605.90	71,847.58
ROCK TENN CO COMPANY GUAR 144A 03/23 4.	29,864.30	30,476.73
ROCKGATE CAP CORP MONTH END PRICE 0.5090	73,431.09	25,639.35
ROCK-TENN CO CL A MONTH END PRICE 69.9100	4,679.46	6,291.90
ROCKWELL AUTOMATION INC COMMON STOCK USD1.	227,054.61	327,561.00
ROCKWELL AUTOMATION INC COMMON STOCK USD1.	344,680.78	449,346.50
ROCKWELL AUTOMATION INC COMMON STOCK USD1.	664,924.15	821,086.24
ROCKWELL AUTOMATION INC COMMON STOCK USD1.	98,136.09	282,962.31
ROCKWELL AUTOMATION INC. MONTH END PRICE 83.9900	61,250.94	84,321.78
ROCKWELL COLLINS INC COMMON STOCK USD.01	343,365.11	375,196.50
ROCKWELL COLLINS INC COMMON STOCK USD.01	101,506.12	200,453.82
ROCKWELL COLLINS INC MONTH END PRICE 58.1700	55,362.53	59,436.42
ROCKWOOD HOLDINGS INC COMMON STOCK USD.01	29,113.32	29,676.00
ROCKWOOD HOLDINGS INC MONTH END PRICE 49.4600	54,945.38	59,176.15
ROCKY BRANDS INC MONTH END PRICE 13.0388	3,582.21	3,911.64
ROCKY MTN CHOCOLATE FACTORY MONTH END PRICE 10.5600	6,493.80	6,336.00
ROCKY MTN ENERGY NEVADA MONTH END PRICE 0.0000	3,496.00	—
ROFIN-SINAR TECHNOLOGIES MONTH END PRICE 21.6800	9,449.07	6,287.20
ROGERS COMMUNICATIONS IN COMPANY GUAR 03/14 6.375	10,000.00	10,653.67
ROGERS COMMUNICATIONS IN COMPANY GUAR 03/15 6.75	20,287.50	22,542.20
ROGERS COMMUNICATIONS IN COMPANY GUAR 08/18 6.8	29,977.40	37,948.89
ROLLINS INC COMMON STOCK USD1.	953,947.13	967,556.00
ROLLS ROYCE HOLDINGS PLC COMMON STOCK GBP.2	260,982.51	331,116.19
ROLLS ROYCE HOLDINGS PLC COMMON STOCK GBP.2	223,495.30	261,509.89
ROLLS ROYCE HOLDINGS SP ADR ADR	38,187.28	47,094.24
ROMARCO MINERALS NEW MONTH END PRICE 0.7485	36,191.39	25,130.14
ROOSEVELT MULTI-CAP FD MONTH END PRICE 16.2700	73,182.11	71,743.25
ROPER INDS INC NEW MONTH END PRICE 111.4800	23,651.71	30,434.04
ROPER INDUSTRIES INC COMMON STOCK USD.01	125,685.60	243,137.88
ROSE ROCK MIDSTREAM L P MONTH END PRICE 31.4700	4,366.95	6,294.00
ROSETTA GENOMICS NEW F MONTH END PRICE 4.6300	7,393.27	5,093.00
ROSETTA RESOURCES INC MONTH END PRICE 45.3200	15,117.88	13,596.00
ROSETTA STONE INC COMMON STOCK USD.00005	105,269.36	106,124.00
ROSETTA STONE INC MONTH END PRICE 12.3400	51,230.27	33,503.10
ROSNEFT OJSC REG S GDR GDR	531,295.12	543,561.45
ROSS STORES INC COMMON STOCK USD.01	130,526.11	290,135.70
ROSS STORES INC MONTH END PRICE 54.0900	238,910.71	212,653.39
ROST 130119C00067500 MONTH END PRICE 5.0000	(2,575.38)	(30.00)
ROUNDYS INC MONTH END PRICE 4.4500	33,389.28	23,955.54
ROUSE PPTYS INC MONTH END PRICE 16.9200	4,411.04	6,768.00
ROVI CORPORATION MONTH END PRICE 15.4300	42,972.54	24,765.15
ROWAN COMPANIES CL A F MONTH END PRICE 31.2700	1,840.86	1,607.96
ROWAN COMPANIES PLC A COMMON STOCK USD.125	936,067.53	938,193.81
ROWAN COMPANIES PLC A COMMON STOCK USD.125	62,397.34	89,869.98
ROWE T PRICE EMERGING MONTH END PRICE 14.2200	38,571.78	43,697.02
ROWE T PRICE GROUP INC MONTH END PRICE 65.1171	35,789.34	42,077.07
ROYAL BANK CDA 2.3% 7/20/16 MONTH END PRICE 104.3309	25,660.25	26,082.73

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ROYAL BANK OF SCOTLAND GROUP COMMON STOCK GBP1.	91,272.12	111,789.22
ROYAL BANK SCOT 6.4% 10/21/19 MONTH END PRICE 118.1306	1,915.74	2,362.61
ROYAL BANK SCOT NE ADR MONTH END PRICE 10.7900	23,808.06	19,422.00
ROYAL BK CDA MONTREAL QUE MONTH END PRICE 60.3000	109,767.71	122,831.10
ROYAL BK OF SCT 5.05% 1/08/15 MONTH END PRICE 103.7780	18,767.93	20,755.60
ROYAL BK SCOT 5.625% 8/24/20 MONTH END PRICE 116.9791	1,001.58	1,169.79
ROYAL BK SCOTLAND 6.35% PFD MONTH END PRICE 22.5199	7,111.07	9,007.96
ROYAL BK SCOTLAND 6.40% MONTH END PRICE 22.5900	29,894.69	37,951.20
ROYAL BK SCOTLAND 7.25% PFD MONTH END PRICE 23.9100	24,129.95	40,647.00
ROYAL BK SCOTLND GRP PLC JR SUBORDINA 08/49 VAR	9,075.00	10,100.00
ROYAL BK SCOTLND GRP PLC SR UNSECURED 09/15 2.55	39,977.20	40,936.40
ROYAL BK SCOTLND GRP PLC SUBORDINATED 10/14 5.	71,229.63	82,200.72
ROYAL CARIB 1 11.8750% 07/15/15 MONTH END PRICE 122.2500	6,224.25	6,112.50
ROYAL CARIBBEAN CRUISES LTD COMMON STOCK USD.01	227,937.65	244,630.00
ROYAL CARIBBEAN CRUISES LTD MONTH END PRICE 34.0000	28,140.69	32,437.48
ROYAL DUTCH SHELL A MONTH END PRICE 34.4853	3,149.75	3,448.53
ROYAL DUTCH SHELL ADR MONTH END PRICE 68.9500	280,820.98	284,418.75
ROYAL DUTCH SHELL B ADR MONTH END PRICE 70.8900	239,101.82	244,286.94
ROYAL DUTCH SHELL PLC A SHS COMMON STOCK EUR.07	1,241,972.49	1,196,498.21
ROYAL DUTCH SHELL PLC A SHS COMMON STOCK EUR.07	787,482.17	800,468.39
ROYAL DUTCH SHELL PLC B SHS COMMON STOCK EUR.07	671,608.37	675,569.05
ROYAL GOLD INC MONTH END PRICE 81.3600	466,855.90	507,115.99
ROYAL STANDARD MINERALS MONTH END PRICE 0.0170	2,350.26	510.00
ROYALITE PETROLEUM CO MONTH END PRICE 0.0004	19,766.07	4.06
ROYCE 100 FUND INVESTMENT CLASS MONTH END PRICE 8.8100	102,599.57	117,129.15
ROYCE DIV VALUE FUND SERVICE CL MONTH END PRICE 7.3500	65,318.15	74,206.69
ROYCE FNANCIAL SVC CL MONTH END PRICE 6.8300	18,589.35	20,413.37
ROYCE GLOBAL TR INC MONTH END PRICE 6.6000	21,294.44	16,500.00
ROYCE HERITAGE SERVICE MONTH END PRICE 14.4500	86,248.34	107,285.21
ROYCE INTL PREMIER FDSERVICE MONTH END PRICE 10.0100	7,500.00	7,692.11
ROYCE LOW PRICED STOCK FD MONTH END PRICE 13.8400	420,443.39	402,165.11
ROYCE MICRO CAP FUND INVESTMENT CL MONTH END PRICE 14.7800	25,064.10	25,534.19
ROYCE MICRO-CAP TR INC MONTH END PRICE 9.4500	12,895.70	14,175.00
ROYCE OPPORTUNITY FD INVESTMENT SH MONTH END PRICE 11.9500	74,168.25	85,161.85
ROYCE PENNSYLVANIA MUTUAL FD INVESMT MONTH END PRICE 11.5000	170,824.67	188,281.69
ROYCE PREMIER FD INVESTMENT CL MONTH END PRICE 19.1600	179,961.32	196,187.44
ROYCE PREMIER FD SVC CL MONTH END PRICE 18.8900	14,305.08	16,151.80
ROYCE SMID CAP VALUE FD MONTH END PRICE 11.6600	17,298.32	24,242.48
ROYCE SPECIAL EQTY SERVICE MONTH END PRICE 21.1200	32,113.30	36,586.89
ROYCE SPECIAL EQUITY FD INV CL MONTH END PRICE 21.1300	169,718.32	177,877.94
ROYCE TOTAL RETURN FD INV MONTH END PRICE 13.6300	272,571.43	326,186.00
ROYCE TOTAL RETURN FD SERVICE CLASS MONTH END PRICE 13.7200	70,884.36	75,846.51
ROYCE VALUE FUND SVC CL MONTH END PRICE 11.3400	312,950.57	308,770.75
ROYCE VALUE PLUS FUND MONTH END PRICE 13.8300	344,894.63	392,807.88
RPX CORP COMMON STOCK USD.0001	218,820.80	216,056.00
RPX CORPORATION MONTH END PRICE 9.0400	401.75	226.00
RR DONNELLEY + SONS CO COMMON STOCK USD1.25	351,083.35	184,500.00
RR DONNELLEY + SONS CO COMMON STOCK USD1.25	35,559.42	35,100.00
RR DONNELLEY SO 6.125% 1/15/17 MONTH END PRICE 97.2500	19,688.90	19,450.00
RRSAT GLOBAL COMMUN MONTH END PRICE 6.6835	2,327.12	668.35
RS EMERGING MARKETS A MONTH END PRICE 23.8800	12,911.65	12,966.55
RS FLOATING RATE FD CL A MONTH END PRICE 10.2700	31,080.18	31,554.82
RS GLOBAL NATURAL RESOURCES FUND A MONTH END PRICE 36.6000	179,838.69	189,613.77
RS LOW DURATION BD A MONTH END PRICE 10.3200	105,637.05	105,975.44

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
RS MID CAP OPPORTUNITIES FUND MONTH END PRICE 13.0700	7,129.51	7,316.15
RS PARTNERS FUND A MONTH END PRICE 31.9300	480,065.05	528,075.93
RS SMALL CAP GROWTH FUND A MONTH END PRICE 46.7100	22,149.83	25,397.35
RS TECHNOLOGY FUND MONTH END PRICE 16.9600	9,434.12	8,576.52
RS VALUE FUND A MONTH END PRICE 25.9300	30,865.10	31,180.62
RSC HOLDINGS III 8.2500% 02/01/21 MONTH END PRICE 112.7500	5,553.75	5,637.50
RTI INTERNATIONAL METALS INC COMMON STOCK USD.01	731,870.89	805,385.88
RTI INTL METALS INC MONTH END PRICE 27.5600	3,171.01	2,756.00
RUBICON MINERALS CORP MONTH END PRICE 2.5500	67,631.99	48,858.00
RUBICON TECHNOLOGY INC MONTH END PRICE 6.1100	53,480.59	15,244.45
RUBY TUESDAY INC COMMON STOCK USD.01	982,353.88	1,098,945.90
RUBY TUESDAY INC GEORGIA MONTH END PRICE 7.8600	160,046.07	123,402.00
RUCKUS WIRELESS INC COMMON STOCK	101,684.20	117,584.07
RUDOLPH TECHNOLOGIES INC COMMON STOCK USD.001	36,754.34	37,794.50
RUDY NUTRITION NEW XXX MONTH END PRICE 0.0000	4,106.95	—
RUSHNET INC MONTH END PRICE 0.0001	4,274.50	740.00
RUSORO MINING LTD MONTH END PRICE 0.0410	255.72	36.08
RUSSELL COMMODITYSTRATEGIES FD CL S MONTH END PRICE 9.3100	20,000.00	18,985.75
RUSSELL CONCENTRATED EQ FUND	179,411.63	200,890.56
RUSSELL CONCENTRATED EQ FUND	119,030.74	136,424.51
RUSSELL CONCENTRATED EQ FUND	429,983.70	503,487.94
RUSSELL CONCENTRATED EQ FUND	1,888,290.20	2,228,464.68
RUSSELL CONCENTRATED EQ FUND	3,425,730.64	4,182,287.31
RUSSELL CONCENTRATED EQ FUND	2,142,033.18	2,579,519.47
RUSSELL CONCENTRATED EQ FUND	1,228,714.20	1,454,071.32
RUSSELL CONCENTRATED EQ FUND	566,733.73	639,730.44
RUSSELL CONCENTRATED EQ FUND	418,809.91	473,496.14
RUSSELL EMERGING MARKETS FUND	186,228.96	202,838.55
RUSSELL EMERGING MARKETS FUND	122,270.99	137,738.94
RUSSELL EMERGING MARKETS FUND	445,510.06	508,338.37
RUSSELL EMERGING MARKETS FUND	1,994,110.29	2,282,288.75
RUSSELL EMERGING MARKETS FUND	4,548,537.11	5,432,703.86
RUSSELL EMERGING MARKETS FUND	4,016,334.64	4,736,855.11
RUSSELL EMERGING MARKETS FUND	2,865,185.87	3,378,480.61
RUSSELL EMERGING MARKETS FUND	1,794,992.93	2,088,321.92
RUSSELL EMERGING MARKETS FUND	1,574,533.27	1,877,884.96
RUSSELL EMERGING MARKETS FUND	12,506,466.57	17,808,151.44
RUSSELL GL REAL ESTATE SEC FD	170,533.72	201,527.67
RUSSELL GL REAL ESTATE SEC FD	110,410.71	136,840.12
RUSSELL GL REAL ESTATE SEC FD	397,754.16	505,027.68
RUSSELL GL REAL ESTATE SEC FD	1,790,419.31	2,294,757.79
RUSSELL GL REAL ESTATE SEC FD	4,656,019.96	6,057,603.58
RUSSELL GL REAL ESTATE SEC FD	4,269,172.49	5,534,935.97
RUSSELL GL REAL ESTATE SEC FD	3,553,001.10	4,598,977.50
RUSSELL GL REAL ESTATE SEC FD	2,396,840.27	3,030,057.92
RUSSELL GL REAL ESTATE SEC FD	2,074,134.56	2,686,511.78
RUSSELL QUANTITATIVE BOND FD	203,370.88	216,602.07
RUSSELL QUANTITATIVE BOND FD	133,780.00	147,101.65
RUSSELL QUANTITATIVE BOND FD	480,909.76	542,841.51
RUSSELL QUANTITATIVE BOND FD	2,581,807.11	2,886,829.73
RUSSELL QUANTITATIVE BOND FD	21,418,754.63	23,953,864.74
RUSSELL QUANTITATIVE BOND FD	31,469,686.28	35,860,214.76
RUSSELL QUANTITATIVE BOND FD	26,282,132.05	30,409,654.34
RUSSELL QUANTITATIVE BOND FD	21,939,788.65	24,958,196.35

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
RUSSELL QUANTITATIVE BOND FD	22,590,152.31	26,144,659.03
RUSSELL TR CO COMMINGLED RUSSELL COMMODITIES FD	217,791.42	216,190.66
RUSSELL TR CO COMMINGLED RUSSELL COMMODITIES FD	145,347.95	146,815.93
RUSSELL TR CO COMMINGLED RUSSELL COMMODITIES FD	543,454.65	541,789.74
RUSSELL TR CO COMMINGLED RUSSELL COMMODITIES FD	2,504,479.74	2,493,225.62
RUSSELL TR CO COMMINGLED RUSSELL COMMODITIES FD	6,786,443.79	6,767,583.98
RUSSELL TR CO COMMINGLED RUSSELL COMMODITIES FD	5,285,920.19	5,303,143.82
RUSSELL TR CO COMMINGLED RUSSELL COMMODITIES FD	3,731,505.56	3,720,968.27
RUSSELL TR CO COMMINGLED RUSSELL COMMODITIES FD	2,363,351.87	2,354,740.41
RUSSELL TR CO COMMINGLED RUSSELL COMMODITIES FD	2,188,604.05	2,180,632.69
RUSSELL TR CO RUSSELL INFLATION PROT SC FUND	2,103,420.04	2,095,867.38
RUSSELL TR CO RUSSELL INFLATION PROT SC FUND	8,754,243.38	9,981,836.92
RUSSELL TR CO RUSSELL INFLATION PROT SC FUND	9,500,355.29	11,180,029.72
RUSSELL TR CO RUSSELL INFLATION PROT SC FUND	9,779,659.11	11,769,282.95
RUSSELL TR CO RUSSELL INTL INDEX FD	338,227.56	368,419.10
RUSSELL TR CO RUSSELL INTL INDEX FD	225,981.29	250,202.20
RUSSELL TR CO RUSSELL INTL INDEX FD	841,129.62	923,342.34
RUSSELL TR CO RUSSELL INTL INDEX FD	3,866,493.36	4,240,819.80
RUSSELL TR CO RUSSELL INTL INDEX FD	10,985,843.06	12,080,406.05
RUSSELL TR CO RUSSELL INTL INDEX FD	9,509,475.19	10,518,421.54
RUSSELL TR CO RUSSELL INTL INDEX FD	5,982,561.70	6,658,572.26
RUSSELL TR CO RUSSELL INTL INDEX FD	3,466,568.13	3,886,894.58
RUSSELL TR CO RUSSELL INTL INDEX FD	3,138,808.05	3,540,110.38
RUSSELL WORLD EQUITY FUND	426,850.62	468,647.56
RUSSELL WORLD EQUITY FUND	284,762.03	318,255.91
RUSSELL WORLD EQUITY FUND	1,047,943.44	1,174,539.42
RUSSELL WORLD EQUITY FUND	4,856,296.01	5,463,540.52
RUSSELL WORLD EQUITY FUND	14,394,237.68	16,265,980.32
RUSSELL WORLD EQUITY FUND	11,958,774.55	13,434,144.13
RUSSELL WORLD EQUITY FUND	8,748,203.85	9,781,431.80
RUSSELL WORLD EQUITY FUND	5,459,369.46	6,036,630.62
RUSSELL WORLD EQUITY FUND	4,816,382.83	5,353,553.97
RXI PHARMACEUTICAL NEW MONTH END PRICE 0.0750	—	37.35
RYDER SYSTEM INC COMMON STOCK USD.5	342,479.63	409,426.00
RYDER SYSTEM INC COMMON STOCK USD.5	33,491.96	54,873.07
RYDEX BASIC MATERIALS INV CL MONTH END PRICE 50.5900	6,328.03	6,352.23
RYDEX BIOTECHNOLOGY FD INV CLASS MONTH END PRICE 41.4000	15,285.43	20,788.06
RYDEX DYNAMIC STRENGTHEN DOLLAR CL H MONTH END PRICE 13.2400	28,033.73	24,998.48
RYDEX ENERGY FUND MONTH END PRICE 23.4800	2,500.00	2,495.76
RYDEX ENERGY SERVICES FD INV CL MONTH END PRICE 48.4100	20,261.59	16,813.81
RYDEX ETF TR MONTH END PRICE 59.0300	11,006.95	11,806.00
RYDEX ETF TR MONTH END PRICE 64.7900	9,510.32	9,718.50
RYDEX ETF TRUST MONTH END PRICE 100.1400	178,465.17	176,446.68
RYDEX ETF TRUST MONTH END PRICE 102.9800	73,571.16	72,703.88
RYDEX ETF TRUST MONTH END PRICE 104.1500	148,959.55	149,038.65
RYDEX ETF TRUST MONTH END PRICE 107.4600	209,663.54	206,753.04
RYDEX ETF TRUST MONTH END PRICE 160.7100	5,659.17	5,624.85
RYDEX ETF TRUST MONTH END PRICE 22.1000	11,638.95	6,630.00
RYDEX ETF TRUST MONTH END PRICE 53.3200	223,734.02	244,883.57
RYDEX ETF TRUST MONTH END PRICE 55.2700	267,037.09	256,452.80
RYDEX ETF TRUST MONTH END PRICE 55.8200	17,780.28	20,113.65
RYDEX ETF TRUST MONTH END PRICE 63.8500	10,808.42	9,577.50
RYDEX ETF TRUST MONTH END PRICE 78.3900	15,290.90	15,678.00
RYDEX ETF TRUST MONTH END PRICE 91.2600	19,087.90	20,989.80

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
RYDEX EUROPE 1.25X STRAT CL H MONTH END PRICE 14.0400	7,380.96	8,102.79
RYDEX GOVT LONG BD ADVANTAGE INV CL MONTH END PRICE 16.8100	17,086.38	16,465.23
RYDEX INVERSE DYNAMIC DOW CL H MONTH END PRICE 9.9700	130,000.00	109,838.98
RYDEX INVERSE GOVT LONG BOND INV CL MONTH END PRICE 8.5100	91,003.87	90,983.01
RYDEX INVERSE NASDAQ-100 2X STRATEGY MONTH END PRICE 8.9200	1.54	1.53
RYDEX INVERSE S&P 500 STRAT INV CL MONTH END PRICE 23.3800	50,454.89	43,985.52
RYDEX LONG SHORT COMMODITIES FD CL H MONTH END PRICE 17.6300	14,476.91	10,150.40
RYDEX MID CAP GROWTH FUND CL H MONTH END PRICE 45.1000	61,534.41	67,142.35
RYDEX NASDAQ-100 2X STRATEGY FD CL H MONTH END PRICE 160.5600	4,550.38	4,677.43
RYDEX NASDAQ-100 FUND INV CL MONTH END PRICE 17.3600	574,561.82	600,391.82
RYDEX NOVA FUND INV CL MONTH END PRICE 27.6700	44,133.88	43,966.36
RYDEX RETAILING FUND MONTH END PRICE 17.6900	2,500.00	2,473.43
RYDEX RUSSELL 2000 2X STRAT CL H MONTH END PRICE 173.3500	6,057.88	6,253.25
RYDEX RUSSELL 2000 CL H MONTH END PRICE 28.8000	21,453.30	22,892.00
RYDEX S & P 500 CL H MONTH END PRICE 28.6500	321,519.43	332,989.95
RYDEX S&P 500 2X STRATEGY H MONTH END PRICE 33.7600	4,540.88	4,625.46
RYDEX SMALL CAP GROWTH FUND CL H MONTH END PRICE 38.1400	200,000.00	209,675.64
RYE PATCH GOLD CORP MONTH END PRICE 0.3970	646.17	794.00
RYLAND GROUP MONTH END PRICE 36.5000	20,139.06	22,447.50
RYN 130216C00050000 MONTH END PRICE 235.0000	(85.24)	(235.00)
S 130119C00003000 MONTH END PRICE 268.0000	(2,324.80)	(5,360.00)
S 130119C00003500 MONTH END PRICE 215.0000	(1,708.15)	(10,750.00)
S + T BANCORP INC COMMON STOCK USD2.5	182,148.79	180,700.00
S A P AG ADR MONTH END PRICE 80.3800	106,581.19	131,742.82
S B A COMMUNICATIONS CORP MONTH END PRICE 70.9800	22,091.57	26,191.62
S Y BANCORP CAP TR 10%38 MONTH END PRICE 10.8000	10,086.95	9,720.00
S&W SEED CO MONTH END PRICE 7.7200	8,256.95	7,720.00
S.Y. BANCORP INC COMMON STOCK NPV	58,271.56	56,050.00
SA 130119C00020000 MONTH END PRICE 15.0000	(173.78)	(45.00)
SABRA HEALTH CARE MONTH END PRICE 21.7200	4,290.15	4,466.41
SABRE HLDGS 6.35% 3/15/16 MONTH END PRICE 106.7500	46,136.26	53,375.00
SACO I TRUST SACO 2005 7 A	7,729.89	7,597.84
SAEHAN BK LOS ANGELES 3.4% 3/27/14 MONTH END PRICE 1.0342	36,000.00	37,231.56
SAFE BULKERS INC MONTH END PRICE 3.3600	30,396.18	19,320.00
SAFEGUARD SCIENT INC MONTH END PRICE 14.7500	8,242.49	8,112.50
SAFETY INSURANCE GROUP INC COMMON STOCK USD.01	220,975.72	226,233.00
SAFEWAY INC COMMON STOCK USD.01	318,606.47	289,440.00
SAFEWAY INC COMMON STOCK USD.01	215,574.54	100,978.38
SAFEWAY INC SR UNSECURED 08/20 3.95	19,043.84	20,004.52
SAFEWAY INC SR UNSECURED 12/21 4.75	101,548.10	103,029.50
SAFEWAY MONTH END PRICE 18.0900	73,416.52	68,199.30
SAGE GROUP PLC/THE COMMON STOCK GBP.01	395,048.74	480,019.93
SAHARA ENERGY LTD NEW F MONTH END PRICE 0.0229	1,258.96	5.70
SAIA INC COMMON STOCK USD.001	191,294.03	254,320.00
SAIA INC MONTH END PRICE 23.1200	3,327.68	3,468.00
SAIC INC COMMON STOCK USD.0001	123,038.49	75,730.80
SAIC INC MONTH END PRICE 11.3200	6,887.51	6,565.60
SAKER AVIATION SVCS INC MONTH END PRICE 0.0577	4,789.50	7.21
SALAMON GROUP INC MONTH END PRICE 0.0400	1,543.69	1,536.20
SALESFORCE COM MONTH END PRICE 168.1000	154,898.80	166,755.20
SALESFORCE.COM INC COMMON STOCK USD.001	81,765.83	87,412.00
SALESFORCE.COM INC COMMON STOCK USD.001	226,008.74	500,097.50
SALLIE MAE BANK 5% 11/13/13 MONTH END PRICE 1.0379	160,000.00	166,057.60
SALLIE MAE BANK 3.65% 6/10/14 MONTH END PRICE 1.0409	10,000.00	10,409.40

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
SALLIE MAE BK 1.7% 8/29/17 MONTH END PRICE 1.0090	60,000.00	60,542.40
SALLIE MAE BK MURRAY 3.55% 2/25/14 MONTH END PRICE 1.0328	10,000.00	10,328.30
SALLIE MAE BK MURRAY UTAH MONTH END PRICE 1.0093	8,000.00	8,074.24
SALLY HLDGS LLC 5.75% 6/01/22 MONTH END PRICE 108.5000	5,335.00	5,425.00
SAM 130316C00150000 MONTH END PRICE 225.0000	(312.28)	(225.00)
SAMSUNG ELECTRONICS CO LTD COMMON STOCK KRW5000.	571,362.21	828,679.40
SAMSUNG ELECTRONICS CO LTD COMMON STOCK KRW5000.	204,264.29	440,817.36
SAN 130119C00009000 MONTH END PRICE 5.0000	(131.65)	(75.00)
SAN FRANCISCO C 8.25% 8/01/24 MONTH END PRICE 114.7130	10,608.66	11,471.30
SAN GOLD CORP MONTH END PRICE 0.7910	56,665.99	24,813.67
SAN JUAN BASIN ROYAL MONTH END PRICE 13.4100	45,532.39	29,502.00
SAN WEST INC MONTH END PRICE 0.0007	4,707.65	5.86
SANDERSON FARMS INC COMMON STOCK USD1.	469,837.93	461,235.00
SANDERSON FARMS INC MONTH END PRICE 47.5500	4,806.95	4,755.00
SANDISK CORP COMMON STOCK USD.001	635,414.78	792,792.00
SANDISK CORP COMMON STOCK USD.001	294,022.74	248,248.44
SANDISK CORP MONTH END PRICE 43.5000	86,274.59	95,917.50
SANDRIDGE ENERGY 7.5000% 03/15/21 MONTH END PRICE 107.0000	5,322.50	5,350.00
SANDRIDGE ENERGY INC MONTH END PRICE 6.3500	425,730.19	370,890.80
SANDRIDGE MISS TRUST MONTH END PRICE 16.2700	257,495.06	193,450.02
SANDRIDGE MISSISSIPPIAN MONTH END PRICE 16.4400	53,599.38	31,428.84
SANDRIDGE PERMIAN TR MONTH END PRICE 17.0200	6,872.06	5,208.12
SANDSPRING RES LTD F MONTH END PRICE 0.4070	15,037.95	1,953.60
SANDSTORM GOLD LTD NEW F MONTH END PRICE 11.8000	77,314.25	108,831.40
SANDSTORM METLS & ENGY F MONTH END PRICE 0.4930	4,279.45	3,697.50
SANDVINE CORP MONTH END PRICE 1.3120	1,018.16	820.00
SANGAMO BIOSCIENCES INC MONTH END PRICE 6.0100	4,072.46	3,005.00
SANMINA CORPORATION MONTH END PRICE 11.0700	19,216.58	22,140.00
SANOFI ADR MONTH END PRICE 47.3800	177,043.21	228,798.02
SANOFI COMMON STOCK EUR2.	1,112,574.26	1,365,627.10
SANOFI COMMON STOCK EUR2.	567,402.04	728,808.63
SANOFI-AVENTIS 20RTSF EXP 12/31/20 MONTH END PRICE 1.7000	26,368.92	746.30
SANTANDER FIN 10.5% PFDF MONTH END PRICE 26.9700	19,865.79	19,915.25
SANTANDER FIN 6.80% PFD MONTH END PRICE 25.0700	13,499.45	15,042.00
SANTANDER US DEBT SA UNI BANK GUARANT 144A 01/15 3.724	100,000.00	100,454.00
SANTANDER US DEBT SA UNI BANK GUARANT 144A 10/15 3.781	101,659.00	100,569.00
SANTARUS INC MONTH END PRICE 10.9800	40,153.37	65,880.00
SANTEON GROUP INC MONTH END PRICE 0.0045	49,579.66	2,680.44
SAP AG COMMON STOCK NPV	535,028.90	708,942.80
SAP AG COMMON STOCK NPV	514,287.81	864,910.22
SAP AG COMMON STOCK NPV	331,423.72	330,279.22
SAP AG SPONSORED ADR ADR	626,796.15	780,489.80
SAP AG SPONSORED ADR ADR	108,266.43	108,673.76
SAREPTA THERAPEUTICS MONTH END PRICE 25.8000	38,410.73	38,700.00
SASOL LTD SPONSORED ADR MONTH END PRICE 43.2900	38,457.19	38,095.20
SATCON TECHNOLOGY NEW MONTH END PRICE 0.0410	32,609.23	58.30
SAUER ENERGY INC MONTH END PRICE 0.2001	20,683.08	18,900.85
SAUL CENTERS INC MONTH END PRICE 42.7900	4,156.95	4,314.50
SAVE THE WORLD AIR INC MONTH END PRICE 0.9800	7,356.24	6,951.14
SAVOY ENERGY CORP NE MONTH END PRICE 0.0007	899.47	3.50
SAXON ASSET SECURITIES TRUST SAST 2005 1 M1	73,895.77	79,820.01
SBUX 130119C00049000 MONTH END PRICE 480.0000	(89.29)	(480.00)
SBUX 130119C00052500 MONTH END PRICE 190.0000	(4,849.44)	(3,610.00)
SCANA CORP COMMON STOCK NPV	115,044.98	139,019.44

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
SCANA CORP NEW MONTH END PRICE 45.6400	11,446.27	12,551.00
SCANTEK MED INC MONTH END PRICE 0.0000	322.44	—
SCH ADVISOR CASH RESERVE PREMIER MONTH END PRICE 1.0000	438,508.97	438,508.97
SCH INTM US TRSR ETF MONTH END PRICE 54.0800	235,346.13	237,524.61
SCH ST US TRSR ETF MONTH END PRICE 50.4910	64,570.73	64,619.01
SCH TREAS OBLIG MMFSWEEP SHARES MONTH END PRICE 1.0000	14,504.99	14,504.99
SCH TREAS OBLIGATION MMF MONTH END PRICE 1.0000	2,021.75	2,021.75
SCH US AGG BND ETF MONTH END PRICE 52.3380	869,467.41	879,314.94
SCH US DIV EQUITY ET MONTH END PRICE 28.3400	404,801.21	410,632.86
SCH US MID-CAP ETF MONTH END PRICE 27.8682	11,049,065.58	12,771,137.93
SCH US REIT ETF MONTH END PRICE 30.6382	7,730,072.39	8,523,846.03
SCH US TIPS ETF MONTH END PRICE 58.3000	894,677.37	933,937.25
SCHEIN HENRY INC MONTH END PRICE 80.4200	50,655.42	58,465.34
SCHIMATIC TECHNOLOGIES MONTH END PRICE 0.0003	11,484.28	30.00
SCHLUMBERGER LTD COMMON STOCK USD.01	1,555,880.75	1,462,711.90
SCHLUMBERGER LTD COMMON STOCK USD.01	1,263,664.43	1,246,042.07
SCHLUMBERGER LTD COMMON STOCK USD.01	1,037,398.56	1,067,066.00
SCHLUMBERGER LTD COMMON STOCK USD.01	1,399,434.53	1,395,500.60
SCHLUMBERGER LTD COMMON STOCK USD.01	1,233,035.07	2,163,788.12
SCHLUMBERGER LTD MONTH END PRICE 69.2986	695,842.06	663,594.21
SCHNEIDER ELECTRIC SA COMMON STOCK EUR4.	703,211.96	956,011.72
SCHNITZER STL INDS INC CL A MONTH END PRICE 30.3300	36,511.85	19,651.94
SCHOLASTIC CORP COMMON STOCK USD.01	383,334.22	393,148.00
SCHRODER EMRG MKT EQTY ADV MONTH END PRICE 13.7200	11,830.33	13,216.94
SCHRODER US OPPORTUNITIES FD INV CL MONTH END PRICE 22.9500	220,727.51	251,042.13
SCHULMAN (A.) INC COMMON STOCK USD1.	333,601.70	361,625.00
SCHW EMG MKT EQ ETF MONTH END PRICE 26.3900	836,717.39	895,319.36
SCHW INTL SCAP ETF MONTH END PRICE 27.0500	7,429,413.54	7,544,107.06
SCHW US LCAP GRO ETF MONTH END PRICE 34.1600	383,427.30	397,315.14
SCHW US LCAP VAL ETF MONTH END PRICE 31.8300	495,646.69	523,402.16
SCHWAB (CHARLES) CORP COMMON STOCK USD.01	336,782.60	369,899.24
SCHWAB 1000 INDEX FUND MONTH END PRICE 38.4600	497,729.99	545,330.46
SCHWAB ADVISOR CASH RESERVES MONTH END PRICE 1.0000	255,729.12	255,729.12
SCHWAB BALANCED FUND I MONTH END PRICE 12.4800	27,147.97	28,468.30
SCHWAB CASH RESERVES SWEEP SHARES MONTH END PRICE 1.0000	3,508,948.22	3,508,948.22
SCHWAB CORE EQUITY FUND MONTH END PRICE 18.9200	508,338.05	547,254.15
SCHWAB DIVIDEND EQUITY FUND MONTH END PRICE 14.6700	793,322.41	898,886.82
SCHWAB ETFS-INTL EQTY ETF MONTH END PRICE 27.1100	14,849,259.03	15,195,372.29
SCHWAB ETFS-US BROAD MARKET ETF MONTH END PRICE 34.4100	15,790,362.80	15,897,272.79
SCHWAB ETFS-US LARGE-CAP ETF MONTH END PRICE 33.9000	771,392.67	847,490.82
SCHWAB ETFS-US SMALL-CAP ETF MONTH END PRICE 38.1200	10,076,646.36	10,385,056.58
SCHWAB FINANCIAL SERVICES FUND MONTH END PRICE 11.0300	71,400.00	75,431.91
SCHWAB FNDMENTL INTL LGE CO INDEX MONTH END PRICE 7.4400	179,820.38	179,449.73
SCHWAB FUNDAMENTAL EMER MKT LRG INDX MONTH END PRICE 9.2600	75,034.03	68,370.94
SCHWAB FUNDAMENTAL INTL SM CO INDEX MONTH END PRICE 9.3800	67,339.22	69,110.34
SCHWAB FUNDAMENTAL US LRGE CO INDEX MONTH END PRICE 10.7400	107,545.84	129,749.77
SCHWAB FUNDAMENTAL US SMALL CO INDEX MONTH END PRICE 9.7700	115,131.04	122,837.67
SCHWAB GLOBAL REAL MONTH END PRICE 6.7500	91,049.05	95,382.88
SCHWAB GNMA FUND SELECT SHARES MONTH END PRICE 10.4700	666,065.84	671,484.50
SCHWAB GOVERNMENT MONEY FUND MONTH END PRICE 1.0000	1,151,354.99	1,151,354.99
SCHWAB HEALTH CARE FUND MONTH END PRICE 18.4300	513,577.23	602,106.16
SCHWAB HEDGED EQUITY FUND MONTH END PRICE 16.7100	86,042.50	96,466.58
SCHWAB INTERMEDIATE-TERM BOND FUND MONTH END PRICE 10.4000	218,736.11	219,827.75
SCHWAB INTERNATIONAL CORE EQUITY FD MONTH END PRICE 8.1300	72,248.31	67,255.74

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
SCHWAB INTL INDEX FD MONTH END PRICE 16.7800	541,715.20	567,700.62
SCHWAB INVESTOR MONEY FUND MONTH END PRICE 1.0000	169,371.28	169,371.28
SCHWAB LARGE-CAP GROWTH MONTH END PRICE 12.5700	238,525.92	271,118.67
SCHWAB MARKETTRACK BALANCED INV MONTH END PRICE 16.3300	113,506.26	128,576.43
SCHWAB MARKETTRACK CONSERVATIVE I MONTH END PRICE 14.2300	43,784.02	48,039.09
SCHWAB MARKETTRACK GROWTH I MONTH END PRICE 18.2100	195,957.78	224,610.21
SCHWAB MKTTRK ALL EQUITY INV MONTH END PRICE 12.9000	370,517.89	366,958.61
SCHWAB MONEY MARKET FUND MONTH END PRICE 1.0000	252,347,659.77	252,347,659.77
SCHWAB MONTHLY INCOME FD MONTH END PRICE 10.2900	41,020.99	42,524.92
SCHWAB MUNICIPAL MONEY FUND MONTH END PRICE 1.0000	510,337.17	510,337.17
SCHWAB S&P 500 INDEX FUND—SELECT S MONTH END PRICE 22.1900	1,577,021.43	1,869,201.79
SCHWAB S/T BOND MARKET INDEX FUND MONTH END PRICE 9.3200	71,878.88	72,648.91
SCHWAB SM CAP EQUITY FD MONTH END PRICE 18.5800	451,569.15	584,186.84
SCHWAB SMALL CAP INDEX SELECT MONTH END PRICE 21.1100	299,498.82	315,732.75
SCHWAB TARGET 2010 FUND MONTH END PRICE 11.0200	38,843.76	38,800.21
SCHWAB TARGET 2015 FUND MONTH END PRICE 11.1000	382,202.64	407,928.81
SCHWAB TARGET 2020 FUND MONTH END PRICE 11.9500	481,672.44	516,246.94
SCHWAB TARGET 2025 FUND MONTH END PRICE 11.7900	435,784.95	500,694.78
SCHWAB TARGET 2030 FUND MONTH END PRICE 12.5100	948,052.79	1,013,031.30
SCHWAB TARGET 2035 FUND MONTH END PRICE 11.8300	114,008.89	129,852.22
SCHWAB TARGET 2040 FUND MONTH END PRICE 12.8400	56,058.62	61,416.93
SCHWAB TOTAL BD MKT INDEX FD MONTH END PRICE 9.7000	83,231.55	85,348.38
SCHWAB TOTAL STK MKT INDEX MONTH END PRICE 25.7600	1,746,712.28	2,011,621.40
SCHWAB TREASURY INFLATION PROTECTED MONTH END PRICE 12.0900	400,916.10	424,437.90
SCHWAB U S TREASURY MONEY FUND MONTH END PRICE 1.0000	4,526,420.75	4,526,420.75
SCHWAB VALUE ADVANTAGE MONEY FUND MONTH END PRICE 1.0000	3,334,983.43	3,334,983.43
SCHWEITZER MAUDUIT INTL INC COMMON STOCK USD.1	783,171.56	913,302.00
SCHWEITZER-MAUDUIT INTL INC MONTH END PRICE 39.0300	10,572.55	11,344.89
SCIENT INC NEW MONTH END PRICE 0.0000	577.76	—
SCIENTIFIC GAMES 9.25%19 MONTH END PRICE 111.2500	5,550.50	5,562.50
SCIENTIFIC GAMES CP CL A MONTH END PRICE 8.6700	1,085.61	650.25
SCIQUEST INC COMMON STOCK USD.001	797,840.49	767,750.88
SCIQUEST INC MONTH END PRICE 15.8600	1,360.03	1,427.40
SCORPIO GOLD CORP F MONTH END PRICE 0.6300	50,373.77	42,336.00
SCORPIO MINING CORP MONTH END PRICE 1.0400	2,022.21	2,702.96
SCOTTS MIRACLE GRO CO MONTH END PRICE 44.0500	4,454.11	4,563.14
SCOUT CORE PLUS BOND Y MONTH END PRICE 32.6900	31,354.93	30,230.54
SCOUT INTERNATIONAL FUND MONTH END PRICE 33.3500	1,587,939.09	1,778,619.00
SCOUT MID CAP FD MONTH END PRICE 13.6700	247,667.39	242,628.53
SCOUT SMALL CAP FD MONTH END PRICE 17.4500	52,416.08	71,446.58
SCRIPPS NETWORKS INTER CL A COMMON STOCK USD.01	85,040.21	119,836.48
SEA CONTAINERS LTD CL A MONTH END PRICE 0.0000	2,207.73	—
SEABRIDGE RESOURCES INC MONTH END PRICE 17.9700	123,161.80	105,483.90
SEACOAST BK CORP FLA MONTH END PRICE 1.6100	184.45	171.37
SEACOR HOLDINGS INC NEW MONTH END PRICE 83.8000	6,499.74	5,447.00
SEACUBE CONTAINER MONTH END PRICE 18.8500	18,815.95	18,850.00
SEADRILL LIMITED ORD MONTH END PRICE 36.8000	543,670.38	569,736.57
SEADRILL LTD COMMON STOCK USD2.	513,880.60	581,440.00
SEADRILL LTD COMMON STOCK USD2.	46,743.19	51,595.87
SEAGATE HDD CAY 7 7.0000% 11/01/2 MONTH END PRICE 107.2500	10,660.00	10,725.00
SEAGATE TECHNOLOGY COMMON STOCK USD.00001	195,667.79	240,792.00
SEAGATE TECHNOLOGY PLC F MONTH END PRICE 30.4200	221,960.75	255,560.71
SEAHAWK DRILLING INC XXXESCROW MONTH END PRICE 0.0000	159.18	—
SEALED AIR CORP COMMON STOCK USD.1	632,869.65	548,063.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
SEALED AIR CORP COMMON STOCK USD.1	1,076,091.75	1,104,881.00
SEALED AIR CORP COMMON STOCK USD.1	101,881.17	79,162.71
SEALY CORP MONTH END PRICE 2.1700	151.15	217.00
SEARCHGUY.COM INC MONTH END PRICE 0.0001	731.67	0.30
SEARS CANADA INC F MONTH END PRICE 10.0700	3,911.09	3,423.80
SEARS HOLDINGS CORP COMMON STOCK USD.01	404,848.11	384,648.00
SEARS HOLDINGS CORP MONTH END PRICE 41.3600	94,836.42	89,585.76
SEASPAN CORP MONTH END PRICE 16.0300	104,788.74	104,928.32
SEATTLE GENETICS INC MONTH END PRICE 23.1700	124,052.85	171,458.00
SECTOR ROTATION FUND NO LOAD SHARES MONTH END PRICE 10.7300	111,529.44	105,570.02
SECTOR SPDR ENGY SELECT MONTH END PRICE 71.4200	399,629.40	395,753.13
SECTOR SPDR FINCL SELECT MONTH END PRICE 16.3900	701,587.28	750,547.25
SECTOR SPDR INDL SELECT MONTH END PRICE 37.9000	141,387.39	146,877.17
SECTOR SPDR TR BAS IND MONTH END PRICE 37.5400	120,498.19	124,248.66
SECTOR SPDR TR CON SVCS MONTH END PRICE 39.8805	534,002.00	542,470.54
SECTOR SPDR TR CYC TRANS MONTH END PRICE 47.4391	258,712.49	262,731.97
SECTOR SPDR TR MONTH END PRICE 28.8500	939,431.13	943,819.22
SECTOR SPDR TR MONTH END PRICE 34.9000	115,717.41	116,990.96
SECTOR SPDR UTIL SELECT MONTH END PRICE 34.9205	411,909.46	402,846.52
SECURE PATH TECH HLD MONTH END PRICE 0.0030	1,448.00	3.00
SECURE TECHNOLOGIES GP MONTH END PRICE 0.0000	20.47	—
SECURITY NATL FINL CL A MONTH END PRICE 8.7800	73,978.36	64,471.54
SEERTECH CORP MONTH END PRICE 0.0000	11.14	—
SEFE INC MONTH END PRICE 0.0350	4,898.00	98.00
SEI INVESTMENTS CO. MONTH END PRICE 23.3400	5,372.74	5,291.70
SELECT COMFORT CORP MONTH END PRICE 26.1700	64,549.54	58,751.65
SELECT COMFORT CORPORATION COMMON STOCK USD.01	385,477.15	364,050.87
SELECTED AMERICAN SHARES CL D MONTH END PRICE 41.6800	39,956.43	38,638.94
SELECTED AMERICAN SHARES S MONTH END PRICE 41.7100	203,974.56	207,654.78
SELECTED INTL FD CL D MONTH END PRICE 9.2800	695.10	483.38
SELECTED INTL FD CL S MONTH END PRICE 9.2400	4,399.76	3,058.23
SELECTIVE INSURANCE GROUP COMMON STOCK USD2.	764,596.21	784,289.00
SEMICONDUCTOR HOLDERS TR DEP RCPT MONTH END PRICE 30.2000	25,928.25	24,160.00
SEMILEDS CORP MONTH END PRICE 0.8100	4,997.75	810.00
SEMPRA ENERGY COMMON STOCK NPV	189,837.76	371,654.66
SENESCO TECHNOLOGIES INC MONTH END PRICE 0.1550	16,295.04	9,300.00
SENIOR HOUSING PPTYS TR REIT MONTH END PRICE 23.6400	122,305.13	145,847.97
SENSATA TECHNOLOGIES HLDG BV MONTH END PRICE 32.4800	3,934.16	3,767.68
SENSIENT TECHNOLOGIES CP MONTH END PRICE 35.5600	2,323.70	2,893.68
SENTINEL SHORT MATURITY MONTH END PRICE 9.0400	4,593.77	4,496.23
SENTO CORPORATION NEW MONTH END PRICE 0.0000	3,711.95	—
SENTRY PETROLEUM LTD MONTH END PRICE 0.0071	61,082.46	162.59
SEQUANS COMMUN ADR F MONTH END PRICE 2.3400	9,981.95	11,210.94
SEQUENOM INC NEW MONTH END PRICE 4.7100	93,632.30	89,292.18
SEQUOIA FUND MONTH END PRICE 168.3100	665,498.06	799,347.28
SEQUOIA MORTGAGE TRUST SEMT 2007 3 1A1	161,646.60	182,302.74
SERVICE CORP INTL SR UNSECURED 04/27 7.5	30,000.00	32,250.00
SERVICE CORP INTL MONTH END PRICE 13.8100	10,693.37	15,608.04
SERVICEMASTER CO 7.4500% 08/15/27 MONTH END PRICE 82.2500	6,513.38	6,580.00
SERVICENOW INC COMMON STOCK	122,305.29	123,873.75
SERVOTRONICS INC MONTH END PRICE 7.8000	6,806.95	7,800.00
SESI LLC COMPANY GUAR 12/21 7.125	30,000.00	33,375.00
SEXTANT INTL FD MONTH END PRICE 15.2600	25,259.47	25,156.98
SGL CARBON AG ORD MONTH END PRICE 39.4500	10,472.75	7,890.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
SGS SA REG COMMON STOCK CHF1.	475,478.34	468,724.98
SGS SA MONTH END PRICE 22.2800	6,640.00	7,396.96
SHANDONG WEIGAO GP A MONTH END PRICE 3.9620	3,241.00	2,773.40
SHANDONG ZHOUYUAN SEED MONTH END PRICE 0.0010	427.01	1.67
SHAW GROUP INC MONTH END PRICE 46.6100	25,693.88	35,982.92
SHELL INTERNATIONAL FIN COMPANY GUAR 03/20 4.375	117,376.00	115,995.00
SHELLS SEAFOOD RESTAURANTS INC MONTH END PRICE 0.0000	277.56	—
SHENGKAI INNOVATIONS NEW MONTH END PRICE 0.7200	5,008.21	914.40
SHERWIN WILLIAMS CO MONTH END PRICE 153.8200	217,769.26	223,060.13
SHERWIN WILLIAMS CO/THE COMMON STOCK USD1.	789,608.70	829,858.90
SHERWIN WILLIAMS CO/THE COMMON STOCK USD1.	63,520.10	300,564.28
SHIMANO INC COMMON STOCK	146,917.37	146,653.56
SHIMING U S INC MONTH END PRICE 0.0000	929.95	—
SHIN ETSU CHEM CO LTD MONTH END PRICE 15.1800	1,655.28	1,730.52
SHIN ETSU CHEMICAL CO LTD COMMON STOCK	850,197.83	977,271.52
SHINHAN FINANCIAL GROUP LTD COMMON STOCK KRW5000.	731,082.64	762,947.86
SHINSEI BANK LTD ORD MONTH END PRICE 1.9550	4,718.86	3,519.00
SHIONOGI + CO LTD COMMON STOCK	292,297.11	291,510.42
SHIP FINANCE INTERNATIONAL MONTH END PRICE 16.6300	79,278.43	84,174.81
SHOPPING CENTRES AS ORDF MONTH END PRICE 1.5573	96.85	93.44
SHOPRITE HLDGS LTD MONTH END PRICE 48.8500	3,453.90	4,249.95
SHORE BANCSHARES INC MONTH END PRICE 5.3900	4,055.75	2,695.00
SHORETEL INC COMMON STOCK USD.001	159,324.31	132,712.00
SHORETEL INC MONTH END PRICE 4.2400	309,716.46	254,400.00
SHOWA SHELL SEKIYU KK COMMON STOCK	120,964.24	114,694.29
SHUTTERSTOCK INC MONTH END PRICE 26.0000	2,710.67	3,120.00
SIEMENS A G ADR MONTH END PRICE 109.4700	336,868.49	379,860.90
SIERRA BANCORP MONTH END PRICE 11.4300	1,942.75	2,000.25
SIERRA RESOURCE GROU MONTH END PRICE 0.0075	2,253.90	120.00
SIERRA WIRELESS INC MONTH END PRICE 7.9400	6,811.90	3,970.00
SIFCO INDUSTRIES INC MONTH END PRICE 15.7500	5,474.65	4,725.00
SIGA PHARMACEUTICALS MONTH END PRICE 2.6200	232.35	183.40
SIGMA ALDRICH COMMON STOCK USD1.	81,871.98	217,355.32
SIGMA ALDRICH CORP MONTH END PRICE 73.5800	45,278.43	58,148.33
SIGMA DESIGNS INC COMMON STOCK NPV	121,761.18	107,635.00
SIGMA DESIGNS INC MONTH END PRICE 5.1508	7,186.29	5,665.88
SIGMATRON INTL INC MONTH END PRICE 4.1201	475.34	1,236.03
SIGNATURE BANK MONTH END PRICE 71.3400	4,974.27	6,063.90
SIGNATURE GRP HLDGS INC MONTH END PRICE 0.4100	62.19	45.10
SIL 130119C00025000 MONTH END PRICE 10.0000	(72.29)	(10.00)
SILGAN HOLDINGS INC MONTH END PRICE 41.5400	4,371.60	4,154.00
SILICOM LIMITED MONTH END PRICE 17.9400	8,081.77	10,764.00
SILICON GRAPHICS INTERNATION COMMON STOCK USD.001	160,519.01	186,186.00
SILICON GRAPHICS MONTH END PRICE 0.0000	1,388.48	—
SILICON IMAGE INC COMMON STOCK USD.001	178,906.32	175,088.00
SILICON IMAGE INC MONTH END PRICE 4.9600	7,915.48	5,952.00
SILICON MOTION TECH ADR MONTH END PRICE 14.2200	64,985.03	54,747.00
SILICONWARE SPON ADR F MONTH END PRICE 5.3400	1,787.00	1,869.00
SILVER BAY RLTY TR C MONTH END PRICE 18.8300	10,291.60	10,488.31
SILVER BULL RESOURCES MONTH END PRICE 0.4300	1,333.20	258.00
SILVER FALCON MINING INC MONTH END PRICE 0.0246	2,792,923.16	627,481.15
SILVER HILL MINES NEW MONTH END PRICE 0.0000	4,680.50	—
SILVER RANGE RES LTD MONTH END PRICE 0.3121	1,414.94	238.76
SILVER SPRUCE RES INC MONTH END PRICE 0.0176	28,653.71	764.30

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
SILVER STD RES INC MONTH END PRICE 14.8900	386,032.23	374,930.20
SILVER WHEATON CORP MONTH END PRICE 36.0800	2,767,720.48	2,929,046.56
SILVERADO GOLD MINES NEWF MONTH END PRICE 0.0016	135,161.47	3,593.34
SILVERCORP METALS INC MONTH END PRICE 5.1200	369,668.91	271,872.00
SILVERCREST MINES INC MONTH END PRICE 2.5200	6,283.90	7,560.00
SILVERSTAR MINING CP NEW MONTH END PRICE 1.5000	8,950.84	543.00
SIMMONS 1ST NATL CLA NEW MONTH END PRICE 25.3600	2,443.95	2,536.00
SIMON PPTY GROUP INC NEW MONTH END PRICE 158.0900	80,776.13	176,671.80
SIMON PROPERTY GROUP INC REIT USD.0001	477,132.15	1,133,347.21
SIMPLEPONS INC MONTH END PRICE 0.0250	2,759.18	0.30
SIMPSON MANUFACTURING CO INC COMMON STOCK USD.01	1,445,469.79	1,505,061.00
SIMPSON MANUFACTURING CO MONTH END PRICE 32.7900	12,551.48	13,550.57
SIMS GROUP LTD SPON ADR MONTH END PRICE 9.8600	17,962.40	10,846.00
SIMULATIONS PLUS INC MONTH END PRICE 4.3900	8,519.70	8,780.00
SINA CORPORATION MONTH END PRICE 50.2200	438,356.15	440,730.72
SINCLAIR BROADCAST GROUP CLASS A MONTH END PRICE 12.6200	10,030.51	12,620.00
SINGAPORE DOLLAR	38,757.58	38,814.69
SINGAPORE FD INC MONTH END PRICE 13.9800	3,425.56	3,495.00
SINGAPORE POST LTD ORD MONTH END PRICE 0.9415	5,444.35	5,649.00
SINGAPORE TELECOM LTD COMMON STOCK NPV	158,183.14	190,368.88
SINGAPORE TLCM ADR NEW MONTH END PRICE 27.2400	758.45	817.20
SINO FOREST SUB VTG SH MONTH END PRICE 0.0000	20,059.92	—
SINO GLOBAL SHIPPING AMER MONTH END PRICE 1.7900	10,887.11	6,623.00
SINOCOKING COAL & COKE MONTH END PRICE 1.1800	5,171.10	580.56
SINOHUB INC MONTH END PRICE 0.0100	3,916.64	13.00
SINOTECH ENERGY LTD MONTH END PRICE 0.0000	802.27	—
SINOVAC BIOTECH LTD ORD MONTH END PRICE 3.1400	4,825.25	2,198.00
SIRI 130119C00002500 MONTH END PRICE 41.0000	(440.70)	(1,640.00)
SIRI 130119C00003000 MONTH END PRICE 5.0000	(178.29)	(150.00)
SIRIUS XM RADIO INC MONTH END PRICE 2.8900	2,268,119.16	2,947,340.49
SIRONA DENTAL SYSTEM MONTH END PRICE 64.4600	9,254.85	12,892.00
SIRONA DENTAL SYSTEMS INC COMMON STOCK USD.01	247,308.53	264,930.60
SIT LARGE CAP GROWTH FD MONTH END PRICE 43.4500	30,453.01	31,335.79
SIT MID-CAP GROWTH FUND MONTH END PRICE 16.2400	16,089.30	18,669.97
SIT U.S. GOVT SECURITIES FUND MONTH END PRICE 11.3600	25,128.89	25,111.16
SKANDINAVISKA ENSKILDA BAN A COMMON STOCK NPV	321,330.09	413,553.56
SKECHERS USA INC CL A COMMON STOCK USD.001	727,241.95	833,943.00
SKINNY NUTRITIONAL CORP MONTH END PRICE 0.0008	88,120.75	880.00
SKINVISIBLE INC MONTH END PRICE 0.0350	509.95	70.00
SKY DIGITAL STORES MONTH END PRICE 0.1250	2,255.04	37.50
SKYBRIDGE TECH GROUP NEW MONTH END PRICE 0.0001	4,663.95	180.00
SKYWAY COMMUNS HLDG CP MONTH END PRICE 0.0000	15,065.94	—
SKYWEST INC COMMON STOCK NPV	409,901.24	457,282.00
SKYWEST INC MONTH END PRICE 12.4600	25,030.70	25,537.58
SKYWORKS SOLUTIONS INC MONTH END PRICE 20.3000	508,072.10	423,661.00
SL GREEN RLTY CORP MONTH END PRICE 76.6500	6,710.60	7,665.00
SLB 130119C00077500 MONTH END PRICE 4.0000	(90.29)	(4.00)
SLM CORP COMMON STOCK USD.2	218,723.61	188,686.95
SLM CORP SR UNSECURED 03/20 8.	148,128.44	159,950.00
SLM CORP SR UNSECURED 04/15 5.	8,834.00	10,541.17
SLM CORP SR UNSECURED 09/15 3.875	90,000.00	92,516.67
SLM STUDENT LOAN TRUST SLMA 2004 3 A5	191,250.00	198,030.80
SLM STUDENT LOAN TRUST SLMA 2012 6 A3	300,000.00	303,074.40
SLV 130119C00029500 MONTH END PRICE 60.0000	(490.00)	(240.00)

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
SLV 130216C00029000 MONTH END PRICE 128.0000	(302.77)	(384.00)
SLV 130216C00032500 MONTH END PRICE 22.0000	(1,787.36)	(396.00)
SLV 130216C00036000 MONTH END PRICE 5.0000	(77.84)	(100.00)
SLW 130104P00033000 MONTH END PRICE 3.0000	894.99	150.00
SLW 130119C00043000 MONTH END PRICE 5.0000	(391.52)	(10.00)
SLW 130316C00045000 MONTH END PRICE 32.0000	(269.76)	(96.00)
SM ENERGY CO COMMON STOCK USD.01	85,449.76	83,536.00
SMART BALANCE INC MONTH END PRICE 12.9000	22,317.11	51,600.00
SMART HOLDINGS INC MONTH END PRICE 0.0000	220.70	—
SMART TEK SOLUTIONS NEW MONTH END PRICE 0.0034	89,252.37	374.00
SMARTHEAT INC NEW MONTH END PRICE 0.4000	4,997.01	185.20
SMITH & WESSON HLDG CORP MONTH END PRICE 8.4400	187,678.98	178,387.84
SMITH (A.O.) CORP COMMON STOCK USD1.	469,884.02	580,244.00
SMITH A O MONTH END PRICE 63.0700	9,975.59	9,975.84
SMITH MICRO SOFTWARE INC MONTH END PRICE 1.5000	17,892.33	10,200.00
SMITHFIELD FOODS INC MONTH END PRICE 21.5700	5,046.46	5,435.64
SMITHS GROUP PLC COMMON STOCK GBP.375	499,160.68	512,333.54
SMOKEFREE INNOTEC INC MONTH END PRICE 0.0004	310.42	3.80
SMOOTH GLOBAL CHINA HLDG MONTH END PRICE 0.0000	318.95	—
SNAM SPA COMMON STOCK NPV	760,709.93	744,009.59
SNAP ON INC COMMON STOCK USD1.	738,245.64	1,113,759.00
SNAP ON INC COMMON STOCK USD1.	50,396.93	107,821.35
SNAP ON INC MONTH END PRICE 78.9900	33,590.56	42,748.12
SNYDERS LANCE INC COMMON STOCK USD.833	217,970.15	216,990.00
SOAPSTONE NETWORKS INC MONTH END PRICE 0.0076	8,404.55	7.13
SOC QUIMICA MINER B ADR MONTH END PRICE 57.6400	48,331.60	48,244.68
SOCIETE BIC SA COMMON STOCK EUR3.82	104,228.16	102,543.51
SOCIETE GENERALE COMMON STOCK EUR1.25	284,470.99	409,919.88
SODASTREAM INTERNATIONAL LTD COMMON STOCK	328,011.21	340,715.10
SODASTREAM INTL MONTH END PRICE 44.8900	63,858.30	70,611.97
SOFTBANK CORP ADR F MONTH END PRICE 18.1500	3,293.90	3,630.00
SOFTBANK CORP COMMON STOCK	319,862.34	362,258.20
SOFTNET TECHNOLOGY CORP NEW MONTH END PRICE 0.0003	23,308.17	4.50
SOHU.COM INC MONTH END PRICE 47.3400	22,176.46	21,303.00
SOLAR CAPITAL LTD MONTH END PRICE 23.9100	49,366.19	52,505.89
SOLAR EGY INITIATIVE INC MONTH END PRICE 0.0006	508.95	0.01
SOLAR ENERTECH CORP MONTH END PRICE 0.0100	10,937.83	140.26
SOLAR PARK INITIATIVES MONTH END PRICE 0.0001	75.00	0.06
SOLAR PWR INC MONTH END PRICE 0.0530	4,009.95	53.00
SOLAR THIN FILMS INC MONTH END PRICE 0.0013	720.85	0.13
SOLAR3D INC MONTH END PRICE 0.0380	10,566.45	7,479.16
SOLARWINDS INC COMMON STOCK USD.001	481,666.77	516,317.80
SOLARWINDS INC MONTH END PRICE 52.4500	16,870.51	15,839.90
SOLAZYME INC MONTH END PRICE 7.8600	1,036,521.71	976,109.82
SOLERA HOLDINGS LLC MONTH END PRICE 53.4700	2,707.45	2,673.50
SOLTA MEDICAL INC COMMON STOCK USD.001	49,026.43	51,531.00
SOLTORO LTD F MONTH END PRICE 0.5290	77,019.39	47,874.50
SOLUCORP INDUSTRIES LTD MONTH END PRICE 0.0300	2,154.95	30.00
SOMAXON PHARMA NEW MONTH END PRICE 3.0500	178,114.63	50,172.50
SOMERSET TR CO PA 3.9% 2/12/19 MONTH END PRICE 1.1111	10,000.00	11,110.90
SONDE RESOURCES CORP MONTH END PRICE 1.6400	5,644.79	820.00
SONIC AUTOMOTIVE INC CLASS A COMMON STOCK USD.01	404,676.15	428,245.00
SONIC CORP MONTH END PRICE 10.4100	2,564.66	2,342.25
SONICBLUE INC MONTH END PRICE 0.0000	1,579.00	—

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
SONOVA HOLDING AG REG COMMON STOCK CHF.05	187,801.64	268,548.01
SONUS NETWORKS INC COMMON STOCK USD.001	146,955.59	143,650.00
SONY CORP ADR MONTH END PRICE 11.2000	28,326.43	20,865.60
SONY CORP COMMON STOCK	120,082.55	116,370.43
SORL AUTO PARTS INC MONTH END PRICE 2.4400	1,330.95	976.00
SOTHEBYS HLDGS INC CL A MONTH END PRICE 33.6200	18,336.09	19,180.73
SOUND MIND INVESTING FUND MONTH END PRICE 11.2600	1,222,582.76	1,281,284.94
SOUND SHORE FUND MONTH END PRICE 34.9100	132,086.15	134,788.00
SOURCE PETROLEUM INC MONTH END PRICE 0.0000	139.95	—
SOURCEFIRE INC COMMON STOCK USD.001	1,285,843.67	1,216,103.88
SOURCEFIRE INC MONTH END PRICE 47.2200	33,234.29	29,512.50
SOUTH AFRICAN RAND	0.08	0.08
SOUTH AFRICAN RAND	4,621.95	4,823.02
SOUTH AMERICAN SILVE MONTH END PRICE 0.3047	484.59	60.94
SOUTH JERSEY INDS INC MONTH END PRICE 50.3300	19,965.07	20,886.95
SOUTH KOREAN WON	2,774.61	2,806.42
SOUTHERN CMNTY 7.95%33 MONTH END PRICE 9.9310	11,562.65	12,016.51
SOUTHERN CO MONTH END PRICE 42.8100	434,225.38	439,409.81
SOUTHERN CO/THE COMMON STOCK USD5.	544,851.33	881,971.62
SOUTHERN COPPER CORP SR UNSECURED 11/42 5.25	274,979.60	280,231.84
SOUTHERN COPPER CORP MONTH END PRICE 37.8600	378,649.77	429,345.04
SOUTHERN NATURAL GAS SR UNSECURED 03/32 8.	17,437.50	21,388.98
SOUTHERN NATURAL GAS SR UNSECURED 144A 04/17 5.9	30,015.70	35,250.72
SOUTHERNSUN SMALL CAP FD INV CL MONTH END PRICE 22.5500	32.58	33.73
SOUTHWEST AIRLINES CO COMMON STOCK USD1.	733,863.58	762,880.00
SOUTHWEST AIRLINES CO COMMON STOCK USD1.	928,526.89	1,050,286.08
SOUTHWEST AIRLINES CO COMMON STOCK USD1.	181,025.60	179,097.60
SOUTHWEST AIRLS CO 5.25% 10/01/14 MONTH END PRICE 106.9015	5,055.25	5,345.08
SOUTHWEST AIRLS CO MONTH END PRICE 10.2400	784,620.50	899,191.48
SOUTHWEST BANCORP INC/OKLA COMMON STOCK USD1.	9,016.05	8,960.00
SOUTHWEST GAS CORP MONTH END PRICE 42.4100	34,088.99	47,561.70
SOUTHWESTERN ENERGY CO COMMON STOCK USD.01	360,521.61	274,763.84
SOUTHWESTERN ENERGY CO MONTH END PRICE 33.4100	92,482.48	96,020.34
SOUTHWESTERN MED SOLUTIONS MONTH END PRICE 0.0001	979.56	1.33
SOVEREIGN BANK, W .5000% 08/01/13 MONTH END PRICE 1.0002	170,000.00	170,032.30
SPANISH MOUNTAIN GOLD F MONTH END PRICE 0.2720	2,265.57	816.00
SPANSION INC CL A NEW MONTH END PRICE 13.9100	5,096.95	6,955.00
SPANSION INC CLASS A COMMON STOCK USD.001	413,999.72	481,286.00
SPARE BACKUP INC MONTH END PRICE 0.0104	531.10	156.00
SPARROW INNOVATIONS INC MONTH END PRICE 0.0000	217.47	—
SPARTAN STORES INC COMMON STOCK NPV	227,360.59	225,792.00
SPARTECH CORP MONTH END PRICE 9.0700	139.77	170.15
SPDR BARCLAYS CAP BD MONTH END PRICE 41.1400	4,246.85	4,114.00
SPDR BARCLAYS CAP TIPS MONTH END PRICE 60.7200	85,149.28	97,882.24
SPDR BARCLAYS ETF MONTH END PRICE 30.5500	21,488.89	21,812.70
SPDR BARCLAYS ETF MONTH END PRICE 32.5800	42,738.92	43,983.00
SPDR BARCLAYS HIGH YIELD BOND ETF MONTH END PRICE 40.7100	507,388.48	523,583.71
SPDR DJ EURO STOXX 50 FD MONTH END PRICE 34.6600	54,898.81	58,783.36
SPDR DJ GLOBAL TITANS MONTH END PRICE 56.1760	15,829.48	12,674.74
SPDR DJ WILSHIRE INTL MONTH END PRICE 41.3500	645,938.69	661,335.29
SPDR DJ WILSHIRE LARGE CAP GROWTH MONTH END PRICE 65.5600	5,066.20	4,938.73
SPDR DJ WILSHIRE SMALL CAP GROWTH MONTH END PRICE 126.3520	35,825.88	36,396.22
SPDR DJ WILSHIRE SMALL CAP VALUE MONTH END PRICE 77.0100	49,944.69	50,749.59
SPDR DOW JONES INDL MONTH END PRICE 130.5800	1,862,587.85	1,941,996.47

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
SPDR FTSE MACQUARIE GLBL MONTH END PRICE 40.2600	5,732.31	5,516.96
SPDR GOLD TRUST SPDR GOLD SHARES MONTH END PRICE 162.0204	18,310,992.73	18,161,676.74
SPDR INDEX SHS FDS S & P EMKTSC ETF MONTH END PRICE 46.6400	12,526.44	11,373.71
SPDR INDEX SHS FDS MONTH END PRICE 24.8700	15,339.94	12,435.00
SPDR INDEX SHS FDS MONTH END PRICE 42.1234	33,367.44	35,004.55
SPDR INDEX SHS FDS MONTH END PRICE 47.1800	14,275.02	14,154.00
SPDR KBW BANK ETF MONTH END PRICE 23.8300	38,592.28	39,732.20
SPDR KBW INSURANCE ETF MONTH END PRICE 44.0000	22,335.18	23,540.00
SPDR KBW REGIONAL BKING MONTH END PRICE 27.9700	40,486.59	42,274.45
SPDR MSCI ACWI EX-US MONTH END PRICE 32.1900	4,682.75	3,703.81
SPDR RUSSELL/NOMURA SMALL CAP JAPAN MONTH END PRICE 42.3495	10,088.60	10,587.38
SPDR S & P HOMEBUILDERSETF MONTH END PRICE 26.6000	362,763.10	413,085.18
SPDR S & P INTL DIVIDEND MONTH END PRICE 48.1100	88,249.55	86,316.24
SPDR S&P BIOTECH ETF MONTH END PRICE 87.9100	43,607.28	42,636.35
SPDR S&P BRIC 40 ETF MONTH END PRICE 24.4000	49,689.50	44,880.03
SPDR S&P CHINA ETF MONTH END PRICE 74.0900	15,415.38	16,734.37
SPDR S&P DIVIDEND ETF MONTH END PRICE 58.1600	480,044.37	512,042.57
SPDR S&P EMERGING EUROPE MONTH END PRICE 43.9500	41,004.53	37,797.00
SPDR S&P HEALTH CARE MONTH END PRICE 54.9000	2,753.07	2,745.00
SPDR S&P INTERNATIONAL SMALL CAP ETF MONTH END PRICE 28.4500	3,240.98	2,845.00
SPDR S&P INTL HLTH CARE MONTH END PRICE 35.8100	3,385.39	3,587.44
SPDR S&P INTL UTILIT MONTH END PRICE 16.7300	1,651.85	1,673.00
SPDR S&P METALS & MINING ETF MONTH END PRICE 45.1300	90,046.40	81,542.59
SPDR S&P MIDCAP 400 MONTH END PRICE 185.7100	194,736.66	203,652.74
SPDR S&P OIL & GAS EQUIP SERVCS ETF MONTH END PRICE 34.6200	33,682.64	33,679.70
SPDR S&P OIL 7 GAS EXPL MONTH END PRICE 54.0800	196,875.18	184,781.37
SPDR S&P PHARMACEUTICALS MONTH END PRICE 55.9100	2,251.00	2,753.21
SPDR S&P RETAIL STF MONTH END PRICE 62.3758	85,403.99	90,428.11
SPDR S&P SEMICONDUCTOR MONTH END PRICE 45.0700	1,679.96	1,577.45
SPDR SERIES TRUST ETF MONTH END PRICE 24.2400	8,328.65	8,575.23
SPDR SERIES TRUST ETF MONTH END PRICE 63.5400	158,411.49	182,839.91
SPDR SERIES TRUST MONTH END PRICE 36.6540	8,972.06	8,467.07
SPDR SERIES TRUST MONTH END PRICE 61.0100	53,321.14	54,854.62
SPDR SSGA EXCH TRADE MONTH END PRICE 30.8995	50,090.83	49,748.20
SPDR TRUST UNIT SER 1 EXP 1/22/2118 MONTH END PRICE 142.4100	3,432,953.05	3,511,183.62
SPECTRA ENERGY CORP COMMON STOCK USD.001	304,805.77	430,057.66
SPECTRA ENERGY CORP MONTH END PRICE 27.3800	113,917.72	121,489.49
SPECTRUM PHARMS INC MONTH END PRICE 11.1860	28,010.66	27,405.70
SPIRE CORP MONTH END PRICE 0.5010	32.21	2.51
SPIRIT AEROSYSTEMS HLDGS MONTH END PRICE 16.9700	19,944.87	15,273.00
SPIRIT AEROSYSTEMS HOLD CL A COMMON STOCK USD.01	676,627.47	646,132.75
SPIRIT AIRLINES INC COMMON STOCK USD.0001	1,216,959.47	1,317,482.00
SPIRIT AIRLINES MONTH END PRICE 17.7305	15,280.79	14,184.40
SPLUNK INC COMMON STOCK	153,340.39	143,155.66
SPLUNK INC MONTH END PRICE 29.0200	11,077.57	8,706.00
SPOKANE CNTY WA 5.494% 12/01/20 MONTH END PRICE 121.2090	15,256.00	18,181.35
SPONGETECH DELIVERY SYS MONTH END PRICE 0.0004	33,188.38	92.00
SPORT ENDURANCE INC NEW MONTH END PRICE 0.6500	846.85	13.00
SPORTS CONCEPTS INC MONTH END PRICE 0.0003	39.12	—
SPREADTRUM COMMUNICATIONS MONTH END PRICE 17.6200	3,406.75	3,788.30
SPRINT CAP CORP 6.90% 5/01/19 MONTH END PRICE 109.0000	4,825.50	5,450.00
SPRINT CAPITAL CORP COMPANY GUAR 03/32 8.75	112,539.15	146,700.00
SPRINT NEXTEL CORP COMMON STOCK USD2.	897,354.66	400,698.90
SPRINT NEXTEL CORP COMPANY GUAR 144A 11/18 9.	98,025.00	111,150.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
SPRINT NEXTEL CORP MONTH END PRICE 5.6700	609,064.29	687,378.54
SPROTT PHYS GLD TR E MONTH END PRICE 14.2100	865,917.41	847,967.54
SPROTT PHYS SIL TR E MONTH END PRICE 12.0400	544,374.87	427,058.80
SPROTT RESOURCE LENDINGF MONTH END PRICE 1.5600	26,992.36	24,960.00
SPROTT RESOURCES CORP MONTH END PRICE 4.3690	28,330.70	30,076.20
SPS COMM INC MONTH END PRICE 37.2700	3,606.95	3,727.00
SPX CORP COMMON STOCK USD10.	61,253.28	63,135.00
SPX CORP MONTH END PRICE 70.1500	3,836.65	3,507.50
SPXU 130216C00042000 MONTH END PRICE 150.0000	(1,239.22)	(750.00)
SQNM 130119C00005000 MONTH END PRICE 17.0000	(405.43)	(170.00)
SRCL 130216P00100000 MONTH END PRICE 760.0000	950.70	760.00
SS&C TECHNOLOGIES HL MONTH END PRICE 23.0900	2,571.95	2,309.00
SSGA EMERGING MARKETS FUND INSTL MONTH END PRICE 20.7400	59,716.76	56,660.93
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	1,060.97	1,060.97
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	7,850,144.20	7,850,144.20
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	326,587.58	326,587.58
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	524,936.56	524,936.56
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	1,353,748.70	1,353,748.70
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	9,573,407.34	9,573,407.34
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	9,114,589.38	9,114,589.38
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	1,182,539.86	1,182,539.86
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	1,511,508.19	1,511,508.19
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	1,174,669.53	1,174,669.53
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	147,330.22	147,330.22
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	1,912,777.50	1,912,777.50
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	3,870,960.12	3,870,960.12
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	302,188.55	302,188.55
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	1,828,333.10	1,828,333.10
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	42,377.67	42,377.67
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	692,817.68	692,817.68
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	1,363,585.33	1,363,585.33
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	783,874.88	783,874.88
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	1,207,238.01	1,207,238.01
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	230,437.28	230,437.28
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	293,410.07	293,410.07
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	242,371.46	242,371.46
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	27,614,069.76	27,614,069.76
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	8,319,285.29	8,319,285.29
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	8,264,804.76	8,264,804.76
SSGA GOV MM FD SSGA GOVERNMENT MONEY MARKET	4,451,714.98	4,451,714.98
SSO 130316C00058000 MONTH END PRICE 465.0000	(1,617.68)	(1,395.00)
SSRI 130119C00017500 MONTH END PRICE 10.0000	(244.25)	(50.00)
SSYS 130119C00080000 MONTH END PRICE 360.0000	(1,629.21)	(1,800.00)
ST BK INDIA NY, N .4000% 05/21/13 MONTH END PRICE 1.0000	180,000.00	179,991.00
ST JOE CORPORATION MONTH END PRICE 23.0800	60,225.54	66,861.97
ST JUDE MEDICAL INC COMMON STOCK USD.1	827,891.09	771,589.00
ST JUDE MEDICAL INC COMMON STOCK USD.1	176,785.10	264,797.78
ST JUDE MEDICAL INC MONTH END PRICE 36.1400	4,905.88	4,915.04
STAAR SURGICAL CO MONTH END PRICE 6.1000	1,625.01	976.00
STADIUM ENTMT HLDGS INC MONTH END PRICE 0.0150	315,136.50	40.52
STAG INDUSTRIAL INC MONTH END PRICE 17.9700	15,556.55	18,458.11
STAGE STORES INC COMMON STOCK USD.01	416,497.20	426,216.00
STAMPS.COM INC COMMON STOCK USD.001	1,082,959.94	1,008,000.00
STANADYNE CORP 1 10.0000% 08/15/14 MONTH END PRICE 93.5000	44,362.50	42,075.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
STANCORP FINANCIAL GROUP COMMON STOCK NPV	439,468.40	385,035.00
STANDARD CHARTERED PLC COMMON STOCK USD.5	962,731.77	1,129,688.69
STANDARD EXPL LTD F MONTH END PRICE 0.0654	85.70	65.40
STANDARD GRAPHITE CO MONTH END PRICE 0.1910	6,668.92	1,910.00
STANDARD LIFE PLC COMMON STOCK GBP.1	242,392.82	366,954.68
STANDARD MOTOR PRODS COMMON STOCK USD2.	158,760.11	277,750.00
STANDARD MOTOR PRODS INC MONTH END PRICE 22.2200	7,119.97	11,230.99
STANDARD PAC CORP NEW MONTH END PRICE 7.3500	24,831.29	36,015.00
STANLEY BLACK & DECKER MONTH END PRICE 73.9700	16,517.41	16,939.13
STANLEY BLACK + DECKER INC COMMON STOCK USD2.5	523,113.54	606,554.00
STANLEY BLACK + DECKER INC COMMON STOCK USD2.5	179,227.48	192,322.00
STANLEY BLACK + DECKER INC COMMON STOCK USD2.5	155,329.36	293,956.78
STANS ENERGY CORP MONTH END PRICE 0.4100	168,935.97	131,856.00
STAPLES INC COMMON STOCK USD.0006	194,538.85	196,080.00
STAPLES INC COMMON STOCK USD.0006	255,277.00	184,691.40
STAPLES INC MONTH END PRICE 11.4000	158,985.96	121,414.99
STAR BULK CARRIERS NEW F MONTH END PRICE 6.1800	27,405.70	7,626.12
STAR SCIENTIFIC INC MONTH END PRICE 2.6800	63,195.85	51,992.00
STARBUCKS CORP COMMON STOCK USD.001	816,398.34	1,403,235.40
STARBUCKS CORP COMMON STOCK USD.001	520,632.45	568,372.00
STARBUCKS CORP COMMON STOCK USD.001	744,614.07	1,194,653.60
STARBUCKS CORP COMMON STOCK USD.001	310,532.32	941,031.00
STARBUCKS CORP MONTH END PRICE 53.6300	2,148,212.02	2,460,421.45
STARPHARMA HOLDINGS ADR MONTH END PRICE 13.3100	18,314.47	33,275.00
STARWOOD HOTELS & RESORTS NEW MONTH END PRICE 57.3600	43,610.76	47,795.34
STARWOOD HOTELS + RESORTS COMMON STOCK USD.01	766,657.59	996,343.20
STARWOOD HOTELS + RESORTS COMMON STOCK USD.01	163,122.58	263,683.92
STARWOOD PPTY TRUST MONTH END PRICE 22.9600	17,875.43	20,664.00
STARWOOD PROPERTY TRUST INC REIT USD.01	830,162.92	916,104.00
STATE BANK FINANCIAL CORP COMMON STOCK	645,422.56	629,642.00
STATE BANK FINANCIAL CORP COMMON STOCK	38,534.25	39,700.00
STATE BK INDIA NY .5000% 04/26/13 MONTH END PRICE 1.0003	245,000.00	245,073.50
STATE STREET CORP COMMON STOCK USD1.	599,623.75	695,748.00
STATE STREET CORP COMMON STOCK USD1.	1,483,782.43	1,544,748.60
STATE STREET CORP COMMON STOCK USD1.	489,394.52	513,866.31
STATE STREET CORP JR SUB DEBS 03/18 4.956	152,022.70	169,903.65
STATE STREET CORP MONTH END PRICE 47.0100	143,580.31	161,941.58
STATION CASINOS INC SR SUB NOTES 03/16 6.875	5,125.00	0.50
STATOIL ASA ADR MONTH END PRICE 25.0400	124,983.78	126,802.56
STATOIL ASA COMMON STOCK NOK2.5	527,064.97	560,702.12
STATOIL ASA SPON ADR ADR	511,601.71	558,392.00
STEALTHGAS INC MONTH END PRICE 7.9300	7,578.18	9,833.20
STEC INC MONTH END PRICE 4.9300	112,522.19	42,151.50
STEEL DYNAMICS INC COMMON STOCK USD.005	504,539.02	461,328.00
STEEL DYNAMICS INC COMMON STOCK USD.005	513,644.63	586,271.00
STEEL DYNAMICS INC COMPANY GUAR 03/20 7.625	50,175.00	55,250.00
STEEL DYNAMICS INC COMPANY GUAR 04/15 6.75	35,012.50	35,437.50
STEEL DYNAMICS INC MONTH END PRICE 13.7300	88,551.37	88,908.59
STEELCASE INC CL A COMMON STOCK NPV	59,295.46	58,476.60
STEELCASE INC CL A MONTH END PRICE 12.7400	709.14	1,237.02
STEELCLOUD INC MONTH END PRICE 0.0769	1,554.47	384.50
STEIN MART INC COMMON STOCK USD.01	78,618.96	73,892.00
STEINER LEISURE LTD ORD MONTH END PRICE 48.3184	2,228.60	2,174.33
STEINWAY MUSICAL INSTRS MONTH END PRICE 21.1500	6,234.75	4,230.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
STELLARONE CORP COMMON STOCK USD1.	103,858.89	110,292.00
STELLARONE CORP COMMON STOCK USD1.	648,920.04	729,284.64
STEM CELL INNOVATIONS MONTH END PRICE 0.0000	5,814.92	—
STEMCELLS INC NEW MONTH END PRICE 1.6300	10,667.33	7,775.10
STEPAN CO COMMON STOCK USD1.	309,739.97	344,348.00
STEPAN COMPANY MONTH END PRICE 55.5400	7,988.47	12,839.46
STEREOTAXIS INC NEW MONTH END PRICE 2.5500	1,168.79	765.00
STERICYCLE INC COMMON STOCK USD.01	129,659.95	191,483.31
STERICYCLE INC MONTH END PRICE 93.2800	67,687.84	72,758.40
STERIS CORP MONTH END PRICE 34.7300	6,791.95	6,946.00
STERLING BANCORP N Y COMMON STOCK USD1.	137,073.60	136,650.00
STERLING CONSTRUCTION CO MONTH END PRICE 9.9400	2,313.69	1,789.20
STERLING FINANCIAL NEW MONTH END PRICE 20.9000	11,970.68	6,270.00
STERLING MINING CO MONTH END PRICE 0.0000	7,267.95	—
STERLING OIL & GAS CO MONTH END PRICE 0.0018	—	0.81
STEVIA CORP MONTH END PRICE 0.1550	19,212.14	2,478.14
STEVIA FIRST CORP MONTH END PRICE 0.3200	4,286.03	800.00
STEVIA NUTRA CORP MONTH END PRICE 0.1000	946.95	100.00
STEWART INFO SVCS CORP MONTH END PRICE 26.0000	13,855.40	13,753.28
STEWART INFORMATION SERVICES COMMON STOCK USD1.	165,337.41	234,000.00
STIFEL FINANCIAL CORP COMMON STOCK USD.15	122,419.96	119,088.25
STIFEL FINANCIAL CORP MONTH END PRICE 31.9700	4,341.94	3,676.55
STILLWATER MNG CO MONTH END PRICE 12.7800	18,473.07	17,955.90
STLD 130216C00013000 MONTH END PRICE 115.0000	(385.42)	(690.00)
STMICROELECTRONICS NV NY SHS NY REG SHRS	116,970.42	144,886.88
STMICROELECTRONICS NY MONTH END PRICE 7.2400	23,408.15	20,815.00
STONE ENERGY CORP MONTH END PRICE 20.5200	1,464.91	1,026.00
STONEBRIDGE RES EXPL NEW MONTH END PRICE 0.0020	25,622.67	0.06
STONEMORE OPER 10.25%17 MONTH END PRICE 103.0000	5,091.67	5,150.00
STONEPATH GROUP INC MONTH END PRICE 0.0002	115.15	0.01
STONERIDGE INC COMMON STOCK NPV	49,025.60	53,248.00
STONERIDGE INC MONTH END PRICE 5.1200	2,758.98	1,280.00
STORM CAT ENERGY CORP MONTH END PRICE 0.0020	584.03	0.40
STRATASYS LTD COMMON STOCK	462,731.62	584,694.25
STRATASYS LTD COMMON STOCK	827,716.92	1,246,332.50
STRATASYS LTD MONTH END PRICE 80.1500	381,625.42	458,297.70
STRATEGIC METALS NEW F MONTH END PRICE 0.7422	46,259.96	21,301.14
STRATEGIC MGMT & OPPTY MONTH END PRICE 0.0001	1,815.79	100.06
STRATEGIC RESOURCES INCF MONTH END PRICE 0.0130	1,012.95	26.00
STRATHMORE MINERALS CP F MONTH END PRICE 0.2700	1,401.37	270.00
STRATTON REAL ESTATE FUND, INC MONTH END PRICE 29.9800	2,129.53	2,114.52
STRAYER EDUCATION INC MONTH END PRICE 56.1700	14,447.51	8,425.50
STRIKE GRAPHITE CORP MONTH END PRICE 0.0400	13,819.80	1,560.00
STRIKER OIL & GAS INC MONTH END PRICE 0.0060	3,342.43	14.40
STRONGBOW EXPLORATION MONTH END PRICE 0.0540	5,956.95	2,700.00
STRUCTURED ADJUSTABLE RATE MOR SARM 2004 16 1A2	53,870.48	49,466.42
STRUCTURED ASSET INVESTMENT LO SAIL 2004 7 A7	136,718.59	148,134.65
STRUCTURED ASSET SECURITIES CO SASC 2002 9 A2	35,474.04	38,695.60
STRUCTURED ASSET SECURITIES CO SASC 2005 RF3 1A 144A	77,477.41	107,604.36
STRUCTURED ASSET SECURITIES CO SASC 2005 WF1 A3	154,546.25	169,741.33
STRYKER CORP COMMON STOCK USD.1	283,274.02	372,447.08
STRYKER CORP MONTH END PRICE 54.8200	157,972.58	165,912.95
STUDENT TRANSPORTATION F MONTH END PRICE 6.1400	2,474.40	2,609.50
STURM RUGER & CO INC MONTH END PRICE 45.4000	132,330.61	121,171.07

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
STX 130119C00030000 MONTH END PRICE 134.0000	(125.53)	(268.00)
STX 130622C00027000 MONTH END PRICE 540.0000	(648.47)	(1,080.00)
STZ 130119C00035000 MONTH END PRICE 175.0000	(428.76)	(525.00)
SUBURBAN PROPANE PRT L P MONTH END PRICE 38.8600	12,737.69	11,453.53
SUMITOMO CORP COMMON STOCK	991,066.92	894,681.31
SUMITOMO CORP ORD MONTH END PRICE 12.6000	3,473.81	3,150.00
SUMITOMO ELECTRIC INDUSTRIES COMMON STOCK	160,592.53	157,382.02
SUMITOMO MITSUI BANKING SR UNSECURED 144A 07/15 3.15	149,800.50	157,987.35
SUMITOMO MITSUI FINANCIAL GR COMMON STOCK	665,284.42	693,884.33
SUMITOMO MITSUI FINANCIAL GR COMMON STOCK	733,467.11	850,099.12
SUMITOMO MITSUI TRUST HOLDIN COMMON STOCK	163,746.08	182,699.59
SUMITOMO RUBBER INDUSTRIES COMMON STOCK	108,775.46	107,532.07
SUMMER INFANT INC COMMON STOCK USD.0001	1,583.73	1,583.73
SUN CAL ENERGY MONTH END PRICE 0.0000	1,354.18	—
SUN CMNTYS INC MONTH END PRICE 25.0999	4,995.51	5,019.98
SUN COMMUNITIES INC MONTH END PRICE 39.8900	3,149.62	3,390.65
SUN HUNG KAI PROPERTIES COMMON STOCK HKD.5	304,167.11	316,956.66
SUN HYDRAULICS CORP COMMON STOCK USD.001	1,485,429.22	1,486,090.56
SUNAMERICA ALTERNATIVE STRAT FD CL A MONTH END PRICE 8.5100	513,088.26	453,049.52
SUNAMERICA FOCUSED ALPHA LG CAP A MONTH END PRICE 18.5400	12,312,564.75	12,019,590.48
SUNAMERICA FOCUSED MONTH END PRICE 12.9800	14,214,705.34	16,263,164.83
SUNAMERICA INCOME FDS MONTH END PRICE 11.3800	51,401.72	50,180.95
SUNAMERICA INCOME FDS MONTH END PRICE 3.6100	13,772,127.59	14,603,493.21
SUNAMERICA SR FLOATING RATE MONTH END PRICE 8.2600	146,579.76	152,957.63
SUNCOR ENERGY INC NEW MONTH END PRICE 32.9800	307,371.14	314,959.00
SUNESIS PHARMA INC NEW MONTH END PRICE 4.2000	10,803.99	18,656.40
SUNOCO 5.75% 1/15/17 MONTH END PRICE 112.5885	6,995.98	7,881.20
SUNOCO LOGISTICS PTNR LP MONTH END PRICE 49.7300	18,005.30	26,621.52
SUNPEAKS VENTURES IN MONTH END PRICE 0.0300	21,687.66	1,841.76
SUNPOWER CORP COMMON STOCK USD.001	189,067.48	245,032.00
SUNPOWER CORP MONTH END PRICE 5.6200	29,747.48	18,860.72
SUNRISE ASSISTED LIVING INC MONTH END PRICE 14.3800	19,790.34	33,793.00
SUNRISE SOLAR CORP MONTH END PRICE 0.0003	6,543.91	9.00
SUNSHINE BIOPHARMA I MONTH END PRICE 0.3300	856.21	940.50
SUNTECH POWER HLDGS CO MONTH END PRICE 1.5300	117,187.27	36,620.55
SUNTRUST BANKS INC COMMON STOCK USD1.	475,224.33	470,610.00
SUNTRUST BANKS INC COMMON STOCK USD1.	501,879.65	359,336.25
SUNTRUST BANKS INC MONTH END PRICE 28.3500	94,032.20	103,595.00
SUNTRUST PREFERRED CAP I LIMITD GUARA 06/49 VAR	10,360.46	9,257.60
SUNVALLEY SOLAR NEV NEW MONTH END PRICE 0.0085	101.78	0.19
SUPERIOR ENERGY SERVICES INC COMMON STOCK USD.001	59,147.82	60,088.00
SUPERIOR ENERGY SERVICES INC COMMON STOCK USD.001	871,794.01	730,007.04
SUPERIOR ENERGY SVCS INC MONTH END PRICE 20.7200	28,778.12	20,720.00
SUPERIOR OFFSHORE INTL MONTH END PRICE 0.0000	2,935.82	—
SUPERIOR UNIFORM GROUP INC MONTH END PRICE 11.4500	5,631.95	5,725.00
SUPERMEDIA INC MONTH END PRICE 3.4200	9,195.13	6,347.52
SUPERVALU INC MONTH END PRICE 2.4700	38,801.89	19,480.86
SUPPORTSOFT INC MONTH END PRICE 4.1700	829.43	834.00
SURFECT HLDGS INC MONTH END PRICE 0.0000	5,756.53	—
SURMODICS INC COMMON STOCK USD.05	310,290.38	344,344.00
SURMODICS INC MONTH END PRICE 22.3600	3,713.95	4,472.00
SUSQUEHANNA BANCSHARES INC COMMON STOCK USD2.	481,071.28	497,800.00
SUSQUEHANNA BANCSHARES INC MONTH END PRICE 10.4800	3,183.45	3,144.00
SUSTAINABLE PWR CORP MONTH END PRICE 0.0002	711.38	5.40

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
SUTRON CORP MONTH END PRICE 5.0500	5,799.95	2,525.00
SUTTER GOLD MINING INC F MONTH END PRICE 0.3780	187.95	189.00
SUZUKI MOTOR CORP COMMON STOCK	582,991.05	603,874.27
SVB FINANCIAL GROUP COMMON STOCK USD.001	164,241.31	162,313.00
SVB FINANCIAL GROUP INC MONTH END PRICE 55.9700	6,237.78	5,876.85
SVENSKA CELLU SPON A MONTH END PRICE 21.9800	10,638.43	14,374.92
SVENSKA HANDELSBANKEN A SHS COMMON STOCK NPV	214,135.96	248,337.58
SWATCH GROUP AG ADR MONTH END PRICE 25.4000	1,389.09	1,447.80
SWEDBANK AB A SHARES COMMON STOCK NPV	224,524.72	284,057.62
SWEDISH EXPT CR CORP MONTH END PRICE 9.0600	67,925.80	63,420.00
SWEDISH KRONA	465.93	466.48
SWEDISH KRONA	17,469.28	17,924.47
SWHC 130622C00008000 MONTH END PRICE 161.0000	(1,652.36)	(1,610.00)
SWHC 130622C00009000 MONTH END PRICE 115.0000	(823.41)	(690.00)
SWIFT ENERGY CO MONTH END PRICE 15.3900	11,581.50	6,971.67
SWIFT TRANSPORTATION CO COMMON STOCK USD.001	37,767.75	36,844.80
SWIFT TRANSPORTATION CO MONTH END PRICE 9.1200	3,331.37	3,328.80
SWIRE PROPERTIES LTD COMMON STOCK HKD1.	90,284.45	91,471.05
SWISS FRANC	(180,973.40)	(180,468.86)
SWISS FRANC	174,465.16	177,803.20
SWISS LIFE HOLDING AG REG COMMON STOCK CHF5.1	143,263.95	188,183.97
SWISS MEDICA INC MONTH END PRICE 0.0000	275.45	—
SWISS RE AG COMMON STOCK CHF.1	334,559.58	392,947.25
SWISS RE AG COMMON STOCK CHF.1	476,419.68	514,903.94
SWISSINSO HOLDING INC MONTH END PRICE 0.0350	29,022.32	700.00
SWKS 130119C00021000 MONTH END PRICE 65.0000	(1,096.48)	(390.00)
SWKS 130119C00023000 MONTH END PRICE 20.0000	(437.25)	(100.00)
SWKS 130119C00032000 MONTH END PRICE 5.0000	(1,304.22)	(25.00)
SYMANTEC CORP COMMON STOCK USD.01	560,467.18	311,023.35
SYMANTEC CORP MONTH END PRICE 18.8200	33,299.07	40,651.20
SYMETRA FINANCIAL CORP COMMON STOCK USD.01	387,465.90	402,380.00
SYMETRA FINANCIAL IN MONTH END PRICE 12.9800	8,671.61	9,157.88
SYMMETRICOM INC COMMON STOCK USD.0001	127,234.20	123,478.00
SYMMETRY MEDICAL INC MONTH END PRICE 10.5200	5,422.77	5,838.60
SYNACOR INC MONTH END PRICE 5.4700	1,528.56	1,449.55
SYNAPTICS INC COMMON STOCK USD.001	811,126.79	867,631.50
SYNAPTICS INC MONTH END PRICE 29.9700	7,074.39	6,743.25
SYNERGETICS USA INC MONTH END PRICE 4.8000	8,136.47	8,635.20
SYNERGIE HLDGS LTD INC MONTH END PRICE 0.0001	569.19	0.10
SYNERON MEDICAL LTD MONTH END PRICE 8.6700	947.54	710.94
SYNGENTA AG ADR MONTH END PRICE 80.8000	22,813.88	29,168.80
SYNGENTA AG REG COMMON STOCK CHF.1	663,352.01	811,203.31
SYNNEX CORP COMMON STOCK USD.001	561,540.86	673,848.00
SYNNEX CORP COMMON STOCK USD.001	295,374.00	295,668.00
SYNNEX CORPORATION MONTH END PRICE 34.3800	21,011.66	22,347.00
SYNOVUS FINL CORP MONTH END PRICE 2.4500	6,892.43	7,375.84
SYNTA PHARMACEUTICALS MONTH END PRICE 9.0200	6,189.82	9,020.00
SYNTAX BRILLIAN CORP MONTH END PRICE 0.0000	2,374.15	—
SYNTROLEUM CORP MONTH END PRICE 0.3950	65,831.60	36,808.08
SYPRIS SOLUTIONS INC MONTH END PRICE 3.9600	6,474.30	3,960.00
SYSCO CORP COMMON STOCK USD1.	251,123.88	434,280.22
SYSCO CORP MONTH END PRICE 31.6600	343,375.39	369,548.47
SYSMEX CORP ADR MONTH END PRICE 23.0000	3,804.64	3,634.00
SYSTEMAX INC MONTH END PRICE 9.6500	2,023.98	965.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
T 130420C00039000 MONTH END PRICE 3.0000	(218.72)	(21.00)
T 140118C00032000 MONTH END PRICE 266.0000	(791.56)	(1,330.00)
T 140118C00035000 MONTH END PRICE 126.0000	(272.77)	(378.00)
T 150117C00033000 MONTH END PRICE 265.0000	(5,685.32)	(2,650.00)
T C PIPELINES LP MONTH END PRICE 40.3600	7,080.81	6,665.00
T C W CONV SECS FD INC MONTH END PRICE 5.3600	17,169.54	17,539.62
T G C INDUSTRIES INC NEW MONTH END PRICE 8.1900	3,323.50	3,336.00
T H Q INC NEW MONTH END PRICE 0.2901	24,436.78	2,823.54
T J X COS INC MONTH END PRICE 42.4500	184,819.17	183,251.06
T L C VISION CORP MONTH END PRICE 0.0036	107.36	0.06
T ROWE PRICE AFRICA & MIDDLE EAST FD MONTH END PRICE 7.3900	14,731.53	10,299.89
T ROWE PRICE BLUE CHIP GROWTH FUND MONTH END PRICE 45.6300	154,350.35	176,720.24
T ROWE PRICE CAPITAL APPRECIATION FD MONTH END PRICE 22.2500	388,286.38	389,010.72
T ROWE PRICE CORPORATE INCOME FUND MONTH END PRICE 10.1600	13,787.89	14,238.70
T ROWE PRICE DIVID GROWTH FD INC MONTH END PRICE 26.3400	73,970.14	78,551.25
T ROWE PRICE EMERGING MKTS STK FD MONTH END PRICE 34.0600	460,695.63	577,085.22
T ROWE PRICE EQUITY INCOME FUND MONTH END PRICE 26.4500	236,273.04	256,546.80
T ROWE PRICE GLOBAL STOCK FUND MONTH END PRICE 18.2900	90,603.96	74,402.66
T ROWE PRICE GROUP INC COMMON STOCK USD.2	170,091.94	387,588.63
T ROWE PRICE GROWTH STOCK FUND MONTH END PRICE 37.7800	221,089.92	248,368.21
T ROWE PRICE HEALTH SCIENCES FD MONTH END PRICE 41.2200	324,080.19	350,877.25
T ROWE PRICE HIGH YIELD FUND MONTH END PRICE 6.9800	129,146.32	152,060.05
T ROWE PRICE INFLATION PROTECTED BD MONTH END PRICE 13.5000	295,118.35	316,346.55
T ROWE PRICE INTERNATIONAL BOND FUND MONTH END PRICE 10.1000	183,130.19	186,494.01
T ROWE PRICE INTL DISCOVERY FUND MONTH END PRICE 46.1000	186,142.11	191,710.72
T ROWE PRICE LATIN AMERICA FUND MONTH END PRICE 38.0400	348,347.25	327,515.57
T ROWE PRICE MEDIA & TELECOM FUND MONTH END PRICE 53.3000	97,196.27	98,242.83
T ROWE PRICE MID CAP VALUE MONTH END PRICE 24.0400	64,589.71	69,520.63
T ROWE PRICE MID-CAP GROWTH FUND MONTH END PRICE 56.4700	110,137.37	129,864.17
T ROWE PRICE NEW AMERICA GROWTH FUND MONTH END PRICE 35.9200	61,807.14	69,858.90
T ROWE PRICE NEW ASIA FUND MONTH END PRICE 16.8100	98,430.51	101,909.87
T ROWE PRICE NEW ERA FUND MONTH END PRICE 41.9100	391,205.12	504,577.12
T ROWE PRICE NEW INCOME FUND MONTH END PRICE 9.8500	34,808.68	36,235.36
T ROWE PRICE PERSONAL STRAT GROWTH MONTH END PRICE 25.5800	77,093.27	82,840.80
T ROWE PRICE PERSONAL STRAT INCOME MONTH END PRICE 17.2400	26,023.23	28,224.22
T ROWE PRICE REAL ESTATE FUND MONTH END PRICE 21.0100	158,719.31	176,916.93
T ROWE PRICE RETIREMENT 2010 FD MONTH END PRICE 16.4700	10,955.13	13,059.06
T ROWE PRICE RETIREMENT 2015 FD MONTH END PRICE 12.8800	204,658.03	204,625.02
T ROWE PRICE RETIREMENT 2020 FUND MONTH END PRICE 17.8800	123,455.04	138,300.71
T ROWE PRICE RETIREMENT 2030 FD MONTH END PRICE 18.9200	485,233.83	548,911.37
T ROWE PRICE SHORT-TERM BOND FUND MONTH END PRICE 4.8500	106,625.23	106,526.85
T ROWE PRICE SMALL-CAPITAL VALUE FD MONTH END PRICE 39.1700	440,428.80	468,150.79
T ROWE PRICE SPECTRUM GROWTH FUND MONTH END PRICE 19.4000	120,613.31	129,704.33
T ROWE PRICE SPECTRUM INCOME FD MONTH END PRICE 13.0000	99,998.10	104,750.27
T ROWE PRICE US BOND ENHANCED INDEX MONTH END PRICE 11.5200	11,968.36	11,916.85
T. ROWE PRICE GLOBAL TECHNOLOGY MONTH END PRICE 10.1200	52,508.55	55,229.65
T+D HOLDINGS INC COMMON STOCK	304,023.01	335,170.91
TACTICAL AIR DEFENSE MONTH END PRICE 0.0003	12,521.65	2,191.87
TAGLIKEME CORP MONTH END PRICE 0.0410	9,547.85	2,968.85
TAHOE RESOURCES INC F MONTH END PRICE 18.3200	29,223.94	27,480.00
TAIWAN FUND MONTH END PRICE 16.3400	29,217.13	29,640.76
TAIWAN SEMICONDUCTOR MFG CO ADR MONTH END PRICE 17.1600	68,365.63	79,965.60
TAIWAN SEMICONDUCTOR SP ADR ADR	414,987.97	661,209.12
TAKARA RES INC MONTH END PRICE 0.0025	84,618.28	925.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
TAKE-TWO INTERACTV SFTWR MONTH END PRICE 11.0100	5,958.11	5,505.00
TALISMAN ENERGY INC MONTH END PRICE 11.3300	2,403.01	2,266.00
TALISMAN HOLDINGS INC MONTH END PRICE 0.0019	1,200.64	38.00
TALISON LITHIUM LTD ORDF MONTH END PRICE 7.3609	9,474.45	18,402.25
TAMM OIL & GAS CORP MONTH END PRICE 0.1650	4,264.25	825.00
TANGER FCTRY OUTLET CTRS INC MONTH END PRICE 34.2000	1,527.52	1,590.48
TANZANIAN ROYALTY EXPL MONTH END PRICE 4.4100	32,103.65	36,382.50
TAPESTRY PHARMA INC NEW MONTH END PRICE 0.0000	69.12	—
TAPIMMUNE INC MONTH END PRICE 0.1200	1,996.63	720.00
TARA GOLD RESOURCES CORP MONTH END PRICE 0.0000	334.95	—
TARA MINERALS CORP MONTH END PRICE 0.7000	27.50	17.50
TARGA RESOURCES CORP MONTH END PRICE 52.8400	34,989.66	36,988.00
TARGACEPT INC COMMON STOCK USD.001	148,856.71	144,102.00
TARGACEPT INC MONTH END PRICE 4.3800	23,163.51	17,520.00
TARGET CORP COMMON STOCK USD.0833	1,039,479.85	982,222.00
TARGET CORP COMMON STOCK USD.0833	1,005,267.96	940,803.00
TARGET CORP COMMON STOCK USD.0833	431,351.38	912,223.89
TARGET CORP SR UNSECURED 06/13 4.	85,046.22	91,392.93
TARGET CORPORATION MONTH END PRICE 59.1700	191,580.46	199,003.86
TARO PHARMA INDS A ORD MONTH END PRICE 48.4800	1,086.95	1,454.40
TASEKO MINES LTD MONTH END PRICE 3.0000	9,366.07	9,600.00
TASER INTERNATIONAL INC MONTH END PRICE 8.9400	10,210.50	22,054.98
TASMAN METALS LTD MONTH END PRICE 1.1800	660,053.25	248,746.36
TASTY FRIES INC NEW MONTH END PRICE 0.0001	20,048.95	7.65
TATA COMMUNICATIONS ADR MONTH END PRICE 8.5900	9,349.00	8,590.00
TATA MOTORS LTD ADR MONTH END PRICE 28.7200	44,173.74	54,711.60
TATYANA DESIGNS INC MONTH END PRICE 2.0000	207.17	66.00
TAYLOR CAP TRUST 9.75%32 MONTH END PRICE 25.5499	23,202.95	25,549.90
TBA FHLMC GOLD CONV INTER AGGR	1,040,570.31	1,043,593.80
TBC GLOBAL NEWS NETWORK INC MONTH END PRICE 0.0000	1,152.84	—
TBT 130119C00061000 MONTH END PRICE 298.0000	(405.52)	(596.00)
TBT 130316C00018000 MONTH END PRICE 15.0000	(1,272.36)	(150.00)
TBT 130316C00062000 MONTH END PRICE 365.0000	(581.52)	(730.00)
TBT 130622C00062000 MONTH END PRICE 520.0000	(873.51)	(1,040.00)
TCF FINL CORP MONTH END PRICE 12.1500	15,938.76	12,709.75
TCI COMMUNICATIONS INC SR UNSECURED 02/26 7.875	181,243.19	217,861.49
TCP CAPITAL CORP COMMON STOCK	99,058.08	97,284.00
TCW CORE FIXED INCOME CL N MONTH END PRICE 11.2300	75,713.88	75,477.19
TCW DIVIDEND FOCUSED FUND N MONTH END PRICE 12.1000	132,860.77	135,931.00
TCW EMERGING MARKETS INC FUND CL I MONTH END PRICE 9.3200	44,727.99	44,886.11
TCW EMRG MKTS INCM N MONTH END PRICE 12.0200	127,934.77	138,414.62
TCW EMRG MKTS LOCALCURRENCY INCM I MONTH END PRICE 10.8800	10,805.68	11,604.84
TCW SELECT EQUITIES FD CL N MONTH END PRICE 19.2500	3,955.92	4,278.18
TCW SMALL CAP GROWTH FD CL N MONTH END PRICE 25.6500	7,756.37	8,396.07
TCW TOTAL RETURN BOND FD CL I MONTH END PRICE 10.2900	70,445.67	74,255.13
TCW TOTAL RETURN BOND FD CL N MONTH END PRICE 10.6300	316,505.29	323,947.54
TCW VALUE OPPORTUNITY FUND CL I MONTH END PRICE 20.9100	7,759.29	7,843.97
TDC 130420C00065000 MONTH END PRICE 316.0000	(312.28)	(316.00)
TE CONNECTIVITY LTD COMMON STOCK CHF.77	343,235.88	371,200.00
TE CONNECTIVITY LTD MONTH END PRICE 37.1200	8,843.75	11,210.24
TEACHERS INSUR + ANNUITY SUBORDINATED 144A 12/39 6.85	100,613.36	135,627.50
TEAM INC MONTH END PRICE 38.0400	2,777.83	4,260.48
TECHNE CORP COMMON STOCK USD.01	432,488.21	456,169.50
TECHNE CORP COMMON MONTH END PRICE 68.3400	10,490.11	9,009.23

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
TECHNIP SA COMMON STOCK EUR.7625	564,083.52	602,931.72
TECHNIPOWER SYS INC MONTH END PRICE 0.0390	30,067.01	8.58
TECK RESOURCES LTD CL B MONTH END PRICE 36.3500	127,591.79	119,809.60
TECO ENERGY INC COMMON STOCK USD1.	93,193.78	82,224.56
TECO ENERGY INC MONTH END PRICE 16.7600	2,118.81	2,011.20
TEEKAY CORP 8.5000% 01/15/20 MONTH END PRICE 105.5000	5,519.25	5,275.00
TEEKAY LNG PARTNERS L P MONTH END PRICE 37.7800	195,511.29	204,199.29
TEEKAY SHIPPING CP M I F MONTH END PRICE 32.1000	2,914.75	3,210.00
TEEKAY TANKERS LTD MONTH END PRICE 2.9000	68,040.13	20,300.00
TEKMIRA PHARMACEUT N MONTH END PRICE 4.9600	118,421.04	128,960.00
TEKRON INC MONTH END PRICE 0.0000	3,522.60	—
TELECOM ARGENTINA ADR SPN MONTH END PRICE 11.3800	904.03	682.80
TELECOM CP N Z SPON ADR MONTH END PRICE 9.2600	68,699.33	71,403.86
TELECOM ITALIA 6.175% 6/18/14 MONTH END PRICE 105.8845	12,618.40	13,764.99
TELECOM ITALIA NEW ADR MONTH END PRICE 9.0500	9,845.35	7,240.00
TELECOM ITALIA RSP MISC. EUR.55	189,727.03	176,939.22
TELECOM ITALIA SPA COMMON STOCK EUR.55	334,976.92	279,120.79
TELECOMMUNICATION SYS INC MONTH END PRICE 2.4700	5,500.28	4,940.00
TELECOMMUNICATION SYSTEMS A COMMON STOCK USD.01	84,575.29	93,860.00
TELEFLEX INC MONTH END PRICE 71.3100	23,600.34	27,132.39
TELEFONICA BRASIL ADR F MONTH END PRICE 24.0600	43,862.39	46,195.20
TELEFONICA EMI 6.421%16F MONTH END PRICE 110.9819	14,565.00	16,647.29
TELEFONICA EMISIONES SAU COMPANY GUAR 02/21 5.462	8,725.00	10,662.50
TELEFONICA EMISIONES SAU COMPANY GUAR 07/17 6.221	38,500.00	44,500.00
TELEFONICA EMISIONES SAU COMPANY GUAR 07/19 5.877	60,351.60	65,550.00
TELEFONICA SPONSORED ADR MONTH END PRICE 13.4900	101,287.46	78,714.15
TELENAV INC COMMON STOCK USD.001	158,016.61	151,620.00
TELENAV INC MONTH END PRICE 7.9884	5,504.89	5,887.45
TELEPHONE AND DATA SYSTEMS COMMON STOCK USD.01	74,295.04	70,848.00
TELIK INC NEW MONTH END PRICE 1.3100	4.78	1.31
TELLABS INC MONTH END PRICE 2.2800	30,970.44	17,888.18
TELSTRA CORP LTD COMMON STOCK NPV	84,228.14	120,848.44
TELSTRA CORP ORD F MONTH END PRICE 4.5370	28,425.50	37,203.40
TELSTRA LTD SPON ADR MONTH END PRICE 22.7500	56,212.52	82,036.50
TELULAR CORP MONTH END PRICE 9.4700	17,219.45	17,160.06
TEMASEK FINANCIAL I LTD COMPANY GUAR 144A 01/23 2.375	247,907.50	246,226.50
TEMPLETON CHINA WORLD FUND ADV CL MONTH END PRICE 38.8700	8,430.86	8,880.20
TEMPLETON CHINA WORLD FUND MONTH END PRICE 38.8700	2,335.09	4,255.10
TEMPLETON DRAGON FUND MONTH END PRICE 28.4400	38,919.13	45,990.22
TEMPLETON EMERG MKTS INCOME MONTH END PRICE 17.3100	8,561.70	11,045.43
TEMPLETON EMERGING MKT FD MONTH END PRICE 20.0000	18,163.55	20,000.00
TEMPLETON FRONTIER MARKETS A MONTH END PRICE 15.9900	61,358.52	69,458.43
TEMPLETON GLBL BALANCED CL A MONTH END PRICE 2.8500	5,231.08	5,297.98
TEMPLETON GLOBAL BOND FD ADVISOR CL MONTH END PRICE 13.3400	690,057.53	698,974.06
TEMPLETON GLOBAL BOND FUND CL A MONTH END PRICE 13.3800	450,663.47	467,275.36
TEMPLETON GLOBAL INCOME FD INC MONTH END PRICE 9.4400	186,704.48	176,771.25
TEMPLETON GLOBAL TOTAL MONTH END PRICE 13.6200	74,604.47	79,346.03
TEMPLETON GLOBAL TOTALRETURN ADV MONTH END PRICE 13.6300	53,144.87	55,589.61
TEMPLETON RUSSIA FD INC MONTH END PRICE 14.6300	20,867.19	5,852.00
TEMPUR PEDIC INTL MONTH END PRICE 31.4900	61,575.19	49,029.93
TENARIS S A ADR MONTH END PRICE 41.9200	98,101.48	100,608.00
TENCENT HOLDINGS ADR MONTH END PRICE 32.6500	3,692.00	3,395.60
TENET HEALTHCARE 9.2500% 02/01/15 MONTH END PRICE 112.0000	10,485.00	11,200.00
TENET HEALTHCARE 6.875% 11/15/31 MONTH END PRICE 90.0000	14,350.18	16,200.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
TENET HEALTHCARE 9.875% 7/01/14 MONTH END PRICE 109.5000	10,435.00	10,950.00
TENET HEALTHCARE CORP COMMON STOCK USD.05	99,278.91	77,246.13
TENET HEALTHCARE CORP SR SECURED 05/18 10.	47,531.87	55,737.50
TENET HEALTHCARE NEW MONTH END PRICE 32.4700	791.84	1,006.57
TENN VALLEY AUTHORITY BONDS 09/39 5.25	59,329.20	78,942.96
TENNANT CO COMMON STOCK USD.375	116,244.60	120,203.25
TENNANT CO COMMON STOCK USD.375	271,202.64	276,885.00
TENNANT COMPANY MONTH END PRICE 43.9500	4,799.49	5,274.00
TENNECO PACKAGI 8.3750% 04/15/27 MONTH END PRICE 82.8750	26,798.50	24,862.50
TENNECO PACKAGIN 7.9500% 12/15/25 MONTH END PRICE 82.0000	9,560.00	8,200.00
TENNECO PKG PTV 8.1250% 06/15/17 MONTH END PRICE 99.7500	4,857.50	4,987.50
TERADATA CORP COMMON STOCK USD.01	72,577.46	242,299.35
TERADATA CORP MONTH END PRICE 61.8900	103,117.98	99,519.12
TERADYNE INC COMMON STOCK USD.125	128,072.34	136,724.55
TERADYNE INC COMMON STOCK USD.125	124,260.56	73,572.84
TERADYNE INCORPORATED MONTH END PRICE 16.8900	2,048.05	2,195.70
TEREX CORP COMMON STOCK USD.01	697,681.33	1,101,912.00
TEREX CORP NEW 6.5% 4/01/20 MONTH END PRICE 106.0000	5,013.00	5,300.00
TEREX CORP MONTH END PRICE 28.1100	156,355.98	204,359.70
TERRA NITROGEN CO LP MONTH END PRICE 214.0900	5,704.63	6,858.20
TERRACO GOLD CORP MONTH END PRICE 0.1782	2,471.90	1,425.60
TERRALENE FUELS CORP MONTH END PRICE 0.0009	0.06	—
TERRENO REALTY CORP REIT USD.01	94,748.60	97,272.00
TERRENO RLTY CORP MONTH END PRICE 25.9300	19,769.45	20,095.75
TERRESTAR CORP MONTH END PRICE 0.0047	2,952.16	12.70
TESCO CORP MONTH END PRICE 11.3900	2,033.63	1,822.40
TESCO PLC ORD MONTH END PRICE 5.4609	4,640.84	4,914.81
TESCO PLC SPONSORED ADR MONTH END PRICE 16.5800	8,053.31	8,240.26
TESLA MOTORS INC COMMON STOCK USD.001	699,811.03	722,785.80
TESLA MOTORS INC MONTH END PRICE 33.8700	136,280.75	154,413.33
TESORO 9.7500% 06/01/19 MONTH END PRICE 114.0000	5,738.00	5,700.00
TESORO CORP COMMON STOCK USD.167	70,060.49	92,505.00
TESORO CORP COMMON STOCK USD.167	141,598.15	149,549.75
TESORO PETE CORP MONTH END PRICE 44.0500	48,338.09	54,903.13
TESSCO TECH INC MONTH END PRICE 22.1400	13,500.89	15,573.55
TESSERA TECHNOLOGIES MONTH END PRICE 16.4500	1,824.22	1,645.00
TETON WESTWOOD MIGHTY MITES FUND MONTH END PRICE 18.4000	113,769.76	129,688.02
TETRA TECH INC COMMON STOCK USD.01	857,832.01	858,963.75
TETRA TECH INC NEW MONTH END PRICE 26.4700	16,912.74	18,264.30
TETRA TECHNOLOGIES DEL MONTH END PRICE 7.5900	13,607.18	15,559.50
TETRA TECHNOLOGIES INC COMMON STOCK USD.01	771,215.72	792,502.26
TEUCRIUM CORN ETF MONTH END PRICE 44.3200	1,909.26	1,772.80
TEVA PHARMACEUTICAL INDUSTRIES MONTH END PRICE 37.3400	328,750.09	269,930.86
TEVA PHARMACEUTICAL SP ADR ADR	393,002.00	328,592.00
TEVA PHARMACEUTICAL SP ADR ADR	1,030,569.64	782,273.00
TEVA PHARMACEUTICAL SP ADR ADR	1,306,285.11	1,235,804.64
TEVA PHARMACEUTICAL SP ADR ADR	533,480.51	466,750.00
TEXAS CAPITAL BANCSHARES INC COMMON STOCK USD.01	136,386.03	150,371.10
TEXAS CAPITAL BANCSHARES INC COMMON STOCK USD.01	263,130.11	479,080.98
TEXAS CAPITAL BANCSHARES XXXX MONTH END PRICE 44.8200	82,141.96	81,213.84
TEXAS INDS INC MONTH END PRICE 51.0100	9,266.28	11,579.27
TEXAS INDUSTRIES 9.2500% 08/15/20 MONTH END PRICE 107.5000	23,116.67	26,875.00
TEXAS INDUSTRIES INC COMMON STOCK USD1.	188,971.74	211,181.40
TEXAS INSTRS 2.375% 5/16/16 MONTH END PRICE 104.8097	26,000.00	26,202.43

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
TEXAS INSTRUMENTS INC COMMON STOCK USD1.	509,327.32	592,191.60
TEXAS INSTRUMENTS INC COMMON STOCK USD1.	610,221.67	601,783.00
TEXAS INSTRUMENTS INC COMMON STOCK USD1.	878,764.07	917,371.00
TEXAS INSTRUMENTS INC COMMON STOCK USD1.	502,137.47	817,991.72
TEXAS INSTRUMENTS INC MONTH END PRICE 30.8900	99,354.26	98,705.13
TEXAS PAC LD TR MONTH END PRICE 53.4300	25,001.05	32,730.31
TEXAS RARE EARTH RES CP MONTH END PRICE 0.5300	7,496.95	530.00
TEXAS ROADHOUSE INC COMMON STOCK USD.001	373,522.81	364,560.00
TEXAS ROADHOUSE INC MONTH END PRICE 16.8000	6,538.66	6,636.00
TEXTAINER GROUP HOLDINGS MONTH END PRICE 31.4600	12,967.66	12,584.00
TEXTRON INC COMMON STOCK USD.125	306,976.24	347,060.00
TEXTRON INC COMMON STOCK USD.125	520,997.45	466,746.12
TEXTRON INC COMMON STOCK USD.125	132,394.76	161,506.85
TEXTRON INC MONTH END PRICE 24.7900	60,170.66	63,224.10
TFS MARKET NEUTRAL FUND MONTH END PRICE 15.6200	127,330.31	140,621.30
TGP 130216C00037500 MONTH END PRICE 85.0000	(2,575.17)	(2,550.00)
TGT 130119C00065000 MONTH END PRICE 3.0000	(204.48)	(6.00)
THAILAND BAHT	0.02	0.02
THE ACTIVE NETWORK INC MONTH END PRICE 4.9100	4,435.94	1,473.00
THE CHARLES SCHWAB CORP MONTH END PRICE 14.3600	57,694.49	59,092.84
THE HERSHEY COMPANY MONTH END PRICE 72.2200	151,837.63	175,905.53
THE MADISON SQUARE GARDEN COMPANY MONTH END PRICE 44.3500	27,872.85	33,794.70
THE TRACKING CORPORATION MONTH END PRICE 0.0003	8,260.55	2.10
THE WENDYS COMPANY MONTH END PRICE 4.7000	13,575.29	12,696.05
THERMO FISHER SCIENTIFIC CORP COM MONTH END PRICE 63.7800	46,133.89	52,973.65
THERMO FISHER SCIENTIFIC INC COMMON STOCK USD1.	1,528,729.93	1,575,366.00
THERMO FISHER SCIENTIFIC INC COMMON STOCK USD1.	310,755.12	548,635.56
THERMO FISHER SCIENTIFIC SR UNSECURED 08/21 3.6	49,904.50	53,176.50
THERMO TECH TECHNOLOGIES INC MONTH END PRICE 0.0000	7,611.18	—
THERMOGENESIS CORP NEW MONTH END PRICE 0.8400	19,493.24	25,200.00
THESTREET COM INC MONTH END PRICE 1.6700	6,655.74	3,092.84
THIRD AVE REAL ESTATE VALUE FD I MONTH END PRICE 25.3700	241,189.67	250,868.35
THIRD AVE SMALL-CAP VALUE FD I MONTH END PRICE 22.3700	301,810.41	302,928.48
THIRD AVENUE INTL VALUE FD INSTL MONTH END PRICE 16.9600	51,788.41	48,383.39
THIRD AVENUE VALUE FUND INSTL MONTH END PRICE 49.8400	290,725.11	262,023.93
THOMAS PPTYS GROUP I MONTH END PRICE 5.4100	5,426.90	5,410.00
THOMAS WHITE INTL FD INV MONTH END PRICE 17.4700	3,683.42	3,475.53
THOMASVILLE NB 2% 12/11/15 MONTH END PRICE 1.0249	16,000.00	16,397.76
THOMASVILLE NB 2.4%17 MONTH END PRICE 1.0353	209,000.00	216,379.79
THOMPSON BOND FUND MONTH END PRICE 11.8600	39,563.08	40,886.16
THOMPSON CREEK METALS CO IN 5/15/15 MONTH END PRICE 21.4200	2,251.96	2,677.50
THOMPSON CREEK METALS MONTH END PRICE 4.1500	68,457.00	83,415.00
THOMSON REUTERS CORP F MONTH END PRICE 29.0600	19,745.91	19,906.10
THOR INDUSTRIES INC COMMON STOCK USD.1	211,684.53	197,256.10
THORATEC LABS CORP NEW MONTH END PRICE 37.5200	18,909.85	18,760.00
THORNBUG MORTGAGE NEW REIT MONTH END PRICE 0.0000	73.98	—
THORNBURG INTERNATIONAL VALUE R3 MONTH END PRICE 27.4700	106,000.00	116,215.16
THORNBURG INTL VALUE FUND CL A MONTH END PRICE 27.4500	197,363.53	201,618.90
THORNBURG INTL VALUE INSTL CLASS MONTH END PRICE 28.0900	69,081.23	80,560.91
THORNBURG INVESTMENT INC BUILDER I MONTH END PRICE 18.9500	210,637.09	211,277.97
THORNBURG INVESTMENT INCME BUILDER A MONTH END PRICE 18.8200	5,090.99	5,298.43
THORNBURG LTD TERM US GOVT FUND CL A MONTH END PRICE 13.7600	3,481.87	3,503.68
THORNBURG MORTGAGE SECURITIES TMST 2007 4 2A1	92,271.31	92,317.60
THORNBURG MORTGAGE SECURITIES TMST 2007 4 3A1	86,288.40	89,601.31

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
THORNBURG VALUE FUND CLASS A MONTH END PRICE 32.4200	11,500.00	11,680.15
THYSSEN KRUPP AG ORD MONTH END PRICE 23.8000	6,331.45	2,380.00
TIAA CREF INSTL GROWTH & INC RETAIL MONTH END PRICE 12.3500	48,292.94	55,234.09
TIAA CREF SOCIAL CHOICE EQ RETAIL CL MONTH END PRICE 10.8300	34,129.15	35,729.71
TIAA-CREF HIGH YIELD BOND FD RETAIL MONTH END PRICE 10.4500	97,238.61	102,618.28
TIAA-CREF INSTL MIDCAP GROWTH RETAIL MONTH END PRICE 19.0800	93,179.62	91,081.39
TIBCO SOFTWARE INC COMMON STOCK USD.001	1,077,329.34	1,181,937.00
TIBCO SOFTWARE INC MONTH END PRICE 21.9800	43,820.48	37,058.28
TICC CAPITAL CORP MONTH END PRICE 10.1200	21,996.12	20,850.53
TIDEWATER INC COMMON STOCK USD.1	570,832.31	491,480.00
TIDEWATER INC COMMON STOCK USD.1	556,334.68	554,032.00
TIERONE CORPORATION MONTH END PRICE 0.0000	3,092.78	—
TIFFANY & CO NEW MONTH END PRICE 57.3400	39,665.89	38,360.46
TIFFANY + CO COMMON STOCK USD.01	103,118.54	159,290.52
TIGER TELEMATICS INC NEW MONTH END PRICE 0.0000	1,122.47	—
TILE SHOP HLDGS INCLTD MONTH END PRICE 16.8300	10,205.95	11,781.00
TILLY’S INC MONTH END PRICE 13.4900	2,111.75	1,618.80
TIM HORTONS INC MONTH END PRICE 49.1800	18,465.51	18,491.68
TIM PARTICIPACOES SA ADR ADR	134,860.75	103,064.00
TIMBERLINE RESOURCES CP MONTH END PRICE 0.2229	10,413.90	2,229.00
TIME WARNER CABLE COMMON STOCK USD.01	517,268.42	704,433.12
TIME WARNER CABLE INC COMPANY GUAR 02/19 8.75	118,543.46	161,899.20
TIME WARNER CABLE INC COMPANY GUAR 02/21 4.125	19,470.80	21,902.48
TIME WARNER CABLE INC COMPANY GUAR 04/19 8.25	105,346.17	133,073.70
TIME WARNER CABLE INC COMPANY GUAR 06/39 6.75	48,565.50	63,418.70
TIME WARNER CABLE INC COMPANY GUAR 07/18 6.75	25,118.40	24,983.66
TIME WARNER CABLE INC COMPANY GUAR 11/40 5.875	316,133.54	361,210.76
TIME WARNER CABLE INC MONTH END PRICE 97.1900	68,246.31	91,039.01
TIME WARNER INC COMMON STOCK USD.01	1,127,543.34	1,067,230.79
TIME WARNER INC COMPANY GUAR 01/21 4.7	19,952.40	22,769.02
TIME WARNER INC COMPANY GUAR 03/41 6.25	10,405.30	12,347.06
TIME WARNER INC COMPANY GUAR 04/31 7.625	68,424.87	96,367.74
TIME WARNER INC NEW MONTH END PRICE 47.8300	36,211.75	48,685.20
TIMKEN CO MONTH END PRICE 47.8300	6,851.91	7,562.31
TITAN INTERNATIONAL INC MONTH END PRICE 21.7200	17,629.61	16,299.06
TITAN IRON ORE CORP MONTH END PRICE 0.2075	2,623.90	415.00
TITAN MACHINERY INC COMMON STOCK USD.00001	275,681.42	277,875.00
TITAN MACHY INC MONTH END PRICE 24.7000	39,610.11	39,421.20
TITAN OIL & GAS INC NEW MONTH END PRICE 0.0116	13,259.91	135.72
TITANIUM METALS CORP NEW MONTH END PRICE 16.5100	136,790.47	142,950.08
TIVO INC MONTH END PRICE 12.3100	272,180.73	320,023.07
TJX 130119C00045000 MONTH END PRICE 15.0000	(68.29)	(15.00)
TJX COMPANIES INC COMMON STOCK USD1.	171,521.56	731,073.90
TLAB 130119C00002500 MONTH END PRICE 80.0000	(4,004.92)	(4,000.00)
TMS INTERNATIONAL CORP A COMMON STOCK USD.001	140,322.34	159,004.00
TNA 121228C00060000 MONTH END PRICE 27.0000	(10,724.34)	(2,430.00)
TNA 121228C00060500 MONTH END PRICE 15.0000	(348.47)	(90.00)
TNA 121228C00062000 MONTH END PRICE 5.0000	(438.05)	(20.00)
TNA 121228C00063000 MONTH END PRICE 5.0000	(259.17)	(10.00)
TNA 130104C00060500 MONTH END PRICE 400.0000	(257.28)	(400.00)
TNA 130104C00061500 MONTH END PRICE 320.0000	(243.23)	(320.00)
TNA 130104C00062000 MONTH END PRICE 310.0000	(1,628.91)	(2,480.00)
TNA 130119C00058000 MONTH END PRICE 710.0000	(392.28)	(710.00)
TNA 130119C00059000 MONTH END PRICE 630.0000	(18,209.81)	(16,380.00)

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
TNA 130119C00060000 MONTH END PRICE 560.0000	(19,416.00)	(19,600.00)
TNA 130119C00061000 MONTH END PRICE 510.0000	(287.28)	(510.00)
TNA 130119C00062000 MONTH END PRICE 430.0000	(3,893.35)	(4,300.00)
TNA 130119C00063000 MONTH END PRICE 380.0000	(352.28)	(380.00)
TNX TELEVISION HOLDINGS MONTH END PRICE 0.0000	1,229.95	—
TOCQUEVILLE FUND MONTH END PRICE 24.0300	1,349,533.95	1,500,280.83
TOCQUEVILLE GOLD FUND MONTH END PRICE 63.5900	1,484,446.40	1,361,865.31
TOCQUEVILLE INTL VALUE FUND MONTH END PRICE 12.4800	9,182.34	8,206.05
TOKIO MARINE HOLDINGS INC COMMON STOCK	153,957.20	164,503.76
TOKYO ELECTRON LTD COMMON STOCK	218,711.31	230,065.89
TOLL BROTHERS INC MONTH END PRICE 32.3300	150,513.81	150,011.20
TOLL HOLDINGS LTD ORD F MONTH END PRICE 4.7342	3,119.75	2,603.81
TOMPKINS FINANCIAL CORP COMMON STOCK USD.1	60,812.85	59,460.00
TOOTIE PIE CO INC MONTH END PRICE 0.2600	68,289.82	51,142.00
TOOTSIE ROLL INDS INC MONTH END PRICE 25.9200	1,910.11	1,893.42
TOPAZ RESOURCES INC MONTH END PRICE 0.0026	36.00	1.56
TORCH ENERGY ROYALTY TR MONTH END PRICE 0.6738	17,575.37	6,738.00
TORCHMARK CORP 9.2500% 06/15/19 MONTH END PRICE 134.5743	20,111.04	21,531.89
TORCHMARK CORP COMMON STOCK USD1.	49,746.73	117,239.23
TORCHMARK CORP MONTH END PRICE 51.6700	10,245.51	12,555.81
TORO COMPANY MONTH END PRICE 42.9800	2,937.82	3,438.40
TORON INC MONTH END PRICE 0.0013	581.95	6.50
TORONTO DOMINION BANK COMMON STOCK NPV	668,070.91	712,300.19
TORONTO DOMINION BK ONT MONTH END PRICE 84.3300	98,319.10	104,063.22
TORRAY FUND MONTH END PRICE 33.0000	124,576.75	103,794.37
TORRENT ENERGY CORP MONTH END PRICE 0.0015	495.66	0.30
TORTOISE EGY INFRASTRUCT MONTH END PRICE 37.9001	17,563.40	18,232.47
TORTOISE ENERGY CAPITAL MONTH END PRICE 28.4700	28,378.45	28,882.85
TORTOISE MLP FUND INC MONTH END PRICE 24.5100	4,973.10	4,902.00
TORTOISE PWR & EGY I MONTH END PRICE 25.1800	24,817.81	29,180.16
TOSHIBA TEC CORP COMMON STOCK	168,570.21	246,434.01
TOT 140118C00050000 MONTH END PRICE 430.0000	(785.76)	(1,290.00)
TOTAL FINA S A ADR F MONTH END PRICE 52.0100	368,186.87	379,204.91
TOTAL SA SPON ADR ADR	367,654.36	327,663.00
TOTAL SYSTEM SERVICES INC COMMON STOCK USD.1	94,040.74	81,353.16
TOTAL SYSTEMS SERVICES MONTH END PRICE 21.4200	10,178.96	13,109.04
TOTALLY GREEN INC NEW MONTH END PRICE 1.0500	190.07	31.50
TOUCHSTONE EMRG MKTS MONTH END PRICE 13.0000	13,864.36	14,849.43
TOUCHSTONE FOCUSED FUND CLASS Y MONTH END PRICE 25.0800	61,427.50	79,750.69
TOUCHSTONE LARGE-CAP GROWTH FD CL A MONTH END PRICE 26.4700	18,909.19	21,604.07
TOUCHSTONE MID CAP VALUE OPP Y MONTH END PRICE 7.5700	98,973.28	68,717.41
TOUCHSTONE SANDS CAP SLCT GRWTH CL Z MONTH END PRICE 12.5200	268,555.08	300,667.96
TOUCHSTONE SANDS CAPITAL INSTL GROWT MONTH END PRICE 17.1200	50,419.55	80,603.25
TOUCHSTONE SMALL CAP VALUE CL A MONTH END PRICE 19.0800	89,461.53	94,353.90
TOUCHSTONE ULTRA SH DUR FXD INC CL Z MONTH END PRICE 9.5400	27,061.30	27,004.94
TOUR CFG INC MONTH END PRICE 0.0000	740.77	—
TOWERS WATSON & CO MONTH END PRICE 56.2100	6,322.36	6,132.60
TOWERSTREAM CORP MONTH END PRICE 3.2500	5,221.49	4,875.00
TOYOTA FINL SVGS 3% 2/23/18 MONTH END PRICE 1.0476	5,000.00	5,238.00
TOYOTA INDUSTRIES ORD MONTH END PRICE 32.0000	6,206.75	6,400.00
TOYOTA MOTOR CORP COMMON STOCK	385,396.50	452,762.71
TOYOTA MOTOR CORP MONTH END PRICE 46.5800	17,250.89	20,681.52
TOYOTA MOTOR CP ADR NEW MONTH END PRICE 93.2500	369,948.90	444,522.75
TOYOTA MOTOR CR 2.8% 1/11/16 MONTH END PRICE 105.3318	50,060.11	52,665.90

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
TOYOTA MOTOR CREDIT CORP SR UNSECURED 10/17 1.25	199,884.00	201,422.60
TRACTOR SUPPLY CO MONTH END PRICE 88.3600	75,352.48	71,995.90
TRADESHOW MARKETING CO MONTH END PRICE 0.0001	5,007.20	0.42
TRANS1 INC MONTH END PRICE 2.4800	5,586.25	4,960.00
TRANSALTA CORP MONTH END PRICE 15.2400	42,974.50	35,052.00
TRANSAMERICA DIVERSIFIED EQTY FD I MONTH END PRICE 13.8900	47,636.04	47,714.33
TRANSAMERICA FDS MONTH END PRICE 10.2000	71,192.46	70,849.60
TRANSATLANTIC PETE CORP MONTH END PRICE 0.8300	3,956.96	2,324.00
TRANSCANADA CORP MONTH END PRICE 47.3200	146,740.43	164,295.04
TRANSCAT INC MONTH END PRICE 5.9300	8,103.24	5,930.00
TRANSCEPT PHARMACEUTICALS INC MONTH END PRICE 4.4500	5,343.95	4,450.00
TRANSDIGM GROUP INC MONTH END PRICE 136.3600	56,181.36	54,134.92
TRANSMONTAIGNE PARTNERS L P MONTH END PRICE 37.9700	1,563.16	1,898.50
TRANSOCEAN INC NEW MONTH END PRICE 44.6600	431,363.48	376,707.66
TRANZBYTE CORP MONTH END PRICE 0.0025	7,913.15	1,595.00
TRAVELCENTERS OF AMERICA MONTH END PRICE 4.7000	2,223.95	2,350.00
TRAVELERS COMPANIES INC MONTH END PRICE 71.8200	103,766.23	114,585.18
TRAVELERS COS INC/THE COMMON STOCK NPV	362,600.73	474,012.00
TRAVELERS COS INC/THE COMMON STOCK NPV	345,664.31	650,042.82
TRAVELZOO INC MONTH END PRICE 18.9900	5,628.44	3,418.20
TREASURY BILL 08/13 0.00000	1,198,522.33	1,198,522.33
TREASURY BILL 11/13 0.00000	99,841.50	99,841.50
TREASURY INTL INC NEW MONTH END PRICE 0.0000	2,104.90	—
TREASURY METALS INC MONTH END PRICE 0.8931	3,708.18	4,290.45
TREATY ENERGY CORP MONTH END PRICE 0.0185	13,332.38	508.20
TREE.COM INC MONTH END PRICE 18.0300	21.02	36.06
TREEHOUSE FOODS INC MONTH END PRICE 52.1300	4,484.86	7,819.50
TRENDSETTER SOLAR NEW MONTH END PRICE 0.0020	1,866.18	13.00
TRESORO MINING CORP MONTH END PRICE 0.0210	12,015.35	438.38
TREVALI MINING CORP F MONTH END PRICE 1.0500	8,915.49	7,140.00
TREX COMPANY INC MONTH END PRICE 37.2300	1,926.95	2,792.25
TRIAD GUARANTY INC MONTH END PRICE 0.0700	1,948.44	566.51
TRIANGLE CAP CORP MONTH END PRICE 25.4900	6,623.09	7,754.23
TRIANGLE PETROLEUM NEW MONTH END PRICE 5.9900	908.45	898.50
TRIBUTARY GROWTH OPPS INST MONTH END PRICE 15.1300	18,000.00	22,033.99
TRICO BANCSHARES COMMON STOCK NPV	105,587.72	108,875.00
TRICO BANCSHS CHICO CA MONTH END PRICE 16.7500	5,806.95	8,375.00
TRICO MARINE SVCS NEW MONTH END PRICE 0.0000	1,044.30	—
TRIMAS CORPORATION MONTH END PRICE 28.0077	21,611.97	26,635.32
TRIMBLE NAV LTD MONTH END PRICE 59.7800	21,049.01	24,031.56
TRINA SOLAR LIMITED MONTH END PRICE 4.3400	55,874.75	18,228.00
TRINITY BIOTECH NEW ADR MONTH END PRICE 14.4200	2,746.16	4,008.76
TRINITY INDS INC MONTH END PRICE 35.8200	25,171.72	34,441.55
TRINSIC INC NEW MONTH END PRICE 0.0000	7,332.56	—
TRIPADVISOR INC COMMON STOCK USD.001	81,329.06	108,970.12
TRIPADVISOR INC MONTH END PRICE 41.9200	10,509.54	10,521.92
TRIPLE S MANAGEMENT CORP B COMMON STOCK USD1.	153,404.51	160,689.00
TRIQUINT SEMICONDUCTOR MONTH END PRICE 4.8300	22,773.11	15,939.00
TRI-TECH HOLDING INC MONTH END PRICE 2.7500	508.15	275.00
TRIUMPH GROUP INC COMMON STOCK USD.001	179,756.38	188,717.00
TRIUMPH GROUP INC COMMON STOCK USD.001	732,989.82	1,021,945.00
TRIUMPH GRP INC NEW MONTH END PRICE 65.3000	9,879.27	10,461.46
TRONOX INC SER A 18 WTS 1/25/18 MONTH END PRICE 49.5000	234.48	49.50
TRONOX INC SER B 18 WTS 1/25/18 MONTH END PRICE 48.0000	234.48	48.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
TRONOX LTD CLASS A F MONTH END PRICE 18.2500	9,581.75	9,125.00
TRUE 2 BEAUTY INC NEW MONTH END PRICE 0.4200	568.72	33.60
TRUE NORTH ENERGY CORP MONTH END PRICE 0.0300	3,064.91	60.00
TRUEBLUE INC MONTH END PRICE 15.7500	1,573.98	1,701.00
TRULAN RESOURCES INC MONTH END PRICE 0.1800	182.22	9.00
TRUSTCASH HLDGS INC MONTH END PRICE 0.0001	18.00	0.30
TRW AUTOMOTIVE HOLDINGS CORP COMMON STOCK USD.01	750,440.51	1,090,963.50
TRW AUTOMOTIVE HOLDINGS CORP COMMON STOCK USD.01	579,613.63	761,262.00
TRW AUTOMOTIVE HOLDINGS MONTH END PRICE 53.6100	26,404.30	31,576.29
TSAKOS ENERGY NAV LTD MONTH END PRICE 3.7500	60,457.07	34,875.00
TSL 130622C00006000 MONTH END PRICE 49.0000	(125.77)	(147.00)
TSY INFL IX N/B 02/42 0.75	1,160,245.31	1,255,758.50
TTC TECHNOLOGY CORP F MONTH END PRICE 0.0000	1,014.37	—
TTM TECHNOLOGIES COMMON STOCK USD.001	206,518.26	208,840.00
TTM TECHNOLOGIES INC MONTH END PRICE 9.1900	7,113.80	4,778.80
TUBE MEDIA CORP MONTH END PRICE 0.0000	2,409.95	—
TUCANA LITHIUM CORP MONTH END PRICE 0.0200	3,163.90	400.00
TUFCO TECHNOLOGIES INC MONTH END PRICE 4.5500	1,099.38	910.00
TUFFNELL LTD MONTH END PRICE 0.0073	2,540.15	91.25
TULLOW OIL PLC ADR MONTH END PRICE 10.4200	3,342.55	3,480.28
TUMI HOLDINGS INC COMMON STOCK USD.01	248,454.87	229,078.95
TUPPERWARE CORP MONTH END PRICE 64.1000	33,595.33	37,795.98
TURKISH INVT FD INC MONTH END PRICE 16.6400	2,006.64	1,763.84
TURKISH LIRA	2,438.13	2,446.40
TURKPOWER CORP MONTH END PRICE 0.0849	2,806.95	679.20
TURNER LARGE GROWTH FUND INV CL MONTH END PRICE 12.4200	13,672.37	14,345.37
TURNER MIDCAP GROWTH FUND CL I MONTH END PRICE 33.6600	249,031.82	270,033.14
TURNER SMALL CAP GROWTH FD MONTH END PRICE 33.6500	32,000.00	32,502.27
TURNER TITAN INSTL CL MONTH END PRICE 9.8000	2,020.78	1,938.34
TURQUOISE HILL RES LTD F MONTH END PRICE 7.6100	12,679.36	11,415.00
TUTOR PERINI CORP COMMON STOCK USD1.	124,412.10	123,300.00
TUTOR PERINI CORP MONTH END PRICE 13.7000	8,487.02	9,179.00
TW TELECOM INC CL A MONTH END PRICE 25.4700	4,087.83	5,094.00
TWEEDY BROWNE GLOBAL VALUE FD MONTH END PRICE 23.2400	425,973.03	437,273.64
TWEEDY BROWNE GLOBAL MONTH END PRICE 12.4700	11,010.31	13,560.51
TWEEDY BROWNE VALUE FD MONTH END PRICE 19.7600	15.43	18.79
TWEEDY BROWNE WRLDWDE HI DIV YLD VAL MONTH END PRICE 10.1600	17,126.13	21,123.42
TWM 130119C00047000 MONTH END PRICE 5.0000	(1,092.28)	(5.00)
TWO HARBORS INVESTMENT MONTH END PRICE 11.0800	259,293.84	261,853.42
TWO RIVERS WATER CO MONTH END PRICE 1.2000	4,428.90	1,809.60
TYCO INTERNATIONAL LTD COMMON STOCK USD6.7	316,107.93	339,300.00
TYCO INTERNATIONAL LTD COMMON STOCK USD6.7	210,032.74	316,368.00
TYCO INTERNATIONAL LTD NEW MONTH END PRICE 29.2500	2,303.51	1,813.50
TYHEE GOLD CORPORATION F MONTH END PRICE 0.0781	14,327.56	2,108.70
TYLER TECHNOLOGIES INC COMMON STOCK USD.01	1,299,515.61	1,531,915.00
TYLER TECHNOLOGIES INC MONTH END PRICE 48.4400	3,897.06	4,601.80
TYSON FOODS INC CL A COMMON STOCK USD.1	335,279.10	329,800.00
TYSON FOODS INC CL A COMMON STOCK USD.1	111,866.94	131,861.80
TYSON FOODS INC CL A MONTH END PRICE 19.4000	4,980.96	5,879.02
TZA 121228C00014500 MONTH END PRICE 1.0000	(38.15)	(3.00)
TZA 130104C00014500 MONTH END PRICE 14.0000	(556.39)	(196.00)
TZA 130104C00015000 MONTH END PRICE 10.0000	(132.72)	(30.00)
TZA 130119C00015000 MONTH END PRICE 33.0000	(435.43)	(330.00)
TZA 130119C00017000 MONTH END PRICE 15.0000	(1,542.70)	(795.00)

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
U S A TRUCK INC MONTH END PRICE 3.4500	7,363.90	2,070.00
U S AIRWAYS GROUP INC MONTH END PRICE 13.5000	2,481,563.99	2,714,418.00
U S AUTO PARTS NETWORK INC MONTH END PRICE 1.8300	607.70	183.00
U S CHINA MNG GROUP INC MONTH END PRICE 0.3800	10,270.85	1,140.00
U S CONCRETE INC NEW MONTH END PRICE 9.0500	11,009.56	13,140.60
U S FUEL CORP MONTH END PRICE 0.0630	56,079.31	5,638.50
U S GEOTHERMAL INC MONTH END PRICE 0.3620	3,051.02	3,258.00
U S GLOBAL INVESTORS CLASS A MONTH END PRICE 4.0100	9,617.67	5,904.02
U S MICROBICS MONTH END PRICE 0.0000	0.04	—
U S SHIPPING PARTNERS L P MONTH END PRICE 0.0000	4,203.55	—
U S SILICA HLDGS INC MONTH END PRICE 16.7300	40,378.77	46,007.50
U S SILVER & GOLD INC F MONTH END PRICE 1.7320	2,551.73	1,160.44
U S TREAS STRIP 0% 11/15/29 MONTH END PRICE 62.9609	14,818.90	18,888.27
U S TREAS STRIP 0% 2/15/19 MONTH END PRICE 93.9453	30,655.25	46,972.65
U S WIRELESS ONLINE NEW MONTH END PRICE 0.0122	1,756.95	66.64
U.S. BANCORP 6% PFD MONTH END PRICE 27.7500	12,756.95	13,875.00
U308 CORP MONTH END PRICE 0.2300	5,966.94	8,314.27
UAL 130119C00015000 MONTH END PRICE 845.0000	(11,934.58)	(16,900.00)
UAL 130119C00017500 MONTH END PRICE 585.0000	(2,709.16)	(2,925.00)
UAL 130119C00022000 MONTH END PRICE 165.0000	(8,734.35)	(7,260.00)
UAL 130119C00023000 MONTH END PRICE 98.0000	(225.53)	(196.00)
UAL 130119C00024000 MONTH END PRICE 52.0000	(701.07)	(520.00)
UAL 130119C00025000 MONTH END PRICE 26.0000	(1,017.82)	(520.00)
UAL 130316C00022000 MONTH END PRICE 256.0000	(301.52)	(512.00)
UAL 130316C00024000 MONTH END PRICE 145.0000	(1,517.80)	(2,900.00)
UAL 130316C00025000 MONTH END PRICE 108.0000	(985.42)	(1,080.00)
UAL 130316C00027000 MONTH END PRICE 60.0000	(705.42)	(600.00)
UAL 130622C00029000 MONTH END PRICE 89.0000	(613.42)	(534.00)
UBIQUITI NETWORKS IN MONTH END PRICE 12.1400	16,844.15	7,587.50
UBISOFT ENTERTAINMENT COMMON STOCK EUR.0775	335,777.79	383,995.24
UBM PLC NOTES 144A 11/20 5.75	68,806.50	73,845.45
UBS AG JERSEY 2040F MONTH END PRICE 32.5400	32,877.88	35,143.20
UBS AG JERSEY BRH ET MONTH END PRICE 19.8800	10,849.54	9,940.00
UBS AG JERSEY BRH MONTH END PRICE 22.0600	9,770.80	11,030.00
UBS AG JERSEY BRH MONTH END PRICE 44.3400	7,706.95	7,759.50
UBS AG JERSEY MONTH END PRICE 17.5900	5,405.87	4,397.50
UBS AG LONDON BRH ET MONTH END PRICE 28.0600	11,712.86	11,925.50
UBS AG LONDON BRH LEV LKD 13 MONTH END PRICE 27.4510	284,906.00	312,666.89
UBS AG NEW MONTH END PRICE 15.7400	12,962.54	13,347.52
UBS AG REG COMMON STOCK CHF.1	672,466.01	671,208.83
UBS AG STAMFORD CT NOTES 01/15 3.875	258,889.80	274,732.12
UBS BARCLAYS COMMERCIAL MORTGA UBSBB 2012 C4 AS 144A	71,749.60	70,773.22
UCO 130119C00030000 MONTH END PRICE 90.0000	(155.77)	(270.00)
UCO 130119C00045000 MONTH END PRICE 5.0000	(589.25)	(25.00)
UCORE RARE METALS INC F MONTH END PRICE 0.4930	24,028.50	14,888.60
UDR INC MONTH END PRICE 23.7800	2,383.90	2,378.00
UDS GROUP INC MONTH END PRICE 0.0001	29,426.22	11.80
UEX CORP MONTH END PRICE 0.5800	31,911.26	10,579.20
UGI CORP NEW MONTH END PRICE 32.7100	40,332.24	46,166.14
UIL HOLDINGS CO MONTH END PRICE 35.8100	36,584.23	46,602.06
UIL HOLDINGS CORP COMMON STOCK NPV	481,660.57	472,692.00
ULTA SALON COSM & FRAG MONTH END PRICE 98.2600	46,915.51	47,263.06
ULTIMATE SOFTWARE GROUP INC COMMON STOCK USD.01	725,470.48	851,578.20
ULTIMATE SOFTWARE GROUP MONTH END PRICE 94.4100	5,923.65	7,552.80

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ULTRA PETROLEUM CORP COMMON STOCK NPV	847,541.00	670,810.00
ULTRA PETROLEUM CORP MONTH END PRICE 18.1300	171,344.13	121,235.31
ULTRA SUN CORP MONTH END PRICE 0.5100	6,750.65	3,366.00
ULTRALIFE BATTERIES INC MONTH END PRICE 3.2400	6,119.35	3,709.80
ULTRAPAR PART SPON ADR MONTH END PRICE 22.2800	11,806.65	16,041.60
ULTRATECH INC COMMON STOCK USD.001	347,142.14	399,893.30
UMH PROPERTIES INC MONTH END PRICE 10.3300	31,650.39	34,950.61
UMICORE COMMON STOCK NPV	83,587.07	109,123.83
UMPQUA HOLDINGS CORP MONTH END PRICE 11.7900	12,571.77	14,619.60
UNDER ARMOUR INC CL A MONTH END PRICE 48.5300	264,779.42	245,998.57
UNDER ARMOUR INC CLASS A COMMON STOCK USD.000333	931,762.37	936,629.00
UNDISCOVERED MANAGERS FDSBEHAVIOR MONTH END PRICE 38.6600	5,127.00	5,233.95
UNG 130420C00030000 MONTH END PRICE 4.0000	(254.24)	(20.00)
UNI PIXEL INC NEW MONTH END PRICE 13.6900	6,790.95	13,690.00
UNIBAIL RODAMCO SE REIT EUR5.	159,786.50	211,267.98
UNICO INC ARIZONA NEW MONTH END PRICE 0.0001	42,970.71	31.76
UNICREDIT SPA COMMON STOCK NPV	869,691.03	706,714.99
UNIGENE LABORATORIES INC MONTH END PRICE 0.1380	10,006.95	2,760.00
UNILEVER N V NY SHS NEW MONTH END PRICE 38.3000	12,559.18	15,358.30
UNILEVER NV CVA DUTCH CERT EUR.16	478,723.87	558,082.34
UNILEVER PLC ADR NEW MONTH END PRICE 38.7200	28,011.99	31,691.24
UNION ELECTRIC $3.50 PFD MONTH END PRICE 78.7700	7,312.95	7,877.00
UNION FIRST MARKET BANKSHARE COMMON STOCK USD1.33	131,939.19	134,045.00
UNION PACIFIC CORP COMMON STOCK USD2.5	203,330.50	226,296.00
UNION PACIFIC CORP COMMON STOCK USD2.5	1,158,751.16	1,164,418.64
UNION PACIFIC CORP COMMON STOCK USD2.5	428,619.29	1,396,623.48
UNION PACIFIC CORP MONTH END PRICE 125.7200	301,129.48	357,725.84
UNION SVG BANK N 2.3% 2/29/16 MONTH END PRICE 1.0255	5,000.00	5,127.35
UNIONTOWN ENERGY MONTH END PRICE 0.0120	5,790.60	41.20
UNIQUE PIZZA & SUBS NEW MONTH END PRICE 0.0200	50,199.12	12.30
UNISYS CORP SER A CV MONTH END PRICE 52.8099	11,552.26	11,618.18
UNISYS CORP MONTH END PRICE 17.3000	17,639.01	15,051.00
UNIT CORP COMMON STOCK USD.2	930,911.91	987,766.30
UNIT CORP MONTH END PRICE 45.0500	19,055.46	18,020.00
UNITED AMERICAN PETE MONTH END PRICE 0.0906	8,010.73	579.84
UNITED CONTL HLDGS INC MONTH END PRICE 23.3800*	38,603,003.31	44,262,337.98
UNITED ENVIRONMENTAL ENERGY CP NEW MONTH END PRICE 0.0000	9.01	—
UNITED FIRE GROUP INC COMMON STOCK USD.001	213,663.34	222,768.00
UNITED GUARDIAN INC MONTH END PRICE 19.6700	187,341.02	275,380.00
UNITED INTERNET AG REG SHARE COMMON STOCK NPV	102,042.90	115,760.32
UNITED MEXICAN STATES SR UNSECURED 01/40 6.05	36,720.00	42,912.00
UNITED MEXICAN STATES SR UNSECURED 03/44 4.75	94,012.48	131,080.00
UNITED NATURAL FOODS INC COMMON STOCK USD.01	536,649.78	546,618.00
UNITED NATURAL FOODS INC MONTH END PRICE 53.5900	11,624.95	10,718.00
UNITED ONLINE INC COMMON STOCK USD.0001	864,134.66	813,345.00
UNITED ONLINE INC MONTH END PRICE 5.5900	8,115.65	9,749.29
UNITED OVERSEAS BANK LTD COMMON STOCK NPV	1,042,122.98	1,162,868.40
UNITED PARCEL SERVICE B MONTH END PRICE 73.7300	658,006.54	675,944.94
UNITED PARCEL SERVICE CL B COMMON STOCK USD.01	533,042.84	530,856.00
UNITED PARCEL SERVICE CL B COMMON STOCK USD.01	526,253.58	530,856.00
UNITED PARCEL SERVICE CL B COMMON STOCK USD.01	1,124,988.94	1,244,709.86
UNITED PARCEL SERVICE SR UNSECURED 01/13 4.5	79,660.00	80,114.80
UNITED RENTALS INC COMMON STOCK USD.01	730,450.65	801,197.52
UNITED RENTALS INC MONTH END PRICE 45.5200	21,709.20	23,215.20

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
UNITED SILVER CORP F MONTH END PRICE 0.1770	1,003.06	194.70
UNITED ST COMMODITY ETV MONTH END PRICE 58.6299	63,475.11	58,629.90
UNITED ST NAT GAS FD NEW MONTH END PRICE 18.9000	236,663.62	235,758.60
UNITED STATES 12 MON MONTH END PRICE 17.2400	5,217.37	5,172.00
UNITED STATES OIL & MONTH END PRICE 0.0001	2,189.30	5.00
UNITED STATES OIL FUND MONTH END PRICE 33.3700	316,418.40	302,165.35
UNITED STATES STEEL CORP COMMON STOCK USD1.	35,902.95	35,805.00
UNITED STATES STEEL CORP COMMON STOCK USD1.	132,395.55	81,516.05
UNITED STATES STEEL CORP MONTH END PRICE 23.8500	296,408.27	313,308.30
UNITED STS 12 MO OIL FD MONTH END PRICE 39.6700	40,427.60	40,225.38
UNITED STSTAES GAS FD ETF MONTH END PRICE 58.4400	16,236.29	17,648.88
UNITED TECHNOLOGIES 5.375% 12/15/17 MONTH END PRICE 118.9247	10,368.40	11,892.47
UNITED TECHNOLOGIES CORP COMMON STOCK USD1.	576,094.76	598,673.00
UNITED TECHNOLOGIES CORP COMMON STOCK USD1.	1,066,834.27	1,107,135.00
UNITED TECHNOLOGIES CORP COMMON STOCK USD1.	1,292,033.14	1,361,366.00
UNITED TECHNOLOGIES CORP COMMON STOCK USD1.	724,255.74	1,618,303.33
UNITED TECHNOLOGIES CORP SR UNSECURED 04/20 4.5	71,465.80	82,239.78
UNITED TECHNOLOGIES CORP SR UNSECURED 06/42 4.5	39,856.84	44,446.44
UNITED TECHNOLOGIES CORP MONTH END PRICE 82.0100	660,875.86	732,813.27
UNITED THERAPEUTICS CORP MONTH END PRICE 53.4200	113,783.53	119,607.38
UNITEDHEALTH GROUP INC COMMON STOCK USD.01	1,289,214.74	1,345,152.00
UNITEDHEALTH GROUP INC COMMON STOCK USD.01	1,025,125.60	1,008,864.00
UNITEDHEALTH GROUP INC COMMON STOCK USD.01	602,343.28	1,305,882.24
UNITEDHEALTH GROUP INC SR UNSECURED 02/13 4.875	79,160.80	80,400.48
UNITEDHEALTH GROUP INC SR UNSECURED 04/13 4.875	78,902.40	80,841.12
UNITEDHEALTH GROUP INC SR UNSECURED 11/21 3.375	126,587.60	127,844.76
UNITEDHEALTH GROUP INC MONTH END PRICE 54.2400	457,320.25	472,640.42
UNITIL CORPORATION MONTH END PRICE 25.9200	10,078.55	10,368.00
UNIVERSAL AMERICAN CORP COMMON STOCK USD.01	217,838.52	216,468.00
UNIVERSAL AMERICAN NEW MONTH END PRICE 8.5900	1,632.75	1,503.25
UNIVERSAL CORP VA MONTH END PRICE 49.9100	6,469.98	8,414.66
UNIVERSAL DISPLAY CORP MONTH END PRICE 25.6200	137,406.99	91,232.82
UNIVERSAL EXPRESS INC MONTH END PRICE 0.0000	1,429.85	—
UNIVERSAL FOREST PRODUCT MONTH END PRICE 38.0400	2,216.16	2,472.60
UNIVERSAL FOREST PRODUCTS COMMON STOCK NPV	800,369.77	763,653.00
UNIVERSAL GUARDIAN HLDGS MONTH END PRICE 0.0000	1,714.34	—
UNIVERSAL HEALTH SVCS CL B MONTH END PRICE 48.3500	22,430.68	24,188.21
UNIVERSAL INS HLDGS INC MONTH END PRICE 4.3800	17,266.80	17,520.00
UNIVERSAL POTASH CORP MONTH END PRICE 0.0006	2,499.85	1.80
UNIVERSAL TECHNICAL INSTITUT COMMON STOCK USD.0001	80,574.40	80,320.00
UNIVISION COMMUNICATIONS SR SECURED 144A 09/22 6.75	130,000.00	134,225.00
UNUM GROUP COMMON STOCK USD.1	172,140.46	139,119.24
UNWIRED PLANET INC COMMON STOCK USD.001	23,628.20	22,200.00
UNWIRED PLANET INC NEW MONTH END PRICE 1.2000	1,549.91	720.00
UOMO MEDIA INC NEW MONTH END PRICE 0.1500	1,905.79	3.90
UPLIFT NUTRITION INC NEW MONTH END PRICE 0.0300	93,699.85	263.04
UPM-KYMMENE CP SPON ADR MONTH END PRICE 11.6400	22,986.95	23,280.00
UPS MONTH END PRICE 120.4385	3,706.06	4,817.54
UQM TECHNOLOGIES INC MONTH END PRICE 0.7600	73,232.94	30,064.84
UR ENERGY INC MONTH END PRICE 0.8459	96,872.71	54,827.01
URACAN RESOURCES NEW F MONTH END PRICE 0.0881	61,695.92	3,962.83
URANERZ ENERGY CORP MONTH END PRICE 1.3900	171,593.47	92,813.08
URANIUM 308 CORP MONTH END PRICE 0.0011	1,700.90	154.00
URANIUM ENERGY CORP MONTH END PRICE 2.5600	52,723.99	33,958.40

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
URANIUM HUNTER CORP MONTH END PRICE 0.0080	759.95	8.00
URANIUM ONE INC MONTH END PRICE 2.3740	22,036.37	16,150.32
URANIUM PARTICIPATION MONTH END PRICE 5.4200	8,147.92	6,504.00
URANIUM RESOURCES NEW MONTH END PRICE 0.3200	102,237.28	37,690.24
URBAN OUTFITTERS INC COMMON STOCK USD.0001	44,115.91	43,099.20
URBAN OUTFITTERS INC COMMON STOCK USD.0001	78,361.40	99,935.04
URBAN OUTFITTERS INC MONTH END PRICE 39.3600	43,371.69	53,175.36
URE 130119C00070000 MONTH END PRICE 82.0000	(1,063.90)	(984.00)
UROPLASTY INC NEW MONTH END PRICE 3.2500	91,721.30	152,750.00
URS CORP COMMON STOCK USD.01	315,061.54	325,858.00
URS CORPORATION MONTH END PRICE 39.2600	37,705.61	38,671.10
US AEROSPACE INC MONTH END PRICE 0.0010	173.00	1.00
US AIRWAYS GROUP INC COMMON STOCK USD.01	270,270.18	315,400.50
US BANCORP 6.50% PFD MONTH END PRICE 28.6400	13,506.95	14,320.00
US BANCORP COMMON STOCK USD.01	799,299.33	800,097.00
US BANCORP COMMON STOCK USD.01	1,065,121.12	1,413,728.28
US BANCORP DEL NEW MONTH END PRICE 31.9400	163,372.93	182,772.72
US DOLLAR	(0.01)	(0.01)
US DOLLAR	0.02	0.02
US DOLLAR	0.03	0.03
US DOLLAR	(0.05)	(0.05)
US DOLLAR	(0.05)	(0.05)
US DOLLAR	0.06	0.06
US DOLLAR	0.02	0.02
US DOLLAR	0.02	0.02
US DOLLAR	0.02	0.02
US DOLLAR	6,666.00	6,666.00
US DOLLAR	474,300.11	474,300.11
US DOLLAR	420,000.00	420,000.00
US DOLLAR	4,100.00	4,100.00
US DOLLAR	1,246.25	1,246.25
US DOLLAR	640,000.00	640,000.00
US DOLLAR	3,225.00	3,225.00
US DOLLAR	3,325.00	3,325.00
US DOLLAR	400,691.62	400,691.62
US DOLLAR	(9,557.04)	(9,557.04)
US DOLLAR	318,334.90	318,334.90
US DOLLAR	861,301.67	861,301.67
US DOLLAR	410,000.00	410,000.00
US DOLLAR	(3,900,000.00)	(3,900,000.00)
US DOLLAR	3,736,301.01	3,736,301.01
US ECOLOGY INC MONTH END PRICE 23.5400	7,144.33	9,293.43
US ENERGY INITIATIVES CORP MONTH END PRICE 0.0034	1,515.30	680.00
US FARMS INC NEW MONTH END PRICE 0.0000	1,365.40	—
US GLOBAL INV GLOBAL RES MONTH END PRICE 9.7900	387,607.14	312,380.03
US GLOBAL INV GOLD& PREC METALS FD MONTH END PRICE 11.7800	29,027.18	25,901.16
US GLOBAL INV WORLD PRECIOUS MINRLS MONTH END PRICE 11.7000	273,568.23	149,910.12
US GLOBAL INVESTORS EASTERN EUROPEAN MONTH END PRICE 9.2400	197,685.41	141,608.62
US INFL INDX 2.375% 1/15/17 MONTH END PRICE 133.2729	14,559.26	18,658.21
US INFL INDX 0.125% 07/15/ 7/15/22 MONTH END PRICE 109.0930	5,389.26	5,454.65
US NATL TELECOM INC MONTH END PRICE 0.0001	606.95	10.00
US SILICA HOLDINGS INC COMMON STOCK	111,719.29	116,357.15
US SILICA HOLDINGS INC COMMON STOCK	383,683.11	494,371.50
US STEEL 6.05% 6/01/17 MONTH END PRICE 104.5000	5,211.80	5,225.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
US STEEL 7.0%18 MONTH END PRICE 105.5000	10,160.00	10,550.00
US STEEL 6.65%37 MONTH END PRICE 88.7500	8,526.00	8,875.00
US TREAS BILL 0%0 DUE 1/17/13 MONTH END PRICE 99.9990	9,993.17	9,999.90
US TREAS NOT 2.875% 1/31/13 MONTH END PRICE 100.2188	15,404.38	15,032.82
US TREAS NT 2.625% 8/15/20 MONTH END PRICE 109.6875	86,173.15	87,750.00
US TREASURY N/B 07/14 0.125	1,993,593.76	1,996,640.00
US TREASURY N/B 08/42 2.75	3,051,135.19	3,041,718.75
US TREASURY N/B 09/15 0.25	19,946.88	19,956.24
US TREASURY N/B 10/13 2.75	3,712,816.41	3,696,783.82
US TREASURY N/B 10/15 0.25	59,718.75	59,864.04
US TREASURY N/B 10/17 0.75	430,218.43	431,410.83
US TREASURY N/B 11/22 1.625	236,939.07	237,374.88
US TREASURY N/B 11/42 2.75	799,710.81	790,019.16
US TREASURY N/B 12/15 0.25	3,532,094.44	3,529,489.74
US TREASURY N/B 12/17 0.75	1,181,935.94	1,181,935.20
US TREASURY N/B 12/19 1.125	1,771,418.24	1,774,994.64
USA GRAPHITE INC MONTH END PRICE 0.7800	23,368.60	28,860.00
USA MOBILITY INC MONTH END PRICE 11.6800	28,752.72	23,924.89
USA TECHNOLOGIES INC NEW MONTH END PRICE 1.7400	10,469.90	13,920.00
USA URANIUM CORP MONTH END PRICE 0.0000	5,968.06	—
USANA HEALTH SCIENCES MONTH END PRICE 32.9300	10,111.95	8,232.50
USCORP MONTH END PRICE 0.0080	2,938.80	200.00
USEC INC 3% 10/01/14 MONTH END PRICE 38.2500	7,422.50	3,825.00
USEC INC COMMON STOCK USD.1	4,736.32	4,611.00
USEC INC MONTH END PRICE 0.5300	344,801.80	50,098.78
USG CORP 6.3% 11/15/16 MONTH END PRICE 103.5000	13,087.89	16,560.00
USG CORP NEW MONTH END PRICE 28.0700	64,101.67	85,220.52
UST INFL IDX 1.75% 1/15/28 MONTH END PRICE 142.7830	23,086.10	35,695.75
UST INFL IDX 2.375% 1/15/27 MONTH END PRICE 157.9703	27,675.81	42,651.98
UST INFL IDX 0.125% DUE 1/15/22 MONTH END PRICE 110.9222	50,821.08	55,461.10
UST INFL IND 2.375% 1/15/25 MONTH END PRICE 165.4201	10,796.05	16,542.01
UST INFL INDEX 2% 1/15/14 MONTH END PRICE 129.2010	5,173.82	6,460.05
UST INFL INDEX 2% 1/15/16 MONTH END PRICE 129.2033	19,413.18	25,840.66
UV FLU TECHNOLOGIES NEW MONTH END PRICE 0.0440	17,107.55	1,485.00
UWINK INC DEL MONTH END PRICE 0.0018	433.15	2.18
V F CORPORATION MONTH END PRICE 150.9700	75,212.22	78,631.24
V S E CORPORATION MONTH END PRICE 24.5100	1,077.39	955.89
VAALCO ENERGY INC NEW MONTH END PRICE 8.6500	17,133.38	23,934.55
VAIL RESORTS INC COMMON STOCK USD.01	342,688.32	348,610.05
VAIL RESORTS INC MONTH END PRICE 54.0900	4,147.84	5,547.98
VALE 130119C00019000 MONTH END PRICE 202.0000	(314.24)	(1,010.00)
VALE OVERSEAS LIMITED COMPANY GUAR 01/22 4.375	464,182.26	488,918.21
VALE OVERSEAS LIMITED COMPANY GUAR 11/36 6.875	95,932.17	123,958.00
VALE S A MONTH END PRICE 20.9600	379,860.68	405,177.76
VALEANT PHARMA INTL F MONTH END PRICE 59.7700	242,687.40	244,698.38
VALEANT PHARMACEUTICALS INTE COMMON STOCK NPV	179,641.36	181,103.10
VALENCE TECHNOLOGY INC MONTH END PRICE 0.0062	20,250.11	96.10
VALEO SA COMMON STOCK EUR3.	60,371.81	209,113.14
VALERO ENERGY CORP COMMON STOCK USD.01	335,028.17	438,271.40
VALERO ENERGY CORP NEW MONTH END PRICE 34.1200	530,495.02	670,958.15
VALIDUS HOLDINGS LTD MONTH END PRICE 34.5800	653.35	691.60
VALLEY NATIONAL BANCORP COMMON STOCK NPV	245,786.65	201,865.80
VALSPAR CORPORATION MONTH END PRICE 62.4000	9,168.80	9,360.00
VALUE LINE ASSET ALLOCATION FD MONTH END PRICE 23.0100	2,362.83	2,346.72

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
VALUE LINE EMERGING OPPORTUNITIES FD MONTH END PRICE 37.8100	80,700.79	99,771.14
VALUE LINE INCOME & GROWTH FD MONTH END PRICE 8.6700	6,977.76	7,408.34
VALUE LINE PREMIER GROWTH FUND MONTH END PRICE 28.8400	392,295.73	444,431.12
VALUECLICK INC MONTH END PRICE 19.4100	4,527.26	4,852.50
VAN ECK GLOBAL HARD ASSETS CL A MONTH END PRICE 43.6400	15,913.88	15,933.23
VAN ECK INTL INV GOLD FD CL A MONTH END PRICE 16.8100	38,262.87	39,676.12
VANDERBILT MORTGAGE FINANCE VMF 2000 B IB2	86,857.18	84,267.52
VANGRD RUSSELL 2000 MONTH END PRICE 67.0000	71,360.13	74,543.99
VANGRD RUSSELL 2000 MONTH END PRICE 69.1100	13,079.35	13,863.04
VANGUARD 500 INDEX FD INVESTOR SHS MONTH END PRICE 131.3700	500,469.91	568,282.71
VANGUARD 500 INDEX SIGNAL MONTH END PRICE 108.5200	647,009.07	775,457.22
VANGUARD BALANCED INDEX FUND INV MONTH END PRICE 23.7600	91,340.46	97,845.44
VANGUARD BD INDEX FD INC MONTH END PRICE 80.9900	309,838.85	309,268.47
VANGUARD BD INDEX FD MONTH END PRICE 88.2500	899,072.31	900,507.62
VANGUARD BD INDEX FD MONTH END PRICE 93.8700	38,866.17	38,291.64
VANGUARD BD INDEX FUND MONTH END PRICE 84.0300	2,645,799.43	2,674,689.97
VANGUARD CAPITAL OPPORTUNITY INV MONTH END PRICE 33.6200	126,375.92	153,257.71
VANGUARD CONV SECS FD MONTH END PRICE 12.6600	13,818.01	12,893.79
VANGUARD DEVELOPED MKTS INDEX INV MONTH END PRICE 9.7500	47,937.85	37,106.78
VANGUARD DIV APPR VIPERS MONTH END PRICE 59.5700	853,297.45	928,221.50
VANGUARD DIVIDEND GROWTH FUND MONTH END PRICE 16.6400	1,169,585.56	1,248,426.60
VANGUARD EMERGING MKTS STOCK INDEX MONTH END PRICE 28.0100	644,918.24	698,607.66
VANGUARD ENERGY FUND INV MONTH END PRICE 59.2200	860,376.22	809,281.21
VANGUARD EQUITY INCOME FD INC MONTH END PRICE 24.1500	178,044.28	189,844.45
VANGUARD EUROPEAN STOCK INDEX FD INV MONTH END PRICE 26.0000	122,516.44	105,736.07
VANGUARD EXPLORER FD INC MONTH END PRICE 79.4700	13,015.29	14,482.22
VANGUARD EXTENDED MKT FD MONTH END PRICE 60.5000	195,084.96	199,823.41
VANGUARD EXTENDED MKT INDEX FD INV MONTH END PRICE 45.8700	25,112.53	30,059.39
VANGUARD F-I SECS I-T U S TREASURY I MONTH END PRICE 11.7000	38,741.67	38,490.12
VANGUARD F-I SECS S-T U S TREASURY I MONTH END PRICE 10.7400	75,882.25	75,822.79
VANGUARD FTSE ALLWRLD EX-US INDX INV MONTH END PRICE 17.9000	413,330.62	422,733.74
VANGUARD FTSE ETF WORLD EX SMALL CAP MONTH END PRICE 90.8900	216,502.18	226,430.55
VANGUARD FTSE SOCIAL INDEX FD MONTH END PRICE 8.5900	11,979.20	11,474.07
VANGUARD GLOBAL EQUITY FD INVESTOR MONTH END PRICE 18.6700	515,889.89	443,809.72
VANGUARD GNMA FUND ADMIRAL SHRS MONTH END PRICE 10.9100	76,820.29	75,660.77
VANGUARD GNMA FUND INVESTOR SHS MONTH END PRICE 10.9100	1,967,592.19	1,993,368.72
VANGUARD GROWTH & INCOME INV MONTH END PRICE 30.3100	77,162.08	77,420.68
VANGUARD GROWTH EQUITY FD MONTH END PRICE 12.2800	37,271.79	44,532.01
VANGUARD GROWTH INDEX FD MONTH END PRICE 36.6500	89,445.73	117,966.09
VANGUARD HEALTH CARE FUND INV MONTH END PRICE 143.2700	764,293.84	895,796.39
VANGUARD HIGH DIV YIELD INDEX INV MONTH END PRICE 19.5400	45,897.71	57,356.00
VANGUARD HIGH-YIELD CORPORATE FD INV MONTH END PRICE 6.1100	585,010.11	633,132.36
VANGUARD INDEX FUNDS MONTH END PRICE 58.8000	651,516.32	700,021.78
VANGUARD INDEX FUNDS MONTH END PRICE 65.1600	335,130.74	405,290.10
VANGUARD INDEX FUNDS MONTH END PRICE 71.1800	376,437.07	416,428.80
VANGUARD INDEX FUNDS MONTH END PRICE 72.6500	573,349.03	652,763.66
VANGUARD INDEX FUNDS MONTH END PRICE 80.9000	675,089.68	806,417.34
VANGUARD INDEX FUNDS MONTH END PRICE 82.4400	455,961.37	546,610.72
VANGUARD INDEX FUNDS MONTH END PRICE 89.0300	460,990.98	475,046.29
VANGUARD INFLATION PROT. SEC ADM MONTH END PRICE 28.5400	645,479.15	679,621.39
VANGUARD INFLATION PROTECTED SEC FD MONTH END PRICE 14.5300	2,278,959.40	2,485,800.14
VANGUARD INSTITUTIONAL INDEX FUND MONTH END PRICE 130.5200	12,353.71	12,447.04
VANGUARD INT TERM BD INDEX FD SIGNAL MONTH END PRICE 11.9600	12,520.71	12,504.28
VANGUARD INTER TERM BOND INDEX FD I MONTH END PRICE 11.9600	154,215.02	163,581.62

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
VANGUARD INTERM TERM INV GRD FUND MONTH END PRICE 10.3200	254,338.15	263,560.22
VANGUARD INTERNATIONAL EXPLORER INV MONTH END PRICE 14.7100	66,354.70	58,608.70
VANGUARD INTERNATIONAL VALUE INV MONTH END PRICE 31.1800	223,597.56	199,671.11
VANGUARD INTL EQTY ETF MONTH END PRICE 55.0300	108,195.09	123,389.66
VANGUARD INTL EQUITY INDEX FD INC MONTH END PRICE 53.3900	436,071.81	423,492.89
VANGUARD INTL EQUITY INDEX FD MONTH END PRICE 44.5300	3,422,998.15	3,639,535.30
VANGUARD INTL EQUITY INDEX FD MONTH END PRICE 48.8400	521,080.64	512,750.98
VANGUARD INTL EQUITY INDEX MONTH END PRICE 45.7500	2,164,934.87	2,265,511.58
VANGUARD INTL GROWTH ADMIRAL CLASS MONTH END PRICE 61.2800	21,444.36	22,781.70
VANGUARD INTL GROWTH PORTFOLIO INV MONTH END PRICE 19.2700	643,017.57	661,175.82
VANGUARD LG CAP INDEX FD INV CL MONTH END PRICE 26.3200	256,521.51	296,367.10
VANGUARD LIFE STRATEGY GROWTH FD I MONTH END PRICE 23.3000	12,296.41	14,093.75
VANGUARD LIFE STRATEGY INCOME FD I MONTH END PRICE 14.2100	16,064.09	16,674.20
VANGUARD LONG TERM BOND INDEX FD INV MONTH END PRICE 14.2700	164,111.23	171,899.33
VANGUARD LONG TERM INVTMNT GRADE INV MONTH END PRICE 10.8500	72,370.09	80,321.47
VANGUARD LONG TERM TREASURY FD INV MONTH END PRICE 13.0700	63,804.07	64,218.32
VANGUARD MID CAP GROWTH MONTH END PRICE 68.5800	66,463.34	68,115.17
VANGUARD MID CAP INDEX FD INV MONTH END PRICE 22.4700	146,185.19	202,838.49
VANGUARD MID CAP INDEX SIGNAL MONTH END PRICE 32.1800	17,922.00	18,395.44
VANGUARD MID CAP VALUE MONTH END PRICE 58.8100	25,099.19	29,260.96
VANGUARD MID-CAP GRWTH INVS SHS MONTH END PRICE 20.3700	243,778.49	260,370.26
VANGUARD MID-CAP VALUE INDEX INV MONTH END PRICE 23.1600	19,723.04	20,694.50
VANGUARD MORGAN GROWTH FD INV MONTH END PRICE 19.9000	108,293.65	120,861.26
VANGUARD NATURAL RES LLC MONTH END PRICE 26.0000	130,298.34	123,370.00
VANGUARD PACIFIC STOCK INDEX FD INV MONTH END PRICE 10.1400	80,872.34	81,618.56
VANGUARD PRECIOUS METALS MINING INV MONTH END PRICE 15.9500	206,908.17	145,609.77
VANGUARD PRIME MONEY MARKET FU VANGUARD PRIME MMKT INST	181,609,478.83	181,609,478.83
VANGUARD PRIMECAP CORE INV MONTH END PRICE 14.9300	204,070.90	278,284.39
VANGUARD PRIMECAP INV FUND MONTH END PRICE 69.4900	52,174.82	69,628.42
VANGUARD REIT INDEX FD SIGNAL MONTH END PRICE 24.8900	25,602.68	28,906.18
VANGUARD REIT INDEX FUND INV MONTH END PRICE 21.8500	589,356.41	709,405.46
VANGUARD S&P 500 ETF MONTH END PRICE 63.5600	11,370.14	13,717.04
VANGUARD S&P 500 ETF MONTH END PRICE 65.1900	38,207.15	39,815.95
VANGUARD S&P ETF MONTH END PRICE 68.0700	16,684.45	17,017.50
VANGUARD S&P ETF MONTH END PRICE 69.1700	62,504.72	62,806.36
VANGUARD S&P ETF MONTH END PRICE 69.9500	3,022.00	3,516.35
VANGUARD SCOTTSDALE MONTH END PRICE 60.8900	5,160.82	5,175.65
VANGUARD SCOTTSDALE MONTH END PRICE 80.3200	449,641.61	451,557.41
VANGUARD SCOTTSDALE MONTH END PRICE 87.6600	406,961.07	420,927.82
VANGUARD SCOTTSDALE MONTH END PRICE 91.7100	148,378.01	149,797.02
VANGUARD SELECTED VALUE INV MONTH END PRICE 20.9800	47,746.73	52,057.61
VANGUARD SHORT TERM INVSTMT GRADE I MONTH END PRICE 10.8300	888,699.99	903,595.49
VANGUARD SHORT TERM TREA ADMIRAL SHS MONTH END PRICE 10.7400	93,949.75	93,490.88
VANGUARD SHORT TERM MONTH END PRICE 10.6300	488,522.96	495,033.41
VANGUARD SHORT-TERM FEDERAL INV MONTH END PRICE 10.8000	10,138.50	10,087.85
VANGUARD SHORT-TERM INVST GRADE ADM MONTH END PRICE 10.8300	527,714.86	531,937.93
VANGUARD SMALL CAP GROWTH INDEX FD MONTH END PRICE 25.0300	41,625.62	54,933.99
VANGUARD SMALL-CAP INDEX FUND MONTH END PRICE 38.7400	448,484.07	530,767.36
VANGUARD SMALL-CAP VALUE INDEX FD I MONTH END PRICE 17.4000	251,124.51	283,071.66
VANGUARD SPECIALIZED FDS MONTH END PRICE 65.8000	3,393,350.19	3,940,088.23
VANGUARD STAR FUND INV MONTH END PRICE 20.8000	26,173.23	27,939.29
VANGUARD STRATEGIC EQUITY FUND INV MONTH END PRICE 21.4500	4,337.98	4,081.53
VANGUARD TARGET RETIREMENT 2020 FD I MONTH END PRICE 23.8300	717,494.23	879,633.29
VANGUARD TARGET RETIREMENT 2025 FD I MONTH END PRICE 13.5900	352,251.70	382,593.10

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
VANGUARD TARGET RETIREMENT 2030 FD I MONTH END PRICE 23.3800	361,448.54	396,551.27
VANGUARD TARGET RETIREMENT 2035 FD I MONTH END PRICE 14.0900	13,391.65	14,884.32
VANGUARD TARGET RETIREMENT 2040 FD I MONTH END PRICE 23.1800	89,785.85	136,621.76
VANGUARD TARGET RETIREMENT 2045 FD I MONTH END PRICE 14.5500	246,420.38	259,735.89
VANGUARD TAX-MANAGED FD MONTH END PRICE 35.2300	160,883.17	168,128.12
VANGUARD TOTAL BD MKT INDEX FD INV MONTH END PRICE 11.0900	683,955.44	718,811.90
VANGUARD TOTAL BD MKT INDEX SIGNAL MONTH END PRICE 11.0900	640,715.56	646,707.95
VANGUARD TOTAL INTL ETF MONTH END PRICE 47.0700	4,169,463.85	4,303,324.52
VANGUARD TOTAL INTL STK INDEX FD INV MONTH END PRICE 14.9800	1,836,045.77	1,885,293.97
VANGUARD TOTAL STOCK MARKT INDX FD I MONTH END PRICE 35.6400	3,443,233.58	3,811,180.65
VANGUARD TOTAL STOCK MKT MONTH END PRICE 73.2800	4,707,274.30	5,286,253.17
VANGUARD TOTAL WORLD STOCK ETF MONTH END PRICE 49.4199	49,001.05	49,981.49
VANGUARD U S GROWTH FUND MONTH END PRICE 21.2600	25,668.17	26,377.22
VANGUARD VALUE INDEX FUND MONTH END PRICE 22.9300	362,949.25	359,899.65
VANGUARD WELLESLEY INCOME ADMIRAL SH MONTH END PRICE 58.4000	605,063.53	634,203.68
VANGUARD WELLESLEY INCOME FUND MONTH END PRICE 24.1100	2,161,473.65	2,322,252.30
VANGUARD WELLINGTON ADMIRAL SHARES MONTH END PRICE 58.4500	1,735,654.72	1,695,404.67
VANGUARD WELLINGTON FUND INV MONTH END PRICE 33.8400	784,954.81	825,896.23
VANGUARD WHITEHALL FDS MONTH END PRICE 49.3800	520,099.20	554,935.21
VANGUARD WINDSOR FUND INVESTOR SHARE MONTH END PRICE 15.1000	67,598.57	59,565.17
VANGUARD WINDSOR II PORTFOLIO INV MONTH END PRICE 29.3800	200,705.70	198,966.41
VANGUARD WORLD FD ETF MONTH END PRICE 55.4600	25,868.55	28,123.69
VANGUARD WORLD FUNDS CONSUMER MONTH END PRICE 75.8700	15,995.22	19,949.85
VANGUARD WORLD FUNDS MONTH END PRICE 102.2600	316,861.41	317,473.40
VANGUARD WORLD FUNDS MONTH END PRICE 34.1000	35,456.78	36,537.32
VANGUARD WORLD FUNDS MONTH END PRICE 69.1100	174,334.07	177,578.40
VANGUARD WORLD FUNDS MONTH END PRICE 70.0100	1,398.94	1,497.32
VANGUARD WORLD FUNDS MONTH END PRICE 71.2500	458.64	500.24
VANGUARD WORLD FUNDS MONTH END PRICE 71.6700	76,720.12	84,501.57
VANGUARD WORLD FUNDS MONTH END PRICE 75.3000	381,097.67	397,403.15
VANGUARD WORLD FUNDS MONTH END PRICE 84.2100	26,679.67	29,356.95
VANGUARD WORLD FUNDS MONTH END PRICE 87.9050	196,012.96	222,211.99
VANOIL ENERGY LTD MONTH END PRICE 0.5638	921.35	676.56
VANTAGE DRILLING CO COMMON STOCK USD.001	213,835.85	218,685.00
VANTAGE DRILLING COMPANY MONTH END PRICE 1.8300	331.95	457.50
VANTIV INC CLASS A MONTH END PRICE 20.4200	22,448.02	20,420.00
VARIAN MEDICAL SYSTEMS INC COMMON STOCK USD1.	127,911.82	182,202.56
VARIAN MEDICAL SYSTEMS MONTH END PRICE 70.2400	13,930.16	14,750.40
VASCO DATA SECURITY INTL MONTH END PRICE 8.1600	7,033.64	7,490.88
VASCULAR SOLUTIONS INC COMMON STOCK USD.01	22,403.70	23,700.00
VASCULAR SOLUTIONS INC MONTH END PRICE 15.8000	5,279.60	6,320.00
VECTOR GROUP LTD MONTH END PRICE 14.8700	28,528.57	27,108.08
VECTRON CORP MONTH END PRICE 29.4000	11,751.17	14,700.00
VEECO INSTRUMENTS INC COMMON STOCK USD.01	121,839.53	118,080.00
VEECO INSTRUMENTS INC MONTH END PRICE 29.4900	6,436.92	5,042.79
VELATEL GLOBAL COMM NEW MONTH END PRICE 0.1095	11,124.22	350.29
VELTI PLC ST HELIER MONTH END PRICE 4.5000	72,981.22	58,234.50
VENAXIS INC MONTH END PRICE 2.5600	5,431.98	256.00
VENTAS INC REIT USD.25	281,228.01	449,804.00
VENTAS INC MONTH END PRICE 64.7200	80,404.25	111,891.77
VENTRUS BIOSCIENCES INC MONTH END PRICE 2.1600	4,890.63	2,160.00
VEOLIA ENVIRON ADR MONTH END PRICE 12.2400	30,405.64	17,625.60
VERICIMETRY US SM CAP VALUE FD MONTH END PRICE 11.5200	18,663.02	20,919.96
VERIFONE HLDGS INC MONTH END PRICE 29.6800	342,829.95	330,635.20

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
VERIS GOLD CORP F MONTH END PRICE 1.7400	4,972.45	2,122.80
VERISANTE TECH INC F MONTH END PRICE 0.5220	9,003.45	6,786.00
VERISIGN INC COMMON STOCK USD.001	97,187.59	148,486.50
VERISIGN INC MONTH END PRICE 38.8200	166,711.83	197,982.00
VERISK ANALYTICS INC MONTH END PRICE 50.9700	72,492.30	77,474.40
VERIZON COMM INC 3% 4/01/16 MONTH END PRICE 106.7534	10,013.00	10,675.34
VERIZON COMMUNICATIONS INC COMMON STOCK USD.1	331,467.23	354,814.00
VERIZON COMMUNICATIONS INC COMMON STOCK USD.1	544,805.65	540,875.00
VERIZON COMMUNICATIONS INC COMMON STOCK USD.1	2,061,314.80	2,908,825.75
VERIZON COMMUNICATIONS SR UNSECURED 11/18 8.75	234,606.96	233,262.96
VERIZON COMMUNICATIONS SR UNSECURED 11/22 2.45	499,630.40	500,167.00
VERIZON COMMUNICATIONS MONTH END PRICE 43.2700	2,880,083.99	3,283,829.47
VERIZON COMMUS 5.5% 4/01/17 MONTH END PRICE 117.8565	21,450.19	23,571.30
VERMILION ENERGY INC MONTH END PRICE 52.2800	12,194.00	15,684.00
VERMILLION INC NEW MONTH END PRICE 1.3200	117.29	66.00
VERTEX PHARMACEUTICALS INC COMMON STOCK USD.01	976,262.40	809,442.00
VERTEX PHARMACEUTICALS MONTH END PRICE 41.9000	19,591.72	18,017.00
VERTICAL COMPUTER SYS MONTH END PRICE 0.0240	6,355.64	4,800.00
VESTAS WIND SYS A/S ADR MONTH END PRICE 1.8850	6,716.13	782.28
VF CORP COMMON STOCK NPV	552,997.51	609,767.83
VF CORP COMMON STOCK NPV	109,905.33	314,621.48
VGTEL INC MONTH END PRICE 0.5800	32,474.89	2,900.00
VHC 130316C00035000 MONTH END PRICE 240.0000	(571.52)	(480.00)
VHC 130316C00037000 MONTH END PRICE 210.0000	(1,368.45)	(1,260.00)
VHGI HOLDINGS INC MONTH END PRICE 0.0355	446.10	260.32
VIACOM INC CLASS B COMMON STOCK USD.001	201,037.49	224,145.00
VIACOM INC CLASS B COMMON STOCK USD.001	402,549.46	575,235.18
VIACOM INC NEW MONTH END PRICE 52.7400	18,857.17	19,623.66
VIACOM INC NEW MONTH END PRICE 54.2700	19,939.45	18,994.50
VIAD CORP NEW MONTH END PRICE 27.1600	26,921.15	27,160.00
VIASPACE INC MONTH END PRICE 0.0120	1,473.19	63.60
VICAL INC MONTH END PRICE 2.9100	356,370.15	291,873.00
VICE FD MONTH END PRICE 22.2700	62,983.49	70,864.03
VICTORY DIVERSIFIED STK FD A MONTH END PRICE 16.6500	19,272.39	20,143.80
VICTORY ENERGY CORP NEW MONTH END PRICE 0.4000	1,010.95	10.00
VICTORY PORTFOLIOS MONTH END PRICE 11.1500	7,500.00	7,361.35
VICTORY SMALL COMPANY OPPORTUNITY A MONTH END PRICE 32.3000	15,091.66	14,737.39
VIDAROO CORP MONTH END PRICE 0.0080	567.77	48.00
VIDEO RIVER NETWORKS INC MONTH END PRICE 0.0007	92,265.93	338.15
VIEWPOINT FINANCIAL GROUP IN COMMON STOCK USD.01	567,380.03	705,657.06
VILLERE BALANCED FUN MONTH END PRICE 21.2100	141,595.83	155,592.36
VIMPELCOM LTD ADR W MONTH END PRICE 10.4900	6,467.67	6,262.53
VIPER NETWORKS INC MONTH END PRICE 0.0008	116.95	0.24
VIPER POWERSPORTS INC MONTH END PRICE 0.2600	16,735.60	6,240.00
VIPER RES INC NEV MONTH END PRICE 0.0071	1,636.24	13.69
VIRAGEN INC NEW MONTH END PRICE 0.0000	5,411.19	—
VIRGIN MEDIA INC MONTH END PRICE 36.7500	8,498.96	8,746.50
VIRGINIA ENERGY RES NEWF MONTH END PRICE 0.4990	12,956.23	990.52
VIRGINIA MINES INC MONTH END PRICE 9.7930	8,605.41	9,793.00
VIRNETX HOLDING CORP MONTH END PRICE 29.2800	76,062.51	73,200.00
VIROPHARMA INC MONTH END PRICE 22.7600	27,601.36	23,602.12
VIRTUALSCOPICS INC MONTH END PRICE 0.5800	9,967.90	3,190.00
VIRTUS ALPHASECTOR MONTH END PRICE 11.6700	20,815.00	20,278.49
VIRTUS EMRG MKTS OPPTY A MONTH END PRICE 10.0000	32,235.31	34,109.78

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
VIRTUS FOREIGN OPPORTUNITIES FUND A MONTH END PRICE 26.1100	17,993.71	17,735.90
VIRTUS GLOBAL PREMIUM ALPHASECTOR A MONTH END PRICE 10.5900	10,085.47	10,143.77
VIRTUS MULTI SECTOR SHRT TERM BD I MONTH END PRICE 4.9600	26,870.64	27,940.16
VIRTUS PREMIUM MONTH END PRICE 13.2100	170,210.52	178,746.48
VIRTUS QUALITY SMALL CAP FD A MONTH END PRICE 12.5600	4,077.89	4,033.41
VIRTUS REAL ESTATE SECURITIES FUND A MONTH END PRICE 34.9200	77,210.72	80,632.72
VISA INC CL A MONTH END PRICE 151.5800	1,175,161.28	1,615,885.74
VISA INC CLASS A SHARES COMMON STOCK USD.0001	883,283.74	2,176,688.80
VISA INC CLASS A SHARES COMMON STOCK USD.0001	769,976.94	1,512,465.24
VISA INC CLASS A SHARES COMMON STOCK USD.0001	1,059,152.18	1,389,988.60
VISA INC CLASS A SHARES COMMON STOCK USD.0001	1,106,044.13	1,858,370.80
VISHAY INTERTECHNOLOGY INC COMMON STOCK USD.1	1,508,055.69	1,685,801.07
VISHAY INTERTECHNOLOGY MONTH END PRICE 10.6300	28,566.58	30,614.40
VISHAY PRECISION GROUP COMMON STOCK	38,130.94	38,338.00
VISION-SCIENCES INC DEL MONTH END PRICE 1.1900	2,744.04	1,428.00
VISTA GOLD CORP NEW MONTH END PRICE 2.7000	139,686.43	108,988.20
VISTEON CORP 15 WTS MONTH END PRICE 7.9500	1,459.17	159.00
VISUALANT INC MONTH END PRICE 0.0900	315.39	54.00
VITAMIN SHOPPE INC MONTH END PRICE 57.3600	30,848.91	35,850.00
VITESSE SEMICONDCTR NEW MONTH END PRICE 2.2300	205.98	44.60
VIVUS MONTH END PRICE 13.4200	145,117.30	94,718.36
VIXY 130316C00022000 MONTH END PRICE 90.0000	(439.25)	(450.00)
VIZSTAR INC MONTH END PRICE 0.0037	1,718.00	11.10
VLO 130119C00035000 MONTH END PRICE 60.0000	(1,353.48)	(600.00)
VLY CMNTY BK PLEASAN MONTH END PRICE 0.7000	8,756.95	2,450.00
VMWARE INC CL A MONTH END PRICE 94.1400	135,500.00	135,090.90
VOCERA COMMUNICATIONS INC COMMON STOCK USD.0003	145,034.66	150,098.00
VODAFONE GROUP NEW ADR MONTH END PRICE 25.1900	271,016.13	247,242.43
VODAFONE GROUP PLC COMMON STOCK USD.142857	1,242,193.84	1,222,476.44
VOIP INC NEW MONTH END PRICE 0.0000	3,601.45	—
VOLCANO CORPORATION MONTH END PRICE 23.6100	46,384.77	48,990.75
VOLKSWAGEN A G MONTH END PRICE 43.4700	9,106.44	10,867.50
VOLKSWAGEN AG COMMON STOCK NPV	162,615.09	215,262.18
VOLKSWAGEN AG PREF PREFERENCE	448,075.98	559,209.35
VOLTERRA SEMICONDUCTOR MONTH END PRICE 17.1700	4,768.06	3,004.75
VONAGE HOLDINGS CORP COMMON STOCK USD.001	202,384.36	206,664.00
VONAGE HOLDINGS MONTH END PRICE 2.3700	17,639.72	11,307.27
VORNADO REALTY TRUST REIT USD.04	319,437.66	319,439.12
VOTORANTIM CELULOSE E PAPEL MONTH END PRICE 11.3700	470.33	511.65
VOXX INTERNATIONAL CL A MONTH END PRICE 6.7300	5,798.04	3,028.50
VRINGO INC MONTH END PRICE 2.8700	32,774.89	23,247.00
VRNG 130119C00003500 MONTH END PRICE 9.0000	(724.01)	(225.00)
VRNG 130216C00003500 MONTH END PRICE 20.0000	(198.48)	(120.00)
VSE CORP COMMON STOCK USD.05	49,872.68	53,922.00
VU1 CORPORATION NEW MONTH END PRICE 0.6500	2,141.10	644.80
VULCAN MATERIALS CO COMMON STOCK USD1.	160,547.59	163,072.65
VULCAN MATLS CO MONTH END PRICE 52.0500	10,977.38	13,560.15
VVUS 130119C00016000 MONTH END PRICE 25.0000	(859.05)	(525.00)
VXX 130119C00029000 MONTH END PRICE 350.0000	(341.52)	(700.00)
VXX 130119C00039000 MONTH END PRICE 58.0000	(299.76)	(174.00)
VXZ 130316C00035000 MONTH END PRICE 30.0000	(1,346.94)	(240.00)
VYTERIS INC NEW MONTH END PRICE 0.0100	654.97	0.34
VZ 130119C00046000 MONTH END PRICE 3.0000	(114.25)	(15.00)
VZ 130216C00046000 MONTH END PRICE 12.0000	(151.43)	(72.00)

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
VZ 130420C00050000 MONTH END PRICE 6.0000	(176.73)	(42.00)
VZ 150117C00042000 MONTH END PRICE 380.0000	(19,873.50)	(13,680.00)
W & T OFFSHORE INC MONTH END PRICE 16.0300	9,534.07	8,026.53
W P CAREY INC MONTH END PRICE 52.1500	8,139.97	9,126.25
WA FUNDING TR III XXX ESCROW MONTH END PRICE 0.0000	245,253.74	—
WA FUNDING TR III XXX ESCROW MONTH END PRICE 0.0000	510,652.57	—
WABASH NATIONAL CORP COMMON STOCK USD.01	37,720.69	36,597.60
WABASH NATL CORP MONTH END PRICE 8.9700	1,513.53	1,794.00
WABCO HOLDINGS INC MONTH END PRICE 65.1900	6,760.38	7,562.04
WABTEC CORP MONTH END PRICE 87.5400	64,298.87	66,984.91
WACHOVIA BANK COMMERCIAL MORTG WBCMT 2007 C30 A5	68,990.63	68,744.64
WACHOVIA BK N A CHARL 5.05% 9/30/13 MONTH END PRICE 1.0317	34,000.00	35,079.16
WACHOVIA CAP TRUST III LIMITD GUARA 03/49 VAR	50,062.81	49,750.00
WACHOVIA CORP SUBORDINATED 10/16 5.625	163,811.20	229,305.80
WACHOVIA FDG 7.25% PFD MONTH END PRICE 26.4100	3,249.96	3,301.25
WACHOVIA MRTGE BK 4.7% 6/11/13 MONTH END PRICE 1.0160	10,000.00	10,160.20
WACHOVIA MTG 5.05% 9/19/13 MONTH END PRICE 1.0287	90,000.00	92,584.80
WACHOVIA MTG FSB LAS 5.05% 9/30/13 MONTH END PRICE 1.0299	30,000.00	30,895.80
WADDELL & REED FINANCIAL INC MONTH END PRICE 34.8200	4,515.52	4,631.06
WAG 130119C00037000 MONTH END PRICE 70.0000	(82.29)	(70.00)
WAG 130119C00039000 MONTH END PRICE 11.0000	(308.80)	(33.00)
WAINWRIGHT B & T 2.85% 10/23/15 MONTH END PRICE 1.0502	10,000.00	10,502.00
WAJAX CORP F MONTH END PRICE 40.3585	2,006.61	1,816.13
WAL MART STORES INC COMMON STOCK USD.1	1,323,319.57	2,687,647.93
WAL MART STORES INC SR UNSECURED 04/38 6.2	270,954.00	271,770.00
WALDEN SMALL CAPINNOVATIONS FD MONTH END PRICE 16.9200	7,700.67	7,636.76
WALGREEN CO COMMON STOCK USD.078125	466,598.45	507,037.00
WALGREEN CO COMMON STOCK USD.078125	433,287.55	743,493.89
WALGREEN COMPANY MONTH END PRICE 37.0100	338,172.08	375,699.43
WALKER & DUNLOP INC MONTH END PRICE 16.6600	16,506.95	16,660.00
WAL-MART DE CV SPN ADR F MONTH END PRICE 32.7800	5,152.14	6,195.42
WAL-MART STORES INC MONTH END PRICE 68.2300	1,175,920.47	1,260,832.70
WALT DISNEY CO/THE COMMON STOCK USD.01	220,593.00	288,782.00
WALT DISNEY CO/THE COMMON STOCK USD.01	611,620.86	815,609.99
WALT DISNEY CO/THE COMMON STOCK USD.01	1,082,026.76	1,115,296.00
WALT DISNEY CO/THE COMMON STOCK USD.01	1,053,805.06	1,051,515.01
WALT DISNEY CO/THE COMMON STOCK USD.01	1,058,752.74	2,078,483.55
WALTER INDS INC MONTH END PRICE 35.8800	131,904.82	137,650.04
WALTER INVSTMNT MGMT MONTH END PRICE 43.0200	50,631.51	106,726.18
WALTHAUSEN SMALL CAP VALUE FD MONTH END PRICE 18.9300	330,195.74	353,794.92
WAMU MORTGAGE PASS THROUGH CER WAMU 2004 AR13 A1A	62,883.98	73,098.83
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR11 A1A	412,260.49	418,231.45
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR11 A1A	49,024.56	50,350.24
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR17 A1A2	103,225.29	93,935.84
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR6 2A1A	75,513.24	70,602.99
WAMU MORTGAGE PASS THROUGH CER WAMU 2005 AR8 1A1A	101,824.19	94,887.52
WAMU PFD FDGF XXX ESCROW PNDG DIST MONTH END PRICE 0.0000	46,323.10	—
WANDERPORT CORPORATI MONTH END PRICE 0.0138	506.95	138.00
WANT WANT CHINA HLD MONTH END PRICE 69.9000	3,033.80	3,075.60
WAR EAGLE MINING NEW F MONTH END PRICE 0.0805	3,292.95	16.10
WARNER CHILCOTT PLC IRELAND MONTH END PRICE 12.0400	16,634.48	13,027.28
WARNING MODEL MGMT LLC MONTH END PRICE 0.0000	15,390.78	—
WARWICK VALLEY TELE CO MONTH END PRICE 10.4400	15,773.06	12,280.33
WASATCH CORE GROWTH FD MONTH END PRICE 43.1000	161,495.38	200,626.92

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
WASATCH EMERGING MARKET SMALL CAP FD MONTH END PRICE 2.8100	217,290.28	240,651.47
WASATCH FDS INCFRT EMGSM CTYS MONTH END PRICE 2.6400	6,140.01	7,278.85
WASATCH HOISINGTON US TREASURY FUND MONTH END PRICE 18.0600	46,534.82	46,030.57
WASATCH INT’L GROWTH FD MONTH END PRICE 23.5500	260,176.93	304,019.62
WASATCH INTL OPPTY FUND MONTH END PRICE 2.5700	15,225.71	15,820.52
WASATCH LARGE CAP VALUE FD MONTH END PRICE 14.2300	199,286.46	222,427.61
WASATCH LONG SHORT FD MONTH END PRICE 13.9300	110,234.10	121,645.17
WASATCH MICRO CAP FUND MONTH END PRICE 5.5700	220,682.93	198,757.56
WASATCH MICROCAP VALUE FUND MONTH END PRICE 2.6600	30,376.41	36,843.52
WASATCH SMALL CAP GROWTH FD MONTH END PRICE 41.2900	223,685.09	276,212.39
WASATCH SMALL CAP VALUE FUND MONTH END PRICE 4.0200	75,642.70	70,377.32
WASATCH WORLD INNOVATORS FD MONTH END PRICE 18.5200	22,986.80	28,352.51
WASHINGTON BANKING CO COMMON STOCK NPV	54,365.90	54,480.00
WASHINGTON FEDERAL INC COMMON STOCK USD1.	625,353.98	620,124.33
WASHINGTON MU BK 5.1% 4/18/17 MONTH END PRICE 1.1256	10,000.00	11,256.00
WASHINGTON POST CLASS B COMMON STOCK USD1.	180,356.25	182,605.00
WASHINGTON POST CLASS B COMMON STOCK USD1.	110,204.17	50,398.98
WASHINGTON POST CO MONTH END PRICE 365.2100	5,434.64	4,382.52
WASHINGTON REAL ESTATE INVESTMENT TR MONTH END PRICE 26.1500	47,956.23	45,584.26
WASTE MANAGEMENT INC COMMON STOCK USD.01	400,629.67	346,577.28
WASTE MANAGEMENT INC COMPANY GUAR 05/29 7.375	62,570.00	66,008.65
WASTE MANAGEMENT INC DEL MONTH END PRICE 33.7400	373,910.87	386,002.08
WASWTCH GLOBAL OPPTY FD MONTH END PRICE 3.8800	20,331.06	26,625.93
WATCHIT TECHNOLOGIES MONTH END PRICE 0.0001	742.75	32.50
WATER RESOURCES GP ORD F MONTH END PRICE 0.0166	52,504.50	16,600.00
WATERS CORP COMMON STOCK USD.01	84,207.94	173,891.52
WATERS CORPORATION MONTH END PRICE 87.1200	20,990.94	20,821.68
WATSCO INC MONTH END PRICE 74.9000	8,183.45	9,452.53
WATSON PHARMACEUTICALS MONTH END PRICE 86.0000	214,037.58	226,782.00
WATTS INDS INC CL A MONTH END PRICE 42.9900	5,526.94	7,622.96
WAYMAR RESOURCES LTD MONTH END PRICE 0.3423	52,643.64	50,318.10
WAYSIDE TECHNOLOGY GROUP MONTH END PRICE 11.0900	2,054.60	1,706.64
WBI ABSOLUTE RETURN DIV MONTH END PRICE 10.9200	63,428.35	65,512.10
WD 40 CO MONTH END PRICE 47.1100	10,473.14	10,818.96
WEATHERFORD IN 9.6250% 03/01/19 MONTH END PRICE 130.3622	6,585.15	6,518.11
WEATHERFORD INTERNATIONAL LTD MONTH END PRICE 11.1900	100,816.01	75,778.68
WEATHERFORD INTL LTD COMMON STOCK USD1.	1,004,764.07	727,115.01
WEB.COM GROUP INC MONTH END PRICE 14.8000	33,531.18	31,598.00
WEBSAFETY INC MONTH END PRICE 0.0019	1,819.10	20.90
WEBSTER FINANCIAL CORP COMMON STOCK USD.01	439,197.33	425,385.00
WEIGHT WATCHERS INTL INC MONTH END PRICE 52.3600	47,285.41	34,101.87
WEINGARTEN REALTY INVESTORS REIT USD.03	29,367.58	29,447.00
WEIR GROUP PLC/THE COMMON STOCK GBP.125	363,911.85	470,123.85
WEITZ HICKORY FUND MONTH END PRICE 45.8800	8,073.98	8,981.56
WEITZ PARTNERS III MONTH END PRICE 12.6000	52,760.59	56,722.96
WEITZ PARTNERS VALUE FUND MONTH END PRICE 24.8100	39,878.06	48,862.60
WEITZ SHORT INTERMEDIATE INCOME FD MONTH END PRICE 12.6000	238,957.82	241,628.75
WEITZ VALUE PORTFOLIO MONTH END PRICE 34.0500	110,186.40	112,811.84
WELLCARE HEALTH PLANS MONTH END PRICE 48.6900	45,327.20	38,952.00
WELLMAN INC MONTH END PRICE 0.0000	10,646.13	—
WELLPOINT INC COMMON STOCK USD.01	1,188,193.13	1,273,228.00
WELLPOINT INC COMMON STOCK USD.01	1,153,341.77	1,197,078.00
WELLPOINT INC COMMON STOCK USD.01	2,119,558.79	2,118,127.48
WELLPOINT INC COMMON STOCK USD.01	296,925.86	432,714.76

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
WELLPOINT INC SR UNSECURED 02/19 7.	39,936.00	49,774.32
WELLPOINT INC SR UNSECURED 05/22 3.125	69,641.60	70,731.15
WELLPOINT INC SR UNSECURED 06/17 5.875	9,924.60	11,868.83
WELLPOINT INC SR UNSECURED 08/20 4.35	134,084.60	143,487.76
WELLPOINT INC SR UNSECURED 09/15 1.25	39,983.60	40,316.32
WELLPOINT INC MONTH END PRICE 60.9200	58,703.91	59,492.57
WELLS FARGO & CO 4.6% 4/01/21 MONTH END PRICE 114.5079	29,114.75	28,626.98
WELLS FARGO & CO 1 10/28/18 MONTH END PRICE 10.0000	13,779.11	13,000.00
WELLS FARGO & CO NEW MONTH END PRICE 34.1800	1,557,873.26	1,674,473.08
WELLS FARGO & CO PFD MONTH END PRICE 0.3100	0.01	0.08
WELLS FARGO + CO COMMON STOCK USD1.666	586,975.20	659,674.00
WELLS FARGO + CO COMMON STOCK USD1.666	738,954.52	904,061.00
WELLS FARGO + CO COMMON STOCK USD1.666	1,693,631.56	1,644,058.00
WELLS FARGO + CO COMMON STOCK USD1.666	3,550,044.31	3,949,943.34
WELLS FARGO + COMPANY SR UNSECURED 01/18 1.5	49,910.00	50,082.00
WELLS FARGO + COMPANY SR UNSECURED 03/22 3.5	105,930.00	106,665.20
WELLS FARGO + COMPANY SR UNSECURED 05/17 2.1	49,960.00	51,693.60
WELLS FARGO + COMPANY SR UNSECURED 06/16 VAR	500,703.28	518,929.92
WELLS FARGO 8.00% PFD MONTH END PRICE 29.3500	76,582.87	80,179.20
WELLS FARGO ADV GLOBAL MONTH END PRICE 7.5700	8,045.95	7,570.00
WELLS FARGO ADV LARGE CAP CORE INV MONTH END PRICE 9.7200	95.30	6,331.31
WELLS FARGO ADV MULTI MONTH END PRICE 16.1700	5,975.90	5,497.80
WELLS FARGO ADV UTILS MONTH END PRICE 11.1825	26,426.90	23,481.44
WELLS FARGO ADVANTAGE ABSOLUTE RET A MONTH END PRICE 10.3100	29,772.67	30,360.05
WELLS FARGO ADVANTAGE COMMON STK INV MONTH END PRICE 20.8900	12,265.09	13,017.46
WELLS FARGO ADVANTAGE DISCOVERY INV MONTH END PRICE 25.2500	54,508.69	60,640.17
WELLS FARGO ADVANTAGE DIVERSIFIED IN MONTH END PRICE 10.2500	2,633.92	1,899.12
WELLS FARGO ADVANTAGE ENTERPRISE INV MONTH END PRICE 37.1100	7,582.15	8,404.64
WELLS FARGO ADVANTAGE GRWTH FUND INV MONTH END PRICE 39.7600	112,062.11	131,760.47
WELLS FARGO ADVANTAGE INCOME PLUS AD MONTH END PRICE 12.1600	26,409.11	25,987.71
WELLS FARGO ADVANTAGE MONTH END PRICE 6.1000	23,172.58	26,824.05
WELLS FARGO ADVANTAGEASIA PAC MONTH END PRICE 10.4000	74,709.60	72,793.08
WELLS FARGO ADVTG PRECIOUS METALS A MONTH END PRICE 64.4000	94,644.35	78,022.85
WELLS FARGO ADVTG SPC MIDCAP VAL INV MONTH END PRICE 24.4000	47,189.43	54,272.09
WELLS FARGO ADVTG ST HI YLD BD INV MONTH END PRICE 8.3000	8,201.34	8,217.91
WELLS FARGO BK DECLARATION MUTUAL FUND	52,730,797.63	56,331,372.77
WELLS FARGO C&B LARGE CAP VALUE FD MONTH END PRICE 8.6500	11,581.14	13,232.69
WELLS FARGO C&B MID CAP VALUE FD INV MONTH END PRICE 18.7800	11,638.33	12,927.16
WELLS FARGO CAP XII 7.875% MONTH END PRICE 25.3300	12,746.79	12,665.00
WELLS FARGO CAPITAL X LIMITD GUARA 12/86 5.95	99,900.00	102,000.00
WELLS FARGO IX 5.625% 4/08/34 MONTH END PRICE 25.0800	8,570.60	8,778.00
WELLS FARGO L 7.5% PFD MONTH END PRICE 1,225.0000	5,058.20	6,125.00
WELLS FARGO MORTGAGE BACKED SE WFMBS 2004 Y 1A2	66,230.28	67,755.49
WESCO INTERNATIONAL INC MONTH END PRICE 67.4300	5,243.88	5,596.69
WESDOME GOLD MINES LTD MONTH END PRICE 0.8510	127.85	66.38
WEST CANYON ENERGY NEW MONTH END PRICE 0.0700	3,874.87	28.00
WEST COAST BANCP OR NEW MONTH END PRICE 22.1500	5,580.69	8,860.00
WEST MARINE INC COMMON STOCK USD.001	29,819.18	31,175.00
WEST PHARM SRVC INC MONTH END PRICE 54.7500	3,269.25	3,832.50
WESTAR ENERGY INC MONTH END PRICE 28.6200	15,197.99	16,021.18
WESTCORE FLEXIBLE INCOME FUND MONTH END PRICE 8.9400	60,000.00	62,073.29
WESTCORE INTL FRONTIER RETAIL MONTH END PRICE 17.9400	19,615.49	22,340.02
WESTCORE PLUS BOND FUND RETAIL MONTH END PRICE 11.2400	122,795.39	124,285.58
WESTCORE PLUS BOND INSTITUTIONAL MONTH END PRICE 11.1100	38,530.52	38,897.73

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
WESTCORE SELECT FUND MONTH END PRICE 16.6000	4,818.21	3,895.29
WESTCORE SMALL CAP VALUE RETAIL MONTH END PRICE 12.6500	27,400.00	27,662.41
WESTELL TECHNOLOGIES INC CL A MONTH END PRICE 1.8500	863.65	555.00
WESTERN ASSET CLAYMORE MONTH END PRICE 13.2000	19,248.67	19,537.95
WESTERN ASSET CORE PLUS BD FD FI MONTH END PRICE 11.6700	37,582.95	41,896.78
WESTERN ASSET EMERGING MKTS DEBT FD MONTH END PRICE 21.8000	69,125.07	76,317.34
WESTERN ASSET GLBL HIGH YLD BD FD A MONTH END PRICE 7.3300	442,061.10	469,442.59
WESTERN ASSET GLOBAL GOVERNMEN WESTERN ASSET GBL GOVT BD I	2,160,610.49	2,073,794.13
WESTERN ASSET GLOBAL HIGH INCOME MONTH END PRICE 13.7800	38,636.66	48,752.70
WESTERN ASSET GLOBAL PTNRS INCOME FD MONTH END PRICE 12.6499	51,149.72	52,989.01
WESTERN ASSET HIGH INCM FD II MONTH END PRICE 9.6600	36,315.51	36,017.70
WESTERN ASSET HIGH INCM OPP MONTH END PRICE 6.4400	26,086.20	26,718.63
WESTERN ASSET HIGH INCOME MONTH END PRICE 9.4067	19,174.89	18,137.32
WESTERN ASSET INVT GRADE DEF MONTH END PRICE 23.0500	11,406.01	12,163.13
WESTERN ASSET MANAGED HIGH MONTH END PRICE 6.1700	18,095.46	17,584.79
WESTERN ASSET MTG CA MONTH END PRICE 19.7700	50,169.48	41,145.24
WESTERN COPPER & GOLD F MONTH END PRICE 1.4200	413.19	142.00
WESTERN DIGITAL CORP COMMON STOCK USD.01	150,587.71	224,474.67
WESTERN DIGITAL CORP MONTH END PRICE 42.4900	24,611.11	29,370.29
WESTERN LITHIUM USA MONTH END PRICE 0.1360	6,246.95	652.80
WESTERN REFNG INC MONTH END PRICE 28.1900	184,501.65	340,438.06
WESTERN STD ENERGY NEW MONTH END PRICE 0.7000	14.00	4.90
WESTERN UNION CO COMMON STOCK USD.01	1,938,877.08	1,719,677.94
WESTERN UNION CO COMMON STOCK USD.01	208,142.06	193,248.39
WESTERN UNION COMPANY MONTH END PRICE 13.6100	110,737.44	113,306.83
WESTERN WIND ENERGY MONTH END PRICE 2.8200	5,026.56	5,076.00
WESTERNZAGROS RES LTD MONTH END PRICE 1.0800	7,557.80	10,800.00
WESTINGHOUSE SOLAR INC MONTH END PRICE 0.0450	8,980.81	104.04
WESTLAKE CHEMICAL CORP MONTH END PRICE 79.3000	19,030.48	21,411.00
WESTMORELAND COAL CO COMMON STOCK USD2.5	69,680.11	65,380.00
WESTPAC BANKING CORP COMMON STOCK NPV	163,176.66	199,570.40
WESTPAC BKG CORP 2.6000% 02/15/17 MONTH END PRICE 99.9664	45,000.00	44,984.88
WESTPAC BKG SPON ADR MONTH END PRICE 137.9100	12,007.42	14,789.22
WESTPORT INNOVATION NEW MONTH END PRICE 26.7100	525,098.88	445,148.86
WESTPORT INNOVATIONS INC COMMON STOCK NPV	62,107.08	56,064.29
WESTPORT SELECT CAP FUND CL R MONTH END PRICE 18.7200	2,568.49	2,364.94
WESTPORT SELECT CAP FUND CLASS I MONTH END PRICE 19.5400	29,670.72	25,160.33
WESTSHORE TERMS INVT CPF MONTH END PRICE 27.6399	25,366.27	44,223.84
WESTWOOD HOLDINGS GROUP INC COMMON STOCK USD.01	846,822.18	928,920.80
WET SEAL INC/THE CLASS A COMMON STOCK USD.1	510,770.75	474,444.00
WEYERHAEUSER CO 3/15/32 MONTH END PRICE 124.8967	5,566.40	6,244.84
WEYERHAEUSER CO REIT USD1.25	259,106.48	353,007.98
WEYERHAEUSER CO MONTH END PRICE 27.8200	205,695.67	239,374.93
WF ADVANTAGE GOVT SECURITIES INV MONTH END PRICE 11.1600	20,228.76	21,656.19
WF ADVANTAGE HIGH INCOME INV MONTH END PRICE 7.7600	40,596.74	40,507.61
WF ADVANTAGE INCOME PLUS INVESTOR CL MONTH END PRICE 12.1700	108,783.47	120,508.84
WF ADVANTAGE LARGE CAP GROWTH INV MONTH END PRICE 33.9500	28,058.30	36,374.06
WF ADVANTAGE OPPORTUNITY MONTH END PRICE 39.6700	221,238.12	234,976.72
WF ADVANTAGE SMALL CAP VALUE MONTH END PRICE 32.2900	31,684.96	33,888.52
WF ADVANTAGE ULTRA SHORT TERM INCOME MONTH END PRICE 8.5600	3,797.88	3,595.41
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2011 C2 XA 144A	27,683.41	23,306.01
WF RBS COMMERCIAL MORTGAGE TRU WFRBS 2012 C7 XA 144A	17,219.97	17,284.15
WFC 130119C00027500 MONTH END PRICE 670.0000	(467.29)	(670.00)
WFC 130119C00035000 MONTH END PRICE 45.0000	(356.63)	(675.00)

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
WFC 130119C00036000 MONTH END PRICE 18.0000	(744.46)	(108.00)
WFC 130216C00036000 MONTH END PRICE 41.0000	(125.77)	(123.00)
WFM 130119C00095500 MONTH END PRICE 52.0000	(102.29)	(52.00)
WGL HOLDINGS INC MONTH END PRICE 39.1900	19,713.65	19,360.35
WHIRLPOOL CORP COMMON STOCK USD1.	216,659.59	218,762.50
WHIRLPOOL CORP COMMON STOCK USD1.	108,178.81	184,371.00
WHIRLPOOL CORP MONTH END PRICE 101.7500	30,680.04	38,076.00
WHITBREAD PLC COMMON STOCK GBP.767974	102,882.46	150,616.01
WHITE OAK SELECT GROWTH FD MONTH END PRICE 43.6300	9,260.96	13,303.40
WHITEHALL ENTERPRISES MONTH END PRICE 0.0001	34,413.44	61.90
WHITING PETROLEUM CORP COMMON STOCK USD.001	89,484.78	91,077.00
WHITING PETROLEUM CORP COMMON STOCK USD.001	1,123,200.84	962,814.00
WHITING PETROLEUM CORP MONTH END PRICE 43.3700	61,935.81	51,827.15
WHITING USA TR I MONTH END PRICE 4.6400	125,614.32	79,033.12
WHITING USA TR II MONTH END PRICE 15.3300	56,256.95	45,990.00
WHOLE FOODS MARKET INC COMMON STOCK NPV	266,279.50	374,361.67
WHOLE FOODS MKT INC MONTH END PRICE 91.1600	640,599.01	726,618.13
WI TRON INC MONTH END PRICE 0.0004	2,484.63	13.20
WILDCAT SILVER CORP MONTH END PRICE 0.7923	4,212.78	1,584.60
WILEY (JOHN) + SONS CLASS A COMMON STOCK USD1.	218,493.53	228,791.61
WILEY JOHN & SON CL A MONTH END PRICE 38.9300	2,726.12	3,737.28
WILLAMETTE VLY VINEYARD MONTH END PRICE 3.6900	2,811.95	2,767.50
WILLIAM BLAIR EMERGING MKT GRWT CL N MONTH END PRICE 13.4000	393,567.44	313,751.39
WILLIAM BLAIR FDS MONTH END PRICE 11.2800	31,692.31	34,538.14
WILLIAM BLAIR INTL GRWTH FD N MONTH END PRICE 22.4300	282,182.79	295,632.16
WILLIAM BLAIR INTL SMCAP GROWTH CL I MONTH END PRICE 13.5800	50,491.58	48,786.07
WILLIAM BLAIR SMALL-CAP GROWTH FD N MONTH END PRICE 23.6800	120,518.16	123,903.30
WILLIAMS CO. INC. MONTH END PRICE 32.7400	44,713.77	48,719.91
WILLIAMS COMPANIES INC SR UNSECURED 01/31 7.5	1,897.85	2,500.46
WILLIAMS COS INC COMMON STOCK USD1.	297,907.36	517,848.58
WILLIAMS COS INC SR UNSECURED 03/32 8.75	26,555.40	27,722.66
WILLIAMS COS INC SR UNSECURED 06/31 7.75	32,321.25	49,759.48
WILLIAMS COS INC SR UNSECURED 09/21 7.875	90,872.98	100,491.22
WILLIAMS PARTNERS LP SR UNSECURED 03/20 5.25	40,673.60	46,078.08
WILLIAMS PARTNERS LP MONTH END PRICE 48.6600	35,326.04	30,312.99
WILLIAMS SONOMA INC COMMON STOCK USD.01	164,879.33	164,137.50
WILLIAMS SONOMA INC MONTH END PRICE 43.7700	547.25	569.01
WILLIS GROUP HOLDINGS PLC MONTH END PRICE 33.5300	3,578.95	3,353.00
WILLIS LEASE FINL CORP MONTH END PRICE 14.3100	2,547.53	2,862.00
WILLOW CREEK ENT NEW MONTH END PRICE 0.0070	2,431.30	35.00
WILMINGTON TR BK 1.8000% 07/22/13 MONTH END PRICE 1.0080	200,000.00	201,602.00
WILSHIRE 5000 INDEX FUND MONTH END PRICE 12.4300	193,926.39	227,333.86
WILSHIRE BANCORP INC COMMON STOCK NPV	199,710.39	200,754.00
WILSHIRE LG CO GROWTH—IVESTMNT MONTH END PRICE 34.7000	11,695.17	11,724.71
WIN 130119C00010000 MONTH END PRICE 3.0000	(481.19)	(27.00)
WINDSTREAM CORP 7.875%17 MONTH END PRICE 112.2500	5,481.50	5,612.50
WINDSTREAM CORP COMMON STOCK USD.0001	138,109.40	113,187.60
WINDSTREAM CORPORATION MONTH END PRICE 8.2800	277,829.67	208,175.22
WINTERGREEN FUND MONTH END PRICE 15.1000	208,179.63	245,950.25
WINTHROP REALTY TRUST REIT USD1.	142,188.34	142,545.00
WIPRO LTD ADR MONTH END PRICE 8.7600	4,090.85	2,917.08
WIRELESS RONIN TECHS NEW MONTH END PRICE 2.0000	2,677.74	240.00
WISCONSIN ENERGY CORP COMMON STOCK USD.01	122,749.02	198,253.00
WISCONSIN ENERGY CORP MONTH END PRICE 36.8500	20,070.98	18,056.50

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
WISDOM TREE DREYFUS MONTH END PRICE 22.7401	17,289.07	16,164.00
WISDOMTREE ASIA ETF LOCAL DEBT FUND MONTH END PRICE 52.5500	10,126.95	10,510.00
WISDOMTREE DIV TOP 100 MONTH END PRICE 55.5800	65,197.41	67,342.02
WISDOMTREE DREYFUS ETF EMERG CRRNCY MONTH END PRICE 21.0880	17,632.81	17,819.36
WISDOMTREE DREYFUS ETF MONTH END PRICE 21.4800	6,519.79	5,370.00
WISDOMTREE EMERGING MONTH END PRICE 53.4600	39,642.40	40,829.45
WISDOMTREE EUR HI YLD EQ MONTH END PRICE 43.2650	4,118.95	4,326.50
WISDOMTREE HI YIELD EQTY MONTH END PRICE 45.7995	84,819.53	85,270.50
WISDOMTREE INDIA EARNING MONTH END PRICE 19.3700	15,763.45	15,467.50
WISDOMTREE INTL LRGCP DV MONTH END PRICE 44.9300	4,202.55	4,493.00
WISDOMTREE INTL MDCP DIV MONTH END PRICE 50.2900	24.15	24.37
WISDOMTREE INTL SMCP DIV MONTH END PRICE 52.1300	659,528.69	705,060.85
WISDOMTREE INVESTMENTS MONTH END PRICE 6.1200	17,380.30	14,688.00
WISDOMTREE JAP SMCAP DIV MONTH END PRICE 43.7000	62,427.71	63,843.34
WISDOMTREE JAPAN HI YLD EQ MONTH END PRICE 52.9399	8,377.71	8,388.62
WISDOMTREE JAPAN TOT DIV MONTH END PRICE 36.8800	11,097.05	11,395.92
WISDOMTREE LARGECAP DIV MONTH END PRICE 53.6400	81,612.70	83,852.57
WISDOMTREE SMALLCAP DIV MONTH END PRICE 50.9500	23,888.70	26,728.20
WISDOMTREE TR MONTH END PRICE 21.0855	25,538.60	23,194.05
WISDOMTREE TRUST MONTH END PRICE 18.9100	22,138.65	15,976.69
WISDOMTREE TRUST MONTH END PRICE 25.5300	177,889.63	177,714.33
WISDOMTREE TRUST MONTH END PRICE 29.9700	35,739.01	38,736.53
WISDOMTREE TRUST MONTH END PRICE 49.4400	41,882.90	43,866.18
WISDOMTREE TRUST MONTH END PRICE 57.1900	12,979,425.18	13,375,045.31
WISDOMTREE X-JAP HI YLD MONTH END PRICE 58.1700	136.32	140.24
WISDOMTREE X-JAP TOT DIV MONTH END PRICE 69.0599	2,173.81	2,491.41
WITS BASIN PRECIOUS METL MONTH END PRICE 0.0580	1,906.69	1,740.00
WLT 130316C00032500 MONTH END PRICE 585.0000	(656.76)	(1,755.00)
WLT 130316C00037500 MONTH END PRICE 340.0000	(1,047.70)	(1,020.00)
WM 130119C00033000 MONTH END PRICE 95.0000	(89.29)	(95.00)
WMI HOLDINGS CORP MONTH END PRICE 0.8400	37,743.02	409,655.40
WMS INDUSTRIES INC COMMON STOCK USD.5	692,592.83	580,125.00
WMT 130216C00070000 MONTH END PRICE 84.0000	(82.29)	(84.00)
WOLSELEY PLC COMMON STOCK GBP.045455	614,896.99	645,614.89
WOLVERINE WORLD WIDE INC COMMON STOCK USD1.	640,687.02	602,406.00
WOLVERINE WORLD WIDE INC MONTH END PRICE 40.9800	15,459.22	14,778.81
WONDER AUTO TECHNOLOGY INC MONTH END PRICE 0.0000	404.62	—
WOOD GROUP (JOHN) PLC COMMON STOCK GBP.042857	396,326.44	353,453.68
WOODWARD GOVERNOR CO MONTH END PRICE 38.1300	2,616.55	2,669.10
WOOLWORTHS LTD ORD MONTH END PRICE 30.4506	8,163.41	9,135.18
WOORI FINANCE HLDGS ADR MONTH END PRICE 33.3500	1,377.75	1,334.00
WORDLOGIG CORP MONTH END PRICE 0.0700	46,686.45	3,850.00
WORKDAY INC CLASS A COMMON STOCK USD.001	127,591.92	139,138.50
WORKDAY INC MONTH END PRICE 54.5000	3,961.71	4,087.50
WORLD FUEL SERVICES CORPORATION MONTH END PRICE 41.1700	11.68	11.98
WORLD HEALTH ALTERNATIVE MONTH END PRICE 0.0004	1,925.86	0.52
WORLD HOCKEY ASSN NEW MONTH END PRICE 0.0000	4,613.85	—
WORLD MOTO INC MONTH END PRICE 0.1747	825.95	1,048.20
WORLD SURVEILLANCE GROUP MONTH END PRICE 0.0133	347.99	17.74
WORLD WRESTLING FEDN A MONTH END PRICE 7.8900	4,945.56	2,660.58
WORLDGATE COMMUNS INC MONTH END PRICE 0.0006	16,309.62	12.00
WORLDSPACE INC MONTH END PRICE 0.0050	1,037.90	27.50
WORTHINGTON ENERGY NEW MONTH END PRICE 0.0200	42,516.75	14.64
WORTHINGTON INDS INC MONTH END PRICE 25.9900	3,875.21	5,414.34

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
WPP PLC COMMON STOCK GBP.1	671,196.82	835,340.64
WPX ENERGY INC COMMON STOCK	50,545.97	68,031.36
WPX ENERGY INC SR UNSECURED 01/22 6.	10,000.00	10,775.00
WPX ENERGY INC MONTH END PRICE 14.8800	4,444.25	4,449.12
WRAPMAIL INC MONTH END PRICE 0.0210	1,286.95	840.00
WSFS FINANCIAL CORP COMMON STOCK USD.01	110,564.70	114,075.00
WUXI PHARMATECH ADR MONTH END PRICE 15.7500	3,209.71	3,150.00
WW GRAINGER INC COMMON STOCK USD.5	93,359.14	275,223.20
WY 130119C00025000 MONTH END PRICE 291.0000	(616.22)	(2,619.00)
WYETH LLC COMPANY GUAR 04/37 5.95	9,932.10	13,339.66
WYNCREST GROUP INC NEW MONTH END PRICE 0.0001	4,025.90	16.00
WYNDHAM WORLDWIDE CORP COMMON STOCK USD.01	126,280.84	181,126.84
WYNDHAM WORLDWIDE CORP MONTH END PRICE 53.2100	4,027.35	5,321.00
WYNN 130119C00117500 MONTH END PRICE 100.0000	(207.53)	(200.00)
WYNN RESORTS LTD COMMON STOCK USD.01	287,488.84	286,849.50
WYNN RESORTS LTD COMMON STOCK USD.01	101,634.92	202,706.98
WYNN RESORTS MONTH END PRICE 112.4900	210,456.04	210,297.85
X 140118C00030000 MONTH END PRICE 178.0000	(252.29)	(178.00)
XCEL ENERGY INC COMMON STOCK USD2.5	263,782.88	306,497.25
XCEL ENERGY INC MONTH END PRICE 26.7100	135,670.22	154,722.05
XCELLINK INTERNATION MONTH END PRICE 0.0005	418.17	0.50
XCELMOBILITY INC MONTH END PRICE 0.1000	906.95	100.00
XENACARE HOLDINGS IN MONTH END PRICE 0.0060	13,296.43	262.20
XENONICS HOLDINGS INC MONTH END PRICE 0.1500	37,394.21	1,910.40
XENOPORT INC COMMON STOCK USD.001	19,821.65	19,425.00
XENOPORT INC MONTH END PRICE 7.7700	6,711.46	7,770.00
XEROX CORP COMMON STOCK USD1.	366,506.10	210,008.26
XEROX CORP MONTH END PRICE 6.8200	175,134.15	143,685.75
XG TECHNOLOGY INC MONTH END PRICE 0.2250	227,698.98	72,632.48
XILINX INC COMMON STOCK USD.01	1,054,319.74	1,127,260.00
XILINX INC COMMON STOCK USD.01	215,839.07	216,225.70
XILINX INC MONTH END PRICE 35.8610	35,295.50	37,572.68
XINDE TECHNOLOGY CO NEW MONTH END PRICE 0.4000	5,602.70	145.60
XINYUAN REAL ESTATE ADR MONTH END PRICE 3.5800	6,119.50	6,623.00
XL GROUP PLC COMMON STOCK USD.01	282,447.02	181,409.34
XL GROUP PLC MONTH END PRICE 25.0600	4,668.42	5,638.50
XLU 130119C00037000 MONTH END PRICE 3.0000	(155.77)	(9.00)
XO GROUP INC COMMON STOCK USD.01	69,898.32	72,540.00
XO GROUP INC MONTH END PRICE 9.3000	1,920.47	744.00
XOM 130119C00095000 MONTH END PRICE 2.0000	(446.76)	(6.00)
XOMA CORP MONTH END PRICE 2.4000	8,363.73	7,327.20
XPO LOGISTICS INC MONTH END PRICE 17.3800	31,466.76	34,238.60
XSTRATA FINANCE CANADA COMPANY GUAR 144A 10/15 1.8	140,090.30	140,760.20
XSTRATA FINANCE CANADA COMPANY GUAR 144A 10/17 2.45	139,728.80	141,357.16
XSUNX INC MONTH END PRICE 0.0109	584,386.69	68,437.93
XTRA-GOLD RES NEW ORD F MONTH END PRICE 0.7900	2,189.96	790.00
XTREME OIL AND GAS INC MONTH END PRICE 0.0399	75.68	0.08
XYBERNAUT CORP MONTH END PRICE 0.0000	32,422.69	—
XYLEM INC COMMON STOCK	1,072,416.01	1,135,490.00
XYLEM INC COMMON STOCK	73,448.10	114,416.20
XYLEM INC MONTH END PRICE 27.1000	29,392.71	29,810.00
Y R C WORLDWIDE INC NEW MONTH END PRICE 6.7500	68,715.99	23,368.50
YACKTMAN FOCUSED SERVICE CL MONTH END PRICE 20.5200	15,832,072.69	16,209,143.36
YACKTMAN FUND SERVICE CL MONTH END PRICE 19.1200	1,090,766.28	1,258,438.23

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
YAHOO INC COMMON STOCK USD.001	965,103.26	487,370.90
YAHOO! INC MONTH END PRICE 19.9000	251,642.93	284,510.30
YAMAGUCHI FINANCIAL GROUP IN COMMON STOCK	173,308.93	185,537.79
YAMANA GOLD INC MONTH END PRICE 17.2100	452,899.95	507,832.68
YANDEX N V CL A F MONTH END PRICE 21.5400	60,331.04	53,850.00
YANKEE CANDLE 9.75% 2/15/17 MONTH END PRICE 104.1250	25,888.54	26,031.25
YANZHOU COAL MNG CO ADR MONTH END PRICE 17.0800	4,895.95	5,124.00
YARA INTERNATIONAL ASA COMMON STOCK NOK1.7	6,311.35	6,254.17
YARA INTL ASA ADR MONTH END PRICE 49.7400	9,366.95	9,948.00
YATERRA VENTURES COR MONTH END PRICE 0.0010	15,973.93	1,000.00
YELLOW MEDIA LTD F MONTH END PRICE 6.7515	31,815.94	3,483.77
YELLOW MEDIA LTD 22WTSF EXP 12/20/22 MONTH END PRICE 1.4815	922.01	435.56
YELLOWJACKET RES LTD F MONTH END PRICE 0.0578	1,358.85	616.49
YELP INC CLASS A MONTH END PRICE 18.8500	4,976.21	4,712.50
YELP INC COMMON STOCK USD.000001	363,199.63	296,095.80
YHOO 130216C00020000 MONTH END PRICE 74.0000	(161.77)	(222.00)
YINGLI GREEN ENERGY ADR MONTH END PRICE 2.3500	26,476.71	13,528.95
YOHO INC MONTH END PRICE 2.8460	19,849.37	9,391.80
YOKOGAWA ELECTRIC CORP COMMON STOCK	962,969.00	1,292,358.94
YONGYE INTERNATIONAL MONTH END PRICE 5.8300	4,068.18	5,830.00
YORA INTL INC NEW MONTH END PRICE 0.0000	2,272.10	—
YORK WATER CO COMMON STOCK NPV	81,410.39	82,579.00
YOUKU.COM INC ADR F MONTH END PRICE 18.2400	137,354.21	162,336.00
YTB INTERNATIONAL CL XXX MONTH END PRICE 0.0052	43.70	0.11
YTB INTL INC MONTH END PRICE 0.0052	100,223.61	2,632.23
YUE YUEN INDUSTRIAL HLDG COMMON STOCK HKD.25	487,264.29	518,876.37
YUHE INTL INC MONTH END PRICE 0.1300	59,791.81	1,121.90
YUKON GOLD CORP INC NEW MONTH END PRICE 0.0110	7,365.85	37.40
YUM 130119C00070000 MONTH END PRICE 32.0000	(794.23)	(160.00)
YUM BRANDS INC COMMON STOCK NPV	1,301,636.41	1,604,224.00
YUM BRANDS INC COMMON STOCK NPV	185,505.21	709,882.40
YUM BRANDS INC MONTH END PRICE 66.4000	817,842.87	850,669.06
YY INC ADR MONTH END PRICE 14.2600	126,960.65	142,600.00
Z 130119P00030000 MONTH END PRICE 310.0000	1,410.75	1,550.00
ZAGG INCORPORATED MONTH END PRICE 7.3600	7,079.41	5,888.00
ZALE CORPORATION NEW MONTH END PRICE 4.1100	1,019.45	924.75
ZALICUS INC MONTH END PRICE 0.6500	74,817.32	61,815.00
ZAP NEW MONTH END PRICE 0.0790	17,592.55	1,307.45
ZAZA ENERGY CORP MONTH END PRICE 2.0500	39,127.00	22,550.00
ZEBRA TECH CORPCL A MONTH END PRICE 39.3100	449.94	746.89
ZELTIQ AESTHETICS MONTH END PRICE 4.6300	865.77	463.00
ZENERGY INTL INC MONTH END PRICE 0.0002	302.98	2.00
ZEONS CORP MONTH END PRICE 0.7500	42.55	638.25
ZEVOTEK INC NEW MONTH END PRICE 0.1200	6.30	0.12
ZHONGPIN INC MONTH END PRICE 12.8400	27,312.62	23,343.12
ZILLOW INC CL A MONTH END PRICE 27.7500	66,741.92	57,609.00
ZIMMER HOLDINGS INC COMMON STOCK USD.01	107,712.82	108,655.80
ZIMMER HOLDINGS INC COMMON STOCK USD.01	163,552.62	277,838.88
ZIMMER HOLDINGS INC MONTH END PRICE 66.6600	46,673.44	58,368.75
ZION OIL & GAS INC 12 WT MONTH END PRICE 0.0045	74.74	0.57
ZION OIL & GAS INC MONTH END PRICE 1.7699	90,552.28	46,380.23
ZIONS BANCORP C 9.50% MONTH END PRICE 25.8800	5,863.68	5,823.00
ZIONS BANCORPORATION COMMON STOCK NPV	174,784.06	91,656.20
ZIOPHARM ONCOLOGY MONTH END PRICE 4.1600	11,688.93	9,984.00

Identity of Issue/Description of Investment (a)(b)(c)	Historical Cost (d)	Current Value (e)
ZIPCAR INC MONTH END PRICE 8.2400	99,091.60	62,970.08
ZIXIT CORP MONTH END PRICE 2.7900	13,666.94	12,834.00
ZOLTEK COMPANIES MONTH END PRICE 7.7500	33,960.56	26,884.75
ZOOM TECHNOLOGIES NEW MONTH END PRICE 0.5500	2,101.80	275.00
ZST DIGITAL NETWORKS MONTH END PRICE 2.0000	5,731.41	1,960.00
ZUMIEZ INC MONTH END PRICE 19.4100	3,323.69	1,941.00
ZURICH INSURANCE GP ADRF MONTH END PRICE 26.8000	3,501.95	4,020.00
ZURICH INSURANCE GROUP AG COMMON STOCK CHF.1	600,859.40	721,957.48
ZURICH INSURANCE GROUP AG COMMON STOCK CHF.1	452,319.75	493,070.21
ZWEIG TOTAL RTN FUND NEW MONTH END PRICE 12.3100	126,049.31	95,486.72
ZYGO CORP MONTH END PRICE 15.7000	8,858.19	15,700.00
ZYNGA INC MONTH END PRICE 2.3600	119,774.83	75,166.00

	$3,396,139,681.37	$3,631,598,919.43

*	Represents a party-in-interest to the Plan.

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

United Airlines Pilot Directed Account Plan

Date: June 25, 2013	/s/ Chris Kenny
Chris Kenny Vice President and Controller

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Independent Registered Public Accounting Firm